   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 2000


                                                       REGISTRATION NO. 333-XXXX

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT

                                     UNDER

                     THE SECURITIES ACT OF 1933, AS AMENDED
                            ------------------------

                          ICO-TELEDESIC GLOBAL LIMITED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                         DELAWARE                                                      4899
              (STATE OR OTHER JURISDICTION OR                              (PRIMARY STANDARD INDUSTRIAL
              INCORPORATION OR ORGANIZATION)                                   CLASSIFICATION CODE)


                              2300 CARILLON POINT
                           KIRKLAND, WASHINGTON 98033

                                 (425)828-8016

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                             C. JAMES JUDSON, ESQ.


                              2300 CARILLON POINT


                           KIRKLAND, WASHINGTON 98033


                                 (425) 828-8499


 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)



                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                         DELAWARE                                                      4899
              (STATE OR OTHER JURISDICTION OR                              (PRIMARY STANDARD INDUSTRIAL
              INCORPORATION OR ORGANIZATION)                                   CLASSIFICATION CODE)


                               COMMONWEALTH HOUSE

                                2 CHALKHILL ROAD

                           HAMMERSMITH, LONDON W68DW
                                    ENGLAND

                              011-44-20-8600-1014

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             C. JAMES JUDSON, ESQ.
                              2300 CARILLON POINT
                           KIRKLAND, WASHINGTON 98033

                                 (425) 828-8016

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)
                            ------------------------

    IT IS RESPECTFULLY REQUESTED THAT THE COMMISSION SEND COPIES OF ALL NOTICES,
                         ORDERS AND COMMUNICATIONS TO:


      MICHAEL MCARTHUR-PHILLIPS                    WILLIAM A. GROLL                      LINDA A. SCHOEMAKER
          BENJAMIN G. WOLFF                         DANIEL EPSTEIN                         S. PAUL SASSALOS
      DAVIS WRIGHT TREMAINE LLP                CLEARY, GOTTLIEB, STEEN                     PERKINS COIE LLP
              24TH FLOOR                              & HAMILTON                          1201 THIRD AVENUE
        1300 S.W. FIFTH AVENUE                    ONE LIBERTY PLAZA                           40TH FLOOR
        PORTLAND, OREGON 97204              NEW YORK, NEW YORK 10006-1470             SEATTLE, WASHINGTON 98101
            (503) 241-2300                          (212) 225-2474                          (206) 583-8888



APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this registration statement becomes effective.



    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration number of the same offering. [ ] ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration number of the same offering. [ ] ____________

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS                                                 PROPOSED MAXIMUM        PROPOSED MAXIMUM
OF SECURITIES TO                              AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING
BE REGISTERED                                REGISTERED(1)              PER UNIT                PRICE(2)
---------------------------------------------------------------------------------------------------------------
Class A Common Stock...................        95,245,739            Not Applicable
Class B Common Stock...................        48,500,000            Not Applicable
     Total.............................       143,745,739                                     $445,189,506
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------
TITLE OF EACH CLASS
OF SECURITIES TO                               AMOUNT OF
BE REGISTERED                               REGISTRATION FEE
---------------------------------------------------------------------------------------
Class A Common Stock...................
Class B Common Stock...................
     Total.............................       $117,530,000
--------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------


(1) Represents the maximum number of shares of New ICO Global Communications (Holdings) Limited ("New ICO") common stock issuable upon completion of the mergers described in this document, assuming the conversion of each outstanding share of common stock (or common stock equivalent) of ICO-Teledesic Global Limited ("ITGL") into 0.97 shares of New ICO common stock and the conversion of each outstanding share of common stock (or common stock equivalent) of Teledesic Corporation ("Teledesic") into 0.80025 shares of New ICO common stock. Includes the maximum number of shares of ITGL common stock issuable upon completion of the Teledesic Merger.

(2) Pursuant to Rule 457(f) under the Securities Act of 1933 and solely for the purpose of calculating the registration fee, the proposed maximum aggregate
    offering price is based upon the book value, as of [September   , 2000] of
    the             shares of ITGL common stock (or common stock equivalent) to be exchanged in the New ICO merger and the book value, as of the same date
    of the             shares of Teledesic common stock (or common stock
    equivalent) to be exchanged in the Teledesic merger.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          ICO-TELEDESIC GLOBAL LIMITED


              [TELEDESIC LOGO]                                  [ICO LOGO]

                                            , 2000

Dear Stockholders:

     We are pleased to announce the proposed mergers of ICO-Teledesic Global Limited with New ICO Global Communications (Holdings) Limited and with Teledesic Corporation. We are excited about the business opportunities presented by an entity that combines these three companies.

     Upon the closing of the mergers, you will own stock in a holding company that will be named [Parent] that will own the businesses of New ICO and Teledesic.

     A special committee of independent directors of Teledesic approved the Teledesic merger and a special committee of independent directors of New ICO approved the New ICO merger. Each special committee unanimously recommended to its board of directors that its merger be approved. The board of directors of each of ICO-Teledesic Global Limited, New ICO Global Communications (Holdings) Limited and Teledesic Corporation has approved the mergers and recommends that you vote "FOR" the approval of the merger agreement applicable to your Company.

     Neither of the mergers will close unless the other merger closes. The proposed mergers cannot be completed unless we obtain necessary governmental and stockholder approvals.

     Your vote is very important. We urge you to read this document to learn about the mergers and to vote "FOR" the merger of your company. If you plan to attend the special stockholders' meetings, we look forward to seeing you there. If you do not plan to attend or if you plan on attending but prefer to submit a proxy in advance, please sign the enclosed proxy and return it as instructed.

     Please pay particular attention to the discussion of "Risk Factors" beginning on page 13 for a discussion of the risks relating to the mergers and to the ownership of the shares to be issued in the mergers.

Greg Clarke, CEO                Russ Daggatt, Acting CEO        Bill Owens, Co-CEO
ICO-Teledesic Global Limited    New ICO Global                  Teledesic Corporation
                                Communications
                                (Holdings) Limited

     Neither the Securities and Exchange Commission nor any foreign or state securities regulator has approved the mergers described in this document or approved or disapproved of the securities to be issued under this document or determined if the document is truthful or complete or if the merger consideration to be issued is fair. Any representation to the contrary is a criminal offense.

     This document is dated                , 2000, and is first being mailed to
ITGL, New ICO and Teledesic stockholders on or about             , 2000.

                          ICO-TELEDESIC GLOBAL LIMITED
                              2300 CARILLON POINT
                           KIRKLAND, WASHINGTON 98033
                            ------------------------

                    NOTICE OF SPECIAL STOCKHOLDERS' MEETING
                      TO BE HELD ON                , 2000

To the Stockholders of ICO-Teledesic Global Limited:

     Notice is hereby given that a special meeting of the stockholders of
ICO-Teledesic Global Limited will be held on             , 2000, at [Time],
local time, at [location] to:

     1. Consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of August 11, 2000 between ITGL and New ICO Global Communications (Holdings) Limited.

     2. Transact other business that may properly come before the special stockholders' meeting and any postponement or adjournment of the special stockholders' meeting.

     The board of directors of ITGL has fixed the close of business on
               , 2000 as the record date for determination of stockholders of ITGL entitled to notice of, and to vote at, the special stockholders' meeting and any postponement or adjournment of the special stockholders' meeting.

     Your vote is important. Whether or not you plan to attend the special stockholders' meeting, we urge you to complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by delivering to ICO-Teledesic Global Limited at 2300 Carillon Point, Kirkland, Washington 98033, a written notice of your revocation or a duly executed, later-dated proxy or by attending the special stockholders' meeting and voting in person. Executed proxies with no instructions indicated will be voted "For" the approval and adoption of the merger agreement. If you fail to return a properly executed proxy card or to vote in person at the special stockholders' meeting, the effect will be the same as a vote against the merger.

     The board of directors of ITGL recommends that stockholders of ITGL vote "FOR" the approval and adoption of the merger agreement.

                                          By Order of the Board of Directors

                                          C. James Judson
                                          Secretary

Kirkland, Washington
[Date]

                                   [ICO LOGO]

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                               COMMONWEALTH HOUSE
                                2 CHALKHILL ROAD
                           HAMMERSMITH, LONDON W6 8DW
                                    ENGLAND
                            ------------------------

                    NOTICE OF SPECIAL STOCKHOLDERS' MEETING
                      TO BE HELD ON                , 2000

To the Stockholders of New ICO Global Communications (Holdings) Limited:

     Notice is hereby given that a special meeting of stockholders of New ICO
Global Communications (Holdings) Limited will be held on             , 2000, at
[Time], local time, at [location] to:

     1. Consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 11, 2000 between New ICO and ICO-Teledesic Global Limited.

     2. Transact other business that may properly come before the special stockholders' meeting and any postponement or adjournment of the special stockholders' meeting.

     The board of directors of New ICO has fixed the close of business on
               , 2000 as the record date for determination of stockholders of New ICO entitled to notice of, and to vote at, the special stockholders' meeting and any postponement or adjournment of the special stockholders' meeting.

     Your vote is important. Whether or not you plan to attend the special stockholders' meeting, we urge you to complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by delivering to New ICO at Commonwealth House, 2 Chalkhill Road, Hammersmith, London W6 8DW, England, or at Broadband Center, 1445 120th Avenue NE, Bellevue, Washington 98005, a written notice of your revocation or a duly executed, later-dated proxy or by attending the special stockholders' meeting and voting in person. Executed proxies with no instructions indicated will be voted "For" the approval and adoption of the merger agreement. If you fail to return a properly executed proxy card or to vote in person at the special stockholders' meeting, the effect will be the same as a vote against the merger.

     The board of directors of New ICO recommends that stockholders of New ICO vote "FOR" the approval and adoption of the merger agreement.

                                          By Order of the Board of Directors

                                          Barbara Worlein
                                          Corporate Secretary

Bellevue, Washington
[DATE]

                                [TELEDESIC LOGO]

                             TELEDESIC CORPORATION
                                BROADBAND CENTER
                              1445 120TH AVENUE NE
                           BELLEVUE, WASHINGTON 98005
                            ------------------------

                    NOTICE OF SPECIAL STOCKHOLDERS' MEETING
                      TO BE HELD ON                , 2000

To the Stockholders of Teledesic Corporation:

     Notice is hereby given that a special meeting of the stockholders of
Teledesic Corporation will be held on                     , 2000, at [TIME],
local time, at [LOCATION] to:

     1. Consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated May 12, 2000, as amended on August 15, 2000, among Teledesic, New Satco Holdings Merger Sub, Inc. and ICO-Teledesic Global Limited.

     2. Transact other business that may properly come before the special stockholders' meeting and any postponement or adjournment of the special stockholders' meeting.

     The board of directors of Teledesic has fixed the close of business on
               , 2000 as the record date for determination of stockholders of Teledesic entitled to notice of, and to vote at, the special stockholders' meeting and any postponement or adjournment of the special stockholders' meeting.

     Your vote is important. Whether or not you plan to attend the special stockholders' meeting, we urge you to complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by delivering to Teledesic Corporation at Broadband Center, 1445 120th Avenue NE, Bellevue, Washington 98005, a written notice of your revocation or a duly executed, later-dated proxy or by attending the special stockholders' meeting and voting in person. Executed proxies with no instructions indicated will be voted "For" the approval and adoption of the merger agreement. If you fail to return a properly executed proxy card or to vote in person at the special stockholders' meeting, the effect will be the same as a vote against the merger.

     The board of directors of Teledesic recommends that stockholders of Teledesic vote "FOR" the approval and adoption of the merger agreement.

                                          By Order of the Board of Directors

                                          Barbara Worlein
                                          Corporate Secretary

Bellevue, Washington
[DATE]

                        JOINT PROXY STATEMENT/PROSPECTUS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers about the Mergers.....................  iii
Summary.....................................................    1
  Selected Financial Data...................................    6
  Selected Historical Financial Data -- ITGL and New ICO....    7
  Selected Historical Financial Data -- OLD ICO.............    8
  Selected Historical Financial Data -- Teledesic...........   10
  Selected Unaudited Pro Forma Condensed Combined Financial
     Data of Parent.........................................   11
  Comparative Per Share Data................................   12
Risk Factors................................................   13
  Business Risks............................................   15
  Competitive Risks.........................................   20
  Regulatory Risks..........................................   21
  Other Risks...............................................   23
ITGL Special Stockholders' Meeting..........................   24
New ICO Special Stockholders' Meeting.......................   26
Teledesic Special Stockholders' Meeting.....................   28
The New ICO Merger..........................................   30
  Background of the Merger..................................   30
  ITGL's Reasons for the New ICO Merger.....................   33
  New ICO's Reasons for the New ICO Merger..................   34
  Opinion of New ICO Financial Advisor Regarding the New ICO
     Merger.................................................   36
  The New ICO Merger Agreement..............................   40
The Teledesic Merger........................................   45
  Background of the Teledesic Merger........................   45
  ITGL's Reasons for the Teledesic Merger...................   50
  Teledesic's Reasons for the Teledesic Merger..............   50
  Opinion of Teledesic's Financial Advisor..................   52
  The Teledesic Merger Agreement............................   57
Interests of Certain Persons in the Mergers.................   61
Accounting Treatment........................................   64
Certain Material Federal Income Tax Consequences............   65
Regulatory Approvals........................................   67
Appraisal Rights............................................   68
Federal Securities Law Consequences.........................   70
Unaudited Pro Forma Combined Financial Information..........   72
Management's Discussion and Analysis of Results of
  Operations and Financial Condition of Old ICO, New ICO and
  ITGL......................................................   77
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Teledesic....................   84
Business of Parent Following the Mergers....................   91
Business of ITGL............................................   92
Business of New ICO.........................................   92
Business of Teledesic.......................................  112
Executive Officers and Directors of Parent..................  124
Parent Executive Compensation...............................  127

                                                              PAGE
                                                              ----
Information on the Board of Directors of Parent and Its
  Committees................................................  128
Principal Stockholders of ITGL..............................  129
Principal Stockholders of New ICO...........................  131
Principal Stockholders of Teledesic.........................  134
Parent Capital Stock........................................  137
Issuance of Parent Preferred Shares in Exchange for
  Teledesic Holdings Capital Shares.........................  138
Comparison of Rights of Stockholders of ITGL, New ICO and
  Teledesic.................................................  138
Legal Matters...............................................  142
Experts.....................................................  142
Other Matters...............................................  142
Where you can find more information.........................  142
Index to Financial Statements...............................  F-1

Appendix A  Agreement and Plan of Merger (New ICO)
Appendix B  Agreement and Plan of Merger (Teledesic)
Appendix C  First Amendment to Agreement and Plan of Merger (Teledesic)
Appendix D  Fairness Opinion of Lehman Brothers
Appendix E  Opinion of Jefferies & Company, Inc.
Appendix F  Delaware Appraisal Rights Statute
Appendix G  Certificate of Designation of Series A and Series B
              Preferred Stock (Parent)
Appendix H  Certificate of Incorporation (Parent)
Appendix I  Restated Bylaws (Parent)

                    QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q: PLEASE DESCRIBE THE MERGERS

A: New ICO will transfer its assets and liabilities to a newly created wholly owned subsidiary. ITGL will merge with New ICO, which will change its corporate name to a new name that has not yet been selected. We refer to the renamed New ICO as Parent. We refer to this merger as the New ICO merger.

   Concurrently, Teledesic will merge with a different newly created wholly owned subsidiary of New ICO. We refer to this merger as the Teledesic merger.

   If the mergers are completed, Parent will be a holding company that will own the businesses of New ICO and Teledesic through two subsidiaries.

     Set forth below is a diagram showing how the mergers will occur.

                                 Teledisc Chart

Q: WHAT WILL I RECEIVE IN THE MERGERS FOR EACH SHARE THAT I CURRENTLY HOLD?

A:ITGL Stockholders

   - Class A common stock: 0.97 shares of Parent Class A common stock.

   - Class B common stock: 0.97 shares of Parent Class B common stock.

   Teledesic Stockholders

   - Class A, Class B and Class C common stock: 0.80025 shares of Parent Class A common stock.

   New ICO Stockholders

   - All Holders of New ICO Class A common stock except ITGL will retain their shares. These shares will represent shares of Parent after New ICO changes its name.

   - All currently outstanding shares of New ICO Class B common stock, all of which are held by ITGL, will be cancelled.

Q: ARE THE MERGERS DEPENDENT ON EACH OTHER?

A: Yes. The closing of each merger is dependent upon the concurrent closing of the other merger. The New ICO merger will be effective immediately prior to the Teledesic merger.

Q: WILL I RECOGNIZE ANY INCOME TAX GAIN OR LOSS ON THE MERGERS?

A: ITGL, New ICO and Teledesic stockholders will not recognize gain or loss for U.S. federal income tax purposes if the mergers are completed, except that stockholders will recognize gain or loss with respect to cash received as a result of the exercise of appraisal rights. However, each of you is urged to consult with your own tax advisor to determine your particular tax consequences under federal and state law.

Q: WILL I BE ABLE TO SELL THE SHARES I RECEIVE IN THE MERGERS?

A: Stockholders of ITGL and Teledesic may resell the shares of Parent common stock they receive in the mergers immediately after the mergers are completed, although no established trading market is expected to develop because the Parent common stock will not then be listed on any exchange or on the Nasdaq Stock Market. Under the plan of reorganization of ICO Global Communication (Holdings) Limited ("Old ICO"), New ICO is obligated, and by virtue of the New ICO merger, Parent will become obligated, contractually to use its reasonable best efforts to cause the shares of common stock held by its original stockholders to be listed by March 31, 2001 on the Nasdaq Stock Market or a national securities exchange.

   Affiliates of ITGL, New ICO and Teledesic are subject to certain restrictions on the resale of their shares of Parent common stock, as are stockholders who have agreed to be bound by the terms of a stockholders' agreement.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document, please complete and sign your proxy card. Mail your signed proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the appropriate special stockholders' meeting and will be voted as you wish.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A: Yes, you can change your vote at any time before your proxy is actually voted. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the address shown for your company below. Third, you can attend your special stockholders' meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the mergers are completed, Parent will send written instructions to ITGL and Teledesic.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: Yes. You have the right to seek an appraisal of the fair value of your shares in the Delaware Court of Chancery if you do not wish to accept the merger consideration or oppose the merger. To do so, you must make a written demand on your company before its special stockholders' meeting and follow certain procedures.

Q: WHEN DO YOU EXPECT THE MERGERS TO BE COMPLETED?

A: We expect the mergers to be completed in the fourth quarter of this year.

Q: WHEN AND WHERE ARE THE MEETINGS OF STOCKHOLDERS TO BE HELD?

A: The ITGL meeting will be held on [DATE] at [TIME] at [PLACE].
   The New ICO meeting will be held on [DATE] at [TIME] at [PLACE]. The Teledesic meeting will be held on [DATE] at [TIME] at [PLACE].

Q: WHO DO I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE MEETINGS OR THE MERGERS OR
   WANT TO CHANGE MY VOTE?

A:   ICO-Teledesic Global Limited    New ICO Global Communications    Teledesic Corporation
     2300 Carillon Point               (Holdings) Limited             Broadband Center
     Kirkland, WA 98033              Broadband Center                 1445 120th Avenue NE
     Attn: Jim Judson                1445 120th Avenue NE             Bellevue, WA 98005
     (425) 828-8000                  Bellevue, WA 98005               Attn: Barbara Worlein
                                     Attn: Barbara Worlein            (425) 602-0000
                                     (425) 602-0000

                                    SUMMARY

     This summary highlights selected information described in greater detail elsewhere in this document. It does not contain all of the information that may be important to you. To understand the mergers and related matters fully and for a more complete description of the legal terms of the mergers, you should read carefully this entire document and the documents to which we have referred you before you vote your shares. Each item in the summary includes a page reference directing you to a more complete description of that item.

                                 THE COMPANIES

ICO-TELEDESIC GLOBAL LIMITED (SEE PAGE 92)
2300 CARILLON POINT
KIRKLAND, WASHINGTON 98033
(425) 828-8000

     ITGL, which was formed for the purpose of assembling, through acquisitions and mergers, assets to become a global satellite communications company, is a holding company which owns a controlling interest in New ICO.

NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED (SEE PAGE 92)
COMMONWEALTH HOUSE
2 CHALKHILL ROAD
HAMMERSMITH, LONDON W6 8DW
ENGLAND
44-20-8600-1000

     New ICO is a development stage company that intends to develop a global communications satellite network that will enable customers to communicate seamlessly from fixed and mobile locations anywhere in the world. Its goal is to provide global Internet protocol services, including Internet connectivity, data, voice and fax services. New ICO began operations by acquiring the assets and assuming certain liabilities of ICO Global Communications (Holdings) Limited, or Old ICO, when it emerged from bankruptcy proceedings in May 2000.

TELEDESIC CORPORATION (SEE PAGE 112)
1445 120TH AVENUE NE
BELLEVUE, WASHINGTON 98005
(425) 602-0000

     Teledesic is a development stage company whose objective is to be a leading provider of affordable, high-quality, high capacity data and voice communication services virtually anywhere in the world through a satellite network with quality that is comparable to terrestrial networks.

           RECOMMENDATIONS TO STOCKHOLDERS (SEE PAGES 24, 26 AND 28)

     The board of directors of ITGL believes the New ICO merger is in the best interests of ITGL and its stockholders and recommends that ITGL stockholders vote to approve and adopt the New ICO merger agreement.

     The board of directors of New ICO believes the New ICO merger is in the best interests of New ICO and its stockholders and recommends that New ICO stockholders vote to approve and adopt the New ICO merger agreement. In making this determination, the board of directors obtained the unanimous recommendation of a special advisory committee of independent directors established to review the merger proposal.

     The board of directors of Teledesic believes the Teledesic merger is in the best interests of Teledesic and its stockholders and recommends that Teledesic stockholders vote to approve and adopt the Teledesic merger agreement. In making this determination, the board of directors obtained the unanimous recommendation of a special advisory committee of independent directors established to review the merger proposal.

              ITGL'S REASONS FOR THE NEW ICO MERGER (SEE PAGE 33)
             NEW ICO'S REASONS FOR THE NEW ICO MERGER (SEE PAGE 34) ITGL'S REASONS FOR THE TELEDESIC MERGER (SEE PAGE 50)
           TELEDESIC'S REASONS FOR THE TELEDESIC MERGER (SEE PAGE 50)

     The boards of directors of the three companies have identified various benefits that are likely to result from the mergers. Each board of directors believes the mergers are fair to its stockholders and in their best interests in part because they expect the mergers to provide:

     - the potential for synergies from the companies' complementary assets and businesses; and

     - the combined companies' ability to offer the capability to transition customers from the New ICO-based services at data transmission rates of hundreds of kilobits per second to Teledesic-based services offering true broadband data transmission rates of up to hundreds of megabits per second.

     Combined into a single integrated service provider, Parent expects to offer a comprehensive array of wireless two-way, global communications services.

              OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 36 AND 52)

     On May 12, 2000, Lehman Brothers delivered its written opinion to the special advisory committee and board of directors of Teledesic that, as of the date of the opinion, the exchange ratio to be received by the holders of Teledesic shares was fair from a financial point of view to those holders. The full text of the written opinion of Lehman Brothers, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is contained in this document as Appendix D.

     On August 9, 2000, Jefferies & Company, Inc. delivered its written opinion to the independent advisory committee of New ICO's board of directors that, as of the date of the opinion, the exchange ratio in the New ICO merger was fair to New ICO from a financial point of view. The full text of the written opinion of Jefferies, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is contained in this document as Appendix E.

                       ACCOUNTING TREATMENT (SEE PAGE 64)

     We will account for the Teledesic merger using the purchase method of accounting. The New ICO merger is not treated as a business combination for accounting purposes, and we will account for it as a transfer of assets and liabilities by the controlling stockholder, Eagle River Investments, LLC.

       COMPARATIVE PER SHARE PRICE AND DIVIDEND INFORMATION (SEE PAGE 12)

     Shares of ITGL, New ICO and Teledesic capital stock are not traded on any exchange or market and therefore there is no established market value. None of the companies has ever paid cash dividends. We do not expect Parent to pay cash dividends in the foreseeable future following the mergers.

       OWNERSHIP OF PARENT AFTER THE MERGERS (SEE PAGES 129, 131 AND 134)

     The following table provides post-merger information concerning the economic and voting interests in Parent by the current classes of stockholders of ITGL, New ICO and Teledesic. The percentages also assume New ICO's issuance of 9,000,000 shares of its Class A common stock to certain distribution partners pursuant to Old ICO's plan of reorganization.

                                                          ECONOMIC INTEREST    VOTING POWER
                                                          -----------------    ------------
ITGL Class A common shares..............................          8.6%              3.2%
ITGL Class B common shares..............................         19.2%             70.3%
                                                                -----             -----
  TOTAL ITGL............................................         27.8%             73.5%

New ICO Class A common shares(1)........................         42.9%             15.7%
New ICO Class B common shares(2)........................          0.0%              0.0%
                                                                -----             -----
  TOTAL NEW ICO.........................................         42.9%             15.7%

Teledesic Class A common shares.........................          2.0%              0.8%
Teledesic Class B common shares.........................         20.0%              7.3%
Teledesic Class C common shares(3)......................          7.3%              2.7%
                                                                -----             -----
  TOTAL TELEDESIC.......................................         29.3%             10.8%
                                                                -----             -----
     TOTAL..............................................        100.0%            100.0%
                                                                =====             =====

     (1) Assumes conversion of 22,755,373 shares of New ICO's convertible preferred stock to be issued to current holders of Teledesic Holdings, Limited concurrently with the mergers.

     (2) As part of the ITGL merger, all currently outstanding shares of New ICO's Class B Common Stock, all of which are held by ITGL, will be cancelled.

     (3) Assumes exchange by Motorola, Inc. of its ownership in Teledesic LLC for shares of Teledesic Class C common stock immediately prior to the mergers.

           INTERESTS OF CERTAIN PERSONS IN THE MERGERS (SEE PAGE 61)

     You should know there are many overlapping or interlocking relationships among several directors, stockholders, officers and employees of ITGL, New ICO and Teledesic. These relationships may create conflicts of interest between you and the persons in these relationships.

                       REGULATORY APPROVALS (SEE PAGE 67)

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission must review transactions such as the mergers. State and foreign antitrust authorities may also review the mergers. The Hart-Scott-Rodino Act may require the companies and specific stockholders to notify these federal agencies of the mergers. We must wait for at least 30 days after we file these notifications before we can complete the mergers. The U.S. Federal Trade Commission granted early termination of the waiting period for the Teledesic merger.

     In addition, the Teledesic merger must be approved by the U.S. Federal Communications Commission prior to the closing of the mergers. Teledesic has applied for the FCC approvals that are required as conditions to closing.

                CONDITIONS TO THE MERGERS (SEE PAGES 43 AND 59)

     Each merger is conditioned on the concurrent closing of the other.

     Other conditions to the completion of the New ICO merger include:

     - obtaining approval of the ITGL and New ICO stockholders;

     - receipt of necessary third party consents, including U.S. and foreign regulatory approvals; and

     - holders of no more than 5% of either of New ICO or ITGL common stock having exercised their statutory appraisal rights.

     Other conditions to the completion of the Teledesic merger include:

     - obtaining approval of the Teledesic stockholders;

     - receipt of necessary third party consents, including U.S. regulatory approvals;

     - termination of certain contracts;

     - ITGL and New ICO meeting certain capital raising milestones;

     - each of the shareholders of Teledesic Holdings Limited having sold their Teledesic Holdings shares to Parent;

     - assignment of certain licenses; and

     - holders of no more than 5% of Teledesic common stock having exercised their statutory appraisal rights.

     Where the law permits, either ITGL or New ICO could choose to waive the satisfaction of one or more conditions to the New ICO merger and either ITGL or Teledesic could choose to waive the satisfaction of one or more conditions to the Teledesic merger, although New ICO is required to consent to the waiver of the satisfaction of certain conditions to the Teledesic merger.

             TERMINATION OF MERGER AGREEMENTS (SEE PAGES 44 AND 59)

  New ICO Merger.

     ITGL and New ICO may agree to terminate the New ICO merger agreement without completing the New ICO merger. Either party may terminate the New ICO merger agreement without liability if the New ICO merger is not completed by June 30, 2001.

  Teledesic Merger.

     Prior to the New ICO merger, ITGL and Teledesic may agree to terminate the Teledesic merger agreement without completing the Teledesic merger. Either party may terminate the Teledesic merger agreement without liability if the Teledesic merger is not completed by March 31, 2001.

RECORD DATE AND VOTE OF THE STOCKHOLDERS TO APPROVE PROPOSALS (SEE PAGES 24, 26
                                    AND 28)

     ITGL Stockholders. You are entitled to vote at the ITGL special stockholders' meeting if you owned shares as of the close of business on
               , 2000, the record date. Approval of the New ICO merger agreement requires the affirmative vote of the holders of a majority of the voting power of the shares outstanding as of the record date. The presence, in person or by proxy, of holders of a majority of the voting power of the outstanding shares of ITGL common stock entitled to vote is necessary for a quorum. Directors and officers and their affiliates collectively hold the right to vote approximately
     % of the voting power of the outstanding shares of ITGL common stock.

     New ICO Stockholders. You are entitled to vote at the New ICO special stockholders' meeting if you owned shares as of the close of business on
               , 2000, the record date. Approval of the New ICO merger agreement requires the affirmative vote of the holders of a majority of the voting power of the shares outstanding as of the record date. The presence, in person or by proxy, of holders of a majority of the voting power of the outstanding shares of New ICO common stock entitled to vote is necessary for a quorum. Directors and officers and their affiliates collectively hold the right to vote approximately
     % of the voting power of the outstanding shares of New ICO common stock.
ITGL, which alone holds approximately      % of this voting power, is obligated
under the New ICO merger agreement to vote its shares of New ICO common stock in favor of the New ICO merger agreement. Accordingly, approval of the New ICO merger agreement by the New ICO stockholders is assured.

     Teledesic Stockholders. You are entitled to vote at the Teledesic special stockholders' meeting if you owned shares as of the close of business on
               , 2000, the record date. Approval of the Teledesic merger agreement requires the affirmative vote of the holders of a majority of the voting power of the shares outstanding as of the record date. The sole holder of Class C common stock is entitled to 55,980 votes for each outstanding Class C share, 279,900,000 in the aggregate, and each holder of Class B common stock is entitled to ten votes per Class B share in this vote. In addition, the separate affirmative vote of each holder of at least 20% of Teledesic Class B common stock is required to approve the Teledesic merger agreement. The presence, in person or by proxy, of holders of a majority of the voting power of the outstanding shares of Teledesic common stock entitled to vote is necessary for a quorum. Directors and officers and their affiliates collectively hold the right
to vote approximately      % of the voting power of the outstanding shares of
Teledesic common stock.

                      ISSUANCE OF PARENT PREFERRED SHARES
        IN EXCHANGE FOR TELEDESIC HOLDINGS LIMITED SHARES (SEE PAGE 138)

     Concurrent with the closing of the mergers, the holders of shares of Class A common stock of Teledesic Holdings Limited, an entity controlled by Teledesic, will exchange each of their shares for 0.97 shares of Series A or Series B preferred stock of Parent. The Parent preferred stock will be convertible into shares of Class A common stock of Parent, initially at a conversion rate of 0.825.

                            SELECTED FINANCIAL DATA

     The following tables show selected historical financial data for ITGL, New ICO, Old ICO, and Teledesic and unaudited similar information reflecting the mergers of ITGL, New ICO and Teledesic (which we refer to as "pro forma" information). In presenting the pro forma statement of operations data for the year ended December 31, 1999 and for the six months ended June 30, 2000, we assumed that the Teledesic merger occurred on January 1, 1999. For accounting purposes the New ICO merger is not treated as a business combination, but instead is treated as a transfer of assets and liabilities by controlling shareholders pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 48. Accordingly, it is not necessary to include any information regarding the New ICO merger in the pro forma statements of operations. In presenting pro forma balance sheet data as of June 30, 2000, we assumed the three companies merged on June 30, 2000. The following tables also show information about each of the companies' historical earnings per share and book value per share and similar pro forma information.

     We base some of the information in the following tables on the historical consolidated financial information of the companies accompanying this document. When you read the selected financial information we provide in the following tables, you should also read the more detailed information we provide in this document, which you can find beginning on page F-1.

     For purposes of the selected unaudited pro forma condensed combined financial data, we have assumed that:

     - 0.97 shares of Parent Class A common stock will be exchanged for each outstanding share of ITGL Class A common stock;

     - 0.97 shares of Parent Class B common stock will be exchanged for each outstanding share of ITGL Class B common stock;

     - each option or warrant to acquire a share for ITGL Class A or Class B common stock will be converted into an option or warrant to acquire 0.97 shares of Parent common stock;

     - each share of Teledesic Class A, Class B and Class C common stock will be exchanged for 0.80025 shares of Parent Class A common stock;

     - each option or warrant to acquire a share of Teledesic Class A, Class B and Class C common stock will be converted into an option or warrant to acquire 0.80025 shares of Parent Class A common stock;

     - each share of Teledesic Holdings Class A common stock will be exchanged for 0.97 shares of Parent Series A or Series B preferred stock; and

     - each share of New ICO Class A common stock and New ICO Class B common stock held by ITGL immediately prior to the New ICO merger will be cancelled upon completion of the New ICO merger.

     The selected unaudited pro forma condensed combined financial data are not necessarily indicative of operating results which could have been achieved had the mergers been completed as of the beginning of the period and should not be construed as representative of future operations. The selected unaudited pro forma condensed combined financial data should be read in conjunction with the unaudited pro forma combined financial statements included elsewhere in this document.

     The total estimated purchase price of the mergers has been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill and other intangible assets. These allocations are subject to change pending the completion of the final analysis of the total purchase price and fair value of the assets acquired and the liabilities assumed. The impact of these changes in Parent's consolidated financial statements could be material.

             SELECTED HISTORICAL FINANCIAL DATA -- ITGL AND NEW ICO

     The following selected historical financial data of ITGL and New ICO as of June 30, 2000 and for the period from each company's inception to June 30, 2000, are derived from the unaudited consolidated financial statements of ITGL and New ICO. In the opinion of management of ITGL and New ICO the unaudited consolidated financial statements included all adjustments necessary for a fair presentation of the financial position and the results of operations as of June 30, 2000 and for the periods then ended. New ICO is a development stage company. You should read the selected historical financial data in conjunction with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Old ICO, New ICO and ITGL" and the consolidated financial statements of ITGL and New ICO and the notes accompanying them, included elsewhere in this document.

                                                                    ITGL               NEW ICO
                                                              FEBRUARY 9, 2000     MARCH 17, 2000
                                                                 (INCEPTION)         (INCEPTION)
                                                                     TO                  TO
                                                                JUNE 30, 2000       JUNE 30, 2000
                                                              -----------------    ---------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                          SHARE DATA)
CONSOLIDATED STATEMENT OF LOSS DATA:
Revenue.....................................................     $        --        $         --
Marketing, general and administrative expenses..............         (27,089)            (26,089)
Depreciation................................................            (764)               (764)
Net loss....................................................         (13,370)            (19,705)
Basic loss per share........................................           (0.37)              (0.24)
Weighted average number of common shares outstanding........      36,009,809          81,086,563

                                                                    AS OF               AS OF
                                                                JUNE 30, 2000       JUNE 30, 2000
                                                              -----------------    ---------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                          SHARE DATA)
CONSOLIDATED BALANCE SHEET DATA:
Cash and short-term investments.............................     $   765,905        $    761,716
Total assets................................................       2,320,243           1,926,032
Debt........................................................         706,423              38,190
Shareholders' equity........................................         445,152           1,777,522
Historical book value per share(1)..........................     $      7.88        $       9.31
Shares used in computing book value per share...............      56,496,078         191,003,604

---------------
(1) Historical book value per share is computed by dividing total shareholders' equity by the number of common shares outstanding at the end of the period.

                 SELECTED HISTORICAL FINANCIAL DATA -- OLD ICO

     Because Old ICO is deemed to be the accounting predecessor of New ICO, we have included the following selected historical financial data of Old ICO. This data is derived from:

     - Old ICO's audited consolidated financial statements as of December 31, 1995 and for the period from its inception on January 24, 1995 through December 31, 1995;

     - Old ICO's audited consolidated financial statements as of and for the years ended December 31, 1996, 1997, 1998 and 1999; and

     - Old ICO's unaudited consolidated financial statements as of May 16, 2000, the day before Old ICO completed its bankruptcy proceedings, and for the six months ended June 30, 1999, for the period from January 1, 2000 through May 16, 2000, and for the period from inception to May 16, 2000.

     In the opinion of ITGL and New ICO, the unaudited consolidated financial statements included all adjustments necessary for a fair presentation of Old ICO's financial position as of May 16, 2000 and the results of operations for the six months ended June 30, 1999, the period from January 1 through May 16, 2000, and the period from inception through May 16, 2000. Old ICO was a development stage company. You should read the following selected consolidated historical financial information in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operation of Old ICO, New ICO and ITGL" and Old ICO's audited financial statements and the notes accompanying them, included elsewhere in this document.

         OLD ICO-DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED

                             JANUARY 24
                           (INCEPTION) TO             YEAR ENDED DECEMBER 31,
                            DECEMBER 31,    --------------------------------------------
                                1995          1996       1997        1998        1999
                           --------------   --------   ---------   ---------   ---------
                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

CONSOLIDATED STATEMENT OF
  LOSS DATA:
Revenues.................     $     --      $     --   $      --   $     142   $   2,190
Direct production
  costs..................           --            --          --        (289)     (2,946)
Marketing, general and
  administrative
  expenses...............      (18,558)      (48,913)    (67,569)   (142,189)   (116,144)
TRW settlement(1)........           --            --    (149,990)         --          --
Depreciation and
  amortization...........         (199)       (1,341)     (3,332)     (5,684)     (7,752)
Reorganization costs.....           --            --          --          --     (93,530)
                              --------      --------   ---------   ---------   ---------
                               (18,757)      (50,254)   (220,891)   (148,020)   (218,182)
Interest net.............        7,054        20,639      35,496      41,127      20,699
Taxation.................       (1,346)       (1,647)     (2,582)     (3,783)     (4,211)
                              --------      --------   ---------   ---------   ---------
Net loss for the
  period.................      (13,049)      (31,262)   (187,977)   (110,676)   (201,694)
                              --------      --------   ---------   ---------   ---------
Basic and diluted net
  loss per share(2)......     $  (1.20)     $  (0.57)  $   (1.63)  $   (0.56)  $   (0.97)
                              ========      ========   =========   =========   =========

                                                          JANUARY 24,
                                                              1995
                           JANUARY 1 TO   JANUARY 1 TO   (INCEPTION) TO
                             JUNE 30,       MAY 16,         MAY 16,
                               1999           2000            2000
                           ------------   ------------   --------------
                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                           (UNAUDITED)
                           --------------------------------------------
CONSOLIDATED STATEMENT OF
  LOSS DATA:
Revenues.................    $    986       $    865       $   3,197
Direct production
  costs..................      (1,512)          (842)         (4,077)
Marketing, general and
  administrative
  expenses...............     (60,100)       (22,811)       (416,184)
TRW settlement(1)........          --             --        (149,990)
Depreciation and
  amortization...........      (3,596)        (2,551)        (20,859)
Reorganization costs.....          --        (19,897)       (113,427)
                             --------       --------       ---------
                              (64,222)       (45,236)       (701,340)
Interest net.............      25,869           (897)        124,118
Taxation.................      (2,460)        (1,765)        (15,334)
                             --------       --------       ---------
Net loss for the
  period.................    $(40,813)       (47,898)       (592,556)
                             --------       --------       ---------
Basic and diluted net
  loss per share(2)......    $  (0.20)      $  (0.23)      $   (4.68)
                             ========       ========       =========

                                                                         AS OF DECEMBER 31,                           AS OF
                                                    ------------------------------------------------------------     MAY 16,
                                                      1995        1996         1997         1998         1999         2000
                                                    --------   ----------   ----------   ----------   ----------   -----------
                                                                                  (IN THOUSANDS)                   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Assets:
Cash, cash equivalents and marketable
  securities......................................  $363,111   $  756,385   $  378,780   $  776,697   $  185,385   $  348,483
Prepaid expenses and other current assets.........     1,378        8,064        9,093       11,253        8,515      131,269
Restricted cash and advance deposits..............    20,000       41,000       95,138       57,466       73,957      117,471
Amounts receivable following settlement...........        --           --       50,000           --           --           --
Tangible fixed assets.............................    56,755      301,271      860,929    1,818,568    2,740,644    2,637,173
                                                    --------   ----------   ----------   ----------   ----------   ----------
        Total assets..............................  $441,244   $1,106,720   $1,393,940   $2,663,984   $3,008,501   $3,234,396
                                                    ========   ==========   ==========   ==========   ==========   ==========
Liabilities and shareholders' equity:
Long-term debt....................................  $     --   $       --   $    4,432   $  533,021   $       --   $       --
Other liabilities.................................    12,160       22,812       88,062      167,204      290,151      556,612
Liabilities subject to compromise.................        --           --           --           --      957,108      978,384
Equity committed following settlement.............        --           --      149,990           --           --           --

        Total shareholders' equity................   429,084    1,083,908    1,151,456    1,963,759    1,761,242    1,699,400
                                                    --------   ----------   ----------   ----------   ----------   ----------
        Total liabilities and shareholders'
          equity..................................  $441,244   $1,106,720   $1,393,940   $2,663,984   $3,008,501   $3,234,396
                                                    ========   ==========   ==========   ==========   ==========   ==========

---------------
(1) A description of the terms and conditions of the TRW settlement can be found at note 13 to the Old ICO Financial Statements beginning on page F-69.

(2) The calculation of basic and diluted net loss per share is based on the weighted average number of shares issued during the period. The weighted average number of shares on this basis was 10,862,856 in 1995, 54,747,180 in 1996, 115,571,844 in 1997, 197,628,023 in 1998, 207,617,371 in 1999,
    207,627,287 for the period January 1 - June 30, 1999, 207,607,618 for the period January 1 - May 16, 2000 and 126,637,308 for the period January 24, 1995 (inception) - May 16, 2000. We used the same number of shares to calculate basic and diluted loss per share for each period, as the effect of taking into account issuable shares would have been anti-dilutive.

                SELECTED HISTORICAL FINANCIAL DATA -- TELEDESIC

     The following selected financial data of Teledesic as of December 31, 1995, 1996, 1997, 1998 and 1999 and for the years ended December 31, 1995, 1996, 1997,
1998 and 1999, have been derived from the audited consolidated financial statements of Teledesic. The selected financial data of Teledesic as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 and for the period June 19, 1990 (inception) to June 30, 2000 are derived from the unaudited consolidated financial statements of Teledesic. In the opinion of management of Teledesic, these unaudited consolidated financial statements include all adjustments necessary for a fair presentation of Teledesic's financial position and the results of operations as of and for such periods. Teledesic is a development stage company. You should read the following selected financial data set forth below should be read in conjunction with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Teledesic" and the consolidated financial statements of Teledesic and the notes accompanying them, included elsewhere in this document.

                                                            FISCAL YEAR ENDED DECEMBER 31,
                                          -------------------------------------------------------------------
                                             1995          1996          1997          1998          1999
                                          -----------   -----------   -----------   -----------   -----------
                                                    (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF LOSS DATA:
Revenue.................................  $        --   $        --   $        --   $        --   $        --
General and administrative..............       (6,099)       (7,138)      (13,205)      (39,372)      (35,860)
Research and development................       (5,256)      (10,347)      (21,873)      (64,984)      (35,131)
Impairment losses.......................           --            --            --            --      (274,111)
Depreciation and amortization...........         (123)         (315)         (806)       (7,452)      (14,950)
Net loss................................      (11,021)      (17,537)      (34,525)      (74,379)     (231,702)
Basic and diluted loss per share........        (0.24)        (0.31)        (0.47)        (0.95)        (2.85)
Weighted average number of shares of
 common stock outstanding(1)............   46,808,867    56,837,884    74,139,692    78,278,736    81,302,603

                                              SIX MONTHS ENDED        JUNE 19, 1990
                                                  JUNE 30,            (INCEPTION) TO
                                          -------------------------      JUNE 30,
                                             1999          2000            2000
                                          -----------   -----------   --------------
                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF LOSS DATA:
Revenue.................................  $        --   $        --    $        --
General and administrative..............      (19,795)      (17,781)      (121,653)
Research and development................      (25,747)       (3,971)      (149,969)
Impairment losses.......................           --            --       (274,111)
Depreciation and amortization...........       (7,111)       (1,415)       (25,236)
Net loss................................      (33,139)      (14,224)      (392,663)
Basic and diluted loss per share........        (0.41)        (0.17)         (8.96)
Weighted average number of shares of
 common stock outstanding(1)............   80,578,021    83,159,059     43,809,531

                                                                  AS OF DECEMBER 31,
                                          -------------------------------------------------------------------
                                             1995          1996          1997          1998          1999
                                          -----------   -----------   -----------   -----------   -----------
                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and short-term investments.........  $     4,414   $    20,447   $    36,592   $   328,360   $   359,334
Total assets............................        5,595        22,364        42,719       626,520       639,773
Debt....................................           46            27         2,535         4,716        12,361
Shareholders' equity (deficit)..........        4,334        20,092        35,964       (17,683)     (171,787)
Historical book value per share(2)......         0.08          0.28          0.47         (0.22)        (2.09)
Shares used in computing book value per
 share..................................   52,074,420    71,999,670    76,944,588    78,980,494    82,053,011

                                             AS OF
                                           JUNE 30,
                                             2000
                                          -----------

CONSOLIDATED BALANCE SHEET DATA:
Cash and short-term investments.........  $    95,406
Total assets............................      577,612
Debt....................................       12,841
Shareholders' equity (deficit)..........     (180,268)
Historical book value per share(2)......        (2.17)
Shares used in computing book value per
 share..................................   83,205,946

---------------
(1) Anti-dilutive effects of convertible securities have been excluded. The number of common shares issuable on conversion of Teledesic's Series A, B and C convertible preferred stock issued and outstanding was included in calculating the average number of common shares outstanding for 1995, 1996 and 1997.

(2) Historical book value per share is computed by dividing total shareholders' equity by the number of common shares and convertible preferred shares outstanding at the end of the period.

                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                            FINANCIAL DATA OF PARENT

     The following selected unaudited pro forma condensed combined financial data show what the results of operations and the financial position of Parent might have been if the mergers had occurred on January 1, 1999 for statement of operations purposes and on June 30, 2000 for balance sheet purposes.

     These selected data have been derived from the unaudited pro forma combined financial statements included in this document in the section entitled "Unaudited Pro Forma Combined Financial Statements." They reflect the adjustments and assumptions that are described in the notes accompanying those financial statements and that are otherwise discussed in that section.

     The unaudited pro forma condensed combined financial statements do not necessarily indicate the operating results which would have been achieved if the mergers had been completed on the dates, or at the beginning of the periods, for which they are being given pro forma effect, and not necessarily indicate future results. If the mergers are completed, the actual financial position and results of operations of Parent will differ, perhaps significantly, from the pro forma amounts shown in this document. You should refer to "Unaudited Pro Forma Condensed Combined Financial Statements" for more information.

                                     PARENT

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS DATA:

                                                      YEAR ENDED       SIX MONTHS
                                                     DECEMBER 31,    ENDED JUNE 30,
                                                         1999             2000
                                                    --------------   --------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT
                                                     SHARE AND PER SHARE AMOUNTS)
Revenues..........................................   $         --     $         --
Operating loss....................................        484,704           79,751
Net loss attributed to common shareholders........        470,421           77,894
Basic and diluted net loss per share..............           1.96             0.32
Basic and diluted weighted average shares.........    239,850,671      240,809,509

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA:

                                                                 JUNE 30,
                                                                   2000
                                                              --------------
                                                              (IN THOUSANDS)
Cash and short-term investments.............................    $  861,310
Working capital.............................................       709,227
Total assets................................................     3,167,405
Long-term obligations, net of current portion...............       356,343
Total shareholders' equity..................................     2,501,001

                           COMPARATIVE PER SHARE DATA

     The following table shows book value and loss per share data for ITGL, New ICO, Old ICO and Teledesic on a historical basis. You should consider these historical data in conjunction with the selected historical financial data and the audited consolidated financial statements, and the notes accompanying them, for ITGL, New ICO, Old ICO and Teledesic, included elsewhere in this document.

     The table also shows book value and loss per share data for Parent on a pro forma basis. You should consider these pro forma data in conjunction with the unaudited pro forma condensed combined financial statements, and the notes accompanying them, for Parent, included elsewhere in this document.

     The data in the table do not necessarily indicate the results that would have been achieved if the mergers had been completed on the dates, or at the beginning of the periods shown, and do not necessarily indicate future results.

                                                                   NET LOSS PER SHARE     NET LOSS PER SHARE
                                         BOOK VALUE PER SHARE     FOR SIX MONTHS ENDED      FOR YEAR ENDED
                                        AS OF JUNE 30, 2000(1)      JUNE 30, 2000(2)      DECEMBER 31, 1999
                                        ----------------------    --------------------    ------------------
Historical ITGL.......................          $ 7.88                   $0.37                     NA
Historical New ICO....................          $ 9.31                   $0.24                     NA
Historical Old ICO....................          $ 8.19                   $0.23                  $0.97
Historical Teledesic..................          $(2.17)                  $0.17                  $2.85
Unaudited pro forma Parent............          $10.16                   $0.32                  $1.96
Pro forma equivalent per share ITGL...          $ 7.64                   $0.36                     NA
Pro forma equivalent per share
  Teledesic...........................          $(1.73)                  $0.13                  $2.28

---------------
(1) For Old ICO, book value per share as of May 16, 2000

(2) For ITGL, net loss per share for period from February 9, 2000 (inception) through June 30, 2000
    For New ICO, net loss per share for period from March 17, 2000 (inception) through June 30, 2000
    For Old ICO, net loss per share for period from January 1, 2000 through May 16, 2000

                                  RISK FACTORS

     The mergers involve a high degree of risk. By voting in favor of the mergers, you will be choosing to invest in Parent capital stock. An investment in Parent capital stock involves a high degree of risk. In addition to the other information contained in this document, you should carefully consider the following risk factors in deciding whether to vote for the mergers.

                                 COMPANY RISKS

NONE OF US HAS ANY SIGNIFICANT HISTORY OF OPERATIONS ON WHICH STOCKHOLDERS CAN BASE ON EVALUATION OF OUR PERFORMANCE OR PROSPECTS AND WE ARE IN THE PRELIMINARY STAGES OF DEVELOPING A NEW BUSINESS PLAN.

     Each of the companies is at a development stage with little or no operating history. You will have no operating or financial data about the New ICO network or the Teledesic network in deciding whether to approve the mergers. You should consider our materials with respect to target markets and products and services and other forward-looking information to be not only preliminary, but also highly speculative in nature.

     The business plan that we intend to implement following completion of the mergers will be substantially different from the business plan Old ICO was implementing prior to its bankruptcy filing and during the first couple of months of its reorganization. The business plan is still in the early stages of development and may change significantly. In addition, our management team has not been finalized.

     The development and implementation of our business plan and the technologies upon which it will be based are still in preliminary stages. We may encounter technological, regulatory, commercial, competitive or marketing obstacles in the implementation of the business plan or the development and commercialization of products and services based on underlying technologies. If these obstacles are significant, we may be unable or may decide not to develop further and commercialize our planned products and services, which would have a material adverse effect on the development of our business and our financial condition and results of operations.

WE DO NOT CURRENTLY HAVE OPERATING REVENUES AND AS A RESULT WE HAVE EXPERIENCED SIGNIFICANT LOSSES WHICH ARE EXPECTED TO CONTINUE FOR SEVERAL YEARS.

     We currently have no significant income producing assets. Old ICO and Teledesic each has incurred substantial and increasing operating losses since inception. In 1999, Old ICO incurred operating losses of $124.7 million and net losses of $201.7 million. Teledesic has produced no operating revenues to date, and incurred operating losses of $360.1 million and net losses of $231.7 million in 1999. We expect to launch the New ICO commercial satellite service in mid 2003, but this launch could occur later if deployment of the New ICO network is delayed. We do not expect to begin deployment of the Teledesic network until 2004 and do not expect to offer commercial services until 2005. No assurance can be given that either network will become operational or that we will generate revenues from operations or positive cash flow or become profitable. Moreover, because of the anticipated costs associated with deployment of the Teledesic network, we expect to realize significant net losses even after we begin commercial operation of the New ICO and Teledesic networks.

WE MAY NOT BE ABLE TO OBTAIN THE SUBSTANTIAL FINANCING WE NEED AT ALL OR ON ACCEPTABLE TERMS.

     We will need to raise a substantial amount of money shortly after completion of the mergers. New ICO will require at least $2.8 billion of additional investment in order to begin commercial service through the New ICO network. The majority of funds required for the New ICO network will be used to pay contractors to complete the development, launch, deployment and integration of the satellite system and ground network.

     Teledesic will require substantially more funding than New ICO in order to begin commercial operations. The amount of capital required will not be known until Teledesic has contracted with a prime contractor for the design, development and deployment of its network. Teledesic intends to initiate a competitive process to select a prime contractor in 2001.

     We also may require additional financing over and above these amounts if:

     - we experience satellite launch failures;

     - we encounter problems during the deployment of the satellites;

     - we experience a delay in either of our anticipated commercial service launch dates; or

     - our development plans, marketing plans or financial projections change or prove inaccurate.

     In addition, the actual amount and timing of our future capital requirements may differ materially from current estimates as a result of such things as the demand for our products and services and regulatory, technological and competitive developments in the telecommunications industry and other factors. Revenues and costs will depend upon factors, some of which are not within our control, such as regulatory changes, changes in technology and increased competition. Because of these uncertainties, actual revenues and costs will likely vary from what we now expect, possibly to a material degree, and any variations are likely to affect our future capital requirements and profitability.

     We expect that an important factor in attracting new investment following the mergers will be the continued association with Parent of our controlling shareholder, Craig O. McCaw. Mr. McCaw, however, has no obligation to retain his controlling interest in Parent or to remain actively involved in its affairs. If, for any reason, Mr. McCaw were no longer to be personally associated with Parent following the mergers, our ability to raise additional financing could be materially adversely affected.

     We cannot assure you that we will be able to raise the necessary financing on acceptable terms, or at all. If we cannot, we may encounter severe financial and operational difficulties.

ONE STOCKHOLDER WILL BE ABLE TO CONTROL OUR MANAGEMENT AND CORPORATE AFFAIRS AND COULD PROHIBIT A FUTURE CHANGE OF CONTROL TRANSACTION THAT YOU MIGHT CONSIDER BENEFICIAL.

     Upon completion of the mergers, Mr. McCaw, primarily through his majority ownership and control of Eagle River, will own or control more than 60% of the voting power of the outstanding shares of Parent. Therefore, he will have the ability to elect a majority of Parent's board of directors, and otherwise to determine matters affecting our business or requiring shareholder approval, except as otherwise required by law.

     The presence of a controlling stockholder also could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our business or to you. This control could also reduce the price that investors are willing to pay in the future for shares of Parent's capital stock.

MR. MCCAW HAS AN INTEREST IN COMPANIES THAT MAY BE COMPETITIVE WITH OUR
BUSINESS.

     Mr. McCaw invests in and has effective control of several companies in the telecommunications industry. We do not have a non-competition agreement with Mr. McCaw or his affiliates. Conflicts of interest may arise from Mr. McCaw's or his affiliates' holdings in these or future companies.

THERE IS NO ESTABLISHED TRADING MARKET FOR THE SHARES OF PARENT STOCK TO BE ISSUED IN THE MERGERS.

     There is no established trading market for shares to be issued in the mergers and none is expected to develop in the near future. Under the Old ICO plan of reorganization, New ICO is required, and, by virtue of the New ICO merger, Parent will be required, to use its reasonable best efforts to list no later than March 31, 2000 on the Nasdaq Stock Market or a national securities exchange shares of Class A common stock issued under the plan of reorganization. Until a trading market develops, you will have limited ability to trade the shares issued in the mergers.

                                 BUSINESS RISKS

WE HAVE LIMITED EXPERIENCE IN THE SATELLITE COMMUNICATIONS INDUSTRY.

     Many of our personnel do not have direct experience in the satellite communications industry. This lack of experience may result in errors in the conception or implementation of our business plan, which in turn may result in lower than expected revenues and higher than expected costs.

CHANGES IN EXISTING REGULATORY REQUIREMENTS OR POLICIES, OR OUR FAILURE TO COMPLY WITH CURRENT OR FUTURE REQUIREMENTS, COULD INCREASE OUR COST OF DOING BUSINESS AND CAUSE OUR REVENUES TO DECLINE.

     Our business is subject to regulation by the FCC and other regulatory organizations. Changes in regulatory requirements or policies or our failure to comply with current or future requirements could increase our cost of doing business. These requirements may also make portions of our business impossible to operate.

WE WILL DEPEND ON OUR PRINCIPAL SUPPLIERS TO DESIGN AND IMPLEMENT THE NEW ICO NETWORK AND THE TELEDESIC NETWORK; DELAYS BY SUPPLIERS IN DELIVERING COMPONENTS OF THE NETWORKS COULD HARM US.

     We will need to design, develop and implement equipment and systems in order to be able to successfully deploy the networks. We will not independently design and implement much of the equipment or systems. Our suppliers may not be able to develop, manufacture and deliver equipment for the space or terrestrial segments of the network or user equipment, or to provide rockets for satellite deployment. In addition, certain of our contracts provide or may provide in the future our suppliers with a right to delay delivery without incurring any penalty. The occurrence of any of these events could delay our commencement of commercial satellite services and limit the capacity of the networks and the quality of service offered. Any significant delay in implementing and developing the networks or any significant limitations in their performance could materially and adversely affect our operations and market acceptance and increase our development costs and capital requirements. In addition, we may not be able to obtain manufacturing services from alternate providers on a timely basis or on commercially acceptable terms, which could delay or limit our products and services.

WE MAY NOT BE ABLE TO SUCCESSFULLY NEGOTIATE MATERIAL CONTRACTS ON REASONABLE TERMS.

     The successful deployment of the New ICO and Teledesic networks depends, in part, on having contracts for such things as the launch and support of the satellites, deployment of the ground network, and maintenance of the networks. Some of these contracts that relate to the New ICO network may not be finalized until after the mergers take place. The current status of the Teledesic network design makes it likely that most contracts for these items as they relate to the Teledesic network will not be entered into until 2001 at the earliest. Failure to negotiate such contracts on favorable terms could result in higher costs and lower revenues than anticipated.

OUR FAILURE TO INTRODUCE NEW PRODUCTS AND SERVICES AND ENHANCE CURRENT PRODUCTS SUCCESSFULLY COULD ADVERSELY AFFECT THE IMPLEMENTATION OF OUR BUSINESS MODEL.

     Our success depends on:

     - the successful deployment of largely unproven and, in some instances, undeveloped technology;

     - the development of new products and services based on this technology;
       and

     - in some instances, the desire of customers to purchase these goods and services at volumes that allow us to operate profitably.

     Any material failure to accomplish any of these milestones could cause our business plan to fail.

LAUNCH FAILURES MAY RESULT IN SATELLITE LOSS OR DAMAGE; THE EFFECT OF SATELLITE LOSSES OR DAMAGES COULD BE SUBSTANTIAL.

     Satellite launches are subject to significant risk, including the possibility of disabling damage to or loss of satellites. We cannot assure you that our planned satellite launches will be successful. For example, Old ICO's first satellite was lost during launch on March 12, 2000. If one or more of these satellite launches fail, our ability to commence commercial mobile satellite operations may be delayed. Two or more additional launch or satellite failures would degrade our service quality and reduce the capacity of the networks until such time as we could construct and launch replacement satellites.

ERRORS INVOLVING HARDWARE AND SOFTWARE IN SPACE AND ON THE GROUND, OR DELAYS IN THE INTEGRATION OF TECHNOLOGIES, COULD HARM US.

     Errors involving hardware or software components in space or on the ground, or delays in the integration of the technologies that we employ, may limit services and reduce anticipated revenue. In order to build the New ICO network and the Teledesic network, and to make these networks work together, we and our suppliers and service providers must integrate a number of sophisticated technologies. The integration of these technologies is a complex task that has not previously been accomplished. We will not be able to confirm the ability of the New ICO network and the Teledesic network to function as a whole within their design specifications, including their ability to handle the anticipated amount of data and voice usage with a quality of service expected by the marketplace, until we have deployed a substantial portion of the New ICO network and the Teledesic network. The failure or inability to integrate these businesses successfully could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets and other unanticipated expenses and losses, all of which could have a material adverse effect on our financial condition and operating results.

OUR NETWORK OF GROUND STATIONS MAY NOT BE COMPLETED ON SCHEDULE.

     We are in the process of completing our ground stations and bringing them into an operational state. Failure to complete our ground stations on time could delay the launch of our commercial satellite services. We are renegotiating our long-term agreements with ground station operators for the operation and maintenance of our ground stations with a view toward obtaining more favorable terms. We may not be able to successfully renegotiate these agreements on acceptable terms or at all. Deployment of the Teledesic network is dependent, in large part, on the successful deployment and operation of the New ICO network of ground stations.

POOR PERFORMANCE OF OUR GROUND STATION OPERATORS COULD AFFECT THE QUALITY OF OUR SERVICES.

     In some cases we may operate our ground stations under contract with local operators. Failure by these ground station operators to meet their contractual obligations may adversely affect our service quality and capacity. To the extent we are unable to achieve more favorable arrangements with ground station operators, we may have to rely on them to:

     - provide site infrastructure;

     - operate and maintain the ground stations;

     - provide interconnection arrangements for the terrestrial segment of our network to and from the public switched telephone network and through international switching facilities;

     - provide high capacity cable links between ground stations; and

     - obtain necessary regulatory approvals for ground station operation.

OUR SATELLITES MAY FAIL OR SUFFER DAMAGE PRIOR TO THE END OF THEIR USEFUL LIVES.

     A significant portion of our tangible assets will be satellites. Premature failure or interruption of one or more satellites, including temporary losses, that for whatever reason are not promptly corrected or replaced, could cause gaps in service availability, significantly degrade service quality, increase costs and result in a loss of service, depressed customer satisfaction and demand and, therefore, materially and adversely affect our results of operation. The actual life of a satellite will depend upon a variety of factors, including the quality of construction of the satellite, the quality and durability of its components, the expected degradation of certain components such as the solar panels, batteries and electronics, the orbit in which the satellite is placed and which satellites sustain casualty damage. Our satellites also face risk of damage from meteors or collisions with other objects, and solar storms, which are recurring phenomena. There can be no assurances that the longevity of our satellites will not be adversely affected by any of these factors or events.

IF WE CANNOT ESTABLISH CIRCULATION AGREEMENTS IN KEY MARKETS, OUR SUBSCRIBER NUMBERS COULD BE LIMITED.

     We may need to enter into circulation agreements with many countries in order to ensure that our user equipment may be used in their countries. If we fail to establish unrestricted circulation agreements in key commercial markets, our ability to attract subscribers may diminish.

WE MAY BE UNABLE TO FIND DISTRIBUTORS IN SOME TERRITORIES, WHICH COULD DISRUPT THE DISTRIBUTION OF OUR SERVICES, AND OUR DISTRIBUTORS MAY NOT DISTRIBUTE OUR SERVICES OR SERVE OUR CUSTOMERS EFFECTIVELY.

     In addition to distribution through our own direct sales channels, we plan to distribute our services through authorized distributors. In some countries or territories, we may be unable to identify suitable distributors, or may be unable to reach commercial or technical agreements with potential distributors, and so we may be unable to provide service in these territories. Also, our competitors may enter into distribution arrangements with distributors before us, thereby effectively excluding us from providing service through those channels. We will rely on our distributors to provide billing, customer support and other services to the majority of our customer base. If these services prove inadequate or untimely, this will impair our ability to generate revenues.

DEMAND FOR OUR SERVICES MAY NOT MATERIALIZE.

     There can be no assurance that demand for our services will be sufficient to generate positive cash flows or profits. End user demand for our services will depend on the type, quality and pricing of the services we offer. Our services are expected to be most viable when there is no satisfactory terrestrial-based alternative.

     We have only limited knowledge about market demand for commercial satellite services, and we will not know the actual level of demand until our networks have operated for some period of time. End user demand for our service could fall below our current expectations. Factors that may negatively affect subscriber demand include:

     - customers may find service quality unacceptable and/or inferior to existing terrestrial systems due to many factors, including delay in data and voice transmissions, low transmission completion rates and disconnection of transmissions;

     - we may not be able to price our services competitively or affordably;

     - suppliers may not be able to develop and manufacture user equipment at a price and to a size necessary to make our service offerings attractive to customers;

     - an economically viable wireless connection that allows customer's existing cell phones, laptops or other communication device to communicate seamlessly with New ICO products may not be adopted or become available within the timeframe we anticipate; and

     - demand for data services in areas not already served by terrestrial technologies may prove to be less than expected.

     We do not know how these service limitations will affect subscriber acceptance.

SIGNIFICANT COSTS OF RELOCATING EXISTING USERS TO OTHER FREQUENCIES COULD ADVERSELY AFFECT THE DISTRIBUTION OF OUR SERVICES.

     Existing users on our frequency bands may have to be relocated in order to permit interference-free operation of the New ICO network or the Teledesic network. In the United States, and perhaps other jurisdictions, it may be very costly to relocate existing users involuntarily in a timely fashion. Significant relocation costs could exceed our budgeted amounts and thus adversely affect financial returns and the development of commercial satellite services.

OUR SERVICES MAY SUFFER RADIO AND TROPOSPHERIC FREQUENCY INTERFERENCE.

     In certain countries, government and military organizations operate radios and radars in the lower levels of the Earth's atmosphere known as the troposphere that may interfere with our commercial satellite communication frequency bands. In extreme circumstances, tropospheric radios and radars could cause temporary disruptions in our data and voice services.

     To mitigate the effects of potential interference, it may be necessary to enter into frequency coordination agreements with governments and operators. We will also need to undertake technical modifications to our satellites or ground stations to mitigate the risk of interference. Frequency coordination efforts and potential technical modifications to the system may result in additional costs in developing our commercial mobile satellite operations. It is also possible that frequency coordination efforts may result in a reduction or limitation to the space segment capacity or quality of service of the networks, either of which could reduce potential revenues. If we cannot enter into frequency coordination agreements or, if necessary, undertake technical modifications to our satellites or ground stations to mitigate the risk of potential radio and radar tropospheric interference, we may not be able to implement our business plan successfully.

THE CAPACITY OF OUR NETWORKS CANNOT GROW ABOVE CERTAIN LIMITS WITHOUT SIGNIFICANT ADDITIONAL INVESTMENT; WE MAY NOT BE ABLE TO ALLOCATE CAPACITY TO MARKETS WHERE IT IS NEEDED.

     The spectrum and satellite infrastructure characteristics of our networks create inherent limitations that prevent capacity expansion. Failure to achieve a commercially viable level of capacity would adversely affect us. Various factors could cause capacity of the networks to be inadequate in particular geographic areas or on a network-wide basis. Most important among these factors will be usage patterns and spectrum available to us. Actual usage patterns may differ from our expectations. We could experience unexpected usage patterns that exceed the capacity of the networks through one or several satellites. If we face significant capacity issues resulting from inadequate spectrum availability, we may face significant regulatory hurdles to increase our spectrum rights.

     If we were to invest additional capital to improve the capacity or other technical characteristics of the networks, this could delay deployment of the networks or significantly increase other costs.

WE MAY NEED TO USE INTELLECTUAL PROPERTY OWNED BY THIRD PARTIES, WHICH MAY INCREASE OUR COSTS.

     Our business requires that we own or otherwise have the right to use various intellectual property rights. We expect that we will confront intellectual property issues with third parties from time to time in relation to the technology incorporated in or relied on by the networks. In these cases, we may need to secure rights to use the necessary intellectual property in some countries. We may not be able to secure these rights on commercially acceptable terms or at all. If we cannot obtain these rights, we would be required to redesign aspects of the networks to avoid infringement, the cost of which could be considerable.

POLITICAL EVENTS IN RUSSIA, KAZAKHSTAN OR UKRAINE MAY ADVERSELY AFFECT OUR SATELLITE LAUNCHES.

     The manufacturer of one of the rocket types that we plan to use in connection with the New ICO network is based in Ukraine and another is based in Russia. In addition, some of our rockets will be launched from Kazakhstan. Changes in laws, treaties, trade agreements, governmental policies or political leadership in Russia, Kazakhstan or Ukraine could affect the political and economic relationships between these countries and the United States. These developments could affect the cost, availability, timing or overall advisability of utilizing these launch service providers and sites.

                               COMPETITIVE RISKS

THE COMMERCIAL SATELLITE SERVICES SECTOR IS EXTREMELY COMPETITIVE AND SOME COMPETITORS HAVE ENTERED OR WILL ENTER THE MARKET BEFORE US.

     The satellite services industry is highly competitive. The uncertainties and risks created by this competition are intensified by the continuous technological advances that characterize the industry, regulatory developments that affect competition and alliances between and among industry participants. The industry includes major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than those we possess and which may provide a wider range of products and services than we will provide. The success of our networks will depend on our ability to develop and operate the networks in a timely fashion.

     Early market entrants may have an advantage over us in providing services and acquiring customers with optimal usage and credit qualities. Regional entrants with relatively simple ground systems that deploy no more than two satellites may also succeed in deploying their systems earlier than us. As a later market entrant, we could face difficulties in establishing our distribution networks if existing telecommunication providers enter into exclusive distribution arrangements with our competitors. Any delay in commencing commercial satellite operations could permit these competitors to establish themselves in target markets before we launch our service, which could have a material adverse effect on our ability to compete.

TERRESTRIAL TECHNOLOGIES MAY CAPTURE OUR TARGET MARKET.

     Terrestrial technologies may be deployed faster and more broadly than we anticipate in our target markets. This may cause us to capture less of the potential market than we anticipate.

NEW TECHNOLOGY COULD RENDER OUR TECHNOLOGY OBSOLETE.

     New technology could render our technology obsolete or less competitive by satisfying customer demand in alternative ways or through the introduction of communications standards incompatible with our technology. The introduction of a number of new technologies could adversely affect our business.

                                REGULATORY RISKS

WE MAY NEED TO OBTAIN ADDITIONAL REGULATORY APPROVALS OF CONTEMPLATED MODIFICATIONS TO THE TELEDESIC NETWORK DESIGN.

     We are currently undertaking modifications to Teledesic's network design to better align that design with our developing business plan and the New ICO network. As a result, it is expected that the Teledesic network will differ from the system approved in Teledesic's FCC license and International Telecommunication Union registration. Those aspects of the design that differ will have to be filed with the FCC and, possibly, the International Telecommunication Union. To maintain Teledesic's FCC and International Telecommunication Union priority, any design modifications must not negatively impact the interference environment for other satellite systems seeking to operate in the same radiofrequency spectrum. Teledesic is seeking to ensure that those modifications improve the interference environment for other systems. Failure to obtain FCC approval for those modifications likely would require Teledesic to make certain changes in order to accommodate other applicants for similar systems, which could potentially reduce the capacity or performance of the Teledesic network. In a worst case scenario, Teledesic's system modifications would have to be considered in a new FCC processing round, which could delay the deployment of the Teledesic network or make deployment of the network uneconomical. Failure to obtain FCC approval of its system modifications would also reduce the chances of Teledesic maintaining its current International Telecommunication Union priority. See "Business of Teledesic -- Regulatory."

WE NEED TO OBTAIN A SIGNIFICANT NUMBER OF LICENSES AND OTHER REGULATORY APPROVALS BEFORE OFFERING SERVICES.

     We will operate in a highly regulated industry. Failure to obtain licenses and other authorizations required to deploy and operate our networks could delay the commencement of our satellite operations or reduce the capacity of the networks. These required regulatory approvals include:

     - assignment of radio frequencies;

     - frequency coordination agreements and relocation of incumbent users to other frequencies;

     - equipment standards necessary to protect other services from interference;

     - operating licenses for ground stations;

     - procedures for unrestricted circulation and across-border use of user equipment; and

     - licenses for the provision of communications services.

     Some of these approvals will be required on a national rather than international basis in every country where we wish to offer services. Failure to obtain necessary approvals could limit the number of countries where we can establish distribution and offer satellite services. We may not be able to obtain national licenses in some target markets before we commence commercial satellite operations. The fees required to obtain national licenses may exceed our budgeted amounts, which could have an adverse effect on our financial returns.

WE MAY LOSE OLD ICO'S LICENSES.

     The sale of assets by Old ICO through the bankruptcy proceedings to New ICO and the ITGL merger may be deemed to be a change of control by various regulatory authorities. As a result, regulatory authorities of the various jurisdictions in which we plan to operate may terminate some existing licenses and we may be unable to obtain additional licenses.

U.S. RESTRICTIONS ON FOREIGN OWNERSHIP MAY IMPAIR OUR ABILITY TO OFFER SOME SERVICES.

     If foreign ownership of our shares exceeds 25%, we might not be able to obtain licenses to offer some types of services, or we may lose licenses permitting us to provide those services. U.S. law limits foreign ownership or control of companies holding some types of FCC licenses. We are likely to need licenses subject to a 25% limit to execute our current business plan. We may not be able to limit foreign ownership of our shares in order to comply with the 25% limit.

FAILURE TO OBTAIN APPROVALS FOR SATELLITE LAUNCHES COULD DELAY OUR SERVICE
LAUNCH.

     Failure to receive required regulatory approvals for satellite launches could delay deployment of the networks and the commencement of our services. The use of some of our launch service providers, such as International Launch Services, requires U.S. government approval under the Arms Export Control Act and the Export Administration Act.

WE COULD LOSE CRITICAL REGULATORY LICENSES IF DEPLOYMENT OF THE TELEDESIC NETWORK OR THE NEW ICO NETWORK IS DELAYED.

     The FCC generally requires all U.S. satellite licensees to meet certain implementation milestones during the period between the granting of the license and commencement of commercial operations. As of August 10, 2000, Teledesic was not subject to any such milestones, but the FCC is expected to impose them in the near future. Because New ICO satellites have been authorized by non-U.S. regulatory authorities, it is not clear whether those requirements apply to New ICO satellites. When a licensee fails to meet applicable requirements, the licensee must obtain an extension of the due date or the FCC may declare the license null and void. Thus, delays in the deployment of the Teledesic network or the New ICO network could cause the loss of the FCC licenses we need to operate.

     Under the International Telecommunication Union regulations, transmission to and from at least one satellite in the Teledesic constellation, and possibly more than one satellite, must occur on or before September 26, 2004. If the condition is not met Teledesic will lose its current priority at the International Telecommunication Union which may require Teledesic to file again for priority and to negotiate additional coordination agreements.

OUR ABILITY TO OPERATE GROUND STATIONS OUTSIDE THE UNITED STATES DEPENDS ON OBTAINING U.S. REGULATORY APPROVAL FOR THE EXPORT OF REQUIRED EQUIPMENT, SERVICES AND TECHNOLOGY.

     The export of required equipment, services and technical data required for the operation of our ground stations located outside the United States requires approvals from the U.S. government under U.S. laws and regulations, including the Arms Export Control Act, Nuclear Proliferation Act and Export Administration Act. Failure to receive any of the required approvals, or satisfy all conditions imposed in connection with these approvals, could delay the scheduled deployment of the networks and commencement of our services. For example, current U.S. laws prohibit the export of some ground station equipment and technical data to India, where we intend to operate a ground station. This prohibition may restrict our ability to use that ground station for tracking, telemetry and control and related operations.

                                  OTHER RISKS

PERCEIVED HEALTH RISKS INVOLVING THE USE OF MOBILE PHONES MAY RESULT IN NEW REGULATIONS APPLICABLE TO HANDHELD MOBILE USER EQUIPMENT OR IN LITIGATION.

     Media reports have suggested:

     - links between the use of mobile telephones that integrate a transmitting antenna into the handset and health risks, including cancer; and

     - interference between digital mobile telephones and pacemakers, hearing aids and other electronic medical devices.

     The perception that there are health risks involving the use of mobile phones could result in several developments, any of which may increase our costs or reduce our revenues:

     - regulations may change, requiring modifications to handheld mobile user equipment;

     - we could become subject to litigation in this area; or

     - demand for our services could be negatively affected.

FORWARD-LOOKING STATEMENTS ABOUT PARENT, NEW ICO AND TELEDESIC MAY PROVE INACCURATE.

     This document and the accompanying documents contain forward-looking statements that are statements about future expectations and are subject to risks and uncertainties. You can find many of these statements by looking for words such as "believe," "expect," "anticipate," "estimates," "intend" or similar expressions in this document or in the materials included with this document. We caution you not to place undue reliance on these statements, which only speak as of the date of this document. Forward-looking statements include information concerning possible or assumed future results of operations of Parent, New ICO or Teledesic, including any forecasts, projections and descriptions of anticipated cost savings or other anticipated synergies related to the mergers. You should note that many factors could affect our actual financial results and could cause actual results to differ materially from those in the forward-looking statements.

     These factors include those described above and the following:

     - regulatory authorities may make adverse determinations regarding the mergers or the regulation of our business;

     - expected cost savings from the mergers may not be fully realized or realized within the expected time frame;

     - revenues following the mergers may be lower than expected;

     - competitive pressures facing us may increase significantly;

     - costs or difficulties related to the integration of the businesses may be greater than expected;

     - demands placed on management may increase because of the substantial increase in the combined company's size;

     - financing and other costs may increase unexpectedly;

     - general economic or business conditions where our companies do business, either nationally or internationally, may be less favorable than expected;

     - legislative or regulatory changes may adversely affect the communications industry; and

     - other opportunities may be presented to and be pursued by us.

                       ITGL SPECIAL STOCKHOLDERS' MEETING

     This document is being furnished to stockholders of ITGL as part of the solicitation of proxies by the ITGL board of directors for use at the ITGL
special stockholders' meeting to be held on                , 2000 at [TIME]
local time, at [PLACE].

     The purposes of the ITGL special stockholders' meeting are to:

     - consider and vote on a proposal to approve and adopt the New ICO merger agreement; and

     - transact other business that may properly come before the special stockholders' meeting and any postponement or adjournment.

     A form of proxy for use at the ITGL special stockholders' meeting accompanies each copy of this document mailed to holders of ITGL common stock.

RECOMMENDATION OF THE ITGL BOARD

     The ITGL board approved and adopted the New ICO merger agreement and the Teledesic merger agreement. The ITGL board believes the transactions contemplated by the New ICO merger agreement are advisable and in the best interests of ITGL and its stockholders. Accordingly, the ITGL board recommends ITGL stockholders vote FOR approval and adoption of the New ICO merger agreement. For a discussion of the factors the ITGL board considered in making this recommendation, see "Background of the Mergers -- Reasons of ITGL for the Mergers."

RECORD DATE AND VOTE REQUIRED

     The ITGL board has fixed the close of business on                , 2000 as
the record date to determine the stockholders entitled to receive notice of and to vote at the ITGL special stockholders' meeting. Each holder of ITGL Class A common stock on the ITGL record date is entitled to one vote per share and each holder of ITGL Class B common stock is entitled to ten votes per share held on all matters properly presented at the ITGL special stockholders' meeting. As of
the close of business on the ITGL record date,                shares of ITGL
Class A common stock and 60,000,000 shares of Class B common stock were
outstanding and entitled to vote, held by                holders of record. The
presence, in person or by proxy, of the holders of a majority of the voting power represented by the outstanding shares of ITGL common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the ITGL special stockholders' meeting. Approval of the New ICO merger agreement requires the affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of ITGL common stock.

     As of                  , 2000, directors and executive officers of ITGL and
their affiliates owned                shares of ITGL Class A common stock and
               shares of Class B common stock, representing approximately      %
of the total voting power represented by the common shares of ITGL outstanding as of the record date.

VOTING OF PROXIES

     Proxies for shares of ITGL common stock may be submitted by completing, signing, dating and mailing the enclosed proxy card in accordance with the instructions set forth on the card.

     If an executed proxy card is returned and the stockholder has explicitly abstained from voting on any matter, the shares represented by the proxy will be considered present at the ITGL special stockholders' meeting for purposes of determining a quorum. Failure to vote, or expressly abstaining from voting, will have the same effect as a vote against the New ICO merger.

     If the enclosed proxy card is properly executed and returned to ITGL in time to be voted at the ITGL special stockholders' meeting, the shares represented by it will be voted in accordance with the instructions marked on it. Executed proxies without instructions will be voted "For" approval and adoption of the New ICO merger agreement. Although the ITGL board knows of no business to be presented at the special stockholders' meeting other than that described in this document, if any other business is so presented, including:

     - a motion to adjourn or postpone the meeting to another time or place for the purpose of soliciting additional proxies in favor of the approval and adoption of the New ICO merger agreement; or

     - to permit the dissemination of information regarding material developments relating to the merger proposal or otherwise germane to the ITGL special stockholders' meeting;

the persons named in the proxy card will vote the shares represented by the proxy upon these matters as determined in their discretion.

     Approval of the New ICO merger agreement also will have the effect of approving and adopting:

     - the certificate of designation of Parent's Series A and Series B
       preferred stock, included as Appendix   to this document;

     - Parent's amended and restated certificate of incorporation, included as
       Appendix   to this document; and

     - Parent's amended and restated bylaws, included as Appendix   to this
       document.

     If the ITGL special stockholders' meeting is adjourned for any reason, the approval and adoption of the New ICO merger agreement may be considered and voted upon by stockholders at the subsequently reconvened meeting. Assuming a new record date is not required, all proxies will be voted in the same manner as they would have been voted at the original meeting, except for any proxies that have been properly withdrawn or revoked.

REVOKING PROXIES

     A proxy may be revoked by:

     - filing with the secretary of ITGL, at or before the vote at the ITGL special stockholders' meeting, a written notice of revocation dated after the date of the proxy;

     - signing a later dated proxy relating to the same shares and delivering it to the secretary of ITGL before the ITGL special stockholders' meeting; or

     - attending the ITGL special stockholders' meeting and voting in person.

     Attendance at the ITGL special stockholders' meeting, however, will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications about revocation of ITGL proxies should be addressed to ITGL at 2300 Carillon Point, Kirkland, Washington 98033, Attention:
C. James Judson, Secretary, or hand delivered to the secretary at or before the taking of the vote at the ITGL special stockholders' meeting.

SOLICITATION OF PROXIES

     The cost of soliciting proxies for the ITGL special stockholders' meeting will be borne by ITGL. In addition to soliciting proxies by mail, proxies may be solicited personally or by telephone, facsimile, or other means of communications by directors, officers and employees of ITGL. These persons will not be specifically compensated for these activities, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

     ITGL stockholders should not send stock certificates with their proxy cards.

                     NEW ICO SPECIAL STOCKHOLDERS' MEETING

     This document is being furnished to stockholders of New ICO as part of the solicitation of proxies by the New ICO board of directors for use at the New ICO
special stockholders' meeting to be held on                     , 2000 at
                    local time, at [PLACE].

     The purposes of the New ICO special stockholders' meeting are to:

     - consider and vote on a proposal to approve and adopt the New ICO merger agreement; and

     - transact other business that may properly come before the special stockholders' meeting and any postponement or adjournment.

     A form of proxy for use at the New ICO special stockholders' meeting accompanies each copy of this document mailed to holders of New ICO common stock.

RECOMMENDATION OF THE NEW ICO BOARD

     Upon the unanimous recommendation of the New ICO independent advisory committee, the New ICO board approved and adopted the New ICO merger agreement. The New ICO board believes the transactions contemplated by the New ICO merger agreement are advisable and in the best interests of New ICO and its stockholders. Accordingly, the New ICO board recommends New ICO stockholders vote FOR approval and adoption of the New ICO merger agreement. For a discussion of the factors the New ICO board considered in making this recommendation, see "Background of the Mergers -- Reasons of New ICO for the New ICO Merger."

RECORD DATE AND VOTE REQUIRED

     The New ICO board has fixed the close of business on             , 2000 as
the record date to determine the stockholders entitled to receive notice of and to vote at the New ICO special stockholders' meeting. Each holder of New ICO Class A common stock on the New ICO record date is entitled to one vote per share and each holder of Class B common stock on the New ICO record date is entitled to ten votes per share held on all matters properly presented at the New ICO special stockholders' meeting. As of the close of business on the New
ICO record date,                shares of New ICO Class A common stock were
outstanding and entitled to vote, held by                holders of record, and
31,003,382 shares of New ICO Class B common stock were outstanding and entitled to vote, held by one holder of record. The presence, in person or by proxy, of the holders of a majority of the voting power represented by the outstanding shares of New ICO common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the New ICO special stockholders' meeting. Approval of the proposal requires the affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of New ICO common stock.

     As of                  , 2000, ITGL, a company controlled by New ICO's
chairman, Craig McCaw, owned 31,003,382 shares of New ICO Class B common stock,
representing approximately      % of the total voting power represented by the
shares of New ICO common stock outstanding as of the record date. ITGL is contractually obligated to vote for approval of the New ICO merger agreement. Accordingly, approval of the New ICO merger agreement by the New ICO stockholders is assured.

VOTING OF PROXIES

     Proxies for shares of New ICO common stock may be submitted by completing signing, dating and mailing the enclosed proxy card in accordance with the instructions set forth on the card.

     If an executed proxy card is returned and the stockholder has explicitly abstained from voting on any matter, the shares represented by the proxy will be considered present at the New ICO special stockholders' meeting for purposes of determining a quorum. Failure to vote, or expressly abstaining from voting, will have the same effect as a vote against the New ICO merger agreement.

     If the enclosed proxy card is properly executed and returned to New ICO in time to be voted at the New ICO special stockholders' meeting, the shares represented by it will be voted in accordance with the instructions marked on it. Executed proxies without instructions will be voted "For" approval and adoption of the New ICO merger agreement. Although the New ICO board knows of no business to be presented at the special stockholders' meeting other than that described in this document, if any other business is so presented, including:

     - a motion to adjourn or postpone the meeting to another time or place for the purpose of soliciting additional proxies in favor of the approval and adoption of the New ICO merger agreement; or

     - to permit the dissemination of information regarding material developments relating to the merger proposal or otherwise germane to the New ICO special stockholders' meeting;

the persons named in the proxy card will vote the shares represented by the proxy upon these matters as determined in their discretion.

     Approval of the New ICO merger agreement also will have the effect of approving and adopting:

     - the certificate of designation of Parent's Series A and Series B preferred stock, included as Appendix G to this document;

     - Parent's amended and restated certificate of incorporation, included in Appendix I to this document; and

     - Parent's amended and restated bylaws, included as Appendix F to this document.

     If the New ICO special stockholders' meeting is adjourned for any reason, the approval and adoption of the merger agreement may be considered and voted upon by stockholders at the subsequently reconvened meeting. Assuming a new record date is not required, all proxies will be voted in the same manner as they would have been voted at the original meeting, except for any proxies that have been properly withdrawn or revoked.

REVOKING PROXIES

     A proxy may be revoked by:

     - filing with the secretary of New ICO, at or before the vote at the New ICO special stockholders' meeting, a written notice of revocation dated after the date of the proxy;

     - signing a later dated proxy relating to the same shares and delivering it to the secretary of New ICO before the New ICO special stockholders' meeting; or

     - attending the New ICO special stockholders' meeting and voting in person.

     Attendance at the New ICO special stockholders' meeting, however, will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications about revocation of New ICO proxies should be addressed to New ICO, Commonwealth House, 2 Chalkhill Road, Hammersmith, London W6 8DW, England, Attention: Gardner L. Grant, Jr., General Counsel, or Broadband Center, 1445 120th Avenue NE, Bellevue, Washington 98005, Attention:
Barbara Worlein, Corporate Secretary, or hand delivered to the secretary at or before the taking of the vote at the New ICO special stockholders' meeting.

SOLICITATION OF PROXIES

     The cost of soliciting proxies for the New ICO special stockholders' meeting will be borne by New ICO. In addition to soliciting proxies by mail, proxies may be solicited personally or by telephone, facsimile, or other means of communications by directors, officers and employees of New ICO. These persons will not be specifically compensated for these activities, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

     New ICO stockholders should not send stock certificates with their proxy cards.

                    TELEDESIC SPECIAL STOCKHOLDERS' MEETING

     This document is being furnished to stockholders of Teledesic as part of the solicitation of proxies by the Teledesic board of directors for use at the
special stockholders' meeting to be held on                , 2000 at [TIME]
local time, at [PLACE].

     The purposes of the Teledesic special stockholders' meeting are to:

     - consider and vote on a proposal to approve and adopt the Teledesic merger agreement; and

     - transact other business that may properly come before the special stockholders' meeting and any postponement or adjournment.

     A form of proxy for use at the Teledesic special stockholders' meeting accompanies each copy of this document mailed to holders of Teledesic common stock.

RECOMMENDATION OF THE TELEDESIC BOARD

     Upon the unanimous recommendation of the Teledesic independent advisory committee, the Teledesic board approved and adopted the amended Teledesic merger agreement. The Teledesic board believes the transactions contemplated by the amended Teledesic merger agreement are advisable and in the best interests of Teledesic and its stockholders. Accordingly, the Teledesic board recommends Teledesic stockholders vote FOR approval and adoption of the amended Teledesic merger agreement. For a discussion of the factors the Teledesic board considered in making this recommendation, see "Background of the Mergers -- Reasons of Teledesic for the Teledesic Merger."

RECORD DATE AND VOTE REQUIRED

     The Teledesic board has fixed the close of business on                ,
2000 as the record date to determine the stockholders entitled to receive notice of and to vote at the Teledesic special stockholders' meeting. Each holder of Teledesic Class A common stock on the Teledesic record date is entitled to one vote per share, each holder of Class B common stock on the Teledesic record date is entitled to ten votes per share, and the sole holder of Teledesic Class C shares is entitled to 279,900,000 votes for all of the outstanding Teledesic Class C shares, held on all matters properly presented at the Teledesic special meeting. As of the close of business on the Teledesic record date, shares of Teledesic Class A common stock were outstanding and
entitled to vote, held by                holders of record, 75,675,275 shares of
Teledesic Class B common stock were outstanding and entitled to vote, held by nine holders of record, and 50,000 shares of Teledesic Class C common stock were outstanding and entitled to vote held by one holder of record. The presence, in person or by proxy, of the holders of a majority of the voting power represented by the outstanding shares of Teledesic common stock is necessary to constitute a quorum for the transaction of business at the Teledesic special meeting. Approval of the Teledesic merger agreement requires the affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of Teledesic common stock. In addition, the separate affirmative vote of each holder of at least 20% of Teledesic Class B common stock is required to approve the Teledesic merger agreement.

     As of August 7, 2000, directors and executive officers of Teledesic and
their affiliates owned                shares of Teledesic common stock,
representing approximately      % of the total voting power of the shares of
Teledesic common stock outstanding as of the record date.

VOTING OF PROXIES

     Proxies for shares of Teledesic common stock may be submitted by completing, signing, dating and mailing the enclosed proxy card in accordance with the instructions set forth on the card.

     If an executed proxy card is returned and the stockholder has explicitly abstained from voting on any matter, the shares represented by the proxy will be considered present at the Teledesic special stockholders' meeting for purposes of determining a quorum. Failure to vote, or expressly abstaining from voting will have the same effect as a vote against the Teledesic merger agreement.

     If the enclosed proxy card is properly executed and returned to Teledesic in time to be voted at the Teledesic special stockholders' meeting, the shares represented by it will be voted in accordance with the instructions marked on it. Executed proxies without instructions will be voted "For" approval and adoption of the Teledesic merger agreement. Although the Teledesic board knows of no business to be presented at the special stockholders' meeting other than that described in this document, if any other business is so presented, including:

     - a motion to adjourn or postpone the meeting to another time or place for the purpose of soliciting additional proxies in favor of the approval and adoption of the Teledesic merger agreement; or

     - to permit the dissemination of information regarding material developments relating to the merger proposal or otherwise germane to the Teledesic special stockholders' meeting;

the persons named in the proxy card will vote the shares represented by the proxy upon these matters as determined in their discretion.

     If the Teledesic special stockholders' meeting is adjourned for any reason, the approval and adoption of the amended Teledesic merger agreement may be considered and voted upon by stockholders at the subsequently reconvened meeting. Assuming a new record date is not required, all proxies will be voted in the same manner as they would have been voted at the original meeting, except for any proxies that have been properly withdrawn or revoked.

REVOKING PROXIES

     A proxy may be revoked by:

     - filing with the secretary of Teledesic, at or before the vote at the Teledesic special stockholders' meeting, a written notice of revocation dated after the date of the proxy;

     - signing a later dated proxy relating to the same shares and delivering it to the secretary of Teledesic before the Teledesic special stockholders' meeting; or

     - attending the Teledesic special stockholders' meeting and voting in person.

     Attendance at the Teledesic special stockholders' meeting, however, will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications about revocation of Teledesic proxies should be addressed to Teledesic at Broadband Center, 1445 120th Avenue NE, Bellevue, Washington 98005, Attention: Barbara Worlein, Corporate Secretary, or hand delivered to the secretary at or before the taking of the vote at the Teledesic special stockholders' meeting.

SOLICITATION OF PROXIES

     The cost of soliciting proxies for the Teledesic special stockholders' meeting will be borne by Teledesic. In addition to soliciting proxies by mail, proxies may be solicited personally or by telephone, facsimile, or other means of communications by directors, officers and employees of Teledesic. These persons will not be specifically compensated for these activities, but they may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

     Teledesic stockholders should not send stock certificates with their proxy cards.

                               THE NEW ICO MERGER

BACKGROUND OF THE MERGER

     Old ICO was a development stage global mobile communications group established in January 1995 to provide global, mobile personal communications services utilizing a network of satellites. From 1995 until August 1999, Old ICO was engaged in the design, development and construction of a global mobile communications system using a constellation of high performance satellites in medium earth orbit and a global ground telecommunications network.

     On August 27, 1999, Old ICO, filed for protection from its creditors under chapter 11 of the United States bankruptcy code. At that same date, Old ICO commenced related proceedings in Bermuda and in the Cayman Islands.

     In order to finance operating expenses during the chapter 11 case, Old ICO sought debtor-in-possession financing from a variety of potential investors. While negotiating the terms of this financing, Old ICO was approached by Mr. McCaw, who expressed interest in acquiring a controlling stake in Old ICO or a successor to Old ICO. Eagle River Investments, LLC, an entity controlled by Mr. McCaw, with the assistance of Teledesic, then undertook a review and analysis of Old ICO, its business plan, assets and potential opportunities. To that end, on October 31, 1999, Eagle River executed a binding letter agreement with Old ICO.

     Pursuant to the binding letter agreement, Eagle River and ITGL, to which Eagle River assigned certain of its funding obligations, agreed to acquire a controlling interest in New ICO and also agreed to and did provide:

     - $95.5 million in debtor-in-possession financing to the extent not otherwise provided by Old ICO's existing investors in order to enable Old ICO to continue to operate through the end of calendar year 1999;

     - up to an additional $275 million in debtor-in-possession financing to enable Old ICO to continue to operate until the Spring of 2000; and

     - $577 million of financing together with an additional $123 million provided by other investors, to fund Old ICO's emergence from chapter 11.

     The terms and conditions on which the financing contemplated by the binding letter agreement was to be provided were set forth in two documents, a credit agreement dated as of November 8, 1999 among Old ICO, as borrower, Eagle River, other lenders and Credit Suisse First Boston Management Corporation, as agent, and a definitive agreement dated February 4, 2000 between Old ICO and Eagle River.

     Investments under the credit agreement were structured as secured loans in order to provide protection to the lenders in the event that Old ICO was unable to emerge from chapter 11. The loans were convertible into equity interests in New ICO if Old ICO's plan of reorganization was confirmed by the bankruptcy court and certain other conditions were satisfied.

     Because Eagle River's business plan for New ICO differed significantly from Old ICO's original business plan, Eagle River required that certain key vendor contracts be amended as a condition to funding certain advances. On February 4, 2000, Old ICO executed memoranda of agreement with Hughes Space and Communications International, Inc., Hughes Network Systems and NEC Corporation, under which each of the parties agreed to amend the underlying contracts to Eagle River's satisfaction.

     From October 31, 1999 through February 9, 2000, Eagle River pursued a number of alternatives for structuring the operations and ownership of New ICO, including the possibility of assigning all or a portion of its position under the definitive agreement to Teledesic.

     On February 9, 2000, Eagle River formed ITGL and assigned to ITGL certain of its rights and obligations under the definitive agreement and its rights and obligations as a lender under the credit agreement.

     Beginning in February of 2000, the ITGL management and board of directors explored the possibility of merging ITGL, New ICO and Teledesic. While negotiating the terms of the Teledesic merger, ITGL's management analyzed the benefits and synergies of also merging with New ICO. The merger of New ICO with ITGL was discussed with the Old ICO management and was contemplated in Old ICO's plan of reorganization.

     On May 3, 2000, the bankruptcy court approved Old ICO's plan of reorganization. As contemplated by the definitive agreement, New ICO subsequently raised $122.9 million from outside investors and, as provided in the definitive agreement, Eagle River invested an additional $577.1 million and converted its debt holdings in New ICO into equity. On May 17, 2000, Old ICO's plan of reorganization became effective. On that day, Old ICO transferred substantially all of its assets to New ICO in exchange for shares of New ICO Class A common stock.

     As a result of the events described above, as of May 17, 2000, Mr. McCaw, directly and indirectly through Eagle River and ITGL, held a controlling interest in New ICO.

     On May 18, 2000, ITGL presented to the board of directors of New ICO a term sheet for the merger of New ICO with ITGL. Under the proposed term sheet the stockholders of New ICO would receive one share of ITGL Class A common stock for each share of capital stock of New ICO.

     At a meeting of the board of directors of New ICO on May 18, 2000, New ICO established an independent advisory committee of the New ICO board of directors consisting of three independent directors of New ICO to evaluate the ITGL merger proposal and advise the board of directors of New ICO with respect to the proposal. The New ICO board of directors also authorized the independent advisory committee to select and engage independent legal and financial advisors, at New ICO's expense, to advise the committee on matters regarding the ITGL merger proposal. Members of the committee were Donna Alderman, as chairperson, Craig Scott Bartlett and Charles M. Skibo.

     The independent advisory committee met on or about June 8, 2000 to discuss the terms of the merger proposed by ITGL and to select its legal and financial advisors. A number of nationally recognized legal and financial advisors were considered by the independent advisory committee. On or about June 13, 2000, the independent advisory committee determined to retain Cadwalader, Wickersham & Taft as its legal advisor and Jefferies & Company as its financial advisor. Although negotiations of the terms of engagement of Jefferies continued until the engagement letter was executed, Jefferies began its review of New ICO, ITGL and Teledesic soon after the independent advisory committee determined to retain Jefferies as its financial advisor.

     During late June, several telephone calls occurred among the chairperson of the independent advisory committee and the committee's legal advisor concerning planned due diligence activities and general terms of the proposed New ICO merger. The chairperson apprised the other members of the results of those calls. In early July, legal and financial advisors of the independent advisory committee began due diligence activities, which continued for the next several weeks. During the week of July 2, 2000, Davis Wright Tremaine, legal advisor to ITGL, circulated a draft merger agreement to the independent advisory committee and its legal advisor.

     On July 10, 2000, the independent advisory committee held a telephonic meeting. Present at the meeting were all of the members of the independent advisory committee and its legal advisor, who provided a report of ongoing discussions between representatives of New ICO and ITGL and answered questions raised by members of the independent advisory committee. The legal advisor also advised the independent advisory committee of the fiduciary duties of boards of directors and the special committee process under Delaware law.

     During late July, legal advisors to the independent advisory committee and to ITGL specializing in taxation matters engaged in discussions regarding the best structure to allow the proposed New ICO merger to achieve the desired holding company structure while still qualifying as a tax free reorganization. As a result of these discussions, the structure of the proposed New ICO merger was changed so that ITGL would merge into New ICO, and ITGL would cease to exist.

     On July 31, 2000, the independent advisory committee held a telephonic meeting. Present at the meeting were all of the members of the independent advisory committee and its legal and financial advisors. The independent advisory committee reviewed a draft of the New ICO merger agreement, the Teledesic merger agreement and materials regarding fiduciary duties of special committees. The legal advisor to the independent advisory committee discussed the revised structure of the proposed New ICO merger to enable it to qualify for tax free treatment and the ongoing negotiations of the New ICO merger agreement, and answered questions raised by the members of the independent advisory committee. The independent advisory committee's financial advisor presented its preliminary valuation analysis, including the results of due diligence efforts, a discounted cash flow analysis, comparable companies analysis and last round of investment analysis. The independent advisory committee's financial and legal advisors also answered questions raised by the members of the independent advisory committee. At this meeting, the independent advisory committee's financial advisor indicated on a preliminary basis that an exchange ratio of one-to-one was at the lower end of the range of fairness.

     On July 31, 2000, the engagement letter retaining Jefferies & Company, Inc. as the independent advisory committee's financial advisor was executed by the chairperson, representatives of New ICO and Jefferies.

     On August 1, 2000, the independent advisory committee held a telephonic meeting. Present at the meeting were all of the members of the independent advisory committee and its legal and financial advisors. The independent advisory committee's financial advisor presented its revised preliminary valuation and various valuation methods. The independent advisory committee's legal advisor discussed the ongoing negotiations of the New ICO merger agreement and negotiation strategy with the independent advisory committee.

     On August 1, 2000, after the independent advisory committee meeting, the chairperson and the New ICO committee's legal and financial advisors discussed with representatives of ITGL and its legal advisor the exchange ratio, indicating that they thought a reduction in the exchange ratio was appropriate. The discussion concluded without an agreement.

     On August 4, 2000, the chairperson engaged in further negotiations with representatives of ITGL regarding the exchange ratio and apprised the other members of the independent advisory committee and its legal and financial advisors of such negotiations throughout the day. After substantial negotiations, the chairperson and representatives of ITGL tentatively agreed on an exchange ratio of 0.97 shares of New ICO capital stock for each share of ITGL capital stock as the merger consideration.

     The independent advisory committee held a telephonic meeting on the morning of August 7, 2000. Present at the meeting were all of the members of the independent advisory committee and its legal and financial advisors. The independent advisory committee reviewed the revised New ICO merger agreement, the Teledesic merger agreement, and other documents circulated by its legal advisor. The independent advisory committee's legal advisor updated the independent advisory committee on the ongoing negotiations of the New ICO merger agreement and addressed questions raised by the members of the independent advisory committee. The chairperson updated the parties in attendance at the meeting of the negotiations of August 4, 2000 and the proposed exchange ratio of
0.97. The independent advisory committee's financial advisor presented to the independent advisory committee a summary of its financial analyses and conveyed its preliminary determination that the exchange ratio of 0.97 New ICO shares to one ITGL share was within the range of fairness. The independent advisory committee's financial advisor also answered questions raised by the members of the committee.

     The independent advisory committee held another telephonic meeting on the evening of August 7, 2000. Present at the meeting were all of the members of the independent advisory committee and its legal and financial advisors. The independent advisory committee's financial advisor presented its revised preliminary valuation. After review of the independent advisory committee's financial advisor's presentation, the members of the independent advisory committee asked questions of their financial advisor and discussed the valuation methods used by their financial advisor.

     On the morning of August 9, 2000, the independent advisory committee held a telephonic meeting. Present at the meeting were all of the members of the independent advisory committee and its legal and financial advisors. The independent advisory committee's legal advisor discussed the terms of the New ICO merger agreement and related documents. The independent advisory committee's financial advisors presented to the independent advisory committee a summary of its final analyses on the strategic rationale for and financial analyses related to the proposed New ICO merger and its oral opinion that the exchange ratio of
0.97 shares of New ICO capital stock for one share of ITGL capital stock under the New ICO merger agreement was fair, from a financial point of view, to New ICO, which opinion was subsequently confirmed in writing. After an extensive review and discussion of the proposed merger, the independent advisory committee unanimously approved the New ICO merger and related agreements, subject to finalization of the New ICO merger agreement, declared them advisable and resolved to recommend that the board of directors of New ICO approve the merger and related agreements. The independent advisory committee also authorized the chairperson to negotiate further non-material terms of the New ICO merger agreement.

     On August 9, 2000, the independent advisory committee's financial advisor delivered its final executed written fairness opinion to the independent advisory committee at the meeting of the board of directors of New ICO.

     Legal advisors of each of ITGL and New ICO continued negotiations of non-material terms of the New ICO merger agreement and related documents for the next two days.

     On August 9, 2000, the New ICO board of directors met and reviewed the New ICO merger agreement, the fairness opinion to be delivered by the financial advisor and its analysis underlying the fairness opinion. The independent advisory committee informed the board of its receipt of the fairness opinion from the independent advisory committee's financial advisor. The board discussed the financial terms of the proposed New ICO merger, the benefits of the New ICO merger and the independent advisory committee's analysis of the New ICO merger terms. The New ICO board of directors then approved the New ICO merger agreement in its substantially final form by the vote of the directors. Russell Daggatt and Dennis M. Weibling abstained from the vote and Craig O. McCaw was not present at the meeting.

     On August 11, 2000, the board of directors of ITGL met to review the terms of the New ICO merger and the substantially final draft of the New ICO merger agreement. ITGL management representatives and advisors provided an overview of the New ICO merger and answered questions relating to the structure of the New ICO merger, the economic effect of the New ICO merger and the terms of the New ICO merger agreement. The ITGL board of directors then approved the New ICO merger agreement in its substantially final form by vote of the directors. Russell Daggatt and Dennis Weibling abstained from the vote and Mr. McCaw was not present.

     Later on August 11, 2000, representatives from ITGL and New ICO concluded the final form of New ICO merger agreement and executed and delivered the New ICO merger agreement.

ITGL'S REASONS FOR THE NEW ICO MERGER

     The board of directors of ITGL has determined that the proposed merger with New ICO is in the best interests of ITGL and its stockholders. Accordingly, the ITGL board of directors has approved and declared advisable the New ICO merger agreement and recommends that the ITGL stockholders vote "For" approval and adoption of the New ICO merger agreement.

     As described above under "-- Background of the New ICO Merger", the decision of the ITGL board of directors to approve the New ICO merger agreement and the New ICO merger was preceded by extensive internal and external discussions and evaluation. As part of that evaluation, the ITGL board of directors analyzed the benefits and potential synergies achieved as a result of the New ICO and Teledesic mergers. Representatives of ITGL also extensively negotiated the terms and conditions of the New ICO merger agreement with the independent advisory committee of New ICO. During the period in which Eagle River, Teledesic and then ITGL evaluated the business plan and opportunities of Old ICO, through the time the terms of the definitive New ICO merger agreement were agreed, ITGL continued to evaluate the benefits of the mergers.

     The ITGL board of directors considered, among other things, the following factors without assigning relative weights to them:

     - the terms and conditions of the New ICO merger agreement, including but not limited to the exchange ratio, the covenants of each party and the conditions to closing;

     - the prospective ability of the combined companies to fund their business operations after the mergers;

     - the potential for synergies from the companies' complementary assets and businesses;

     - the current conditions in, and the future prospects of, the satellite communications industry and the relative competitive positions of New ICO and Teledesic;

     - the ability to deploy New ICO's modified and upgraded satellite system;

     - the ability of Teledesic to build on the New ICO network platform for the next generation of telecommunications satellites;

     - the combined companies' ability, as a result of the mergers, to offer the capability to transition customers from the New ICO-based services at data transmission rates of hundreds of kilobits per second to Teledesic-based service offering true broadband data transmission rates of up to hundreds of megabits per second; and

     - the ability to complete the mergers on a tax-free basis.

NEW ICO'S REASONS FOR THE NEW ICO MERGER

     The independent advisory committee determined that the New ICO merger is fair to and in the best interests of New ICO and its stockholders, approved the New ICO merger and related agreements, and unanimously recommended that the board of directors of New ICO adopt the New ICO merger agreement.

     The independent advisory committee believes that, following the New ICO merger, New ICO will have greater financial strength, operational efficiencies and growth potential than any of New ICO, Teledesic or ITGL would have on its own. The independent advisory committee also identified a number of potential benefits of the proposed New ICO merger, including the following:

     - the potential for synergies from the companies' complementary assets and businesses;

     - the prospective ability of ITGL to raise capital to fund development of New ICO and future business operations;

     - the combined companies' ability, as a result of the mergers, to offer the capability to transition customers from the New ICO-based services at data transmission rates of hundreds of kilobits per second to Teledesic-based service offering true broadband data transmission rates of up to hundreds of megabits per second; and

     - a significantly stronger capital structure and financial resources providing greater operating flexibility;

     - a larger market size that may result in increased interest by institutional investors; and

     - enabling and facilitating the deployment of New ICO's modified and upgraded satellite system.

     In reaching its determination to approve the New ICO merger, the independent advisory committee also considered, in addition to the factors described above:

     - information concerning the financial performance and condition, business operations, capital and prospects of each of ITGL, New ICO and Teledesic on a stand-alone basis as well as on a combined basis;

     - current economic and financial trends and future prospects of the telecommunications industry, including the benefits of advancements of the satellite telecommunications industry and the relative competitive positions of New ICO and Teledesic;

     - the relative contributions of Teledesic's licenses to New ICO's current business plan and network platform;

     - the valuation ascribed to New ICO's capital stock in the New ICO merger agreement and the valuation implied for the combined entity;

     - the value created for the stockholders of New ICO as well as the stockholders of ITGL and Teledesic by combining the assets and systems of New ICO, ITGL and Teledesic;

     - the oral and written opinion delivered by Jefferies to the independent advisory committee on August 9, 2000 to the effect that, as of that date and based on and subject to the assumptions, limitations and qualifications in the opinion, the ratio for exchanging shares of ITGL's capital stock for shares of New ICO's capital stock is fair, from a financial point of view, to New ICO;

     - the valuation analyses presented by Jefferies, including the last round of investment analysis;

     - the effectiveness of the New ICO merger in implementing and accelerating New ICO's growth strategy compared to New ICO continuing as a stand-alone company;

     - the expectation that the New ICO merger would be accomplished on a tax-free basis for federal income tax purposes;

     - the structure of the New ICO merger and the terms and conditions of the New ICO merger agreement including, but not limited to, the exchange ratio, the covenants of each party and the conditions to closing; and

     - the likelihood of the New ICO merger being approved by the appropriate regulatory authorities.

     The independent advisory committee also considered potential risks relating to the New ICO merger, including:

     - the risk that the benefits and synergies sought from the New ICO merger would not be fully achieved;

     - the risk that the New ICO merger would not be completed;

     - the risk that the Teledesic merger would not be completed and the potential benefits from the synergies created from the Teledesic merger would not be realized;

     - the highly speculative nature of future financial performances projected by ITGL, New ICO and Teledesic utilized by Jefferies in its valuation materials and the risk that each of ITGL, New ICO and Teledesic may not achieve such projections;

     - the risk that certain events may occur prior to closing of the mergers that may affect valuation of ITGL, New ICO and Teledesic; and

     - the limitations imposed by the New ICO merger agreement on the conduct of New ICO's business prior to the New ICO merger.

     The independent advisory committee believes that these risks were outweighed by the potential benefits to be realized by the New ICO merger. The foregoing discussion of the information and factors considered by the independent advisory committee is not intended to be exhaustive but includes all material factors considered by the independent advisory committee. In view of the wide variety of information and factors considered, the independent advisory committee did not find it practical to, and did not, assign any relative or special weights to the foregoing factors, and individual members of the independent advisory committee may have given differing weights to different factors. The independent advisory committee approved and recommended the New ICO merger agreement and the transactions contemplated by the New ICO merger agreement in consideration of all of the facts, matters and information brought to its attention. Taking into account all of the material facts, matters and information, including those described above, the independent advisory committee believes that the terms of the New ICO merger agreement and the transactions provided for therein are fair to and in the best interests of New ICO's stockholders.

OPINION OF NEW ICO FINANCIAL ADVISOR REGARDING THE NEW ICO MERGER

     The independent advisory committee to the board of directors of New ICO retained Jefferies & Company to render an opinion as to the fairness to New ICO, from a financial point of view, of the exchange ratio in the New ICO merger. The independent advisory committee retained Jefferies & Company based on Jefferies & Company's experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Jefferies & Company's familiarity with Old ICO and New ICO.

     On August 9, 2000, Jefferies & Company rendered an oral opinion, which was confirmed by delivery of its written opinion dated August 9, 2000 to the independent advisory committee to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the exchange ratio was fair to New ICO, from a financial point of view. The form and amount of the consideration was determined through negotiations between New ICO and ITGL, and Jefferies & Company did not recommend to New ICO that any specific consideration was appropriate for the transaction.

     The full text of the opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken by Jefferies & Company, is attached as Appendix E to this document and is incorporated into this document by reference. The opinion is directed to the independent advisory committee, and addresses only the fairness to New ICO, from a financial point of view, of the exchange ratio. Jefferies & Company provided the opinion to inform and assist the independent advisory committee in connection with its consideration of the New ICO merger. The opinion does not constitute a recommendation to any New ICO stockholder as to how the stockholder should vote, or as to what action to take, with respect to the proposed New ICO merger. The opinion does not address the relative merits of the proposed New ICO merger or any other transactions or business strategies that may have been considered by the New ICO board as alternatives to the proposed New ICO merger, or the underlying business decision of the New ICO board to proceed with the New ICO merger. The summary of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to read the opinion carefully and in its entirety.

     In the course of performing its review and analyses for rendering its opinion, Jefferies & Company, among other things:

     - reviewed the latest draft of the New ICO merger agreement and the Teledesic merger agreement, including any schedules and exhibits to these agreements which were provided by New ICO;

     - reviewed certain financial and other information that was publicly available or furnished to Jefferies & Company by New ICO, including the financial terms of the New ICO merger, certain internal financial analyses, projections, budgets, reports and other information prepared by New ICO's management and certain projections and other information prepared by the managements of ITGL and Teledesic;

     - held discussions with various members of senior management of ITGL, New ICO and Teledesic concerning each of their historical and current operations, financial condition and prospects, as well as the strategic and operating benefits anticipated from the business combination;

     - compared certain financial information for New ICO and Teledesic with similar public information for other companies that Jefferies & Company considered relevant; and

     - conducted other reviews, analyses and inquiries and considered other financial, economic and market criteria as Jefferies & Company considered appropriate in rendering its opinion.

     No limitations were imposed by the independent advisory committee on Jefferies & Company with respect to the investigations made or procedures followed by it in rendering its opinion.

     In its review and analysis, and in arriving at its opinion, Jefferies & Company assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it including, without limitation, information furnished to it orally or otherwise discussed with it by the management of ITGL, New ICO and Teledesic, as well as publicly available information. Jefferies & Company did not assume any responsibility for independent investigation or verification of any of this information. Jefferies & Company relied upon the assurances of management of each of ITGL, New ICO and Teledesic that they were not aware of any facts that would make this information inaccurate or misleading. Furthermore, Jefferies & Company did not assume any responsibility for obtaining or making any independent evaluation or appraisal of the properties, assets or liabilities, contingent or otherwise, of ITGL, New ICO or Teledesic nor was Jefferies & Company furnished with any evaluation or appraisal. In addition, Jefferies & Company assumed that the New ICO merger would be consummated upon the terms set forth in the New ICO merger agreement without waiver of these terms.

     With respect to the financial forecasts and projections and the assumptions and bases therefor that Jefferies & Company reviewed, Jefferies & Company assumed that such forecasts and projections:

     - had been reasonably prepared in good faith on the basis of reasonable assumptions;

     - reflected the best available estimates and judgements as to the future financial condition and performance of New ICO and Teledesic; and

     - will be realized in the amounts and in the time periods estimated.

     The opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Jefferies & Company as of the date of the opinion. It should be understood that subsequent developments may affect the conclusion expressed in the opinion and that Jefferies & Company disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The opinion is limited to the fairness, from a financial point of view, and as of the date the opinion, of the exchange ratio to New ICO.

     The following is a summary of certain of the financial analyses performed by Jefferies & Company in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Jefferies & Company.

     Comparable Companies Analyses. Using publicly available information, Jefferies & Company analyzed and compared, among other things, the trading multiples of selected publicly-traded companies that Jefferies & Company believed were generally comparable to New ICO and Teledesic. The companies considered generally fell into the categories of: mobile satellite service companies, sometimes referred to as MSS, digital audio radio satellite companies, sometimes referred to as DARS and data satellite services.
fixed wireless service providers, broadband access providers and digital service line-like service providers.

     This was accomplished by deriving a range of multiples determined by dividing the total enterprise value of these companies by certain operating results. The total enterprise value of each comparable company was based on closing stock prices as of August 4, 2000. Multiples compared by Jefferies & Company consisted of total enterprise value to:

     - estimated 2000, 2001 revenues based on future projections discounted to present

     - estimated 2004, 2005, 2006 revenues

     - estimated 2005, 2006 EBITDA (earnings before interest, taxes, depreciation, and amortization)

     The comparable companies analyses applied by Jefferies & Company resulted in the following ranges of implied combined ITGL-Teledesic, New ICO and Teledesic equity values per share:

ITGL-Teledesic..............................  $ 9.52 - $10.88
New ICO.....................................  $12.63 - $22.92
Teledesic...................................  $ 7.37 - $ 9.37

     Jefferies & Company emphasized to the independent advisory committee that no company compared in the comparable companies analysis is identical to New ICO or Teledesic. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies to which they are being compared.

     Discounted Cash Flow Analysis. Jefferies & Company performed a discounted cash flow analysis of the projected after-tax free cash of New ICO and Teledesic using management's projections for the years ended December 31, 2000 to 2007 for New ICO and December 31, 2000 to 2010 for Teledesic. The purpose of the discounted cash flow analysis was to establish a range for the potential equity values of New ICO and Teledesic by determining a range for the net present value of New ICO's and Teledesic's projected future cash flows. Jefferies & Company first discounted the projected, after-tax free cash flows through December 31, 2007 and December 31, 2010 for New ICO and Teledesic, respectively, using discount rates ranging from 20.0% to 35.0% for New ICO and 25.0% to 40.0% for Teledesic. The range of discount rates applied to Teledesic's projections was higher than the range applied to New ICO's projections to reflect the added uncertainty and risk associated with Teledesic's business plan compared to that of New ICO. New ICO's and Teledesic's after-tax free cash flows were calculated as projected earnings before income, tax as depreciation and amortization, sometimes referred to as EBITDA, minus capital expenditures. Jefferies & Company then added to the present value of the free cash flows the terminal value of New ICO at December 31, 2007 and of Teledesic at December 31, 2010, discounted back at the same discount rate as cash flows to represent a present value. The range of terminal values of the projected free cash flows, for projected free cash flows beyond December 31, 2007 for New ICO and December 31, 2010 for Teledesic was determined by multiplying the projected EBITDA in the fiscal year ending December 31, 2007 for New ICO and December 31, 2010 for Teledesic by an EBITDA multiple ranging from 9.0x to 12.0x to reach a range of total enterprise values.

     The discounted cash flow analyses applied by Jefferies & Company resulted in the following ranges or implied New ICO and Teledesic equity values per share:

New ICO............................  Negative Values - $13.87
Teledesic..........................  Negative Values - $32.74

     Combined Discounted Cash Flow Analysis. Jefferies & Company also conducted a discounted cash flow analysis on an estimation of the combined forecasts of New ICO and Teledesic. Jefferies & Company received financial projections from Teledesic through 2010, but did not receive financial projections for New ICO for the years 2008 through 2010. In order to evaluate the combined projections a 0% growth rate of EBITDA and capital expenditures for New ICO for the years 2008 through 2010 was assumed. Jefferies & Company explained to the independent advisory committee to the board of directors of New ICO the basis for the assumption and emphasized that the assumption was not provided by management of New ICO. The purpose of the combined discounted cash flow analysis was to establish a range, for illustrative purposes, of the potential equity values of the combined entity of New ICO and Teledesic by determining a range for the net present value of New ICO's and Teledesic's projected combined future cash flows. Jefferies & Company noted that the projections of the combined entity were to be viewed as an estimation only and not relied on as the expected future results for the combined entity. Jefferies & Company first discounted the projected, after-tax free cash flows through December 31, 2010 for the combined New ICO and Teledesic using discount rates ranging from 22.5% to 37.5%, an overlapping range of the discount rates used in the independent discounted cash flow analyses. Jefferies & Company then added to the present value of the projected free cash flows the estimated terminal value of the combined entity at December 31, 2010 discounted back at the same discount rate as cash flows to represent a present value. The range of terminal values of the projected free cash flows was determined by multiplying the projected EBITDA in the fiscal year ending December 31, 2010 by an EBITDA multiple ranging from 9.0x to 12.0x to reach a range of total enterprise values.

     The combined discounted cash flow analysis applied by Jefferies & Company resulted in the following range of implied combined New ICO and Teledesic equity values per share:

           Combined New ICO and Teledesic: Negative Values -- $16.45

     Implied Last Round/Last Trade Analysis. Jefferies & Company also analyzed the equivalent values of the last round of financing, or trade of shares that it was aware of, for ITGL, New ICO and Teledesic as well as the blended investment price paid for New ICO shares by entities affiliated with Craig McCaw. The purpose of this analysis was to estimate a most recent relative market value on the equity of each of ITGL, New ICO and Teledesic based solely on the most recent investments in the respective companies. The range of implied last round share prices for ITGL was determined by subtracting from the nominal $10.00 per share purchase price of shares sold in a capital raise completed in July 2000 the value of the warrants associated with the shares and, in the case of Eagle River, the tax-liability avoided by Eagle River through its contribution of Nextel Communications, Inc. shares in exchange for ITGL shares and taking into account the round of financing at $10.45 per share currently being marketed by ITGL. The range of implied last trade share prices for New ICO was determined by the exit financing with independent investors at $10.45 per share raised during New ICO's emergence from bankruptcy and the nominal $10.45 per share purchase price contributed in the recent transaction with Satellite Phone Japan and subtracting the value of the warrants associated with the shares issued to Satellite Phone Japan. The blended investment price paid for New ICO shares by entities affiliated with Craig McCaw was determined by calculating a weighted average purchase price of shares in Old ICO's debtor-in-possession financing and Old ICO's exit round financing and subtracting the value of warrants associated with shares issued in the exit round financing. All of the warrant values were calculated using the Black-Scholes valuation method assuming volatility of 75%, based on historical volatilities of comparable satellite companies, and a risk-free rate of 6%. The implied last round share price for Teledesic was based upon the $10.00 nominal per share price of ITGL and the negotiated 0.825 exchange ratio stated by the Teledesic merger agreement. Jefferies & Company advised the independent advisory committee that the circumstances effecting the market price of such shares may have changed substantially since such investments and transactions had been consummated.

     The implied last round/last trade analysis applied by Jefferies & Company resulted in the following range of values for ITGL, New ICO and Teledesic:

ITGL..........................................  $8.03 - $10.45
New ICO (last trade)..........................  $6.17 - $10.45
Teledesic.....................................  $8.25

     While the foregoing summary describes certain analyses and factors that Jefferies & Company deemed material in its presentation to the independent advisory committee to the board of directors of New ICO, it is not a comprehensive description of all analyses and factors considered by Jefferies & Company. The preparation of a fairness opinion is a complex analytical process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Jefferies & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Jefferies & Company. Each of the analyses conducted by Jefferies & Company was carried out in order to provide a different perspective on the proposed New ICO merger and add to the total mix of information available. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Jefferies & Company are based on all analyses and factors taken as a whole and also on application of Jefferies & Company's own experience and judgment. Its conclusions may involve significant elements of subjective judgment and qualitative analysis. Jefferies & Company therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Jefferies & Company considered general economic, market and financial conditions and other matters, many of which are beyond the control of New ICO. The analyses performed by Jefferies & Company are not significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of New ICO common stock may be traded at any future time. As described above, Jefferies & Company's opinion to the independent advisory committee was one of many factors taken into consideration by the New ICO board of directors in making its determination to approve the ITGL/New ICO merger agreement and should not be considered as determinative of such decision.

     The engagement letter between Jefferies & Company and the independent advisory committee provides that, for its services, Jefferies & Company is entitled to receive a fee for rendering a fairness opinion, all of which was immediately due upon delivery of the opinion. New ICO has also agreed to reimburse Jefferies & Company for certain out-of-pocket expenses, including legal fees, and to indemnify and hold harmless Jefferies & Company and its affiliates and any director, employee or agent of Jefferies & Company or any of its affiliates, or any person controlling Jefferies & Company or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Jefferies & Company in rendering its opinion to the independent advisory committee. The terms of the fee arrangement with Jefferies & Company, which New ICO and Jefferies & Company believe are customary in transactions of this nature, were negotiated at arm's length between the independent advisory committee to the board of directors of New ICO and Jefferies & Company, and the New ICO board was aware of these fee arrangements.

     Jefferies & Company is a nationally recognized investment banking firm. As part of its investment banking business, Jefferies & Company is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. In 1999, Jefferies & Company was retained by the creditors committee of Old ICO to provide advisory services in connection with the bankruptcy proceedings.

THE NEW ICO MERGER AGREEMENT

     We believe this summary describes all material terms of the New ICO merger agreement. However, since the New ICO merger agreement is the primary legal document that governs the New ICO merger, we recommend that you read carefully the complete text of the New ICO merger agreement for its precise legal terms and other information that may be important to you. The New ICO merger agreement is included in Appendix A to this document and is incorporated by reference.

     The New ICO merger agreement provides for the merger of ITGL with New ICO. Prior to the merger, New ICO will form a wholly owned subsidiary into which it will transfer all of its assets and liabilities. After the New ICO merger, New ICO will be the surviving corporation and will change its name to Parent.

     The completion of the New ICO merger will take effect no later than the third business day following the date when the last of the conditions to the merger is fulfilled or waived or at any other mutually agreed time and date. On the closing of the New ICO merger, ITGL and New ICO will cause a certificate of merger to be filed with the Secretary of State of Delaware which will provide that the merger will become effective at 6:01 p.m. on the date it is filed. The certificate is to be filed simultaneously with the certificate of merger for the Teledesic merger, which will be effective at 6:02 p.m. on the date it is filed.

Merger Consideration

     At the effective time of the New ICO merger, each share of ITGL Class A common stock outstanding immediately before the effective time will be converted into the right to receive 0.97 shares of Parent Class A common stock. Each share of ITGL Class B common stock will be converted into the right to receive 0.97 shares of Parent Class B common stock.

     At the effective time of the New ICO merger, each outstanding option or warrant to purchase shares of ITGL common stock will be converted into options or warrants, as the case may be, to purchase shares of Parent common stock equal to the product, rounded to the nearest whole number, of the number of shares of ITGL common stock subject to the option or warrant immediately before the effective time of the New ICO merger multiplied by 0.97. The exercise price for each option and warrant will also be adjusted by dividing it by 0.97. All other terms and conditions of the converted options and warrants will remain the same.

Exchange of Certificates for Shares

     Promptly after completion of the New ICO merger, the transfer agent, Chase Mellon Shareholder Services, LLC, will mail to each record holder of ITGL common stock instructions for exchanging the ITGL certificates for certificates representing shares of capital stock issued in the merger. On surrender to the exchange agent of an ITGL certificate, together with any other required documents, the holder of the ITGL certificate will be entitled to receive the merger consideration and the ITGL certificate will be canceled.

     If the exchange of certificates representing shares of ITGL capital stock is to be made to a person other than the person in whose name the surrendered New ICO certificate is registered:

     - the ITGL certificate must be properly endorsed or otherwise in proper form for transfer; and

     - the person requesting the exchange must have paid any required transfer or other taxes.

     After the completion of the New ICO merger and until properly surrendered, each ITGL certificate will represent only the right upon surrender to receive the merger consideration.

     Holders of ITGL capital stock should not forward ITGL certificates to the exchange agent until they have received transmittal forms. Holders of ITGL capital stock should not return ITGL certificates with the enclosed proxy.

     Original holders of New ICO capital stock should not return New ICO certificates with the enclosed proxy. These certificates will represent Parent shares following the New ICO merger.

Representations and Warranties

     The New ICO merger agreement contains customary representations and warranties by ITGL with regard to itself and, to its knowledge, with regard to Teledesic relating to the following:

     - corporate organization and similar corporate matters;

     - authorization, execution, delivery, performance and enforceability of the agreement and related matters;

     - required filings with government agencies;

     - the absence of any material adverse affects as a result of entering into the New ICO merger agreement;

     - subsidiaries and joint ventures;

     - tax matters;

     - the status of permits and licenses;

     - the delivery of fairness opinions by financial advisors;

     - brokers' and finders' fees;

     - the absence of material changes to our businesses since a recent date;

     - capital structure;

     - the absence of any adverse material suits, claims or proceedings and other litigation;

     - compliance with agreements;

     - employee and labor matters;

     - employee benefits;

     - the absence of any undisclosed liabilities;

     - the required vote of stockholders;

     - intellectual property;

     - the nonexistence of other agreements to sell or companies or their assets;

     - title and leases;

     - board of directors approval and applicable state takeover laws; and

     - information supplied in connection with this document.

Conduct of Business Pending the Merger

     Each company has agreed that, during the period from the date of the New ICO merger agreement until the closing of the New ICO merger, it will:

     - carry on its businesses in the ordinary and usual manner; and

     - maintain its existing relations with customers, suppliers, employees and business associates.

     Each company has also agreed that during the period from the date of the New ICO merger agreement until the closing of the New ICO merger it will not:

     - materially amend its certificate of incorporation, bylaws or other comparable document;

     - declare or pay any dividend or other distribution; or

     - change its accounting methods unless required to do so by generally accepted accounting principles.

     In addition, ITGL has agreed that in this period it will not, except with written consent of New ICO:

     - issue or sell any capital stock or rights to acquire capital stock for cash or non-cash consideration that is less than $10.14 per share, other than the sale of preferred stock to the stockholders of Teledesic Holdings Limited pursuant to the terms of a purchase agreement in the form substantially similar to that delivered to New ICO by ITGL;

     - redeem, purchase or acquire any of its capital stock at a price greater than $10.14 per share, other than the purchase of shares pursuant to the exercise of appraisal rights under the Delaware General Corporation Law;

     - acquire or agree to acquire by merging or otherwise consolidating with or by purchasing a substantial portion of the assets of, or by any other manner an affiliate of ITGL or the business of any such affiliate.

     ITGL has also agreed not to waive, without New ICO's consent, specific covenants and conditions under the Teledesic merger agreement.

     In addition, New ICO has agreed that in this period it will not, except with written consent of ITGL:

     - sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice;

     - pay, discharge, settle or satisfy any claims, liabilities, obligations, or litigation other than those consistent with past practice and, in accordance with their terms, liabilities recognized or disclosed in the most recent consolidated financial statements, or waive the benefits or agree to modify in any manner any stand still agreement or similar agreement to which New ICO or its subsidiaries are a party; or

     - redeem or repurchase its shares for more than $10.14 per share.

Conditions to Our Obligations to Complete the New ICO Merger

     Each company's obligation to complete the New ICO merger is subject to the satisfaction or waiver of the following conditions:

     - approval of the stockholders of each of New ICO and ITGL and receipt of all other material third party approvals and consents;

     - expiration or termination of the waiting period applicable to the New ICO merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     - receipt of all foreign anti-trust approvals;

     - receipt of all material consents and approvals from and completion of material filings with any governmental entities;

     - the absence of any judgment, order, decree, statute, law, ordinance, rule or regulation prohibiting the completion of the New ICO merger or have a material adverse effect on New ICO or ITGL;

     - continued effectiveness of the registration statement of which this document is a part;

     - compliance with required federal and state securities law or blue sky laws;

     - the exercise of statutory appraisal rights by the holders of no more than 5% of either New ICO or ITGL capital stock; and

     - concurrent closing of the Teledesic merger.

     In addition, the obligation of ITGL to complete the New ICO merger is subject to:

     - the accuracy representations and warranties of New ICO;

     - performance by New ICO of its obligations under the New ICO merger agreement;

     - receipt of a favorable tax opinion from legal counsel;

     - the absence of any material adverse change with respect to New ICO; and

     - execution by specific Teledesic stockholders of the ITGL stockholders agreement.

     In addition, the obligation of New ICO to complete the New ICO merger is subject to:

     - the accuracy of representations and warranties of ITGL;

     - performance by ITGL of its obligations under the New ICO merger agreement;

     - receipt of a favorable a tax opinion from legal counsel; and

     - the absence of any material adverse change with respect to ITGL.

Termination of the Merger Agreement

     The New ICO merger agreement may be terminated and the New ICO merger may be abandoned:

     - by mutual written consent of ITGL and New ICO.

     - by either ITGL or New ICO:

        - if the New ICO merger shall not have been consummated by June 30, 2001;

        - if the New ICO merger is prohibited by laws regulation or any final and non-appealable court order;

        - approval of ITGL or New ICO stockholders is not obtained;

        - any final and non-appealable order which enjoins or prohibits the New ICO merger or would have a material adverse effect on ITGL or New ICO; or

        - if any litigation, judgment, order or decree having the effects of enjoining or otherwise prohibiting the consummation of the New ICO merger or which is otherwise reasonably likely to have a material adverse effect on New ICO or ITGL shall be in effect and shall have become final and nonappealable.

     - by ITGL, if New ICO shall have misrepresented, breached or failed to perform in any material respect any of its representations, covenants or other agreements contained in the New ICO merger agreement; or

     - by New ICO, if ITGL shall have misrepresented, breached or failed to perform in any material respect any of its representations, covenants or other agreements contained in the New ICO merger agreement.

Amendments and Waiver

     The New ICO merger agreement may be modified or amended only by a written agreement. A party to the New ICO merger agreement may waive its rights under the New ICO merger agreement only in writing and, in the case of a waiver by New ICO, only with the consent of the independent advisory committee of the New ICO board.

                              THE TELEDESIC MERGER

BACKGROUND OF THE MERGER

     Since 1990 Craig McCaw has been involved with Teledesic and its predecessor, Calling Communications Corporation, as an investor. Since 1994, he has served as Chairman of Teledesic's board of directors and has served as either Chief Executive Officer or Co-Chief Executive Officer of Teledesic for most of the years between 1994 and the present.

     The possibility of a corporate consolidation of Teledesic with ITGL arose as a result of Eagle River's acquisition of a controlling interest in New ICO. Mr. McCaw and Eagle River began pursuing a possible acquisition of Old ICO in the fall of 1999 soon after Old ICO had filed for bankruptcy protection. Mr. McCaw and Eagle River recognized that potential synergies existed between Old ICO and Teledesic. In October 1999, Teledesic became involved in the discussions between Eagle River and Old ICO in order to further explore these possible synergies and to provide technical and management expertise to Mr. McCaw and to Eagle River with respect to evaluating the business and assets of Old ICO.

     On October 31, 1999, Eagle River and Old ICO entered into a binding letter agreement regarding the acquisition of a controlling interest in Old ICO, including investment through a debtor-in-possession financing, the terms and conditions of which were definitively set forth in a credit agreement dated November 8, 1999. The binding letter agreement and credit agreement are more fully described in the section entitled "The New ICO Merger -- Background of the Merger." In order to facilitate the planned association between Teledesic and Old ICO, in a letter dated November 11, 1999 Eagle River offered Teledesic the opportunity to assume a substantial portion of Eagle River's rights and obligations under the credit agreement and the binding letter agreement. The Eagle River offer required that Teledesic satisfy the following conditions:

     - agree to assume the obligation of Eagle River and Mr. McCaw under the existing agreement relating to the ICO Opportunity and obtain the consent of Old ICO and the bankruptcy court to substitute Teledesic for Eagle River and Mr. McCaw under existing agreements;

     - reimburse $95.5 million plus interest previously advanced by Eagle River pursuant to the credit agreement; and

     - assume the risk of increased funding obligations pursuant to the binding letter agreement to cover the costs of certain modifications to contracts between Old ICO and its significant vendors.

     The offer also stated that Eagle River would retain certain management options provided under the binding letter agreement to purchase up to 40 million shares of New ICO Class A common stock at an exercise price of $12.50 per share and to purchase up to 16 million shares of New ICO Class A common stock at an exercise price of $10.45 per share.

     At its regular meeting on November 12, 1999, the board of directors of Teledesic considered the Eagle River offer and determined that the offer presented a significant opportunity to Teledesic and that it was in Teledesic's best interests to further evaluate such opportunity. Recognizing a possible conflict of interest between Teledesic and Eagle River and Mr. McCaw with respect to the offer, the Teledesic board of directors voted to establish an independent advisory committee, consisting of three independent directors of Teledesic, to evaluate the Eagle River offer and to propose terms under which Teledesic might participate in the ICO opportunity. The directors comprising the independent advisory committee were Tom Alberg, Michael Larson and Ed Tuck.

     In a letter to Eagle River dated November 19, 1999, the independent advisory committee proposed conditions to Teledesic's assumption of Eagle River's rights and obligations under the binding letter agreement and the credit agreement, including:

     - that prior to assuming such obligations, Teledesic obtain not less than $100 million of additional funding from investors other than Eagle River and Eagle River make a matching investment commitment in Teledesic of $100 million;

     - that Teledesic receive the management options to purchase 40 million shares of New ICO Class A common stock at $12.50 per share while Eagle River would retain the option to purchase 16 million shares of New ICO Class A common stock at $10.45 per share; and

     - that Eagle River remain a signatory to the binding letter agreement and responsible to Old ICO to underwrite its exit financing to the extent that commitments therefor were not obtained from existing Old ICO stakeholders or other investors.

     The investment in Teledesic by Eagle River proposed by the independent advisory committee provided that Eagle River would purchase shares of Class A common stock of Teledesic at a purchase price of $10.00 per share and that each share have a warrant attached to it for the purchase of an additional share of Class A common stock of Teledesic at a purchase price of $25 per share exercisable at any time within three years. The independent advisory committee indicated its belief that Teledesic could also contribute management and technical expertise to oversee Old ICO's successful implementation of a new business plan.

     Over the next two months, representatives of Teledesic and Eagle River, with the assistance and input of the independent advisory committee, discussed variations on the Eagle River offer and the proposal set forth by the independent advisory committee. During these discussions, the representatives of Teledesic and Eagle River considered several factors including:

     - Eagle River's obligations under the binding letter agreement and credit agreement;

     - Teledesic's current valuation and the challenges of securing the necessary funding to satisfy such obligations;

     - the possibility of Teledesic assuming only a portion of Eagle River's rights and obligations; and

     - Teledesic's efforts to date on Eagle River's behalf in connection with the binding letter agreement and credit agreement including technical, business and legal reviews of Old ICO and participation in discussions with Old ICO.

     On January 20, 2000, the independent advisory committee met to consider several corporate transactions presented to Teledesic. The committee reviewed the status of the Old ICO transaction and discussed the latest proposal by Eagle River which required Teledesic to invest between $125 and $200 million in New ICO. William Owens, co-CEO of Teledesic, and Dennis James, President of Teledesic, gave presentations regarding Eagle River's interest in acquiring the assets of Iridium LLC and the possibility of consolidating Iridium with New ICO. The independent advisory committee then discussed whether Teledesic might also be a candidate for consolidation and determined that it was appropriate that the committee's authority be expanded to cover the various opportunities presented to Teledesic.

     At its regular meeting on January 21, 2000, the Teledesic board of directors expanded the authority of the independent advisory committee to include the strategic planning issues related to possible business combinations between Teledesic, New ICO and Iridium under a single holding company established by Eagle River. The board authorized the independent advisory committee to engage independent legal and financial advisors, at Teledesic's expense, to advise it regarding these matters. A series of communications among members of the committee and Teledesic's management followed this meeting during which the committee reviewed and considered the qualifications of various financial advisors.

     On February 4, 2000, during the course of these discussions, Eagle River entered into the definitive agreement with Old ICO setting forth additional terms and conditions relating to the acquisition of a controlling interest in Old ICO contemplated by the binding letter agreement. On February 9, 2000, Eagle River formed ITGL and assigned to ITGL its rights and obligations under the definitive agreement and its rights and obligations as a lender under the credit agreement.

     Between February 9, 2000 and March 17, 2000, the ITGL board of directors and management considered the potential synergies of merging Teledesic into a subsidiary of ITGL and discussed with its financial and legal advisors the terms of such a merger.

     On March 17, 2000, representatives from ITGL presented a proposal to the members of the Teledesic board of directors to merge Teledesic with a wholly owned subsidiary of ITGL pursuant to which all shares of Teledesic common stock, regardless of class, would be exchanged for shares of ITGL Class A common stock using an exchange ratio based on valuations of $7.50 per Teledesic share and $10.00 per ITGL share. Immediately following this meeting, the independent advisory committee met and selected Lehman Brothers as its independent financial advisor to advise it with respect to this transaction. Michael Larson, one of the members of the independent advisory committee, resigned from the independent advisory committee at this time in consideration of his affiliation with Cascade Investment L.L.C., which was separately considering an investment in ITGL. The independent advisory committee met two more times in March to select its legal counsel and to follow the progress of Lehman Brothers' review and analysis of the merger offer.

     During this time, the independent advisory committee considered the option of proceeding with the merger offer in lieu of participating in the financing of Old ICO. The independent advisory committee concluded that it would be extremely difficult for Teledesic to raise the funds required to participate in the Old ICO financing at a favorable valuation given the distressed financial condition of the satellite industry generally and the technological and strategic differences between the Old ICO business model and Teledesic's goal of providing high quality broadband access. Consequently, the independent advisory committee determined that the merger with ITGL would allow Teledesic to take advantage of the synergies between New ICO and Teledesic most effectively and that the goal of assuming ITGL's obligations in connection with the Old ICO financing should be abandoned.

     Discussions with respect to the merger offer continued, with frequent telephonic meetings between the independent advisory committee and representatives of Lehman Brothers and legal advisors occurring during the month of April. While significant progress was made, key issues remained unresolved, primarily with respect to the independent advisory committee's proposals to increase the consideration to be received by Teledesic's stockholders in the merger, the treatment of Teledesic's employees, the treatment of shareholders of Teledesic Holdings Limited, and certain other conditions to the merger. During the course of these meetings, the independent advisory committee proposed improving the merger consideration through warrant coverage. In consultation with its legal advisors and with Lehman Brothers, and following negotiations on this subject matter with ITGL, the independent advisory committee considered the value of alternative warrant proposals as well as restrictions on such proposals if the merger was to qualify for treatment as a tax-free reorganization. After deliberations, the independent advisory committee determined that an increase to the exchange ratio would benefit the stockholders of Teledesic better than the warrant coverage that would be permissible in order to maintain the tax-free status of the transaction and which ITGL was willing to accept. Accordingly, the independent advisory committee engaged in further negotiations with ITGL regarding the exchange ratio.

     Throughout the remainder of March and April, the executive officers and board of directors negotiated with the executive officers and the independent advisory committee of Teledesic on the terms of the proposed merger. They evaluated and considered different proposals of the independent advisory committee and discussed such proposals with its legal and financial advisors.

     The independent advisory committee and ITGL also discussed the treatment of Teledesic's employees and the treatment of shareholders of Teledesic Holdings Limited in the merger. As a result of these discussions, ITGL agreed to the establishment of a severance program that would apply to any employees in service on April 17, 2000, or hired by Teledesic, prior to the effective time of the Teledesic merger with the consent of ITGL who are involuntarily terminated as a result of a general downsizing or general reduction in staff or as a result of the merger, or who are constructively terminated by a decision announced to Teledesic employees on or before June 30, 2001 that would force the employees to relocate. ITGL and Teledesic also agreed that the shareholders of Teledesic Holdings Limited would receive preferred stock of ITGL in connection with the merger in order to induce such shareholders to sell their shares of Teledesic Holdings Limited to ITGL concurrently with the consummation of the merger.

     On April 25, 2000, Dennis Weibling, a representative of ITGL, joined the telephonic meeting of the independent advisory committee and presented ITGL's position with respect to the merger terms. He proposed an exchange ratio based on valuations of Teledesic's and ITGL's common stock of $8.25 and $10.00 per share, respectively. He also presented the details of the tender offer to the shareholders of Teledesic Holdings Limited outlining the proposed dividend rate, term, and payment and conversion features of the ITGL preferred stock that would be offered to such shareholders. Mr. Weibling also discussed the proposed treatment of the stock options held by the Teledesic employees. He indicated that ITGL was willing to assume all of Teledesic's outstanding options but that ITGL was still willing to consider alternative treatment for these options so long as such treatment was found to be fair to all employees and did not result in unsatisfactory tax or accounting consequences. After discussion among the parties, the independent advisory committee indicated that it found the terms of the merger generally satisfactory subject to its further review of the analysis by Lehman Brothers, the definitive merger agreement and the terms of the ITGL preferred stock offered to the shareholders of Teledesic Holdings Limited and delivery by Lehman Brothers of its fairness opinion.

     The independent advisory committee met again telephonically on April 26, 2000 to discuss progress with respect to delivery of Lehman Brothers' completed analysis and fairness opinion and resolution of the treatment of stock options for Teledesic employees.

     From April 26 through May 2, 2000, the independent advisory committee reviewed a series of drafts of the merger agreement and summaries of the significant terms of such agreement. During that same period, ITGL and its legal advisors prepared and revised drafts of the merger agreement and negotiated with Teledesic's management and legal advisors on the terms of such definitive agreement. The independent advisory committee also reviewed and offered comments on the proposed substance of Lehman Brothers' fairness opinion.

     During this period, ITGL proposed to Teledesic's management and communicated with the independent advisory committee regarding its proposal that Teledesic LLC loan ITGL $200 million in connection with ITGL's investment in New ICO.

     Between April 15, 2000 and May 2, 2000, ITGL's management considered, evaluated and later proposed to Teledesic's management the economic terms of the loan from Teledesic LLC to ITGL.

     On May 2, 2000, the independent advisory committee met with its legal and financial advisors to discuss the proposed merger. Lehman Brothers delivered to the committee its final presentation, which is described in the section entitled "The Teledesic Merger -- Opinion of Teledesic's Financial Advisor Regarding the Teledesic Merger," addressing the financial terms of the proposed merger, and responded to questions from the members of the independent advisory committee. The independent advisory committee requested and received further explanation from Lehman Brothers regarding the ownership in ITGL by Teledesic's stockholders following the consummation of the proposed mergers with Teledesic and New ICO. Teledesic's management provided further explanation of the economic impact and terms of the proposed $200 million loan by Teledesic LLC to ITGL. The independent advisory committee then received the oral opinion of Lehman Brothers related to the fairness of the proposed merger from a financial point of view. After presentations to the independent advisory committee by its legal advisors and members of Teledesic management regarding the terms of the proposed merger, and after consideration of its fiduciary duties and the duties assigned to it by the Teledesic board of directors, the independent advisory committee unanimously resolved to recommend that the Teledesic board of directors approve the proposed merger.

     Between May 2, 2000 and May 12, 2000, management of Teledesic, the members of the independent advisory committee and legal advisors to Teledesic and the independent advisory committee reviewed and commented on numerous drafts of the merger transaction documents. During that same period, ITGL and its legal advisors drafted, reviewed and negotiated with Teledesic's management and legal counsel as to the terms of the definitive merger agreement. In addition, ITGL drafted, proposed and negotiated with Teledesic's management and legal counsel the definitive terms of the proposed credit agreement embodying the $200 million loan from Teledesic LLC to ITGL.

     On May 12, 2000, the Teledesic board of directors met and again reviewed the terms of the merger and the final draft of the merger agreement. The independent advisory committee summarized the background surrounding the analysis prepared by Lehman Brothers, its consultations with its legal advisors and its negotiations with ITGL. The Teledesic board of directors then reviewed the overview of the merger prepared by Teledesic and the final analysis delivered by Lehman Brothers. The independent advisory committee also informed the board of its receipt of Lehman Brothers' oral opinion regarding fairness of the proposed merger from a financial point of view and the board considered the substance of that opinion. The committee responded to questions from the board regarding the financial terms of the proposed merger, the background of the proposed merger and Teledesic's alternatives as an independent entity. The independent advisory committee recommended that the board approve the proposed merger. The independent advisory committee informed the board that its recommendation was based on both the analysis and fairness opinion of Lehman Brothers and the independent advisory committee's own conclusions regarding the benefits that Teledesic's stockholders would receive in the merger, the current state of the satellite telecommunications industry and Teledesic's need to build its business on an established platform. The independent advisory committee informed the board that it had determined that the merger agreement was fair and in the best interests of Teledesic's stockholders.

     The independent advisory committee also reported that it was aware of the terms of the proposed $200 million loan to be made by Teledesic LLC to ITGL but had not considered such loan to be within its mandate from the board. The Teledesic board of directors then approved the merger agreement in its substantially final form by unanimous vote of those directors voting on the matter (Mr. Weibling abstained from the vote and Mr. McCaw and Mr. Larson were not present). After further discussion, the Teledesic board of directors also determined that the $200 million loan by Teledesic LLC to ITGL would facilitate the speedy completion of the New ICO financing, and the loan was subsequently approved by unanimous vote of those directors present (with the exception of Mr. Weibling who abstained from the vote).

     Later on May 12, 2000, representatives from Teledesic and ITGL concluded the final form of the Teledesic merger agreement and the Teledesic merger agreement was executed and delivered by both parties. In addition, the representatives of each of Teledesic and ITGL concluded the final form of the credit agreement which was then executed by both parties.

     In late July 2000, ITGL proposed to Teledesic's management and board of directors an amendment to the Teledesic merger agreement resulting from the structure and terms of the New ICO merger agreement. The proposed amendment included:

     - an amendment of the assignment provision;

     - an amendment to the exchange ratio to reflect the application of the exchange ratio in the New ICO merger to the exchange ratio in the Teledesic merger agreement;

     - an amendment requiring the Teledesic merger and the New ICO merger to occur simultaneously with the effective time of the Teledesic merger to be one minute after the effective time of the New ICO merger; and

     - approved the assignment by New Satco Merger Sub to New ICO Merger Sub of its obligations and rights under the Teledesic merger agreement.

     The management of ITGL and the management of Teledesic, and their respective legal advisors, negotiated the terms of such an amendment. On August 11, 2000, the boards of directors of each ITGL and Teledesic met and each approved the terms of the amendment to the Teledesic merger agreement. The representatives of each ITGL and Teledesic executed the final form of amendment to the Teledesic merger agreement on August 15, 2000.

ITGL'S REASONS FOR THE TELEDESIC MERGER

     The management and ITGL board of directors have determined that the proposed New ICO and Teledesic mergers are in the best interests of ITGL. Accordingly, the ITGL board of directors has approved and adopted the Teledesic merger agreement.

     As described above under "Background of the Teledesic Merger", the decision of the ITGL board of directors to approve the Teledesic merger agreement and the Teledesic merger was preceded by internal discussions and evaluation regarding the benefits of and synergies achieved by the mergers, extensive negotiations with the management and independent advisory board of Teledesic regarding the structure and the terms of the mergers. During the period in which Teledesic, Eagle River and ITGL evaluated the business and opportunities of Old ICO through the time the definitive terms of the Teledesic merger agreement were agreed to by the respective parties, ITGL continued to evaluate the comparative benefits of the mergers.

     The ITGL board of directors, among all of the information evaluated by the board, considered, without assigning relative weights to, the following factors:

     - the terms and conditions of the Teledesic merger agreement, including but not limited to the exchange ratio, covenants of each party prior to closing, and the conditions to closing;

     - the prospective ability of Parent to raise the necessary capital to fund the business operations of Teledesic and New ICO following of the mergers;

     - the opportunity of Teledesic to build from the New ICO system in developing next generation of satellite telecommunications services and the synergies created by combining the business and technical expertise of New ICO and Teledesic;

     - Parent's ability as a result of the merger to offer the capability to transition customers from the New ICO-based services at data transmission rates of hundreds of kilobits per second to Teledesic-based services offering true broadband data transmission rates at up to hundreds of megabits per second;

     - the value created for the stockholders of ITGL, as well as the New ICO and Teledesic stockholders, by the combination of those three entities;

     - the current conditions in, and future prospects of the satellite telecommunications industry and the relative competitive positions of New ICO and Teledesic;

     - the potential for synergies from the complementary assets and business strategies of New ICO and Teledesic; and

     - the ability to complete the mergers on a tax-free basis.

TELEDESIC'S REASONS FOR THE TELEDESIC MERGER

     The independent advisory committee and the Teledesic board of directors have determined that the Teledesic merger is fair to and in the best interests of Teledesic and its stockholders. Accordingly, the Teledesic board of directors has approved and declared advisable the Teledesic merger agreement and the Teledesic merger and recommends that Teledesic stockholders vote "For" the approval and adoption of the Teledesic merger agreement.

     As described above under "-- Background of the Teledesic Merger," the decisions of the independent advisory committee and the board of directors to recommend and approve the Teledesic merger agreement and the merger were preceded by extensive negotiations between the independent advisory committee and ITGL and internal discussions regarding the terms of the Teledesic merger agreement and the benefits of the combination with ITGL and New ICO. During the period between the initial discussion of the opportunity to participate in the Old ICO financing and the Teledesic board's approval of the merger on May 12, 2000, the independent advisory committee met fifteen times and the Teledesic board of directors met seven times, at which meetings both the independent advisory committee and the Teledesic board of directors reviewed Teledesic's business opportunities, and the proposed New ICO merger. Also during this period, the independent advisory committee reviewed, with the assistance of Lehman Brothers, the information provided by Teledesic management and Lehman Brothers regarding Teledesic's business plan, Teledesic's valuation as an independent company and as part of a larger enterprise, and the uncertainties related to achieving these valuations.

     During the course of their deliberations relating to a possible merger with ITGL, the independent advisory committee and the Teledesic board of directors each took into account the information about Teledesic, ITGL and New ICO acquired during the negotiations for the Old ICO financing, and also considered, without assigning relative weights to, the following factors:

     - the terms and conditions of the Teledesic merger agreement, including:

        - the amount and form of the consideration;

        - the fact that the holders of shares of Teledesic Class B and Class C common stock will receive for their shares the same consideration offered the holders of Teledesic Class A common stock; and

        - the degree of flexibility provided to Teledesic to conduct its business prior to the effective date of the merger;

     - their belief that the terms and conditions were the most favorable that could be obtained from ITGL;

     - the prospective business of Teledesic, including, among other things:

        - the current financial condition and future prospects of Teledesic;

        - the strategic direction of Teledesic's business and the benefits to building such business on an established platform like the one contemplated by ITGL and New ICO;

        - the current conditions in, and future prospects of, the satellite telecommunications industry and the likelihood that Teledesic would not be able to raise funds as an independent entity at a favorable valuation based on its business model and stage of development;

        - the competitive position of Teledesic in the satellite telecommunications industry, and the future prospects of ITGL and New ICO and their current financial conditions, which indicated to the independent advisory committee and the Teledesic board of directors that there exists a beneficial strategic fit between the companies; and

        - the ability for Teledesic stockholders to participate in a combined enterprise that will have greater business and financial resources than Teledesic and that is well positioned to take advantage of new opportunities and meet competitive challenges;

     - the potential for synergies from the companies' complementary assets and businesses, which the independent advisory committee and the Teledesic board of directors believed would have a favorable impact on the long-term value for Teledesic stockholders as holders of ITGL common stock after the merger;

     - the combined companies' ability, as a result of the mergers, to offer the capability to transition customers from the New ICO-based services at data transmission rates of hundreds of kilobits per second to Teledesic-based service offering true broadband data transmission rates of up to hundreds of megabits per second; and

     - the opportunity for the Teledesic stockholders to retain a significant continuing interest in the satellite telecommunications industry through the acquisition of Parent common stock, which the independent advisory committee and the Teledesic board of directors believed would be favorable to

       Teledesic's stockholders and consistent with their investment intent in purchasing Teledesic common stock;

     - the requirement that ITGL provide liquidity to the stockholders of New ICO no later than March 31, 2001, which may result in increased liquidity for the Teledesic stockholders;

     - the risks of remaining an independent entity, including the inability to raise funds at a favorable valuation and the possible loss of key technical and management employees;

     - the structure of the merger, which will permit holders of Teledesic common stock to exchange all their shares for Parent common stock on a tax-free basis;

     - that all holders of Teledesic Class A common stock would receive the same exchange ratio as other significant shareholders of Teledesic, including Craig McCaw, Eagle River, William H. Gates III and Motorola; and

     - the presentation of Lehman Brothers delivered to the independent advisory committee, confirmed by its written opinion dated May 12, 2000, that, as of such date, the consideration to be received by Teledesic stockholders in connection with the merger is fair to Teledesic stockholders from a financial point of view.

OPINION OF TELEDESIC'S FINANCIAL ADVISOR

     The independent committee of the board of directors of Teledesic engaged Lehman Brothers to act as its financial advisor in connection with the Teledesic merger. On May 12, 2000, Lehman Brothers confirmed in writing its oral opinion previously rendered to the independent advisory committee of the board of directors of Teledesic and the board of directors of Teledesic that, as of the date of the opinion, and based upon and subject to the assumptions, limitations and qualifications set forth therein, the exchange ratio to be received by the stockholders of Teledesic and Teledesic Holdings Limited was fair, from a financial point of view, to the stockholders of Teledesic and Holdings. On August 15, 2000, Teledesic amended the merger agreement with ITGL to provide that Teledesic would merge with a wholly owned subsidiary of New ICO. That same day, Lehman Brothers confirmed to the board of directors of Teledesic in writing that New ICO's succession to ITGL's rights and obligations under the Teledesic merger agreement and the adjustment of the exchange ratio did not adversely affect its May 17, 2000 fairness opinion.

     The full text of the Lehman Brothers' written opinion dated May 12, 2000 is included as Appendix E to this document. Stockholders may read the Lehman Brothers opinion for a discussion of the procedures followed, assumptions made, factors considered and limitations of the review undertaken by Lehman Brothers in arriving at its opinion. The Lehman Brothers opinion is for the use and benefit of the independent advisory committee of the board of directors of Teledesic and the board of directors of Teledesic and was rendered to the independent advisory committee of the board of directors of Teledesic in connection with their consideration of the proposed merger and only addresses the fairness, from a financial point of view, to the stockholders of Teledesic and Teledesic Holdings Limited, of the merger consideration to be received by these stockholders in the proposed transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Teledesic special stockholders' meeting.

     Lehman Brothers was not requested to opine as to, and the Lehman Brothers opinion does not address, Teledesic's underlying business decision to proceed with or effect the merger.

     In evaluating the proposed transaction, as defined in the Lehman Brothers opinion, Lehman Brothers assumed the satisfaction of all conditions precedent to the consummation of the proposed transaction as set forth in the merger agreement, including:

     - the successful restructuring, including the exit from chapter 11 bankruptcy proceedings, of Old ICO,

     - the successful funding by ITGL of all its obligations in connection with the New ICO restructuring, including satisfaction of the financing conditions to closing as set forth in the Teledesic merger, which require an aggregate amount of equity raised by ITGL from its inception of at least $1.0 billion as calculated according to paragraph 6.3(e) of the Teledesic merger agreement, and

     - any subsequent merger of ITGL and New ICO is based on a per share valuation of ITGL of $9.50 or higher.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed:

           (1) a draft of the Teledesic merger agreement dated May 12, 2000, as amended;

           (2) unaudited financial statements of Teledesic dated February 29, 2000, including a consolidated balance sheet, consolidated statements of operations, consolidated statements of comprehensive loss, and consolidated statements of changes in stockholders' equity (deficit);

           (3) financial and operating information with respect to the business, operations and prospects of Teledesic, including financial projections prepared by the Teledesic management and furnished to Lehman Brothers by Teledesic;

           (4) a comparison of the historical financial results and present financial condition of Teledesic with those of other companies that Lehman Brothers deemed relevant in a variety of related industries and sectors;

           (5) the materials dated March 24, 2000 prepared by New ICO's financial advisor, Wasserstein Perella, in connection with New ICO's financing;

           (6) the materials dated March 2000 provided to Lehman Brothers by Teledesic and prepared by ITGL's financial advisor, Merrill Lynch, in connection with the ITGL private placement;

           (7) the key terms and conditions of the New ICO merger;

           (8) the pro forma cash and debt balances of ITGL following the New ICO financing, the ITGL private placement and the Teledesic merger;

           (9) the potential pro forma financial statements of ITGL once it effects the proposed transaction;

          (10) financial and operating information with respect to the business, operations and prospects of ITGL including financial projections furnished to Lehman Brothers by Teledesic; and

          (11) a comparison of the trading history of other companies that Lehman Brothers deemed relevant in a variety of related industries and sectors.

     In addition, Lehman Brothers had discussions with the managements of ITGL, New ICO and Teledesic concerning their respective businesses, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as it deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of this information. Lehman Brothers further relied upon the assurances of the managements of Teledesic and ITGL that they are not aware of any facts or circumstances that would make this information inaccurate or misleading. With respect to all financial forecasts furnished to Lehman Brothers by Teledesic, including those of ITGL, upon advice of Teledesic Lehman Brothers assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Teledesic and ITGL as to the future financial performance of Teledesic and ITGL. Although Lehman Brothers had the opportunity to discuss ITGL's business with ITGL's management, the Lehman Brothers opinion is primarily based on the indications from Teledesic management:

     - that it was comfortable with the financial projections of ITGL that were provided to Lehman Brothers; and

     - that such projections are a reasonable basis upon which to evaluate and analyze the future financial performance of ITGL and that Lehman Brothers may use such projections and base the conclusions set forth in the Lehman Brothers opinion on such projections in rendering its opinion.

     In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Teledesic or ITGL and did not make or obtain any evaluations or appraisals of the assets or liabilities of ITGL and Teledesic. In addition, Lehman Brothers was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Teledesic's business. The Lehman Brothers opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

     In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to ITGL or Teledesic, but rather made its determination as to the fairness, from a financial point of view, to the stockholders of Teledesic and Teledesic Holdings Limited of the merger consideration to be received by these stockholders in the Teledesic merger on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers made qualitative judgements as to the significance and relevance of each analysis and factor and in the process, Lehman Brothers attributed more weight to its discounted cash flow analysis described below because of the inherent differences between the businesses, operations, financial conditions and prospects of ITGL and Teledesic and the businesses, operations, financial conditions and prospects of the companies included in the respective comparable company groups. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Teledesic and ITGL. None of Teledesic, ITGL, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Teledesic board of the directors and the independent advisory committee of the Teledesic board of directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. In particular, you should note that in applying the various valuation methods to the particular circumstances of Teledesic, ITGL, and the Teledesic merger, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis and factor. In addition, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Teledesic and ITGL. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers opinion.

     Discounted Cash Flow Analysis. The discounted cash flow analysis provides a net present valuation of management projections of the projected after-tax unlevered free cash flows calculated as operating cash flow available after working capital, capital spending, tax and other operating requirements, based upon Teledesic's and ITGL's financial projections and strategic benefits expected to result from the Teledesic merger, by both Teledesic and ITGL. Utilizing these financial forecasts, Lehman Brothers calculated a range of present values for ITGL using a range of after-tax discount rates from 22.5% to 27.5% and a terminal value based upon a range of multiples of its estimated earnings before interest, taxes, depreciation and amortization, sometimes referred to as EBITDA, in 2007 from 8.0 to 10.0x. For Teledesic, Lehman Brothers used a range of after-tax discount rates from 30% to 35% and a terminal value based upon a range of multiples of estimated EBITDA in 2010 from 8.0 to 10.0x. The following table presents the range of implied equity values per fully-diluted share of ITGL and Teledesic common stock, with preferred stock valued as common on an as converted basis, based on the range of discount rates and the terminal values.

                                                VALUE PER SHARE
                                                ---------------
ITGL..........................................  $3.42 - $ 9.44
Teledesic.....................................  $2.19 - $12.76

     Comparable Company Trading Analysis. The comparable company trading analysis provides a market valuation benchmark based on the common stock trading multiples of selected comparable companies. For this analysis, Lehman Brothers reviewed the public stock market trading multiples for selected companies that Lehman Brothers deemed comparable to ITGL and Teledesic. Lehman Brothers first calculated and then applied various financial multiples and ratios to both Teledesic and ITGL in order to estimate the value of each company based on their respective selected comparable companies if each were publicly traded.

     The two primary multiples derived by Lehman Brothers were: enterprise value, calculated as the sum of the aggregate market value as of May 8, 2000, of the outstanding common stock of an enterprise plus its debt and preferred stock, sometimes referred to as the Enterprise Value, less cash divided by its EBITDA, and the Enterprise Value divided by total revenues. In the case of ITGL, Lehman Brothers made these determinations for the years of 2004 and 2005 based on financial forecasts prepared by ITGL management, and for the comparable companies for the same periods using projections from publicly-available sources. In the case of Teledesic, Lehman Brothers made these determinations for the comparable companies based on the years 2000 and 2001 and applied the resulting multiples to the financial forecasts prepared by Teledesic management for the years 2004 and 2005. The future values were then discounted back as described in more detail below.

     Lehman Brothers selected groups of companies from the universe of possible companies that it deemed to be the most comparable based on financial and operating characteristics. The groups of selected comparable companies for ITGL consisted of Globalstar and Pasifik Satellit Nusantara (PSN), defined as Mobile Satellite Services companies, sometimes referred to as MSS, and Sirius and XM Satellite, defined as Digital Audio Radio Satellite companies, sometimes referred to as DARS. The following table presents the average revenue and EBITDA multiples used in the comparable company trading analysis of ITGL:

MEAN COMPARABLES

                                                        MSS     DARS
                                                        ----    ----
ENTERPRISE VALUE TO:
2004 Revenue..........................................  1.4x    2.4x
2005 Revenue..........................................  1.1x    1.3x
2004 EBITDA...........................................  1.7x    7.0x
2005 EBITDA...........................................  1.4x    2.9x

     Similarly, in addition to the DARS group described above, the groups of selected companies deemed to be comparable to Teledesic and used in this analysis consisted of the following:

DATA COMMUNICATIONS         INTERNET SERVICE
SATELLITE COMPANIES        PROVIDER COMPANIES        OTHER NETWORK COMPANIES
-------------------    --------------------------    -----------------------
   Motient                       PSINet                     BroadWing
    Gilat                      Verio Inc.                Global Crossing
   Stratos              Concentric Network Corp.       ITC(CARET)Deltacom
                           AppliedTheory Corp             Qwest/US West
                       Cybernet Internet Services    Williams Communications
                             CAIS Internet

     The following table presents the ranges, the mean and the median figures for the selected comparable companies used to arrive at the comparable company trading values of Teledesic:

MEAN COMPARABLES

                                                    INTERNET       OTHER
                                       DATA          SERVICE      NETWORK
                                  COMMUNICATIONS    PROVIDERS    COMPANIES
                                  --------------    ---------    ---------
ENTERPRISE VALUE TO:
2000 Revenue....................       5.1x           7.8x          5.8x
2001 Revenue....................       3.2x           4.6x          4.5x
2000 EBITDA.....................      20.7x             NA         23.3x
2001 EBITDA.....................       9.2x             NA         19.8x

     Because Teledesic, according to the financial projections provided by Teledesic's management, will not begin generating revenue until 2005 and since there were no adequate publicly available financial projections beyond 2001 for the selected companies, with the exception of the DARS group of comparable companies, Lehman Brothers applied the comparable companies 2000 and 2001 multiples to the 2004 and 2005 financial projections of Teledesic to obtain estimated future values for Teledesic. These future values were then discounted back at rates ranging between 40% and 50% annually in order to arrive at a present value of Teledesic based on its comparable company multiples.

     For the DARS group of companies, similarly to how the values for ITGL were derived, Lehman Brothers applied the comparable companies 2004 and 2005 multiples to the 2004 and 2005 financial projections of Teledesic to obtain estimated values for Teledesic.

     The following table presents the range of implied equity values per fully-diluted share of ITGL and Teledesic common stock, with preferred stock valued as common on an as converted basis, based on the comparable trading multiples of Teledesic and ITGL.

                                                VALUE PER SHARE
                                                ---------------
ITGL..........................................  $7.90 - $12.00
Teledesic.....................................  $7.96 - $10.41

     Because of the inherent differences between the businesses, operations, financial conditions and prospects of ITGL and Teledesic and the businesses, operations, financial conditions and prospects of the companies included in the respective comparable company groups, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of ITGL, Teledesic and companies in the respective comparable company groups that would affect the public trading values of ITGL, Teledesic and such comparable companies.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The independent advisory committee of the board of directors of Teledesic selected Lehman Brothers to render an opinion in connection with the merger based upon Lehman Brothers' expertise, reputation and familiarity with the satellite-based services industry generally.

     Under an engagement letter dated April 6, 2000 between Teledesic and Lehman Brothers, Teledesic:

          (a) paid Lehman Brothers a fee of $2,000,000; and

          (b) agreed to indemnify Lehman Brothers for certain liabilities and expenses that may arise out of its engagement by Teledesic, and the rendering of the Lehman Brothers opinion, including liabilities under federal securities laws.

THE TELEDESIC MERGER AGREEMENT

     We believe this summary describes all material terms of the Teledesic merger agreement. However, since the Teledesic merger agreement is the primary legal document that governs the Teledesic merger, we recommend that you read carefully the complete text of the Teledesic merger agreement for its precise legal terms and other information that may be important to you. The Teledesic merger agreement is included as Appendix B to this document and is incorporated by reference.

     The Teledesic merger agreement provides for the merger of a merger subsidiary of ITGL into Teledesic. The rights and responsibilities of this ITGL subsidiary has been assigned to a merger subsidiary of New ICO. Therefore, following the ITGL merger with New ICO, the New ICO merger subsidiary will merge into Teledesic. As a result, Teledesic will become a wholly owned subsidiary of New ICO, which will have been renamed Parent.

     The completion of the Teledesic merger will take effect at 6:02 p.m. EST on the date the certificate of merger is duly filed with the Delaware Secretary of State, which certificate will be filed simultaneously with the certificate of merger for the New ICO merger, which will be effective at 6:01 p.m. EST on that date.

Merger Consideration

     On completion of the Teledesic merger, each share of Teledesic common stock outstanding immediately before the merger will be converted into the right to receive 0.80025 shares of Parent Class A common stock.

     Upon completion of the Teledesic merger, each outstanding Teledesic option or warrant to purchase shares of Teledesic common stock will be converted into options or warrants, as the case may be, to purchase the number of shares of Parent Class A common stock equal to the product, rounded down to the nearest whole number, of the number of shares of Teledesic common stock subject to the option or warrant immediately before the effective time of the merger multiplied by 0.80025. The exercise price for each option or warrant will be adjusted by dividing it by 0.80025 and rounding to the nearest whole cent. All other terms and conditions of the converted Teledesic options and warrants will remain the same.

Exchange of Certificates for Shares

     As soon as reasonably practicable after the completion of the Teledesic merger, the transfer agent will mail to each record holder of outstanding certificates that immediately before the effective time represented shares of Teledesic common stock instructions for exchanging the Teledesic certificates for certificates representing shares of Parent common stock. On surrender to the exchange agent of a Teledesic certificate, together with any other required documents, the holder of the Teledesic certificate will be entitled to receive the merger consideration and the Teledesic certificate will be canceled.

     If the exchange of certificates representing shares of Teledesic capital stock is to be made to a person other than the person in whose name the surrendered Teledesic certificate is registered:

     - the Teledesic certificate must be properly endorsed or otherwise in proper form for transfer; and

     - the person requesting the exchange must have paid any required transfer and other taxes.

     After the effective time of the Teledesic merger and until properly surrendered, each Teledesic certificate will represent only the right to receive the merger consideration.

     Holders of Teledesic capital stock should not forward Teledesic certificates to the exchange agent until they have received transmittal forms. Holders of Teledesic capital stock should not return Teledesic certificates with the enclosed proxy.

Representations and Warranties

     The merger agreement contains customary representations and warranties by each company relating to the following:

     - corporate organization and similar corporate matters;

     - capital structure;

     - authorization, execution, delivery, performance and enforceability of the agreement and related matters;

     - absence of undisclosed liabilities;

     - the absence of certain changes or events;

     - litigation;

     - compliance with applicable laws;

     - material contracts;

     - employer benefit plans;

     - tax matters;

     - voting requirements;

     - state takeover statutes;

     - brokers' and professional fees;

     - labor and employment matters;

     - real property and assets; and

     - the Foreign Corrupt Practices Act.

Conduct of Business Pending the Merger

     Teledesic has agreed that, during the period from the date of the Teledesic merger agreement until the closing of the Teledesic merger, it will:

     - carry on its businesses in the ordinary and usual manner; and

     - maintain its existing relations with customers, suppliers, employees and business associates.

     Teledesic has also agreed that during the period from the date of the Teledesic merger agreement until the closing of the Teledesic merger, it will not:

     - split, combine or reclassify its outstanding common stock or change its authorized capitalization;

     - declare or pay any dividend or other distribution; or

     - change its accounting methods unless required to do so by changes in generally accepted accounting principles.

     - issue or sell any capital stock or rights to acquire capital stock, other than pursuant to options issued in the ordinary course consistent with practice or pursuant to its outstanding warrants;

     - redeem, purchase or acquire any of its capital stock;

     - with some exceptions, incur, assume or guarantee additional debt;

     - enter into new agreements or modify existing agreements with its officers or employees to increase compensation or benefits, except as previously disclosed to New ICO; or

     - authorize capital expenditures other than in the ordinary course of business, form any subsidiaries, other than certain non-U.S. subsidiaries, or make any acquisitions of or investments in assets or stock of any other person or entity, except as previously disclosed to New ICO.

Conditions to the Obligation to Complete the Merger

     The obligations of Teledesic and ITGL to complete the Teledesic merger are subject to the following conditions:

     - the Teledesic stockholders shall have approved the merger;

     - the Teledesic merger shall be consummated concurrently with the closing of the New ICO merger;

     - the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have been terminated or expired and all material foreign antitrust approvals required to be obtained prior to the merger shall have been obtained;

     - all consents of governmental entities and other third parties shall have been obtained;

     - no judgment, order, decree, statute, law, ordinance, rule or regulation shall restrain the merger;

     - each of the parties to the existing Teledesic stockholders' agreement shall have (a) signed the ITGL stockholders agreement; (b) agreed to terminate the Teledesic stockholders agreement, and (c) waived their rights under the Teledesic stockholders agreement and released any and all claims they may have against Teledesic and its subsidiaries;

     - certain agreements between Teledesic and Motorola shall have been terminated;

     - certain licenses shall have been assigned from Motorola to Teledesic;

     - the representations and warranties of Teledesic set forth in the merger agreement shall be materially true and correct;

     - each of ITGL and Teledesic shall have received a favorable tax opinion from legal counsel;

     - ITGL and New ICO shall have met certain capital raising milestones;

     - each of the shareholders of Teledesic Holdings Limited shall have sold their Teledesic Holdings shares to New ICO;

     - Teledesic and ITGL shall have performed their respective obligations under the merger agreement; and

     - other conditions set forth in the merger agreement.

Termination of the Merger

     The Teledesic merger agreement may be terminated and the merger may be abandoned prior to the effective time upon the mutual written consent of the parties, by either party if the merger shall not have occurred by March 31, 2001, if any law or regulation makes consummation of the merger illegal or otherwise prohibited or a judgment, injunction, order or decree enjoins the merger, and under certain other conditions. In addition, Teledesic may terminate the merger agreement if it receives a binding bona fide offer or proposal from a third party relating to an acquisition of Teledesic and the board of directors of Teledesic or the independent advisory committee determines that the failure to terminate the Teledesic merger agreement would be reasonably likely to constitute a breach of its fiduciary duties to the Teledesic stockholders.

Amendments and Waiver

     The Teledesic merger agreement may be modified or amended only by our written agreement. A party may waive its rights under the amended Teledesic merger agreement only in writing. Furthermore, the independent advisory committee of New ICO must consent to any material amendments and certain waivers of conditions or covenants set forth in the Teledesic merger agreement.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGERS

     You should be aware of the interests of executive officers and directors of the three companies have in the New ICO and Teledesic mergers. These interests are different from and in addition to your and their interests as stockholders. In discussing the fairness of the mergers to the stockholders, the respective boards of directors of ITGL, New ICO and Teledesic took into account these interests. These interests are summarized below.

     Ownership and Voting Stock. The principal direct and beneficial stockholders of each of ITGL, New ICO or Teledesic who also own stock in one or more of the other entities:

                                                  ITGL         NEW ICO      TELEDESIC
                    NAME                       STOCKHOLDER   STOCKHOLDER   STOCKHOLDER
                    ----                       -----------   -----------   -----------
Craig O. McCaw...............................      Yes           Yes           Yes
Eagle River Investments, LLC ................      Yes           Yes           Yes
William H. Gates III.........................      Yes            No           Yes
Cascade Investment, LLC .....................      Yes            No            No
Dennis Weibling..............................      Yes           Yes           Yes
Michael Larson...............................      Yes            No           Yes

     Mr. McCaw is an affiliate of Eagle River Investments, LLC, which is a stockholder of ITGL. Mr. McCaw, directly and through Eagle River, owns
approximately      % of the outstanding shares of ITGL Class A common stock,
     % and      % of the outstanding shares of ITGL Class B common stock. He
also owns approximately      % of the outstanding shares of New ICO Class A
common stock and 100% of the outstanding shares of New ICO Class B common stock.
He owns approximately      % of the outstanding shares of Teledesic common
stock. Mr. McCaw disclaims beneficial ownership of all securities held by Eagle River, except to the extent of his pecuniary interest therein.

     Mr. Gates is an affiliate of Cascade Investment, LLC, which is a stockholder of ITGL. Mr. Gates, directly and through Cascade, owns approximately
     % of the outstanding shares of ITGL Class A common stock and      % of the
outstanding shares of ITGL Class B common stock. He also owns approximately
     % of the outstanding shares of Teledesic common stock.

     Mr. Weibling also is an affiliate of Eagle River. Mr. Wiebling indirectly
through Eagle River owns approximately      % of the outstanding shares of New
ICO Class A common stock and 100% of the outstanding shares of New ICO Class B
common stock. He also owns through Eagle River approximately      % of the
outstanding shares of Teledesic common stock and      % of the ITGL Class B
common stock. Mr. Weibling disclaims beneficial ownership of all securities held by Eagle River, except to the extent of his pecuniary interest therein.

     Mr. Larson is an affiliate of Cascade Investment, LLC, which is a stockholder of ITGL. Mr. Larson indirectly owns through his affiliation with
Cascade approximately      % of the outstanding shares of Teledesic common stock
and      % of the outstanding shares of ITGL Class B common stock. Mr. Larson disclaims beneficial ownership of such shares.

     ITGL reimburses Teledesic for the salary paid by Teledesic to Russ Daggatt. Mr. Daggatt is vice chairman of Teledesic, vice chairman of ITGL, the former chief executive officer of ITGL and the acting chief executive officer of New ICO.

     Common Directors. The directors of each of ITGL, New ICO or Teledesic who also are directors of one or more of the other entities are as follows:

                                                       ITGL     NEW ICO    TELEDESIC
                       NAME                          DIRECTOR   DIRECTOR   DIRECTOR
                       ----                          --------   --------   ---------
Craig O. McCaw.....................................   Yes        Yes        Yes
Michael Larson.....................................   Yes        No         Yes
W. Russell Daggatt.................................   Yes        Yes        Yes
Dennis Weibling....................................   Yes        Yes        Yes
Steven W. Hooper...................................   No         Yes        Yes
William A. Owens...................................   Yes        No         Yes

     Certain Transactions. Set forth below are brief descriptions of transactions between or among ITGL, New ICO and/or Teledesic and their respective officers, directors and major stockholders:

     - In connection with its investment of $100,000,000 in ITGL, ITGL granted to Cascade Investment, LLC, a Washington limited liability company, an option to purchase 5,506,977 shares of ITGL Class A common stock at an exercise price of $12.13 per share, which option may be exercised, in whole or in part, from time to time at any time during the two-year period that commences on May 16, 2003. The option granted to Cascade is subject to the terms and conditions of an option agreement between ITGL and Cascade dated July 17, 2000. In the event the ITGL merger is not consummated by April 30, 2003, ITGL is required to transfer and assign to Cascade that portion of an option held by ITGL to purchase an equal number of shares of Class A common stock of New ICO and the option to purchase shares in ITGL will be cancelled. Cascade is an affiliate of Mr. Gates, who is a Teledesic stockholder. Mr. Larson is an affiliate of Cascade, a stockholder of Teledesic and a member of the ITGL and Teledesic boards of directors.

     - On October 31, 1999, Eagle River and Mr. Daggatt entered into a agreement that grants Mr. Daggatt the right to sell to Eagle River up to one million of his shares of Teledesic common stock at a price of $18.50 a share. This right vests in four equal traunches. The first traunche became exercisable with respect to 250,000 shares upon the execution of the agreement. The second traunche was earned and became vested on April 30, 2000. The third traunche became exercisable upon closing and funding of the Old ICO exit financing. The fourth traunche will become exercisable with respect to the remaining shares if Eagle River determines that Mr. Daggatt's performance in connection with the New ICO merger has met certain standards. This right terminates on January 30, 2001. The agreement also grants Eagle River a right to purchase these shares, subject to Mr. Daggatt's right described above, at a purchase price of $18.50 a share at any time between February 1, 2001 and March 31, 2001. On January 20, 2000, Mr. Daggatt exercised his right with respect to 100,000 shares of Teledesic common stock.

     - On May 12, 2000, ITGL entered into a credit agreement with Teledesic LLC under which Teledesic LLC loaned $200 million to ITGL. If the Teledesic merger has not been consummated on or before its maturity date, then the loan may be repaid, at Teledesic LLC's option, in shares of ITGL Class A common stock at a price of $10.00 per share in lieu of any cash repayment. If Teledesic LLC fails to exercise this option, the loan will be repaid in forty equal quarterly installments of principal and interest beginning January 1, 2002.

     - ITGL has granted to Cascade certain pre-emptive rights in the event ITGL issues additional shares of its capital stock.

     - On July 13, 2000, a subsidiary of New ICO assumed from Teledesic LLC the obligations under an agreement between Teledesic LLC and Lockheed Martin Commercial Launch Services Inc. Under the terms of the assumed agreement, the New ICO subsidiary reimbursed Teledesic LLC the sum of $196,000 for deposits made by Teledesic LLC under the assumed agreement. New ICO also has guaranteed the performance of its subsidiary under the assumed agreement. Teledesic LLC remains liable under the assumed agreement.

     - On May 15, 2000, certain affiliates of Eagle River Investments, LLC loaned to ITGL $190,499,637. As of the date of this document, these loans have been paid in full.

     - On April 21, 2000, ITGL entered into an agreement with Satellite Phone Japan Limited under which ITGL agreed, upon the occurrence of certain conditions, to purchase from Satellite Phone Japan all of its shares of New ICO Class A Common Stock together with warrants to purchase shares of New ICO Class A Common Stock received by Satellite Phone Japan with respect to its claims against ICO Global Communications Holdings BV arising out of the rejection of an agreement dated February 26, 1998, under the reorganization plans for Old ICO and ICO BV. ITGL closed the purchase of a portion of Satellite Phone Japan's current shareholdings in August 2000.

     - ITGL has entered into registration rights agreements with Eagle River and Cascade, which includes demand rights for two registrations as well as piggyback registration rights.

     - In connection with the investments made by Cascade and Eagle River, ITGL entered into indemnification agreements with Cascade and Eagle River.

     - Under an option agreement dated May 16, 2000, Eagle River was granted an option to purchase up to an aggregate of 40 million shares of New ICO Class A common stock at an exercise price of $12.50 per share and an option to purchase up to an aggregate of 16 million shares of New ICO at $10.45 per share. On July 26, 2000, Eagle River assigned to ITGL its right, title and interest in that agreement to purchase certain of the shares covered by the $12.50 option and ITGL assumed all rights of Eagle River with regard to the purchase of these shares. New ICO consented to the form of the assignment and the assignment itself. It also consented to the further assignment by ITGL to Cascade under the terms of the option agreement between ITGL and Cascade.

     - Under a stock purchase agreement between ITGL, Cascade and Eagle River, Eagle River has agreed to vote its shares of ITGL to elect one representative of Cascade to the ITGL board of directors. Under this agreement, following the mergers Eagle River will vote its shares of New ICO common stock to elect one representative of Cascade to the New ICO board of directors. Michael Larson, an affiliate of Cascade, will be the representative of Cascade on the New ICO board of directors.

     - Teledesic has adopted a severance benefit policy that would apply to employees of Teledesic who are involuntarily terminated as a result of a general downsizing or general reduction in staff following the mergers, or who are constructively terminated by a decision announced to employees on or before June 30, 2001, that would force the employees to relocate. The benefit policy provides for severance pay, accelerated vesting of a portion of stock options, benefit continuation and outplacement services.

     - ITGL and certain of its stockholders have entered into a Stockholders' Agreement that restricts the ability of these stockholders to transfer their shares of ITGL capital stock, allows them to participate in the sale of ITGL stock by other stockholders under certain circumstances and requires them to sell their share of ITGL capital stock under certain circumstances. In addition, the agreement grants to them certain rights to review and inspect ITGL's records.

                              ACCOUNTING TREATMENT

     We intend to account for the Teledesic merger using the purchase method of accounting. The value of the New ICO shares issued to acquire the portion of Teledesic not held by Eagle River will be recorded at fair value. The Teledesic shares to be acquired from Eagle River will be retroactively reflected in our financial statements at Eagle River's book value under American Institute of Certified Public Accountants Interpretation No. 39 (AIN 39). Also pursuant to AIN 39, upon completion of the Teledesic merger the pre-merger financial statements of New ICO will be restated, in a manner similar to a pooling of interests, as if New ICO had held Eagle River's investment in Teledesic for as long as Eagle River has held it. The cost to acquire the remainder of Teledesic will be allocated to the assets acquired and liabilities assumed according to their fair values, with the excess purchase price being allocated to goodwill.

     We intend to account for the New ICO merger as a transfer of assets and liabilities by controlling stockholders under Securities and Exchange Commission Staff Accounting Bulletin No. 48. Accordingly, the transfer will occur at ITGL's book value of the assets and liabilities. Given the nature of the assets and liabilities and the limited time during which they were held by ITGL, their book value approximates fair value.

                CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is intended only as a summary of certain of the material federal income tax consequences of the New ICO and Teledesic mergers to holders of shares of ITGL, New ICO or Teledesic capital stock. This discussion assumes that each holder of shares of ITGL, Teledesic or New ICO capital stock holds these shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address all aspects of federal income taxation that may be relevant to a particular stockholder subject to special federal income tax treatment, including, without limitation, dealers in securities or foreign currencies, banks, trusts, insurance companies, financial institutions, tax-exempt organizations, foreign persons, retirement plans and persons who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address (i) the tax consequences of the mergers under foreign, state, or local tax laws, (ii) the effect of any federal tax laws other than those pertaining to federal income tax, (iii) the tax consequences of transactions occurring prior or subsequent to, or concurrently with, either of the mergers, regardless of whether any of these transactions are undertaken in connection with the mergers; or (iv) the tax consequences of exchanges of warrants.

     The following discussion is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof and factual assumptions and representations as to factual matters made or to be made by ITGL, New ICO, and Teledesic. Any change in currently applicable law, which may or may not have retroactive effect, or failure of any of the factual assumptions and representations to be true, correct and complete in all material respects, could affect the validity of this discussion.

     None of ITGL, New ICO or Teledesic has requested or will request a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the mergers and the discussion below is not binding on the Internal Revenue Service. As a result, there can be no assurance that the Internal Revenue Service will not challenge any of the conclusions set forth below, or that any challenge by the Internal Revenue Service will not be upheld by the courts.

THE NEW ICO MERGER

     The obligations of ITGL on the one hand, and of New ICO on the other hand, to complete the New ICO merger are conditioned on the receipt by ITGL of an opinion of Davis Wright Tremaine LLP, on the date on which this document is declared effective by the Securities and Exchange Commission and on the closing date of the New ICO merger, and the receipt by New ICO of an opinion of Cadwalader, Wickersham & Taft, on the date on which this document is declared effective by the Securities and Exchange Commission and on the closing date of the New ICO merger, in each case to the effect that the New ICO merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Each opinion will be based upon, among other things, factual assumptions and representations satisfactory in form and substance to each counsel executed on the date the opinion is rendered. Neither ITGL nor New ICO intends to waive the receipt of these opinions on the closing date as a condition precedent to the closing of the New ICO merger.

     Subject to the limitations and qualifications referred to in this discussion, the qualification of the New ICO merger as a reorganization within the meaning of Section 368(a) of the Code will generally result in the following federal income tax consequences:

     - no gain or loss will be recognized by the holders of ITGL capital stock upon the conversion of this stock into New ICO capital stock as a result of the New ICO merger;

     - the aggregate tax basis of the shares of New ICO capital stock into which shares of ITGL capital stock are converted under the merger agreement will be the same as the aggregate tax basis of the shares of ITGL capital stock converted into New ICO capital stock in the New ICO merger;

     - for purposes of determining whether gain or loss on the subsequent disposition of New ICO capital stock received by a holder of ITGL capital stock in the New ICO merger is long-term or short-term, the holding period of the shares of New ICO capital stock received by the ITGL stockholder holder will include the holding period for their shares of ITGL capital stock converted in the New ICO merger;

     - subject to the provisions of Section 302(a) of the Code, any holder of ITGL capital stock who exercises appraisal rights and receives cash in exchange for the holder's ITGL capital stock will recognize capital gain or loss;

     - no gain or loss will be recognized by a holder of New ICO capital stock as a result of the merger, unless the stockholder exercises his or her appraisal rights and receives cash in exchange for the stockholder's New ICO capital stock, in which case the stockholder will, subject to the provisions of Section 302(a) of the Code, recognize capital gain or loss; and

     - no gain or loss will be recognized by ITGL or New ICO as a result of the New ICO merger.

     A successful challenge by the Internal Revenue Service to the qualification of the New ICO merger as a reorganization under Section 368(a) of the Code would, unless an independent basis existed for tax free treatment, result in the recognition of gain or loss to ITGL stockholders who exchange stock with net appreciation or depreciation, and to ITGL if it transfers assets with net appreciation or depreciation. In that case, gain or loss would be recognized by each ITGL stockholder with respect to the ITGL capital stock held by that stockholder, in an aggregate amount equal to the difference between the fair market value, as of the effective time of the New ICO merger, of the New ICO capital stock received in exchange therefor and the stockholder's aggregate basis in its ITGL capital stock. As a result, each ITGL stockholder's aggregate basis in the New ICO capital stock received in the New ICO merger would equal the fair market value of that stock at the effective time of the New ICO merger and the stockholder's holding period for that stock would begin on the day after the New ICO merger is completed. Gain or loss recognized by ITGL stockholders would be capital gain or loss, and would be long-term capital gain or loss if the exchanged stock were held for more than one year on the closing date of the New ICO merger. Any long-term capital gain recognized by any non-corporate ITGL stockholder would be subject to tax at a reduced rate, as compared to short term capital gain or loss of ordinary income. Gain or loss would also be recognized by ITGL in an amount equal to the difference between the aggregate fair market value of the New ICO capital stock issued by New ICO in the New ICO merger and ITGL's basis in its assets. New ICO would assume, by operation of law, any resulting income tax liability imposed upon ITGL.

THE TELEDESIC MERGER

     The obligations of New ICO on the one hand, and of Teledesic on the other hand to complete the Teledesic merger are conditioned on (i) the receipt by New ICO of an opinion of Davis Wright Tremaine LLP, dated the closing date of the Teledesic merger, and (ii) the receipt by Teledesic of an opinion of Jones, Day, Reavis & Pogue, dated the closing date of the Teledesic merger, in each case to the effect that (x) the Teledesic merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (y) each of New ICO, Teledesic, and New ICO's merger subsidiary will be a party to the reorganization within the meaning of Section 368(b) of the Code. Each opinion will be based upon, among other things, factual assumptions and representations satisfactory in form and substance to each counsel executed on the date the opinion is rendered. Neither New ICO nor Teledesic intends to waive the receipt of such opinion as a condition precedent to the closing of the Teledesic merger.

     Subject to the limitations and qualifications referred to in this discussion, the qualification of the Teledesic merger as a reorganization within the meaning of Section 368(a) of the Code will generally result in the following federal income tax consequences:

     - no gain or loss will be recognized by the holders of Teledesic capital stock upon the conversion of this stock into New ICO capital stock as a result of the Teledesic merger;

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

     - the aggregate tax basis of the shares of New ICO capital stock into which shares of Teledesic capital stock are converted under the Teledesic merger will be the same as the aggregate tax basis of the shares of Teledesic capital stock converted into New ICO stock in the Teledesic merger;

     - for purposes of determining whether gain or loss on the subsequent disposition of New ICO capital stock received by a Teledesic stockholder in the Teledesic merger is long-term or short-term, the holding period of the shares of New ICO capital stock received by the Teledesic stockholder will include the holding period for its shares of Teledesic capital stock exchanged in the Teledesic merger;

     - subject to the provisions of Section 302(a) of the Code, any holder of Teledesic capital stock who exercises appraisal rights and receives cash in exchange for the holder's Teledesic capital stock will recognize capital gain or loss;

     - no gain or loss will be recognized by a holder of New ICO capital stock as a result of the Teledesic merger; and

     - no gain or loss will be recognized by Teledesic, New ICO's merger subsidiary or New ICO as a result of the Teledesic merger.

     A successful challenge by the Internal Revenue Service to the qualification of the Teledesic merger as a reorganization under Section 368(a) of the Code would, unless an independent basis existed for tax-free treatment, result in the recognition of gain or loss to Teledesic stockholders who exchange stock with net appreciation or depreciation. In that case, gain or loss would be recognized by each Teledesic stockholder with respect to the Teledesic capital stock held by that stockholder, equal to the difference between the fair market value, as of the effective time of the Teledesic merger, of the New ICO capital stock received in exchange and the stockholder's aggregate basis in its Teledesic capital stock. As a result, each Teledesic stockholder's aggregate basis in the New ICO capital stock received in the Teledesic merger would equal the fair market value of that stock at the effective time of the Teledesic merger and the stockholder's holding period for that stock would begin on the day after the Teledesic merger is completed. Gain or loss recognized by Teledesic stockholders would be capital gain or loss, and would be long-term capital gain or loss if the exchanged stock were held for more than one year on the closing date of the Teledesic merger. Any long-term capital gain recognized by any non-corporate Teledesic stockholder would be subject to tax at a reduced rate.

     The foregoing discussion of material federal income tax consequences is for general information purposes only and is not tax advice. The opinions of Davis Wright Tremaine LLP, Cadwalader, Wickersham & Taft and Jones, Day, Reavis & Pogue are not binding on the Internal Revenue Service. Because of the complexity of the tax laws, and because the tax consequences to any particular stockholder may be affected by matters not discussed in this document, each stockholder of ITGL, New ICO or Teledesic is urged to consult the stockholder's own tax adviser with respect to the stockholder's own particular circumstances and with respect to the specific tax consequences of the New ICO merger or the Teledesic merger, as the case may be, to the stockholder, including the applicability and effect of state, local and foreign tax laws, estate tax laws and proposed changes in applicable tax laws.

                              REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission must review transactions such as the mergers. The mergers may also be reviewed by state and foreign antitrust authorities. The Hart-Scott-Rodino Act requires that we and certain of our stockholders notify these federal agencies of the Teledesic merger and that specific stockholders notify these agencies of the New ICO merger. We and certain of our stockholders have filed the notification reports with the Antitrust Division and the Federal Trade Commission concerning the Teledesic merger and the waiting period has expired.

     At any time before or after the mergers become effective, the Antitrust Division, the Federal Trade Commission, state antitrust authorities or a private person or entity could seek to enjoin either or both of the mergers or to cause ITGL, New ICO or Teledesic to divest certain assets.

     In addition, the Teledesic merger must be approved by the FCC prior to the closing of the mergers. Teledesic has applied for the FCC approval that is required as a condition of closing and each company will submit other applications as appropriate.

     Under the merger agreements, the obligation of ITGL, New ICO and Teledesic to complete their mergers is conditioned on:

     - the termination of the waiting period; and

     - the absence of any injunction against the merger on antitrust or other grounds.

     Other than the approvals described in this document, we are not aware of any other significant government or regulatory approvals that we need to obtain to complete the mergers. If we discover that other approvals are required, we will seek to obtain them.

                                APPRAISAL RIGHTS

     Under Delaware law, New ICO and ITGL stockholders will have appraisal rights with respect to the New ICO merger and Teledesic stockholders will have appraisal rights with respect to the Teledesic merger.

     Under Section 262 of the Delaware General Corporation Law minority stockholders who do not wish to accept the merger consideration or who otherwise oppose the mergers have the right to seek an appraisal of the fair value of their shares in the Delaware Court of Chancery. ITGL stockholders wishing to assert this right must make a written demand for the appraisal of their shares
on or before                     , 2000, the date of the ITGL special
stockholders meeting. New ICO stockholders wishing to assert this right must make a written demand for the appraisal of their shares on or before
            , 2000, the date of the New ICO special stockholders meeting. Teledesic stockholders wishing to assert this right must make a written demand
for the appraisal of their shares on or before                ,2000, the date of
the Teledesic special stockholders meeting. The demand must reasonably inform the corporation of the identity of the stockholder making the demand as well as the intention of the stockholder to demand an appraisal of the fair value of the shares held by that stockholder. A vote against the merger does not constitute such a demand and will not effectively exercise the stockholder's appraisal rights.

     For purposes of making a demand for an appraisal, the address of each corporation is

              ICO-Teledesic Global Limited
              2300 Carillon Point
              Kirkland, WA 98033

              New ICO Global Communications (Holdings) Limited
              Commonwealth House
              2 Chalkhill Road
              Hammersmith, London
              W6 8DW
              England

              Teledesic Corporation
              Broadband Center
              1445 120th Avenue NE
              Bellevue, Washington 98005

     Only a holder of record of shares of capital stock, or a person duly authorized and explicitly purporting to act on the holder's behalf, is entitled to assert an appraisal right for the shares of capital stock registered in the holder's name. Beneficial owners that are not record holders and that wish to exercise appraisal rights are advised to consult promptly with the appropriate record holders as to the timely exercise of appraisal rights. A record holder, such as a broker, that holds shares of capital stock as a nominee for others, may exercise appraisal rights with respect to the shares of capital stock held for one or more beneficial owners, while not exercising these rights for other beneficial owners. In that case, the written demand should set forth both the number of shares of capital stock and the beneficial ownership of the capital stock as to which the demand is made. Where no shares of capital stock are expressly mentioned, the demand will be presumed to cover all shares held in the name of the record holder.

     A demand for the appraisal of shares of capital stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

     Stockholders electing to exercise their appraisal rights under Section 262 of the DGCL must not vote for approval of the merger. If a stockholder returns a signed proxy but does not specify a vote against approval of the merger or a direction to abstain, the proxy will be voted for approval of the merger, which will have the effect of waiving that stockholder's appraisal rights.

     An appraisal demand may be withdrawn by a stockholder within 60 days after the effective time of the respective merger, or thereafter with the approval of ITGL in the case of an ITGL stockholder, New ICO in the case of an New ICO stockholder or Teledesic in the case of a Teledesic stockholder. Upon withdrawal of an appraisal demand, the stockholder will be entitled to receive the merger consideration.

     Within 120 days after the effective time of the New ICO merger, any New ICO or ITGL stockholder who has properly demanded an appraisal and has not withdrawn the demand as provided above has the right to file in the Delaware Chancery Court a petition demanding a determination of the fair value of the shares of New ICO or ITGL capital stock held by all of the dissenting stockholders. If, within the 120-day period, no petition is filed as provided above, all rights to appraisal will cease and all of the dissenting stockholders will become entitled to receive the merger consideration. New ICO and ITGL are not obligated to file a petition. Any dissenting stockholder is entitled, within the 120-day period and upon written request to New ICO or ITGL to receive from New ICO or ITGL a statement setting forth the aggregate number of shares of New ICO or ITGL capital stock with respect to which demands for appraisal have been received and the aggregate number of dissenting stockholders.

     Within 120 days after the effective time of the Teledesic merger, any Teledesic stockholder who has properly demanded an appraisal and has not withdrawn the demand as provided above has the right to file in the Delaware Chancery Court a petition demanding a determination of the fair value of the shares of Teledesic capital stock held by all of the dissenting stockholders. If, within the 120-day period, no petition is filed as provided above, all rights to appraisal will cease and all of the dissenting stockholders will become entitled to receive the merger consideration. Teledesic is not obligated to file a petition. Any dissenting stockholder is entitled, within the 120-day period and upon written request to Teledesic to receive from Teledesic a statement setting forth the aggregate number of shares of Teledesic capital stock with respect to which demands for appraisal have been received and the aggregate number of dissenting stockholders.

     Upon the filing of a petition, the Delaware Chancery Court may order that notice of the time and place fixed for the hearing on the petition be mailed to the corporations and all of the dissenting stockholders, and be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or other publication as may be determined by the court. The costs relating to these notices will be borne by the corporations.

     If a hearing on the petition is held, the Delaware Chancery Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The court may request dissenting stockholders to deliver their certificates representing shares of capital stock for notation thereon of the pendency of the appraisal proceedings and the court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their stock certificates pending resolution of the appraisal proceedings.

     After determination of the dissenting stockholders entitled to an appraisal, the Delaware Chancery Court will appraise the shares of capital stock held by the dissenting stockholders at their fair value as of the effective time, exclusive of any element of value arising from the accomplishment or expectation of the respective merger. When the value is so determined, the court will direct the payment by each respective corporation of this value, with interest thereon if the court so determines, to the dissenting stockholders entitled to receive the payment, upon surrender to the applicable corporation by the dissenting stockholders of the certificates representing the shares.

     In determining fair value, the Delaware Chancery Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the Delaware Chancery Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In addition, the Delaware Supreme Court stated that elements of future value "which are known or susceptible of proof as of the day of the merger and not the product of speculation" may be considered. The value so determined could be more than, less than, or equal to the merger consideration.

     The Delaware Chancery Court may also, on application, assess costs among the parties as the court deems equitable and order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware Chancery Court are subject to appellate review by the Delaware Supreme Court. Dissenting stockholders generally are permitted to participate in the appraisal proceedings. No appraisal proceedings in the Delaware Chancery Court shall be dismissed as to any dissenting stockholder without the approval of the court, and this approval may be conditioned upon terms which the court deems just.

     The foregoing description is not, and does not purport to be, a complete summary of the applicable provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the text of Section 262, which is set forth in Appendix F. Any stockholder considering demanding an appraisal is advised to consult legal counsel.

                      FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of Parent capital stock received in the mergers will be freely transferable, except for shares received by persons who are deemed to be affiliates, as that term is defined under the Securities Act of 1933. If you are an affiliate of ITGL or Teledesic before the mergers, you may resell the shares of Parent capital stock you receive in the merger only in transactions permitted by the resale provisions of Rule 145 under the Securities Act. In the case of persons who become affiliates of Parent following the mergers, you may resell the shares of Parent capital stock you receive in the merger only in transaction permitted by the resale provisions of Rule 144 under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of ITGL, New ICO or Teledesic generally include individuals or entities that control, are controlled by, or are under common control with, ITGL, New ICO or Teledesic, and may include certain officers and directors as well as principal stockholders of ITGL, New ICO or Teledesic.

     Parent capital stock will not be listed on any stock exchange or any electronic trading system such as the Nasdaq Stock Market on completion of the mergers. Under the terms of Old ICO's plan of reorganization, Parent will be obligated to use its reasonable best efforts to list its Class A common stock no later than March 31, 2001 on a national stock exchange or an electronic trading system such as the Nasdaq Stock Market.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The unaudited pro forma combined financial statements that follow reflect:

     - the Teledesic merger using the purchase method of accounting; and

     - the New ICO merger not as a business combination but as a transfer of assets and liabilities by controlling stockholders and, accordingly, are stated at carryover basis in the pro forma combined balance sheet.

     The unaudited pro forma combined balance sheet assumes the mergers took place on June 30, 2000. The unaudited pro forma combined statements of operations assume that the mergers took place on January 1, 1999 and combine the consolidated historical statements of operations of New ICO, Old ICO and Teledesic for the six months ended June 30, 2000 and the year ended December 31, 1999.

     The unaudited pro forma combined statements of operations are not necessarily indicative of operating results which would have been achieved had the mergers been completed as of the beginning of the period and should not be construed as representative of future operations. The pro forma adjustments are based on available information and assumptions that are believed to be reasonable under the circumstances.

     These unaudited pro forma combined financial statements should be read in conjunction with the respective audited and unaudited consolidated historical financial statements and the accompanying notes of ITGL, New ICO, Old ICO and Teledesic, which are contained in this document.

     If the Teledesic merger is completed, it will be accounted for using the purchase method of accounting. The value of the New ICO shares issued to acquire Teledesic will be recorded at fair value, except for the Teledesic shares issued to Eagle River, which will be recorded at Teledesic's book value pursuant to American Institute of Certified Public Accountants Interpretation No. 39. This cost to acquire Teledesic will be allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess purchase price being allocated to goodwill. After completion of the mergers, valuations and other studies of the significant assets, liabilities and business operations of Teledesic will be completed. Using this information, a final purchase price allocation between tangible assets and liabilities, identifiable intangible assets and goodwill in connection with the Teledesic merger will be made. The impact of these changes, principally affecting intangible assets and related amortization, in Parent's consolidated financial statements could be material.

     If the New ICO merger is completed, it will be accounted for as a transfer of assets and liabilities by controlling shareholders under Securities and Exchange Commission Staff Accounting Bulletin No. 48. Accordingly, the transfer will occur at ITGL's book value of the assets and liabilities. Given the nature of the assets and liabilities and the limited time during which they were held by ITGL their book basis approximates fair value. Under this accounting treatment, only the pro forma balance sheet below will be impacted by the New ICO merger.

     The pro forma financial information included or referred to in this document has been prepared by and is the responsibility of ITGL, New ICO and Teledesic. Neither Arthur Andersen LLP nor PricewaterhouseCoopers has examined or compiled the accompanying pro forma financial information and, accordingly, Arthur Andersen LLP and PricewaterhouseCoopers do not express an opinion or any other form of assurance with respect to this information. The Arthur Andersen LLP and PricewaterhouseCoopers reports included in this document relate to the historical financial statements of ITGL, New ICO, Old ICO, and Teledesic; they do not extend to the pro forma financial information and should not be read to do so.

     The pro forma unaudited combined financial position of Parent as if the New ICO and Teledesic mergers occurred on June 30, 2000 is as follows:

                                     PARENT

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                                          AS OF JUNE 30, 2000
                                             -----------------------------------------------------------------------------
                                                             ITGL
                                                           ASSETS &
                                              NEW ICO     LIABILITIES   TELEDESIC                              PARENT PRO
                                               AS OF         AS OF        AS OF                                FORMA WITH
                                              JUNE 30,     JUNE 30,     JUNE 30,                                ITGL AND
                                                2000         2000         2000      ADJUSTMENTS      NOTE       TELEDESIC
                                             ----------   -----------   ---------   ------------   ---------   -----------
                                                               [A] (DOLLARS IN THOUSANDS)
 CURRENT ASSETS:
   Cash and cash equivalents...............  $  761,716    $   2,982    $  12,056    $       --                $  776,754
   Restricted cash.........................          --           --           21            --                        21
   Marketable securities...................          --        1,206       83,329            --                    84,535
   Receivables.............................      89,496       20,000       27,388        (7,163)      [b][e]      129,721
   Prepaid and other current assets........      27,607           --          650            --                    28,257
                                             ----------    ---------    ---------    ----------    ---------   ----------
         Total current assets..............     878,819       24,188      123,444        (7,163)                1,019,288
 NOTE RECEIVABLE FROM ITGL.................          --           --      200,000      (200,000)         [b]           --
 TANGIBLE FIXED ASSETS:
   Property and equipment in service.......       2,475           --       13,482            --                    15,957
   Property under construction.............     942,496        8,254      105,046            --                 1,055,796
 INVESTMENT IN NEXTEL COMMUNICATIONS INC.,
   PLEDGED SHARES..........................          --      361,723           --            --                   361,723
 DEPOSITS AND OTHER INTANGIBLE ASSETS......     102,242           45      135,640       476,714    [c][d][e]      714,641
                                             ----------    ---------    ---------    ----------    ---------   ----------
         Total assets......................  $1,926,032    $ 394,210    $ 577,612    $  269,551                $3,167,405
                                             ==========    =========    =========    ==========    =========   ==========
 CURRENT LIABILITIES:
   Accounts payable........................  $   22,243    $   2,715    $   1,200    $   (2,835)         [b]   $   23,323
   Accrued expenses........................      88,077       29,187        9,521        (2,968)         [b]      123,817
   Line of credit..........................          --           --        9,960            --                     9,960
   Note payable............................          --           --        2,488            --                     2,488
   Advances from affiliates................          --      150,473           --            --                   150,473
                                             ----------    ---------    ---------    ----------    ---------   ----------
         Total current liabilities.........     110,320      182,375       23,169        (5,803)                  310,061
 NEXTEL COMMUNICATIONS INC. SHARE PLEDGE...          --      317,760           --            --                   317,760
 NOTE PAYABLE TO TELEDESIC LLC.............          --      200,000           --      (200,000)         [b]           --
 OTHER LONG TERM DEBT......................      38,190           --          393            --                    38,583
 DEFERRED INCOME TAXES.....................          --      122,713           --      (122,713)         [e]           --
                                             ----------    ---------    ---------    ----------    ---------   ----------
         Total liabilities.................     148,510      822,848       23,562      (328,516)                  666,404
 MINORITY INTERESTS IN CONSOLIDATED
   SUBSIDIARIES............................          --           --      734,318      (734,318)         [d]           --
                                             ----------    ---------    ---------    ----------    ---------   ----------
 STOCKHOLDERS' EQUITY:
   Preferred stock.........................          --           --           --       372,934          [d]      372,934
   Common stock............................   1,795,352     (428,437)     214,230       594,323       [c][d]    2,175,468
   Deferred compensation...................          --           --           --        (3,655)         [d]       (3,655)
   Other comprehensive income..............       1,875         (201)      (1,835)        1,835          [c]        1,674
   Deficit.................................     (19,705)          --     (392,663)      366,948          [c]      (45,420)
                                             ----------    ---------    ---------    ----------    ---------   ----------
         Total stockholders' equity........   1,777,522     (428,638)    (180,268)    1,332,385                 2,501,001
                                             ----------    ---------    ---------    ----------    ---------   ----------
         Total liabilities and
           stockholders' equity............  $1,926,032    $ 394,210    $ 577,612    $  269,551                $3,167,405
                                             ==========    =========    =========    ==========    =========   ==========

Notes:
[a] Issue New ICO shares to former shareholders of ITGL and cancel shares of New
    ICO held by ITGL. This transaction results in the assets and liabilities of ITGL (excluding its ownership in New ICO) being recorded on New ICO's financial statements at carryover basis pursuant to SEC Staff Accounting Bulletin No. 48.
[b] Eliminate intercompany payables and receivables between the Teledesic companies and ITGL and New ICO.
[c] Eliminate existing equity of Teledesic. The offset is to goodwill.
[d] Record value of shares, stock options and warrants to be issued by New ICO in exchange for Teledesic's and Teledesic Holdings' equity including elimination of minority interests of Teledesic. The excess cost is recorded as goodwill. The Teledesic shares and warrants held by Eagle River are recorded at Teledesic's book value including a deficit of $25.7 million attributed to Eagle River.
[e] ITGL's assets and liabilities included a deferred tax liability related to the excess of fair value of the Nextel pledged shares over their tax basis. In accounting for the Teledesic merger, the existence of this liability reduces the deferred tax valuation allowance required by Parent and accordingly reduces the amount of purchase price recorded in the merger.

     Pro forma unaudited combined results of operations of Parent as if the Teledesic merger occurred on January 1, 1999 is as follows:
                                     PARENT

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                                     SIX MONTHS ENDED JUNE 30, 2000
                                       ------------------------------------------------------------------------------------------
                                                                                                                    PARENT PRO
                                                                                                                    FORMA WITH
                                                                                                                     TELEDESIC
                                          NEW ICO       OLD ICO FROM     TELEDESIC FOR                              MERGER FROM
                                         INCEPTION     JANUARY 1, 2000      THE SIX                               JANUARY 1, 2000
                                          THROUGH          THROUGH       MONTHS ENDED                                 THROUGH
                                       JUNE 30, 2000    MAY 16, 2000     JUNE 30, 2000    ADJUSTMENTS     NOTES    JUNE 30, 2000
                                       -------------   ---------------   -------------   --------------   -----   ---------------
                                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
OPERATING EXPENSES:
  Revenue net of direct production
    costs............................  $         --     $        (23)      $     --         $     --               $        (23)
  General and administrative.........        26,089           22,811         17,781               --                     66,681
  Research and development...........            --               --          3,971               --                      3,971
  Depreciation and amortization......           764            2,551          1,415               --      (a)             4,730
  Corporate restructuring............            --               --          4,392               --                      4,392
                                       ------------     ------------       --------         --------               ------------
         Total operating loss........        26,853           25,339         27,559               --                     79,751
INTEREST EXPENSE.....................            --               --            420                                         420
INTEREST INCOME......................        (5,332)              --        (10,790)                                    (16,122)
OTHER (INCOME) EXPENSE...............          (797)             897          2,315               --                      2,415
CORPORATE REORGANIZATION.............            --           19,897          2,000          (21,897)     (b)                --
                                       ------------     ------------       --------         --------               ------------
    Loss before minority interest and
      income taxes...................        20,724           46,133         21,504          (21,897)                    66,464
MINORITY INTEREST IN LOSS OF
  CONSOLIDATED SUBSIDIARIES..........            --               --         (7,280)           7,280      (c)                --
                                       ------------     ------------       --------         --------               ------------
    Loss before income taxes.........        20,724           46,133         14,224          (14,617)                    66,464
INCOME TAXES.........................        (1,019)           1,765             --            1,361                      2,107
                                       ------------     ------------       --------         --------               ------------
    Net loss.........................  $     19,705     $     47,898       $ 14,224         $(13,256)              $     68,571
                                       ============     ============       ========         ========               ============
    Preferred stock dividends........                                                       $  9,323      (d)      $      9,323
                                                                                            ========               ============
    Loss per share...................  $       0.24     $       0.23                                               $       0.32
                                       ============     ============                                               ============
Weighted average number of common
  shares outstanding.................    81,086,563      207,607,618                                      (e)       240,809,509
                                       ============     ============                                               ============

---------------
Notes:

[a] There will be no amortization of goodwill from the Teledesic merger until the assets are put in service.
[b]  Remove the non-recurring corporate reorganization expenses.
[c] Eliminate minority interest since the former minority interest holders of Teledesic will become shareholders of the parent company.
[d] 5% cumulative annual dividends on preferred shares to be issued to former shareholders of Teledesic Holdings Limited.
[e] The calculation of the weighted average number of common shares outstanding reflects the Parent shares issued to ITGL shareholders less the ITGL shares of New ICO that are cancelled in the New ICO merger and gives effect to the shares issued to buyout Teledesic and Teledesic Holdings
     Limited. Shares to either ITGL or New ICO shareholders issued on or before the acquisition of the Old ICO assets are treated as outstanding since January 1, 2000 in calculating the pro forma weighted average number of shares outstanding.

     Pro forma unaudited combined results of operations of Parent as if the Teledesic merger occurred on January 1, 1999 is as follows:

                                     PARENT

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                                              YEAR ENDED DECEMBER 31, 1999
                                                        -------------------------------------------------------------------------
                                                                                    ADJUSTMENTS TO
                                                                                       COMBINE                 PARENT PRO FORMA
                                                                                     TELEDESIC &                WITH TELEDESIC
                                                          OLD ICO      TELEDESIC       NEW ICO        NOTES         MERGER
                                                        ------------   ---------   ----------------   -----   -------------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
OPERATING EXPENSES:
  Revenue net of direct production costs..............  $        756   $      --       $     --                  $        756
  General and administrative..........................       116,144      35,860             --                       152,004
  Research and development............................            --      35,131             --                        35,131
  Impairment losses...................................            --     274,111             --                       274,111
  Depreciation and amortization.......................         7,752      14,950             --                        22,702
                                                        ------------   ---------       --------                  ------------
        Total operating loss..........................       124,652     360,052             --                       484,704
INTEREST EXPENSE......................................         3,013         528             --                         3,541
INTEREST INCOME.......................................       (14,156)    (17,276)            --                       (31,432)
OTHER (INCOME) EXPENSE................................        (9,556)        306             --                        (9,250)
CORPORATE REORGANIZATION..............................        93,530          --        (93,530)      [a]                  --
                                                        ------------   ---------       --------                  ------------
    Loss before minority interests and income taxes...       197,483     343,610        (93,530)                      447,563
MINORITY INTEREST IN LOSS OF CONSOLIDATED
  SUBSIDIARIES........................................            --    (111,908)       111,908       [b]                  --
                                                        ------------   ---------       --------                  ------------
    Loss before income taxes..........................       197,483     231,702         18,378                       447,563
INCOME TAXES..........................................         4,211          --             --                         4,211
                                                        ------------   ---------       --------                  ------------
    Net loss..........................................  $    201,694   $ 231,702       $ 18,378                  $    451,774
                                                        ============   =========       ========                  ============
    Preferred stock dividend..........................                                 $ 18,647       [c]        $     18,647
                                                                                       ========                  ============
    Loss per share....................................  $       0.97                                  [d]        $       1.96
                                                        ============                                             ============
Weighted average number of common shares
  outstanding.........................................   207,617,000                                              239,850,671
                                                        ============                                             ============

---------------
Notes:

[a] Remove non-recurring corporate reorganization expenses.

[b] Eliminate minority interest since the former minority interest holders of Teledesic will become shareholders of the parent company.

[c] 5% cumulative annual dividends on preferred shares to be issued to former shareholders of Teledesic Holdings Limited.

[d] The calculation of the weighted average number of common shares outstanding reflects the Parent shares issued to ITGL shareholders less the ITGL shares of New ICO that are cancelled in the New ICO merger and gives effect to the shares issued to buyout Teledesic and Teledesic Holdings Limited. Shares to either ITGL or New ICO shareholders issued on or before the acquisition of the Old ICO assets are treated as outstanding since January 1, 1999 in calculating the pro forma weighted average number of shares outstanding.

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

                                     PARENT

      UNAUDITED PRO FORMA ANALYSES OF EQUITY ACCOUNTS AS OF JUNE 30, 2000

                 DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS

                                                               CLASS A       CLASS B      COMBINED
                                                              ----------   -----------   -----------
PREFERRED SHARES
Teledesic Holdings Limited Class A common shares to be
  exchanged for preferred shares of PARENT..................   8,644,332    14,814,815    23,459,147
Exchange Ratio..............................................        0.97          0.97          0.97
                                                              ----------   -----------   -----------
Number of PARENT preferred shares to be issued..............   8,385,002    14,370,370    22,755,373
                                                                                         ===========
Amount per share............................................  $    20.62   $     13.92
                                                              ----------   -----------
Pro forma PARENT preferred shares...........................  $  172,899   $   200,036   $   372,934
                                                              ==========   ===========   ===========

                                                                               VALUE OF COMMON SHARES INCLUDING
                                                                              WARRANTS, OPTIONS AND DISTRIBUTOR
                                            NUMBER OF COMMON SHARES                    SHARE COMMITMENT
                                    ---------------------------------------   ----------------------------------
                                      CLASS A       CLASS B      COMBINED      CLASS A     CLASS B     COMBINED
                                    -----------   -----------   -----------   ----------   --------   ----------
                                                                                        (IN THOUSANDS)
COMMON SHARES
PARENT shares outstanding prior to
  mergers.........................  160,000,222    31,003,382   191,003,604   $1,520,352   $275,000   $1,795,352
PARENT shares held by ITGL to be
  cancelled in merger.............  (57,594,094)  (31,003,382)  (88,597,476)    (608,358)  (275,000)    (883,358)
PARENT shares to be issued to
  shareholders of:
      -- ITGL at the exchange
       ratio of .97 at ITGL's book
       value......................    6,301,195    48,500,000    54,801,195       52,308    402,613      454,921
      -- Teledesic excluding Eagle
       River and affiliate at the
       exchange ratio of .80025 at
       $10.45 per share...........   67,234,561            --    67,234,561      702,601         --      702,601
      -- Eagle River and affiliate
       for their shares of
       Teledesic at the exchange
       ratio of .80025 at
       Teledesic's historic book
       value......................   21,709,982            --    21,709,982       25,715         --       25,715
PARENT options and warrants for
  Class A common stock issued to
  holders of Teledesic options and
  warrants excluding Eagle River
  and affiliate...................           --            --            --       80,237         --       80,237
                                    -----------   -----------   -----------   ----------   --------   ----------
Pro forma PARENT shares
  outstanding after the mergers...  197,651,866    48,500,000   246,151,866   $1,772,855   $402,613   $2,175,468
                                    ===========   ===========   ===========   ==========   ========   ==========

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
        OPERATIONS AND FINANCIAL CONDITION OF OLD ICO, NEW ICO AND ITGL

     Old ICO completed its chapter 11 reorganization on May 17, 2000. New ICO began operations with the acquisition of substantially all of the assets of Old ICO out of the chapter 11 bankruptcy proceedings on that date. New ICO, therefore, is considered to be Old ICO's successor for accounting purposes.

     ITGL has majority control of New ICO. ITGL's results of operations, therefore, include New ICO's results of operations. Accordingly, the results of operations of New ICO and ITGL are all covered in this discussion and analysis.

     The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of:

     - Old ICO's consolidated results for the period January 1, 1997 through May 16, 2000;

     - the consolidated results of ITGL, consolidating New ICO, from February 9, 2000 (inception) through June 30, 2000; and

     - ITGL's financial condition, consolidating New ICO, as of June 30, 2000.

You should read this discussion and analysis in conjunction with Old ICO's audited consolidated financial statements and the notes accompanying them, Old ICO's unaudited consolidated financial statements and the notes accompanying them, New ICO's unaudited consolidated financial statements and the notes accompanying them for the period ended June 30, 2000, and ITGL's unaudited consolidated financial statements and the notes accompanying them for the period ended June 30, 2000, all of which appear elsewhere in this document.

OVERVIEW

     Old ICO, a development-stage company, was engaged primarily in the design, development and commercialization of its mobile satellite communications network. From inception in 1995 through May 16, 2000, Old ICO recorded an aggregate net loss of $592.6 million. In addition, at May 16, 2000, Old ICO had capitalized approximately $2.6 billion of costs relating to construction of its network.

     On May 17, 2000, as part of the bankruptcy reorganization of Old ICO, New ICO, also a development stage company, acquired substantially all of the assets of Old ICO. New ICO intends to develop a global communications satellite network that will enable customers to communicate seamlessly from fixed and mobile locations anywhere in the world. Its goal is to provide global Internet access protocol services, including Internet connectivity, data, voice and fax services.

     ITGL was formed to facilitate the mergers, and is a holding company that has a controlling interest in New ICO. To date, it has had no operations or business activity other than to negotiate the merger agreements and engage in financing activities with respect to itself, Old ICO and New ICO.

     As part of the New ICO merger, New ICO will transfer its assets and liabilities to a wholly owned subsidiary and ITGL will then merge with New ICO, which will change its name to Parent.

LIQUIDITY AND CAPITAL RESOURCES

     FUNDING REQUIREMENTS

     Parent believes it will require at least $2.8 billion of additional investment in order to begin commercial service of the New ICO network, which is expected to begin in mid 2003. The majority of these funds will be used to pay contractors to complete the development, launch, deployment and integration of the New ICO satellite system and ground network.

     Over time Parent anticipates significantly increasing personnel, consultants and other operating expenses necessary to commence commercial operations of the New ICO network. Once New ICO's commercial operations have begun, Parent will also require funds for working capital, interest on

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

borrowings and other operating expenses until that time when expenses can be completely funded by revenue from operations.

     Old ICO had entered into agreements with several manufacturers and service providers for satellite equipment, satellite launch services and user terminals as well as the construction of the ICONET and the development of the business operations support system. Following Old ICO's petition for protection under chapter 11 management entered into discussions with several of the vendors to re-negotiate contracts to reflect the future requirements of New ICO. A number of the smaller contracts have been finalized but discussions with HSC and NEC, although well developed are not yet complete.

     Satellite Contract: The original contract of approximately $1.4 billion was for the design and build of twelve medium earth orbit satellites by Hughes, the first of which was launched in March 2000 but due to a launch anomaly had to be aborted. The contract is now being modified to include a replacement satellite for F1, which was fully insured, and an on-the-ground spare to overcome the problem of long lead times in the event of a satellite failure. Negotiations also include Tropo modifications to minimize interference and improve product reliability. Although negotiations are not yet complete it is anticipated that the revised contract will be in the order of $2.2 billion and will include incentives for delivering improved performance.

     Launch Services Contract: The launch services contract, originally supporting the satellite contract, provided that Hughes shall secure all permits licenses, approvals and consents as may be required to effect the provision and scheduling of the launch of each satellite. Following the failure of the first launch and the change in both launch timing and the number of launches, discussions are in hand to finalize a preferred launch program. In the meantime, the opportunity has been taken to transfer two options on Atlas launches from Teledesic to New ICO. The expected cost of the launch program is approximately $1 billion, of which $650 million has been incurred.

     ICONET Supply Contract: Old ICO entered into a supply agreement for the ICONET with NEC Corporation of Japan as prime contractor relating to the design, manufacture, construction, delivery, installation, integration and testing of the ICONET ground facilities together with a demonstration of the functioning of the ICO network as a whole. Although the network remains the same with twelve groundstations, changes are being specified for upgrades in voice and data quality, it is now anticipated that the contract value will be approximately $1.5 billion of which $724 million has been incurred.

     In addition to the main contracts, New ICO contracted with CSC computer systems to develop the business operation support system and work is in hand for finalizing user equipment requirements.

     We cannot assure you that Parent will be able to obtain the substantial amounts of financing it will require on acceptable terms, or at all, or that it will be able to do so in a timely fashion. Moreover, the amount and timing of Parent's actual cash requirements will depend on a number of factors and could materially exceed Parent's current estimates. Some of the risks associated with Parent's need for financing are discussed under "Risk Factors -- Company Risk. We may not be able to obtain the substantial financing we need on acceptable terms" beginning on page 13.

     SOURCES OF FUNDING

     Between August 27, 1999, the date Old ICO started its bankruptcy proceedings, through June 30, 2000, ITGL, New ICO and Old ICO, in the aggregate, raised approximately $1.3 billion primarily through private debt and equity financings. Between July 1 and July 31, 2000, ITGL and New ICO, in the aggregate, raised an additional $303 million in private equity financings and received $80 million in insurance proceeds. As of July 31, 2000, ITGL, combined with New ICO, had approximately $1.0 billion in total cash, cash equivalents and marketable securities. Other sources of funding include an additional round of private equity expected to raise up to $500 million beginning September 2000 and options held by investors that were obtained from their investments made in July 2000, which if exercised could raise an additional $400 million. These amounts, along with cash and short term investments currently on hand, will bring total sources of capital to approximately $1.9 billion. Parent believes these resources should be

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

sufficient to meet its and New ICO's current funding needs until at least [DATE]. Parent will not be able to generate necessary funds from operations beyond this date in order to satisfy its financing needs. Parent will have to obtain these funds from a combination of vendor and private and public debt and equity financing.

DISCUSSION OF CASH FLOWS

     OLD ICO

     During the period January 1 through May 16, 2000, Old ICO generated a net increase in cash of $163.1 million as follows:

     - $28.5 million of cash was generated by operating activities, primarily from receipt of the first installment of the insurance proceeds partially offset by net losses and payments against liabilities originally recorded in prior periods.

     - $136.4 million of cash was used in investing activities, primarily for capital expenditures required under its satellite, satellite launch and ground station contracts.

     - $275.0 million of cash was generated from financing activities from receipt of the second installment debtor-in-possession financing.

     - $4.0 million decrease from the translation of assets and liabilities held in foreign currencies.

     In 1999, Old ICO used $219.0 million of cash in operating activities compared with $17.5 million in 1998 and $16.0 million in 1997. In 1999, Old ICO used $389.0 million of cash in investing activities compared with $1,149.3 million in 1998 and $617.4 million in 1997. In 1999, Old ICO generated $243.7 million of cash in financing activities compared with $1,336.0 million in 1998 and $255.8 million in 1997. Old ICO's principal capital expenditure requirements comprised payments due under its satellite contract with Hughes, its satellite launch contract and other contracts relating to the ICO network. In addition, Old ICO required additional capital for the business operations support system, network management centers, ground stations, satellite insurance, office space, corporate overhead and personnel.

     ITGL (EXCLUDING NEW ICO)

     During the period February 9, 2000 (inception) through June 30, 2000, ITGL generated a net increase in cash of $3.0 million as follows:

     - $7.1 million of cash was provided by operating activities primarily from interest received of $4.3 million on Old ICO debtor-in-possession financing and $1.7 million of interest received on overnight deposits;

     - $860.3 million of cash was used in investing activities primarily related to ITGL's investment in New ICO; and

     - $856.2 million of cash was generated from financing activities, including $351.6 million from the monetization of shares of Nextel Communications, Inc., $350.5 million from the issuance of related-party loans and $154.1 million from the issuance of ITGL common stock.

     NEW ICO

     During the period March 17, 2000 (inception) through June 30, 2000, New ICO generated a net increase in cash of $761.7 million as follows:

     - $132.1 million of cash was provided by operating activities, primarily from the receipt of insurance proceeds related to a failed satellite launch of $145 million;

     - $70.0 million of cash was used in investing activities primarily for the purchase of Old ICO's assets;

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

     - $700.0 million of cash was generated by financing activities, primarily from the proceeds from the issuance of New ICO Class A common stock of $700 million; and

     - $0.3 million decrease from the translation of assets and liabilities held in foreign currencies.

RESULTS OF OPERATIONS

     SIX MONTHS ENDED JUNE 30, 1999 AND 2000

     Revenues. Old ICO's revenues for the year to date period ended May 16, 2000 were $0.9 million and for the six months ended June 30, 1999 were $1.0 million. All revenues related to ICOroam, a limited cellular roaming service, which was discontinued in July 2000.

     Direct production costs. Old ICO's direct production costs for the year to date period ended May 16, 2000 were $0.8 million and for the six months ended June 30, 1999 were $1.5 million. These costs consisted of royalties, service provider charges and customer care support fees in relation to ICOroam.

     Marketing, general and administrative expenses. Old ICO's marketing, general and administrative expenses for the year to date period ended May 16, 2000 were $22.8 million and for the six months ended June 30, 1999 were $60.1 million. In 2000, these expenses consisted principally of salary and other headcount related costs and office rental fees. The decline in costs reflects the lower level of activity during the chapter 11 proceedings, particularly with respect to product development and marketing activities.

     New ICO's marketing, general and administrative expenses for the period from inception on March 17, 2000 to June 30, 2000 were $26.1 million. These expenses consisted primarily of staff related costs of $13.8 million, stock-based compensation of $9.2 million, office costs of $1.3 million, and ICONET operating costs of $2.0 million.

     ITGL incurred $1.0 of marketing, general and administrative expenses for the period from inception to June 30, 2000, consisting primarily of organizational costs.

     We anticipate substantial increases in marketing, general and administrative expenses associated with New ICO's progression towards commercial operations.

     Capitalization of costs and depreciation. Old ICO and New ICO have capitalized substantially all of the costs incurred in the construction and deployment of the New ICO network, including interest costs. No charges to expense for depreciation of the assets associated with the network have been made. These assets will be depreciated over their estimated useful lives from the later of the time they are placed in service and the start of commercial mobile satellite operations.

     Old ICO's depreciation expense for the year to date period ended May 16, 2000 was $2.6 million and for the six months ended June 30, 1999 was $3.6 million, which related to property and equipment in service. This expense consisted principally of leasehold improvements, computer and other office equipment. The reduction in charges was due to assets becoming fully depreciated during 1999 and 2000.

     New ICO's depreciation expense for the period from inception to June 30, 2000 was $0.8 million. This related to property and equipment in service comprising leasehold improvements, computer and other office equipment.

     ITGL incurred no depreciation expense from inception to June 30, 2000.

     Interest income/(expense) net. Old ICO had no net interest expense for the year to date period ended May 16, 2000 and net interest income of $25.9 million for the six months ended June 30, 1999. All interest earned by Old ICO during 2000 was included in reorganization costs. Interest expense during the period, principally relating to debtor-in-possession and vendor financing, was capitalized by Old ICO as it is a development stage company.

     New ICO had interest income of $5.3 million for the period from inception to June 30, 2000, consisting of interest earned on the proceeds from the financing completed in connection with Old ICO's emergence from bankruptcy.

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

     Net interest expense for ITGL for the period from inception to June 30, 2000 was $3.6 million. This consisted of interest earned of $6.0 million on debtor-in-possession notes received from Old ICO and idle cash invested in highly liquid, low-risk commercial paper, which was offset by $4.5 million of imputed interest expense related to the financing transaction described below and $5.1 million of interest expense related to short-term notes to related parties.

     Other income. Old ICO incurred foreign currency translation losses through May 16, 2000 of $0.9 million.

     New ICO incurred foreign currency translation gains for the period from inception to June 30, 2000 of $1.9 million.

     Reorganization costs. Old ICO recorded reorganization costs of $19.9 million during the period January 1 through May 16, 2000. These consisted of legal, joint provisional liquidator, investment banker and accounting fees for bankruptcy activity and restructuring efforts on behalf of Old ICO and the official creditors committee of $22.9 million, offset by interest income for the period of $3.0 million.

     Minority interest. Minority interest for ITGL for the period from inception to June 30, 2000 was $9.3 million. This represents that portion of New ICO's loss included in the ITGL consolidated statement of operations, belonging to minority owners of New ICO.

     Taxation. Old ICO's income taxes for the year to date period ended May 16, 2000 were $1.8 million and for the six months ended June 30, 1999 were $2.5 million. These charges consisted primarily of taxes payable on cost-plus management fees recognized in funding Old ICO's foreign subsidiary operations.

     New ICO's income tax benefit for the period from inception to June 30, 2000 was $1.0 million and related to New ICO's net loss and foreign subsidiaries, which account for funding received using the cost-plus method.

     OLD ICO -- YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     Revenues. Old ICO recognized revenues of $2.2 million in 1999 and revenues of $0.1 million in 1998, relating to ICOroam, its limited cellular roaming service. Prior to 1998, Old ICO did not recognize any revenues.

     Direct production costs. Direct production costs for ICOroam were $2.9 million in 1999 and $0.3 million in 1998, and consisted of royalties, service provider charges and customer care support fees. Prior to 1998, Old ICO did not recognize any direct production costs.

     Marketing, general and administrative expenses. Marketing, general and administrative expenses were $116.1 million in 1999, $142.2 million in 1998, and $67.6 million in 1997. The decrease for 1999 compared with 1998 was due to cash conservation measures throughout the year and the restrictions of chapter 11 on Old ICO's business development. The increase for 1998 compared with 1997 resulted from ongoing development of the global infrastructure of the business and increasing levels of activity required to build the Old ICO network and establish distribution relationships. These expenses constitute marketing, general and administrative expenses that Old ICO could not capitalize in connection with the development of its network.

     TRW settlement. On January 7, 1998, Old ICO entered into an agreement with TRW in connection with the settlement of litigation relating to a dispute over alleged patent rights. As a result, TRW agreed to, among other things, subscribe for ordinary shares of Old ICO for an equity investment of $50 million. In connection with this agreement, in 1997 Old ICO recorded an expense of approximately $150 million in respect of a cash payment of $25 million that we made to TRW, a further $25 million payment and a discount of $100 million against the fair value of the ordinary shares issued to TRW under the settlement. Old ICO's obligations to TRW were restructured under the chapter 11 plan of reorganization. For more information, see Note 12 to Old ICO's consolidated financial statements.

     Capitalization of costs and depreciation. Old ICO capitalized substantially all costs directly attributable to the construction and development of the Old ICO network, including interest costs. At December 31, 1999, Old ICO had capitalized costs relating to the Old ICO network included in property under construction of $2.7 billion compared with $1.8 billion at December 31, 1998. For 1999 and 1998,

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

these amounts included capitalized interest costs of $70.3 and $41.8 million, respectively. Old ICO incurred no interest costs in 1997.

     Depreciation expense in 1999 was $7.8 million relating to leasehold improvements and office equipment already in use, compared with $5.7 million in 1998 and $3.3 million in 1997. This increasing charge was attributable to capital additions.

     Interest and other income, net. Old ICO's principal source of income since inception was interest income on cash, cash equivalents and marketable securities. In 1999, interest income totaled $20.7 million, compared with $41.1 million in 1998. The decline in interest income in 1999 was due to lower average cash balances available for investment than in 1998. Interest income in 1997 was $35.5 million, again due to lower average cash available for investment than in 1998. Old ICO invested surplus funds on a short-term basis in bank and treasury instruments and commercial paper.

     Old ICO capitalized all interest expense in 1999 and 1998, except that in 1998 Old ICO did not capitalize an aggregate $2.1 million of amortization on deferred financing costs and interest expense relating to early payment of share calls by some of its investors. In 1997, Old ICO had no interest expense.

     Reorganization costs. Reorganization costs of $93.5 million were recorded during the period from August 28 through December 31, 1999. Legal, joint provisional liquidator, investment banker and accounting fees for bankruptcy activity and restructuring efforts on behalf of the debtors and the official creditors committee totaled $14.2 million. A charge of $81.7 million was recorded relating to the restatement of senior notes and the write off of deferred financing costs, offset by $2.4 million of interest income earned in the post-petition period.

     Taxation. Taxes were $4.2 million in 1999, $3.8 million in 1998 and $2.6 million in 1997. They principally comprised taxes payable on cost-plus management fees raised between Old ICO group companies.

MARKET RISK

     The primary market risk affecting Old ICO was the impact of foreign exchange transactions on non-U.S. dollar denominated contracted expenditures. Going forward, however, we expect substantially all of our contracts to be U.S. dollar denominated.

EURO CONVERSION

     On January 1, 1999, eleven member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency, the Euro. The transition period for the introduction of the Euro is between January 1, 1999 and January 1, 2002.

     Old ICO prepared for the introduction of the Euro, including recalculating currency risk, conversion of information technology systems, and effects on the processes for preparing taxation and accounting records. Old ICO did not incur, nor does New ICO expect to incur, significant costs for Euro conversion.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as a part of hedge transaction and, if it is, the type of hedge transaction. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. We are currently reviewing the impact of this statement on our financial statements and results of operations.

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

     In December 1999, the staff of the Securities and Exchange Commission released Staff Accounting Bulletin 101 (SAB 101), "Revenue Recognition in Financial Statements." This pronouncement summarized certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition. We are required to adopt SAB 101 during the fourth quarter of 2000. We believe our revenue recognition practices are in conformity with the guidelines in SAB 101.

     In March 2000, the FASB released FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25," which provides clarification of Opinion 25 for certain issues such as the determination of an employee, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. We believe that our practices are in conformity with this guidance, and therefore Interpretation No. 44 will have no impact on our financial statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS OF TELEDESIC

OVERVIEW

     Teledesic Corporation was incorporated in June 1990 and is in its development stage. Teledesic is organized to build a global, broadband, non-geostationary satellite system to enable low-cost fixed access to DSL- and fiber-like telecommunications capability anywhere in the world. To date, Teledesic's principal activities have included obtaining international and national regulatory approvals, technology development, strategic planning, working and negotiating with contractors, market research, and raising capital. Teledesic has never generated any revenue from operations and does not anticipate doing so until 2005, at the earliest. In addition, Teledesic will require significant additional capital to complete development of its system and commence operations.

     You should read this discussion and analysis in conjunction with Teledesic's audited consolidated financial statements at December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 and the notes accompanying them, and Teledesic's unaudited consolidated financial statements and the notes accompanying them at and for the six months ended June 30, 1999 and 2000, all of which appear elsewhere in this document.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 2000, Teledesic had total cash, cash equivalents, marketable securities and restricted investments of $95.4 million compared with a total of $359.3 on December 31, 1999. The decrease of $263.9 million is primarily due to a $200 million loan made to ITGL, a $48.0 million redemption of capital stock of a subsidiary company from an investor that exercised its put right related to a 1999 investment, and normal operating expenses.

     FUNDING REQUIREMENTS

     Teledesic will require significant additional funding before commencement of commercial operations in 2005. The majority of funds required will be used to pay a prime contractor to complete the development, deployment and integration of the satellite system and ground network. While Teledesic has developed objectives for system performance, capacity, cost and schedule, the amount of capital required will not be known with certainty until a new prime contractor for the system has been selected. In late 2000 or early 2001, Teledesic intends to initiate a competitive process to select a prime contractor. It is Teledesic's intention to enter into a firm, fixed-price contract with the selected prime contractor in 2001. This contract will then bound, within certain limits, the cost and schedule of deploying the Teledesic network.

     In addition to the funding requirements associated with the prime system contract, Teledesic also has near-term capital needs, although substantially lower than the longer term system contract requirements described above.

     Teledesic has a launch services agreement with International Launch Services that calls for four firm launches to occur between July 2003 and December 2006. A down payment of $11.0 million was paid in 1999, and the next contractual payment of $5.6 million is due in January 2002, eighteen months prior to the first launch. The payment moves with the launch date, which Teledesic has the right to postpone up to one year without penalty or price escalation. The contract also has an assignment provision that allows for transfer of the rights and responsibilities under the contract to another party.

     Teledesic is currently using, and expects to continue to use for the remainder of 2000, net cash of approximately $3 million each month. Other significant capital requirements for 2000 include a payment in August of $3.8 million related to an insurance settlement that required Teledesic to return a portion of the insurance proceeds received for a failed satellite launch. Another significant use of capital may result from Teledesic's decision to pursue a research and development project, or projects, to develop certain antenna

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technology critical to the design of Teledesic's customer user equipment.
Teledesic is currently considering engaging outside vendors in such a project. The maximum amount Teledesic intends to invest in this activity would be $10 to $20 million, all of which would occur in the remainder of 2000 and 2001. Given these expected requirements, and excluding the costs that will be incurred when Teledesic enters into a prime contract, Teledesic's $165 million of sources, as described below, would be sufficient to maintain current operations well into 2002.

     To fund the continued development and completion of the system, Teledesic will need to engage in a variety of additional fund raising activities. Sources of capital are expected to include a combination of additional private equity, public equity, and public and private debt. Upon completion of the mergers, Teledesic expects to receive necessary capital from Parent. In addition to the capital requirements previously described, Teledesic also anticipates significantly ramping up personnel, consultants and other operating expenses necessary to begin commercial operations. These plans, however, will be re-evaluated upon completion of the mergers. Once commercial operations begin, Teledesic will also require funds for working capital, interest on borrowings and other operating expenses until the time when expenses can be completely funded by revenue.

     We cannot assure you that Teledesic will be able to obtain the substantial amounts of financing it will require on acceptable terms, or at all, or that it will be able to do so in a timely fashion. Moreover, the amount and timing of Teledesic's actual cash requirements will depend on a number of factors and could materially exceed expectations. Some of the risks associated with Teledesic's need for financing are discussed under "Risk Factors -- Company Risks -- We may not be able to obtain the substantial financing we need on acceptable terms" beginning on page 13.

     SOURCES OF FUNDING

     At July 31, 2000 Teledesic had approximately $95 million of cash and short-term investments on-hand. Additionally, Teledesic expects to receive the final $50 million of Motorola's $300 million investment in two equal payments of $25 million in September and October of this year. Teledesic also expects to receive another $20 million payment from Motorola in September, which is essentially a refund associated with the termination of the prime contract Teledesic had entered into with Motorola in 1998. These payments, along with the cash currently on hand, will bring Teledesic's total sources of capital to approximately $165 million.

     To date, Teledesic has funded its capital needs through the issuance of equity securities to private investors that have included founders, industrial partners, and other strategic partners. As of June 30, 2000, Teledesic has received a total of $1,074 million in equity capital, $736 million of which has been cash and $338 million in in-kind contributions.

     In addition to equity financing, Teledesic has funded the construction of leasehold improvements of its headquarters with an approximately $10 million line of credit through a local bank with a variable interest rate with frequently recurring maturities. The current agreement matures September 30, 2000. Teledesic intends to renegotiate that agreement extending the maturity date at least one year.

DISCUSSION OF CASH FLOWS

     SIX MONTHS ENDED JUNE 30, 1999 AND 2000

     Net cash used was $98.9 million for the six months ended June 30, 2000, while for the six months ended June 30, 1999, net cash of $19.7 million was generated. The primary changes are as follows:

     - $90 million larger net proceeds from the purchase and sale of marketable securities in 2000;

     - $200 million used to fund a note to ITGL in 2000;

     - lower cash proceeds from equity capital of $27.6 million;

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     - no draws on the line of credit in 2000 as compared to $7.5 million of draws in 1999; and

     - a decrease from a smaller net loss in 2000.

     YEARS ENDED DECEMBER 31, 1998 AND 1999

     Net cash generated was $55.6 million and $18.8 million for 1999 and 1998, respectively. The primary changes are as follows:

     - a larger net loss in 1999, offset by a non-cash impairment loss of $274.1 million;

     - larger net proceeds from the purchase and sale of marketable securities of $335 million in 1999;

     - $261 million used in payments for Teledesic network contracts;

     - lower cash proceeds from equity capital of $17.3 million; and

     - increased draws on the line of credit in 1999 of $5 million.

     YEARS ENDED DECEMBER 31, 1997 AND 1998

     Net cash generated was $18.8 million and $16.1 million for 1998 and 1997, respectively. The primary changes are as follows:

     - a $41 million larger net loss in 1998, offset by a non-cash expense of $50;

     - lower net proceeds from the purchase and sale of marketable securities of $270 million in 1998; and

     - higher cash proceeds from equity capital of $267.7 million in 1998.

RESULTS OF OPERATIONS

     SIX MONTHS ENDED JUNE 30, 1999 AND 2000

     General and administrative. General and administrative expenses consist primarily of salary and occupancy costs for executive, finance, legal, regulatory, marketing, business development and administrative personnel. It also includes consulting, professional fees, taxes other than income taxes and overhead.

     General and administrative expenses were $17.8 million for the six months ended June 30, 2000, a decrease of $2.0 million from $19.8 million for the six months ended June 30, 1999. The decrease reflected:

     - a $2.9 million decrease in payroll, travel & related costs due primarily to the corporate restructuring as explained in corporate reorganization below;

     - a $6.1 million decrease in legal and professional fees due primarily to slowdown in negotiations related to the Teledesic system agreement;

     - a $2.4 million increase due to the recording of a settlement agreement reached with a former employee; and

     - a $4.6 million increase due to stock-based compensation recorded in connection with a put agreement between an executive and a principal stockholder.

     Teledesic expects general and administrative expenses to increase in future periods as it increases the level of corporate and administrative activity and makes additional investments to support the commercialization of the Teledesic network.

     Research and development. Research and development expenses consist primarily of payroll and related support costs of employees, contractors and consultants engaged in research and development activities. Research and development expenses were $4.0 million for the six months ended June 30, 2000, a decrease of $21.7 million from $25.7 million for the six months ended June 30, 1999. The decrease resulted from significant use of outside consultants in 1999 in connection with designing the proposed

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Teledesic network under the agreement with Motorola. $20 million of the decrease related directly to payments made to Motorola for design and technical work in 1999. Teledesic believes that a significant level of continuing research and development expenses will be required to commercialize the Teledesic network. Accordingly, Teledesic believes that it will continue to commit substantial resources to research and development, including hiring additional technical and support personnel, and that these costs will increase in future periods above 2000 levels.

     Depreciation and amortization. Depreciation and amortization expense was $1.4 million for the six months ended June 30, 2000, a net decrease of $5.7 million from $7.1 million for the six months ended June 30, 1999. The increase in depreciation, $1.4 million for the six months ended June 30, 2000, up $0.6 million from $0.8 million for the six months ended June 30, 1999, resulted from capital expenditures on furniture, equipment and leasehold improvements related to Teledesic's new office space. This increase was offset by the near elimination of amortization, $0.02 million for the six months ended June 30, 2000, down $6.28 million from $6.3 million for the six months ended June 30, 1999, which resulted from a write-down of certain intangible assets which were contributed by Motorola in July of 1998. Teledesic recorded the impairment loss in December of 1999. Those intangible assets were originally valued at $63 million.

     Corporate restructuring. During the first six months of 2000, Teledesic recorded a one-time charge for corporate reorganization of $4.4 million. Effective April 15, 2000, the staffing of Teledesic was reorganized. As a result, 29 employees, or approximately one-fourth of the staff, were terminated. The estimated cost of the reorganization was recognized in April 2000. The cash cost of the reorganization includes severance, bonuses, and out-placement services for the former employees and totals approximately $2.8 million. In addition, the vesting was accelerated for a portion of the stock options held by the terminated employees and the time to exercise those options was extended. In connection with these modifications, Teledesic recorded non-cash compensation expense of $1.6 million. It expects general and administrative and research and development expenses to decrease in the short-term due to this reorganization. The impact is expected to reduce the pre-reorganization monthly net cash use of approximately $5 million to approximately $3 million.

     Interest expense. Interest expense was $0.4 million for the six months ended June 30, 2000, an increase of $0.3 million from $0.1 million for the six months ended June 30, 1999. The increase resulted from interest charged on borrowings under a line of credit agreement opened in 1998 for the purpose of funding the construction of leasehold improvements to Teledesic's new office space. The outstanding balance under this line of credit was $10 million at December 31, 1999 and $2.5 million at December 31 1998.

     Interest income. Interest income was $10.8 million for the six months ended June 30, 2000, an increase of $2.0 million from $8.8 million for the six months ended June 30, 1999. The increase resulted from interest received on the net proceeds of the $323 million of capital raised throughout 1999. Teledesic invests all cash, in excess of current needs, in highly secure short-term investments, including both corporate and United States government securities. The investments are managed by an outside, professional money management organization.

     Other (income) expense. Other expense was $2.3 million for the six months ended June 30, 2000, a change of $2.9 million from the $0.6 million for the six months ended June 30, 1999. The other income and expense resulted primarily from net gains and losses realized on the sale of marketable securities.

     Corporate Restructuring. Pursuant to the expected merger with New ICO, $2.0 million of professional fees were incurred.

     Minority interests in loss of consolidated subsidiaries. Minority interests in loss of consolidated subsidiaries was $7.3 million for the six months ended June 30, 2000, a decrease of $3.0 million from $10.3 million for the six months ended June 30, 1999. This item represents that portion of Teledesic LLC's loss, included in the Teledesic consolidated statement of operations, belonging to minority owners of member units of Teledesic LLC. The decrease is due to Teledesic LLC incurring a smaller loss for the six months ended June 30, 2000 of $21.5 million, than for the six months ended June 30, 1999 of $43.4 million, due to the items explained above, and an increase in the minority shareholder percentage

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ownership of member units of Teledesic LLC. Minority owners held 34% of the member units of Teledesic LLC at June 30, 1999 and 2000.

     YEAR ENDED DECEMBER 31, 1998 AND 1999

     General and Administrative. General and administrative expenses were $35.9 million for 1999, a decrease of $3.5 million from $39.4 million for 1998. The decrease resulted primarily from:

     - a $7.3 million decrease due to a 1998 non-cash stock option related expense recorded pursuant to a transaction with a former executive;

     - a $2.1 million increase due to non-cash stock option related expense recorded as a result of Teledesic increasing its use of options to compensate consultants; and

     - a $1.7 million increase due to growth of staff and related operating expenses across the organization in connection with preparations to engage a prime contractor for the system.

     Research and development. Research and development expenses were $35.1 million for 1999, a decrease of $29.9 million from $65 million for 1998. The net decrease resulted primarily from:

     - a $3.7 million decrease due to a payment made in 1998 related to the cancellation of an agreement naming Hughes as the prime system contractor;

     - a $50 million decrease due to an expense recorded in 1998 in connection with common stock issued to The Boeing Company. When Motorola replaced Boeing as prime contractor for the system, Boeing was compensated for the services it had provided to date. This expense was non-recurring;

     - a $10 million increase due to payments made to Motorola for design and technical work; and

     - a $15.2 million increase due to an $11.4 million decrease recorded in 1998 for receipt of insurance proceeds related to a failed satellite launch, and a $3.8 million increase in 1999 due to a settlement that resulted in a return of a portion of these insurance proceeds.

     Impairment losses. Impairment losses were $274.1 million for 1999 and $0 for 1998. Intangible assets are reviewed for impairment whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable. Impairment losses are recognized when expected future cash flows of the related assets are less than their carrying values. In 1999 certain assets contributed by Motorola, including business plans, marketing studies, trademarks and other materials related to Motorola's research, as well as Teledesic's initial payment to Motorola for work associated with the contract to design and construct the space segment of Teledesic network, were written-off as impaired.

     Depreciation and amortization. Depreciation and amortization expense was $15 million for 1999, an increase of $7.5 million from $7.5 million for 1998. The increase in depreciation, $2.3 million for 1999, up $1.2 million from $1.1 million in 1998, resulted from capital expenditures on furniture, equipment and leasehold improvements related to Teledesic's new office space. The increase in amortization, $12.6 million for 1999, up $6.3 million from $6.3 million in 1998, resulted from certain intangible assets contributed by Motorola in July 1998. Teledesic held and amortized those assets for six months in 1998 and the full year in 1999. Those intangible assets were originally valued at $63 million.

     Interest expense. Interest expense was $0.5 million for 1999, an increase of $0.4 million from $0.1 million for 1998. The increase resulted from increased borrowings under a line of credit agreement opened in 1998 for the purpose of funding the construction of leasehold improvements to Teledesic's new office space.

     Interest income. Interest income was $17.3 million for 1999, an increase of $5.1 million from $12.2 million for 1998. The increase resulted from interest received on the net proceeds of the capital raised in 1998 and 1999.

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     Other (income) expense. Other expense was $0.3 million for 1999, a change of $1 million from other income of $0.7 million for 1998. This change resulted primarily from net gains realized on the sale of marketable securities.

     Minority interests in loss of consolidated subsidiaries. Minority interests in loss of consolidated subsidiaries was $111.9 million for 1999, an increase of $87.3 million from $24.6 million for 1998. The increase is due to Teledesic LLC incurring a larger loss in 1999 of $344 million, than in 1998 of $100 million, primarily due to the impairment loss described above, and an increase in the minority shareholder percentage ownership of member units of Teledesic LLC. Minority owners held 30% of the member units of Teledesic LLC at December 31, 1998 and 34% at December 31, 1999.

     YEAR ENDED DECEMBER 31, 1997 AND 1998

     General and administrative. General and administrative expenses were $39.4 million for 1998, an increase of $26.2 million from $13.2 million for 1997. The increase resulted from growth of staff and related operating expenses across the organization in connection with preparations to engage a prime contractor for the system and build infrastructure to support the system.

     Research and development. Research and development expenses were $65.0 million for 1998, an increase of $43.1 million from $21.9 million for 1997. The net increase resulted from three significant changes as follows:

     - $4.5 million increase due to growth of staff and like expenses related to work on the proposed systems with two prime contractors;

     - $50 million increase recorded in connection with common stock issued in return for services received from a potential prime system contractor; and

     - $11.4 million decrease due to receipt of insurance proceeds related to a failed satellite launch.

     Depreciation and amortization. Depreciation and amortization expense was $7.5 million for 1998, an increase of $6.7 million from $0.8 million for 1997. The increase in depreciation, $1.1 million for 1998, up $0.3 million from $0.8 million in 1997, resulted from capital expenditures on furniture and equipment to accommodate the growing staff. The increase in amortization, $6.3 million for 1998, as compared to a nominal amount in 1997, resulted from intangible assets contributed by Motorola, which were originally valued at $63 million.

     Interest income. Interest income was $12.2 million for 1998, an increase of $11.5 million from $0.7 million for 1997. The increase resulted from interest received on the net proceeds of the $300 million of capital raised in 1998.

     Other (income) expense. Other income was $0.7 million for 1998 and $0.7 million for 1997. These amounts were the result of net gains realized on the sale of marketable securities and fixed assets.

     Minority interests in loss of consolidated subsidiaries. Minority interests in loss of consolidated subsidiaries was $24.6 million for 1998 and $0 for 1997. The increase resulted because from formation in October 1997 to April 1998, Teledesic LLC was a wholly owned subsidiary of Teledesic Corporation, thus, there were no minority shareholders in 1997.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as a part of hedge transaction and, if it is, the type of hedge transaction. This statement is effective for all fiscal quarters of all fiscal years beginning after

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June 15, 2000. We are currently reviewing the impact of this statement on its financial statements and results of operations.

     In March 2000, the FASB released FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25," which provides clarification of Opinion 25 for certain issues such as the determination of an employee, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. We believe that our practices are in conformity with this guidance, and therefore Interpretation No. 44 will have no impact on our financial statements.

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                    BUSINESS OF PARENT FOLLOWING THE MERGERS

     Upon completion of the transactions contemplated by the merger agreements, Parent will own the current businesses of New ICO and Teledesic through two direct subsidiaries.

STRATEGY

     Parent's strategy is to become a leading provider of data and voice services available everywhere in the world. The key elements of this strategy include:

     - delivering services anywhere in the world using an integrated circuit-switched and packet-based communications network consisting of a constellation of satellites and a global ground telecommunications infrastructure;

     - upgrading the New ICO network with enhanced voice services and packet-based capability better than current terrestrial cellular networks, delivering high bandwidth data and voice services at competitive prices and, in the case of voice services, with quality comparable to or better than today's cellular telephones;

     - through Teledesic, developing a next generation network capable of delivering connectivity at rates of up to hundreds of megabits per second; and

     - establishing effective distribution by using both existing distribution channels and developing new direct sales channels.

     Starting in mid 2003, Parent expects to introduce a variety of products and services to individual consumers and businesses through the commencement of commercial service using the New ICO network. Parent expects to begin deployment of the Teledesic network in 2004 and to offer commercial broadband services through this network by 2005.

OVERVIEW

     Parent intends to use the networks being developed by New ICO and Teledesic to provide global Internet-protocol services, including broadband Internet connectivity, data, voice, fax, and real-time and near real-time two-way messaging services. Internet protocol, or IP, permits communications to be routed through the Internet. "Bandwidth," which is the basic measure of the capacity of a telecommunications system, is the difference between the highest and lowest frequencies over which the system can transmit. Systems with larger bandwidths, called "broadband," are able to transmit large amounts of data or voice transmissions faster than systems with smaller bandwidths, which are called "narrowband."

     To provide its planned services, New ICO is developing an integrated communications network consisting of a constellation of 12 high performance satellites in medium-earth-orbit, 12 ground stations and a global terrestrial network to connect the ground stations. Parent plans to begin testing of New ICO services in 2002. Commercial service launch and revenue generating activities are planned for mid 2003. Parent expects that New ICO's constellation of 12 nongeostationary satellites will support over 14 million individual end-user devices. Geostationary satellites orbit the earth in such a way as to remain above the same point on the earth's surface. Nongeostationary satellites orbit the earth in a way in which the area of the earth underneath them changes.

     The New ICO network builds upon the Old ICO network, which was designed for circuit-switched, narrowband voice and data access to handheld satellite phones. Circuit-switched networks establish an exclusive connection between two or more users until the connection is terminated. New ICO intends to refocus its business around Internet protocol applications and to enhance the New ICO network to also become a packet-based data system. A packet-based system transmits data in bundles, which are called packets. This bundling increases the capacity of the system to transport data. To broaden its appeal beyond the markets for handheld satellite phones, New ICO plans to develop a range of new packet-based data and voice services. Additionally, the product offering is expected to allow customers to communicate with

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the satellite constellation, whether indoors or outdoors, thus addressing a common shortcoming of existing handheld mobile satellite systems. These new products and services are intended to constitute a significant part of New ICO's business and we believe they should appeal to a broader market than Old ICO had intended to serve.

     Teledesic also expects to build significantly on New ICO's products and services and the ICONET infrastructure. Together, New ICO and Teledesic intend to provide a broad array of high quality communications products and services. New ICO's products and services will primarily focus on customers with relatively low data traffic requirements. Teledesic, on the other hand, will focus primarily on fixed customers with high data traffic requirements. Teledesic will use the distribution channels and customer base that New ICO will establish. Similarly, some of New ICO's customers are expected to migrate to Teledesic's products and services, thereby freeing capacity on the New ICO network for additional customers. Teledesic plans to use and expand the ICONET terrestrial network infrastructure. As demand for Teledesic services grows, Teledesic plans to work with New ICO to add additional capacity to ICONET when and where appropriate.

     The Teledesic network, the design of which is currently being re-evaluated, is expected to consist of a constellation of broadband satellites utilizing 1,000 MHz of spectrum in the Ka band. Spectrum is a range of radio frequencies that can be used to transmit data and voice communications. The Ka-band refers to a high frequency portion of the spectrum where the highest frequencies and the largest bandwidths are available. Teledesic expects its network to offer bandwidth-on-demand applications including Internet access, high quality voice and other digital data services which are comparable to digital subscriber line and fiber optic based services.

                                BUSINESS OF ITGL

     ITGL is a Delaware corporation formed in February 2000 to facilitate the mergers. To date, ITGL has had no operations or business activity other than to negotiate the merger agreements and engage in financing activities with respect to itself, Old ICO and New ICO. As a result of the New ICO merger, ITGL will cease to exist.

                              BUSINESS OF NEW ICO

OVERVIEW

     While certain aspects of New ICO's network are established with some certainty, other aspects are likely to change, perhaps significantly. The discussion below sets forth New ICO's plans and expectations only as of the date of this document and the information set forth below is likely to change.

     Following the mergers, the assets and liabilities of New ICO will be held by a newly formed, wholly owned subsidiary of Parent. When we refer to the business of New ICO following the mergers we mean the business of that subsidiary.

     New ICO intends to develop a global communications network that will enable customers to communicate seamlessly from both fixed and mobile locations anywhere in the world. New ICO's goal is to provide global Internet protocol services, including Internet connectivity, data, voice and fax services. The New ICO network is also intended to provide other data communications services, such as global real-time and near real-time two-way messaging services. At service launch, New ICO expects that its data capabilities will be comparable to and its voice quality capabilities will be comparable to or superior to those of current terrestrial mobile networks. New ICO plans to launch its services in 2002 with a period of extensive customer testing and expects to launch commercial service and begin generating revenue in mid 2003.

     To provide these services, New ICO will seek to develop a global integrated communications network consisting of a constellation of 12 high performance medium earth orbit satellites and a high bandwidth

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ground Internet protocol network. New ICO believes that the constellation of 12 satellites will support over 14 million individual end-user devices. New ICO also expects to have the ability to add more capacity by launching additional satellites.

     New ICO's goal is to build upon the network originally designed by Old ICO to provide narrowband voice and circuit-switched data access to handheld satellite phones. New ICO intends to develop its business around Internet protocol applications and is taking steps to enhance the New ICO network to also become a packet-based data system. New ICO believes that, in the future, providing only narrowband voice and circuit-switched data will not be competitive, as users become accustomed to the superior functionality of packet-based data services now being deployed in terrestrial cellular systems.

     A packet-based data system enables access to web and wireless application protocol information services such as weather reports, stock quotes and standard electronic mail. Wireless application protocol, or WAP, enables wireless devices with low data transmission rate connections to access and view content from the Internet. Packet-based data also allows users to be charged only for the data they actually send and receive rather than their time spent online. New ICO is designing its network to work with terrestrial packet-based data standards and the applications that use them. The use of packet-based data will also enable the New ICO network to support a large number of users simultaneously. This means that the New ICO network, as currently contemplated, will be able to support always on connections similar to those provided by cable modem and digital-subscriber line technology. To the user, always on means that the connection appears to be available at all times without having to establish a connection through a cumbersome dial up process. This avoids the set-up time of approximately 20 seconds needed for typical analog modems. New ICO expects its network will support data transmission rates of up to 144 Kbps.

     New ICO intends to make significant investments to enhance existing technologies and develop new technologies in order to provide its anticipated offering of products and services. Specifically, New ICO plans to invest in technologies that will allow customers to use its services indoors, which is a common shortcoming of existing handheld mobile satellite systems, and that broaden the range of applications for which the New ICO network can be used.

PRODUCTS AND SERVICES

     At service launch, New ICO expects to offer a variety of products and services to individual consumers and businesses, which will include:

     HANDHELD MOBILE SERVICE

     New ICO's planned handheld mobile services are expected to permit customers to make telephone calls in locations where they would otherwise be unable to receive traditional mobile telephone signals, where terrestrial alternatives are otherwise inadequate or where the low number of users in a given area favors a satellite-based solution. Upon full deployment, customers should be able to access this service by using a cradle accessory to adapt a standard mobile phone for satellite communication.

     New ICO expects that its handheld mobile service will support voice and other services, such as short message services, voicemail and call forwarding, as well as circuit-switched data.

     New ICO plans to offer handheld mobile services to customers who need portable voice and data transmission capabilities. Target users will primarily include professionals working in industries such as maritime, oil and gas, construction, utilities, mining and agriculture. Many individuals in these industries work in remote areas that are not covered by existing terrestrial wireline networks. These individuals currently account for a significant portion of the demand for satellite-based telecommunication services. New ICO expects that by offering to prospective customers handheld portability and high-quality wireless services at prices competitive with alternative services, it will have an opportunity to enter these markets.

     Over time, New ICO believes that some demand for handheld mobile services will emerge from other market segments as well, including residents in areas having inadequate cellular infrastructure and individuals participating in leisure activities, such as skiing and mountaineering, at remote locations.

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     MOBILE INSTALLED SERVICE

     New ICO plans to deliver services tailored to the needs of users in the trucking, maritime, aviation and other mobile industries. New ICO expects third party manufacturers to design and manufacture low cost user equipment for trucks, ships and aircraft through which customers would have access to voice and Internet protocol data services wherever their fleets travel. Benefits to these customers include improved operational effectiveness of fleets as well as making a variety of services available to crew and passengers.

     FIXED SERVICE

     New ICO plans to offer its fixed service to customers in areas underserved by existing terrestrial networks. This service will be designed to operate through the installation of an outdoor antenna that is mounted on a customer's home or office. The outdoor antenna will communicate with a customer's indoor device either through wired or possibly wireless means. New ICO expects to offer both data and voice as part of this fixed service. Examples of potential users include remote business sites such as oil-drilling platforms and mining sites and residential users in isolated areas faced with long delays in obtaining traditional terrestrial communications services.

     TWO-WAY MESSAGING SERVICES

     New ICO plans to design this service to provide two-way messaging to or from any location in the world. The principal target markets include the transportation, maritime and aviation industries. New ICO believes this service will permit customers in these and other markets to exchange position reports and location information. The two-way messaging service is expected to use a low-cost modem suitable for integration with existing and planned communications systems offered by other providers. This two-way messaging service should enable fleet operators to manage logistical and operational activities, track assets for delivery updates, monitor and schedule preventive maintenance of equipment and prevent theft and fraud. Real-time messaging is expected to permit real-time location inquiry, while near-real-time messaging is expected to allow railcars and other vehicles to report on their location at regular intervals. As currently envisioned, this messaging service will impose no limits on the length of messages transmitted.

     DATA SERVICES

     The upgrade of the New ICO network to a packet-based data system is expected to allow New ICO to offer Internet protocol data services. New ICO will target these services to customers whose connectivity needs are not met through terrestrial services. In addition to voice services, New ICO is designing its network to support any Internet protocol or application that runs over current terrestrial networks.

     While the packaging of these data services has not yet been finalized, New ICO expects to provide global connectivity and Internet access. Such services will allow businesses and consumers to access the Internet from anywhere in the world at speeds comparable to those currently available only in developed urban areas. The New ICO network initially is expected to be capable of providing two-way packet data services at data transmission rates of up to 144 kbps.

     Included within its data services, New ICO plans to offer a return channel service for satellite operators who provide one-way broadcast services. This return channel service will be designed to provide a communications path from the customer to the broadcast satellite provider. The New ICO return channel allows the provider to offer two-way broadband web access, as well as supplementary interactive services such as pay-per-view movie ordering or e-commerce. The return channel enables two-way web access by allowing the customer to send requests for information over the New ICO network, followed instantaneously by the requested information being delivered to the customer through the broadcast satellite provider's network. Using the New ICO network for this service provides the customer a cost competitive alternative to using a telephone modem, while also providing better performance. Unlike telephone modems, the New ICO return channel will feature always-on connectivity, prevent busy signals

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or the need for a second telephone line, and avoid the 20 second process associated with initiating a telephone modem session. Additionally, this service is expected to be attractive to the many customers of digital satellite television in the developing world without access to a telephone line at all.

TARGET MARKETS

     New ICO intends to target markets that are underserved by terrestrial communications services. New ICO's initial strategy will be to target existing markets, such as the maritime, transportation, oil and gas and construction industries and governmental agencies, where there is an established demand for satellite communications services. New ICO plans to eventually extend its focus to broader markets such as small and medium-sized businesses, small office and residential users.

     MARITIME MARKET

     The maritime satellite services market includes commercial shipping, fishing and recreational vessels, as well as government fleets. New ICO divides the maritime market in three segments:

     - deep sea vessels;

     - smaller commercial vessels; and

     - leisure boats.

     Deep Sea Vessels. Deep sea vessels typically engage in long distance operations and have an average of 10 to 20 crew members. Many existing deep sea vessels are already fitted with satellite communications equipment although most vessels still rely on traditional radio systems for their communications needs.

     Small Commercial Vessels. Small commercial and fishing vessels usually operate in coastal waters and inland waterways with up to ten crew members. Usually these vessels operate outside of terrestrial cellular coverage. New ICO believes that most of these ships do not have satellite communications equipment and rely on traditional radio systems for commercial and safety communications.

     Leisure Boats. The operating patterns of these vessels vary widely, depending on their size. Most large leisure boats have radio or satellite communication equipment, but most smaller leisure boats lack this equipment. Leisure boat operators have increased their usage of terrestrial cellular telephones in recent years, but large vessels often sail outside the range of terrestrial cellular coverage.

     New ICO expects use of its satellite communication service to vary greatly in the maritime market: deep-sea trading and fishing vessels normally spend most of their time at sea and generate a high volume of voice and data traffic per ship per year, while leisure boats tend to be moored in harbor, so that the annual average usage is much less than other maritime customers.

     TRANSPORTATION MARKET

     The transportation market consists of three main segments:

     Long-Haul Transport Companies. Long-haul transport companies specialize in high value cargo and just-in-time delivery operations. They require fleet management applications to control their operating expenses and to improve operations and customer service. They also require position reporting and the ability to transfer dispatch information and load/off-load activity information.

     Physical Asset Tracking. Customers for physical asset tracking applications require location information and telemetry for road bound vehicles, rail cars and heavy-duty construction equipment.

     Passenger Vehicles. Applications for passenger vehicles include location, e-mail and two-way data transfer for services such as emergency call-out, road-side assistance, service location and, in some cases, Internet browsing.

     New ICO expects to offer data, fax and voice services tailored to support these customers. New ICO also plans to offer on-board mapping and messaging applications for passenger cars.

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     New ICO's initial emphasis will be on commercial road transport companies with international operations and those that carry freight over distances of more than 300 miles. New ICO views all commercial vehicles above six gross tons as potential customers for its transportation services. Heavy commercial vehicles tend to travel farther than lighter vehicles, and New ICO expects them to have a greater need for satellite-based vehicle tracking and messaging services.

     GOVERNMENT MARKET

     New ICO will seek to position itself as the leading provider of global mobile satellite services for the government market. The government market has unique characteristics requiring special, value-added services such as data, voice encryption, restricted user groups and global coverage. The key segments of the government market include:

     - military forces;

     - embassies and foreign offices;

     - interior agencies and ministries; and

     - international agencies, such as departments of the United Nations, World Bank and Red Cross.

     OIL, GAS, CONSTRUCTION AND OTHER INDUSTRIES

     New ICO believes that there is a significant opportunity among professionals working in the oil and gas, heavy construction, utilities, mining and agricultural industries. Individuals in these industries tend to be located in remote areas that are not covered by existing terrestrial networks and have, to date, accounted for most of the demand for satellite communication services.

     INDIVIDUALS AND SMALL AND MEDIUM-SIZED BUSINESSES

     New ICO believes that there is an attractive market among individuals and small and medium-sized businesses that are underserved by fixed and mobile networks or that lack access to data services or telephony. New ICO also expects some demand to come from wealthy individuals in areas with a poor mobile and fixed infrastructure, as well as from individuals engaging in leisure activities such as skiing and mountaineering.

DISTRIBUTION STRATEGY

     New ICO intends to distribute its products and services through a global network of experienced distributors and its own direct sales channels. New ICO expects its global network of distributors to include:

     - specialized satellite communication distributors;

     - national, regional and global telecommunication service providers;

     - mobile and terrestrial network operators;

     - consumer electronics retailers;

     - system integrators and value-added resellers; and

     - partnerships with original equipment manufacturers.

     Many distributors are expected to be entities that have been strategic investors in Old ICO since the early stages of its development. They include leading national and international communications companies that have a significant number of existing fixed and mobile customers. New ICO expects to enter into non-exclusive agreements with most of its distributors. New ICO expects that its distributors will act as service providers for most of its customers and will be primarily responsible for customer acquisition, billing and customer care.

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THE NEW ICO NETWORK

                       [NEW ICO'S BENT PIPE ARCHITECTURE]

     The New ICO network is intended to be an enhanced version of the network initially contemplated by Old ICO. Key technical features of the New ICO network include:

     - a ground segment consisting of 12 ground stations interconnected by terrestrial links. New ICO calls this ground segment ICONET. New ICO will own or lease these dedicated high capacity links;

     - a constellation of 12 satellites in medium earth orbit, enabling high call completion rates and global coverage. These satellites will use a bent pipe architecture, a configuration where the satellites act like mirrors to reflect signals between the user equipment and the ground station;

     - the air interface, a communications protocol similar to that employed by terrestrial cellular systems, that allows user equipment to communicate with the network. The air interface, to be incorporated in the user equipment and ground stations, is expected to be developed to allow next generation terrestrial wireless applications to operate through New ICO satellites at data transmission rates of up to 144 Kbps; and

     - the ability to support a wide range of user equipment.

     As noted above, the New ICO network is being designed with a bent pipe architecture. In a bent pipe system the satellite is used to relay communication between the end-user equipment and a ground station that is part of the terrestrial infrastructure. The terrestrial infrastructure, rather than satellite-to-satellite

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communication links, provides the connection to the destination network or end-user. New ICO believes that this design will be sufficiently flexible to enable future increases in system capacity and functionality through the modification and addition of terrestrial equipment. New ICO also is designing the ICONET with the flexibility to carry data and voice traffic of other terrestrial and satellite operators.

     New ICO will own the entire space segment and plans to implement and control its ground segment operations. New ICO intends to route outbound calls from New ICO user equipment through its satellites and the ICONET to the appropriate terrestrial data or voice network or to other New ICO user equipment. For incoming calls, the New ICO network will route calls from terrestrial networks through the ICONET and the ICONET will then automatically select a satellite through which a call can be connected to the specified New ICO end-user equipment.

     The New ICO network will consist of three main segments: the user equipment, the ground segment infrastructure and the space segment.

                                [ICONET DIAGRAM]

     The space segment relays data communication packets and control information between the end-user equipment and the ground segment. The end-user equipment connects the end-user to the network. The terrestrial infrastructure provides the interconnection with other networks as well as supporting network and constellation management and control functions.

     SPACE SEGMENT

     The New ICO satellite constellation is expected to consist of 12 medium-earth-orbit satellites orbiting the earth in two distinct planes. Each orbital plane will incline at 45 degrees to the equator, with six operational satellites on each plane. Each satellite will orbit at an altitude of approximately 6,400 miles above the earth's surface and will circle the earth approximately once every six hours. Because of the relatively high altitude of the satellite constellation, each satellite will have a significantly greater footprint than a typical low earth orbit satellite. A footprint is the area of the earth's surface served by a satellite at any given time. The footprint of New ICO's medium-earth-orbit satellites will have a diameter of approximately 9,300 miles, representing more than 25% of the earth's surface.

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     Of the 12 satellites, 10 of the satellites will form the base constellation and the other two satellites will act as on-orbit spares. The on-orbit spares, which are in excess of the number of satellites required for New ICO's service, provide additional capacity and can be used as replacements if any of the 10 base satellites fail. New ICO is also constructing an additional satellite that will serve as a replacement in the event of a launch failure or an on-orbit satellite failure. Depending on the success of New ICO's launch campaign, the remaining additional satellite will either be kept in storage on the ground or may be launched and maintained as an on-orbit spare. New ICO believes that this sparing strategy will better ensure that New ICO is able to continue to offer high quality services to users if any satellites fail.

     The main communications component of each satellite is expected to be able to transmit signals from ground station to user equipment in the forward direction and from user equipment to ground station in the return direction, and to handle signals of any type compatible with a 150 kHz bandwidth. New ICO expects to be able to allocate communication resources within the satellites in response to traffic demand. This flexibility should enable New ICO to optimally manage traffic patterns and maintain its high quality services without the need to launch additional satellites.

     New ICO believes that its satellites in medium earth orbit will provide call availability that is superior to that of competing low earth orbit systems. This superiority should result, in part, from a higher average elevation angle for the satellites, which minimizes the probability that a call signal will be obstructed. Elevation angle is a measure of the incline above the horizon that a satellite appears to the user equipment. Also, as a result of their higher altitude, New ICO satellites will move across the sky significantly more slowly than low-earth-orbit satellites. This should result in fewer calls being passed from one satellite to another during a call and minimize the possibility of dropped calls. In addition, this satellite configuration should reduce the complexity and operating cost of the space segment as compared to competing low-earth-orbit systems. As noted above, the New ICO network is expected to use 12 satellites and 12 ground stations to provide global coverage. This compares favorably with competing low-earth-orbit systems which, due to their smaller satellite footprints, require a significantly greater number of satellites and either more ground stations or complex inter-satellite links in order to provide the same global coverage. Because New ICO expects to deploy relatively fewer satellites than its competitors, it should be able to implement an efficient space segment with lower operating and maintenance costs than competitors using low-earth-orbit satellites.

     Old ICO entered into a fixed-price supply agreement for the construction of the space segment with Hughes Space and Communications International, Inc. Under this agreement, Hughes will construct all of New ICO's planned satellites and the related telemetry, tracking and control equipment. New ICO has renegotiated certain aspects of this contract in order to make enhancements to its satellites to make them less susceptible to interference, including tropospheric frequency interference. New ICO has also ordered three additional satellites, one to replace the satellite lost in the first launch failure and two others to be used as spares. In addition, Hughes will procure launch services for 12 satellites as well. The Hughes satellite contract, together with New ICO's launch services contracts and satellite insurance costs, which are described below, comprise substantially all of New ICO's investment in the space segment.

     The equipment necessary for New ICO's telemetry, tracking and control infrastructure has been fully installed and tested at six of New ICO's ground stations. New ICO expects these ground stations to provide nearly continuous monitoring of the satellites in orbit, permitting it to control the satellites and respond rapidly to any anomalies that may occur. Initially, the satellite control center will communicate with the ground station through a dedicated data support network. As the New ICO network is deployed, New ICO plans to integrate these communications with ICONET. The primary satellite control center at New ICO's London facilities has been installed and is being tested.

     In working with Hughes, New ICO developed the design of the platform for its satellites from an existing model, the Hughes HS601 satellite platform. The satellite platform is the mechanical and electrical infrastructure supporting the communications payload. Hughes had to modify the satellites to suit the special requirements of a medium earth orbit. The design life of New ICO's satellites is 12 years, nearly twice the average life of a typical low earth orbit satellite.

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     SATELLITE LAUNCH STRATEGY

     New ICO has a launch services agreement with Hughes. Under the terms of this contract, Hughes is obligated to procure launch services for 12 satellite launches, including the first launch that failed. New ICO also expects Hughes to perform all launch management and launch operations tasks associated with deploying the satellite constellation. Under this contract New ICO will make payments to Hughes upon the achievement of specified milestones. New ICO also has a contract with Lockheed Martin Commercial Launch Services for two satellite launches and related launch services. This contract was assigned to New ICO by Teledesic in July 2000.

     The first satellite, F1, was launched by Sea Launch on March 17, 2000. Although this launch failed, New ICO believes that there will be no significant adverse financial effect to its business plan as the F1 launch was adequately insured to cover the anticipated costs of building and launching a replacement satellite. New ICO does not expect the launch failure to delay the introduction of its services.

     New ICO's proposed launch plan includes several launch vehicles, which will include one or more of Atlas IIASs, Protons and Delta IIIs. Given the risks associated with satellite launches, New ICO may experience delays resulting from launch failures or satellite failures resulting from damage sustained during launch. New ICO has elected to use separate launch vehicles, so as to mitigate scheduling risk in the event of launch problems. In addition, if New ICO experiences problems with launch scheduling, it believes that Hughes' and Lockheed Martin's long-term relationships with the launch providers will assist it in rescheduling launches. New ICO's ability to schedule launches will depend, in part, on market demand for launch services during the period.

     SATELLITE INSURANCE

     Launch and in-orbit insurance protect a company from the risk of loss to satellites and other associated costs during three specific phases: 1) pre-launch, 2) launch and deployment, and 3) in-orbit operations. The pre-launch phase begins when the satellite arrives at the launch site and ends when the launch and deployment phase begins. The launch and deployment phase begins when intentional ignition of the launch vehicle takes place and ends when the satellite is separated from the launch vehicle. The in-orbit operations phase begins when the satellite separates from the launch vehicle and ends as described in each specific insurance policy.

     Under the fixed-price supply agreement with Hughes Space and Communications International, Inc., Hughes will provide insurance coverage against satellite risk of loss during transportation of satellites to the launch site and through the end of the pre-launch phase. New ICO will be responsible for the risk management strategy for the launch/deployment phase, and the in-orbit operations phase. The first New ICO satellite launch failed, resulting in the loss of the satellite. New ICO, however, has received the full amount of the $225 million launch insurance proceeds. New ICO is currently reviewing its risk management approach, and expects to be able to obtain appropriate launch and in-orbit insurance for its satellites.

     GROUND SEGMENT

     The ICONET is designed to be a worldwide communications network consisting of 12 ground stations and primary and backup network management centers. New ICO has constructed ground station sites for 11 ground stations and is currently working on an arrangement for a ground station site in China. In addition, New ICO is considering locating a 13th ground station in Russia. New ICO expects that some of the ICONET ground stations with interconnecting links may become available for integration and testing in the third quarter of 2000 and that New ICO will substantially complete deployment of the ICONET in the second quarter of 2002.

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     Each ground station will provide an interface between the New ICO satellites and terrestrial networks, and will manage routing over the New ICO network. Each ground station will have five main elements:

     - five ground-based antennas, each with associated equipment to communicate with the satellites;

     - both packet and circuit-switched equipment to route traffic on the ICONET and to interconnecting terrestrial wireline and mobile networks;

     - registers to support mobility, call and service access management;

     - platforms to provide value-added services such as voice, facsimile and data messaging services; and

     - general packet radio services, or GPRS equipment, which will direct traffic and store data and support a range of Internet protocol services.

     Each ground station will track the satellites within its range of sight through the ground antennas and will manage traffic routing between the ground and satellite antennas so as to maintain uninterrupted communications. In addition to managing usage of the radio links, New ICO will depend on ground stations, as controlled by the network management center, to coordinate and direct the allocation of frequency spectrum and satellites in a manner consistent with traffic and the regulatory requirements applicable in each country. New ICO intends to operate the entire ground segment so as to provide consistent, high quality services and to manage interconnection costs.

     New ICO will perform all signal processing on the ground within the ICONET, which will include technology to direct calls and route data and manage the New ICO network operations. The ICONET is being designed to be sufficiently flexible to permit increased capacity and functionality as technology advances. This design should enable New ICO to develop and offer new products and services without having to physically modify the space segment.

     The ICONET switches will set up and manage calls on the New ICO network and record service usage for billing. These switches will use computer databases, known as network registers, to control a customer's access to our telecommunication services and to facilitate the routing of calls to New ICO equipment. The network registers in each earth station will store details of New ICO phones registered to that ground station. New ICO will employ authentication software to check the identity of users, which should significantly reduce the potential for fraudulent use of the New ICO network. Old ICO installed and tested switching equipment at 11 ground stations, of which 10 are fully tested.

     Old ICO installed five-antenna systems at 11 sites. All antenna systems and associated equipment at the five of the six locations, tracking and control sites are fully operational and ready to support the launch of New ICO's first satellite.

     New ICO's ground stations will interconnect the ICONET with the land-based fixed and mobile networks in the host country and, through international switching facilities in that country, to other countries. The ground stations will be able to transfer calls to the local land-based fixed and mobile systems. Additionally, New ICO will seek to establish connections between the ground stations for its exclusive network management use.

     New ICO's network management centers will monitor and control activity on the ICONET. The overall network architecture has been designed so that many functions can be centrally managed. The network will include both primary and back-up network management centers in an effort to ensure a high degree of availability.

     Old ICO entered into supply agreements for the construction and development of the ICONET with several suppliers under an overall supply agreement with NEC. Under this contract, the ICONET suppliers are responsible for the design, manufacture, installation and testing of the ICONET equipment. For example, NEC is supplying New ICO with radio frequency terminals, network management systems and, at New ICO's option and at incremental cost, system integration services. Hughes Network Systems is supplying satellite base station systems, which are located at the ground stations and enable communications to and from satellites. Ericsson Ltd. will provide mobile packet support nodes and circuit-

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switching centers. New ICO is currently renegotiating certain aspects of its
ICONET supply contracts in order to make significant enhancements to the ICONET in order to provide service, including packet-data services that were not contemplated by the original design.

     INTERWORKING FUNCTIONS

     Circuit-mode Operations. New ICO plans to use the global system for mobile, or GSM, standard as its digital communications technology platform. The GSM standard is currently the leading digital mobile standard, and the use of this platform should enable New ICO to deliver its services, including cellular services, to all customers whose home network is based on this system without the need for additional technological developments. In addition, New ICO expects to develop the service capabilities, called interworking functions, necessary to enable users of the New ICO network to roam across mobile networks using other existing standards.

     Packet-mode and Internet protocol operations. New ICO expects to support services similar to general packet radio services, or GPRS. This is an enhancement to GSM that supports data packets, and other types of Internet protocol service.

     SYSTEMS INTEGRATION

     To bring the New ICO network into service, New ICO will have to fully integrate its space segment, the ICONET, including interconnection with other fixed and mobile networks and service providers, New ICO end-user equipment and the business operations support system. New ICO plans to carry out these integration activities under contract with several systems integration service providers, including its existing suppliers, and under other contracts relating to the development of the New ICO network.

     NETWORK CAPACITY

     The effective capacity of the New ICO network will depend on a number of factors, including:

     - the total radio frequency spectrum available to mobile satellite systems;

     - the number of systems sharing that spectrum;

     - national regulatory policies for assigning spectrum;

     - the types of New ICO user equipment developed;

     - the mix of services offered;

     - system usage patterns;

     - average call length;

     - the geographic distribution of New ICO user equipment around the world;

     - the number of operational satellites deployed; and

     - management of resources, including satellite and ground stations, and allocation efficiencies.

     New ICO anticipates that the New ICO network will be able to support end-user equipment for more than 14 million end-user devices.

     Business Operations Support Systems

     New ICO's business operation and support systems and business data centers are expected to provide the infrastructure required for customer activation, wholesale billing, fraud detection, partner care, billing, data management and exchange with a selected set of settlement houses, interconnection accounting and various other management information and inventory functions. These support systems are expected to consist of modules selected from several existing commercial tools that New ICO is customizing to suit its

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unique needs. New ICO believes that this architecture will enable New ICO to readily add new functionality without affecting the performance of the rest of the New ICO network.

     These support systems are expected to collect, price and process records of all billable calls and other data-services generated on the New ICO network. This system is expected to include pricing algorithms reflecting packages offered in different markets and customers. To facilitate preparation of end-user bills, New ICO plans to make available to service providers the appropriate billing records of market segments through selected settlement houses. CSC Computer Sciences Limited is responsible for the development and integration of these support systems.

     These support systems are expected to exchange billing data in a number of industry standard formats, directly with a selected set of data clearing and settlement houses, which in turn are expected to communicate with the billing systems of the service providers for data exchange and financial settlements. New ICO expects its service providers to maintain customer data regarding end-users and provide retail billing and care to these customers using their own billing systems. New ICO expects to use these support systems to support customer inquiries referred by its distributors.

     New ICO expects to enhance its ability to support retail billing and provide customer support for customers to whom we sell directly. New ICO expects to continue to fine-tune the system to support new service packages.

COMPETITION

     The global communications industry is highly competitive, particularly in those segments in which New ICO intends to compete. This competition creates risks and uncertainties, that are intensified by the continuous technological advances that characterize the industry, regulatory developments and evolving alliances among industry participants. While no single satellite or terrestrial communications system currently serves all of the market segments that New ICO plans to target, New ICO expects to face significant competition in each of these market segments in the future.

     GLOBAL MOBILE SATELLITE SERVICE COMPETITORS

     To date there have been two low-earth-orbit global satellite service providers, Iridium and Globalstar. Iridium ceased operating and commenced formal liquidation proceedings in March 2000. Globalstar began introducing commercial services in the United States in the first quarter of 2000 and is expanding its service to other markets.

     Globalstar, which was founded by Loral Space and Communications and Qualcomm, Inc., has launched a constellation of 48 low-earth-orbit satellites. The Globalstar system provides mobile telephony and data transmission services at rates of up to 9.6 kbps. The Globalstar system has been marketed primarily to customers and industries in rural markets and in industries with broad geographical reach, such as oil and gas, transportation and agriculture. It has also been positioned as an extension for terrestrial cellular service. Globalstar has stated that it may require as many as 100 ground stations to minimize terrestrial long distance charges and to respect national boundaries. However, it has also stated that it could provide global, land-based coverage to virtually all inhabited areas of the world using as few as 80 ground stations. Globalstar had 17 operational ground stations at the end of the second quarter of 2000. It has introduced services in 39 countries, and intends to be present in nearly 100 countries by the end of 2000. Globalstar's partners include experienced mobile telephony network operators, who have the responsibility for, among other things, the distribution of Globalstar's services.

     Other competitors in the global mobile satellite services industry may include Mobile Communications Holdings, Inc., known as Ellipso, and Constellation Communications, Inc., known as ECCO. Both of these companies are licensed to operate mobile satellite services in the United States, but neither has started building its system.

     Inmarsat operates a network of geostationary satellites. Due to the long distance of geostationary satellites from earth, Inmarsat connections have a longer delay than nongeostationary satellites, such as

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New ICO. This delay is usually noticeable on voice calls and can adversely affect some data connections. Also, Inmarsat service is not available to handheld mobile phones. Inmarsat's 38 earth stations are owned and operated by authorized telecommunications entities in the host countries. Earth stations are the facilities that house antennas and other equipment that transmit and receive signals between the terrestrial network infrastructure and the satellites. These operators market Inmarsat services directly to end users or to authorized resellers in their respective countries. The Inmarsat system is capable of providing fixed and mobile voice and data transmission services at rates of up to 64 Kbps. These services may be accessed through a variety of user devices, including laptop-sized terminals and car-mounted units. Inmarsat is currently preparing a new generation of satellites that it expects to launch starting in 2004. It expects these satellites to offer data transmission services at rates of between 144 and 432 Kbps and to operate as an overlay network for mobile handsets.

     In addition to the competitors and potential competitors mentioned above, there are a number of other entities currently pursuing the necessary authorizations for next generation global/mobile satellite services. These include some existing competitors such as Globalstar and Inmarsat, as well as new competitors such The Boeing Company. It is impossible to say which of these system proposals, if any, will be deployed and when deployment may occur.

     REGIONAL GEOSTATIONARY COMPETITORS

     New ICO also expects to face competition from regional mobile satellite service providers operating geostationary satellite systems. Because of the high altitude of geostationary satellites, users of geostationary satellite systems experience a perceptible signal delay. Existing regional geostationary satellite systems currently access their satellites through subscriber equipment ranging in size from a laptop-sized computer to a suitcase, but some of these systems may introduce smaller handheld devices in the near future. New ICO expects these competitors to focus on providing voice and data services in regional rural fixed and mobile markets. Although several regional geostationary satellite systems may form an alliance in the future to provide a form of global mobile satellite services, New ICO currently believes it is unlikely that they will be able to provide consistent worldwide service due to the technical constraints inherent in their systems.

     The regional geostationary satellite providers with which New ICO may compete include:

     - TMI Communications, Inc., which provides services in North America, South America and the Caribbean;

     - Motient Corporation, which provides services in North America;

     - Optus MobileSat, which provides services to the Australian region;

     - Asia Cellular Satellite, or ACeS, which is expected to cover Southeast Asia and which launched its Garuda 1 satellite in the first quarter of 2000 and plans to begin offering commercial services in September of 2000;

     - Thuraya, which is expected to cover the Middle East, North Africa, Eastern Europe, Central Asia and India, and which plans to launch its first satellite in September of 2000;

     - Euro-African Satellite Telecommunications Project, which is expected to cover Europe, Central Asia, the Middle East and Africa;

     - Afro-Asian Satellite Communications, or ASC, with its system Agrani, which is expected to cover 54 countries in the Middle East, Central Asia and eventually Africa; and

     - INSAT 2C, currently covering India.

     Of these providers, TMI Communications, Motient, Optus MobileSat and INSAT 2C currently offer non-handheld communications services.

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     In addition to the competitors and potential competitors mentioned above, there are other entities currently pursuing the necessary authorizations for regional mobile satellite services. These include some existing competitors, such as TMI, as well as new potential competitors such as Celsat. It is impossible to say which of these proposed systems, if any, will be deployed and when deployment may occur.

     TERRESTRIAL COMPETITION

     New ICO expects that its services will complement existing terrestrial fixed and mobile services. The New ICO network likely will lack the capacity to provide local service to large numbers of end users in urban areas, and will not afford the same signal strength or degree of building penetration as most terrestrial mobile services in the areas where those services are deployed. As a result, New ICO does not currently intend to compete directly with existing terrestrial fixed and mobile services.

     Some of the services that New ICO may offer are now available through roaming arrangements among service providers in several countries, including countries that use mobile standards that are not compatible with GSM. Asia Cellular Satellite has also indicated that it will offer some form of dual-mode satellite/terrestrial mobile service, which may include interprotocol roaming capabilities.

     New ICO expects that terrestrial mobile services using the GSM standard will continue to expand, including in North America. The expansion of GSM service will provide subscribers with broad roaming capabilities using a single phone and without the need for equipment that allows users to move between different protocols. Audiovox Corp. and Bosch Telecom, a unit of Robert Bosch GmbH, have recently introduced this type of service. In addition, a variety of phone rental service providers permit persons traveling in countries with incompatible mobile standards to rent local phones. All of these services may compete with New ICO's satellite services to some extent.

     Industry representatives are now developing a single global standard for third generation terrestrial mobile telephone products. If this standard gains worldwide acceptance and roaming agreements are concluded to use it, this would represent additional competition for New ICO's services.

     Gradual extensions of terrestrial fixed and mobile communications networks to areas not currently served may reduce demand for New ICO's basic mobile handheld service and other services that it is expected to provide.

     LOW-RATE DATA SERVICE COMPETITION

     Currently, two companies offer commercial mobile satellite services for data-only applications. One of these, ORBCOMM, has obtained a license to operate in the United States. This system is designed to provide low transmission rate data and messaging communications at rates up to 2.4 kbps using a constellation of up to 48 low-earth-orbit satellites. Currently, ORBCOMM has launched 35 satellites, and its coverage includes the United States, Canada, Europe, Asia, South America and South Africa. The second entity, OmniTRACS/EutelTRACS, is a geostationary satellite two-way mobile communications and tracking system that provides low-rate data transmission for position reporting and other similar services to trucking companies and other mobile and fixed site customers.

     BROADBAND COMPETITORS

     Several companies are developing new satellite systems to provide high speed, portable data services. These broadband satellite services are expected to address a market for customers requiring affordable, broad bandwidth on demand virtually anywhere in the world. SkyBridge, Hughes Electronics (through its Spaceway system), Astrolink and numerous other companies have proposed systems, with some companies planning to commence service in the next two to three years. These broadband systems, if successfully developed and implemented, may provide data transmission rates ranging from 16 kbps to 10 Mbps.

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REGULATORY

     The international regulatory framework for telecommunications services is established by the International Telecommunication Union, a specialized agency of the United Nations. This agency, which has 189 member states, has three sectors:

     - radiocommunication;

     - telecommunications standardization; and

     - development.

     The International Telecommunication Union establishes relevant rules and regulations through sector recommendations and resolutions and World Radiocommunication Conferences. The radiocommunication sector determines the allocation and regulation of radio frequencies for services on an international basis. After approval by a World Radiocommunication Conference, these regulations are incorporated in the International Telecommunication Union radio regulations.

     A national administration in each member country decides how the radio frequencies that the International Telecommunication Union has allocated to particular radiocommunication services should be allocated to those services and assigned to specific systems domestically. In addition, the provision of telecommunications services in most countries is subject to regulatory controls by the national governments of each country.

     A number of regional telecommunications organizations have been established to coordinate the regulation of telecommunications within groups of countries with common interests. The European Conference of Postal and Telecommunications Administrations, or CEPT, the Asia Pacific Telecommunity and the Inter-American Telecommunication Commission are examples of regional telecommunications organizations that exist today.

     In February 1997, 69 national administrations signed the World Trade Organization Agreement on Basic Telecommunications. The WTO agreement covers nearly 90% of revenues for the worldwide telecommunications market and includes provisions with respect to the mobile satellite services that we intend to provide. One of the most significant obligations arising from the WTO agreement is "most-favored-nation treatment, which prohibits signatories from treating entities from other signatories less favorably than they treat entities from any other signatory. The agreement became effective on February 5, 1998. Signatories to the WTO agreement represent a majority of our target markets.

     The provision of New ICO's service in each country is subject to licensing under that country's telecommunications regulations by the national regulatory authority. The licenses will have to be negotiated separately with each country.

     SPACE SEGMENT ITU FREQUENCY COORDINATION

     The frequencies used by the space segment of the New ICO network are coordinated under the provisions of the radio regulations of the International Telecommunication Union. Under this coordination procedure, the United Kingdom Radiocommunications Agency submits data on the New ICO System to the International Telecommunication Union, which is then circulated to all member countries for their review and comment with respect to potential interference to existing or planned networks. The relevant requests for coordination information for the New ICO System under these procedures for both 2 GHz mobile satellite service links and 5 and 7 GHz mobile satellite feeder links have been published by the International Telecommunication Union. Approximately 20 countries have formally responded in accordance with the coordination procedures. New ICO's frequency coordination activities will include negotiation with the individual member countries of the International Telecommunication Union. New ICO is currently involved in technical coordination consultations with the 20 responding countries and others through various channels at the international and national level.

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     GROUND SEGMENT LICENSING APPROVALS

     New ICO's ground stations use the 5 and 7 GHz bands for feeder links to the satellites as well as at 2 GHz. Approval for use of these frequencies is being or will be sought by New ICO or the ground station operator from the relevant national regulatory authority. Since a gateway station may be regarded as a telecommunications facility, authorization for its operation may be also required in some countries. Approvals where necessary for interconnection of the ground stations to the public wireline and mobile networks will be similarly sought. To the extent practicable and consistent with relevant national regulations, New ICO will directly apply for all necessary approvals or licenses.

     NEW ICO USER EQUIPMENT

     Efforts are ongoing at the regional and global levels to establish technical standards for phones and other user equipment to be used in various mobile satellite systems. The International Telecommunication Union and the European Telecommunications Standards Institute have recently adopted standards for ground stations that are consistent with the design specifications of New ICO's user equipment.

     LICENSING THE LAUNCH AND OPERATION OF SATELLITES

     On March 8 and 9, 2000 respectively, Old ICO obtained licenses from the Cayman Islands and United Kingdom governments to launch and operate Old ICO's first satellite on March 12, 2000. Similar applications will be made to these authorities in relation to future satellite launches.

     LICENSING IN THE UNITED STATES

     On September 26, 1997, Old ICO submitted a letter of intent to the FCC indicating Old ICO's intention, as a satellite system not licensed by the FCC, to serve the United States and requesting access to specific satellite services bands. The filing of a letter of intent is a procedure at the FCC under which a satellite system that is licensed or approved by the International Telecommunication Union notifies the FCC that it intends to provide service in the United States in designated frequencies and orbital locations or planes. A letter of intent essentially acts as a request for coordination and/or reservation of frequencies and orbital locations. A letter of intent must contain substantially identical information as is required in the license application submitted by a U.S. entity. New ICO expects to receive a conditional FCC approval of New ICO's letter of intent in early 2001.

     LICENSING IN EUROPE

     Old ICO initiated a filing in accordance with the process of the milestone review committee established under the decision adopted by CEPT. Old ICO submitted this filing to the milestone review committee through the United Kingdom Department of Trade and Industry. On February 23, 1998, the milestone review committee issued a satisfactory finding for Old ICO with respect to milestones 1 through 5 inclusive. These include submission of International Telecommunication Union advanced publication and co-ordination requests; binding agreement with the satellite manufacturer; completion of critical design review; satellite launch agreement; and binding agreement for the construction of gateway earth station which will allow service within CEPT countries. The other three milestones are: launch of satellite; complete International Telecommunication Union frequency co-ordination; and provision of services within CEPT. New ICO's compliance with the CEPT milestones will facilitate the national licensing of New ICO's mobile satellite services in each CEPT country in accordance with relevant national regulations. Global mobile personal communications services refers to satellite-based telephony services such as those provided by GlobalStar and which New ICO expects to provide.

     LICENSING IN OTHER COUNTRIES

     Old ICO has obtained relevant approvals in the United Kingdom and New Zealand.

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     To the extent practicable and consistent with relevant national regulations, New ICO will directly apply for all such approvals or licenses for provision of New ICO's mobile satellite services and national access to specific spectrum.

     RELOCATION OF EXISTING USERS

     To the extent the New ICO system cannot share frequencies with existing terrestrial radio system users within a specific spectrum or otherwise reduce the interference to or from such systems, users of those systems must be relocated to other portions of the spectrum. New ICO has consistently advocated to national regulators that this relocation process should not include the requirement to compensate existing users for relocation. However, in some countries, including the United States, the present policy is to require mobile satellite services operators such as New ICO to compensate incumbent users for their relocation where sharing with the New ICO system is not feasible. New ICO will continue to urge the relevant regulatory bodies to adopt more favorable policies to avoid altogether or substantially reduce the requirement for payment of relocation costs in order to facilitate the development and provision of new satellite services.

     NATIONAL SOVEREIGNTY AND SECURITY

     In order to provide communications services on a global basis, New ICO will be required to comply with national sovereignty and security regulations in most countries. These security provisions vary widely from country to country and include the following.

     Assisting Law Enforcement Authorities. Generally, communications networks operate under national regulations that require service providers to assist law enforcement and security agencies. These regulations typically include requirements for national routing and for search and legal interception, which involves providing call information to police relating to persons or organizations subject to security or criminal investigations, surveillance or prosecutions. Mobile satellite services represent a new environment for interception activities for which there is little precedent. However, New ICO expects to be required to provide details of its compliance with these national laws.

     It is also expected that, in conjunction with our service providers, New ICO may be asked to provide interception assistance in several jurisdictions simultaneously. New ICO will need to ensure that by meeting legal obligations in one jurisdiction, it does not place itself in jeopardy with respect to privacy or illegal interception laws in another jurisdiction.

     New ICO may not be able to satisfy all the interception requirements of each country. In addition, the emergence of governmental or political concerns could impair New ICO's ability to obtain or maintain licenses or continue to offer services.

     Electronics Surveillance Laws. The U.S. Congress enacted the Communications Assistance for Law Enforcement Act of 1994 on October 25, 1994. This law requires that telecommunications carriers deploy equipment, facilities and services that meet certain electronic surveillance requirements identified in the statute. A civil penalty of up to $10,000 per day may be imposed upon a telecommunications carrier, or a manufacturer of telecommunications transmission or switching equipment, for noncompliance. Because an industry safe harbor standard has not been developed identifying the capability requirements for satellite systems and because the capacity requirements have not been determined for the New ICO network, New ICO cannot be certain as to the scope of the wiretap capabilities and capacity that ultimately may be required for New ICO network by this law. Nonetheless, satellite service providers are required to be in compliance with the capability requirements imposed by Section 103 of this law regardless of the existence of an industry standard. On September 11, 1998, the FCC extended the deadline for compliance with the requirements of this law to June 30, 2000. On March 15, 1999, the FCC adopted rules requiring telecommunications carriers to establish policies and procedures to ensure the supervision of those officers and employees charged with implementing the provisions of this law, and to file such policies and procedures with the FCC within 90 days of the effective date of the new rules.

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     In addition to U.S. requirements, other countries may impose surveillance requirements applicable to the New ICO network as well.

     National Sovereignty. At present, certain countries require calls that originate and/or terminate in that country to be routed through the terrestrial fixed or mobile networks of that country. Mobile satellite services such as New ICO's, however, are able to provide telecommunications services to end-users without reference to the national networks. At the present time these national sovereignty requirements are not clear, but New ICO expects to address these issues through the national approval process.

     Export Control of Encryption Software, Hardware and Technology. New ICO will protect the privacy of transmissions on the New ICO network by using customized versions of security encryption systems for systems using the GSM standard. These security encryption systems will encode signals for transmission on the route between a phone and a ground station. New ICO has obtained an open individual export license from the United Kingdom Department of Trade and Industry in order to export these encryption systems to suppliers and manufacturers.

     Because New ICO employs some U.S.-origin technology in its encryption systems or products using those systems, re-export of that technology is regulated by the U.S. government and may require a license or other authorization.

     In addition, many other countries regulate the export, re-export and import of cryptography. The responsibility for subsequent re-export or transfer of New ICO's products with embedded encryption systems or intended to be used with encryption systems from the country of manufacture rests with the manufacturers/exporters of New ICO user equipment and related products.

     Operational Control of Encryption. Some countries have regulations prohibiting or imposing restrictions on radio-encryption. New ICO may be required to negotiate an acceptable regime of encryption-control, possibly based on position determination. New ICO may also be required to make compliance filings with individual jurisdictions in respect of encryption controls.

     UNITED STATES INTERNATIONAL TRAFFIC IN ARMS REGULATIONS; EXPORT ADMINISTRATION ACT

     The U.S. International Traffic in Arms Regulations under the U.S. Arms Export Control Act authorizes the President of the United States to control the export and import of articles and services that can be used in the production of arms. Among other things, these regulations, which are administered by the Office of Defense Trade Controls of the U.S. Department of State, limit the ability to export certain articles and related technical data to certain nations. The scope of these regulations is broad and extends to some spacecraft, including some satellites. Some information involved in the performance of New ICO's operations is likely to fall within the scope of these regulations and, as a result, require a license prior to export or re-export.

     The United States has on occasion imposed sanctions against certain countries under the Arms Export Control Act and the Nuclear Proliferation Act, most recently against India and Pakistan for conducting nuclear tests. These sanctions may restrict the export or re-export of some of New ICO's technologies or equipment. In particular, the sanctions may restrict New ICO's ability to make full use of its ground station in India for tracking, location and control and related operations. New ICO is considering ways to address these restrictions.

     The United States Export Administration Regulations control the export and re-export of sensitive technology and commodities from the United States, and, in certain circumstances, of sensitive U.S.-origin technology and commodities even if located abroad. These regulations may prohibit or limit export and re-export of certain telecommunications equipment and related technology which are not subject to the International Traffic in Arms Regulations. A license or other authority from the Department of Commerce is required before controlled items may be exported or re-exported to certain destinations.

     Hughes has obtained substantially all of the U.S. export approvals necessary for the first 11 New ICO satellite launches. In addition, most of New ICO's location and control equipment has been exported

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under U.S. export license exemptions. The export of ICONET hardware and software from the United States is an ongoing process and Hughes Network Systems is responsible for obtaining export licenses as and when they are necessary.

     FOREIGN ASSETS CONTROL REGULATIONS

     The U.S. Department of Treasury's Office of Foreign Assets Control administers regulations prohibiting certain financial and commercial transactions by U.S. persons that involve certain foreign countries, including Cuba and Libya, or which involve entities from such countries. These restrictions are enacted pursuant to the Trading With the Enemy Act and the International Emergency Economic Powers Act, and apply to both U.S. corporations, including their controlled affiliates and U.S. nationals. As a result, no U.S. corporation, controlled affiliate of that U.S. corporation or U.S. nationals, including New ICO employees who are U.S. nationals, may participate in prohibited transactions with those countries. These regulations also may place restrictions on the ability of U.S. companies, including New ICO's United States service providers, to provide equipment or other services to New ICO in connection with transactions involving the above-mentioned countries.

     In addition, the Cuban Liberty and Democratic Solidarity Act of 1996, also known as the Helms-Burton Act, creates a federal cause of action against companies that traffic in property that has been expropriated by the Cuban government. This law allows a U.S. national whose property was confiscated to file an action seeking damages against the person trafficking in this type of property. President Clinton has exercised his power under this law to delay implementation of these provisions. He must renew his decision every six months in order to prevent these provisions from taking effect.

     This law also denies U.S. visas to any corporate officer, principal or controlling shareholder of an entity which traffics in expropriated property, as well as the spouse, minor child or agent of such person. The provisions of this law could apply if New ICO were to conduct activities involving expropriated property, and thus could subject New ICO to liability in the United States or restrict the ability of its senior management to travel to the United States.

INTELLECTUAL PROPERTY

     "ICO" is a registered trademark. New ICO also is applying for trademark protection of secondary marks such as "ICOroam" and "ICONET." In addition, New ICO uses various other product names, trade names and trademarks.

     Internet-in-the-Sky(R) is a registered service mark of Teledesic. New ICO has the right to use this service mark under a revocable, non-exclusive license agreement with Teledesic.

     In December 1997, Old ICO settled an intellectual property dispute with TRW. This dispute related to a claim of alleged patent infringement regarding several aspects of the New ICO network, principally related to the location of telecommunications satellites in medium-earth-orbit. To settle the dispute, Old ICO and TRW agreed to remove TRW's FCC license for its Odyssey project, which New ICO had expected to be a competitive system, and Old ICO and TRW granted each other non-exclusive, royalty free, worldwide and perpetual rights to their patents and patent applications filed before January 7, 2005. In addition, Old ICO and TRW each agreed to use the other's patents and patent applications with respect to designated telecommunications systems.

     Other than as discussed elsewhere in this document, New ICO is not aware of any intellectual property rights held by third parties, or which it must obtain from third parties, that would prevent successful deployment of the New ICO network. In this highly technical industry, however, New ICO expects that intellectual property issues may arise from time to time as it develops and operates the New ICO network. In these cases, New ICO may have to secure licenses or other appropriate rights to use contested intellectual property. There are no material intellectual property claims pending or threatened against New ICO.

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PROPERTY

     New ICO leases 46,400 square feet of office space at one location in London, England. The leases covering this space expire between June 2000 and March 2012. New ICO assumed all of these leases.

     Through ICO Global Communications Holdings BV, New ICO expects to maintain long-term contracts with its ground station operators for access to ground station sites. In some instances, New ICO will have the right to retain access to its ground station sites indefinitely, subject to rental payments, even if the relevant ground station agreement is terminated.

     New ICO also leases 27,800 square feet of office space at eight regional locations outside the United Kingdom on leases expiring between October 2000 and December 2007.

     ICO Properties Limited, a Bermudan company, owns a 31,000 square foot freehold facility near London. This site is expected to serve as New ICO's primary satellite control center and network management center. ICO Properties Limited leases this site to ICO Services Limited, an English company, under a lease that expires on February 17, 2023.

EMPLOYEES

     As of August 7, 2000, New ICO had 240 employees, 171 of which were based in the United Kingdom and 69 of which were based elsewhere.

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                             BUSINESS OF TELEDESIC

OVERVIEW

     Teledesic is a development stage company incorporated in June 1990 to develop and build a satellite system to enable affordable fixed broadband access services at speeds up to hundreds of megabits per second to customers anywhere in the world.

     Teledesic expects its network to be characterized primarily by two qualities: low costs and flexibility. Teledesic expects the cost of its services to be lower than other satellite systems and to be comparable in cost and superior in quality to terrestrial providers in non-urban and developing areas. This expected low cost is based on the fact that the Teledesic network will have much greater capacity than other satellite systems to handle millions of end-users simultaneously. Spreading its costs over millions of end-users should result in lower costs per megabyte.

     Capacity is also expected to provide significant flexibility to the Teledesic network. Because of the capacity of the network, Teledesic expects to be able to change the mix of products and services more easily and to initiate changes quicker.

     The system Teledesic intends to deploy will be a global network comprised of non-geostationary satellites and terrestrial infrastructure. Teledesic expects to begin deployment in 2004 and offer commercial broadband services by 2005.

     Teledesic has been granted first priority in 1000 MHz of spectrum -- far more than has been allocated to other commercial satellite systems. Teledesic believes that this amount of spectrum provides a significant competitive advantage over competing satellite systems by allowing higher bandwidth services to be offered to a greater number of customers. Additionally, the global priority designation ensures that no other satellite system may use Teledesic's spectrum without first conclusively demonstrating that it will not interfere with Teledesic services.

     The Teledesic network will be designed to provide broadband access services from a fixed, rather than mobile, location. Broadband services provide the user with access to the Internet, as well as the user's intranet or extranet. Because of the inherent flexibility of the Teledesic network, Teledesic's expects to enable a wide variety of services to be tailored to the needs of customers in developed and developing countries around the world. Teledesic expects to provide:

     - non-corporate users with direct, high-speed high quality access directly to the Internet;

     - medium and large enterprises, governmental and non-profit organizations with high-speed and high-quality extension of terrestrial access networks for the Internet as well as intranets and extranets;

     - high-speed access to the Internet and intranets and extranets through existing mobile phones, personal digital assistants and laptops through a wireless connection to a fixed terminal placed on the outside of a building with an in-building range of up to 100 meters.

     In developed countries, Teledesic believes that by 2010 the need for broadband access service will be nearly as pervasive as the need for basic telephone services today. All types of customers, from residential users to large multinational corporations, will depend on broadband services for their day-to-day activities. Teledesic anticipates that a wide variety of access technologies will be available including digital subscriber line, cable modems, broadband wireless and fiber optic cable. The ability of any specific broadband access technology to penetrate a particular market and maintain market share will depend on two critical factors: price and quality of service. As a result, Teledesic intends to provide broadband access services priced competitively with alternative technologies, especially in suburban regions where terrestrial services may be of variable quality or unavailable.

     In developing countries, Teledesic expects to offer the opportunity to deliver broadband services anywhere in the world at a price and quality of service comparable to terrestrial access technologies available in nations with the most advanced communications infrastructure.

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     Teledesic believes it will be the only global broadband satellite-based technology that can compete with terrestrial systems in some suburban and urban markets. While Teledesic considers that a significant market exists in rural regions where satellite will be the only available broadband solution, Teledesic believes rural markets may not provide a sufficiently profitable business over the long-term. Rather than rely on demand solely from rural markets, Teledesic plans to capture a large and substantial market in other areas, such as in suburban areas of the developed world. Given its expected combination of capacity, low relative cost per megabyte, quality and coverage, Teledesic believes it will be well-positioned to not only capture a significant market share in rural broadband markets, but to also compete effectively in some of these more densely populated areas around the world.

     Teledesic also expects to build significantly on New ICO's products and services and the ICONET infrastructure. Together, New ICO and Teledesic intend to provide a continuous spectrum of products. New ICO's products and services will focus primarily on mobile customers with relatively low data traffic requirements. Teledesic, on the other hand, will focus primarily on fixed customers with high data traffic requirements. Teledesic will use the distribution channels and a customer base that New ICO will establish. Similarly, some of New ICO's customers will migrate to Teledesic's products and services, thereby freeing capacity on the New ICO network for additional customers. Teledesic plans to use and expand the ICONET terrestrial network infrastructure. As demand for Teledesic services grows, Teledesic plans to work with New ICO to add additional capacity to ICONET when and where appropriate.

STRATEGY

     Teledesic's objective is to be a leading provider of affordable, high-quality broadband satellite services that are comparable to services provided through digital subscriber lines and fiber optic cable, but also are available virtually anywhere in the world. The key components of Teledesic's strategy include:

     - Deliver high-bandwidth, low cost per megabyte services anywhere in the world. Using the 1,000 MHz of spectrum allocated on a priority basis to Teledesic, Teledesic expects to design and deploy a global satellite network capable of transmitting tens of billions of bits per second. When this high capacity is coupled with the anticipated cost advantages of its satellite constellation and using New ICO's existing ICONET ground infrastructure, Teledesic expects to be able to deliver services that are competitive with other satellite and some terrestrial broadband access services.

     - Penetrate suburban markets in developed countries and suburban and urban markets in developing countries where we can compete effectively. In rural regions of developed and developing countries, Teledesic expects satellite operators to be the primary means of providing broadband access services because the low density of users does not justify the deployment of terrestrial broadband services. In urban and suburban regions of developed countries, terrestrial networks are likely to be the primary means of broadband access. Nonetheless, Teledesic believes that the deployment of affordable, high-quality terrestrial services such as digital subscriber line will vary widely in suburban areas because of the variability of population density and the inconsistent quality of existing networks. Because of its anticipated low cost per megabyte, Teledesic intends to compete on price and quality of service directly with terrestrial services in these suburban markets. In developing countries, where the introduction of terrestrial broadband service is expected to be slower than in the developed world, Teledesic believes it can penetrate even further into suburban and possibly urban markets.

     - Deliver a consistently high quality of service. Teledesic intends to provide services with some of the same essential characteristics as terrestrial broadband services:

       - high-bandwidth channels;

       - low error rate; and

       - low signal delay.

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     The Teledesic network is being designed to provide seamless compatibility with existing network hardware and software; the customer need not know that the connection is provided through a satellite network. Teledesic also intends to provide multiple levels of service quality, from best efforts to guaranteed, to meet the needs of the end users' applications and ensure compatibility with other networks such as the Internet and enterprise networks.

     - Take advantage of New ICO's direct and indirect distribution channels. By 2005, the anticipated service launch of Teledesic's broadband system, Teledesic expects New ICO to have well-established indirect and direct sales channels. Teledesic will build on the relationships that New ICO establishes with key markets, such as government or the oil and gas industry, and on the distribution channels established with telecommunications companies, equipment manufacturers and others. Teledesic also expects some of New ICO's customers to move to Teledesic's products, which are expected to offer significantly greater bandwidth at lower prices.

     - Provide low-cost, easy-to-install user equipment. Teledesic is working with major manufacturers to develop end-user equipment for Teledesic's services. For its services comparable to fiber-optic cable, Teledesic has initial designs that employ a mechanically steered antenna system. For its other services, Teledesic is consulting with manufacturers to develop a low profile, phased-array or mechanically steered antenna that would be smaller and more aesthetically pleasing than today's direct-to-home satellite dishes. Unlike a common curved dish antenna, a phased-array antenna uses a pattern of grooves or holes on a flat surface to collect the signal. The Teledesic user equipment is expected not to require the precise pointing typical of direct-to-home satellite TV dishes and, as a result, installation is expected to be quick and easy.

TARGET MARKETS

     Teledesic plans to target the following market segments:

     - Residential and small office/home office users: A growing number of homes and single-site businesses require affordable high-speed network connections for educational and entertainment applications and work-related activities. Teledesic expects to be able to provide an appealing service to this customer segment with the combination of compact, reasonably priced end-user equipment and high-quality, high-speed Internet access. A typical customer in this segment is likely to be either a residential Internet enthusiast or someone who works from home and who does not have satisfactory access to a terrestrial technology.

     - Small businesses: Until recently, small businesses have tended to trail the corporate networking market. They are now becoming an increasingly important market sector as network solutions become more affordable. A growing number of sophisticated small business customers in the developed and developing worlds require high-speed Internet access as well as effective links between their sites and key customers and suppliers. Small businesses represent a broad range of industries and are generally characterized by one to three sites, all of which potentially require connectivity to each other and to the Internet.

     - Medium and large enterprises: Medium and large enterprises, such as national and multinational corporations, typically have a number of sites that require a wide range of corporate applications and information services throughout their organizations and beyond. The number of sites at medium and large enterprises range from a few sites in the case of a regional medium-sized enterprise to hundreds of sites spread across multiple continents in the case of a large multinational corporation. While most medium and large sites are likely to be well served by terrestrial technologies, many smaller sites are beyond the reach of terrestrial broadband services. Thus, smaller sites that are part of medium and large enterprises are a key Teledesic target market because of the increasing need to connect these sites to the rest of the organization via through reliable, high-speed connections. Moreover, service providers, such as Teledesic, can create solutions that are designed for specific industries, which can then be tailored to offer a variety of services to medium and large enterprises.

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

     - Government and public sector organizations: In both the developed and developing worlds, public sector organizations have a growing need to interconnect their sites with broadband links and to have access to the Internet and other external networks, at high data transmission rates. Many of these organizations have sites in remote locations for which affordable, quality network solutions are not available. Additionally, in developing countries there continues to be a pressing need for basic, but high-quality, telephony service. Teledesic's expected low price per unit of capacity should allow its services to be deployed in rural and suburban regions at lower cost compared with comparable terrestrial and other satellite infrastructure options.

PRODUCTS AND SERVICES

     Teledesic plans to provide three core products and services that can be scaled to suit the price, availability and data capacity needs of its target customers, and at service launch, Teledesic expects to offer the following products and services:

                                                  PRODUCTS AND SERVICES
                        -------------------------------------------------------------------------
                               DSL-LIKE                FIBER-LIKE           BROADBAND REPEATER
                        -----------------------  -----------------------  -----------------------
PRINCIPAL APPLICATIONS  Two-way, high-speed      Two-way, high-speed      Local wireless access
                        Internet access          Internet/intranet/extranet for cell phones,
                                                 access                   personal digital
                                                                          assistants and other
                                                                          mobile users where
                                                                          wide-band
                                                                          third-generation
                                                                          terrestrial services
                                                                          and in-building
                                                                          coverage is not yet
                                                                          available

PERFORMANCE             256 kbps - 2 Mbps on     10 - 50 Mbps on the      Up to 256 kbps on the
                        the uplink and up to a   uplink and up to a       uplink and up to a
                        maximum of about 100     maximum of about 100     maximum of
                        Mbps on the downlink     Mbps on the downlink     approximately 10 Mbps
                                                                          on the downlink

TARGET MARKETS          Residential, small       Medium to large          Medium to large
                        office/ home office and  enterprises, government  enterprises, government
                        small enterprises in     and non-profit sites in  and non-profit sites in
                        non-urban regions        rural and remote         non-urban regions.
                                                 regions of developed
                                                 countries and all
                                                 regions of developing
                                                 countries

     - The DSL-like product. The DSL-like product is for residential, small office/home office and small enterprise users who need affordable, high-quality Internet access. The end-user equipment communicates directly with the satellites through a low profile, phased-array antenna which electronically enables the transmission of radio communication and is smaller than current direct-home satellite TV receiving dishes. In the event this phased array approach is not ready for service launch in 2005, other reliable, low-profile mechanically-steered designs that mechanically point antennas to a satellite are also being pursued. User equipment will be designed for easy installment by the user without demanding the precise pointing required to install direct-home satellite TV dishes. The indoor portion of the user equipment includes options for both wired and wireless connection to a personal computer, router or other network devices. Variants of the DSL-like product could be produced to support small maritime, aeronautical and other markets where portability is a desired feature.

     - The fiber-like product. The fiber-like product is intended to fulfill the needs of customers with very high capacity requirements and for whom the quality of service provided by optical fiber, such as very high availability and low delay, is very important. To meet their needs, Teledesic intends to develop a compact user equipment design that employs a mechanically steered antenna system. Technology advancements may enable a phased-array antenna to be introduced at a later date.

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

       Customers are likely to include medium to large enterprises, government and non-profit sites located in non-urban regions where terrestrial services are not available or are of inadequate quality.

     - The broadband repeater product. The broadband repeater product is intended to have an external mounted satellite antenna that is connected by cable to an indoor device that communicates with end-user equipment through a wireless connection. Thus, any cell phone, personal digital assistant, laptop or other mobile device equipped with a modem could access the Internet or intranet at high-speed and inside buildings at an expected range of 100 meters. This product would be a natural evolution of some of the products that are expected to be offered by New ICO. Teledesic views this product as an ideal solution for deploying third generation-type cellular services in remote parts of the world. Another potential market for this product are governments seeking to meet basic telephony targets, such as the deployment of payphones in rural areas. The simple installation, portability, and low price per minute charges anticipated to be provided by the repeaters would offer an attractive alternative to most other technologies.

     In addition to these core products, Teledesic expects to use the bandwidth available to it for a wide range of other applications, such as video, aeronautical and maritime communications, and others. The flexibility of the Teledesic network, coupled with the anticipated low unit cost of Teledesic capacity, provides the opportunity to create a portfolio of services tailored to each customer segment of the Teledesic network.

THE TELEDESIC NETWORK

  NETWORK CONCEPT

     Teledesic holds a license from the FCC to build, launch and operate a satellite communication system consisting of 288 satellites operating in a low-earth-orbit. The Teledesic and New ICO mergers however present the opportunity to take advantage of significant synergy between the two companies and their networks. Teledesic's broadband fixed-site service is expected to complement New ICO's services. Teledesic also expects to offer some of New ICO's customers an efficient way to access more services, higher data transmission rates and much greater system capacity. Both networks may also benefit by sharing some of the ground infrastructure and operational costs.

     Teledesic is evaluating several network design concepts that meet most of the service and performance goals of its original network design while taking advantage of potential synergies with New ICO. Described below are some of the significant characteristics of this design concept as described below.

  SERVICE AND PERFORMANCE SUMMARY

     The Teledesic network is expected to be a high-quality global broadband wireless communication system that supports a wide range of services, applications and user data rates. Teledesic is designing the network to efficiently serve large numbers of users with varying communication needs, and who demand the instant response of a always-on connection and to provide efficient transport of Internet protocol traffic.

     Teledesic expects its end-user equipment to support data transmission rates between hundreds of kilobits per second to tens of megabits per second from the end-user to the network, and peak data rates of more than one hundred megabits per second from the network to the user. One-way transmission delay from user equipment through a satellite and to a ground station is expected to be approximately 70 milliseconds, compared to 250 milliseconds for geostationary satellite communication systems. This difference in transmission delay is noticeable to the typical user, and Teledesic believes a system with lower transmission delay is more appealing to most users.

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

     The Teledesic network will consist of three main segments: the end-user equipment, the terrestrial infrastructure, and the space segment.

                        [TELEDESIC NETWORK DIAGRAM]<QC>

     The space segment relays data communication packets and control information between the end-user equipment and the terrestrial infrastructure. The end-user equipment performs the interworking between the air interface and the space segment. The terrestrial infrastructure provides the interconnection with other networks such as the Internet and other service provider networks, as well as supporting network and constellation management and control functions.

  Space Segment

     The space segment will be comprised of a constellation of satellites orbiting in non-geostationary orbit. A non-geostationary orbit means that the satellite moves relative to the earth and is not always in the same position in the sky relative to the end user. The constellation characteristics include:

     - high end user elevation angles;

     - multiple satellites in view of the end user; and

     - the ability to increase the size of the constellation when additional capacity is required.

     The satellites in the constellation provide the data communication paths between terrestrial network infrastructure and the user equipment in their footprint. All satellite communication links will operate in the portion of the Ka band designated for non-geostationary orbit fixed satellite services.

     The satellites and their associated communication footprints will be in continuous slow motion with respect to the earth's surface. The constellation design is intended to ensure that the regions of the earth lying between 70 degrees north and 70 degrees south will always be within the footprint of at least one satellite. Regions above 70 degrees north latitude and 70 degrees south latitude will have more limited coverage. As a user equipment or ground station leaves the footprint of one satellite, it will be handed off, without communication interruption, to another satellite that has an overlapping footprint. Teledesic is designing its ground stations to control allocation of capacity of the system in response to usage patterns to better ensure that end-users will always be able to make a connection.
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

  End-User Equipment

     Broadband communication systems such as Teledesic's require that the end users have an unobstructed signal path to the satellite and have antennas that are large enough to support reliable communication at reasonable power levels. Teledesic's antennas will typically be mounted in a location, such as the top of a building, where they have relatively unobstructed views above a certain elevation angle, typically 30 to 40 degrees. The high elevation angles and multiple satellites in view of end-user equipment under the Teledesic network design will permit a great amount of siting flexibility. Teledesic also expects to provide its services through transportable maritime and aeronautical terminals. Because the Teledesic repeater product is expected to use the same wireless connections as some of New ICO's products, New ICO customers and service providers will be able to move easily onto the Teledesic network. The Teledesic network, however, is not being designed to support hand-held terminals.

     The size and configuration of the antenna will vary with user requirements, such as availability of service and maximum required data rates. If successfully developed, Teledesic anticipates that a small antenna will be economically and aesthetically attractive for the small office/home office and consumer applications. Mechanically steered antennas will probably be the most cost-effective solution for the more demanding enterprise customers, at least in the early years of service.

  Ground Segment

     The Teledesic ground segment consists of six major components:

     - network operations center;

     - satellite operations center;

     - business operations support system;

     - gateways;

     - ground stations; and

     - terrestrial network.

     The primary and secondary network operations centers are the hub of activity for network management, customer service, and resource planning. Each of the network operations centers will be fully capable of maintaining operations for the Teledesic service. The primary and secondary satellite operations centers will manage the Teledesic constellation and the health of each Teledesic satellite. Appropriate telemetry data will be shared with the network operations centers to ensure effective use of satellite resources to support high-quality customer communications services.

     Teledesic plans to deploy at least one gateway in each of Europe, Africa, South America, Australia, Asia and North America. Gateways are routing equipment that provide access to the service provider network infrastructure. The gateways are also responsible for the near real-time management and allocation of regional Teledesic resources. Ground stations are the link between the space segment and the terrestrial network gateways. The deployment of ground stations is guided by two factors: coverage and capacity. Teledesic will initially deploy the ground stations necessary to provide full global coverage and will add additional ground stations as demand for Teledesic services increases. The terrestrial network provides a high-speed backbone infrastructure between Teledesic's terrestrial components and provides access to the service providers' infrastructure.

     The design of the ground segment is expected to allow Teledesic to deploy ground segment equipment infrastructure as demand for the service increases. The architecture is similar to that of New ICO's network, and Teledesic intends to take advantage of the similarity by sharing some of the facilities and operations.

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

COMPETITION

     Teledesic's strategy is to compete for market share in rural areas of developed countries where the density of users and the need for services do not justify the deployment of terrestrial broadband services. Teledesic also plans to compete in developing economies and the suburban areas of developed economies where the quality and reach of affordable terrestrial broadband services varies. In addition to filling the gaps in existing broadband coverage, by taking advantage of its competitive pricing, the scope of the coverage of its satellites and the reliability of its network connections, Teledesic expects to attract customers away from alternative technologies and retain them over the long term.

     The following table provides a list of potential competitors. It is also possible that new companies and technologies may emerge in the future that could compete with Teledesic.

  Global satellite services

     Teledesic expects to compete with the planned global broadband satellite services expected to be offered by Hughes/Spaceway, Astrolink, Intelsat, Loral/Cyberstar and SkyBridge. Of these, only Astrolink has publicly announced plans to build a network of geostationary satellites. Astrolink, which is backed by Lockheed Martin, TRW, Nuova Telespazio and Liberty Media, has stated its intent to have its global service operational in late 2003 or early 2004.

     Spaceway, which is backed by Hughes, has publicly announced plans to build the portion of its proposed global system located in the United States and claims to be fully financed through to the start of services in 2003. Intelsat has expressed interest in building a global system of Ka band satellites sometime around 2004 or 2005. CyberStar, which is backed by Loral Space and Communications, is currently using existing Ku band satellites to multicast Internet to various sites in the United States. SkyBridge, which is backed by a number of multinational corporations, including Alcatel, Loral Space and Communications, Mitsubishi Electric, Sharp, and Toshiba, publicly announced plans to deploy a non-geostationary constellation of up to 80 satellites and to be operational by 2003.

     All of these systems plan to provide high-speed, bandwidth-on-demand services to the same markets targeted by Teledesic. Bandwidth-on-demand means the ability to instantly allocate bandwidth in response to demand by end-users. Teledesic believes it has a number of key advantages, including:

     - Lower cost per megabyte: Teledesic believes its system design will allow it to achieve a price per megabyte a factor of two or three times better than its competitors. Thus, for the same amount spent by a customer per year, Teledesic expects to deliver at least twice as much capacity as these competitors;

     - Small, easy-to-install user equipment: Teledesic's DSL-like product is expected to use an antenna that is expected to be smaller than those of its competitors and is intended to be far easier to install than those of our geostationary satellite competitors, which may require professional installation to ensure correct alignment to a specific satellite. Teledesic's antenna is not being designed to require such precise positioning or mounting.

     - Low delay: The Teledesic network design is expected to result in significantly less signal delay compared with geostationary satellites. This means that the Teledesic network is better suited for voice and interactive applications where signal delays will become increasingly important.

     - Global coverage: The Teledesic network design provides essentially global coverage from the first day of service. Many of Teledesic's competitors cannot offer global services but, instead, intend to provide only regional coverage and very limited coverage over the oceans and developing countries.

     - High elevation angles: The Teledesic network design is expected to provide for at least one satellite to be in view at all times at least 30-40 degrees above the horizon. By contrast many of Teledesic's competitors must work to elevation angles as low as 15 degrees or less, which makes it more likely that their signal will be blocked by trees, buildings or other obstructions. Likewise, geostationary satellite-based services are problematic for users who live in latitudes above 50 degrees north and

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

       south because geostationary satellites are stationed over the equator. Accordingly, users in far northern and far southern latitudes need larger end-user equipment at lower elevation angles.

  Regional geostationary broadband satellite services

     A wide variety of regional geostationary broadband satellite access services have emerged or are expected to emerge in the next few years. Teledesic's primary advantages are global coverage and the use of non-geostationary rather than geostationary satellites.

     DirecPC, which is backed by Hughes Network Systems, was the first widely deployed broadband satellite access service available to residential and enterprise users and is available in the United States, Canada, Europe, and other countries. Internet-via-the-Sky, which is backed by the Internet service provider Europe On-Line, launched services in late 1999 aimed at residential users. Both DirecPC and Internet-via-the-Sky use direct broadcast satellite to receive data and require a phone line to send data. For Internet access, DirecPC is limited to a downlink speed of up to 400 kbps and Internet-via-the-Sky is limited to approximately 128 kbps.

     In late 2000, the first two-way broadband satellite access services are expected to become available. The Gilat2Home service, which is backed by Gilat, Microsoft and EchoStar, will begin services in the United States and will take advantage of existing Ku band satellites. Users of this service will require a large elliptical antenna dish approximately 35 inches x 24 inches in size. Gilat2Home targets residential users with services priced competitively to DSL services. The stated performance is about 10 times better than a 56 kbps dial modem for receiving data and twice as fast for sending data. DirecWay Services, which is a precursor to Spaceway and is expected to offer services comparable to Gilat2Home, is expected to begin service in late 2000.

     Of the new Ka band systems, SES-Astra, Eutelsat, Koreasat, Optus, iSky, SuperBird, and Telesat either have launched satellites or are reported to be fully committed to launching satellites by 2002. iSky, which is backed by EchoStar, Liberty Media, Kleiner Perkins Caufield & Byers, and Space Systems/ Loral, expects to commence cable modem-like services in the United States and Latin America by the end of 2001. iSky plans to target residential and small enterprise customers and charge a flat monthly fee for unlimited use. Both iSky and Gilat2Home plan to offer direct-to-home satellite TV reception and Internet access through a single dish approximately 26 inches in diameter.

  Terrestrial competitors

     The ability of satellites to satisfy varying demand enables satellite operators such as Teledesic to economically provide services to rural areas, which are characterized by lower population densities and lower income than in other regions. Teledesic plans to compete with DSL, cable modem, and broadband fixed wireless technologies in some rural and suburban regions. Teledesic plans to compete in those regions where terrestrial services are of poor quality or have limited availability. In other regions, service providers may choose Teledesic to provide DSL-like services at lower cost compared with deploying terrestrial technologies. Digital subscriber line services, commonly known as DSL, use upgraded telephone lines to deliver high-speed Internet access.

     In suburban and urban regions, where population densities and incomes rise, service economics begin to increasingly favor terrestrial technologies. Satellite solutions, particularly low-cost ones, however, can coexist with some terrestrial technologies because population densities and income are not uniform in certain areas.

     Moreover, because the quality of existing wireline networks can vary considerably within suburban regions, today's experience suggests that even if digital subscriber line and other access technologies are available, they often are of variable or poor quality. For this reason, Teledesic believes that some digital subscriber line and cable modem customers will switch to Teledesic's services in much the same way that cable customers in the United States and Europe have switched from cable to direct-to-home satellite TV. An important factor in this anticipated transition is that Teledesic expects to offer a consistent quality of

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

service to all users because Teledesic will connect the user directly to the Internet. Digital subscriber line and cable modem data packets, by contrast, typically must pass through multiple existing telephone networks, which routinely become congested during peak usage hours, before reaching the Internet.

     Terrestrial wireless technologies are being developed to use higher frequency bands, such as the Ka band, to provide high-speed data services comparable to those Teledesic expects to offer. Like their satellite competitors, terrestrial wireless services benefit from higher data transmission rates and smaller user equipment enabled by higher frequency bands. Terrestrial wireless services also suffer from the drawbacks of higher frequencies, such as signal interference from rain, buildings, terrain and foliage. These drawbacks can be more acute for terrestrial wireless providers because of the comparatively low elevation angles of base stations, placement of which is limited by surrounding terrain. The economics of terrestrial broadband wireless services are such that their deployment will likely be in areas of relatively high population density.

DISTRIBUTION AND MARKETING

     Teledesic plans to employ indirect and direct sales channels and take advantage of New ICO relationships where available.

     The distribution channels and service providers Teledesic expects to use include:

     - specialized satellite communications distributors;

     - national, regional, and global communications service providers;

     - consumer electronics retailers;

     - system integrators and value-added resellers; and

     - original equipment manufacturers.

     Teledesic expects to rely on indirect sales channels to reach most of its customers, such as residential users, small office/home office customers, and most small and medium-sized businesses. In addition, Teledesic plans to develop direct sales channels, many of which will have already been established by New ICO. Direct sales market segments include governments and large national and multinational corporations in a variety of industry segments, such as maritime, aeronautical, oil and gas, and construction.

     Teledesic's distribution strategy will build upon existing New ICO channels. For example, certain New ICO customers are anticipated to upgrade to Teledesic's broadband repeater or DSL-like services, which offer substantially higher data rates at lower prices per megabyte. In addition, Teledesic expects to offer fiber-like data services to New ICO's customer base of national and multinational corporate customers, which are increasingly seeking to extend corporate networks regionally and globally in a cost-effective manner that still ensures high quality of service, low transmission delay, and sufficient bandwidth.

REGULATORY

     Communications services, are subject to national and international regulations and authorizations. The FCC is the regulatory body in the United States. Similar regulatory agencies exist in other countries. In addition, there is an international regulatory framework for spectrum use established under the International Telecommunication Union, a specialized agency of the United Nations.

     Few aspects of Teledesic's business plan would be subject to regulation at all three of these levels. For example, Teledesic satellites themselves are subject to international regulation at the International Telecommunication Union, and are licensed in the United States, but Teledesic need not seek non-U.S. national authorizations for its satellites. Conversely, although some of the technical characteristics of Teledesics's ground stations are subject to international regulation by the International Telecommunication Union, the majority of applicable regulations will come from the country where the ground stations are located.

     International regulation. The International Telecommunication Union is the primary international regulatory body. Subject to necessary ratification and other implementing actions, International

Telecommunication Union radio regulations, including radio frequency allocations, are binding on its members. Each member may adopt regulations that are not inconsistent with the International Telecommunication Union radio regulations.

     International priority among satellite systems is determined according to the order in which the systems carry out the three-step procedure of advance-publication, coordination, and notification. The process begins with the submission of the advance publication information. Not earlier than six months after submission of the advance publication information, the applicant can submit more detailed information, referred to as coordination information. If there is no conflict with satellite systems having a higher priority, or if all conflicts are resolved through coordination, the proposed frequency assignment is entered into the Master International Frequency Register, provided there is a favorable finding with respect to the International Telecommunication Union regulations. This entry to the Master International Frequency Register is valid for the specified life of the system and affords protection from subsequent satellite operations that could create interference to the satellite network. The Teledesic network was officially entered by the International Telecommunication Union in the Master International Frequency Register on October 20, 1995.

     National regulation in the United States In March 1997, Teledesic received its FCC license to deploy a constellation of 840 nongeostationary satellites, operating in the Ka band. The license was subsequently modified to authorize a constellation of 288 of these satellites. All modifications require FCC approval. In addition, system modifications, including those with respect to the original 840-satellite design, must be submitted to and approved by the International Telecommunication Union.

     Teledesic is currently evaluating modifications to its network design to better align that design with the Parent business plan and the New ICO network architecture. Modifications will emerge from that exercise and it is expected that many aspects of the final design will differ from the system parameters set forth in Teledesic's FCC license and International Telecommunication Union registration. Those that differ will have to be approved by the FCC and perhaps filed with the International Telecommunication Union. To maintain priority at the FCC and International Telecommunication Union design modifications must not create unacceptable levels of interference for other satellite systems seeking to operate in the same radiofrequency spectrum. Teledesic is seeking to ensure that those modifications improve the interference environment for other systems and therefore believes its modifications will be approved by the FCC and International Telecommunication Union.

     In order to obtain FCC approval for any major design modifications, Teledesic may be required to make certain concessions to other nongeostationary fixed satellite system applicants, which could potentially reduce the capacity or performance of the Teledesic system, possibly to such a degree that Teledesic would be unable to proceed with its business plan. In a worst-case scenario, Teledesic's system modifications could result in a delay of the deployment of the Teledesic network or, at the extreme, make deployment of the Teledesic network uneconomic. Failure to obtain FCC approval of its system modifications would also reduce the chances of Teledesic's maintaining its current International Telecommunication Union priority.

     National regulation outside the United States. Teledesic must secure authorizations from national regulatory authorities in order to deploy and operate Teledesic ground stations in the applicable country. These authorizations can vary from country to country, but generally include permission for Teledesic to provide service in the country using a constellation of non-geostationary satellites and operate the Teledesic ground stations. Additional authorizations may be required in some countries. To date, Teledesic has obtained specific licenses, some of which are provisional, to provide fixed satellite services in: Argentina; Australia; Brazil; Cape Verde; Chile; Colombia; Fiji; Ghana; Mozambique; Myanmar; New Zealand; Nigeria; Papua New Guinea; Senegal; Uganda; United States; and Uruguay.

     Currently, terrestrial fixed services are also allocated by the International Telecommunication Union. Each country has the sovereign right to assign frequencies to specific systems as it sees fit. In many countries, terrestrial fixed service deployment in the spectrum bands to be used by Teledesic has been halted, either formally, or informally. In other countries, Teledesic is currently working to halt fixed service

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

deployment. In order to allow blanket or general licensing of Teledesic user terminals, fixed service systems using the band will have to be relocated. Current fixed service deployment in the certain bands band is quite limited but in others deployment in some countries is significant. Rules for compensating relocated fixed satellite users vary from country to country and in many countries these rules do not exist. Teledesic is working on a country-by-country basis towards favorable relocation policies.

     In addition to potential spectrum constraints, many administrations have strict limitations on providing communication services in their countries. These limitations include local ownership restrictions, local and long distance communications monopolies or restrictions, and/or national defense constraints. These issues may be addressed or resolved though joint ventures, or by engaging local service provider partners or other structural solutions. In most countries around the world, there has been a strong trend towards further privatization and liberalization of communications.

PROPERTIES

     Teledesic's main office is located in Bellevue, Washington, and is held under a lease agreement that expires in 2008. Teledesic also leases office space in Washington, D.C., which is the primary location of Teledesic's regulatory and government activities. Other significant offices include leased office space in Spain, England, Germany and Belgium. Teledesic does not own or lease any other significant properties.

EMPLOYEES

     As of August 15, 2000, Teledesic had approximately 90 full-time employees all but six of whom are located in the United States. None of Teledesic's employees are covered by a collective bargaining agreement. Teledesic's management considers its relations with its employees to be good.

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                   EXECUTIVE OFFICERS AND DIRECTORS OF PARENT

CURRENT DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages and positions of the proposed directors and executive officers of Parent following the mergers:

             NAME                AGE                         POSITION
             ----                ---                         --------
Craig O. McCaw.................   51    Chairman of the Board of Directors
Donna Alderman.................   41    Director
C. Scott Bartlett, Jr..........   67    Director
W. Russell Daggatt.............   44    Director and Vice Chairman of the Board of
                                        Directors
Samuel L. Ginn.................   62    Director
Steven W. Hooper...............   46    Director
Nicolas Kauser.................   60    Director
William A. Owens...............  [  ]   Director and Vice Chairman of the Board of
                                        Directors
Wayne Perry....................   50    Director
Charles M. Skibo...............  [ ]    Director
Dennis M. Weibling.............   49    Director
George Tamke...................  [  ]   Director
Brian Finn.....................  [  ]   Director
Michael Larson.................  [  ]   Director
Greg Clarke....................  [  ]   Director and Chief Executive Officer
Alan Rowbotham.................   51    Interim Chief Financial Officer
Millie Banerjee................   53    Executive Vice President, Operations
Gardner L. Grant, Jr...........   43    Senior Vice President and General Counsel
Pat McDougal...................   49    Senior Vice President Corporate Development
Paul Regulinski................   43    Senior Vice President and Chief Engineering Officer
Keith Smith....................   51    Senior Vice President and Chief Scientist
Michael Rugala.................   45    Senior Vice President of Regional Sales and
                                        Distribution

     Craig O. McCaw. Mr. McCaw was elected Chairman of the Board of Directors of ITGL in February 2000 and of New ICO in March 2000. Since 1993, Mr. McCaw has been chairman and manager of Eagle River, a private company formed to make strategic investments in telecommunications ventures. From 1994 to the present, Mr. McCaw has also been chairman and Co-Chief Executive Officer of Teledesic. Since 1994, he has served as a director of NEXTLINK Communications and, since 1995, Nextel Communications.

     Donna Alderman. Ms. Alderman has been a director of New ICO since May 2000. She is a Director of Credit Suisse First Boston Corporation ("CSFB") and has been with CSFB since 1994. Prior to joining CSFB, Ms. Alderman held positions at Merrion Group, L.P., Bear, Stearns & Co., Inc., Jefferies & Co., Inc. and Oppenheimer & Co., Inc. Ms. Alderman has also held positions as an investment banker at the Bank of New England Corporation and Bank of Boston Corporation in Providence. Ms. Alderman is also a member of the board of directors of Vasocor, Inc.

     Craig Scott Bartlett, Jr. Mr. Bartlett has been a director of New ICO since May 2000. From 1973 until 1990, he served in various positions at National Westminster Bank USA. He has been a self-employed consultant since 1990. Mr. Bartlett is also a director of NVR, Inc., Connecticut Bank of Commerce, Janus Hotels and Resorts, Inc. and Abraxas Petroleum Corporation.

     W. Russell Daggatt. Mr. Daggatt was elected as a director of New ICO and was appointed as the Chief Executive Officer in March 2000. From December 1993 to February 1999, he was the President of Teledesic; he has served as Vice Chairman of Teledesic since February 1999. From March 2000 to July 2000 he was the Acting Chief Executive Officer of ITGL. Mr. Daggatt has extensive international legal and management experience. Mr. Daggatt worked for the law firms of Anderson, Mori & Rabinowitz in Tokyo, Japan and Preston Gates & Ellis in Seattle, Washington. He has held a number of senior management positions in marketing, business development and international affairs with Flying Tigers.

     Samuel L. Ginn. Mr. Ginn has been chairman of Vodafone Airtouch Plc since June 30, 1999. He was chairman and chief executive officer of AirTouch Communications, Inc. from 1993 until June 1999. He was chairman, president and chief executive officer of Pacific Telesis Group from 1988 until 1994. Mr. Ginn currently serves as a director of Hewlett-Packard Company.

     Steven W. Hooper. Mr. Hooper has been a director of New ICO since May 2000. Mr. Hooper served as NEXTLINK's Chairman of the Board from July 1997 to September 1999 and, from March 1999 to September 1999, as its Chief Executive Officer. Mr. Hooper serves as a director of Teledesic and served as its Co-Chief Executive Officer from December 1997 to July 1999. Mr. Hooper is also a director of Ignition Corporation. From January 1993 to June 1997, Mr. Hooper held various senior management positions at AT&T Wireless Services and its predecessor, McCaw Cellular, including president and chief executive officer and chief financial officer.

     Nicolas Kauser. Mr. Kauser has been a director of New ICO since May 2000. He also has served as a director of NEXTLINK since January 1999. From 1994 to 1998 he was an Executive Vice President and Chief Technology Officer for AT&T Wireless Services. From 1990 to 1994, Mr. Kauser was Chief Technology Officer of McCaw Cellular. In May 1998, Mr. Kauser received the prestigious Gold Prize awarded by the Carnegie Mellon Institute and American Management Systems for excellence in the application of information technology.

     William A Owens. Mr. Owens has been a director of ITGL since July 2000 and has served as Vice Chairman of the board of directors since that time. Since August 1998, Mr. Owens has served as co-chief executive officer and director of Teledesic. From June 1996 to August 1998, Mr. Owens was president, chief operating officer, and vice chairman of Science Applications International Corporation and from February 1996 to June 1996 Mr. Owens was the corporate executive vice president for the R&D Division of Science Applications International Corporation. From 1994 to 1996, he was vice chairman of the U.S. Joint Chiefs of Staff. He also served as the deputy chief of Naval Operations for Resources, Warfare Requirements and Assessments, commander of the U.S. Sixth Fleet, senior military assistant to Secretaries of Defense Frank Carlucci and Dick Cheney, and director of the Office of Program Appraisal for the Secretary of the Navy.

     Wayne Perry. Mr. Perry has been a director of New ICO since May 2000. From the first quarter of 2000 until the present, he has been the Chief Executive Officer of NewCom Wireless L.L.C. Prior to joining NewCom, Mr. Perry was with NEXTLINK, most recently as its vice chairman and, from July 1997 to March 1999, as its Chief Executive Officer. From September 1994 to July 1997, he served as vice chairman of AT&T Wireless Services, and from June 1989 to September 1994, he served as vice chairman of McCaw Cellular, where he also served as president from December 1985 until its merger with AT&T. He also served as chairman of the board of the Cellular Telecommunications Industry Association, a nationwide wireless industry association, for the 1993-1994 term. Mr. Perry is also a director of ImageX.com.

     Charles M. Skibo. Mr. Skibo has been a director of New ICO since May 2000. Since January of 1999 he has been Chairman of the Board and Chief Executive Officer of Colo.com. Since February 1996, Mr. Skibo has also served as Chairman and Chief Executive Officer of Allied Telecommunications, a communications company. Since February 1990, Mr. Skibo has served as Chairman and Chief Executive Officer of Strategic Enterprises and Communications, Inc., a venture capital firm. From 1985 to 1987, Mr. Skibo was President and CEO of U.S. Sprint and its predecessor company, U.S. Telecom. Mr. Skibo is also a director of iBasis, Inc., a public international Internet telephony services provider.

     Dennis M. Weibling. Mr. Weibling was elected as a director of New ICO in May 2000 and has been a director of ITGL since February 2000. Mr. Weibling has served as the president of ITGL since May

2000. From 1993 until the present, he has been the President of Eagle River. Since 1995, Mr. Weibling has held and continues to hold several positions with Nextel Communications, Inc., serving as a director and member of the board's operations, audit and compensation committees. He serves as a director and member of the audit, compensation, nominating and operations committees for Teledesic Corporation, and a director of NEXTLINK Communications, Inc.

     George Tamke. Mr. Tamke was elected as a director of ITGL in July 2000. Since March 2000, Mr. Tamke has been a principal in Clayton, Dubilier & Rice, an investment banking firm. From 1989 until joining Clayton, Dubilier & Rice, he held various positions with Emerson Electric, including vice-chairman, co-Chief Executive Officer, President and Chief Operating Officer and Executive Vice President.

     Brian Finn. Mr. Finn was elected as a director of ITGL in July 2000. Since 1997, Mr. Finn has been a principal in Clayton, Dubilier & Rice. From 1982 to 1997, he was an investment banker with Credit Swisse First Boston, an investment banking firm.

     Michael Larson. Mr. Larson was elected as a director of ITGL in July 2000. Mr. Larson has been a member of the Teledesic board of directors since August 1995 and serves as a member of its compensation, nominating and operations committees. For the past five years, Mr. Larson has been chief investment officer for Cascade Investment, LLC, an entity controlled by William H. Gates, III.

     Greg Clarke. Mr. Clarke was elected as a director of ITGL and appointed Chief Executive Officer of ITGL in July 2000. From February 1999 until May 2000, he was the Chief Executive Officer of Cable & Wireless Communications, Plc. which, prior to a recent restructuring, was the United Kingdom's largest cable television company and Britain's second largest telephone company. From May 1997 until January 2000 he was the Chief Operating Officer of Cable & Wireless following the merger of Mercury Communications and three other cable companies. From 1995 until May 1997, he was the managing director of Cable & Wireless' mobile portfolio of 50 cellular networks worldwide. Prior to joining Cable & Wireless, he served as the vice president of the cellular division of Nortel Matra Communications France.

     Alan Rowbotham. Mr. Rowbotham has been interim Chief Financial Officer of New ICO since May 2000. Prior to joining Old ICO in October 1999, he spent 22 years with the Mars Group holding senior positions in the finance, business development and commercial area. His last post at the Mars Group was a European corporate finance directorship.

     Millie Banerjee. Ms. Banerjee has been Executive Vice President, Operations of New ICO, since May 2000 and served as Old ICO's Senior Vice President from November 1995 to May 2000. Prior to joining Old ICO, she was at British Telecom for 25 years.

     Gardner L. Grant, Jr. Mr. Grant was named Senior Vice President and General Counsel for New ICO in May 2000; he served in the same capacities for Old ICO from October 1999 to May 2000. Mr. Grant joined Old ICO in February 1997 as Chief Commercial Counsel and served as its Acting General Counsel from March 1999 to October 1999. From 1987 to 1996 he held various positions at US West and its affiliates.

     Pat McDougal. Mr. McDougal has been Senior Vice President Corporate Development of New ICO since May 2000 and served as Old ICO's Senior Vice President from November 1995 to May 2000. Prior to joining Old ICO in September 1995, he headed strategic planning at Inmarsat.

     Paul Regulinski. Mr. Regulinski has been Senior Vice President and Chief Engineering Officer of New ICO since May 2000. He has also served as Vice President of System Technology at Teledesic since May 1999. From 1993 to May 1999, he held a variety of engineering, development, manufacturing and management positions at Hughes Space and Communications Company.

     Keith Smith. Dr. Smith has been Senior Vice President and Chief Scientist of New ICO since May 2000 and served as Senior Vice President and Chief Engineering Officer of Old ICO from June 1995 to May 2000.

     Michael Rugala. Mr. Rugala has been Senior Vice President of Regional Sales and Distribution since June 1998. From 1991 until June 1998, he served in various business development, sales, management and finance roles with Sprint International and Global One.

     Executive officers serve at the discretion of the board of directors and hold office until they resign or their successors have been appointed and qualified. Directors are elected at the annual meeting of stockholders to hold office until they resign or their successors are elected and qualified. There are no family relationships among the directors, executive officers or key employees of Parent.

     Old ICO filed its petition in the Bankruptcy Court in August 1999. At the time of this filing, Ms. Banerjee and Messrs. Grant, McDougal and Smith were executive officers of Old ICO.

     Parent expects from time to time to add to the board of directors other individuals who can contribute materially to Parent's prospects.

                         PARENT EXECUTIVE COMPENSATION

     Because Parent was only formed this calendar year, it had no executive who received any compensation, in the form of cash or cash compensation or stock options in 1999.

       INFORMATION ON THE BOARD OF DIRECTORS OF PARENT AND ITS COMMITTEES

     Upon completion of the mergers, Parent's board of directors will consist of
[     ] members. Parent's bylaws will provide that its board of directors
consist of not less than one nor more than [     ] members, elected annually,
and that such number may be increased or decreased by the vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director, provided that no decrease in the number of directors shortens the term of an incumbent director. Directors of Parent will be elected annually at the annual meeting of stockholders. Under certain circumstances, Eagle River and its affiliates are required to vote their shares of Parent for the election of two directors designated by the official committee of unsecured creditors from the Old ICO bankruptcy and one director designated by the lenders under Old ICO's debtor-in-possession financing other than Eagle River from the Old ICO bankruptcy under its reorganization plan or their successors. Under the terms of the New ICO merger agreement, the ITGL board of directors will become the board of directors of Parent. In addition, Eagle River's obligation to appoint the directors designated by the official committee and the lenders under Old ICO's debtor-in-possession financing will continue.

     Parent's board of directors is expected to establish an Audit Committee, a Compensation Committee and an Executive Committee. Parent's board of directors may establish additional committees from time to time.

     Parent's Audit Committee will be responsible for reviewing the services provided by Parent's independent auditors, consulting with the independent auditors on audits and proposed audits of Parent and reviewing the need for internal auditing procedures and the adequacy of internal controls.

     Parent's Compensation Committee will be responsible for Parent's compensation policies including executive compensation and stock option awards.

     Parent's Executive Committee is expected to consist of Messrs. Clarke, Ginn, Tamke and Weibling. Parent's Executive Committee is expected to be to (i) review the agendas for board meetings, (ii) make recommendations to Parent's board of directors on issues relating to strategic and policy matters, (iii) provide the Chief Executive Officer with a forum for discussing ideas, issues and opportunities relating to Parent prior to raising such issues with the board, and (iv) review the business plans and budgets of Parent and to make recommendations to the board relating to such plans or budgets.

                         PRINCIPAL STOCKHOLDERS OF ITGL

     The following table provides information concerning the beneficial
ownership of the ITGL common stock as of [          ], 2000, for the following:

     - each person or entity who is known by ITGL to beneficially own more than 5% of the outstanding shares of each class of ITGL common stock;

     - each of ITGL's current directors;

     - ITGL's chief executive officer; and

     - all of ITGL's directors and chief executive officer as a group.

     This table includes percentage ownership data reflecting ownership both before and after consummation of the merger with New ICO. The pre-merger percentage ownership is based on 86,796,078 shares of ITGL common stock
outstanding as of [            ], 2000. The post-merger percentage ownership is
based on the number of shares of New ICO Class A common stock and Class B common
stock outstanding as of [            ], 2000 plus the number of shares of Parent
Class A common stock and Class B common stock to be issued in the mergers, calculated using the number of shares of ITGL and Teledesic issued and outstanding on the record date. All shares subject to options exercisable within
60 days after [            ], 2000 are deemed to be beneficially owned by the
person or entity holding that option and to be outstanding solely for calculating that person's or entity's percentage ownership.

     Except as indicated by footnote below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. ITGL Class B common stock is convertible into Class A common stock. In calculating the percentages of ITGL Class A common stock set forth below, it is assumed that a holder's shares of Class B common stock are converted into Class A common stock, but that no other outstanding shares of Class B common stock are so converted.

                                                         PRE-MERGER                                 POST-MERGER
                                          ----------------------------------------   ------------------------------------------
                                                                                                     NUMBER OF
                                                        NUMBER OF                                    SHARES OF      PERCENT OF
                                                        SHARES OF      PERCENT OF                     CLASS OF       CLASS OF
                                                         CLASS OF       CLASS OF       TITLE OF        PARENT         PARENT
                                           TITLE OF     ITGL STOCK     ITGL STOCK      CLASS OF     COMMON STOCK   COMMON STOCK
          NAME AND ADDRESS OF              CLASS OF    BENEFICIALLY   BENEFICIALLY      PARENT      BENEFICIALLY   BENEFICIALLY
            BENEFICIAL OWNER              ITGL STOCK      OWNED          OWNED       COMMON STOCK      OWNED          OWNED
          -------------------             ----------   ------------   ------------   ------------   ------------   ------------
Eagle River Investments, LLC............  Class A       50,000,000        36.6%      Class A        109,823,473
  2300 Carillon Point                      Class B      50,000,000        83.3%        Class B       48,500,000        83.3%
  Kirkland, WA 98033(1)
Craig O. McCaw..........................  Class A       50,000,000        36.6%      Class A        109,823,473
  2300 Carillon Point                      Class B      50,000,000        83.3%        Class B       48,500,000        83.3%
  Kirkland, WA 98033(2)
Dennis Weibling.........................  Class A       50,000,000        36.6%      Class A        106,649,211
  2300 Carillon Point                      Class B      50,000,000        83.3%        Class B       48,500,000        83.3%
  Kirkland, WA 98033(3)
CDR-Satco, LLC..........................  Class A       30,000,000        29.5%      Class A         29,100,000        10.0%
  375 Park Avenue, 18th Floor
  New York, NY 10152(4)
Brian Finn..............................  Class A       30,000,000        29.5%      Class A         29,100,000        10.0%
  375 Park Avenue, 18th Floor
  New York, NY 10152(5)
George Tamke............................  Class A       30,000,000        29.5%      Class A         29,100,000        10.0%
  375 Park Avenue, 18th Floor
  New York, NY 10152(6)
Cascade Investment, LLC.................  Class A       10,000,000        10.3%      Class A
  2365 Carillon Point                      Class B      10,000,000        16.7%        Class B        9,700,000        16.7%
  Kirkland, WA 98033(7)
Michael Larson..........................  Class A       10,000,000        10.3%      Class A         31,949,151
  2365 Carillon Point                      Class B      10,000,000        16.7%        Class B        9,700,000        16.7%
  Kirkland, WA 98033(8)

                                                         PRE-MERGER                                 POST-MERGER
                                          ----------------------------------------   ------------------------------------------
                                                                                                     NUMBER OF
                                                        NUMBER OF                                    SHARES OF      PERCENT OF
                                                        SHARES OF      PERCENT OF                     CLASS OF       CLASS OF
                                                         CLASS OF       CLASS OF       TITLE OF        PARENT         PARENT
                                           TITLE OF     ITGL STOCK     ITGL STOCK      CLASS OF     COMMON STOCK   COMMON STOCK
          NAME AND ADDRESS OF              CLASS OF    BENEFICIALLY   BENEFICIALLY      PARENT      BENEFICIALLY   BENEFICIALLY
            BENEFICIAL OWNER              ITGL STOCK      OWNED          OWNED       COMMON STOCK      OWNED          OWNED
          -------------------             ----------   ------------   ------------   ------------   ------------   ------------
Agrani Holdings (Mauritius) Limited.....  Class A        4,496,078         5.2%      Class A          4,361,196         1.6%
  c/o ASC (UK) Ltd.
  73 Brook Street
  London, England W1Y 1YE
Lomantor Holdings Ltd...................  Class A       10,600,000        10.3%      Class A         10,282,000         3.7%
  Road Town, Pasea Estate
  Tortola, British Virgin Islands(9)
Greg Clarke(10).........................  Class A                0           *       Class A          7,032,500         2.6%
W. Russell Daggatt(11)..................  Class A                0           *       Class A          1,542,624           *
Samuel L. Ginn..........................  Class A                0           *       Class A                  0           *
William A. Owens(12)....................  Class A                0           *       Class A            248,077           *
All directors and officers as
  group(13).............................  Class A       90,000,000        55.6%      Class A
                                           Class B      60,000,000       100.0%        Class B       58,200,000       100.0%

---------------
  *  Less than one percent.

 (1) Eagle River's ownership of ITGL Class A common stock and Parent Class A common stock represents shares issuable upon conversion of ITGL Class B common stock and Parent Class B common stock, respectively. Eagle River's post-merger ownership includes 7,472,320 shares of Parent Class A common stock held for the benefit of Wendy McCaw with whom voting and investment power is shared; Eagle River disclaims beneficial ownership over such shares.

 (2) Mr. McCaw's ownership of ITGL Class A common stock, ITGL Class B common stock, Parent Class A common stock and Parent Class B common stock represents Eagle River's beneficial ownership of such classes of stock. Mr. McCaw disclaims beneficial ownership of all securities held by Eagle River, except to the extent of his pecuniary interest therein.

 (3) Mr. Weibling's ownership of ITGL Class A common stock, ITGL Class B common stock, Parent Class A common stock and Parent Class B common stock represents Eagle River's beneficial ownership of such classes of stock. Mr. Weibling is president of Eagle River, Inc. Mr. Weibling disclaims beneficial ownership in all securities held by Eagle River, except to the extent of his pecuniary interest therein.

 (4) CDR-Satco's ownership of ITGL Class A common stock includes exercisable options for 15,000,000 shares. CDR-Satco's post-merger ownership of Parent Class A common stock includes exercisable options for 14,550,000 shares.

 (5) Mr. Finn's ownership of ITGL Class A common stock and Parent Class A common stock represents CDR-Satco's beneficial ownership of such classes of stock; Mr. Finn disclaims beneficial ownership of such shares.

 (6) Mr. Tamke's ownership of ITGL Class A common stock and Parent Class A common stock represents CDR-Satco's beneficial ownership of such classes of stock; Mr. Tamke disclaims beneficial ownership of such shares.

 (7) Cascade Investment, LLC's ownership of ITGL Class A common stock and Parent Class A common stock represents shares issuable upon conversion of ITGL Class B common stock and Parent Class B common stock, respectively.

 (8) Mr. Larson's pre-merger ownership of ITGL Class A common stock and ITGL Class B common stock represents Cascade Investment's beneficial ownership of these classes of stock. Mr. Larson's post-merger ownership of Parent Class A common stock includes exercisable options for the purchase of 56,518 shares and shares issuable to William H. Gates, III pursuant to the Teledesic merger. Mr. Larson's post-merger ownership of Parent Class B common stock represent Cascade Investment's ownership of this class of stock. Mr. Larson, who is Business Manager of Cascade Investment, disclaims beneficial ownership of shares held by Cascade Investment and Mr. Gates.

 (9) Lomantor Holdings' ownership of ITGL Class A common stock includes exercisable options for 5,300,000 shares. Lomantor Holdings' ownership of Parent Class A common stock following the mergers includes exercisable options for 5,141,000 shares.

(10) Mr. Clarke's post-merger ownership includes exercisable options for the purchase of 7,032,500 shares. His address is Commonwealth House, 2 Chalkhill Road, Hammersmith, London W6 8DW.

(11) Mr. Daggatt's post-merger ownership of Parent Class A common stock represents 800,250 shares held of record and exercisable options for the purchase of 742,374 shares. His address is Broadband Center, 1445 120th Avenue NE, Bellevue, WA 98005.

(12) Mr. Owens' post-merger ownership of Parent Class A common stock represents exercisable options for the purchase of 248,077 shares. His address is Broadband Center, 1445 120th Avenue NE, Bellevue, WA 98005.

(13) See notes (1) through (8) and (10) through (12) above. Post-merger beneficial ownership of Parent Class A common stock by directors and officers as a group includes exercisable options for an additional shares.

                       PRINCIPAL STOCKHOLDERS OF NEW ICO

     The following table provides information concerning the beneficial
ownership of the New ICO common stock as of [          ], 2000, for the
following:

     - each person or entity who is known by New ICO to beneficially own more than 5% of the outstanding shares of each class of New ICO common stock;

     - each of New ICO's current directors;

     - New ICO's chief executive officer; and

     - all of New ICO's directors and its chief executive officer as a group.

     This table includes percentage ownership data reflecting ownership both before and after consummation of the merger with ITGL and Teledesic. The pre-merger percentage ownership is based on 160,000,222 shares of New ICO Class A common stock and 31,003,382 shares of New ICO Class B common stock outstanding
as of [          ], 2000. The post-merger percentage ownership is based on the number of shares of New ICO Class A common stock and Class B common stock
outstanding as of [          ], 2000 plus the number of shares of Parent Class A
and Class B common stock to be issued in the mergers, calculated using the number of shares of ITGL and Teledesic issued and outstanding on the record date. All shares subject to options exercisable within 60 days after
[          ], 2000 are deemed to be beneficially owned by the person or entity holding that option and to be outstanding solely for calculating that person's or entity's percentage ownership.

     Except as indicated by footnote below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of New ICO Class B common stock are convertible into New ICO Class A common stock. In calculating the percentages of New ICO Class A common stock set forth below, it is assumed that a holder's shares of Class B common stock are converted into Class A common stock, but that no other outstanding shares of Class B common stock are so converted.

                                                  PRE-MERGER                                     POST-MERGER
                                 ---------------------------------------------   --------------------------------------------
                                                                                                   NUMBER OF
                                                   NUMBER OF      PERCENT OF                       SHARES OF      PERCENT OF
                                                   SHARES OF       CLASS OF                        CLASS OF        CLASS OF
                                                   CLASS OF         NEW ICO        TITLE OF         PARENT          PARENT
                                   TITLE OF      NEW ICO STOCK   COMMON STOCK      CLASS OF      COMMON STOCK    COMMON STOCK
      NAME AND ADDRESS OF          CLASS OF      BENEFICIALLY    BENEFICIALLY       PARENT       BENEFICIALLY    BENEFICIALLY
       BENEFICIAL OWNER          NEW ICO STOCK       OWNED           OWNED       COMMON STOCK        OWNED          OWNED
      -------------------        -------------   -------------   -------------   -------------   -------------   ------------
Craig O. McCaw.................  Class A          125,877,120         60.5%      Class A          109,823,473
  2300 Carillon Point              Class B         31,003,382        100.0%        Class B         48,500,000        83.3%
  Kirkland, WA 98033(1)
Eagle River Investments, LLC...  Class A          125,877,120         60.5%      Class A          109,823,473
  2300 Carillon Point              Class B         31,003,382        100.0%        Class B         48,500,000        83.3%
  Kirkland, WA 98033(2)

                                                  PRE-MERGER                                     POST-MERGER
                                 ---------------------------------------------   --------------------------------------------
                                                                                                   NUMBER OF
                                                   NUMBER OF      PERCENT OF                       SHARES OF      PERCENT OF
                                                   SHARES OF       CLASS OF                        CLASS OF        CLASS OF
                                                   CLASS OF         NEW ICO        TITLE OF         PARENT          PARENT
                                   TITLE OF      NEW ICO STOCK   COMMON STOCK      CLASS OF      COMMON STOCK    COMMON STOCK
      NAME AND ADDRESS OF          CLASS OF      BENEFICIALLY    BENEFICIALLY       PARENT       BENEFICIALLY    BENEFICIALLY
       BENEFICIAL OWNER          NEW ICO STOCK       OWNED           OWNED       COMMON STOCK        OWNED          OWNED
      -------------------        -------------   -------------   -------------   -------------   -------------   ------------
ICO-Teledesic Global Limited...  Class A           89,774,726         46.7%      Class A                    0
  2300 Carillon Point              Class B         31,003,382        100.0%        Class B                  0           0%
  Kirkland, WA 98033(3)
Dennis Weibling................  Class A          125,877,120         60.5%      Class A          106,649,211
  2300 Carillon Point              Class B         31,003,382        100.0%        Class B         48,500,000        83.3%
  Kirkland, WA 98033(4)
Bank of New York...............  Class A           51,194,606         28.9%      Class A           51,194,606        17.5%
  101 Barclay Street
  New York, NY 10286(5)
Bankruptcy Services LLC........  Class A           35,030,146         18.4%      Class A           35,030,146        11.4%
  70 East 55th Street, 6th
    Floor
  New York, NY 10022(6)
TFSL Consulting Ltd. ..........  Class A           11,111,108          6.9%      Class A           11,111,108         4.0%
  P. O. Box 1449
  Riyadh 11431, Saudi Arabia
Cun & Co.......................  Class A            9,800,000          6.1%      Class A            9,800,000         3.6%
  333 S. Grand Avenue, 4th
    Floor
  Los Angeles, CA 90071
Donna Alderman(7)..............  Class A            7,941,742          5.0%      Class A            7,941,742         2.9%
  Eleven Madison Avenue,
  4th Floor
  New York, NY 10010
C. Scott Bartlett(8)...........  Class A                5,000           **       Class A                5,000          **
W. Russell Daggatt*(9).........  Class A                    0           **       Class A            1,542,624          **
Steven W. Hooper*(8)...........  Class A                5,000           **       Class A                5,000          **
Nicolas Kauser*(8).............  Class A                5,000           **       Class A                5,000          **
Wayne Perry*(8)................  Class A                5,000           **       Class A                5,000          **
Charles M. Skibo (8)...........  Class A                5,000           **       Class A                5,000          **
All directors and officers as
  group*(10)...................  Class A          133,843,862         64.3%      Class A                               **
                                   Class B         31,003,382        100.0%        Class B         58,200,000         100%

---------------
  *  Address is Broadband Center, 1445 - 120th Avenue N.E., Bellevue, WA 98005.

 **  Less than one percent.

 (1) Mr. McCaw's ownership of New ICO Class A common stock represents Eagle River's and ITGL's beneficial ownership of such class of stock. Mr. McCaw's ownership of New ICO Class B common stock represents ITGL's beneficial ownership of such class of stock. Mr. McCaw disclaims beneficial ownership of all securities held by Eagle River and ITGL except to the extent of his pecuniary interest therein.

 (2) Eagle River's ownership of New ICO Class A common stock includes exercisable options held of record to purchase 16,000,000 and ITGL's beneficial ownership of stock. Eagle River's ownership of New ICO Class B common stock represents ITGL's beneficial ownership of such class of stock.

 (3) ITGL's ownership of New ICO Class A common stock includes warrants exercisable for the purchase of 1,178,334 shares and 31,003,382 shares issuable upon conversion of New ICO Class B common stock.

 (4) Mr. Weibling's ownership of New ICO Class A common stock represents Eagle River's and ITGL's beneficial ownership of such class of stock. Mr. Weibling's ownership of New ICO Class B common stock represents ITGL's beneficial ownership of such class of stock. Mr. Weibling is president of Eagle River, Inc. Mr. Weibling disclaims beneficial ownership in all securities held by Eagle River and ITGL, except to the extent of his pecuniary interest therein.

 (5) Bank of New York's ownership of New ICO Class A common stock includes warrants exercisable for the purchase of 17,064,870 shares of New ICO Class A common stock. Bank of New York holds its beneficial ownership as trustee for the bondholders of Old ICO and disclaims beneficial ownership in all such securities except to the extent of its pecuniary interest therein.

 (6) Bankruptcy Services LLC's ownership of New ICO Class A common stock includes warrants exercisable for the purchase of 30,692,656 shares of New ICO Class A common stock. Bankruptcy Services LLC holds its beneficial ownership as disbursing agent for Old ICO under the reorganization plan and disclaims beneficial ownership in all such securities.

 (7) Ms. Alderman's ownership of New ICO Class A common stock includes exercisable options to purchase 5,000 shares. Her ownership also includes 7,936,742 shares held of record by Credit Suisse First Boston Management Corporation of which she is a director; Ms. Alderman disclaims beneficial ownership of such shares.

 (8) Represents exercisable options to purchase 5,000 shares.

 (9) Mr. Daggatt's post-merger ownership of New ICO Class B common stock includes options exercisable for the purchase of 742,374 shares and 800,250 shares to be issued in connection with the Teledesic merger.

(10) See notes (1), (2), (3), (4), (7), (8) and (9) above.

                      PRINCIPAL STOCKHOLDERS OF TELEDESIC

     The following table provides information concerning the beneficial
ownership of the Teledesic common stock as of                , 2000, for the
following:

     - each person or entity who is known by Teledesic to beneficially own more than 5% of the outstanding shares of each class of Teledesic common stock;

     - each of Teledesic's current directors;

     - Teledesic's co-chief executive officers and its four other executive officers; and

     - all of Teledesic's directors and executive officers as a group.

     This table includes percentage ownership data reflecting ownership both before and after completion of the mergers. The pre-merger percentage ownership is based on 7,506,671 shares of Teledesic Class A common stock, 75,675,275 shares of Teledesic Class B common stock and 50,000 shares of Teledesic Class C
common stock outstanding as of [            ], 2000. The post-merger percentage
ownership is based on the number of shares of New ICO Class A common stock and
Class B common stock outstanding as of             , 2000, plus the number of
shares of Parent Class A common stock and Class B common stock to be issued in the mergers, calculated using the number of shares of Teledesic and ITGL issued and outstanding on the record date. All shares subject to options exercisable
within 60 days after [            ], 2000 are deemed to be beneficially owned by
the person or entity holding that option and to be outstanding solely for calculating that person's or entity's percentage ownership.

     Except as indicated by footnote below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Teledesic Class B and Class C common stock are convertible into Teledesic Class A common stock. In calculating the percentages of Teledesic Class A common stock set forth below, it is assumed that a holder's shares of Class B common stock and Class C common stock are converted into Class A common stock, but that no other outstanding shares of Class B or Class C common stock are so converted.

                                                    PRE-MERGER                                     POST-MERGER
                                ---------------------------------------------------   -------------------------------------
                                                     NUMBER OF                                                NUMBER OF
                                                     SHARES OF        PERCENT OF                              SHARES OF
                                                     CLASS OF          CLASS OF           TITLE OF         CLASS OF PARENT
                                   TITLE OF       TELEDESIC STOCK   TELEDESIC STOCK    CLASS OF PARENT      COMMON STOCK
     NAME AND ADDRESS OF           CLASS OF        BENEFICIALLY      BENEFICIALLY          COMMON           BENEFICIALLY
       BENEFICIAL OWNER         TELEDESIC STOCK        OWNED             OWNED              STOCK               OWNED
     -------------------        ---------------   ---------------   ---------------   -----------------   -----------------
Eagle River Investments,
  LLC.........................  Class A              27,466,500           24.8%       Class A                109,823,473
  2300 Carillon Point             Class B            27,091,500           35.8%          Class B              48,500,000
  Kirkland, WA 98033(1)
Craig O. McCaw................  Class A              31,516,500           27.5%       Class A                109,823,473
  2300 Carillon Point             Class B            27,091,500           35.8%          Class B              48,500,000
  Kirkland, WA 98033(2)
Dennis Weibling...............  Class A              27,533,250           24.8%       Class A                106,649,211
  2300 Carillon Point             Class B            27,091,500           35.8%          Class B              48,500,000
  Kirkland, WA 98033(3)
William H. Gates III..........  Class A              27,729,000           25.0%       Class A                 31,890,132
  2365 Carillon Point             Class B            27,091,500           35.8%          Class B               9,700,000
  Kirkland, WA 98033(4)
Michael Larson................  Class A              27,802,750           25.0%       Class A                 31,949,151
  2365 Carillon Point             Class B            27,091,500           35.8%          Class B               9,700,000
  Kirkland, WA 98033(5)
Motorola, Inc. ...............  Class A              29,990,000           26.5%       Class A                 23,999,497
  1303 E. Algonquin Road          Class C            27,990,000          100.0%
  Schaumburg, IL 60196(6)
Keith Bane....................  Class A              29,990,000           26.5%       Class A                 23,999,497
  1303 E. Algonquin Road          Class C            27,990,000          100.0%
  Schaumburg, IL 60196(7)
Richard D. Severns............  Class A              29,990,000           26.5%       Class A                 23,999,497
  1303 E. Algonquin Road          Class C            27,990,000          100.0%
  Schaumburg, IL 60196(8)

                                   POST-MERGER
                                -----------------

                                   PERCENT OF
                                 CLASS OF PARENT
                                  COMMON STOCK
     NAME AND ADDRESS OF          BENEFICIALLY
       BENEFICIAL OWNER               OWNED
     -------------------        -----------------
Eagle River Investments,
  LLC.........................
  2300 Carillon Point                  83.3%
  Kirkland, WA 98033(1)
Craig O. McCaw................
  2300 Carillon Point                  83.3%
  Kirkland, WA 98033(2)
Dennis Weibling...............
  2300 Carillon Point                  83.3%
  Kirkland, WA 98033(3)
William H. Gates III..........
  2365 Carillon Point                  16.7%
  Kirkland, WA 98033(4)
Michael Larson................
  2365 Carillon Point                  16.7%
  Kirkland, WA 98033(5)
Motorola, Inc. ...............          8.7%
  1303 E. Algonquin Road
  Schaumburg, IL 60196(6)
Keith Bane....................          8.7%
  1303 E. Algonquin Road
  Schaumburg, IL 60196(7)
Richard D. Severns............          8.7%
  1303 E. Algonquin Road
  Schaumburg, IL 60196(8)

                                                    PRE-MERGER                                     POST-MERGER
                                ---------------------------------------------------   -------------------------------------
                                                     NUMBER OF                                                NUMBER OF
                                                     SHARES OF        PERCENT OF                              SHARES OF
                                                     CLASS OF          CLASS OF           TITLE OF         CLASS OF PARENT
                                   TITLE OF       TELEDESIC STOCK   TELEDESIC STOCK    CLASS OF PARENT      COMMON STOCK
     NAME AND ADDRESS OF           CLASS OF        BENEFICIALLY      BENEFICIALLY          COMMON           BENEFICIALLY
       BENEFICIAL OWNER         TELEDESIC STOCK        OWNED             OWNED              STOCK               OWNED
     -------------------        ---------------   ---------------   ---------------   -----------------   -----------------
AT&T Wireless Services,
  Inc. .......................  Class A              11,083,950           11.8%       Class A                  8,869,931
  P. O. Box 97061                 Class B            11,083,950           14.6%
  Redmond, WA 98073(9)
The Boeing Company............  Class A               7,157,093            8.1%       Class A                  5,727,464
  7755 East Marginal Way S.       Class B             4,657,093            6.1%
  Seattle, WA 98108(10)
Edward F. Tuck................  Class A               4,948,720            5.6%       Class A                  3,960,213
  100 N. Barranca Street,         Class B             4,780,732            6.3%
  Suite 920
  West Covina, CA 91791(11)
W. Russell Daggatt*(12).......  Class A               1,927,678            2.3%       Class A                  1,542,624
Tom A. Alberg*(13)............  Class A                 198,750             **        Class A                    159,050
Steven W. Hooper*(14).........  Class A                 275,000             **        Class A                    220,069
William A. Owens*(15).........  Class A                 310,000             **        Class A                    248,077
Farzad Ghazvinian*(16)........  Class A                 426,025             **        Class A                    340,927
Dennis James*(17).............  Class A                  60,000             **        Class A                     48,015
David P. Patterson*(18).......  Class A                 509,834             **        Class A                    407,995
All directors and officers as
  group*(19)..................  Class A              98,781,092           54.7%       Class A                         --
                                  Class B            58,963,732           77.9%          Class B              58,200,000
                                  Class C            27,990,000          100.0%

                                   POST-MERGER
                                -----------------

                                   PERCENT OF
                                 CLASS OF PARENT
                                  COMMON STOCK
     NAME AND ADDRESS OF          BENEFICIALLY
       BENEFICIAL OWNER               OWNED
     -------------------        -----------------
AT&T Wireless Services,
  Inc. .......................          3.2%
  P. O. Box 97061
  Redmond, WA 98073(9)
The Boeing Company............          2.1%
  7755 East Marginal Way S.
  Seattle, WA 98108(10)
Edward F. Tuck................          1.4%
  100 N. Barranca Street,
  Suite 920
  West Covina, CA 91791(11)
W. Russell Daggatt*(12).......           **
Tom A. Alberg*(13)............           **
Steven W. Hooper*(14).........           **
William A. Owens*(15).........           **
Farzad Ghazvinian*(16)........           **
Dennis James*(17).............           **
David P. Patterson*(18).......           **
All directors and officers as
  group*(19)..................           --
                                        100%

---------------
  *  Address is Broadband Center, 1445 -- 120th Avenue N.E., Bellevue, WA 98005.

 **  Less than one percent.

 (1) Eagle River's ownership of Teledesic Class A common stock includes exercisable options held of record by Eagle River, Inc., an affiliate of Eagle River, to purchase 275,000 shares and 27,091,500 shares issuable upon conversion of Teledesic Class B common stock.

 (2) Mr. McCaw's ownership of Teledesic Class A common stock includes 37,500 shares held of record, exercisable options and warrants to purchase 4,012,500 shares and Eagle River's beneficial ownership of such class of stock. Mr. McCaw's ownership of Teledesic Class B common stock represents Eagle River's beneficial ownership of such class of stock. Mr. McCaw disclaims beneficial interests in all securities held by Eagle River, except to the extent of his pecuniary interest therein.

 (3) Mr. Weibling's ownership of Teledesic Class A common stock includes 1,125 shares held of record, exercisable options to purchase 65,625 shares and Eagle River's beneficial ownership of such class of stock. Mr. Weibling's ownership of Teledesic Class B common stock represents Eagle River's beneficial ownership of such class of stock. Mr. Weibling is president of Eagle River, Inc. Mr. Weibling disclaims beneficial ownership in all securities held by Eagle River, except to the extent of his pecuniary interest therein.

 (4) Mr. Gates' ownership of Teledesic Class A common stock represents exercisable warrants to purchase 637,500 shares and 27,091,500 shares issuable upon conversion of Teledesic Class B common stock.

 (5) Mr. Larson's ownership of Teledesic Class A common stock represents 3,125 shares held of record, exercisable options to purchase 70,625 shares and Mr. Gates' beneficial ownership of such class of stock. Mr. Larson's ownership of Teledesic Class B common stock represents Mr. Gates' ownership of such class of stock. Mr. Larson disclaims beneficial ownership over the shares of Teledesic Class A and Class B common stock held by Mr. Gates.

 (6) Motorola's ownership of Teledesic Class A common stock represents exercisable warrants held of record by Motorola International Development Corporation, a wholly owned subsidiary of Motorola, to purchase 2,000,000 shares and 27,990,000 shares issuable upon conversion of Teledesic Class C common stock. Motorola's ownership of Teledesic Class C common stock includes 27,940,000 shares issuable upon exchange of non-voting units of Teledesic LLC held of record by Motorola Satellite Holdings, Inc., a wholly owned subsidiary of Motorola.

 (7) Mr. Bane's ownership of Teledesic Class A and Class C common stock represents Motorola's beneficial ownership of such classes of stock; Mr. Bane disclaims beneficial ownership of such shares.

 (8) Mr. Severn's ownership of Teledesic Class A and Class C common stock represents Motorola's beneficial ownership of such classes of stock; Mr. Severns disclaims beneficial ownership of such shares.

 (9) AT&T Wireless Services' ownership of Teledesic Class A common stock represents 11,083,950 shares issuable upon conversion of Teledesic Class B common stock.

(10) The Boeing Company's ownership of Teledesic Class A common stock includes 4,657,093 shares issuable upon conversion of Teledesic Class B common stock.

(11) Mr. Tuck's ownership of Teledesic Class A common stock includes 42,500 shares held of record, exercisable options to purchase 111,250 shares and 361,674 shares issuable upon conversion of Teledesic Class B common stock. His ownership of Teledesic Class A common stock also includes 14,238 shares of such class and 4,419,058 shares issuable upon conversion of Teledesic Class B common stock held of record as trustee for the beneficiaries under a Voting Trust Agreement dated as of September 30, 1996. His ownership of Teledesic Class B common stock includes both the 361,674 shares he holds of record and the 4,419,058 shares held in the voting trust. Mr. Tuck shares voting and dispositive powers over the shares of Teledesic Class A and Class B common stock held in the voting trust with another trustee and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(12) Mr. Daggatt's ownership of Teledesic Class A common stock represents 1,000,000 shares held of record and exercisable options for the purchase of 927,678 shares.

(13) Mr. Alberg's ownership of Teledesic Class A common stock includes 118,750 shares held of record and exercisable options for the purchase of 80,000 shares.

(14) Mr. Hooper's ownership of Teledesic Class A common stock represents exercisable options for the purchase of 275,000 shares.

(15) Mr. Owens' ownership of Teledesic Class A common stock represents exercisable options for the purchase of 310,000 shares.

(16) Mr. Ghazvinian's ownership of Teledesic Class A common stock includes 20,000 shares held of record and exercisable options for the purchase of 406,025 shares.

(17) Mr. James' ownership of Teledesic Class A common stock represents exercisable options for the purchase of 60,000 shares.

(18) Mr. Patterson's ownership of Teledesic Class A common stock includes 154,000 shares held of record and exercisable options for the purchase of 355,834 shares.

(19) See notes (1) through (8) and (11) through (18) above. Beneficial ownership of Teledesic Class A common stock by directors and officers as a group also includes exercisable options for an additional 705,085 shares of Teledesic Class A common stock and an additional 44,000 shares of such class of stock held of record.

                              PARENT CAPITAL STOCK

     As a result of the mergers, ITGL stockholders and Teledesic stockholders will become Parent stockholders. Your rights as a Parent stockholder will be governed by Delaware law and Parent's certificate of incorporation and bylaws, as adopted in connection with the merger. The following summarizes the material terms of Parent's capital stock and is qualified in its entirety by reference to the applicable provisions of Delaware law and Parent's certificate of incorporation, certificate of designation, and bylaws, the forms of which are attached as annexes to this document.

     Upon completion of the New ICO merger, Parent will be authorized to issue 1,125,000,000 shares of common stock, of which 900,000,000 will be designated Class A common stock and 150,000,000 will be designated Class B common stock.

     Upon completion of the mergers, Parent will be authorized to issue 75,000,000 shares of preferred stock, of which 12,000,000 will be designated Series A Preferred Stock and 20,000,000 will be designated Series B preferred stock. Each of the Series A Preferred Stock and Series B preferred stock will be convertible into shares of Class A common stock.

     All of the issued and outstanding shares of New ICO capital stock are, and upon the issuance of Parent capital stock in connection with the mergers will be, validly issued, fully paid and nonassessable. Holders of Parent capital stock are not entitled to any preemptive rights under Parent's charter documents.

     Upon completion of the mergers, the holders of Parent Class A common stock will be entitled to one vote per share and the holders of Parent Class B common stock will be entitled to ten votes per share. In all other respects, Class B common stock will be identical to Class A common stock. Holders of Parent Series A and Series B preferred stock will be entitled to vote on an as converted basis.

     In general, at a meeting where a quorum is present, a majority of the votes cast will be sufficient to take corporate action. However, under Delaware law, amendment of Parent's certificate of incorporation will require:

     - approval by the Parent board of directors;

     - approval by a majority of the outstanding voting power; and

     - approval by a majority of the outstanding stock of any class entitled to vote as a class.

     In addition, with some exceptions, under Delaware law, the affirmative vote of a majority of the outstanding shares of Parent's Class A common stock, Class B common stock, Series A preferred stock and Series B preferred stock, voting as a single class, entitled to vote will be required to approve a merger or consolidation or a sale of all or substantially all of Parent's assets.

     Directors are elected by a plurality of the votes cast and Parent stockholders do not have the right to cumulate their votes in the election of directors. The Parent board will not be classified.

     Under Delaware law, a quorum is present at a stockholders' meeting if holders of shares, representing a majority of the outstanding voting power of all of a corporation's capital stock are present in person or by proxy. The number of shares required to constitute a quorum may be as low as one-third, however, if specified in the certificate of incorporation or bylaws. ITGL's, New ICO's and Teledesic's bylaws each require a majority for quorum purposes. Parent's bylaws provide the same.

     On a liquidation, holders of Parent Class A common stock and Class B common stock, as a single class, would be entitled to share proportionally in any assets legally available for distribution after payment of preferential amounts due to preferred stockholders.

                      ISSUANCE OF PARENT PREFERRED SHARES
               IN EXCHANGE FOR TELEDESIC HOLDINGS CAPITAL SHARES

     Concurrent with the closing of the mergers, the holders of Class A shares of Teledesic Holdings Limited, an entity controlled by Teledesic, will exchange each of their shares for 0.97 shares of Series A or Series B preferred stock of Parent. The Parent preferred stock will be convertible into shares of Parent's Class A common stock, initially at the rate of 0.825. Following this exchange, Parent will have 8,385,002 shares of Series A preferred stock and 14,370,371 shares of Series B preferred stock outstanding.

      COMPARISON OF RIGHTS OF STOCKHOLDERS OF ITGL, NEW ICO AND TELEDESIC

GENERAL

     This section of the document describes several differences between the rights of holders of ITGL capital stock, New ICO capital stock and Teledesic capital stock and those of holders of Parent's capital stock. Although the description covers the material differences, this summary may not contain all of the information that is important to you.

     The Delaware General Corporation Law and ITGL's certificate of incorporation and bylaws govern the rights of ITGL's stockholders. The Delaware General Corporation Law and New ICO's certificate of incorporation and bylaws govern the rights of New ICO's stockholders. The Delaware General Corporation Law and Teledesic's certificate of incorporation and bylaws govern the rights of Teledesic's stockholders. The Delaware General Corporation Law and Parent's certificate of incorporation and bylaws will govern the rights of Parent's stockholders after the mergers.

NUMBER OF DIRECTORS

     The ITGL board is composed of between one and twelve directors, as fixed by the ITGL board. The ITGL board now consists of eight directors.

     The number of directors of the New ICO board shall be fixed by resolution duly adopted from time to time by the New ICO board. The New ICO board now consists of nine directors.

     The size of the Teledesic board is between three and twelve directors, as determined from time to time by the Teledesic board. The Teledesic board now consists of ten directors.

     The Parent board is expected to be composed of between three and twenty directors, as fixed by the Parent board.

REMOVAL OF DIRECTORS

     Delaware law provides that directors may be removed by the holders of a majority of the shares then entitled to vote for the election of directors.

VACANCIES ON THE BOARD OF DIRECTORS

     Delaware law provides that, unless a corporation's certificate of incorporation or bylaws provide otherwise, a majority of the directors then in office, although less than a quorum, or a sole remaining director may, fill vacancies and newly created directorships resulting from any increase in the authorized number of directors. Parent's certificate of incorporation will refer to its bylaws, which will provide that a vacancy shall be filled at any time by a majority vote of the directors then in office. None of the other three provides anything different.

SHAREHOLDER ACTION BY WRITTEN CONSENT

     Delaware law provides that, unless otherwise provided in the certificate of incorporation, the stockholders may take any action required or permitted to be taken at any annual or special stockholders' meeting without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. The ITGL, New ICO and Teledesic do not, nor will Parent's bylaws, provide otherwise.

AMENDMENTS OF CERTIFICATE OF INCORPORATION

     Delaware law provides that a corporation's certificate of incorporation may be amended upon adoption by the board of directors of a resolution setting forth the proposed amendment and declaring its advisability, followed by the favorable vote of the holders of a majority of the outstanding stock entitled to vote on the amendment. Delaware law also provides that a certificate of incorporation may require a greater vote than would otherwise be required by Delaware law. None of the ITGL or New ICO certificates of incorporation contain supermajority provisions with respect to amendments, nor will Parent's. Teledesic's certificate of incorporation requires the approval of Class C common stock to effect any amendment that would affect the Class C common stock adversely.

AMENDMENT OF BYLAWS

     Under Delaware law, the power to adopt, alter and repeal the bylaws is vested in the stockholders unless the certificate of incorporation vests such power in the directors. Vesting such power in the directors does not divest the stockholders of power to adopt, alter or repeal the bylaws. The ITGL, New ICO and Teledesic certificates of incorporation and bylaws each provide that the Board of Directors shall have the power to adopt, amend, or repeal bylaws except as otherwise provided by law nor will Parent.

NOTICE OF STOCKHOLDERS' PROPOSALS/NOMINATIONS OF DIRECTORS

     Delaware law provides that written notice of any meeting addressing stockholders' proposals and nominations of directors shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation. Delaware law provides for an exception to these notice requirements if the person to whom notice must be provides has executed a written waiver of notice prior to the meeting for which notice would be given or if giving such notice would be unlawful.

     The bylaws of Parent will provide and the bylaws of ITGL, New ICO and Teledesic bylaws all provide that written notice of duly called meetings of the stockholders, stating the place, date, and hour thereof shall be given by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, to each stockholder entitled to vote at least 10 days but not more than 60 days before the date of the meeting, unless a different period is prescribed by law. The notice of the annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall, if any other action which could be taken at a special stockholders' meeting is to be taken at such annual meeting, state the nature of such action. The notice of a special stockholders' meeting shall in all instances state the purpose for which the meeting is called. The bylaws of Parent will provide and the bylaws of ITGL, New ICO and Teledesic provide that the holders of not less than a majority of the issued and outstanding capital stock may request a special meeting.

CALLING OF SPECIAL MEETING; STOCKHOLDER ACTION BY WRITTEN CONSENT

     Delaware law provides that special meetings of stockholders may be called by a corporation's board of directors or by persons authorized by the corporation's certificate of incorporation or bylaws. The ITGL bylaws provide and Parent's bylaws will provide that special meetings of stockholders for any purpose or purposes may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, the President, or the holders of not less than a majority of all votes attributable to the issued and outstanding shares of the ITGL capital stock taken together and not as separate classes. The New ICO bylaws provide that special meetings may be held at any time for any purpose or purposes upon call of the

Chairman of the Board, the Vice Chairman, or the President or the holders of a majority of the shares entitled to vote at such time and place either within or without the State of Delaware as may be stated in the notice. The Teledesic bylaws provide similarly except that the holders of at least one-tenth of the shares entitled to vote may call the special meeting.

     Delaware law provides that unless specified to the contrary in the certificate of incorporation, holders of a majority of the shares entitled to vote may take action by consent in lieu of a stockholders' meeting. The certificate of incorporation if ITGL, New ICO and Teledesic do not prohibit such actions and Parent's certificate of incorporation is not expected to prohibit these actions.

TRANSACTIONS WITH INTERESTED STOCKHOLDERS

     The Delaware business combination statute, Section 203 of the Delaware General Corporation Law, with few exceptions, prohibits some business combinations between a corporation and an interested stockholder during the three-year period after the interested stockholder became one. An interested stockholder is one who owns 15% or more of a corporation's voting securities.
Section 203(b)(6) of the Delaware General Corporation Law generally relieves a bidder from the restrictions of the business combination statute if the board of directors has approved or not opposed a combination with a competing bidder. The basic policy behind Section 203(b)(6) is that once the board of directors has decided to sell the corporation or a majority of its assets or has approved, or not opposed, a tender or exchange offer for 50% or more of the corporation's outstanding stock, the stockholders of the corporation are benefited by the promotion of bidding contests. Section 203(b)(6) allows a bidder who announces a transaction subsequent to the public announcement of a management-approved transaction and prior to the completion or abandonment of the approved transaction to be free of the requirements of Section 203. Each of ITGL and New ICO has, through its certificate of incorporation, opted out of the applicability of Section 203. Teledesic has not opted out of the applicability of Section 203. Parent will opt out of the applicability of Section 203.

LIABILITY OF DIRECTORS

     Delaware law allows charter documents to eliminate or limit the personal liability of directors. Under Delaware law, however, a corporation's certificate of incorporation may not eliminate or limit the liability of the director:

     - where a director has breached the duty of loyalty to the corporation or it stockholders;

     - where a director has engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - where a director has engaged in willful or negligent violation of the provisions of the Delaware General Corporation Law regarding payment of dividends or a corporation's purchase or redemption of its own shares of capital stock; or

     - where the director has derived an improper personal benefit in a transaction.

     The ITGL, New ICO and Teledesic certificate of incorporation each provides and Parent's certificate of incorporation will provide for the limitation or elimination of liability of directors to the fullest extent permitted by law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law permits indemnification of present or former directors and officers if they are wholly successful on the merits or otherwise in defending claims brought against them in their capacity as directors. Delaware law also permits indemnification if a present or former director or officer is wholly successful on the merits, or otherwise, as to one or more, but less than all, claims asserted or issues raised in a proceeding. Thus, under Delaware law, these indemnitees may be entitled to partial indemnification even if he or she is found liable for one or more counts of an action if one or more of the other counts is dismissed. The ITGL, New ICO and Teledesic certificates of incorporation each provides and Parent's certificate of incorporation will provide for mandatory indemnification to the fullest extent permitted by law of each of their respective present or former directors, officers, employees or agents or fiduciaries of their respective employee benefits plans, as defined by the Employment Retirement Income Security Act of 1974. This indemnity covers all reasonable expenses incurred by that person in connection with any action, suit, or proceeding to which such person is made, or threatened to be made, a party by reason of the fact that the person is or was a director or fiduciary of an employee benefit plan of the corporation or at the its request acted in a similar capacity with regard to any other enterprise.

PAYMENT OF DIVIDENDS

     Under Delaware law, dividends may be paid by a corporation either out of the corporation's excess of net assets over stated capital, or surplus, or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Directors may not declare and pay dividends out of such net profits if the amount of capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets.

                                 LEGAL MATTERS

     The validity of the shares of Parent capital stock to be issued in the mergers, as well as other matters in connection with the mergers, will be passed upon by Davis Wright Tremaine, LLP. Other specified legal matters in connection with the mergers will be passed upon for New ICO by Cadwalader, Wickersham & Taft and for Teledesic by Jones, Day, Reavis & Pogue.

                                    EXPERTS

     The consolidated financial statements of ICO Global Communications (Holdings) Limited as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this joint proxy statement/prospectus have been so included in reliance upon the report of PricewaterhouseCoopers, given on the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Teledesic as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, the financial statements of New ICO as of and for the period from March 17, 2000 (inception) to May 15, 2000 and the financial statements of ITGL as of and for the period from February 9, 2000 (inception) to May 15, 2000, all have been included in this joint proxy statement/prospectus in reliance upon the reports of Arthur Andersen LLP, independent public accountants, appearing elsewhere in this joint proxy statement/prospectus and upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 OTHER MATTERS

     As of the date of this document, none of the ITGL board, the New ICO board nor the Teledesic board knows of any matters that will be presented for consideration at the ITGL special stockholders' meeting, the New ICO special stockholders' meeting or the Teledesic special stockholders' meeting other than as described in this document. If any other matters properly come before either of these meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any of these matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendations of the managements of each of ITGL, New ICO or Teledesic, as applicable.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT TO VOTE ON YOUR MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS
DATED             . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS
DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE AND NEITHER THE MAILING OF THIS DOCUMENT TO STOCKHOLDERS NOR THE ISSUANCE OF PARENT COMMON STOCK IN THE MERGERS SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                      WHERE YOU CAN FIND MORE INFORMATION

     ITGL and New ICO filed a registration statement on Form S-4 to registered with the SEC the New ICO Class A and Class B common stock to be issued to ITGL and Teledesic stockholders in the mergers. This document is a part of that registration statement and constitutes a prospectus of ITGL and New ICO in addition to being a proxy statement of ITGL, New ICO and Teledesic for the special meetings. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     Copies of the registration statement and its accompanying exhibits, can be read over the internet at the SEC's web site at www.sec.gov. They also may be inspected without charge and may be obtained at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the regional offices of the SEC located at seven World

Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information regarding the SEC's Washington, D.C. Public Reference Room by calling the SEC at 1-800-732-0330.

     ITGL has supplied all information contained or incorporated by reference in this document relating to ITGL, New ICO has supplied all information relating to New ICO and Teledesic has supplied all information relating to Teledesic.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
Report of Independent Public Accountants....................   F-3
Consolidated Balance Sheet as of May 15, 2000 (audited) and
  June 30, 2000 (unaudited).................................   F-4
Consolidated Statement of Operations for the period from
  March 17, 2000 (inception) to May 15, 2000 (audited) and
  June 30, 2000 (unaudited).................................   F-5
Consolidated Statement of Comprehensive Loss for the period
  from March 17, 2000 (inception) to May 15, 2000 (audited)
  and June 30, 2000 (unaudited).............................   F-6
Consolidated Statements of Changes in Stockholders' Equity
  for the period from March 17, 2000 (inception) to May 15,
  2000 (audited) and June 30, 2000 (unaudited)..............   F-7
Consolidated Statement of Cash Flows for the period from
  March 17, 2000 (inception) to May 15, 2000 (audited) and
  June 30, 2000 (unaudited).................................   F-8
Notes to Consolidated Financial Statements..................   F-9

ICO-TELEDESIC GLOBAL LIMITED
Report of Independent Public Accountants....................  F-25
Consolidated Balance Sheets as of May 15, 2000 (audited) and
  June 30, 2000 (unaudited).................................  F-26
Consolidated Statements of Operations for the period from
  February 9, 2000 (inception) to May 15, 2000 (audited) and
  June 30, 2000 (unaudited).................................  F-27
Consolidated Statements of Comprehensive Loss for the period from February 9, 2000 (inception) to May 15, 2000
  (audited) and June 30, 2000 (unaudited)...................  F-28
Statements of Changes in Stockholders' Equity for the period from February 9, 2000 (inception) to May 15, 2000
  (audited) and June 30, 2000 (unaudited)...................  F-29
Consolidated Statements of Cash Flows for the period from
  February 9, 2000 (inception) to May 15, 2000 (audited) and
  June 30, 2000 (unaudited).................................  F-30
Notes to Consolidated Financial Statements..................  F-31

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
Report of Independent Accountants...........................  F-50
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-51
Consolidated Statements of Loss and Comprehensive Loss for
  the years ended December 31, 1997, 1998, 1999 and since
  inception.................................................  F-52
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998, 1999 and since inception.........  F-53
Consolidated Statements of Changes in Shareholders' Equity
  for the years ended December 31, 1997, 1998 and 1999......  F-54
Notes to Consolidated Financial Statements..................  F-55

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
Consolidated Balance Sheet (unaudited) as of May 16, 2000...  F-85
Consolidated Statements of Loss and Comprehensive Loss
  (unaudited) for the period from January 1, 2000 to May 16,
  2000, the six months ended June 30, 1999 and for the
  period from inception to May 16, 2000.....................  F-86
Consolidated Statements of Cash Flows (unaudited) for the
  period from January 1, 2000 to May 16, 2000, the six
  months ended June 30, 1999 and for the period from
  inception to May 16, 2000.................................  F-87
Notes to Consolidated Financial Statements..................  F-88

TELEDESIC CORPORATION
Report of Independent Public Accountants....................  F-92
Consolidated Balance Sheets as of December 31, 1998 and 1999
  and June 30, 2000.........................................  F-93

                                                              PAGE
                                                              ----
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998, and 1999 and for the six months
  ended June 30, 1999 and 2000 and from June 19, 1990
  (inception) to June 30, 2000..............................  F-94
Consolidated Statements of Comprehensive Loss for the years
  ended December 31, 1997, 1998, and 1999 and for the six
  months ended June 30, 1999 and 2000 and from June 19, 1990
  (inception) to June 30, 2000..............................  F-95
Consolidated Statements of Changes in Stockholders' Equity
  (Deficit) from June 19, 1990 (inception) to June 30,
  2000......................................................  F-96
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998, and 1999 and for the six months
  ended June 30, 1999 and 2000 and from June 19, 1990
  (inception) to June 30, 2000..............................  F-97
Notes to Consolidated Financial Statements..................  F-98
All statements, amounts and disclosures of Teledesic as of
  and for the six months ended June 30, 2000 and June 30,
  1999 and from June 19, 1990 (inception) to June 30, 2000
  are unaudited

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To New ICO Global Communications (Holdings) Limited:

     We have audited the accompanying balance sheet of New ICO Global Communications (Holdings) Limited (a Delaware corporation in the development stage) as of May 15, 2000, and the related statement of operations, stockholders' equity and cash flows for the period from March 17, 2000 (inception) to May 15, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New ICO Global Communications (Holdings) Limited as of May 15, 2000, and the results of its operations and its cash flows for the period from March 17, 2000 (inception) to May 15, 2000, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Seattle, Washington
August 22, 2000

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

                           CONSOLIDATED BALANCE SHEET
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                               MAY 15,       JUNE 30,
                                                                2000           2000
                                                              ---------    ------------
                                                                           (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................   $     1      $  761,716
  Receivables...............................................     1,613          89,496
  Prepaid expenses and other current assets.................        --          27,607
                                                               -------      ----------
          Total current assets..............................     1,614         878,819
TANGIBLE FIXED ASSETS
  Property and equipment in service, net....................        --           2,475
  Property under construction...............................        --         942,496
DEPOSITS AND OTHER ASSETS...................................        --         102,242
                                                               -------      ----------
          Total assets......................................   $ 1,614      $1,926,032
                                                               =======      ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $    --      $   22,243
  Accrued expenses..........................................         -          88,077
                                                               -------      ----------
          Total current liabilities.........................        --         110,320
OTHER LONG TERM DEBT........................................        --          38,190
                                                               -------      ----------
          Total liabilities.................................        --         148,510
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 10,000,000 shares
     authorized, no shares issued and outstanding...........        --              --
  Class A common stock, $.01 par value, 600,000,000 shares
     authorized, 222 and 160,000,222 shares issued and
     outstanding at May 15, 2000 and June 30, 2000,
     respectively...........................................     4,610       1,520,352
  Class B common stock $.01 par value, 60,000,000 shares
     authorized, no shares and 31,003,382 shares issued and
     outstanding at May 15, 2000 and June 30, 2000,
     respectively...........................................        --         275,000
  Other comprehensive income................................        --           1,875
  Deficit...................................................    (2,996)        (19,705)
                                                               -------      ----------
          Total stockholders' equity........................     1,614       1,777,522
                                                               -------      ----------
          Total liabilities and stockholders' equity........   $ 1,614      $1,926,032
                                                               =======      ==========

        The accompanying notes are an integral part of these statements.

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                              MARCH 17, 2000    MARCH 17, 2000
                                                              (INCEPTION) TO    (INCEPTION) TO
                                                               MAY 15, 2000     JUNE 30, 2000
                                                              --------------    --------------
                                                                                 (UNAUDITED)
OPERATING EXPENSES:
  General and administrative................................     $ 4,609          $   26,089
  Depreciation..............................................          --                 764
                                                                 -------          ----------
          Total operating loss..............................       4,609              26,853
INTEREST INCOME, NET........................................          --              (5,332)
OTHER INCOME................................................          --                (797)
                                                                 -------          ----------
          Loss before income taxes..........................       4,609              20,724
INCOME TAX BENEFIT..........................................      (1,613)             (1,019)
                                                                 -------          ----------
          Net loss..........................................     $ 2,996          $   19,705
                                                                 =======          ==========
BASIC AND DILUTED LOSS PER SHARE............................     $13,495          $     0.24
                                                                 =======          ==========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING........        222           81,086,563
                                                                   ====           ==========

        The accompanying notes are an integral part of these statements.

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

                  CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
                             (DOLLARS IN THOUSANDS)

                                                              MARCH 17, 2000    MARCH 17, 2000
                                                              (INCEPTION) TO    (INCEPTION) TO
                                                               MAY 15, 2000     JUNE 30, 2000
                                                              --------------    --------------
                                                                                 (UNAUDITED)
NET LOSS....................................................      $2,996           $19,705
OTHER COMPREHENSIVE GAINS:
  Foreign currency translation adjustments..................          --            (1,875)
                                                                  ------           -------
  Comprehensive loss........................................      $2,996           $17,830
                                                                  ======           =======

        The accompanying notes are an integral part of these statements.

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
         (PERIOD FROM MAY 16, 2000 THROUGH JUNE 30, 2000 IS UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                COMMON STOCK
                                    -------------------------------------
                                       SHARES OUTSTANDING                       OTHER                      TOTAL
                                    ------------------------                COMPREHENSIVE              STOCKHOLDERS'
                                      CLASS A      CLASS B       AMOUNT        INCOME       DEFICIT       EQUITY
                                    -----------   ----------   ----------   -------------   --------   -------------
BALANCE AT INCEPTION, March 17,
  2000............................
Initial issuance of Class A common
  stock for cash..................          222                $        1                               $        1
Stock-based compensation..........                                  4,609                                    4,609
Net loss for the period from March
  17, 2000 (inception) to May 15,
  2000............................                                                          $ (2,996)       (2,996)
                                    -----------   ----------   ----------      ------       --------    ----------
BALANCE, MAY 15, 2000.............          222           --        4,610          --         (2,996)        1,614
Securities as part of acquisition
  of Old ICO assets:
  Issuance of Class A common stock
    and options to acquire Class A
    common stock..................   93,000,000                   674,413                                  674,413
  Issuance of Class B common
    stock.........................                31,003,382      275,000                                  275,000
  Class A common stock committed
    to distribution partners......                                 16,720                                   16,720
  Issuance of Warrants to acquire
    Class A common stock..........                                120,000                                  120,000
Stock-based compensation..........                                  4,609                                    4,609
Issuance of Class A common stock
  for cash........................   67,000,000                   700,000                                  700,000
Net loss and other comprehensive
  income for the period from May
  16, 2000 to June 30, 2000.......                                              1,875        (16,709)      (14,834)
                                    -----------   ----------   ----------      ------       --------    ----------
BALANCE, JUNE 30, 2000
  (unaudited).....................  160,000,222   31,003,382   $1,795,352      $1,875       $(19,705)   $1,777,522
                                    ===========   ==========   ==========      ======       ========    ==========

        The accompanying notes are an integral part of these statements.

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                              MARCH 17, 2000    MARCH 17, 2000
                                                              (INCEPTION) TO    (INCEPTION) TO
                                                               MAY 15, 2000     JUNE 30, 2000
                                                              --------------    --------------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $  (2,996)        $  (19,705)
  Adjustments to reconcile net loss to cash used in
     operating activities:
     Stock-based compensation...............................        4,609              9,218
     Depreciation...........................................           --                764
     Unrealized foreign exchange gain.......................           --               (185)
  Proceeds from launch insurance............................           --            145,000
  Other changes in certain assets and liabilities --
     Receivables............................................       (1,613)            (8,529)
     Prepaid and other current assets.......................           --              6,903
     Accounts payable.......................................           --            (10,778)
     Accrued expenses.......................................           --              9,042
     Accrued interest payable...............................           --                569
     Other non-current liabilities..........................           --               (224)
                                                                ---------         ----------
       Net cash provided by operating activities............           --            132,075
                                                                ---------         ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of net assets of Old ICO net of cash acquired
     of $57,600.............................................           --            (59,974)
  Investment in tangible property and equipment under
     construction...........................................           --               (356)
  Investment in tangible property and equipment in
     service................................................           --                (14)
  Net investment in deposits and other assets...............           --             (9,675)
                                                                ---------         ----------
       Net cash used in investing activities................           --            (70,019)
                                                                ---------         ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sales of Class A common stock...............            1            700,001
                                                                ---------         ----------
       Net cash provided by financing activities............            1            700,001
EFFECT OF FOREIGN CURRENCY TRANSLATION......................           --               (341)
                                                                ---------         ----------
       Net increase in cash and cash equivalents............            1            761,716
CASH AND CASH EQUIVALENTS, beginning of period..............           --                 --
                                                                ---------         ----------
CASH AND CASH EQUIVALENTS, end of period....................    $       1         $  761,716
                                                                =========         ==========
SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest....................................    $      --         $       --
                                                                =========         ==========
  Cash paid for taxes.......................................    $      --         $       11
                                                                =========         ==========
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
  The following securities of New ICO arose from the
     acquisition of Old ICO's net assets:
     93,000,000 Class A common shares and options to acquire
       56,000,000 Class A common shares issued..............    $      --         $  674,413
     31,003,382 Class B common shares issued................           --            275,000
     1,600,000 Class A common shares committed to
       distribution partners................................           --             16,720
     50,000,000 Warrants issued to acquire Class A common
       shares...............................................           --            120,000
                                                                ---------         ----------
                                                                $      --         $1,086,133
                                                                =========         ==========

        The accompanying notes are an integral part of these statements.

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         MAY 15, 2000 AND JUNE 30, 2000
(AMOUNTS AND DISCLOSURES AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO
                          JUNE 30, 2000 ARE UNAUDITED)

 1. ORGANIZATION AND BUSINESS

     The consolidated interim financial statements include the accounts of New ICO Global Communications (Holdings) Limited ("New ICO"), a development stage company and its subsidiaries (collectively referred to as the Corporation). New ICO was incorporated in Delaware on March 17, 2000. New ICO was organized to purchase the net assets of ICO Global Communications (Holdings) Limited ("Old ICO") on its emergence from chapter 11 bankruptcy and engage in a program which is expected to secure the additional funding required to complete the ICO communications system (the "ICO Network"). This may include additional equity, high yield debt, bank credit facilities and vendor financing. New ICO expects to offer global data and voice telecommunications services from both fixed and mobile locations worldwide. As discussed in Note 2, New ICO acquired the net assets of Old ICO on May 17, 2000.

     The Corporation plans to assemble the global telecommunications networks, distribution capabilities and operations systems required to be a leading provider of global data and enhanced voice services. The Corporation is developing and commercializing a medium earth orbit, MEO, satellite-based global communications service. The ICO Network will be a fully integrated end-to-end system consisting of a space segment and ground network (the "ICONET"). The ICO Network is designed to offer high-quality wireless voice telephony and data services virtually anywhere in the world. The service offered will be complementary to terrestrial fixed and mobile services, with which it will interconnect, and will allow customers to roam across terrestrial fixed and mobile networks around the world. The Corporation does not expect to commence commercial operations of the ICO Network until 2003.

 2. CREATION OF NEW ICO AND ACQUISITION OF OLD ICO ASSETS

     New ICO was established in accordance with the terms of a definitive agreement ("the Agreement") dated February 4, 2000 between Eagle River Investments LLC and Old ICO in contemplation of the emergence of Old ICO from bankruptcy. During the period from March 17, 2000 (inception of New ICO) and May 16, 2000, New ICO was wholly owned by ICO-Teledesic Global Limited ("ITGL").

     As required by the Agreement, a private placement offering of 67 million Class A shares of common stock in New ICO was concluded on May 17, 2000. On that date, offering proceeds of $700 million were deposited with New ICO to facilitate its acquisition of the net assets of Old ICO and continue the development of the ICO Network. This offering included $577.1 million from ITGL.

     New ICO acquired the net assets of Old ICO on May 17, 2000 for a total purchase price of $1,203.7 million, comprising common stock, warrants and options in New ICO with an aggregate fair value of $1,086.1 million and cash of $117.6 million as outlined below:

     - Between February 9 and May 16, 2000, ITGL advanced Old ICO an aggregate $275 million under a Debtor-in-Possession (DIP) credit agreement, and Eagle River and several unrelated investors advanced an aggregate $225 million to Old ICO under another DIP facility.

     - On May 17, 2000 as New ICO acquired the net assets of Old ICO, ITGL's DIP advances of $275 million were converted into 31 million shares of Class B common stock in New ICO. Holders of Class B common stock are entitled to ten votes per share.

     - Also on May 17, 2000, the other DIP advances of $225 million were converted into 50 million shares of Class A common stock in New ICO, an option to purchase 16 million Class A shares of New ICO at $10.45 per share exercisable over a five year term commencing May 16, 2000, and an option to purchase 40 million Class A shares of New ICO at $12.50 per share exercisable for a two year term commencing May 16, 2003. Holders of Class A common stock are entitled to one vote per share.

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         MAY 15, 2000 AND JUNE 30, 2000
(AMOUNTS AND DISCLOSURES AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO
                          JUNE 30, 2000 ARE UNAUDITED)

     - A further 43 million Class A common shares of New ICO were issued to former creditors and shareholders of Old ICO as part of the purchase consideration for the net assets of Old ICO.

     - The former creditors of Old ICO received 20 million warrants to acquire Class A common shares of New ICO at $30 per share exercisable for a six year period commencing May 16, 2000 and the former equity stakeholders of Old ICO also received 30 million warrants to acquire Class A common shares of New ICO at $45 per share exercisable for a six year term commencing May 16, 2000. The aggregate value of these warrants was recorded at $120 million. The Company is in the process of refining this calculation.

     - A group of Old ICO distribution partners will receive 1.6 million shares of Class A common stock of New ICO valued at $16.7 million.

     All of the share numbers have been adjusted to reflect the New ICO 1-for-1 stock dividend on July 24, 2000.

     A summary of the total cost of acquisition of the Old ICO net assets follows:

                                                              (IN MILLIONS)
Class B common shares of New ICO issued for DIP financing by
  ITGL......................................................    $  275.0
Class A common shares of New ICO issued and options granted
  to acquire New ICO Class A common shares for DIP
  financing.................................................       225.0
Class A common shares of New ICO issued to former creditors
  and shareholders of Old ICO...............................       449.4
Warrants to acquire shares of New ICO Class A common stock
  issued to former creditors and shareholders of Old ICO....       120.0
Distributor shares of Class A common stock..................        16.7
                                                                --------
                                                                 1,086.1
Cash given to Old ICO.......................................       117.6
                                                                --------
     Total cost of net assets acquired from Old ICO.........    $1,203.7
                                                                ========

     New ICO's cash cost to acquire the net assets of Old ICO is summarized as follows:

                                                              (IN MILLIONS)
Cash given to Old ICO.......................................      $117.6
Less cash acquired from Old ICO.............................       (57.6)
                                                                  ------
  Cash cost of acquisition of Old ICO.......................      $ 60.0
                                                                  ======

     ITGL continues to maintain a controlling interest in New ICO after the New ICO Class A common share offering and the New ICO equity issues related to the acquisition of the Old ICO net assets.

     The acquisition of Old ICO's assets has been accounted for using the purchase method of accounting. Accordingly, the total cost has been preliminarily allocated to the assets purchased and the liabilities assumed based upon the respective fair values at the date of acquisition. The aggregate fair values at the date of acquisition exceeded the purchase price by $1,585 million. In accordance with APB 16, the negative goodwill generated has been used to proportionately reduce the carrying values of non-current assets acquired. This resulted in the carrying value of property under construction being reduced by $1,016 million for space segment assets and $554 million for ground segment assets. The Corporation is still completing the calculation of the final purchase price and its allocation.

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         MAY 15, 2000 AND JUNE 30, 2000
(AMOUNTS AND DISCLOSURES AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO
                          JUNE 30, 2000 ARE UNAUDITED)

     The following unaudited pro forma information presents a summary of the combined results of operations on New ICO and Old ICO as if the acquisition had occurred on January 1, 1999:

                                                                            SIX MONTHS ENDED
                                                          YEAR ENDED            JUNE 30,
                                                      DECEMBER 31, 1999           2000
                                                      ------------------    -----------------
                                                      (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Revenues............................................       $   0.0               $  0.0
Operating expense...................................       $ 124.7               $ 52.2
Net loss............................................       $ 108.2               $ 47.7
Loss per share......................................       $  0.57               $ 0.25

 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation and Basis of Presentation

     The consolidated interim financial statements of New ICO include the operations of New ICO from March 17, 2000 (inception) and the operations of the subsidiary companies of New ICO from May 17, 2000, date of acquisition, through June 30, 2000. These consolidated interim financial statements include 100% of the assets, liabilities and results of operations of subsidiaries, all of which are wholly owed. All significant inter-company accounts and transactions have been eliminated. All information in these financial statements is in United States Dollars unless otherwise stated. These financial statements have been prepared in accordance with United States generally accepted accounting principles.

     In the opinion of management, the accompanying unaudited consolidated interim financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position of the Corporation as of June 30, 2000, and the results of its operations and cash flows for the period from March 17, 2000 (inception) through June 30, 2000. These consolidated interim financial statements are unaudited, and do not include all related footnote disclosures that would be necessary in year end audited financial statements. The results of operations for the period from March 17, 2000 (inception) through June 30, 2000 are not necessarily indicative of the results of operations expected in the future.

     The audited consolidated financial statements as of and for the period ended May 15, 2000, have been included to comply with SEC Rule 3-01 which requires audited financial statements within a period no more than 135 days prior to the initial filing of the registration statement.

  Development Stage Corporation

     The Corporation is a development-stage corporation as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," and will continue to be so until it commences commercial operations of the ICO Network.

     Future operating results will be subject to significant business, economic, regulatory, technical and competitive uncertainties and contingencies. The development of the components of the ICO Network is a complex undertaking and there can be no assurance that cost overruns or a delay in deployment of the ICO Network will not occur. Depending on their extent and timing, these factors, individually or in the aggregate, could have an adverse effect on the Corporation.

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         MAY 15, 2000 AND JUNE 30, 2000
(AMOUNTS AND DISCLOSURES AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO
                          JUNE 30, 2000 ARE UNAUDITED)

  Cash and Cash Equivalents

     Cash equivalents consist of highly liquid, short-term investments with a maturity of three months or less when purchased but exclude restricted cash deposits. The Corporation places its excess cash in high credit quality financial institutions.

  Marketable Securities

     Marketable securities are classified as available-for-sale under Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As such, the Corporation's marketable securities are stated at fair value, with unrealized gains and losses reported as a component of other comprehensive income (loss). Dividend and interest income (expense). The cost of securities sold is based on the specific identification method.

  Tangible fixed assets

     Property and equipment in service: Property and equipment in service is recorded at cost. This comprises leasehold improvements, furnishings, office equipment and computer equipment.

     Property under construction: Property under construction includes all costs incurred in the design, manufacture, test and launch of twelve satellites ("space segment") and the satellite access nodes, tracking and telemetry, network management and other communications equipment that comprise third-party construction and engineering costs but also include certain internal engineering costs directly attributable to the design and construction of the ICO Network and for management and control of external production, plus interest expense that has been capitalized in relation to the construction of the assets.

     ICO network costs will be classified as "property and equipment in service" and depreciated when they become operational and are placed in service following the commencement of commercial operations. Only the costs of constructing successfully deployed satellites will be transferred to "property and equipment in service"; any losses resulting from unsuccessful launches or satellite failures are recognized as incurred, with any insurance proceeds related to such losses recorded concurrently.

     Impairment: The Corporation reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets might not be recoverable in accordance with the provisions of Statement of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flow is less than the carrying amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset.

     Following the acquisition of the assets of Old ICO, the carrying value of property under construction was reduced by $1.6 billion to reflect the allocation of negative goodwill to non-current assets.

     Depreciation: Leasehold improvements are depreciated over the shorter of the lease term and the assets estimated useful life on a straight-line basis. Other in-service assets are depreciated over their estimated useful lives (3 years) on a straight-line basis.

     Property under construction will be depreciated when placed in service following the commencement of commercial operations by the Corporation. It is anticipated that satellites will be depreciated on an ass-by-asset basis over their remaining estimated useful lives at commencement of commercial mobile satellite service operations, a period of between 10 and 12 years.

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         MAY 15, 2000 AND JUNE 30, 2000
(AMOUNTS AND DISCLOSURES AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO
                          JUNE 30, 2000 ARE UNAUDITED)

     The remaining ICO Network assets will be depreciated over their remaining estimated useful lives at the commencement of commercial mobile satellite services operations, generally a period of between 2 and 10 years, with certain longer-life assets, such as buildings, being depreciated over lives of up to 40 years.

  Deposits and other assets

     Deposits and other assets consist primarily of advances on long-term contracts for space and ground operations and are carried at cost.

  Foreign currency transactions and translation

     The functional currency for the Corporation's operations is United States dollars. The Corporation translates its subsidiary activity at the average exchange rate prevailing during the period. Assets and liabilities denominated in foreign currencies are restated at the exchange rates prevailing at the balance sheet date. Exchange differences arising on the translation of assets and liabilities are recorded as a component of stockholder's equity. Transaction gains and losses on foreign currency balances are recorded in the consolidated statements of comprehensive loss. The net transaction gains included in the loss for the period from March 17, 2000 (inception) through June 30, 2000 were $0.8 million. No such loss was incurred prior to May 15, 2000.

  Comprehensive Loss

     The Corporation discloses Comprehensive Loss in accordance with SFAS No. 130, "Reporting Comprehensive Income". This statement established rules for the reporting of comprehensive loss and its components. Comprehensive loss consists of net loss, foreign currency translation adjustments, and unrealized gains and losses on marketable securities available-for-sale and is presented as a separate consolidated statement of comprehensive loss.

  Stock-Based Compensation

     The Corporation has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) and applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its employee stock-based compensation plans.

  Research and Development

     Research and development costs are expensed as incurred.

  Income Taxes

     The Corporation accounts for income taxes using the asset and liability method under SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Loss Per Share

     The Corporation calculates loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share". Basic loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during each period. Diluted loss per

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         MAY 15, 2000 AND JUNE 30, 2000
(AMOUNTS AND DISCLOSURES AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO
                          JUNE 30, 2000 ARE UNAUDITED)

share is computed by dividing net loss by dilutive potential shares of common stock. Dilutive potential shares of common stock are calculated in accordance with the treasury stock method which assumes that proceeds from the exercise of all options and warrants are used to repurchase shares of common stock at market value. The amount of shares remaining after the proceeds are exhausted represents the potentially dilutive effect of the securities. There are no potentially dilutive shares outstanding at May 15, 2000 or June 30, 2000.

  Capitalized interest

     Interest costs relating to debt incurred during the construction of the ICO Network are capitalized. Total interest costs incurred and capitalized for the period from March 17, 2000 (inception) through June 30, 2000 were $0.6 million. No interest was capitalized prior to May 15, 2000.

  Forward contracts

     Unrealized gains and losses related to forward contracts are deferred and included in the measurement of the related transaction, when the hedged transaction occurs.

  Use of Estimates

     The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Estimates are used when accounting for depreciation, taxes and contingencies, among others. Actual results could differ from those estimates.

  Recently issued accounting standards

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as a part of hedge transaction and, if it is, the type of hedge transaction. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. We are currently reviewing the impact of this statement on its financial statements and results of operations.

     In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin 101 (SAB 101), "Revenue Recognition in Financial Statements." This pronouncement summarized certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition. We are required to adopt SAB 101 for the year ended December 31, 2000. We believe our revenue recognition practices are in conformity with the guidelines in SAB 101.

     In March 2000, the FASB released FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25," which provides clarification of Opinion 25 for certain issues such as the determination of an employee, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. We believe that our practices are in conformity with this guidance, and therefore Interpretation No. 44 will have no impact on our financial statements.

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         MAY 15, 2000 AND JUNE 30, 2000
(AMOUNTS AND DISCLOSURES AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO
                          JUNE 30, 2000 ARE UNAUDITED)

 4. RECEIVABLES

                                                              AS OF MAY 15,    AS OF JUNE 30,
                                                                  2000              2000
                                                              -------------    --------------
                                                                      (IN THOUSANDS)
Insurance proceeds receivable...............................     $   --           $80,000
Income taxes................................................      1,613             1,361
Other.......................................................         --             8,135
                                                                 ------           -------
          Total receivables.................................     $1,613           $89,496
                                                                 ======           =======

     The carrying values of all categories of current assets approximate fair value.

 5. TANGIBLE FIXED ASSETS

                                                            AS OF MAY 15,    AS OF JUNE 30,
                                                                2000              2000
                                                            -------------    --------------
                                                                    (IN THOUSANDS)
Property and equipment in service
  Office equipment, furniture and leasehold improvements
     at cost..............................................       $--            $  3,239
  Less: accumulated depreciation..........................        --                (764)
                                                                 ---            --------
          Total property and equipment in service, net....        --            $  2,475
                                                                 ---            --------
Property under construction
  Space segment...........................................        --            $598,060
  Ground segment including ICONET.........................        --             344,436
                                                                 ---            --------
          Total property under construction, at cost......       $--            $942,496
                                                                 ---            --------

     Property under construction at June 30, 2000 also included land at cost of $2.6 million and buildings not yet placed in service at cost of $2.5 million.

 6. DEPOSITS AND OTHER ASSETS

                                                            AS OF MAY 15,    AS OF JUNE 30,
                                                                2000              2000
                                                            -------------    --------------
                                                                    (IN THOUSANDS)
Advances on long-term contracts...........................       $--            $ 97,730
Other.....................................................        --               4,512
                                                                 ---            --------
          Total deposits and other assets.................       $--            $102,242
                                                                 ---            --------

 7. ACCRUED EXPENSES

                                                            AS OF MAY 15,    AS OF JUNE 30,
                                                                2000              2000
                                                            -------------    --------------
                                                                    (IN THOUSANDS)
Long term contract accruals...............................       $--            $ 66,873
Accrued payroll and employee benefits.....................        --               3,937
Accrued interest..........................................        --               1,138
Accrued income taxes......................................        --               4,429
Other.....................................................        --              11,700
                                                                 ---            --------
          Total accrued expenses..........................       $--            $ 88,077
                                                                 ---            --------

     The carrying values of all categories of accounts payable and accrued expenses approximate fair value.

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         MAY 15, 2000 AND JUNE 30, 2000
(AMOUNTS AND DISCLOSURES AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO
                          JUNE 30, 2000 ARE UNAUDITED)

 8. RELATED PARTIES

     The Corporation considers related parties to be its principal shareholders and their affiliates. The Corporation entered into the acquisition of the net assets of Old ICO with its principal shareholder and its affiliate as described in Note 2. The Corporation has not entered into any material transactions with its Directors or Executive Officers.

 9. OTHER LONG TERM DEBT

     At June 30, 2000, the Corporation had an operator credit facility of $38.2 million relating to the acquisition of ICONET assets for the South African satellite access node ("SAN"). The facility matures on March 31, 2010 and has an associated interest rate of 11.5%.

10. STOCKHOLDERS' EQUITY

     New ICO has two classes of common stock -- Class A and Class B. The rights of the Class A and Class B holders are identical, except with respect to voting and conversion rights. Holders of Class A shares are entitled to one vote per share. Holders of Class B shares are entitled to ten votes per share. Each Class B share is convertible into one Class A share at the holder's option. Additionally, each Class B share will automatically convert into one Class A share if the holder transfers the Class B share except in limited circumstances as governed by the stockholders' agreement.

     In October 1999, a principal stockholder of both ITGL, New ICO and Teledesic entered into an agreement with an executive of Teledesic. Pursuant to this agreement, the executive received the right to put certain shares of Teledesic the executive owned or had fully vested exercisable options to purchase, to the Stockholder. In return for the right, which vests in four equal tranches, the executive had to perform certain services, primarily related to New ICO's purchasing of Old ICO's assets out of chapter 11 bankruptcy proceedings, as defined in the agreement. During this time the executive devoted substantially all of his efforts to these services to New ICO. The put price was $18.50 per share and the Executive had an average exercise price of $0.06 per share, resulting in $18.4 million of compensation expense. Pursuant to SEC Staff Accounting Bulletin No. 79, the first tranche of $4.6 million vested prior to the formation of New ICO and was recorded by Teledesic while the remaining tranches were, or will be, recorded by New ICO, as New ICO is the entity receiving the principal benefit after its formation. The second tranche was earned and recorded by May 15, 2000, the third tranche was earned and recorded by June 30, 2000 and the final tranche will be recorded when it is earned, which is expected to be in late 2000.

     As ITGL's business plan differs significantly from Old ICO's original business plan, ITGL plans to enter into new distribution, interconnection and SAN operator arrangements. To facilitate obtaining such new arrangements, on or prior to June 30, 2001, up to an aggregate 9 million New ICO Class A shares will be issued.

     Each Old ICO distribution partner that entered into a memorandum of agreement ("Distribution MOA") prior to May 17, 2000 which agreed to terminate any existing pre-launch agreement and set forth a basis, if any, upon which the parties agreed to enter into non-binding negotiations for a distribution agreement consistent with New ICO's strategy was entitled to receive 50,000 New ICO Class A shares. Prior to May 17, 2000, 32 Old ICO distribution partners had entered into Distribution MOA's and were therefore entitled to 50,000 New ICO Class A shares each, with an estimated fair value of $10.45 per shares. The resulting charge of $16.7 million has been included in the purchase price of the Old ICO net assets.

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         MAY 15, 2000 AND JUNE 30, 2000
(AMOUNTS AND DISCLOSURES AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO
                          JUNE 30, 2000 ARE UNAUDITED)

     Each Old ICO distribution partner that then enters into a definitive binding distribution agreement with New ICO prior to June 30, 2001 will, in addition, receive 150,000 New ICO Class A shares.

     Old ICO distribution partners that had not previously signed a Distribution MOA but do enter a definitive binding distribution agreement with New ICO prior to June 30, 2001 will be entitled to receive 100,000 New ICO Class A shares.

     Parties who enter into modifications to, or who enter into new, SAN operations and maintenance, interconnection and related agreements with New ICO will also qualify to receive New ICO Class A shares, the terms and conditions to be determined by New ICO.

     The fair value at date of issue of shares to distributors will be amortized as a cost of sales over the distribution agreement term.

     In the event any of the 9 million shares have not been issued by June 30, 2001, they will become adjustment shares available for distribution to the creditors of Old ICO. If issued these shares will be recorded as purchase price at their fair value upon issuance in 2001.

     At June 30, 2000 no definitive binding distribution agreements or modifications to SAN operations and maintenance, interconnection or related agreements had been finalized.

     All share amounts above have been adjusted for New ICO's 1-for-1 stock dividend on July 24, 2000.

11. INCOME TAXES

                                                              FOR THE PERIOD FROM INCEPTION TO:
                                                              ----------------------------------
                                                               MAY 15, 2000       JUNE 30, 2000
                                                              ---------------    ---------------
                                                              (IN THOUSANDS)     (IN THOUSANDS)
Non-recoverable foreign taxation............................      $    --            $   342
Income taxes recoverable....................................       (1,613)            (1,361)
                                                                  -------            -------
          Net recovery for income taxes.....................      $(1,613)           $(1,019)
                                                                  =======            =======

     The tax basis of the tangible assets acquired from Old ICO at May 17, 2000, as described in Note 2, exceeds New ICO's cost by $1,585 million. However, no deferred tax asset has been recorded because these tangible assets are domiciled in a tax haven jurisdiction.

12. LEASE COMMITMENTS

     The Corporation leases office space under rental agreements accounted for as operating leases. The total rent expense under operating leases was approximately $0.4 million for the period from March 17, 2000 (inception) through June 30, 2000.

     At June 30, 2000 the scheduled minimum future lease payments under non-cancelable operating leases were as follows:

                                               (IN THOUSANDS)
July 1, 2000 through December 31, 2000.......     $ 1,342
2001.........................................       2,548
2002.........................................       2,616
2003.........................................       2,628
2004.........................................       2,809
2005.........................................       1,627
After 2005...................................          --
                                                  -------
                                                  $13,570
                                                  -------

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         MAY 15, 2000 AND JUNE 30, 2000
(AMOUNTS AND DISCLOSURES AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO
                          JUNE 30, 2000 ARE UNAUDITED)

13. COMMITMENTS AND CONTINGENCIES

     In connection with the development of the ICO Network, the Corporation has assumed certain contracts with manufacturers and service providers for, among other things, satellite equipment, satellite launch services and construction of the ICONET from Old ICO.

     All payments made by the Corporation in respect of its principal contracts are recorded as "Tangible fixed assets: Property under construction", except for certain payments in advance which are included in "Deposits and other assets".

     Following Old ICO's petition for protection under Chapter 11, its management entered into discussions with certain vendors concerning re-negotiation of the terms of various contracts, including some of the contracts described below. The management of the Corporation is continuing these negotiations.

  Space Segment Contracts

     The Corporation has entered into two agreements with Hughes: the Satellite Contract and the Launch Services Contract, which are fixed-price contracts comprising substantially all of the Corporation's investment in the space segment of the ICO Network.

  Satellite Contract

     Under the terms of the agreement between Hughes Electronic Corporation and its subsidiary Hughes Space and Communications International Inc. ("Hughes") and ICO Global Communications (Operations) Limited ("Operations") ("the Satellite Contract"), Hughes has agreed to design, develop, manufacture, test and deliver twelve satellites and associated telemetry, tracking and control ("TT&C") equipment for a total cost of approximately $1.4 billion according to a delivery schedule set forth in the Satellite Contract. The delivery schedule in the Satellite Contract was initially modified in 1999 following Operations' petition for protection under Chapter 11, to reflect stipulations and agreements ("the stipulations") between Operations and Hughes as approved by the United States Bankruptcy Court. It is expected that the schedule will be further modified as part of the amendment to the Satellite Contract described below. The Satellite Contract was assumed following Old ICO's emergence from bankruptcy.

     Title to and risk of loss of a satellite will pass from Hughes to Operations at the time of launch of each satellite or upon expiration of a five-year warranty period, whichever is earlier. Under certain circumstances, Hughes will reacquire risk of loss to a satellite if a launch attempt is terminated prior to lift-off. With certain exceptions, Hughes is responsible for securing all licenses, approvals and consents as may be required for performance of the Satellite Contract.

     Operations is obligated to pay for the services provided under the Satellite Contract in progress payments according to a milestone payment plan, as amended by the stipulations, with payments due 15 days after completion of the applicable milestone. In July 1999, Hughes and Operations entered into an agreement whereby Hughes agreed to defer milestone payments totaling $61.6 million due for payment July through September until September 15, 1999. This amount was settled after Old ICO's emergence from bankruptcy on May 17, 2000 together with administrative claims for the post petition period. The total cure payment was $77.3 million. As of June 30, 2000 $1,142.8 million had been paid to Hughes in respect of this contract. The contract also provides in specific instances for incentive payments to be earned by Hughes in addition to the agreed contract price.

     Subject to certain exceptions, the Corporation bears the risk (including additional costs, if any) resulting from excusable delays under the Satellite Contract, as well as risk of loss for satellites once placed in orbit. An excusable delay is a delay in performance caused by any event which is beyond the reasonable control and without the fault or negligence of Hughes and its affiliates, subcontractors and

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         MAY 15, 2000 AND JUNE 30, 2000
(AMOUNTS AND DISCLOSURES AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO
                          JUNE 30, 2000 ARE UNAUDITED)

agents. There can be no assurance that events constituting excusable delays will not arise or, if any event constituting excusable delay does arise, that it will be resolved on terms that are not materially adverse to the Corporation.

     The Satellite Contract may be terminated for convenience and upon the occurrence of certain events of default. If the Satellite Contract is terminated by the Corporation for convenience or is terminated by Hughes because of a Corporation default, the Corporation is obligated to pay for the cost of all work performed by Hughes up to the date of the termination, and to pay for costs associated with the termination, all non-refundable pre-payments and certain profits and other amounts for uncompleted work. If Hughes defaults on the entire Satellite Contract, all payments made thereunder are refundable and no further payments are due by the Corporation. If Hughes defaults on the Satellite Contract in part, the contract price is reduced by the price of the work in respect of which Hughes has defaulted. In this case, Hughes is also obligated to make a payment to the Corporation for the amount in excess of the costs of reprocurement of the work in respect of which Hughes has defaulted, up to a maximum of 40% of the value of that defaulted-upon work. In the event of default by Hughes under the Satellite Contract, there can be no assurance that the Corporation will be able to find a substitute provider in a timely manner or on economically acceptable terms.

     Hughes agrees to indemnify the Corporation for claims of infringement of any intellectual property rights arising under the Satellite Contract. The Corporation agrees to indemnify Hughes for claims based on the allegation that the Hughes satellites, as components of a larger system, infringe any intellectual property rights. Subject to certain qualifications, each party will indemnify the other for claims for damage to property or personal injury based upon any occurrence prior to the arrival of a satellite at the launch site, to the extent caused by a negligent act or omission by that party. The Corporation shall indemnify Hughes against all third party claims based upon occurrences after a launch attempt.

     Under the terms of the Satellite Contract, the maximum aggregate liquidated damages payments by Hughes for late delivery are $100 million. Of the total cost of $1.4 billion, approximately $135 million is classified as satellite performance payments which may be reduced in amount for less than satisfactory satellite operation, to be determined in accordance with the satellite technical specifications. Neither party has liability, whether in tort, contract or otherwise, for special, consequential or punitive damages, including economic loss or loss of profit, arising from breach of the Satellite Contract.

     The Satellite Contract includes an option pursuant to which the Corporation may direct Hughes to manufacture, test, deliver and provide launch services for a thirteenth satellite and further satellites.

     The Corporation has renegotiated certain terms of the Satellite Contract with Hughes, including a modification of the satellite design to mitigate the effects of certain troposcatter and radar interference conditions, a right to purchase additional satellites, and a modification to the liquidated damages and performance incentives. A Memorandum of Agreement between Hughes and Operations setting out the negotiated terms was approved by the Court and effective following the Debtor's exit from Chapter 11. The parties are close to agreeing to an amendment to the satellite contract to reflect these re-negotiated terms and the order of additional spacecraft.

  Launch Services Contract

     Under the terms of a launch services supply and management contract between ICO Global Communications (Operations) Limited and Hughes ("the Launch Services Contract"), Hughes has agreed to provide launch services to the Corporation for a total consideration of approximately $949.5 million. This contract was assumed following Old ICO's emergence from bankruptcy. Under the Launch Services Contract, Hughes is to effect the supply of launch services and the overall management

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         MAY 15, 2000 AND JUNE 30, 2000
(AMOUNTS AND DISCLOSURES AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO
                          JUNE 30, 2000 ARE UNAUDITED)

of launch service agreements for launch of twelve satellites. Launch services are to be provided pursuant to long-term agreements between Hughes and Lockheed Martin Commercial Launch Services, Lockheed Krunichev-Energia International, McDonnell Douglas Corporation (now The Boeing Company) and Sea Launch Limited Partnership. Hughes is responsible for day-to-day management activities related to the procurement of launch services and for monitoring all work in progress.

     The Launch Services Contract provides that Hughes shall secure all permits, licenses, approvals and consents as may be required to effect the provision and scheduling of the launch of each satellite with the relevant launch provider and, as may be required, for the provision of each relevant launch service.

     The Launch Services Contract provides that the Corporation is obligated to pay for the foregoing services according to a milestone payment plan, as amended by the stipulations. The payments are to be made 15 days after the occurrence of applicable milestones. Under the stipulations, Operations agreed to pay $80 million to Hughes during the period November 1, 1999 to April 30, 2000 and as of June 30, 2000, aggregate payments to Hughes of $635.1 million or 67% of the contract value had been made. The Corporation is responsible for any amount payable by Hughes to a launch service provider to effect a substitution, acceleration or postponement of a launch service at the Corporation's request.

     There is no provision for excusable delay in the Launch Services Contract. If excusable delay occurs in the Satellite Contract and, as a result, the late delivery of a satellite causes a delay in the Launch Services Contract, the Launch Services Contract provides that there may be an equitable adjustment to the time for the performance of the affected obligations thereunder. There can be no assurance that the Corporation will not be delayed in its launch timetable due to the failure of Hughes to deliver satellites on a timely basis or for other reasons.

     Among other things, the breach by Hughes of a material term of the Launch Services Contract, the Satellite Contract or a launch service agreement which causes any launch service to be terminated, or default by the relevant launch service provider, shall constitute an event of default by Hughes under the Launch Services Contract. The Corporation has the right to direct Hughes to terminate any launch service in the event of default by the relevant launch service provider, in which case the Corporation is entitled to receive a refund of payments made for that launch service and reimbursement for reprocurement fees up to $10 million. Failure by the Corporation to make any payment, termination of the Satellite Contract for any reason other than default by Hughes, or termination by a launch service provider because of the Corporation's failure to make payment, among other things, constitute events of default by the Corporation under the Launch Services Contract. In the event of default by Hughes under the Launch Services Contract, there can be no assurance that the Corporation will be able to procure replacement services in a timely manner or on economically acceptable terms.

     Subject to certain qualifications, with respect to each launch, each party under the Launch Services Contract will indemnify the other for claims for damages to property or personal injury based upon any occurrence prior to arrival of a satellite at the launch site, to the extent caused by a negligent act or omission of that party. The Corporation shall indemnify Hughes against all third party claims based upon occurrences after a launch attempt or arising from any misrepresentation by the Corporation in connection with the Launch Services Contract.

     The Launch Services Contract provides that Hughes shall not be liable to the Corporation for any payment which originates from a launch service provider, including the refund of payments associated with a terminated launch, until Hughes has received the corresponding payment from the relevant launch service provider. Neither party to the Launch Services Contract is liable to the other under any theory of

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         MAY 15, 2000 AND JUNE 30, 2000
(AMOUNTS AND DISCLOSURES AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO
                          JUNE 30, 2000 ARE UNAUDITED)

contract, tort or other legal or equitable remedy for special, punitive or consequential damages, including, but not limited to, lost revenues or economic loss.

     The Corporation may terminate a launch service at its option, in which case it shall be liable to Hughes for an amount up to 101% of the value of the launch service plus up to $2.3 million, depending on when the termination occurs. The Corporation bears the risk of loss for any satellite launched under the Launch Services Contract.

     In a Memorandum of Agreement signed by Hughes and Operations and approved by the bankruptcy court, the parties made certain modifications and additions to the launch contract relating to management of the launch providers. The parties have continued to have discussions between themselves and with launch providers about potential changes to the existing launch manifest.

  ICONET Supply Contract

     ICO Global Communications (Operations) Limited entered into a supply agreement for the ICONET ("the ICONET Supply Contract") with NEC Corporation of Japan ("NEC") as prime contractor relating to the design, manufacture, construction, delivery, installation, integration and testing of the ICONET ground facilities together with a demonstration of the functioning of the ICO Network as a whole. The ICONET Supply Contract was subsequently assigned by these parties to ICO Global Communications Holdings BV and a group of companies led by NEC (including Hughes Network Systems and Ericsson Telecommunications Limited)("ICONET Suppliers") respectively and assumed by New ICO following Old ICO's emergence from bankruptcy. As of June 30, 2000 the contract price was approximately $759.8 million, plus a further sum of approximately $21.5 million in respect of freight and insurance, to be paid in installments that are time-based and according to certain milestones set forth in the ICONET Supply Contract. The payment schedule was amended during the year ended December 31, 1999 when, following Holdings' and Holding BV's petitions for protection under Chapter 11, it was changed to reflect the stipulation between the Debtors and NEC approved by the Court. Under the terms of the stipulation, Holdings BV agreed to pay NEC $97.2 million of the contract value during the period November 1, 1999 through April 30, 2000. This amount was settled after Old ICO's emergence from bankruptcy on May 17, 2000 together with administrative claims for the post petition period. The total cure payment was $100.9 million. Aggregate payments under the ICONET Supply Contract of $605.5 million, or 80% of the contract value had been made by June 30, 2000.

     NEC leads a group of companies, including Hughes Network Systems (HNS) and Ericsson Telecommunications Limted (Ericsson) (collectively "ICONET Suppliers"), that are responsible for various aspects of the ICONET ground facilities. NEC is responsible for supplying radio-frequency terminals, network management systems and, at the Company's option and for additional cost, system integration. Hughes is responsible for the supply of the satellite base station systems and Ericsson is responsible for the mobile switching centers, including registers, inter-working functions, and messaging and legal interception platforms. The Corporation is responsible for importation formalities and for securing government authorizations relating to civil works at the sites of the ICONET ground facilities.

     Subject to certain qualifications, NEC grants or procures to grant to the Corporation worldwide, non-exclusive, paid up licenses to use the intellectual property of the ICONET Suppliers used in the items delivered under the ICONET Supply Contract.

     The ICONET Supply Contract is structured so that the Corporation makes installment payments that are both time-based and related to progress achievements that NEC makes in design, manufacture, installation and testing of the various subsystems and of the integrated ground system. New ICO Global

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         MAY 15, 2000 AND JUNE 30, 2000
(AMOUNTS AND DISCLOSURES AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO
                          JUNE 30, 2000 ARE UNAUDITED)

Communications (Holdings) Limited has agreed in a separate letter to guarantee all financial obligations owing to NEC from ICO Global Communications Holdings BV under the ICONET Supply Contract.

     In addition to the normal termination provisions, the Corporation has the right to terminate the ICONET Supply Contract if the ICONET Suppliers are not progressing the work satisfactorily as measured against established milestones, and the ICONET Suppliers may terminate the contract only if amounts owed for work completed or disputed above certain amounts are unpaid by the Corporation. The Corporation also has the right to terminate the ICONET Supply Contract for convenience.

     In the event of the Corporation's termination for cause, the ICONET Suppliers must provide, in addition to delivery of all works performed to date, the right to all intellectual property related to the ICONET Supply Contract to allow ICO to complete the ICONET ground facilities. In the event of the Corporation's termination for convenience, the Corporation is required to pay the cost of terminating orders and subcontractors in addition to the ICONET Suppliers' direct costs incurred to the date of termination plus a 22% mark-up. In the event the ICONET Suppliers terminate for cause, they must deliver all works for which the Corporation has paid. Liquidated damages of up to 10% of the value of the ICONET Supply Contract apply if the ICONET Suppliers miss the target dates set forth in the contract by more than 30 days.

     Under the ICONET Supply Contract, the Corporation indemnifies the ICONET Suppliers against any claim based on the infringement of certain intellectual property rights in relation to the agreement. The ICONET Suppliers indemnify the Company and the other ICONET Suppliers against all other claims based on the infringement of intellectual property rights in relation to the agreement, up to an amount not to exceed $75 million, with an overall cap for the ICONET Suppliers for all causes, except third party property damage and death or bodily injury, of 31% of the contract price.

     The ICONET Supply Contract also provides that a bonus of $25 million will be paid to the ICONET Suppliers if they achieve certain milestones on or before a specific date.

     Two Memorandum of Agreements between NEC and Holdings BV setting out proposed revised contract terms, effective on the Debtors exit from Chapter 11, have been approved by the Court. The revised contract terms relate to improving the voice quality of the system and adding data capability as detailed herein.

  Other contracts

     In addition to the principal contracts described herein, CSC Computer Sciences Limited has been contracted by the Corporation to develop the Business Operations Support Systems.

     A number of the Corporation's contracts with third party suppliers contain provisions for incentive and bonus payments. If such payments are made under these contracts, the amounts will be capitalized and included within the cost of the assets.

     The Corporation has entered into operating agreements with operators of 10 of its 12 SAN sites. The SANs will be constructed and operated under SAN agreements that provide for the installation, licensing, financing, operation and maintenance of each SAN. Each SAN operator will also provide interconnection of the ICONET to the public switched network in the country in which the SAN is located and via the international switching facilities in that country to neighboring countries.

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         MAY 15, 2000 AND JUNE 30, 2000
(AMOUNTS AND DISCLOSURES AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO
                          JUNE 30, 2000 ARE UNAUDITED)

14. EMPLOYEE BENEFITS

  Pension and health care arrangements

     The Corporation has established group personal pension arrangements for staff under a defined contribution scheme and makes contributions, which vary according to age. The Corporation has also established insured arrangements to cover death in service, long-term disability, personal accident and medical benefits. The expense in respect of company contributions under the defined contributions scheme for the period from March 17, 2000 (inception) through June 30, 2000 was $0.5 million. No expense was incurred prior to May 15, 2000.

  Short Term Incentive Plan

     The Short Term Incentive Plan ("STI Plan") is an annual bonus arrangement based on a percentage of salary and measured against both personal and corporate performance. The costs associated with this plan are accrued based upon estimated payments to be made and included in operating expenses for the periods presented so as to recognize the obligation and allocate the related expense over the period in which the bonuses are earned. Accrued expenses for the period from March 17, 2000 (inception) through June 30, 2000 were $0.6 million. No accrual was required as of May 15, 2000.

  Employee Retention Program

     Old ICO implemented a staff retention program to counteract the instability and uncertainty resulting from the chapter 11 filing and motivate employees to remain to participate in the completion of the ICO Network. The program covers 316 employees, including senior management. Each employee determined to be in good standing on January 15, 2000 and who remained employed through the emergence of Old ICO from bankruptcy qualified for retention payments. The program was assumed by the Corporation. The aggregate cash payments that the Corporation expects to make under this program is $8.7 million, of which $4.4 million was paid during May 2000. The second installment is payable within 10 days of September 1, 2000.

  Stock Option Plans

     New ICO has reserved 6,500,000 shares of Class A common stock for the issuance of options to employees of New ICO pursuant to an employee stock option plan. As of June 30, 2000 no options had been granted or exercised.

15. SEGMENTAL INFORMATION

     The Corporation has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Corporation manages its business under one reporting segment:
telecommunications. As such, all operating decisions are based upon the Corporation operating under a single segment.

     Although the Corporation is registered in Delaware, most of its activities take place in other areas. The Corporation's operational assets consist primarily of space segment assets and ICONET assets. With the exception of the Satellite Control Centre in London, England and the TT&C equipment installed at six SAN sites, all of the space segment assets are in the course of construction and are located at Hughes's premises in the United States. The ICONET assets are also in the course of construction and installation and are located at various sites throughout the world.

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                         MAY 15, 2000 AND JUNE 30, 2000
(AMOUNTS AND DISCLOSURES AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO
                          JUNE 30, 2000 ARE UNAUDITED)

     Total tangible fixed assets are analyzed by geographic area in the table below:

                                                      AS OF MAY 15,    AS OF JUNE 30,
                                                          2000              2000
                                                     ---------------   --------------
                                                              (IN THOUSANDS)
United States......................................        $--            $643,525
Europe.............................................         --             147,415
Australasia........................................         --              91,662
South America......................................         --              47,249
Africa.............................................         --              15,120
                                                           ---            --------
                                                           $--            $944,971
                                                           ===            ========

16. PROPOSED CORPORATE REORGANIZATION

  Merger with Teledesic Corporation

     The Corporation and ITGL have agreed to merge. ITGL has also agreed to merge with Teledesic Corporation. Each outstanding share of Teledesic Corporation will be exchanged for 0.80025 shares of Class A common stock of New ICO, subject to certain adjustments, and New ICO will assume all of Teledesic's outstanding options and warrants as adjusted pursuant to the foregoing exchange ratio.

  Acquisition of Teledesic Holdings Limited

     ITGL has agreed, in connection with the merger with Teledesic Corporation, as described above, and in connection with the merger of ITGL with the Corporation, the Corporation would assume the agreement to purchase all outstanding shares of Teledesic Holdings Limited (THL), a controlled subsidiary of Teledesic Corporation, other than those held by Teledesic Corporation, in exchange for the number of shares of New ICO Series A or Series B preferred stock equal to 0.97 times the number of shares of THL shares surrendered. New ICO preferred shares expected to be issued are as follows:

     - 8,385,002 Series A 5% cumulative convertible preferred stock will be valued at $20.62 per share

     - 14,370,371 Series B 5% cumulative convertible preferred stock will be valued at $13.92 per share

     For both series, dividends are cumulative at an annual rate of 5% payable annually in kind with additional shares of preferred stock of the same series. Both series include conversion and redemption rights and requirements.

  Proposed Merger with ITGL

     The boards of directors of both ITGL and New ICO have approved a plan of merger pursuant to which ITGL would merge into New ICO. Pursuant to the plan of merger, in return for their stock holdings in ITGL, the consideration to be received by ITGL shareholders is as follows:

     - For each share of ITGL Class A Common Stock; 0.97 shares of New ICO Class A Common Stock

     - For each share of ITGL Class B Common Stock; 0.97 shares of New ICO Class B Common Stock

     Consummation of the merger is conditioned on approval by New ICO's and ITGL's shareholders.

     In July 2000, Eagle River assigned 8,591,768 of its options to acquire New ICO Class A common shares to ITGL as a component of certain options issued by ITGL. If ITGL and New ICO merge, these assigned options will be canceled and the investor options in ITGL would be exchanged for New ICO options.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ICO-Teledesic Global Limited:

     We have audited the accompanying balance sheet of ICO-Teledesic Global Limited (a Delaware company in the development stage) as of May 15, 2000, and the related statements of operations, stockholders' equity and cash flows for the period from February 9, 2000 (inception) to May 15, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ICO-Teledesic Global Limited as of May 15, 2000, and the results of its operations and its cash flows for the period from February 9, 2000 (inception) to May 15, 2000 in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Seattle, Washington
August 22, 2000

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                               MAY 15,       JUNE 30,
                                                                2000           2000
                                                              ---------    ------------
                                                                           (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $309,921      $  764,699
  Marketable securities.....................................       990           1,206
  Receivables...............................................     5,030         109,496
  Prepaid and other current assets..........................        --          27,607
                                                              --------      ----------
          Total current assets..............................   315,941         903,008
TANGIBLE FIXED ASSETS
  Property and equipment in service, net....................        --           2,475
  Property under construction...............................        --         950,750
INVESTMENT IN NEXTEL COMMUNICATIONS INC., pledged shares....   297,064         361,723
ADVANCE TO OLD ICO..........................................   275,000              --
DEPOSITS AND OTHER ASSETS...................................     7,879         102,287
                                                              --------      ----------
          Total assets......................................  $895,884      $2,320,243
                                                              ========      ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................  $  7,399      $   24,958
  Accrued expenses..........................................       130         117,264
  Advances from affiliates..................................    33,042         150,473
                                                              --------      ----------
          Total current liabilities.........................    40,571         292,695
NEXTEL COMMUNICATIONS INC. SHARE PLEDGE.....................   251,193         317,760
NOTE PAYABLE TO TELEDESIC LLC...............................   200,000         200,000
OTHER LONG TERM DEBT........................................        --          38,190
DEFERRED INCOME TAXES.......................................   124,237         122,713
                                                              --------      ----------
          Total liabilities.................................   616,001         971,358
                                                              --------      ----------
MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES.............        --         903,733
                                                              --------      ----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.0001 par value, 75,000,000 shares
     authorized, no shares issued and outstanding...........        --              --
  Class A common stock, $.0001 par value, 900,000,000 shares authorized, zero shares and 6,496,078 shares issued and
     outstanding at May 15, 2000 and June 30, 2000,
     respectively and Class B common stock, .0001 par value,
     150,000,000 shares authorized, 39,097,239 and
     50,000,000 shares issued and outstanding at May 15,
     2000 and June 30, 2000.................................   281,861         457,892
  Other comprehensive (loss) income.........................      (341)            630
  Deficit...................................................    (1,637)        (13,370)
                                                              --------      ----------
          Total stockholders' equity........................   279,883         445,152
                                                              --------      ----------
          Total liabilities and stockholders' equity........  $895,884      $2,320,243
                                                              ========      ==========

        The accompanying notes are an integral part of these statements.

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                              FEBRUARY 9, 2000   FEBRUARY 9, 2000
                                                               (INCEPTION) TO     (INCEPTION) TO
                                                                MAY 15, 2000      JUNE 30, 2000
                                                              ----------------   ----------------
                                                                                   (UNAUDITED)
OPERATING EXPENSES:
  General and administrative................................    $     5,189        $    27,089
  Depreciation..............................................             --                764
                                                                -----------        -----------
          Total operating loss..............................          5,189             27,853
INTEREST EXPENSE............................................          3,151              9,614
INTEREST INCOME.............................................         (5,822)           (11,375)
OTHER INCOME................................................             --               (797)
                                                                -----------        -----------
  Loss before minority interests and income taxes...........          2,518             25,295
MINORITY INTEREST IN LOSS OF CONSOLIDATED SUBSIDIARIES......             --             (9,307)
                                                                -----------        -----------
  Loss before income taxes..................................          2,518             15,988
INCOME TAX BENEFIT..........................................           (881)            (2,618)
                                                                -----------        -----------
  Net loss..................................................    $     1,637        $    13,370
                                                                ===========        ===========
BASIC AND DILUTED LOSS PER SHARE............................    $      0.06        $      0.37
                                                                ===========        ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING........     27,408,180         36,009,809
                                                                ===========        ===========

       These accompanying notes are an integral part of these statements.

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                             (DOLLARS IN THOUSANDS)

                                                              FEBRUARY 9, 2000    FEBRUARY 9, 2000
                                                               (INCEPTION) TO      (INCEPTION) TO
                                                                MAY 15, 2000       JUNE 30, 2000
                                                              ----------------    ----------------
                                                                                    (UNAUDITED)
NET LOSS....................................................       $1,637             $13,370
OTHER COMPREHENSIVE (GAINS) LOSSES:
  Unrealized holding losses on marketable securities........          341                 201
  Foreign currency translation adjustments..................           --                (831)
                                                                   ------             -------
COMPREHENSIVE LOSS..........................................       $1,978             $12,740
                                                                   ======             =======

       These accompanying notes are an integral part of these statements.

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
               FOR THE PERIODS FROM FEBRUARY 9, 2000 (INCEPTION)
            TO MAY 15, 2000 (AUDITED) AND JUNE 30, 2000 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                COMMON STOCK
                                     ----------------------------------       OTHER
                                       SHARES OUTSTANDING                 COMPREHENSIVE   RETAINED        TOTAL
                                     ----------------------                  INCOME       EARNINGS    STOCKHOLDERS'
                                      CLASS A     CLASS B      AMOUNT        (LOSS)       (DEFICIT)      EQUITY
                                     ---------   ----------   ---------   -------------   ---------   -------------
BALANCE AT INCEPTION, February 9,
  2000
Issuance of Class B common stock
  for cash.........................                  15,749   $     157                                 $     157
Issuance of Class B common stock
  for shares of Nextel
  Communications Inc...............              39,081,490     401,515                                   401,515
Deferred tax liability associated
  with Nextel Communications Inc.
  share contribution...............                            (124,420)                                 (124,420)
Stock-based compensation...........                               4,609                                     4,609
Net loss and other comprehensive
  loss for the period from February
  9, 2000 (inception) to May 15,
  2000.............................                                           $(341)      $ (1,637)        (1,978)
                                     ---------   ----------   ---------       -----       --------      ---------
BALANCE, May 15, 2000..............              39,097,239     281,861        (341)        (1,637)       279,883
Issuance of Class A common stock
  for cash.........................  6,496,078                   64,961                                    64,961
Issuance of Class B common stock
  for cash.........................              10,902,761     109,028                                   109,028
Stock-based compensation...........                               2,042                                     2,042
Net loss and other comprehensive
  income for the period May 16,
  2000 to June 30, 2000............                                             971        (11,733)       (10,762)
                                     ---------   ----------   ---------       -----       --------      ---------
BALANCE, JUNE 30, 2000
  (unaudited)......................  6,496,078   50,000,000   $ 457,892       $ 630       $(13,370)     $ 445,152
                                     =========   ==========   =========       =====       ========      =========

        The accompanying notes are an integral part of these statements.

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                              FEBRUARY 9, 2000   FEBRUARY 9, 2000
                                                               (INCEPTION) TO     (INCEPTION) TO
                                                                MAY 15, 2000      JUNE 30, 2000
                                                              ----------------   ----------------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................     $  (1,637)         $  (13,370)
  Adjustments to reconcile net loss to cash provided by
    operating activities:
    Stock-based compensation................................         4,609               9,219
    Depreciation and amortization...........................            --                 764
    Imputed interest on Nextel Communications Inc. share
     pledge.................................................         2,529               4,437
    Minority interest in loss of consolidated
     subsidiaries...........................................            --              (9,307)
    Unrealized foreign exchange gain........................            --                (186)
    Deferred tax recovery...................................            --              (1,599)
  Proceeds from launch insurance............................            --             145,000
  Other changes in certain assets and liabilities:
    Receivables.............................................        (5,030)             (8,529)
    Prepaid and other current assets........................            --               6,903
    Accounts payable........................................         2,272              (8,201)
    Accrued expenses........................................           130              14,298
    Other long term debt....................................            --                (224)
                                                                 ---------          ----------
        Net cash provided by operating activities...........         2,873             139,205
                                                                 ---------          ----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Investment in New ICO Global Communications Holdings
    Limited net of cash acquired of $57,600.................            --            (334,974)
  Debtor-in-Possession advance to Old ICO...................      (275,000)                 --
  Investment in tangible property and equipment in
    service.................................................            --                 (14)
  Investment in tangible property and equipment under
    construction............................................            --              (8,610)
  Net investment in deposits and other assets...............        (2,751)             (9,720)
                                                                 ---------          ----------
        Net cash used in investing activities...............      (277,751)           (353,318)
                                                                 ---------          ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sales of Class A common stock...............            --              44,961
  Proceeds from sales of Class B common stock...............           157             109,185
  Proceeds from pledge of Nextel Communications Inc.
    shares..................................................       351,600             351,600
  Loan from Teledesic LLC...................................       200,000             200,000
  Proceeds from sales of subsidiary's equity to minority
    interests...............................................            --             122,934
  Advances from affiliates..................................        33,042             190,473
  Repayment of advances from affiliates.....................            --             (40,000)
                                                                 ---------          ----------
        Net cash provided by financing activities...........       584,799             979,153
                                                                 ---------          ----------
EFFECT OF FOREIGN CURRENCY TRANSLATION......................            --                (341)
                                                                 ---------          ----------
  Net increase in cash and cash equivalents.................       309,921             764,699
CASH AND CASH EQUIVALENTS, beginning of period..............            --                  --
                                                                 ---------          ----------
CASH AND CASH EQUIVALENTS, end of period....................     $ 309,921          $  764,699
                                                                 =========          ==========
SUPPLEMENTAL DISCLOSURE:
  Cash paid for interest....................................     $     621          $      719
                                                                 =========          ==========
  Cash paid for income taxes................................     $      --          $       11
                                                                 =========          ==========
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
  Minority interests on the balance sheet were reduced for a commitment to acquire New ICO shares held by a minority
    shareholder which is classified as accrued expenses.....     $      --          $   24,639
                                                                 =========          ==========
  Class A common shares were issued in June 2000; the funds, which were received in July 2000, were classified as
    accounts receivable in the balance sheet................     $      --          $   20,000
                                                                 =========          ==========
  Class B common shares were issued for:
    Shares of Nextel Communications Inc.....................     $ 401,515          $  401,515
    Deferred tax liability related to contribution of Nextel
     Communication Inc. shares for Class B common shares....      (124,420)           (124,420)
                                                                 ---------          ----------
                                                                 $ 277,095          $  277,095
                                                                 =========          ==========
  The following securities of New ICO arose from the
    acquisition of Old ICO's net assets:
    93,000,000 Class A common shares and 56,000,000 options
     to acquire Class A common shares issued................     $      --          $  674,413
    31,003,382 Class B common shares issued.................            --             275,000
    1,600,000 Class A common shares committed to
     distribution partners..................................            --              16,720
    50,000,000 warrants issued to acquire Class A common
     stock..................................................            --             120,000
                                                                 ---------          ----------
                                                                 $      --          $1,086,133
                                                                 =========          ==========

          The accompanying notes are an integral part of these statements.

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

 1. ORGANIZATION AND BUSINESS

     The consolidated financial statements include the accounts of ICO-Teledesic Global Limited ("ITGL"), a development-stage company and its subsidiaries (collectively referred to as the Corporation). ITGL was incorporated in Delaware on February 9, 2000 (inception) under the name New SatCo Holdings, Inc. It amended its Certificate of Incorporation to change its name to ICO-Teledesic Global Limited on May 17, 2000. ITGL expects to offer global data and voice telecommunications services from both fixed and mobile locations worldwide through its subsidiary, New ICO Global Communications (Holdings) Limited ("New ICO"), and its acquisition of the net assets of ICO Global Communications (Holdings) Limited ("Old ICO") on its emergence from chapter 11 bankruptcy and through the potential acquisition of control of, or merger with, Teledesic Corporation. As discussed in Note 2, ITGL acquired the net assets of Old ICO on May 17, 2000.

     The Corporation plans to assemble the global telecommunications networks, distribution capabilities and operations systems required to be a leading provider of global data and enhanced voice services. The Corporation is developing and commercializing a medium earth orbit, MEO, satellite-based global communications service. The ICO communications system (the "ICO Network") will be a fully integrated end-to-end system consisting of a space segment and ground network (the "ICONET"). The ICO Network is designed to offer high-quality wireless voice telephony and data services virtually anywhere in the world. The service offered will be complementary to terrestrial fixed and mobile services, with which it will interconnect, and will allow customers to roam across terrestrial fixed and mobile networks around the world. The Corporation does not expect to commence commercial operations of the ICO Network until 2003.

 2. CREATION OF NEW ICO AND ACQUISITION OF OLD ICO ASSETS

     New ICO was established in accordance with the terms of a definitive agreement ("the Agreement") dated February 4, 2000 between Eagle River Investments LLC and Old ICO in contemplation of the emergence of Old ICO from bankruptcy. During the period from March 17, 2000 (inception of New ICO) and May 16, 2000, New ICO was wholly owned by ITGL.

     As required by the Agreement, a private placement offering of 67 million Class A shares of common stock in New ICO was concluded on May 17, 2000. On that date, offering proceeds of $700 million were deposited with New ICO to facilitate its acquisition of the net assets of Old ICO and continue the development of the ICO Network. This offering included $122.9 million from minority interest investors and $577.1 million from ITGL.

     New ICO acquired the net assets of Old ICO on May 17, 2000 for a total purchase price of $1,203.7 million, comprising common stock, warrants and options in New ICO with an aggregate fair value of $1,086.1 million and cash of $117.6 million as outlined below:

     - Between February 9 and May 16, 2000, ITGL advanced Old ICO an aggregate $275 million under a Debtor-in-Possession (DIP) credit agreement, and Eagle River and several unrelated investors advanced an aggregate $225 million to Old ICO under another DIP facility.

     - On May 17, 2000 as New ICO acquired the net assets of Old ICO, ITGL's DIP advances of $275 million were converted into 31 million shares of Class B common stock in New ICO. Holders of Class B common stock are entitled to ten votes per share.

     - Also on May 17, 2000, the other DIP advances of $225 million were converted into 50 million shares of Class A common stock in New ICO, an option to purchase 16 million Class A shares of

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

       New ICO at $10.45 per share exercisable over a five year term commencing May 16, 2000, and an option to purchase 40 million Class A shares of New ICO at $12.50 per share exercisable for a two year term commencing May 16, 2003. Holders of Class A common stock are entitled to one vote per share.

     - A further 43 million Class A common shares of New ICO were issued to former creditors and shareholders of Old ICO as part of the purchase consideration for the net assets of Old ICO.

     - The former creditors of Old ICO also received 20 million warrants to acquire Class A common shares of New ICO at $30 per share exercisable for a six year period commencing May 16, 2000. The former equity stakeholders of Old ICO also received 30 million warrants to acquire Class A common shares of New ICO at $45 per share exercisable for a six year term commencing May 16, 2000. The aggregate value of these warrants was recorded at $120 million. The Company is in the process of refining this calculation.

     - A group of Old ICO distribution partners will receive 1.6 million shares of New ICO Class A common stock valued at $16.7 million.

     All of the share numbers have been adjusted to reflect the New ICO 1-for-1 stock dividend on July 24, 2000.

     A summary of the total cost of acquisition of the Old ICO net assets follows:

                                                              (IN MILLIONS)
Class B common shares of New ICO issued for DIP financing by
  ITGL......................................................    $  275.0
Class A common shares of New ICO issued and options granted
  to acquire New ICO Class A common shares for DIP financing
  by minority interests.....................................       225.0
Class A common shares of New ICO issued to former creditors
  and shareholders of Old ICO...............................       449.4
Warrants to acquire New ICO Class A common shares issued to
  former creditors and shareholders of Old ICO..............       120.0
Distributor shares of New ICO Class A common stock..........        16.7
                                                                --------
                                                                 1,086.1
Cash consideration paid to Old ICO..........................       117.6
                                                                --------
     Total cost of net assets acquired from Old ICO.........    $1,203.7
                                                                ========

     ITGL's cash cost to acquire the net assets of Old ICO is summarized as follows:

                                                              (IN MILLIONS)
DIP financing by ITGL to Old ICO............................     $275.0
Cash given to Old ICO.......................................      117.6
Less cash acquired from Old ICO.............................      (57.6)
                                                                 ------
  Cash cost of acquire assets of Old ICO....................     $335.0
                                                                 ======

     ITGL continues to maintain a controlling interest in New ICO after the New ICO Class A common share offering and the New ICO equity issues related to the acquisition of the Old ICO net assets.

     The acquisition of Old ICO's assets has been accounted for using the purchase method of accounting. Accordingly, the total cost has been preliminarily allocated to the assets purchased and the liabilities assumed based upon the respective fair values at the date of acquisition. The aggregate fair values at the date of acquisition exceeded the purchase price by $1,585 million. In accordance with APB 16, the

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

negative goodwill generated has been used to proportionately reduce the carrying values of non-current assets acquired. This resulted in the carrying value of property under construction being reduced by $1,016 million for space segment assets and $554 million for ground segment assets. The Corporation is still completing the calculation of the final purchase price and its allocation.

     The following unaudited pro forma information presents a summary of the combined results of operations of ITGL and Old ICO as if the acquisition had occurred on January 1, 1999:

                                                          YEAR ENDED        SIX MONTHS ENDED
                                                      DECEMBER 31, 1999       JUNE 30, 2000
                                                      ------------------    -----------------
                                                      (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Revenues............................................        $  0.0                $ 0.0
Operating expense...................................        $124.7                $53.2
Net loss............................................        $ 58.0                $27.6
Loss per share......................................        $ 1.16                $0.54

 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation and Basis of Presentation

     The consolidated financial statements of ITGL include the operations of ITGL from February 9, 2000, inception, through June 30, 2000 and the operations of New ICO from March 17, 2000, its inception, and the operations of the subsidiary companies of New ICO from May 17, 2000, date of acquisition, through June 30, 2000. The consolidated financial statements include 100% of the assets, liabilities and results of operations of subsidiaries in which the Corporation has a controlling interest of greater than 50%. The ownership interests of the other stockholders in New ICO are reflected as minority interests. All of the subsidiary companies of New ICO are wholly owned. All significant inter-company accounts and transactions have been eliminated. All information in these financial statements is in United States Dollars unless otherwise stated.

     In the opinion of management, the accompanying unaudited consolidated interim financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position of the Corporation as of June 30, 2000, and the results of its operations and cash flows for the period from February 9, 2000, inception, through June 30, 2000. These consolidated interim financial statements are unaudited, and do not include all related footnote disclosures that would be necessary in year end audited financial statements. The results of operations for the period from February 9, 2000, inception, through June 30, 2000 are not necessarily indicative of the results of operations expected in the future.

     The audited financial statements as of May 15, 2000 have been included to comply with the SEC requirement to include audited statements as of a date within 135 days of the initial filing of the registration statement.

  Development-Stage Company

     The Corporation is a development-stage company as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," and will continue to be so until it commences commercial operations of the ICO Network.

     Future operating results will be subject to significant business, economic, regulatory, technical and competitive uncertainties and contingencies. The development of the components of the ICO Network is a

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

complex undertaking and there can be no assurance that cost overruns or a delay in deployment of the ICO Network will not occur. Depending on their extent and timing, these factors, individually or in the aggregate, could have an adverse effect on the Corporation.

  Cash and Cash Equivalents

     Cash equivalents consist of highly liquid, short-term investments with a maturity of three months or less when purchased but exclude restricted cash deposits. The Corporation places its excess cash in high credit quality financial institutions.

  Marketable Securities

     Marketable securities are classified as available-for-sale under Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As such, the Corporation's marketable securities are stated at fair value, with unrealized gains and losses reported as a component of other comprehensive income (loss). Dividend and interest income is recognized when earned. Realized gains and losses are included in other income (expense). The cost of securities sold is based on the specific identification method.

  Tangible fixed assets

     Property and equipment in service: Property and equipment in service is recorded at cost. This comprises leasehold improvements, furnishings, office equipment and computer equipment.

     Property under construction: Property under construction includes all costs incurred in the design, manufacture, test and launch of twelve satellites ("space segment") and the satellite access nodes, tracking and telemetry, network management and other communications equipment that comprise the ICO Network. These costs primarily comprise third-party construction and engineering costs but also include certain internal engineering costs directly attributable to the design and construction of the ICO Network and for management and control of external production, plus interest expense that has been capitalized in relation to the construction of the assets.

     ICO Network costs will be classified as "property and equipment in service" and depreciated when they become operational and are placed in service following the commencement of commercial operations. Only the costs of constructing successfully deployed satellites will be transferred to "property and equipment in service"; any losses resulting from unsuccessful launches or satellite failures are recognized as incurred, with any insurance proceeds related to such losses recorded concurrently.

     Impairment: The Corporation reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets might not be recoverable in accordance with the provisions of Statement of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". In general, this statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flow is less than the carrying amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset.

     Following the acquisition of the assets of Old ICO, the carrying value of property under construction and property and equipment, in service was reduced by an aggregate $1.6 billion to reflect the allocation of negative goodwill to non-current assets.

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

     Depreciation and amortization: Leasehold improvements are depreciated over the shorter of the lease term and the assets estimated useful life on a straight-line basis. Other in-service assets are depreciated over their estimated useful lives (3 years) on a straight-line basis.

     Property under construction will be depreciated when placed in service following the commencement of commercial operations by the Corporation. It is anticipated that satellites will be depreciated on an asset-by-asset basis over their remaining estimated useful lives at commencement of commercial mobile satellite service operations, a period of between 10 and 12 years.

     The remaining ICO Network assets will be depreciated over their remaining estimated useful lives at the commencement of commercial mobile satellite services operations, generally a period of between 2 and 10 years, with certain longer-life assets, such as buildings, being depreciated over lives of up to 40 years.

  Deposits and other assets

     Deposits and other assets consist primarily of advances on long-term contracts for space and ground operations and are carried at cost.

  Foreign currency transactions and translation

     The functional currency for the Corporation's operations is United States dollars. The Corporation translates its subsidiary activity at the average exchange rate prevailing during the period. Assets and liabilities denominated in foreign currencies are restated at the exchange rates prevailing at the balance sheet date. Exchange differences arising on the translation of assets and liabilities are recorded as a component of stockholders' equity. Transaction gains and losses on foreign currency balances are recorded in the consolidated statement of operations. The net transaction gains included in the loss for the period from February 9, 2000, inception, through June 30, 2000 were $0.8 million. None were recorded prior to April 30, 2000.

  Comprehensive Loss

     The Corporation discloses Comprehensive Loss in accordance with SFAS No. 130, "Reporting Comprehensive Income". This statement established rules for the reporting of comprehensive income (loss) and its components. Comprehensive loss consists of net loss, foreign currency translation adjustments, and unrealized gains and losses on marketable securities available-for-sale and is presented as a separate consolidated statement of comprehensive loss.

  Stock-Based Compensation

     The Corporation has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) and applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its employee stock-based compensation plans.

  Research and Development

     Research and development costs are expensed as incurred.

  Income Taxes

     The Corporation accounts for income taxes using the asset and liability method under SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method, deferred tax assets and liabilities

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Loss Per Share

     The Corporation calculates loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share". The basic loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share is computed by dividing net loss by dilutive potential shares of common stock. Dilutive potential shares of common stock are calculated in accordance with the treasury stock method which assumes that proceeds from the exercise of all options and warrants are used to repurchase shares of common stock at market value. The amount of shares remaining after the proceeds are exhausted represents the potentially dilutive effect of the securities. There are no potentially dilutive shares outstanding at June 30, 2000.

  Capitalized interest

     Interest costs relating to debt incurred during the construction of the ICO Network are capitalized. Total interest costs incurred and capitalized for the period from February 9, 2000, inception, through June 30, 2000 was $0.6 million. No costs were capitalized prior to May 15, 2000.

  Use of Estimates

     The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Estimates are used when accounting for depreciation, taxes and contingencies, among others. Actual results could differ from those estimates.

  Recently issued accounting standards

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as a part of hedge transaction and, if it is, the type of hedge transaction. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. We are currently reviewing the impact of this statement on its financial statements and results of operations.

     In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin 101 (SAB 101), "Revenue Recognition in Financial Statements." This pronouncement summarized certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition. We are required to adopt SAB 101 for the year ended December 31, 2000. We believe our revenue recognition practices are in conformity with the guidelines in SAB 101.

     In March 2000, the FASB released FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25," which provides clarification of Opinion 25 for certain issues such as the determination of an employee, the criteria for

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

determining whether a plan qualifies as a non-compensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. We believe that our practices are in conformity with this guidance, and therefore Interpretation No. 44 will have no impact on our financial statements.

 4. MARKETABLE SECURITIES

     Marketable securities at June 30, 2000 are comprised of corporate common shares with a cost of $1.5 million, unrealized loss of $0.3 million and fair value of $1.2 million.

 5. RECEIVABLES

                                       AS OF MAY 15, 2000    AS OF JUNE 30, 2000
                                      --------------------   -------------------
                                         (IN THOUSANDS)        (IN THOUSANDS)
Insurance proceeds receivable.......         $   --               $ 80,000
Share subscription..................             --                 20,000
Other...............................          5,030                  9,496
                                             ------               --------
                                             $5,030               $109,496
                                             ======               ========

     The carrying values of all categories of current assets approximate fair value.

 6. TANGIBLE FIXED ASSETS

                                             AS OF MAY 15, 2000     AS OF JUNE 30, 2000
                                            --------------------    -------------------
                                               (IN THOUSANDS)         (IN THOUSANDS)
Property and equipment in service
  Office equipment, furniture and
     leasehold improvements at cost.......          $ --                 $  3,239
  Less: accumulated depreciation..........            --                     (764)
                                                    ----                 --------
Total property and equipment in service,
  net.....................................          $ --                 $  2,475
                                                    ====                 ========
Property under construction
  Space segment...........................          $ --                 $603,280
  Ground segment including ICONET.........            --                  347,470
                                                    ----                 --------
Property under construction at cost.......          $ --                 $950,750
                                                    ====                 ========

     Property under construction at June 30, 2000 also included land at cost of $2.6 million and buildings not yet placed in service at cost of $2.5 million.

 7. INVESTMENT IN NEXTEL COMMUNICATIONS INC. SHARES AND SHARE PLEDGE

     On February 29, 2000, Eagle River contributed 5,931,418 shares of Nextel Class A common stock to ITGL, which were valued and recorded in the financial statements at $401.5 million. ITGL pledged 5,911,712 of these shares valued at $400 million with Chase Manhattan in March 2000 and received $351.6 million in cash in the transaction structured as a stock sale with a three year settlement period. ITGL may settle this transaction at any point by delivering the pledged shares to Chase or by utilizing the cash settlement option to satisfy the arrangement. As part of the agreement, ITGL may realize up to $80 million of benefit depending upon the performance of Nextel's stock price through a call spread derivative. The remaining 19,706 Nextel shares held by ITGL are not subject to the pledge agreement and are available to be sold and are classified as marketable securities. In return for the Nextel shares

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

contributed, Eagle River received 39,081,490 shares of ITGL Class B common stock as discussed in Note 12. The Nextel share amounts have been adjusted to reflect a two for one stock split that occurred on June 6, 2000.

     The investment in Nextel shares is stated at fair value in accordance with SFAS No. 115 and unrealized gains and losses are reported as a component of other comprehensive loss. In accordance with EITF No. 86-28 "Account Implications of Indexed Debt Instruments," the pledge liability to Chase Manhattan is adjusted when the fair value of the pledged shares is not within the call spread of $67.56 to $81.81 per share with the unrealized gains and losses on the pledge liability reported as an component of other comprehensive loss. When the fair value of the shares is within the call spread, which is when ITGL could realize a benefit through the call spread derivative, there is no adjustment of the pledge liability. As of June 30, 2000, both the pledged shares and the pledge liability had been reduced $38.3 million for unrealized losses yielding a net zero impact on other comprehensive loss.

 8. DEPOSITS AND OTHER ASSETS

                                             AS OF MAY 15, 2000     AS OF JUNE 30, 2000
                                            --------------------    -------------------
                                               (IN THOUSANDS)         (IN THOUSANDS)
Advances on long-term contracts...........         $   --                $ 97,730
Other.....................................          7,879                   4,557
                                                   ------                --------
                                                   $7,879                $102,287
                                                   ======                ========

 9. ACCRUED EXPENSES

                                                       AS OF MAY 15, 2000    AS OF JUNE 30, 2000
                                                      --------------------   -------------------
                                                         (IN THOUSANDS)        (IN THOUSANDS)
Long-term contract accruals.........................          $ --                $ 66,873
Subsidiary equity subject to redemption.............            --                  24,638
Accrued interest....................................            --                   5,596
Accrued payroll and employee benefits...............            43                   3,937
Accrued income taxes................................            --                   4,429
Other...............................................            87                  11,791
                                                              ----                --------
                                                              $130                $117,264
                                                              ====                ========

     In April 2000, ITGL entered into an agreement with Satellite Phone Japan Ltd. ("SPJ"), a creditor of Old ICO. Under the agreement, ITGL agreed, upon the occurrence of certain conditions, to purchase all of SPJ's shares of New ICO Class A common stock, together with its warrants to purchase additional shares of New ICO Class A common stock that SPJ received in connection with Old ICO's plan of reorganization. The purchase price is approximately $24.6 million.

     The carrying values of all categories of accounts payable and accrued expenses approximate fair value.

10. RELATED PARTIES

     The Corporation considers related parties to be its principal shareholders and their affiliates. The Corporation has engaged in the following transactions with its shareholders or their affiliates. The Corporation has not entered into any material transactions with its Directors and Executive Officers.

     ITGL entered into loan agreements with affiliates of Eagle River to borrow approximately $190.5 million at LIBOR plus 1 1/4%. The loans mature on August 14, 2000. The balance of the loans as

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

of June 30, 2000 was approximately $150.5 million plus accrued interest of $1.5 million. The loans can be repaid at any time without penalty. During July 2000, the loans were repaid.

     On May 12, 2000, ITGL entered into a credit agreement with Teledesic LLC who loaned ITGL the sum of $200 million at LIBOR plus 4 1/2 percent per annum for the 6-month period following the advance date and at LIBOR plus 6 percent thereafter. If ITGL, or one of its subsidiaries, merges with the LLC by the maturity date, the loan and any unpaid accrued interest will be repaid in cash on the maturity date. If the merger with Teledesic Corporation discussed in Note 18 has not been consummated on or before the maturity date of August 1, 2001, the loan will be paid upon notice to ITGL in shares of Class A common stock of ITGL at a price of $10.00 per share in lieu of any cash repayment. If Teledesic LLC fails to deliver such notice, then ITGL is obligated to repay the principal plus accrued interest in forty equal quarterly installments beginning January 1, 2002. This loan is subordinated to the holders of ITGL's senior debt instruments. At June 30, 2000, accrued interest payable related to this loan totaled approximately $3.0 million.

11. OTHER LONG-TERM DEBT

     At June 30, 2000, the Corporation had an operator credit facility of $38.2 million relating to the acquisition of ICONET assets for the South African satellite access node ("SAN"). The facility matures on March 31, 2010 and has an associated interest rate of 11.5%.

12. STOCKHOLDERS' EQUITY

     ITGL has two classes of common stock -- Class A and Class B. The rights of the Class A and Class B holders are identical, except with respect to voting and conversion rights. Holders of Class A shares are entitled to one vote per share. Holders of Class B shares are entitled to ten votes per share. Each Class B share is convertible into one Class A share at the holder's option. Additionally, each Class B share will automatically convert into one Class A share if the holder transfers the Class B share except in limited circumstances as governed by the stockholders agreement.

     In October 1999, a principal stockholder of both ITGL, New ICO and Teledesic entered into an agreement with an executive of Teledesic. Pursuant to this agreement, the executive received the right to put certain shares of Teledesic the executive owned or had fully vested exercisable options to purchase, to the Stockholder. In return for the right, which vests in four equal tranches, the executive had to perform certain services, primarily related to New ICO's purchasing of Old ICO's assets out of chapter 11 bankruptcy proceedings, as defined in the agreement. During this time the executive devoted substantially all of his efforts to these services to New ICO. The put price was $18.50 per share and the Executive had an average exercise price of $0.06 per share, resulting in $18.4 million of compensation expense. Pursuant to SEC Staff Accounting Bulletin No. 79, the first tranche of $4.6 million vested prior to the formation of New ICO and was recorded by Teledesic while the remaining tranches were, or will be, recorded by New ICO, as New ICO is the entity receiving the principal benefit after its formation. The second tranche was earned and recorded by May 15, 2000, the third tranche was earned and recorded by June 30, 2000 and the final tranche will be recorded when it is earned, which is expected to be in late 2000.

     In February 2000, Eagle River contributed 5,931,418 shares of Nextel Class A common stock valued at $401.5 million to ITGL, as described in Note 7. In return for the Nextel shares contributed, Eagle River received 39,081,490 shares of ITGL Class B common stock. On the date of contribution, Eagle River's tax basis in the Nextel shares carried over to ITGL due to Eagle River's controlling interest in ITGL. Consequently, as the fair value of the Nextel shares exceeded its tax basis, a deferred tax liability

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

of $124.4 million was recorded as an offset to the fair value of the share contribution, for a net contribution of $277.1 million attributed to Eagle River.

     In May 2000 Eagle River also contributed $109.2 million in cash in return for 10,918,510 shares of ITGL Class B common stock at $10 per share.

     In May 2000, Burtington Resources, Inc. ("Burtington") executed a stock purchase agreement to acquire 2,000,000 shares of ITGL Class A common stock at a price of $10.00 per share, for a total investment of $20 million. In connection with Burtington's investment, ITGL granted certain registration rights to Burtington including piggyback registration rights.

     In July 2000, ITGL granted Burtington options to purchase an additional 2 million shares of ITGL Class A common stock at $12 per share if exercised by January 31, 2001 and $13.20 per share if exercised between February 1, 2001 and April 30, 2001.

     In May 2000, Mr. Subhash Chandra's affiliate, Agrani Holdings (Mauritius) Limited ("Agrani"), executed a stock purchase agreement to acquire 2,248,039 shares of ITGL Class A common stock at a purchase price of $10.00 per share, for a total investment of $22.5 million. ITGL granted to Agrani an option to purchase an additional 2,248,039 shares of ITGL Class A common stock at a purchase price of $10.00 per share. This option was exercised and the transaction closed in June 2000. However, at June 30, 2000, only $2.5 million of this purchase had been funded. The remaining $20 million was funded on July 3, 2000 and is classified as a current receivable at June 30, 2000. In connection with Agrani's investment, ITGL granted certain piggyback registration rights to Agrani. In addition, Agrani and Eagle River entered into an agreement whereby Agrani purchased from Eagle River 559,914 shares of New ICO at a purchase price of $4.50 per share. Eagle River also granted to Agrani an option to purchase another 559,914 shares of New ICO from Eagle River for $4.50 per share, which was exercised on June 21, 2000. Other than the rights and shares described above, Agrani does not have any other rights to acquire interests in ITGL or New ICO, nor does it have any rights with respect to the management of either entity.

13. INCOME TAXES

                                                 FOR THE PERIOD FROM INCEPTION TO:
                                            -------------------------------------------
                                                MAY 15, 2000           JUNE 30, 2000
                                            --------------------    -------------------
                                               (IN THOUSANDS)         (IN THOUSANDS)
Non-recoverable foreign taxation..........        $    --                 $   342
Income taxes recoverable..................           (881)                 (2,960)
                                                  -------                 -------
Net recovery for income taxes.............        $  (881)                $(2,618)
                                                  =======                 =======

     The deferred income tax liability relates to the Eagle River contribution of Nextel shares discussed in Note 12. On the date of the contribution, Eagle River's tax basis in the Nextel shares carried over to ITGL due to Eagle River's controlling interest in ITGL. Consequently, as the fair value of the Nextel shares exceeded its tax basis, a deferred tax liability of $124.4 million was recorded at 35% of the difference between the tax basis and the fair value at the date of the contribution. As the fair values of the Nextel shares and the hedge liability to Chase Manhattan change, the related deferred taxes change in offsetting amounts.

     The tax basis of the tangible assets acquired from Old ICO at May 17, 2000, as described in Note 2, exceeds New ICO's cost by $1,585 million. However, no deferred tax asset has been recorded because these tangible assets are domiciled in a tax haven jurisdiction.

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

14. LEASE COMMITMENTS

     The Corporation leases office space under rental agreements accounted for as operating leases. The total rent expense under operating leases was approximately $0.4 million for the period from February 9, 2000, inception, through June 30, 2000.

     At June 30, 2000 the scheduled minimum future lease payments under non-cancelable operating leases were as follows:

                                                                (IN
                                                             THOUSANDS)
July 1, 2000 through December 31, 2000.....................   $ 1,342
2001.......................................................     2,548
2002.......................................................     2,616
2003.......................................................     2,628
2004.......................................................     2,809
2005.......................................................     1,627
After 2005.................................................         0
                                                              -------
                                                              $13,570
                                                              =======

15. COMMITMENTS AND CONTINGENCIES

     In connection with the development of the ICO Network, the Corporation has assumed certain contracts with manufacturers and service providers for, among other things, satellite equipment, satellite launch services and construction of the ICONET from Old ICO.

     All payments made by the Corporation in respect of its principal contracts are recorded as "Tangible fixed assets: Property under construction", except for certain payments in advance which are included in "Deposits and other assets".

     Following Old ICO's petition for protection under chapter 11, its management entered into discussions with certain vendors concerning re-negotiation of the terms of various contracts, including some of the contracts described below. The management of the Corporation is continuing these negotiations.

  Space Segment Contracts

     The Corporation has entered into two agreements with Hughes: the Satellite Contract and the Launch Services Contract, which are fixed-price contracts comprising substantially all of the Corporation's investment in the space segment of the ICO Network.

  Satellite Contract

     Under the terms of the agreement between Hughes Electronic Corporation and its subsidiary Hughes Space and Communications International Inc. ("Hughes") and ICO Global Communications (Operations) Limited ("Operations") ("the Satellite Contract"), Hughes has agreed to design, develop, manufacture, test and deliver twelve satellites and associated telemetry, tracking and control ("TT&C") equipment for a total cost of approximately $1.4 billion according to a delivery schedule set forth in the Satellite Contract. The delivery schedule in the Satellite Contract was initially modified in 1999 following Operations' petition for protection under chapter 11, to reflect stipulations and agreements ("the stipulations") between Operations and Hughes as approved by the United States Bankruptcy Court. It is

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

expected that the schedule will be further modified as part of the Amendment to the Satellite Contract described below. The Satellite Contract was assumed following Old ICO's emergence from bankruptcy.

     Title to and risk of loss of a satellite will pass from Hughes to Operations at the time of launch of each satellite or upon expiration of a five-year warranty period, whichever is earlier. Under certain circumstances, Hughes will reacquire risk of loss to a satellite if a launch attempt is terminated prior to lift-off. With certain exceptions, Hughes is responsible for securing all licenses, approvals and consents as may be required for performance of the Satellite Contract.

     Operations is obligated to pay for the services provided under the Satellite Contract in progress payments according to a milestone payment plan, as amended by the stipulations, with payments due 15 days after completion of the applicable milestone. In July 1999, Hughes and Operations entered into an agreement whereby Hughes agreed to defer milestone payments totaling $61.6 million due for payment July through September until September 15, 1999. This amount was settled after Old ICO's emergence from bankruptcy on May 17, 2000 together with administrative claims for the post petition period. The total cure payment was $77.3 million. As of June 30, 2000 $1,142.8 million had been paid to Hughes in respect of this contract. The contract also provides in specific instances for incentive payments to be earned by Hughes in addition to the agreed contract price.

     Subject to certain exceptions, the Corporation bears the risk (including additional costs, if any) resulting from excusable delays under the Satellite Contract, as well as risk of loss for satellites once placed in orbit. An excusable delay is a delay in performance caused by any event which is beyond the reasonable control and without the fault or negligence of Hughes and its affiliates, subcontractors and agents. There can be no assurance that events constituting excusable delays will not arise or, if any event constituting excusable delay does arise, that it will be resolved on terms that are not materially adverse to the Corporation.

     The Satellite Contract may be terminated for convenience upon the occurrence of certain events of default. If the Satellite Contract is terminated by the Corporation for convenience or is terminated by Hughes because of a Corporation default, the Corporation is obligated to pay for the cost of all work performed by Hughes up to the date of the termination, and to pay for costs associated with the termination, all non-refundable pre-payments and certain profits and other amounts for uncompleted work. If Hughes defaults on the entire Satellite Contract, all payments made thereunder are refundable and no further payments are due by the Corporation. If Hughes defaults on the Satellite Contract in part, the contract price is reduced by the price of the work in respect of which Hughes has defaulted. In this case, Hughes is also obligated to make a payment to the Corporation for the amount in excess of the costs of reprocurement of the work in respect of which Hughes has defaulted, up to a maximum of 40% of the value of that defaulted-upon work. In the event of default by Hughes under the Satellite Contract, there can be no assurance that the Corporation will be able to find a substitute provider in a timely manner or on economically acceptable terms.

     Hughes agrees to indemnify the Corporation for claims of infringement of any intellectual property rights arising under the Satellite Contract. The Corporation agrees to indemnify Hughes for claims based on the allegation that the Hughes satellites, as components of a larger system, infringe any intellectual property rights. Subject to certain qualifications, each party will indemnify the other for claims for damage to property or personal injury based upon any occurrence prior to the arrival of a satellite at the launch site, to the extent caused by a negligent act or omission by that party. The Corporation shall indemnify Hughes against all third party claims based upon occurrences after a launch attempt.

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

     Under the terms of the Satellite Contract, the maximum aggregate liquidated damages payments by Hughes for late delivery are $100 million. Of the total cost of $1.4 billion, approximately $135 million is classified as satellite performance payments which may be reduced in amount for less than satisfactory satellite operation, to be determined in accordance with the satellite technical specifications. Neither party has liability, whether in tort, contract or otherwise, for special, consequential or punitive damages, including economic loss or loss of profit, arising from breach of the Satellite Contract.

     The Satellite Contract includes an option pursuant to which the Corporation may direct Hughes to manufacture, test, deliver and provide launch services for a thirteenth satellite and further satellites.

     The Corporation has renegotiated certain terms of the Satellite Contract with Hughes, including a modification of the satellite design to mitigate the effects of certain transportation and radar interference conditions, a right to purchase additional satellites, and a modification of the liquidation damages and performance incentives. Memorandum of Agreement between Hughes and Operations setting out these re-negotiated terms, was approved by the Court and effective following debtors' exit from Chapter 11. The partners are close to agreeing on an amendment to the Satellite Contract to reflect these negotiated terms and the order of additional spacecraft.

  Launch Services Contract

     Under the terms of a launch services supply and management contract between ICO Global Communications (Operations) Limited and Hughes ("the Launch Services Contract"), Hughes has agreed to provide launch services to the Corporation for a total consideration of approximately $949.5 million. This contract was assumed following Old ICO's emergence from bankruptcy. Under the Launch Services Contract, Hughes is to effect the supply of launch services and the overall management of launch service agreements for launch of twelve satellites. Launch services are to be provided pursuant to long-term agreements between Hughes and Lockheed Martin Commercial Launch Services, Lockheed Krunichev-Energia International, McDonnell Douglas Corporation (now The Boeing Company) and Sea Launch Limited Partnership. Hughes is responsible for day-to-day management activities related to the procurement of launch services and for monitoring all work in progress.

     The Launch Services Contract provides that Hughes shall secure all permits, licenses, approvals and consents as may be required to effect the provision and scheduling of the launch of each satellite with the relevant launch provider and, as may be required, for the provision of each relevant launch service.

     The Launch Services Contract provides that the Corporation is obligated to pay for the foregoing services according to a milestone payment plan, as amended by the stipulations. The payments are to be made 15 days after the occurrence of applicable milestones. Under the stipulations, Operations agreed to pay $80 million to Hughes during the period November 1, 1999 to April 30, 2000 and as of June 30, 2000, aggregate payments to Hughes of $635.1 million or 67% of the contract value had been made. The Corporation is responsible for any amount payable by Hughes to a launch service provider to effect a substitution, acceleration or postponement of a launch service at the Corporation's request.

     There is no provision for excusable delay in the Launch Services Contract. If excusable delay occurs in the Satellite Contract and, as a result, the late delivery of a satellite causes a delay in the Launch Services Contract, the Launch Services Contract provides that there may be an equitable adjustment to the time for the performance of the affected obligations thereunder. There can be no assurance that the Corporation will not be delayed in its launch timetable due to the failure of Hughes to deliver satellites on a timely basis or for other reasons.

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

     Among other things, the breach by Hughes of a material term of the Launch Services Contract, the Satellite Contract or a launch service agreement which causes any launch service to be terminated, or default by the relevant launch service provider, shall constitute an event of default by Hughes under the Launch Services Contract. The Corporation has the right to direct Hughes to terminate any launch service in the event of default by the relevant launch service provider, in which case the Corporation is entitled to receive a refund of payments made for that launch service and reimbursement for reprocurement fees up to $10 million. Failure by the Corporation to make any payment, termination of the Satellite Contract for any reason other than default by Hughes, or termination by a launch service provider because of the Corporation's failure to make payment, among other things, constitute events of default by the Corporation under the Launch Services Contract. In the event of default by Hughes under the Launch Services Contract, there can be no assurance that the Corporation will be able to procure replacement services in a timely manner or on economically acceptable terms.

     Subject to certain qualifications, with respect to each launch, each party under the Launch Services Contract will indemnify the other for claims for damages to property or personal injury based upon any occurrence prior to arrival of a satellite at the launch site, to the extent caused by a negligent act or omission of that party. The Corporation shall indemnify Hughes against all third party claims based upon occurrences after a launch attempt or arising from any misrepresentation by the Corporation in connection with the Launch Services Contract.

     The Launch Services Contract provides that Hughes shall not be liable to the Corporation for any payment which originates from a launch service provider, including the refund of payments associated with a terminated launch, until Hughes has received the corresponding payment from the relevant launch service provider. Neither party to the Launch Services Contract is liable to the other under any theory of contract, tort or other legal or equitable remedy for special, punitive or consequential damages, including, but not limited to, lost revenues or economic loss.

     The Corporation may terminate a launch service at its option, in which case it shall be liable to Hughes for an amount up to 101% of the value of the launch service plus up to $2.3 million, depending on when the termination occurs. The Corporation bears the risk of loss for any satellite launched under the Launch Services Contract.

     In a Memorandum of Agreement signed by Hughes and Operations and approved by the bankruptcy court, the parties made certain modifications and additions to the launch contract relating to management of the launch providers. The parties have continued to have discussions between themselves and with launch providers about potential changes to the existing launch manifest.

  ICONET Supply Contract

     ICO Global Communications (Operations) Limited entered into a supply agreement for the ICONET ("the ICONET Supply Contract") with NEC Corporation of Japan ("NEC") as prime contractor relating to the design, manufacture, construction, delivery, installation, integration and testing of the ICONET ground facilities together with a demonstration of the functioning of the ICO Network as a whole. The ICONET Supply Contract was subsequently assigned by these parties to ICO Global Communications Holdings BV. NEC leads a group of companies, including Hughes Network System (HNS) and Ericsson Telecommunications Limited (Ericsson) (collectively, "ICONET Supplies"), that are responsible for various aspects of the ICONET ground facilities and assumed by New ICO following Old ICO's emergence from bankruptcy. As of June 30, 2000 the contract price was approximately $759.8 million, plus a further sum of approximately $21.5 million in respect of freight and insurance, to be paid in installments that are time-based and according to certain milestones set forth in the ICONET

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

Supply Contract. The payment schedule was amended during the year ended December 31, 1999 when, following Holdings' and Holdings BV's petitions for protection under Chapter 11, it was changed to reflect the stipulation between the Debtors and NEC approved by the Court. Under the terms of the stipulation, Holdings BV agreed to pay NEC $97.2 million of the contract value during the period November 1, 1999 through April 30, 2000. This amount was settled after Old ICO's emergence from bankruptcy on May 17, 2000 together with administrative claims for the post petition period. The total cure payment was $100.9 million. Aggregate payments under the ICONET Supply Contract of $605.5 million, or 80% of the contract value had been made by June 30, 2000.

     NEC is responsible for supplying radio-frequency terminals, network management systems and, at the Company's option and for additional cost, system integration. Hughes is responsible for the supply of the satellite base station systems and Ericsson is responsible for the mobile switching centers, including registers, inter-working functions, and messaging and legal interception platforms. The Corporation is responsible for importation formalities and for securing government authorizations relating to civil works at the sites of the ICONET ground facilities.

     Subject to certain qualifications, NEC grants or procures to grant to the Corporation worldwide, non-exclusive, paid up licenses to use the intellectual property of the ICONET Suppliers used in the items delivered under the ICONET Supply Contract.

     The ICONET Supply Contract is structured so that the Corporation makes installment payments that are both time-based and related to progress achievements that NEC makes in design, manufacture, installation and testing of the various subsystems and of the integrated ground system. New ICO Global Communications (Holdings) Limited has agreed in a separate letter to guarantee all financial obligations owing to NEC from ICO Global Communications Holdings BV under the ICONET Supply Contract.

     In addition to the normal termination provisions, the Corporation has the right to terminate the ICONET Supply Contract if the ICONET Suppliers are not progressing the work satisfactorily as measured against established milestones, and the ICONET Suppliers may terminate the contract only if amounts owed for work completed or disputed above certain amounts are unpaid by the Corporation. The Corporation also has the right to terminate the ICONET Supply Contract for convenience.

     In the event of the Corporation's termination for cause, the ICONET Suppliers must provide, in addition to delivery of all works performed to date, the right to all intellectual property related to the ICONET Supply Contract to allow ICO to complete the ICONET ground facilities. In the event of the Corporation's termination for convenience, the Corporation is required to pay the cost of terminating orders and subcontractors in addition to the ICONET Suppliers' direct costs incurred to the date of termination plus a 22% mark-up. In the event the ICONET Suppliers terminate for cause, they must deliver all works for which the Corporation has paid. Liquidated damages of up to 10% of the value of the ICONET Supply Contract apply if the ICONET Suppliers miss the target dates set forth in the contract by more than 30 days.

     Under the ICONET Supply Contract, the Corporation indemnifies the ICONET Suppliers against any claim based on the infringement of certain intellectual property rights in relation to the agreement. The ICONET Suppliers indemnify the Company and the other ICONET Suppliers against all other claims based on the infringement of intellectual property rights in relation to the agreement, up to an amount not to exceed $75 million, with an overall cap for the ICONET Suppliers for all causes, except third party property damage and death or bodily injury, of 31% of the contract price.

     The ICONET Supply Contract also provides that a bonus of $25 million will be paid to the ICONET Suppliers if they achieve certain milestones on or before a specific date.

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

     Two Memorandum of Agreements between NEC and Holdings BV setting out proposed revised contract terms, effective on the Debtors exit from Chapter 11, have been approved by the Court. The revised contract terms relate to improving the voice quality of the system and adding data capability as detailed herein.

  Other contracts

     In addition to the principal contracts described herein, CSC Computer Sciences Limited has been contracted by the Corporation to develop the Business Operations Support Systems.

     A number of the Corporation's contracts with third party suppliers contain provisions for incentive and bonus payments. If such payments are made under these contracts, the amounts will be capitalized and included within the cost of the assets.

     The Corporation has entered into operating agreements with operators of 10 of its 12 SAN sites. The SANs will be constructed and operated under SAN agreements that provide for the installation, licensing, financing, operation and maintenance of each SAN. Each SAN operator will also provide interconnection of the ICONET to the public switched network in the country in which the SAN is located and via the international switching facilities in that country to neighboring countries.

16. EMPLOYEE BENEFITS

  Pension and health care arrangements

     The Corporation has established group personal pension arrangements for staff under a defined contribution scheme and makes contributions, which vary according to age. The Corporation has also established insured arrangements to cover death in service, long-term disability, personal accident and medical benefits. The expense in respect of company contributions under the defined contributions scheme for the period from February 9, 2000, inception, through June 30, 2000 was $0.5 million.

  Short Term Incentive Plan

     The Short Term Incentive Plan ("STI Plan") is an annual bonus arrangement based on a percentage of salary and measured against both personal and corporate performance. The costs associated with this plan are accrued based upon estimated payments to be made and included in operating expenses for the periods presented so as to recognize the obligation and allocate the related expense over the period in which the bonuses are earned. Accrued expenses for the period from February 9, 2000, inception, through June 30, 2000 were $0.6 million.

  Employee Retention Program

     Old ICO implemented a staff retention program to counteract the instability and uncertainty resulting from the Chapter 11 filing and motivate employees to remain to participate in the completion of the ICO Network. The program covers 316 employees, including senior management. Each employee determined to be in good standing on January 15, 2000 and who remained employed through the emergence of Old ICO from bankruptcy qualified for retention payments. The program was assumed by the Corporation. The aggregate cash payments that the Corporation expects to make under this program is $8.7 million, of which $4.4 million was paid during May 2000. The second installment is payable within 10 days of September 1, 2000.

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

  Stock Option Plans

     New ICO has reserved 6,500,000 shares of Class A common stock for the issuance of options to employees of New ICO pursuant to an employee stock option plan. As of June 30, 2000 no options had been granted or exercised.

17. SEGMENTAL INFORMATION

     The Corporation has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Corporation manages its business under one reporting segment:
telecommunications. As such, all operating decisions are based upon the Corporation operating under a single segment.

     Although the Corporation is registered in Delaware, most of its activities take place in other areas. The Corporation's operational assets consist primarily of space segment assets and ICONET assets. With the exception of the Satellite Control Centre in London, England and the TT&C equipment installed at six SAN sites, all of the space segment assets are in the course of construction and are located at Hughes's premises in the United States. The ICONET assets are also in the course of construction and installation and are located at various sites throughout the world.

     Total tangible fixed assets are analyzed by geographic area in the table below:

                                                      AS OF JUNE 30, 2000
                                                      -------------------
                                                        (IN THOUSANDS)
United States.......................................       $648,942
Europe..............................................        148,840
Australasia.........................................         92,807
South America.......................................         47,465
Africa..............................................         15,171
                                                           --------
                                                           $953,225
                                                           ========

18. CORPORATE REORGANIZATION

  Merger with Teledesic Corporation

     On May 12, 2000, ITGL, New Satco Holdings Merger Sub, Inc., a wholly owned subsidiary of ITGL ("Merger Sub") and Teledesic Corporation approved and entered into an Agreement and Plan of Merger pursuant to which Teledesic Corporation will merge with Merger Sub. Subsequently, this agreement was amended such that Teledesic will merge with a wholly owned subsidiary of New ICO. Pursuant to the Plan of Merger, each outstanding share of Teledesic Corporation will be exchanged for 0.80025 shares of Class A common stock of New ICO, subject to certain adjustments, and New ICO will assume all of Teledesic's outstanding options and warrants as adjusted pursuant to the foregoing exchange ratio. As a pre-condition of the merger, Motorola will convert its units of Teledesic LLC into shares of Teledesic Corporation.

  Acquisition of Teledesic Holdings Limited

     ITGL has agreed, in connection with the merger with Teledesic Corporation, as described above, and in connection with the merger of ITGL with the Corporation, the corporation would assume the agreement to purchase all outstanding shares of Teledesic Holdings Limited (THL), a controlled subsidiary of Teledesic Corporation, other than those held by Teledesic Corporation, in exchange for the number of

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

shares of New ICO Series A or Series B preferred stock equal to 0.97 times the number of THL Class A shares surrendered. New ICO preferred shares expected to be issued are as follows:

          - 8,385,002 Series A 5% cumulative convertible preferred stock will be valued at $20.62 per share

          - 14,370,371 Series B 5% cumulative convertible preferred stock will be valued at $13.92 per share

     For both series, dividends are cumulative at an annual rate of 5% payable annually in kind with additional shares of preferred stock of the same series. Both series include conversion and redemption rights and requirements.

  Proposed Merger with New ICO

     The boards of directors of both ITGL and New ICO have approved a plan of merger pursuant to which ITGL would merge into New ICO. Just prior to the consummation of the proposed merger, New ICO would transfer its assets and liabilities into a newly formed wholly owned subsidiary. Pursuant to the plan of merger, in return for their stock holdings in ITGL, the consideration to be received by ITGL shareholders is as follows:

          - For each share of ITGL Class A Common Stock; 0.97 shares of New ICO Class A Common Stock

          - For each share of ITGL Class B Common Stock; 0.97 shares of New ICO Class B Common Stock

          - For each option or warrant to acquire shares of ITGL common stock; an option or warrant to acquire 0.97 shares of New ICO common stock of the same class

Consummation of the merger is conditioned on approval by New ICO's and ITGL's shareholders.

19. EVENTS SUBSEQUENT TO JUNE 30, 2000

     In July 2000, Eagle River assigned 8,591,768 of its options to acquire New ICO Class A common shares to ITGL as a component of certain options issued by ITGL as described below. If ITGL and New ICO merge, these assigned options will be canceled and the investor options in ITGL would be exchanged for New ICO options.

     In July 2000, CDR-Satco, LLC (CD&R) executed a purchase agreement to invest $150 million cash for 15 million shares of ITGL Class A common stock at $10 per share. This purchase was funded on July 26, 2000. For this initial investment, CD&R received options to purchase 3,250,000 shares of ITGL Class A common stock at $12.50 per share, not exercisable until after May 16, 2003, and expiring on May 16, 2005. The option price is based on a 2 for 1 conversion ratio of New ICO options to ITGL options held by Eagle River at $25.00. If this conversion ratio changes the option price will change accordingly.

     ITGL has granted CD&R options to purchase an additional 15 million shares of ITGL Class A common stock at $12 per share if exercised by January 31, 2001 and $13.20 per share if exercised between February 1, 2001 and April 30, 2001. For this additional investment, CD&R will receive options to purchase up to 2,500,000 shares of ITGL Class A common stock, pro rata with actual investment, at $12.50 per share, not exercisable until after May 16, 2003, and expiring on May 16, 2005. The option price

                          ICO-TELEDESIC GLOBAL LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
 (AMOUNTS AS OF JUNE 30, 2000 AND FOR THE PERIOD MAY 16, 2000 TO JUNE 30, 2000
                                 ARE UNAUDITED)

is based on a 2 for 1 conversion ratio of New ICO options to ITGL options held by Eagle River at $25.00. If this conversion ratio changes the option price will change accordingly.

     In July 2000, an investor executed a purchase agreement to invest $53 million cash for 5.3 million shares of ITGL Class A common stock at $10 per share. This purchase was funded on July 26, 2000. For this initial investment, the investor received options to purchase 5.3 million shares of ITGL Class A common stock at $12 per share if exercised by January 31, 2001, and $13.20 per share if exercised between February 1, 2001 and April 30, 2001.

     If the investor purchases an additional $100 million of ITGL Class A common stock, bringing its aggregate investment in ITGL to $153 million, the investor will earn options to purchase an additional 833,334 shares of ITGL Class A common stock at $12.50 per share, not exercisable until after May 16, 2003, and expiring on May 16, 2005. However, if the investor fully exercises the 5.3 million options it earned in July of 2000, and no opportunity presents itself for the investor to purchase at least $37.0 million of additional ITGL Class A common stock prior to or during ITGL's initial public offering to fulfill the aggregate investment of $100 million post initial investment, the investor will still be entitled to the 833,334 ITGL options.

     In July 2000, Cascade Investment, LLC executed a purchase agreement to invest $100 million cash for 10.0 million shares of ITGL Class B common stock at $10 per share. This purchase was funded on July 17, 2000. For this initial investment, Cascade Investment, LLC received options to purchase 5,341,768 shares of ITGL Class A common stock at $12.50 per share. This option price is based on a 2 for 1 conversion ratio of New ICO options to ITGL options held by Eagle River at $25.00. If this conversion ratio changes the option price will change accordingly.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of ICO Global Communications (Holdings) Limited
(Debtor-in-Possession, Provisional Liquidator appointed)
(a development-stage company)

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of loss and comprehensive loss, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of ICO Global Communications (Holdings) Limited (Debtor-in-Possession ("debtor-in-possession"), Provisional Liquidator appointed) (a development-stage company) and its subsidiaries at December 31, 1998 and 1999, and the results of their operations, their cash flows and their changes in shareholders' equity for each of the years ended December 31, 1997, 1998 and 1999, and for the cumulative period from inception on January 24, 1995 to December 31, 1999 in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 2 to the financial statements, the Company is a development-stage company, which has filed a voluntary petition to reorganize under chapter 11 of the Bankruptcy Code in the United States. The Company has incurred significant losses and negative cash flows from operating activities since inception and is dependant on additional financing and certain other matters in order to continue its operations and execute its business strategy. The Company's going concern basis is dependant upon, among other things, the confirmation and consummation of a plan of reorganization, its ability to comply with the terms of the debtor-in-possession finance facility and its ability to generate sufficient cash from financing arrangements to meet obligations as they come due and to complete the ICO Network. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in respect of these matters are described in Notes 1 and 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

PricewaterhouseCoopers

London, England
March 17, 2000

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                         AS OF DECEMBER 31,
                                                                      ------------------------
                                                              NOTE       1998          1999
                                                              ----    ----------    ----------
CURRENT ASSETS
Cash and cash equivalents...................................          $  548,692    $  185,385
Marketable securities.......................................    4        228,005            --
Prepaid expenses and other current assets...................    5         11,253         8,515
                                                                      ----------    ----------
Total current assets........................................             787,950       193,900
TANGIBLE FIXED ASSETS
Property and equipment in service, net......................    6         11,543        11,916
Property under construction.................................    6      1,807,025     2,728,728
OTHER NON-CURRENT ASSETS
Restricted cash and advance deposits........................    7         57,466        73,957
                                                                      ----------    ----------
          TOTAL ASSETS......................................          $2,663,984    $3,008,501
                                                                      ==========    ==========

                             LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses.......................    8     $  104,851    $   30,837
Amounts owing to related parties............................    9         57,944        33,664
Debtor in possession financing..............................   10             --       225,000
                                                                      ----------    ----------
Total current liabilities...................................             162,795       289,501
Long term debt..............................................             533,021            --
Other non-current liabilities...............................   11          4,409           650
                                                                      ----------    ----------
Total liabilities not subject to compromise.................             700,225       290,151
Liabilities subject to compromise...........................   12             --       957,108
                                                                      ----------    ----------
          TOTAL LIABILITIES.................................             700,225     1,247,259
                                                                      ----------    ----------
SHAREHOLDERS' EQUITY
Ordinary Shares 560,000,000 shares authorized in 1999 and
  1998 and 207,607,618 and 207,647,618 issued and
  outstanding in 1999 and 1998, respectively................   15          2,076         2,076
Share premium...............................................           2,305,681     2,304,171
Called-up share premium receivable..........................              (1,010)           --
Cumulative other comprehensive loss.........................                 (24)         (347)
Accumulated loss during development stage...................            (342,964)     (544,658)
                                                                      ----------    ----------
Total shareholders' equity..................................           1,963,759     1,761,242
                                                                      ----------    ----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........          $2,663,984    $3,008,501
                                                                      ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

             CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

                                                      YEAR ENDED DECEMBER 31,
                                                 ---------------------------------     SINCE
                                          NOTE     1997        1998        1999      INCEPTION
                                          ----   ---------   ---------   ---------   ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues................................         $      --   $     142   $   2,190   $   2,332
Direct production costs.................                --        (289)     (2,946)     (3,235)
Marketing, general and administrative
  expenses..............................           (67,569)   (142,189)   (116,144)   (393,373)
TRW settlement..........................   13     (149,990)         --          --    (149,990)
Depreciation and amortization of
  tangible fixed assets.................            (3,332)     (5,684)     (7,752)    (18,308)
                                                 ---------   ---------   ---------   ---------
Operating loss..........................          (220,891)   (148,020)   (124,652)   (562,574)
Interest receivable and other income,
  net...................................            35,496      41,127      20,699     125,015
                                                 ---------   ---------   ---------   ---------
Loss before reorganization costs and
  income taxes..........................          (185,395)   (106,893)   (103,953)   (437,559)
Reorganization costs....................   14           --          --     (93,530)    (93,530)
                                                 ---------   ---------   ---------   ---------
Loss before income taxes................          (185,395)   (106,893)   (197,483)   (531,089)
Income taxes............................   16       (2,582)     (3,783)     (4,211)    (13,569)
                                                 ---------   ---------   ---------   ---------
Net loss................................         $(187,977)  $(110,676)  $(201,694)  $(544,658)
Other comprehensive loss................   22         (316)       (159)       (323)       (347)
                                                 ---------   ---------   ---------   ---------
Comprehensive loss......................         $(188,293)  $(110,835)  $(202,017)  $(545,005)
                                                 =========   =========   =========   =========
Basic and diluted loss per share........   17    $   (1.63)  $   (0.56)  $   (0.97)  $   (4.57)
                                                 =========   =========   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED DECEMBER 31,
                                                        -----------------------------------      SINCE
                                                          1997         1998         1999       INCEPTION
                                                        ---------   -----------   ---------   -----------
                                                                         (IN THOUSANDS)
Net loss..............................................  $(187,977)  $  (110,676)  $(201,694)  $  (544,658)
Adjustments to reconcile net loss to cash flows used
  in operating activities:
  Non-cash items:
    TRW settlement (see Note 13)......................    149,990            --          --       149,990
    Depreciation......................................      3,332         5,684       7,752        18,308
    Amortization of debt issue costs..................         --         1,068       1,749         2,817
    Exchange (gain) loss..............................         --        10,184      (9,404)          780
    Reorganization costs..............................         --            --      91,343        91,343
    Changes in working capital:
      (Decrease) increase in taxation payable.........        660         1,692        (331)        3,741
      Decrease (increase) in prepaid expenses and
         other current assets.........................     (1,029)       (2,622)      6,094        (5,621)
      (Decrease) increase in accounts payable and
         accrued expenses.............................     19,022       103,116    (110,757)       22,693
      Decrease in other non-current liabilities.......         --       (25,939)     (3,759)      (19,918)
                                                        ---------   -----------   ---------   -----------
Net cash used in operating activities.................    (16,002)      (17,493)   (219,007)     (280,525)
Cash flows used in investing activities:
  Capital expenditure: property under construction....   (572,325)     (986,104)   (612,885)   (2,465,938)
  Capital expenditure: property in service............     (4,478)       (9,280)     (7,947)      (29,441)
  Cash released (deposited) in respect of letters of
    credit............................................    (40,641)       74,066       3,848        (3,727)
  Sale (purchase) of marketable securities, net.......         --      (228,005)    228,005            --
                                                        ---------   -----------   ---------   -----------
Net cash used in investing activities.................   (617,444)   (1,149,323)   (388,979)   (2,499,106)
Cash flows provided by financing activities:
  Proceeds from issue of Ordinary Shares -- TRW.......         --        50,000          --        50,000
  Proceeds from issue of Ordinary Shares -- other.....    255,841       695,576          --     2,079,185
  Proceeds from issue of Dollar and Euro Senior Notes
    including warrants and operator financing.........         --       590,457      18,748       609,205
  Debtor-in-possession financing received.............         --            --     225,000       225,000
                                                        ---------   -----------   ---------   -----------
Net cash provided by financing activities.............    255,841     1,336,033     243,748     2,963,390
Effect of exchange rate movements on cash.............         --           695         931         1,626
Net (decrease) increase in cash and cash
  equivalents.........................................   (377,605)      169,912    (363,307)      185,385
Cash and cash equivalents at the beginning of the
  period..............................................    756,385       378,780     548,692            --
                                                        ---------   -----------   ---------   -----------
Cash and cash equivalents at the end of the period....  $ 378,780   $   548,692   $ 185,385   $   185,385
                                                        =========   ===========   =========   ===========
Supplemental cash flow information:
  Interest paid.......................................  $      --   $     2,291   $  44,898   $    47,189
  Income taxes paid...................................  $   1,922   $     2,045   $   4,609   $     9,849
  Liabilities subject to compromise paid..............  $      --   $        --   $   1,184   $     1,184

  The accompanying notes are an integral part of these consolidated financial statements.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                    ORDINARY SHARES UNLESS OTHERWISE STATED

                                                                         CALLED-UP        OTHER
                                   NUMBER OF    CALLED-UP                  SHARE      COMPREHENSIVE                     TOTAL
                                    SHARES        SHARE       SHARE       PREMIUM        INCOME       ACCUMULATED   SHAREHOLDER'S
                                    ISSUED       CAPITAL     PREMIUM     RECEIVABLE      (LOSS)          LOSS          EQUITY
                                  -----------   ---------   ----------   ----------   -------------   -----------   -------------
                                                              (IN THOUSANDS, EXCEPT NUMBER OF SHARES)
Balance at December 31, 1996....  135,917,982    $1,359     $1,438,848   $(312,439)   $         451   $   (44,311)  $  1,083,908
Foreign exchange translation....           --        --             --          --             (316)           --           (316)
Issued during the year and paid
  in full.......................    2,826,000        27         31,373          --               --            --         31,400
Cash received during the period
  on cash calls.................           --        --             --     222,695               --            --        222,695
Issued during the year and
  partly paid...................   41,823,531       414        464,291    (462,959)              --            --          1,746
Net loss for the year to
  December 31, 1997.............                                                                         (187,977)      (187,977)
                                  -----------    ------     ----------   ---------    -------------   -----------   ------------
Balance at December 31, 1997....  180,567,513     1,800      1,934,512    (552,703)             135      (232,288)     1,151,456
                                  -----------    ------     ----------   ---------    -------------   -----------   ------------
Foreign exchange translation....           --        --             --          --             (159)           --           (159)
Issued during the year and paid
  in full.......................   28,925,290       295        330,052          --               --            --        330,347
Warrants issued during the
  year..........................           --        --         77,647          --               --            --         77,647
Costs relating to the initial
  public offering...............           --        --        (16,102)         --               --            --        (16,102)
Cash received during the year on
  cash calls....................           --        --             --     530,792               --            --        530,792
Shares forfeited in the year....   (1,845,185)      (19)       (20,428)     20,901               --            --            454
Net loss for the year to
  December 31, 1998.............           --        --             --          --               --      (110,676)      (110,676)
                                  -----------    ------     ----------   ---------    -------------   -----------   ------------
Balance at December 31, 1998....  207,647,618     2,076      2,305,681      (1,010)             (24)     (342,964)     1,963,759
                                  -----------    ------     ----------   ---------    -------------   -----------   ------------
Foreign exchange translation....           --        --             --          --             (323)           --           (323)
Share premium written back......           --        --         (1,010)      1,010               --            --             --
Shares forfeited in the year....      (40,000)       --           (500)         --               --            --           (500)
Net loss for year to December
  31, 1999......................           --        --             --          --               --      (201,694)      (201,694)
                                  -----------    ------     ----------   ---------    -------------   -----------   ------------
Balance at December 31, 1999....  207,607,618    $2,076     $2,304,171   $      --    $        (347)  $  (544,658)  $  1,761,242
                                  ===========    ======     ==========   =========    =============   ===========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. REORGANIZATION

     On August 27, 1999 (the "Petition Date"), ICO Global Communications Holdings Limited (a Bermuda registered company) ("Holdings") and three of its wholly owned subsidiaries ICO Global Communications Operations Limited (a Cayman Island registered company), ICO Global Communications Services Inc and ICO Global Communications Holdings BV (a Dutch registered company) (collectively "the Debtors") filed voluntary petitions for protection under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Court"). These related proceedings are being jointly administered under the caption "In re ICO Global Communications Services Inc., a Delaware Corporation, et al.", Case Nos. 99-2933/2936 (MFW). On the same date, parallel insolvency proceedings were initiated in Bermuda and the Cayman Islands.

     During the first half of 1999, Holdings and its subsidiaries ("ICO" or "the Company") explored various opportunities to raise the additional financing required to complete the ICO Network culminating in a proposed rights offering to existing shareholders to raise up to $1 billion. On July 27, 1999 the Company terminated this rights offering as it had not received the minimum amount of share subscriptions required. The Company then entered into negotiations with certain of its strategic investors to secure further investment and with major vendors to secure payment deferrals. By August 27, 1999 it had become clear that an agreement was not imminent and the Company was close to having insufficient funds to continue operations and to meet its liabilities as they fell due. In view of this, bankruptcy petitions were filed in order to give the Company an opportunity to reorganize and seek additional financing. During the period since bankruptcy proceedings were commenced, the Company has developed a revised business plan and proposed modifications to its capital structure to enable it to attract new investment.

     On February 18, 2000 the Company filed a chapter 11 plan of reorganization which contemplates emergence from bankruptcy in May 2000 with the Court. This plan of reorganization proposed by the Company was approved by the Bankruptcy Court on March 21, 2000. However, there can be no assurance at this time that such plan will be consummated. After the expiration of the exclusivity period the creditors of the Debtors have the right to propose alternative plans of reorganization. If this plan, or any subsequent plan of reorganization fails to be consummated, the Company may never emerge from bankruptcy as a going concern.

     As a result of the chapter 11 filings, absent approval of the Court, the Debtors are prohibited from paying, and creditors are prohibited from attempting to collect, claims or debts arising up to the petition date. However, such claims or debts may be settled if specific court approval is obtained. The plan of reorganization sets forth the means for satisfying claims and interests in the Debtors, including the liabilities subject to compromise. The consummation of the plan of reorganization for the Debtors will require the requisite vote of impaired creditors and stockholders under the Bankruptcy Code and confirmation of the plan by the Court. The plan of reorganization, among other things, is likely to result in material dilution or elimination of the equity of existing shareholders when their holding is converted into equity in the successor company.

     The Company has secured $500 million of Debtor-in-possession (debtor-in-possession) financing from a core group of existing investors and from Eagle River Investments LLC and its designees (see Note 10). Under the terms of the debtor-in-possession facility, this financing is convertible into Ordinary shares in the new ICO company to be formed on the Debtors' exit from chapter 11 and related insolvency proceedings. The Company has also secured a conditional commitment for an additional $700 million equity investment from Eagle River. The financing is dependent on the confirmation and consummation of the plan of reorganization by the Bankruptcy Court. The Company believes, that, based on the current plan of reorganization, in addition to the $1.2 billion and the proposed relief under the plan of

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

reorganization it would require substantial additional finance to fund its operations and investment through to service launch expected in October 2002.

     The Court has granted the Company's request to extend its exclusive right to file a plan of reorganization through June 15, 2000.

     There are no assurances that the Company will not encounter substantial technical problems in the completion of the ICO Network including, among other things, further launch failures, hardware and software failures, delays in integrating the network and delays in the development of user equipment. There are also no assurances that the Company will not encounter significant problems in obtaining licenses and other regulatory approval, securing adequate distribution channels or in respect of certain US legal restrictions on exports of equipment, services and technology.

 2. BASIS OF PREPARATION AND CONSOLIDATION

     The consolidated financial statements include the financial statements of ICO Global Communications (Holdings) Limited (Debtor-in-Possession, Provisional Liquidator appointed) (a development-stage company) and its subsidiary companies, all of which are wholly owned. All financial information in these financial statements is in US dollars unless otherwise stated.

     The Company's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and consistently applied. The results of operations and assets and liabilities of the Company's wholly owned subsidiaries have been consolidated and all intercompany transactions and balances have been eliminated.

     In connection with the bankruptcy proceedings, the Company has adopted AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). SOP 90-7 requires entities in bankruptcy to present their pre-petition liabilities on the basis of the expected amount of allowed claims in accordance with Statement of Financial Accounting Standard No. 5, "Accounting for Contingencies".

     The Company is a development-stage company, has incurred a cumulative net loss since inception and is dependent on additional financing in order to continue its operations and execute its business strategy. The plans of the Company include, among other things, a plan of reorganization to enable it to exit bankruptcy and further proposals to raise significant future funding with a combination of equity and debt There is no assurance that the Company can complete the construction of its network, fund its future working capital requirements or achieve positive cash flow from operations. As a result, there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

     The accompanying financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the chapter 11 filing and circumstances relating to this event, including the Company's leveraged financial structure and losses from operations, such realization of assets and liquidation of liabilities is subject to significant uncertainty. While under the protection of chapter 11, the Debtors may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the financial statements. Further, the plan of reorganization could materially change the amounts reported in the financial statements, which do not give effect to all adjustments of the carrying value of assets or liabilities that might be necessary as a consequence of the plan of reorganization.

     The appropriateness of using the going concern basis is dependent upon, among other things, confirmation of the plan of reorganization, the ability to comply with the terms of the debtor-in-possession

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Facility and the ability to generate sufficient cash from financing arrangements to meet obligations and complete the ICO Network.

     The Company requires the successful completion and implementation of the ICO Network and successful completion of a plan of reorganization to recover the cost of property under construction over its estimated useful life. Management believes there have been no events or changes in circumstances that would require the recognition of an impairment loss. However, due to the inherent uncertainties in estimating future cash flows, the successful completion of a plan of reorganization, and the successful completion and implementation of the ICO Network, there can be no assurance that the Company will ultimately recover the cost of property under construction.

 3. SIGNIFICANT ACCOUNTING POLICIES

  i) Organization and business

     Holdings, incorporated as an exempted company registered in the Cayman Islands on May 17, 1995, is the successor to I-CO Global Communications Holdings Limited, which commenced trading on January 24, 1995, and subsequently transferred all of its assets to Holdings in return for shares prior to voluntarily winding up. On incorporation, Holdings had an authorized share capital divided into 25,000,000 Ordinary Shares of $0.01 each and 700,000 B shares of $0.01 each. On February 16, 1998, Holdings became a Bermuda-registered company.

     The Company is developing and commercializing a medium earth orbit ("MEO") satellite-based global communications service. The ICO communications system (the "ICO Network") will be a fully integrated end-to-end system consisting of a space segment, ground network (the "ICONET") and phones which are principally handheld (the "ICO phones"). The ICO Network is designed to enable local service providers to offer high-quality wireless voice telephony and data services virtually anywhere in the world. The service offering will be complementary to terrestrial fixed and mobile services, with which it will interconnect, and will allow customers to roam across terrestrial fixed and mobile networks around the world.

     The construction of the ICO Network is taking place in collaboration with ICO's contributing partners, which include Hughes Electronics Corporation and its subsidiary Hughes Space and Communications International Inc. ("Hughes") and NEC Corporation of Japan ("NEC") (see Note 9).

     The Company continues to be a development-stage company, engaged primarily in the design, development, construction and financing of the ICO Network. The Company does not expect to commence commercial operations of its mobile satellite services ("MSS") system until 2002. Accordingly, it does not expect to generate significant revenues until 2002, when the ICO System has been deployed.

  ii) Development-stage company

     The Company is a development-stage company as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises," and will continue to be so until it commences its commercial operations of its MSS system.

     Future operating results will be subject to significant business, economic, regulatory, technical and competitive uncertainties and contingencies. The development of the components of the ICO Network is a complex undertaking and there can be no assurance that cost overruns or a delay in deployment of the ICO Network will not occur. Depending on their extent and timing, these factors, individually or in the aggregate, could have an adverse effect on the Company.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  iii) Revenue recognition

     The Company recognizes the telecommunications services revenue from its ICOroam product based on minutes of traffic processed and contracted fees during the period. ICOroam is an ancillary service that does not use the core assets of the ICO Network. All revenue in 1998 and 1999 relates to ICOroam. The Company expects to recognize revenues from its mobile satellite services products using the ICO System in the period such services are provided.

  iv) Called-up share capital and share premium

     Called-up share capital represents the nominal value of all shares currently in issue. Share premium comprises the excess of the value of the consideration received or receivable over the nominal value of the shares. Share premium receivable, representing that element of share premium committed by investors on issue of the shares but not received as of the balance sheet date, is classified as a deduction from share premium in the balance sheet.

  v) Cash and cash equivalents

     Cash and cash equivalents include highly liquid investments with maturities of 90 days or less at the date of acquisition, but exclude restricted cash deposits. Excess funds are invested in short-term, interest-bearing deposits. Short-term investments, consisting principally of bank deposits, commercial paper and treasury bonds, are stated at cost as it is management's intent to hold these instruments to maturity.

  vi) Marketable securities

     The Company values all marketable securities that mature in more than 90 days at the time of purchase at amortized cost as management has both the intent and ability to hold these instruments to maturity.

  vii) Tangible fixed assets

     Property and equipment in service: Property and equipment in service is recorded at cost. This comprises leasehold improvements, furnishings, office equipment and computer equipment.

     Property under construction: Property under construction includes all costs incurred in the design, manufacture, test and launch of twelve satellites ("space segment") and the satellite access nodes, tracking and telemetry, network management and other communications equipment that comprise the ICO Network. These costs primarily comprise third-party construction and engineering costs but also include certain internal engineering costs directly attributable to the design and construction of the ICO Network and for management and control of external production, plus interest expense that has been capitalized in relation to the construction of the assets.

     ICO Network costs are classified as "property and equipment in service" and depreciated when they become operational and are placed in service following the commencement of commercial operations. Only the costs of constructing successfully deployed satellites will be transferred to "property and equipment in service"; any losses resulting from unsuccessful launches or satellite failures are to be recognized as incurred, with any insurance proceeds related to such losses recorded concurrently.

     Impairment: The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets might not be recoverable in accordance with the provisions of Statement of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". In general, this

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

statement requires recognition of an impairment loss when the sum of undiscounted expected future cash flow is less than the carrying-amount of such assets. The measurement for such impairment loss is then based on the fair value of the asset.

  viii) Depreciation and amortization

     In-service assets currently comprise leasehold improvements, furnishings, office equipment and computer equipment. Leasehold improvements are depreciated over the shorter of the leasehold length and the asset's estimated useful life. Other in-service assets are depreciated over their estimated useful lives (3 years) on a straight line basis.

     Property under construction will be depreciated when placed in service following the commencement of commercial operations by the Company. It is anticipated that satellites will be depreciated on an asset-by-asset basis over their remaining estimated useful life at commencement of commercial mobile satellite service operations, a period of between 10 and 12 years.

     The remaining ICO Network assets will be depreciated over their remaining estimated useful lives at the commencement of commercial mobile satellite services operations, generally a period of between 2 and 10 years, with certain longer-life assets, such as buildings, being depreciated over lives of up to 40 years.

  ix) Foreign currency transactions and translation

     The functional currency for the Company's operations is US dollar. ICO translates its subsidiary activity at the average exchange rate prevailing during the period. Assets and liabilities denominated in foreign currency are restated at the exchange rate prevailing at the balance sheet date. Exchange differences arising on the retranslation of assets and liabilities are recorded as a component of shareholders' equity. Transaction gains and losses on foreign currency balances are recorded in the consolidated statements of loss and comprehensive loss. The net transaction gains included in the loss for the years ended December 31, 1999 and 1998 were $9.4 million and $0.4 million, respectively. No transaction gains or losses were recorded in the year ended December 31, 1997.

  x) Taxation

     The Company recognizes income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  xi) Use of estimates

     The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for depreciation, taxes and contingencies, among others.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  xii) Loss per share

     The Company calculates loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share". The basic and comprehensive loss per share are calculated by dividing net loss and comprehensive loss respectively, by the weighted average number of Ordinary Shares outstanding during each period. Diluted loss per share is computed by dividing net loss by dilutive potential Ordinary Shares. Dilutive potential Ordinary Shares are calculated in accordance with the Treasury stock method, which assumes that proceeds from the exercise of all options and warrants are used to repurchase Ordinary Shares at market value. The amount of shares remaining after the proceeds are exhausted represents the potentially dilutive effect of the securities. Due to the reported losses in all periods presented, the exercise of options and warrants has not been assumed, as to do so would have been anti-dilutive. Shares issued in connection with stock splits or stock dividends, such as the bonus issue of Ordinary Shares on June 26, 1998, are reflected in the calculation of weighted average shares for all periods presented.

  xiii) Advertising and Promotional Costs

     The Company expenses all advertising and promotional costs as incurred. Advertising and promotional costs were $5.0 million, $9.5 million, $5.1 million, for the years ended December 31, 1999, 1998 and 1997, respectively.

  xiv) Capitalized interest

     Interest costs relating to debt incurred during the construction of the ICO Network are capitalized. Total interest costs incurred and capitalized for the years ended December 31, 1999 and 1998 were $70.3 million and $41.8 million. No interest costs were capitalized during the year ended December 31, 1997.

  xv) Recently issued accounting standards

     On September 15, 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. The Company will be required to adopt SFAS No. 133 for the year ended December 31, 2001. The Company is currently evaluating the standard but has not yet determined what effect adoption will have on its future results of operations or financial condition.

     During April 1998 the Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs, and requires such costs to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998; the Company fully complies with the provisions of SOP 98-5.

  xvi) Forward contracts

     Unrealized gains and losses related to forward contracts are deferred and included in the measurement of the related transaction, when the hedged transaction occurs.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
                         (A DEVELOPMENT-STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 4. MARKETABLE SECURITIES

     The Company had no marketable securities at December 31, 1999. Items below are classified in the consolidated balance sheet at December 31, 1998 as marketable securities. Cash equivalents have been excluded from these amounts.

                                              AS OF DECEMBER 31,
                                                     1998
                                              ------------------
                                                (IN THOUSANDS)
Commercial paper............................       $176,387
Discount notes..............................         24,684
Treasury bills..............................         26,934
                                                   --------
                                                   $228,005
                                                   ========

     Marketable securities have a maturity in excess of 90 days but less than twelve months at the date acquired.

  5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------    -------
                                                                (IN THOUSANDS)
Recoverable value-added tax.................................  $ 3,354     $2,341
Prepaid expenses and other receivables......................    4,113      6,028
Interest receivable.........................................    3,786        146
                                                              -------     ------
                                                              $11,253     $8,515
                                                              =======     ======

     The carrying values of all categories of the Company's accounts receivable approximate to fair value.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 6. TANGIBLE FIXED ASSETS

                                                                 AS OF DECEMBER 31,
                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
Property and equipment in service
Office equipment and furniture at cost......................  $   20,737    $   27,416
Less: accumulated depreciation..............................      (9,748)      (16,553)
                                                              ----------    ----------
                                                                  10,989        10,863
Leasehold improvements at cost..............................       1,492         2,661
Less: accumulated depreciation..............................        (938)       (1,608)
                                                              ----------    ----------
                                                                     554         1,053
                                                              ----------    ----------
Total property and equipment in service, net................  $   11,543    $   11,916
                                                              ==========    ==========
Property under construction
Space segment...............................................  $1,317,819    $1,825,232
Ground segment including ICONET.............................     489,206       903,496
                                                              ----------    ----------
Property under construction at cost.........................  $1,807,025    $2,728,728
                                                              ==========    ==========

     Property under construction at December 31, 1999, also included land at cost of $8.1 million (1998: $8.1 million) and buildings not yet placed in service at cost of $8.0 million (1998: $8.0 million).

 7. RESTRICTED CASH AND ADVANCE DEPOSITS

                                                              AS OF DECEMBER 31,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
                                                                (IN THOUSANDS)
Deposits on leasehold property..............................  $ 2,506    $ 3,658
Letters of credit...........................................    5,000         --
Advances on long-term contracts.............................   49,960     70,299
                                                              -------    -------
                                                              $57,466    $73,957
                                                              =======    =======

     Advances made under certain long-term contracts relating to the design, development and production of user terminals are non-refundable to the Company.

 8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------    -------
                                                                (IN THOUSANDS)
Current liabilities
Accounts payable............................................  $  2,318    $ 2,659
Accrued income taxes........................................     4,076      3,681
Payroll and employee benefit related liabilities............     1,391      5,907
Other accrued expenses......................................    60,935     16,751
Accrued interest on:
  High yield debt and operator credit facilities............    36,131         --
  Debtor-in-possession financing............................        --      1,839
                                                              --------    -------
                                                              $104,851    $30,837
                                                              ========    =======

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The carrying values of all categories of the Company's accounts payable and accrued expenses approximate to fair value. In accordance with SOP 90-7, contractual interest on pre-petition debt of the Debtors for the period August 28 through December 31, 1999 has not been accrued.

 9. RELATED PARTIES

     The Company considers related parties to be its principal shareholders and their affiliates, as well as certain companies with whom the Company has placed significant contracts.

     Since 1995 the Company has engaged in the following transactions with its shareholders or their affiliates. Further information on material contracts is detailed in Note 19. The Company has not entered into any material transactions with its Directors and Executive Officers.

     Following the Debtors' petition for protection under chapter 11, Management have entered into discussions with certain vendors concerning re-negotiation of the terms of various contracts, including some of the contracts described below. All variations in contract terms are subject to the Court's approval.

  Inmarsat

     As of the date of these financial statements, Inmarsat owned 19,800,000 Ordinary Shares of the Company. The Company was founded by Inmarsat signatories to execute a mobile satellite system concept that originated within Inmarsat. Certain current employees of the Company were formerly employed by Inmarsat.

     Under the terms of its original Subscription Agreement dated January 20,1995 (novated to ICO on June 21, 1995), Inmarsat agreed to subscribe for shares of the Company and to provide ICO with certain intellectual property rights. Certain other assets were also transferred to ICO pursuant to the Subscription Agreement. Inmarsat is permitted to provide its existing geostationary earth orbit satellite-based mobile satellite communications and allied services but has agreed, subject to certain conditions, not to procure a separate space segment designed for the purposes of providing handheld services. Such non-compete provisions are terminable at the option of Inmarsat in the event of (i) the termination of the Inmarsat Service Contract (this fixed term contract expired during 1999); (ii) the failure by ICO to meet its milestones for developing handheld services; (iii) the inability of Inmarsat to purchase handheld capacity or service from ICO; (iv) the insolvency of ICO; and (v) a change of control of ICO.

  Hughes

     As of the date of these financial statements, Hughes or its subsidiaries, owned 5,420,712 Ordinary Shares in the Company. ICO has entered into the Satellite Contract and the Launch Services Contract (see Note 19), totaling $2.3 billion, with Hughes. The contracts cover the supply of twelve satellites and associated telemetry, tracking and control equipment, plus launch services, and comprise the majority of the Company's investment in the space segment of the ICO Network. In addition, the Company has entered into a user-terminal contract with Hughes totaling $85.0 million for the design, development and production of hand-held ICO phones. As of December 31, 1999, the Company had made payments to Hughes of approximately $595.9 million under the Launch Services Contract, payments of approximately $1,002.8 million under the Satellite Contract and payments of approximately $8.5 million under the User Terminal Contract.

     Under the terms of a subscription agreement dated October 3, 1995 between Hughes and the Company, Hughes agreed to subscribe for 8,442,000 fully paid Ordinary shares at a price of $11.11 per Ordinary share, which was the fair market price at the time of the Agreement, for an aggregate

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

subscription price of $93.8 million over a period of time expiring on February 28, 1999. As at December 31, 1999, Hughes had been issued 5,420,712 Ordinary shares pursuant to the subscription agreement and 2,988,298 Ordinary shares remain to be subscribed for by Hughes after adjusting for 416,667 Ordinary shares acquired at $12.00 during the Company's Initial Public Offering. The remaining Ordinary shares may be subscribed for conditional upon completion of various milestone events as set out in the Satellite Contract relating to the successful development and delivery of certain component parts of the space segment. Details of these contracts are provided in Note 19.

  NEC Corporation of Japan

     As of the date of these financial statements NEC owned 450,000 Ordinary Shares of the Company. NEC is the leading party among the suppliers contracted to deliver ICONET ground systems pursuant to the ICONET Supply Contract. The ICONET Supply Contract provides for the design, manufacture, construction, delivery, installation, integration and testing of the ICONET ground facilities and for related services. As of December 31, 1999, the contract price was approximately $743.4 million, plus a further sum of $21.5 million in respect of freight and insurance. Details of this contract are provided in Note 19.

  TRW Inc.

     TRW and ICO entered into an agreement on December 16, 1997, the terms of which resulted in TRW becoming a related party. At December 31, 1999 and 1998, ICO had liabilities to TRW of $17.5 million and $25 million, respectively. The terms of this agreement are detailed in Note 13.

  Satellite Access Node ("SAN") Operators

     ICO has selected 12 locations for its SANs and a SAN operator to construct and operate each SAN. The SANs will be constructed and operated pursuant to SAN agreements that provide for the installation, licensing, financing, operation and maintenance of each SAN. Each SAN operator will also provide interconnection of the ICONET to the public switched network in the country in which the SAN is located and via the international switching facilities in that country to neighboring countries. The SAN agreements have been primarily made with existing shareholders of the Company. The following table sets forth information regarding the SAN operators that are shareholders of the Company:

                                                 PERCENTAGE OWNERSHIP IN
                                            ----------------------------------
               SAN OPERATOR                 COMPANY(A)        SAN LOCATION
               ------------                 ----------    --------------------
ETISALAT..................................     7.34%      United Arab Emirates
VSNL......................................     6.50%      India
Deutsche Telekom..........................     5.00%      Germany
Telecomm Mexico...........................     3.70%      Mexico
Korea Telecom.............................     2.95%      Korea
Others negotiated to date(b)..............     1.70%      Various

---------------
(a) As of December 31, 1999

(b) Includes the SANs in South Africa, Australia and Indonesia

     In addition, the Company entered into a binding contract with Satellite Phone Japan and KDD relating to the supply of Primary Network Management Center and Backup Satellite Control Center site operations and interconnect services in relation to the ICO facility to be based near Tokyo, Japan. As of December 31, 1999, Satellite Phone Japan owned 12,390,660 Ordinary Shares (5.97% of Ordinary Shares

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

outstanding). The agreement also reflects certain operator financing arrangements relating to the Tokyo site facilities.

  Service Partners

     It is expected that many of the existing shareholders of the Company will act as service partners and will distribute ICO's services in their respective territories. Such shareholders will be entitled to payments associated with the distribution of ICO's services in their capacities as service partners.

  Directors

     Certain of the non-executive Directors of the Company are also officers of shareholders of the Company.

  Payments and amounts payable to related parties

     Included in the statements of cash flow are the following material payments to related parties, which have been recorded principally as "Capital expenditure: property under construction".

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1997        1998        1999
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Inmarsat...........................................  $  2,767    $    706    $    786
Hughes.............................................   393,995     582,473     388,682
NEC................................................   123,624     197,307     158,792
Satellite Phone Japan..............................        --       1,630       1,449
                                                     --------    --------    --------
                                                     $520,386    $782,116    $549,709
                                                     ========    ========    ========

     The above table excludes cash received relating to the issue of equity during the period.

     Total amounts payable to related parties at December 31, 1999, were $195.0 million (1998: $57.9 million), of which $161.3 million were liabilities subject to compromise.

10. DEBTOR-IN-POSSESSION FINANCING

     The debtor-in-possession credit agreement consists of two tranches. Tranche I, in the aggregate amount of $225 million, was funded by Eagle River and a group of existing investors in ICO. Tranche II, in the aggregate amount of $275 million has been committed to in full by Eagle River. The loans mature on the earliest of June 15, 2000, the date the Company emerges from chapter 11 ("the effective date"), or the date the loans are accelerated after the occurrence of an event of default. An event of default is deemed to occur if the Company (a) fails to file a plan and disclosure statement by January 31, 2000, (b) such plan is filed but the Court does not enter a confirmation order prior to May 31, 2000, (c) the Court does not approve the disclosure statement on or before March 31, 2000, or (d) the effective date has not occurred on or before June 15, 2000.

     The loans are convertible into shares in the new ICO company, to be formed on the Debtors' exit from chapter 11 and related insolvency proceedings, at an exchange price of $9 per share for Tranche I lenders and $17.74 per share for Tranche II lenders.

     In the event of the Company's liquidation, the debtor-in-possession financing lenders are entitled to priority over all claims except for $1.5 million for certain fees and expenses of professionals and the US

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Trustee. As security, the lenders have been granted a lien on all of the parent company's non-cash assets and the capital stock of each subsidiary. Certain subsidiaries have also granted a lien on their non-cash assets.

     Interest accrues at an annual rate of LIBOR+5.25% and LIBOR+4.75% for Tranches I and II, respectively. Interest is payable in cash on the maturity date.

     The agreement requires certain conditions to be fulfilled prior to the Tranche II financing being advanced to the Company. These include (i) the Company must provide Eagle River with a draft plan of reorganization, (ii) key vendor and other contracts must have been modified to the satisfaction of Eagle River.

     As of December 31, 1999 the full $225 million of financing available from Tranche I had been drawndown by the Company and $1.8 million of interest payable had been accrued. On February 4, 2000 the Company announced that Eagle River had entered into a definitive agreement with ICO under which Eagle River acknowledged the completion of its due diligence and agreed all conditions relating to the Tranche II funding of $275 million had been waived.

11. OTHER NON-CURRENT LIABILITIES

                                                                  AS OF
                                                               DECEMBER 31,
                                                              --------------
                                                               1998     1999
                                                              ------    ----
                                                              (IN THOUSANDS)
Discounted value option plan accrual (see Note 20)..........  $4,409      --
Special bonus agreement.....................................      --    $650
                                                              ------    ----
                                                              $4,409    $650
                                                              ======    ====

     On the commencement of his employment with the Company Richard Greco, the Chief Executive Officer, was nominally awarded 59,504 phantom options in Loral Space & Communications Ltd. ("Loral") at $15.125 per share, a total base value of $0.9 million under a Special Bonus Agreement. The Agreement is intended to compensate Mr. Greco for the loss of economic benefits he could otherwise have enjoyed from the options he held in Loral had he not terminated his employment there to join the Company. The Agreement has a maximum duration of 5 years from the commencement of his employment by ICO.

     Benefits accrue to Mr. Greco based on (i) increases in the Loral share price above the base value of $15.125 per share and (ii) the duration of his employment with the Company. Benefits are payable to Mr. Greco on both the third and fifth anniversaries of the commencement of his employment and in the event of termination of his employment for any reason during the five year period.

     The unearned compensation expense is determined by reference to the market value of Loral common stock at the balance sheet date in accordance with variable plan accounting treatment prescribed by Accounting Principle Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and FASB Interpretation No. 28 "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" ("FIN 28"). An unearned compensation cost of $0.7 million has been recorded for the year ended December 31, 1999, assuming all of the Agreement's conditions were satisfied and based on a Loral closing share price at that date of $24.313.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. LIABILITIES SUBJECT TO COMPROMISE

     The principal categories of claims classified as liabilities subject to compromise under reorganization proceedings in the Debtors are identified below. All amounts may be subject to further adjustment depending on Bankruptcy Court action, further developments with respect to disputed claims or other events. Additional claims may arise resulting from rejection of additional executory contracts or unexpired leases by the Debtors.

                                                               AS OF DECEMBER 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
                                                                 (IN THOUSANDS)
Accounts payable and accrued expenses.......................  $     --    $170,682
Amounts owing to related parties............................        --     161,320
US Dollar and Euro Senior Notes and Operator financing......        --     625,106
                                                              --------    --------
                                                              $     --    $957,108
                                                              ========    ========

     The Debtors have $508.9 million of liabilities due to non-debtor companies within the group, which have been eliminated on consolidation but are subject to compromise.

     As a result of the bankruptcy filing, no principal or interest payments will be made on any pre-petition debt held by the Debtors without the Court's approval or until a reorganization plan defining the repayment terms has been approved. Contractual interest on pre-petition debt accrued through August 27, 1999 totaled $50.9 million. On December 23, 1999 $0.9 million of this interest relating to pre-petition operator financing was paid in accordance with Court approval. The contractual interest expense not recorded on pre-petition debt totaled $28.8 million for the period from August 28 through December 31, 1999.

     Prior to the bankruptcy filing, the Company's debt consisted primarily of US Dollar and Euro Senior Notes as described below. Holdings did not pay the semi-annual interest due on this debt on August 1, 1999.

     The Debtors had entered into forward foreign currency contracts to reduce the impact of currency movements on its Yen and Euro long-term liabilities. The aggregate notional principal amounts under the forward foreign currency contracts was $127.8 million. These contracts were terminated upon the Debtors' bankruptcy filing. Pursuant to the early termination, the Debtors have incurred a pre-petition liability of $3.6 million which has been included in liabilities subject to compromise.

     As part of the chapter 11 reorganization process, the Debtors have attempted to notify all know or potential creditors of the chapter 11 filing for the purpose of identifying all pre-petition claims against the Debtors. Generally, creditors whose claims arose prior to the petition date had until January 23, 1999 ("Bar Date") to file claims or be barred from asserting claims in the future. Claims arising from the rejection of executory contracts by the Debtors, and claims related to certain other items were permitted to be filed by other dates set by the Bankruptcy Court. Differences between amounts shown by the debtors and claims filed by creditors are being investigated and will either be amicably resolved or adjudicated. The ultimate amount of and settlement terms for such liabilities are subject to the plan of reorganization when confirmed, and accordingly are not presently determinable.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     US Dollar and Euro Senior Notes and operator financing comprises the following:

                                                          AS OF DECEMBER 31,
                                                         --------------------
                                                           1998        1999
                                                         --------    --------
                                                            (IN THOUSANDS)
Operator credit facilities.............................  $ 46,262    $ 64,462
US Dollar and Euro Senior Notes........................   486,759     560,644
                                                         --------    --------
                                                         $533,021    $625,106
                                                         ========    ========

  (i) Operator credit facilities

     At December 31, 1999 the Debtors had entered into several vendor operating credit facilities at the subsidiary level which have maturities ranging from three to ten years, at variable rates of interest between 5% and 12%. These facilities are to finance the acquisition of certain ICONET assets. As of August 27, 1999 accrued interest payable relating to these facilities was $2.2 million, of which $0.9 million was paid during December 1999 following approval by the Court. Interest on these facilities post August 27, 1999 has been stayed by the chapter 11 proceeding.

  (ii) Dollar and Euro Senior Notes

     Concurrently with the Initial Public Offering ("IPO," see Note 15), in August 1998 Holdings completed an offering comprising $460,000,000 principal amount of 15% US Dollar Senior Notes due 2005 and Euro 100,000,000 principal amount of 15.25% Euro Senior Notes due 2005 (collectively "the Notes"). Proceeds from the offering after underwriting fees were $446.2 million and Euro 97.0 million, respectively, of which $77.6 million represented the total fair value of the detachable warrants issued with the Notes.

     Interest on the US Dollar Senior Notes and the Euro Senior Notes accrues at the rate of 15% and 15.25% per annum, respectively, and is payable semi-annually. Holdings did not make the semi-annual payment of approximately $43 million due to holders of its US Dollar and Euro Senior Notes on August 1, 1999, as the indentures under which the Senior Notes were issued provide for a 30 day grace period with respect to payments of interest. During the 30 day grace period, Holdings filed for protection under chapter 11 of the Bankruptcy code, and the interest accrued at that date remained unpaid at December 31, 1999. This interest is included in liabilities subject to compromise. Interest on the Senior Notes post August 27, 1999 has been stayed by the chapter 11 proceeding. The Notes rank pari passu in the right of payment with each other and with all existing and future unsubordinated obligations of Holdings.

     On or after August 1, 2003, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in the Notes, plus accrued and unpaid interest, if any, to the date of redemption. The Notes are also redeemable in certain circumstances upon a future equity offering and in the event of certain changes in tax laws and regulations. Upon the occurrence of a change of control, the Company is required to make an offer to purchase all the Notes at 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase.

     The indentures relating to the Notes contain covenants relating to, among other things, limitations on: (i) the incurrence of indebtedness; (ii) restricted payments; (iii) dividends and other payment restrictions affecting restricted subsidiaries; (iv) the sale of capital stock of restricted subsidiaries; (v) the issues of guarantees by subsidiaries; (vi) transactions with shareholders and affiliates; (vii) the issuance of preferred stock; (viii) the incurrence of liens; (ix) sale and leaseback transactions; and (x) asset sales.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     In accordance with SOP 90-7, the Senior Notes are stated in the balance sheet at December 31, 1999 at their nominal value, the expected allowable amount, of $560.6 million. Previously, the Notes were included in the balance sheet at an amount representing the total debt repayable net of the unamortized portion of the fair value attributed to the detachable warrants at the time of issue and deferred financing costs. At December 31, 1999 this would have been $484.7 million. The restatement of the Notes to their nominal value, resulted in a reorganization cost of $65.8 million.

     The deferred financing costs associated with the US Dollar and Euro Senior Notes of $18.7 million related principally to underwriting, legal and accounting fees. Prior to Holdings bankruptcy filings, these deferred costs were being amortized on a straight line basis over the term of the Notes. However, as a result of the application of SOP 90-7, the remaining balance of $15.9 million was written off as a reorganization cost in the year ended December 31, 1999.

     The fair value of the US Dollar Senior Notes and Euro Senior Notes at December 31, 1999, based on quoted market prices, was $257.9 million. The estimated fair value of the warrants at December 31, 1999 was deemed to be nil, as the conversion price exceeded that quoted for ordinary shares at that date.

     Scheduled maturities of operator credit and senior note debts at December 31, 1999 were as follows:

                                               (IN THOUSANDS)
2000.........................................     $  1,832
2001.........................................        6,696
2002.........................................        7,672
2003.........................................        8,792
After 2003...................................      600,114
                                                  --------
                                                  $625,106
                                                  ========

13. EQUITY COMMITTED AND SETTLEMENT OF DISPUTE

     On December 16, 1997, ICO entered into an agreement with TRW Inc. ("TRW"), a US company, to settle an outstanding dispute over alleged patent rights.

     Under the agreement, ICO and TRW agreed to dismiss their respective patent litigation and TRW agreed to pay $50 million in consideration for the issue to TRW of 13.5 million Ordinary Shares in the Company. In return, ICO agreed to pay TRW $50 million ($25 million initially and $25 million at the earlier of receiving an operating license from the US Federal Communications Commission ("FCC") or June 30, 1999) and issued to TRW 13.5 million Ordinary shares with a fair value of approximately $150 million. On January 7, 1998, the net cash of $50 million was received from TRW and the shares were issued by ICO to TRW resulting in a credit to shareholders' equity of $149,990,000.

     As a result of the settlement with TRW, ICO's consolidated statement of loss for the year ended December 31, 1997 reflected an expense of $149,990,000, representing the $50 million payable to the TRW plus the fair value of the issued shares, less the $50 million receivable from TRW. ICO's obligation to issue shares to TRW was reflected by the $149,990,000 "Equity committed following settlement" (at fair value). The amounts receivable from TRW were reflected in current assets. In 1998, current liabilities included $25 million payable to TRW.

     During 1999, prior to the Company filing petitions for protection under chapter 11 of the Bankruptcy Code, $7.5 million was paid to TRW. The balance due of $17.5 million remained unpaid at August 27, 1999 and at December 31, 1999 is included in liabilities subject to compromise.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. REORGANIZATION COSTS

     Reorganization costs recorded in the period August 28 through December'31, 1999 consisted of the following:

                                                              (IN THOUSANDS)
Professional fees...........................................     $14,244
Restatement of US Dollar and Euro Senior Notes to expected
  allowable amount..........................................      65,786
Deferred financing costs written off........................      15,893
Less: Interest income.......................................      (2,393)
                                                                 -------
                                                                 $93,530
                                                                 =======

     Professional fees incurred comprised legal, Joint Provisional Liquidator, investment banker and accounting fees for bankruptcy activity for US, Bermuda and Cayman Island proceedings and restructuring efforts on behalf of the Debtors and the official Creditors Committee.

     Deferred financing costs written off and the restatement of the US Dollar and Euro Senior Notes to the expected allowable amount are explained in Note 12.

     Cash payments relating to reorganization costs in the period August 28 through December 31, 1999 totaled $4.6 million.

15. SHARE CAPITAL

     Pursuant to the provisions of the Subscription Agreement between Hughes and the Company, 450,045 Ordinary Shares of $0.01 per share, at a price of $11.11 per share, were issued fully paid to Hughes on November 6, 1998 (see Note 9).

     The Company completed an initial public offering on August 1, 1998 comprising 10,000,000 Ordinary Shares, of par value $0.01.

     In connection with the offering of the US Dollar and Euro Senior Notes, the Company issued 460,000 Dollar Warrants to purchase 9,131,336 Ordinary Shares and 100,000 Euro Warrants to purchase 2,196,086 Ordinary Shares. The fair value of the warrants on date of issue of $77.6 million was recorded as share premium. The Notes and Warrants have been separately transferable since February 9, 1999.

     Each Dollar and Euro Warrant entitles the holder to purchase 19.85 and
21.96 Ordinary Shares, respectively, at $13.20 per share, representing approximately 5% of the Ordinary Shares of the Company on a fully diluted basis. As the Company did not raise the required further $250 million of equity by June 1, 1999, each US Dollar and Euro Warrant now entitles the holder to purchase up to 39.70 and 43.92 Ordinary Shares, respectively, at $13.20.

     Under the terms of the Warrant Agreement dated August 1, 1998 the Company was required to have an effective Warrant Share Registration Statement on Form F-3 filed with the Stock Exchange Commission on or before August 1, 1999. At December 31, 1999 the required Registration Statement had not been filed by the Company. Liquidated damages calculated in accordance with the terms of the Warrant Agreement of $0.9 million are included in liabilities subject to compromise, representing an accrual for the period from August 1 through August 27, 1999, the petition filing date. Liquidated damages in the amount of $5.9 million for the period August 28 through December 31, 1999 have not been recorded in these financial statements.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     On June 26, 1998, the Company effected a bonus issue of eight Ordinary Shares for every one Ordinary Share then outstanding ("Bonus Issue") to existing shareholders (for no consideration). This Bonus Issue did not change the proportionate interest of any of the individual shareholders nor the aggregate balance of the share capital and share premium in the Company's financial statements. The nominal value of the shares remained unchanged and these shares have been treated as outstanding for all periods presented, in proportion to the previous weighted average outstanding shares.

     The authorized share capital of the Company was increased on May 11, 1998 to 560,000,000 Ordinary Shares of $0.01 each.

16. INCOME TAXES

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            1997      1998      1999
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Non-recoverable overseas taxation........................  $2,582    $3,783    $4,211
                                                           ------    ------    ------

     No deferred tax asset has been recognized in relation to losses, as such losses have been incurred in jurisdictions where profits are not subject to taxation.

17. LOSS PER ORDINARY SHARE

     For all periods presented, amounts used in both basic loss per share and diluted loss per share are the amounts as stated below.

     Due to losses reported in all periods, the number of shares used to calculate basic and diluted loss per share in each period are the same, as the inclusion of potential common shares would be anti-dilutive.

     Potential ordinary shares that would be included in the diluted calculations for the years ended December 31, 1999 and 1998, if the result were to be dilutive, are (i) the weighted average number of "nil cost" stock options (nil cost stock options were granted on May 31, 1998 on conversion of rights to accumulated cash bonuses under the Company's long-term incentive plan to stock options in the Company; see note 18) and (ii) stock warrants and options granted during the years ended December 31, 1998 and 1999 with exercise prices of $13.20 and $10.75 to $11.11, respectively, accounted for under the treasury stock method.

     The plan of reorganization filed with the Court on February 11, 2000 will require the issuance of common stock or common stock equivalents, therefore it is probable that current equity interests will be diluted following consummation of the plan.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     From inception through December 31, 1999, the Company did not issue any potential ordinary share securities and, accordingly, basic and diluted loss per share have the same numerator and the same denominator for all periods presented.

                                                         YEAR ENDED DECEMBER 31,
                                                      -----------------------------    INCEPTION
                                                       1997       1998       1999       TO DATE
                                                      -------    -------    -------    ---------
                                                                   (IN THOUSANDS)
Weighted average ordinary shares outstanding used in
  computing basic and diluted loss per share........  115,572    197,628    207,617     119,089
Assumed exercise of:
Nil-cost stock options..............................       --        221        286         103
Warrants............................................       --         --         --          --
Options outstanding under the Market Value Plan.....       --         --         --          --
                                                      -------    -------    -------     -------
Shares used in computing diluted loss per share if
  result is dilutive................................  115,572    197,849    207,903     119,192
                                                      =======    =======    =======     =======

18. LEASE COMMITMENTS

     The Company leases office space under rental agreements accounted for as operating leases. The total rent expense under operating leases was approximately $3.4 million (1998: $2.7 million, 1997: $2.2 million) for the year ended December 31, 1999.

     At December 31, 1999, the scheduled minimum future lease payments under non-cancellable operating leases were as follows:

                                                   IN THOUSANDS
                                                   ------------
2000.............................................    $ 2,651
2001.............................................      2,040
2002.............................................      2,068
2003.............................................      2,063
2004.............................................      2,176
After 2004.......................................      1,308
                                                     -------
                                                     $12,306
                                                     =======

     Following the Debtors' petition for protection under chapter 11, management is in the process of reviewing commitments with a view to determining whether to adopt or reject certain of these lease commitments on exit from chapter 11.

19. COMMITMENTS AND CONTINGENCIES

     In connection with the development of the ICO Network, the Company has contracted with manufacturers and service providers for, among other things, satellite equipment, satellite launch services, construction of the ICONET and development and production of ICO phones.

     All payments made by the Company in respect of its principal contracts are recorded as "Tangible fixed assets: Property under construction", except for certain payments in advance which are included in "Restricted cash and advance deposits".

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Following the Debtors' petition for protection under chapter 11, management have entered into discussions with certain vendors concerning re-negotiation of the terms of various contracts, including some of the contracts described below. All variations in terms are subject to the Court's approval.

  Space Segment Contracts

     The Company has entered into two agreements with Hughes: the Satellite Contract and the Launch Services Contract, which are fixed-price contracts comprising substantially all of the Company's investment in the space segment of the ICO System.

  Satellite Contract

     Under the terms of the agreement between Hughes and ICO Global Communications (Operations) Limited ("Operations") ("the Satellite Contract"), Hughes has agreed to design, develop, manufacture, test and deliver twelve satellites and associated telemetry, tracking and control ("TT&C") equipment for a total cost of approximately $1.4 billion according to a delivery schedule set forth in the Satellite Contract. The delivery schedule was initially modified in 1999, following Operations' petition for protection under chapter 11, to reflect stipulations and agreements ("the stipulations") between Operations and Hughes as approved by the US Bankruptcy Court. It is expected that the schedule will be further modified as part of the amendment to the Satellite Contract described below. The Satellite Contract was assumed following Old ICO's emergence from bankruptcy.

     Title to and risk of loss of a satellite will pass from Hughes to Operations at the time of launch of each satellite or upon expiration of a five-year warranty period, whichever is earlier. Under certain circumstances, Hughes will reacquire risk of loss to a satellite if a launch attempt is terminated prior to lift-off. With certain exceptions, Hughes is responsible for securing all licenses, approvals and consents as may be required for performance of the Satellite Contract.

     Operations is obligated to pay for the services provided under the Satellite Contract in progress payments according to a milestone payment plan, as amended by the stipulations, with payments due 15 days after completion of the applicable milestone. In July 1999, Hughes and Operations entered into an agreement whereby Hughes agreed to defer milestone payments totaling $61.6 million due for payment July through September until September 15, 1999. Following Operations' petition under chapter 11 on August 27, 1999, this amount remained unpaid and at December 31, 1999 is included in liabilities subject to compromise. Under the terms of the stipulations Operations agreed to pay Hughes $87.1 million of the contract value during the period November 1, 1999 through April 30, 2000 and as of December 31, 1999, the Company had made aggregate payments to Hughes of $1,002.8 million or 73% of the contract value. The contract also provides in specific instances for incentive payments to be earned by Hughes in addition to the agreed contract price.

     Subject to certain exceptions, the Company bears the risk (including additional costs, if any) resulting from excusable delays under the Satellite Contract, as well as risk of loss for satellites once placed in orbit. An excusable delay is a delay in performance caused by any event which is beyond the reasonable control and without the fault or negligence of Hughes and its affiliates, subcontractors and agents. There can be no assurance that events constituting excusable delays will not arise or, if any event constituting excusable delay does arise, that it will be resolved on terms that are not materially adverse to the Company.

     The Satellite Contract may be terminated for convenience and upon the occurrence of certain events of default. If the Satellite Contract is terminated by the Company for convenience or as terminated by Hughes because of a Company default, the Company is obligated to pay for the cost of all work performed

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

by Hughes up to the date of the termination, and to pay for costs associated with the termination, all non-refundable pre-payments and certain profits and other amounts for uncompleted work. If Hughes defaults on the entire Satellite Contract, all payments made thereunder are refundable and no further payments are due by the Company. If Hughes defaults on the Satellite Contract in part, the contract price is reduced by the price of the work in respect of which Hughes has defaulted. In this case, Hughes is also obligated to make a payment to the Company for the amount in excess of the costs of reprocurement of the work in respect of which Hughes has defaulted, up to a maximum of 40% of the value of that defaulted-upon work. In the event of default by Hughes under the Satellite Contract, there can be no assurance that the Company will be able to find a substitute provider in a timely manner or on economically acceptable terms.

     Hughes agrees to indemnify the Company for claims of infringement of any intellectual property rights arising under the Satellite Contract. The Company agrees to indemnify Hughes for claims based on the allegation that the Hughes satellites, as components of a larger system, infringe any intellectual property rights. Subject to certain qualifications, each party will indemnify the other for claims for damage to property or personal injury based upon any occurrence prior to the arrival of a satellite at the launch site, to the extent caused by a negligent act or omission by that party. The Company shall indemnify Hughes against all third party claims based upon occurrences after a launch attempt.

     Under the terms of the Satellite Contract, the maximum aggregate liquidated damages payments by Hughes for late delivery are $100 million. Of the total cost of $1.4 billion, approximately $135 million is classified as satellite performance payments which may be reduced in amount for less than satisfactory satellite operation, to be determined in accordance with the satellite technical specifications. Neither party has liability, whether in tort, contract or otherwise, for special, consequential or punitive damages, including economic loss or loss of profit, arising from breach of the Satellite Contract.

     The Satellite Contract includes an option pursuant to which the Company may direct Hughes to manufacture, test, deliver and provide launch services for a thirteenth satellite and further satellites.

     The Company has renegotiated certain terms of the Satellite Contract with Hughes, including a modification of the satellite design to mitigate the effects of troposcatter or radar interference, a right to purchase additional satellites, and a modification to the liquidated damages and performance incentives. Memorandum of Agreement between Hughes and Operations setting out these re-negotiated terms was approved by the Court and effective following the debtor's emergence from Chapter 11. The parties are close to signing an agreement to the Satellite Contract to reflect these re-negotiated terms and the order of additional spacecraft.

  Launch Services Contract

     Under the terms of a launch services supply and management contract between ICO Global Communications (Operations) Limited and Hughes ("the Launch Services Contract"), Hughes has agreed to provide launch services to the Company for a total consideration of approximately $949.5 million. Under the Launch Services Contract, Hughes is to effect the supply of launch services and the overall management of launch service agreements for launch of twelve satellites. Launch services are to be provided pursuant to long-term agreements between Hughes and Lockheed Martin Commercial Launch Services, Lockheed Krunichev-Energia International, McDonnell Douglas Corporation (now The Boeing Company) and Sea Launch Limited Partnership. Hughes is responsible for day-to-day management activities related to the procurement of launch services and for monitoring all work in progress.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The Launch Services Contract provides that Hughes shall secure all permits, licenses, approvals and consents as may be required to effect the provision and scheduling of the launch of each satellite with the relevant launch provider and, as may be required, for the provision of each relevant launch service.

     The Launch Services Contract provides that the Company is obligated to pay for the foregoing services according to a milestone payment plan, as amended by the stipulations. The payments are to be made 15 days after the occurrence of applicable milestones. Under the stipulations, Operations agreed to pay $80 million to Hughes during the period November 1, 1999 to April 30, 2000 and as of December 31, 1999, the Company had made aggregate payments to Hughes of $595.9 million or 63% of the contract value. The Company is responsible for any amount payable by Hughes to a launch service provider to effect a substitution, acceleration or postponement of a launch service at the Company's request.

     There is no provision for excusable delay in the Launch Services Contract. If excusable delay occurs in the Satellite Contract and, as a result, the late delivery of a satellite causes a delay in the Launch Services Contract, the Launch Services Contract provides that there may be an equitable adjustment to the time for the performance of the affected obligations thereunder. There can be no assurance that the Company will not be delayed in its launch timetable due to the failure of Hughes to deliver satellites on a timely basis or for other reasons.

     Among other things, the breach by Hughes of a material term of the Launch Services Contract, the Satellite Contract or a launch service agreement which causes any launch service to be terminated, or default by the relevant launch service provider, shall constitute an event of default by Hughes under the Launch Services Contract. The Company has the right to direct Hughes to terminate any launch service in the event of default by the relevant launch service provider, in which case the Company is entitled to receive a refund of payments made for that launch service and reimbursement for reprocurement fees up to $10 million. Failure by the Company to make any payment, termination of the Satellite Contract for any reason other than default by Hughes, or termination by a launch service provider because of the Company's failure to make payment, among other things, constitute events of default by the Company under the Launch Services Contract. In the event of default by Hughes under the Launch Services Contract, there can be no assurance that the Company will be able to procure replacement services in a timely manner or on economically acceptable terms.

     Subject to certain qualifications, with respect to each launch, each party under the Launch Services Contract will indemnify the other for claims for damages to property or personal injury based upon any occurrence prior to arrival of a satellite at the launch site, to the extent caused by a negligent act or omission of that party. The Company shall indemnify Hughes against all third party claims based upon occurrences after a launch attempt or arising from any misrepresentation by the Company in connection with the Launch Services Contract.

     The Launch Services Contract provides that Hughes shall not be liable to the Company for any payment which originates from a launch service provider, including the refund of payments associated with a terminated launch, until Hughes has received the corresponding payment from the relevant launch service provider. Neither party to the Launch Services Contract is liable to the other under any theory of contract, tort or other legal or equitable remedy for special, punitive or consequential damages, including, but not limited to, lost revenues or economic loss.

     The Company may terminate a launch service at its option, in which case it shall be liable to Hughes for an amount up to 101% of the value of the launch service plus up to $2.3 million, depending on when the termination occurs. The Company bears the risk of loss for any satellite launched under the Launch Services Contract.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     In a Memorandum of Agreement signed by Hughes and Operations and approved by the bankruptcy court, the parties made certain modifications and additions to the launch contract relating to management of the launch providers. The parties have continued to have discussions between themselves and with launch providers about potential changes to the existing launch manifest.

  ICONET Supply Contract

     ICO Global Communications (Operations) Limited entered into a supply agreement for the ICONET ("the ICONET Supply Contract") with NEC as prime contractor relating to the design, manufacture, construction, delivery, installation, integration and testing of the ICONET ground facilities together with a demonstration of the functioning of the ICO Network as a whole. The ICONET Supply Contract was subsequently assigned by these parties to ICO Global Communications Holdings BV and a The contract price as of December 31, 1999 was approximately $743.4 million, plus a further sum of approximately $21.5 million in respect of freight and insurance, to be paid in installments that are time-based and according to certain milestones set forth in the ICONET Supply Contract. This payment schedule was amended during the year ended December 31, 1999 when, following Holdings and Holdings BV petitions for protection under chapter 11, it was changed to reflect the stipulation between the Debtors and NEC approved by the Court. Under the terms of the stipulation, Holdings BV agreed to pay NEC $97.2 million of the contract value during the period November 1, 1999 through April 30, 2000. As of December 31, 1999, the Company had made aggregate payments under the ICONET Supply Contract of $489.6 million, or 64% of the contract value.

     NEC leads a group of companies, including Hughes Network Systems (HNS) and Ericsson Telecommunications Limited (Ericsson) (collectively, "ICONET Supplies"), that are responsible for various aspects of the ICONET ground facilities. NEC is responsible for supplying radio-frequency terminals, network management systems and, at the Company's option and for additional cost, system integration. Hughes is responsible for the supply of the satellite base station systems and Ericsson is responsible for the mobile switching centres, including registers, interworking functions, and messaging and legal interception platforms. The Company is responsible for importation formalities and for securing government authorizations relating to civil works at the sites of the ICONET ground facilities.

     Subject to certain qualifications, NEC grants or procures to grant to the Company worldwide, non-exclusive, paid up licenses to use the intellectual property of the ICONET Suppliers used in the items delivered under the ICONET Supply Contract.

     The ICONET Supply Contract is structured so that ICO makes installment payments that are both time-based and related to progress achievements that NEC makes in design, manufacture, installation and testing of the various subsystems and of the integrated ground system. ICO Global Communications (Holdings) Limited has agreed in a separate letter to guarantee all financial obligations owing to NEC from ICO Global Communications Holdings BV under the ICONET Supply Contract.

     In addition to the normal termination provisions, ICO has the right to terminate the ICONET Supply Contract if the ICONET Suppliers are not progressing the work satisfactorily as measured against established milestones, and the ICONET Suppliers may terminate the contract only if amounts owed for work completed or disputed above certain amounts are unpaid by ICO. ICO also has the right to terminate the ICONET Supply Contract for convenience.

     In the event of ICO's termination for cause, the ICONET Suppliers must provide, in addition to delivery of all works performed to date, the right to all intellectual property related to the ICONET Supply Contract to allow ICO to complete the ICONET ground facilities. In the event of ICO's

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

termination for convenience, ICO is required to pay the cost of terminating orders and subcontractors in addition to the ICONET Suppliers' direct costs incurred to the date of termination plus a 22% mark-up. In the event the ICONET Suppliers terminate for cause, they must deliver all works for which ICO has paid. Liquidated damages of up to 10% of the value of the ICONET Supply Contract apply if the ICONET Suppliers miss the target dates set forth in the contract by more than 30 days.

     Under the ICONET Supply Contract, the Company indemnifies the ICONET Suppliers against any claim based on the infringement of certain intellectual property rights in relation to the agreement. The ICONET Suppliers indemnify the Company and the other ICONET Suppliers against all other claims based on the infringement of intellectual property rights in relation to the agreement, up to an amount not to exceed $75 million, with an overall cap for the ICONET Suppliers for all causes, except third party property damage and death or bodily injury, of 31% of the contract price.

     The ICONET Supply Contract also provides that a bonus of $25 million will be paid to the ICONET Suppliers if they achieve certain milestones on or before a specific date.

     Two Memorandum of Agreements between NEC and Holdings BV setting out proposed revised contract terms, effective on the Debtors exit from chapter 11, have been approved by the Court. The revised contract terms relate to improving the voice quality of the system and adding data capability as detailed herein.

     The aggregate fixed and determinable portion of scheduled committed expenditures for the Satellite Contract, Launch Services contract, the ICONET Supply Contract and other obligations under fixed contracts for services over the next five years are scheduled to be as follows:

                                                   (IN MILLIONS)
                                                   -------------
2000.............................................     $  972
2001.............................................        146
2002.............................................         44
2003.............................................         28
2004.............................................         29
                                                      ------
                                                      $1,219
                                                      ======

  Other contracts

     In addition to the principal contracts described herein, the Company has entered into various development and limited production contracts for 370,000 handheld units with Mitsubishi Corporation, Samsung Electronics Company Limited, NEC Corporation and Hughes Network Systems. $30.4 million had been paid at December 31, 1999 under these contracts. The Company has also entered into contracts with Landis & Gyr Communications Corporation, JRC, Furuno, Thrane & Thrane and Nera ASA for the development and limited production of payphones and specialty handsets and with Wavecom, Rohde & Schwarz and De La Rue to develop handset functionality. CSC Computer Sciences Limited has been contracted to develop the Business Operations Support Systems.

     A number of the Company's contracts with third party suppliers contain provisions for incentive and bonus payments. If such payments are made under these contracts, the amounts will be capitalized and included within the cost of the assets.

     The Company has entered into operating agreements with operators of 10 of its 12 SAN sites.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. EMPLOYEE BENEFITS

  Pension and health care arrangements

     The Company has established group personal pension arrangements for staff under a defined contribution scheme and makes contributions which vary according to age. The Company has also established insured arrangements to cover death in service, long-term disability, personal accident and medical benefits. The expense in respect of company contributions under the defined contributions scheme for the years ended December 31, 1999, 1998 and 1997 was $5.1 million, $3.4 million and $1.7 million, respectively.

  Short Term Incentive Plan

     The Short Term Incentive Plan ("STI Plan") is an annual bonus arrangement based on a percentage of salary and measured against both personal and Company performance. The costs associated with this plan are accrued based upon estimated payments to be made and included in operating expenses for the periods presented so as to recognize the obligation and allocate the related expense over the period in which the bonuses are earned. In accordance with an order by the Delaware Bankruptcy Court bonuses totaling $4.8 million were paid during December 1999 in respect of the year then ended. Accrued expenses for the year ended December 31, 1998 were $5.8 million.

  Long Term Incentive Plan

     The Company adopted the Long Term Incentive Plan ("LTI Plan") in 1995 for certain employees. The LTI Plan provided for a one-time cash bonus to be paid to plan participants on December 31, 2000, if certain performance criteria were satisfied on or before that date. The amount of the bonus payable to a participant is the aggregate of certain amounts accrued for each year (not to exceed 50% of the participant's yearly base salary) between the date participation in the plan commenced and December 31, 2000.

     As of December 31, 1997, participants had accumulated a right under the LTI Plan that would have resulted in a cost to the Company of $5.3 million on December 31, 2000, if all the plan conditions were satisfied.

     The Company terminated the LTI Plan effective January 1, 1998, when the majority of participants agreed to exchange their accumulated cash interests in the plan for options with an aggregate market value (less the $0.01 exercise price of the option) equal to their accumulated cash rights as of December 31, 1997. The exercise price per share of these options ("nil cost options"), which will be converted on the basis of the fair value of shares, is $0.01, the nominal value per Ordinary Share of the Company. The ongoing unearned compensation expense is determined by reference to a revised estimate of the performance conditions expected to be met and the market value of the underlying shares at each balance sheet date in accordance with the variable plan accounting under Accounting Principle Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25").

     Exercise of the options is subject to certain revised performance criteria, similar in nature to those established under the original LTI Plan, being satisfied and may be exercised on a pro rata basis if one or more, but not all, of the criteria are satisfied. Any participant who leaves the Company prior to December 31, 2000 will forfeit all such option rights.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     While options under the Share Option Plans will not normally be exercisable until at least three years after the grant thereof, shorter vesting periods were offered to LTI Plan participants who converted their compensation rights into share options. The shorter periods are as follows:

      (i) the nil cost options will be exercisable on December 31, 2000 subject to satisfaction of certain performance criteria as indicated above, and

     (ii) options granted in February 1999 and February 2000 pursuant to either of the Share Option Plans will be exercisable by former LTI Plan participants in February 2001 and 2002, respectively (i.e. two years after the granting thereof as opposed to three years).

     During the year ended December 31, 1998, 378,009 nil cost options were granted. No nil cost options were granted during the year ended December 31, 1999. At December 31, 1998 and December 31, 1999 the number of nil cost options outstanding was 378,009 and 194,139, respectively. At December 31, 1999, the Company determined the likelihood of satisfying the LTI Plan performance criteria to be remote and in 1999 reversed $4.4 million of previously recognized compensation relating to the LTI Plan.

  Share Option Plans

     Two share option plans (the "Share Option Plans") were adopted during 1998 following approval from shareholders and the UK tax authorities. Under the terms of one plan (the "Market Value Plan"), options may only be granted with an exercise price equal to market price of the Ordinary Shares at the date of grant. Under the second plan (the "Discounted Value Plan"), options may be granted with exercise prices less than market price, provided that the option price is not less than the nominal value of the Ordinary Shares.

     All of the Company's employees are eligible to participate in the Market Value Plan and Discounted Value Plan, although the Company expects that the Discounted Value Plan will have a performance-related element.

     Except for options granted in exchange for rights under the LTI Plan and options granted to former LTI Plan participants as described above, options under both Share Option Plans are exercisable three years after the grant and lapse after a further seven years. In addition, options granted under the Discounted Value Plan will only become exercisable upon satisfaction of the revised performance criteria under the LTI Plan as set out above. The options are not transferable. Employees who leave voluntarily or are dismissed for cause will normally forfeit all unexercised options. Those who leave for "good reason" (defined as retirement, ill health, disability, death in service or redundancy) will normally have a period of 12 months in which to exercise their current options.

     Each of the Share Option Plans terminate on the tenth anniversary of the date on which it is approved by the Company in general meeting of shareholders or at any earlier time by the passing of a resolution by the Board of Directors. Termination of a Share Option Plan is without prejudice to the existing rights of option holders.

     Options granted to employees under the Market Value Plan are accounted for as fixed plan awards in accordance with the provisions of APB Opinion No. 25. As such, no compensation expense is expected to be recognized under this Plan.

     Options granted to employees under the Discounted Value Plan are accounted for as variable plan awards in accordance with the provisions of APB Opinion No.
25. Compensation expense is calculated based on the current market price of the underlying Ordinary Shares in relation to the exercise price of the options and recorded ratably over the service period when it is probable that the performance conditions will be met.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its Plan and has elected to adopt Statement of Financial Accounting Standard No. 123, "Accounting for Stock-based Compensation" ("SFAS No. 123") for disclosure purposes only. The Company recorded a compensation credit for the Discounted Value Plan of $0.9 million for 1998. At December 31, 1999, the Company determined the likelihood of satisfying the LTI Plan performance criteria to be remote and in 1999 reversed $4.4 million of previously recognized compensation relating to the LTI Plan. The Company did not record any expense for the options granted under the Market Value Plan as the exercise price of the options equals the fair value of the underlying stock at grant date.

     Had the Company accounted for the options under the fair value method consistent with the methodology of SFAS No. 123, the Company's net loss and basic and diluted net loss per share for the year ended December 31, 1999 would have reflected the following unaudited pro forma amounts:

     A summary of activity for the Market Value Plan and Discounted Value Plan is as follows:

                                                         WEIGHTED-AVERAGE      NUMBER OF
                                                             OPTIONS         EXERCISE PRICE
                                                         ----------------    --------------
Options outstanding at December 31, 1997...............            --            $  --
  Granted..............................................     1,427,395            $8.16
  Exercised............................................            --               --
  Cancelled............................................            --               --
                                                            ---------
Options outstanding at December 31, 1998...............     1,427,395            $8.16
                                                            ---------
  Granted..............................................     1,453,520            $9.95
  Exercised............................................            --
  Cancelled............................................      (549,639)           $7.28
                                                            ---------
Options outstanding at December 31, 1999...............     2,331,276            $9.49
                                                            ---------

     The following table summarizes information about the range of exercise prices for share options outstanding as of December 31, 1999:

                               WEIGHTED-AVERAGE
                                  REMAINING
 PLAN RANGE OF     OPTIONS     CONTRACTUAL LIFE   WEIGHTED-AVERAGE
EXERCISE PRICES  OUTSTANDING       (YEARS)         EXERCISE PRICE
---------------  -----------   ----------------   ----------------
$ 0.01 - $ 5.82     428,944          8.98              $ 3.19
$10.75 - $11.11   1,902,332          8.76              $10.91
                  ---------
                  2,331,276
                  =========

     No options are exercisable as of December 31, 1999.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
                                                               (IN THOUSANDS, EXCEPT
                                                                 PER SHARE AMOUNTS)
Net loss
  As reported...............................................   $110,676      $201,694
  Pro forma.................................................   $112,028      $209,838
  Pro forma net loss per share..............................   $   0.54      $   1.01

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The weighted average fair values at date of grant for options granted under the Market Value Plan during 1999 and 1998 were $7.45 and $6.03, respectively, and were estimated using the Black Scholes Option Pricing Model with the following assumptions:

                                                            1998             1999
                                                        -------------    -------------
Risk free interest rates..............................  5.51% - 5.58%    4.65% - 5.87%
Expected life.........................................     5 years          5 years
Dividend yield........................................        0                0
Expected volatility...................................       68%              68%

21. SEGMENTAL INFORMATION

     The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company manages its business under one reporting segment, telecommunications. As such, all operating decisions are based upon the Company operating under a single segment.

     Although the Company is registered in Bermuda, all of its activities take place in other areas. The Company's operational assets consist primarily of space segment assets and ICONET assets. With the exception of the Satellite Control Centre in London and the TT&C equipment installed at six SAN sites, all of the space segment assets are in the course of construction and are located at Hughes's premises in the United States. The ICONET assets are also in the course of construction and installation and are located at various sites throughout the world.

     Total tangible fixed assets are analyzed by geographic area in the table below:

                                                                 AS OF DECEMBER 31,
                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
United States...............................................  $1,330,991    $1,865,464
South America...............................................      56,733       159,340
Europe......................................................     289,794       406,768
Australasia.................................................     118,954       267,574
Africa......................................................      22,096        41,498
                                                              ----------    ----------
                                                              $1,818,568    $2,740,644
                                                              ==========    ==========

     All revenue recognized in 1998 and 1999 was generated from the ICOroam product in Europe and the Far East.

22. COMPREHENSIVE LOSS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. This statement, which the Company adopted during 1998, establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. Where applicable, earlier periods have been restated to conform to the standards set forth in SFAS No. 130.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Accumulated other comprehensive loss for the periods presented consists entirely of cumulative translation adjustments.

                                                    YEAR ENDED DECEMBER 31,
                                              -----------------------------------      SINCE
                                                1997         1998         1999       INCEPTION
                                              ---------    ---------    ---------    ---------
                                                               (IN THOUSANDS)
Accumulated comprehensive loss:
  At beginning of period....................  $ (43,860)   $(232,153)   $(342,988)   $      --
  Net loss for the period, as reported......   (187,977)    (110,676)    (201,694)    (544,658)
Other comprehensive (loss):
  Foreign currency translation adjustments,
     net....................................       (316)        (159)        (323)        (347)
                                              ---------    ---------    ---------    ---------
  At end of period..........................  $(232,153)   $(342,988)   $(545,005)   $(545,005)
                                              =========    =========    =========    =========

23. FOREIGN CURRENCY FORWARD EXCHANGE CONTRACTS

     From time to time the Company utilizes forward foreign currency contracts to minimizes the impact of currency movements on future expenditure commitments. This provides certainty of costs and minimizes additional expenditure arising from adverse exchange rate movements.

     At December 31, 1999 no forward foreign currency contracts were in place. The summary of forward foreign currency contracts at December 31, 1998 is as follows:

                                                              CONTRACT
                                                               AMOUNT    FAIR VALUE
                                                              --------   ----------
                                                                 (IN THOUSANDS)
Buy Currency:
  US Dollars................................................  $30,392     $31,211
                                                              -------     -------
          Total.............................................  $30,392     $31,211
                                                              =======     =======

24. COMBINED FINANCIAL STATEMENTS OF THE DEBTORS

     The combined financial statements as of December 31, 1999 of the Company and its subsidiaries who have filed for reorganization under chapter 11 are presented below:

                          COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
                                                               (IN THOUSANDS)
Total costs and expenses....................................      $(127,963)
Interest receivable and other income, net...................         18,122
                                                                  ---------
Loss before reorganization costs and income taxes...........       (109,841)
Reorganization costs........................................        (94,251)
                                                                  ---------
Loss before income taxes....................................       (204,092)
Taxation....................................................           (499)
                                                                  ---------
Net loss....................................................      $(204,591)
                                                                  =========

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                             COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                                    AS OF
                                                              DECEMBER 31, 1999
                                                              -----------------
                                                               (IN THOUSANDS)
ASSETS
  Cash and cash equivalents.................................     $  133,867
  Prepaid expenses and other current assets.................          6,139
  Intercompany receivables..................................        306,982
  Investment in subsidiaries................................         84,850
  Property and equipment in service, net....................          1,861
  Property under construction...............................      2,489,516
  Restricted cash and advanced deposits.....................         73,957
  Intercompany loans........................................      2,635,903
                                                                 ----------
          Total assets......................................     $5,733,075
                                                                 ==========
LIABILITIES
  Accounts payable and accrued expenses.....................     $   49,436
  Intercompany payables.....................................             13
  Debtor-in-possession financing............................        225,000
  Intercompany loan.........................................         38,158
  Other non-current liabilities.............................            195
  Liabilities subject to compromise.........................        957,108
  Intercompany payables subject to compromise...............      2,719,953
                                                                 ----------
          Total liabilities.................................      3,989,863
                                                                 ----------
Total shareholders' equity..................................      1,743,212
                                                                 ----------
          Total liabilities and shareholders' equity........     $5,733,075
                                                                 ==========

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                          COMBINED CASHFLOW STATEMENT
                                  (UNAUDITED)

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
                                                               (IN THOUSANDS)
Net cash used in operating activities.......................      $(360,480)
Cashflows used in investing activities
  -- capital expenditure....................................       (499,160)
  -- other..................................................        201,494
                                                                  ---------
Net cash used in investing activities.......................       (297,666)
Cashflows generated from financing activities
  -- debtor-in-possession financing.........................        225,000
  -- proceeds from operator financing.......................         18,748
  -- other..................................................            325
                                                                  ---------
Net cash provided by financing activities...................        244,073
                                                                  ---------
Net decrease in cash and cash equivalents...................       (414,073)
Cash and cash equivalents at beginning of period............        547,940
                                                                  ---------
Cash and cash equivalents at end of period..................      $ 133,867
                                                                  =========

25. SUBSEQUENT EVENTS

     On February 4, 2000 the Company announced that Eagle River had entered into a definitive agreement with ICO under which Eagle River acknowledged the completion of its due diligence and agreed all conditions relating to the Tranche II funding of $275 million had been waived. The definitive agreement remains subject to the Court's approval, but ICO is able to draw on the Tranche II funding with immediate effect.

     In connection with the definitive agreement, ICO has entered into a memorandum of agreement with each of Hughes Space and Communications International Inc., Hughes Network Systems and NEC Corporation. The memorandum of agreement with Hughes Space and Communications and NEC amend and enhance the Company's existing contract with those vendors. The memorandum of agreement with Hughes Network Systems defines the possible work relationship between them going forward.

     A chapter 11 plan of reorganization and Disclosure Statement were filed with the Court on February 18, 2000 and approved by the Court on March 21, 2000.

     On March 12, 2000 ICO attempted to launch its first satellite on board a Sea Launch "Commander" rocket. After an apparently successful lift off, the Sea Launch rocket suffered an anomaly and was lost. Sea Launch has informed ICO that loss of the rocket and its payload occurred over the Pacific Ocean and posed no known safety threat to the population.

     ICO had purchased insurance cover of $225 million in respect of its first satellite launch. ICO does not anticipate any difficulties in collecting the proceeds of this insurance policy. The proceeds of this insurance policy will be available to apply to the cost of procuring a replacement satellite and launch services. In addition, ICO has mitigated the impact of this failure by building and planning to launch twelve satellites even though our intended service requires only ten operational satellites in orbit.

     ICO's management is considering the scheduling of future launches and has not yet decided when the next satellite launch will occur.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)
                                  (UNAUDITED)

                                     ASSETS

                                                                  AS OF
                                                                 MAY 16,
                                                                   2000
                                                                ----------
Current assets
  Cash and cash equivalents.................................    $  348,483
  Prepaid expenses and other current assets.................       131,269
                                                                ----------
          Total current assets..............................       479,752
Tangible fixed assets
  Property and equipment in service, net....................         8,421
  Property under construction...............................     2,628,752
Other non-current assets
  Restricted cash and advance deposits......................       117,471
                                                                ----------
          Total assets......................................    $3,234,396
                                                                ==========

                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses.....................    $   48,257
  Amounts owing to related parties..........................         8,131
  Debtor in possession financing............................       500,000
                                                                ----------
          Total current liabilities.........................       556,388
  Long-term debt............................................            --
  Other non-current liabilities.............................           224
                                                                ----------
          Total liabilities not subject to compromise.......       556,612
  Liabilities subject to compromise.........................       978,384
                                                                ----------
          Total liabilities.................................     1,534,996
                                                                ----------
Shareholders' equity
  Common stock, $0.01 par value, 560,000,000 shares
     authorized, 207,607,618 issued and outstanding.........         2,076
  Additional paid-in capital................................     2,304,171
  Cumulative other comprehensive loss.......................       (14,291)
  Accumulated loss during development stage.................      (592,556)
                                                                ----------
          Total shareholders' equity........................     1,699,400
                                                                ----------
          Total liabilities and shareholders' equity........    $3,234,396
                                                                ==========

        The accompanying notes are an integral part of these statements.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

             CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                             SIX MONTHS   PERIOD FROM    PERIOD FROM
                                                               ENDED       JANUARY 1     INCEPTION TO
                                                              JUNE 30,    TO MAY 16,       MAY 16,
                                                                1999         2000            2000
                                                             ----------   -----------    ------------
Revenue..................................................     $    986     $    865       $   3,197
Direct production costs..................................       (1,512)        (842)         (4,077)
Marketing, general and administrative expenses...........      (60,100)     (22,811)       (416,184)
TRW settlement...........................................           --           --        (149,990)
Depreciation and amortization of tangible fixed assets...       (3,596)      (2,551)        (20,859)
                                                              --------     --------       ---------
          Operating loss.................................      (64,222)     (25,339)       (587,913)
Interest (payable) receivable and other (expense) income,
  net....................................................       25,869         (897)        124,118
Reorganization costs.....................................           --      (19,897)       (113,427)
                                                              --------     --------       ---------
Loss before income taxes.................................      (38,353)     (46,133)       (577,222)
Income taxes.............................................       (2,460)      (1,765)        (15,334)
                                                              --------     --------       ---------
Net loss.................................................      (40,813)     (47,898)       (592,556)
Other comprehensive (loss) income........................           14      (13,944)        (14,291)
                                                              --------     --------       ---------
Comprehensive loss.......................................     $(40,799)    $(61,842)      $(606,847)
                                                              ========     ========       =========
Basic and diluted loss per share.........................     $  (0.20)    $  (0.23)      $   (4.68)
                                                              ========     ========       =========

        The accompanying notes are an integral part of these statements.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                           SIX MONTHS   PERIOD FROM    PERIOD FROM
                                                             ENDED       JANUARY 1     INCEPTION TO
                                                            JUNE 30,    TO MAY 16,       MAY 16,
                                                              1999         2000            2000
                                                           ----------   -----------    ------------
Cash flows from operating activities:
Net loss...............................................    $ (40,813)    $ (47,898)    $  (592,556)
Adjustments to reconcile net loss to cash flow used in
  operating activities:
  Non-cash items:
  TRW settlement.......................................           --            --         149,990
  Depreciation.........................................        3,596         2,551          20,859
  Amortization of debt issue expenses..................        1,325            --           2,817
  Exchange loss (gain).................................      (13,371)        1,928           2,708
  Gain on write off of lost satellite and other assets,
     net...............................................           --        (3,894)         (3,894)
  Reorganization costs.................................           --        11,025         102,368
  Proceeds from launch insurance received..............           --       105,600         105,600
Changes in working capital:
  Increase in taxation payable.........................        1,924           534           4,275
  Increase in prepaid expenses and other current
     assets............................................       (5,907)       (3,750)         (9,371)
  Decrease in accounts payable/accrued expenses........      (91,606)      (37,207)        (14,514)
  Decrease in other non-current liabilities............       (2,777)         (415)        (20,333)
                                                           ---------     ---------     -----------
Net cash used in operating activities..................     (147,629)       28,474        (252,051)
Cash flows from investing activities:
  Capital expenditure -- property under construction...     (414,932)     (135,497)     (2,601,435)
  Capital expenditure -- property in service...........       (6,191)         (873)        (30,314)
  Cash released (deposited) in respect of letters of
     credit............................................        5,411            --          (3,727)
  Sale of marketable securities, net...................      218,104            --              --
                                                           ---------     ---------     -----------
Net cash used in investing activities..................     (197,608)     (136,370)     (2,635,476)
Cash flows from financing activities:
  Proceeds from shares issued -- TRW settlement........           --            --          50,000
  Proceeds from shares issued -- other.................           --            --       2,079,185
  Proceeds from issue of US Dollar and Euro Senior
     Notes, including warrants, and operator
     financing.........................................       15,129            --         609,205
  Debtor in possession financing received..............           --       275,000         500,000
                                                           ---------     ---------     -----------
Net cash provided by financing activities..............       15,129       275,000       3,238,390
Effect of exchange rate movements......................       (1,107)       (4,006)         (2,380)
                                                           ---------     ---------     -----------
Net increase (decrease) in cash and cash equivalents...     (331,215)      163,098         348,483
Cash and cash equivalents at beginning of period.......      548,692       185,385              --
                                                           ---------     ---------     -----------
Cash and cash equivalents at end of period.............    $ 217,477     $ 348,483     $   348,483
                                                           =========     =========     ===========
Supplemental cash flow information:
Interest paid..........................................    $  43,024     $   2,334     $    47,232
Taxation paid, net.....................................    $     540     $   1,174     $     5,783
Liabilities subject to compromise paid.................    $      --     $   1,109     $     2,293

        The accompanying notes are an integral part of these statements.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 1. REORGANIZATION

     On August 27, 1999, ICO Global Communications Holdings Limited (a Bermuda registered company) ("Holdings") and three of its wholly owned subsidiaries ("the other Debtors") filed voluntary petitions for protection under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware ("the Court") as the Company was close to having insufficient funds to continue operations and to meet its liabilities as they fell due. On the same date, parallel insolvency proceedings were initiated in Bermuda and the Cayman Islands.

     Whilst in bankruptcy, the Company secured a Debtor-in-Possession ("DIP") facility of $500 million from a core group of investors, led by Eagle River Investments LLC and its designees ("Eagle River"). This financing was converted into Class A and Class B shares of New ICO Global Communications (Holdings) Limited ("New ICO"), an Eagle River controlled entity, upon exit from chapter 11 and related proceedings.

     On February 18, 2000, Holdings filed a Plan of Reorganization ("the Plan") with the Court, contemplating emergence from bankruptcy on May 15, 2000. Under the terms of the Plan, Holdings transferred substantially all of its non-cash assets to New ICO in exchange for the issuance by New ICO of 93 million Class A shares, 31 million Class B shares, 20 million warrants to purchase Class A shares at $30 per share and 30 million warrants to purchase Class A shares at $45 per share. Specifically, 50 million of the Class A shares were used to satisfy Tranche I of the DIP facility of $225 million, and 31 million Class B shares were issued to satisfy Tranche II of the DIP facility of $275 million and 43 million Class A shares and the $30 warrants and the $45 warrants were used to satisfy the claims and interests held by the Company's creditors and shareholders.

     The Plan was in accordance with a definitive agreement dated as of February 4, 2000 between Holdings and Eagle River. Under the definitive agreement, Holdings was required to make an offering of 67 million Class A shares in New ICO to certain of its shareholders and creditors. To the extent this offering was under-subscribed Eagle River agreed to purchase any unsubscribed shares for $10.45 per share. In addition, the definitive agreement gave Eagle River the right to purchase up to the number of shares subscribed in the offering and an option to purchase 16 million New ICO Class A shares at $10.45 per share exercisable over a five-year term commencing on the date on which the plan would be consummated and an option to purchase 40 million New ICO Class A shares at $12.50 per share exercisable over a two-year term commencing on the third anniversary of the date on which the Plan would be consummated.

     Eagle River subsequently assigned all of its rights and obligations under the definitive agreement to ICO-Teledesic Global Limited, an Eagle River controlled entity.

     The Court approved the disclosure statement relating to this Plan and the proposed schemes of arrangement ("Schemes") on March 21, 2000, and they were subsequently approved by the Bermuda and Cayman Island Courts.

     By April 26, 2000 the requisite number of votes approving the Plan and Schemes had been received from the creditors of Holdings and the other Debtors and shareholders of Holdings and on May 3, 2000 the Courts in the US, Bermuda and Cayman Islands confirmed the Plan.

     On consummation of the Plan, Holdings was discharged under US bankruptcy procedures but remains in provisional liquidation, subject to the jurisdiction of the Bermudan Court. The other debtors emerged from bankruptcy and were transferred into the ownership of New ICO.

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     New ICO intends to continue developing the ICO Network and will require substantial additional finance to that contemplated in the Plan to fund its operations and investment through service launch. In addition, there are no assurances that significant technical problems in the completion of the ICO Network will not be encountered, including launch failures, hardware and software failures and delays in integrating the system. There are also no assurances that there will not be problems obtaining licenses and other regulatory approval and in securing distribution channels.

 2. BASIS OF PRESENTATION AND CONSOLIDATION

     The unaudited consolidated financial statements include the financial statements of ICO Global Communications (Holdings) Limited (a development-stage company) and its subsidiary companies (together "the Company"), all of which are wholly owned for the period up to May 16, 2000.

     The Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and consistently applied. The results of operations and assets and liabilities of the Company's wholly owned subsidiaries have been consolidated and all intercompany transactions and balances have been eliminated.

     In connection with the bankruptcy proceedings, the Company has adopted AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). SOP 90-7 requires entities in bankruptcy to present their pre-petition liabilities on the basis of the expected amount of allowed claims in accordance with Statement of Financial Accounting Standard No. 5, "Accounting for Contingencies".

     As a result of the chapter 11 filings, absent approval of the Court, the Debtors were prohibited from paying, and creditors were prohibited from attempting to collect, claims or debts arising before August 27, 1999. Such debts are classified as liabilities subject to compromise to be satisfied under the terms of the Plan on exit from chapter 11.

     Holdings, a development-stage company, incurred a cumulative net loss since inception of $592.6 million and was dependent on consummation of the Plan to enable it to exit from bankruptcy. Following emergence from bankruptcy, Holdings transferred substantially all of its assets, including its subsidiary companies, to New ICO. New ICO and the subsidiaries will continue to develop the ICO Network. Hence, the accompanying financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business.

     The appropriateness of using the going concern basis is dependent upon, among other things, New ICO's ability to generate sufficient cash from financing arrangements to meet obligations and complete the ICO network.

     In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of:

          (i) the financial position of the Company as of December 31, 1999, and the results of its operations and its cash flows for the six month period ended June 30, 1999

          (ii) the financial position of the Company at May 16, 2000 and results of its operations and its cash flows for the period from January 1 to May 16, 2000

     These interim consolidated financial statements are unaudited, and do not include all related footnote disclosures that would be necessary in year end audited financial statements and should be read in

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

conjunction with the Company's audited consolidated financial statements and footnotes for the year ended December 31, 1999.

 3. LOSS PER SHARE

     For all periods presented, amounts used in both basic and diluted loss per share are the amounts as stated below.

                                                      SIX MONTHS     PERIOD FROM    PERIOD FROM
                                                         ENDED        JANUARY 1     INCEPTION TO
                                                       JUNE 30,      TO MAY 16,       MAY 16,
                                                         1999           2000            2000
                                                      -----------    -----------    ------------
Weighted average number of shares outstanding used
  in computing basic and diluted loss per share.....  207,627,287    207,607,618    126,637,308
Assumed exercise of "nil cost" stock options........      378,009        179,465        109,551
                                                      -----------    -----------    -----------
Shares used in computing diluted loss per share if
  result is dilutive................................  208,005,296    207,787,083    126,746,859
                                                      ===========    ===========    ===========

     Due to the losses reported in all periods, the number of shares used to calculate basic and diluted per share amounts in each period is the same, as the effect of taking into account issuable shares would be anti-dilutive.

     The number of equivalent shares that would be included in the diluted calculations for the periods ended June 30, 1999 and May 16, 2000 and for the period since inception, if the result were to be dilutive, are the weighted average number of (i) "nil cost" stock options (378,009 nil cost stock options were granted on May 31, 1998 on conversion of rights to accumulated cash bonuses under Old ICO's long-term incentive plan to stock options in Old ICO), (ii) warrants in connection with the Dollar and Euro Senior Notes issued on August 1, 1998 (equivalent price of $13.20 per share) and (iii) stock options granted under Old ICO's market value plan with exercise prices per Ordinary share ranging between $10.75 and $11.11 depending on grant date, respectively, accounted for under the treasury stock method.

 4. COMPREHENSIVE LOSS

     Accumulated other comprehensive loss in all periods consists entirely of cumulative translation adjustments.

                                                          SIX MONTHS    PERIOD FROM    PERIOD FROM
                                                            ENDED        JANUARY 1     INCEPTION TO
                                                           JUNE 30,     TO MAY 16,       MAY 16,
                                                             1999          2000            2000
                                                          ----------    -----------    ------------
Accumulated comprehensive loss at beginning of period...  $(342,988)     $(545,005)     $      --
Net loss, as reported...................................    (40,813)       (47,898)      (592,556)
Other comprehensive (loss) income:
  Foreign currency translation adjustments, net.........         14        (13,944)       (14,291)
                                                          ---------      ---------      ---------
Total comprehensive loss
  Period to date........................................    (40,799)       (61,842)      (606,847)
                                                          ---------      ---------      ---------
  End of period.........................................  $(383,787)     $(606,847)     $(606,847)
                                                          =========      =========      =========

                  ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
            (DEBTOR-IN-POSSESSION, PROVISIONAL LIQUIDATOR APPOINTED)
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 5. SUBSEQUENT EVENTS

     On May 17, 2000 Holdings and the other Debtors emerged from bankruptcy in the US.

     New ICO issued 93 million Class A shares, 31 million Class B shares, 20 million warrants to purchase Class A shares at $30 per share and 30 million warrants to purchase Class B shares at $45 per share to Holdings for distribution to DIP lenders, creditors of the Debtor companies and to Holdings' shareholders, in accordance with the Plan. In addition, cash of $117.6 million was paid to Holdings by New ICO.

     The cash consideration represented the estimated additional cash required by the provisional liquidators, over and above the available cash balance of Holdings of $188.9 million. The available cash balance of $188.9 million excludes $105.6 million of launch insurance proceeds received earlier than anticipated on May 16, 2000 and which had therefore not been taken into account in setting the final payment by New ICO to the provisional liquidators on Holdings emergence from bankruptcy. The available cash was to be used to settle the administrative claims, cure payments, liquidator's fees, professional fees relating to the reorganization and pre-exit operational expenses of Holdings and the other Debtors. The total cash available to Holdings as of May 17, 2000 to settle such obligations, was approximately $305 million.

     All cash in Holdings in excess of that required to settle outstanding liabilities is paid across to New ICO by the provisional liquidator.

     As of September 19, 2000, $243.2 million had been paid across to New ICO, which includes insurance proceeds of $225.0 million.

 6. RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as a part of hedge transaction and, if it is, the type of hedge transaction. This statement was effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

     In December 1999, the Staff of the Securities and Exchange Commission released Staff Accounting Bulletin 101 (SAB101), "Revenue Recognition in Financial Statements." This pronouncement summarized certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition and is effective for the fourth quarter of 2000. The Company believes its revenue recognition practices are in conformity with the guidelines in SAB 101.

     In March 2000, the FASB released FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25," which provides clarification of Opinion 25 for certain issues such as the determination of an employee, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. The Company believes its practices are in conformity with this guidance, and therefore Interpretation No. 44 will have no impact on its financial statements.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Teledesic Corporation:

We have audited the accompanying consolidated balance sheets of Teledesic Corporation (a Delaware corporation in the development stage) and subsidiaries, as of December 31, 1998 and 1999, and the related consolidated statements of operations, comprehensive loss, changes in stockholders' (deficit) equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Teledesic Corporation and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Seattle, Washington
May 26, 2000

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                                DECEMBER 31,
                                                            ---------------------   JUNE 30,
                                                              1998        1999        2000
                                                            ---------   ---------   ---------
                                                                                    UNAUDITED
CURRENT ASSETS:
  Cash and cash equivalents...............................  $  55,350   $ 110,918   $  12,056
  Restricted cash.........................................         --      47,257          21
  Marketable securities, at fair value....................    273,010     201,159      83,329
  Receivables.............................................      3,081      24,008      27,388
  Prepaid expenses and other current assets...............      1,029         994         650
                                                            ---------   ---------   ---------
          Total current assets............................    332,470     384,336     123,444
NOTE RECEIVABLE FROM ICO-TELEDESIC GLOBAL LIMITED.........         --          --     200,000
FURNITURE AND EQUIPMENT, net..............................      7,546      14,761      13,482
INTANGIBLE ASSETS AND OTHER, net..........................    192,504     135,630     135,640
SYSTEM UNDER CONSTRUCTION.................................     94,000     105,046     105,046
                                                            ---------   ---------   ---------
          Total assets....................................  $ 626,520   $ 639,773   $ 577,612
                                                            =========   =========   =========

                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable........................................  $   5,007   $   1,742   $   1,200
  Accrued expenses and other liabilities..................     72,099      56,252       9,521
  Line of credit..........................................         --       9,960       9,960
  Note payable............................................         --          --       2,488
                                                            ---------   ---------   ---------
          Total current liabilities.......................     77,106      67,954      23,169
LINE OF CREDIT............................................      2,500          --          --
LONG-TERM PAYABLES........................................      2,216       2,401         393
                                                            ---------   ---------   ---------
          Total liabilities...............................     81,822      70,355      23,562
MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES...........    562,381     741,205     734,318
                                                            ---------   ---------   ---------
STOCKHOLDERS' EQUITY (DEFICIT):
  Convertible preferred stock, $.001 par value, 5,000,000
     shares authorized, no shares issued and
     outstanding..........................................         --          --          --
  Common stock, $.001 par value; 316,705,275 and
     1,117,165,275 and 1,117,165,275 shares authorized at
     December 31,1998 and 1999 and June 30, 2000,
     respectively; 78,980,494 and 82,053,011 and
     83,205,946 shares issued and outstanding at December
     31, 1998 and 1999 and June 30, 2000, respectively....    129,802     209,250     214,230
  Other comprehensive income (loss).......................      2,371      (2,598)     (1,835)
  Deferred compensation...................................     (3,119)         --          --
  Deficit accumulated during the development stage........   (146,737)   (378,439)   (392,663)
                                                            ---------   ---------   ---------
          Total stockholders' deficit.....................    (17,683)   (171,787)   (180,268)
                                                            ---------   ---------   ---------
          Total liabilities and stockholders' equity
            (deficit).....................................  $ 626,520   $ 639,773   $ 577,612
                                                            =========   =========   =========

 The accompanying notes are an integral part of these consolidated statements.

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                           SIX MONTHS             JUNE 19, 1990
                                                  YEAR ENDED DECEMBER 31,                ENDED JUNE 30,            (INCEPTION)
                                          ---------------------------------------   -------------------------      TO JUNE 30,
                                             1997          1998          1999          1999          2000             2000
                                          -----------   -----------   -----------   -----------   -----------   -----------------
                                                                                                      UNAUDITED
                                                                                    ---------------------------------------------
OPERATING EXPENSES:
  General and administrative............  $    13,205   $    39,372   $    35,860   $    19,795   $    17,781      $   121,653
  Research and development..............       21,873        64,984        35,131        25,747         3,971          149,969
  Impairment losses.....................           --            --       274,111            --            --          274,111
  Depreciation and amortization.........          806         7,452        14,950         7,111         1,415           25,236
  Corporate restructuring...............           --            --            --            --         4,392            4,392
                                          -----------   -----------   -----------   -----------   -----------      -----------
        Total operating loss............       35,884       111,808       360,052        52,653        27,559          575,361
INTEREST EXPENSE........................           27            52           528           135           420            1,620
INTEREST INCOME.........................         (705)      (12,191)      (17,276)       (8,816)      (10,790)         (41,462)
OTHER (INCOME) EXPENSE..................         (681)         (656)          306          (570)        2,315           (1,034)
CORPORATE REORGANIZATION................           --            --            --            --         2,000            2,000
                                          -----------   -----------   -----------   -----------   -----------      -----------
  Loss before minority interest.........       34,525        99,013       343,610        43,402        21,504          536,485
MINORITY INTEREST IN LOSS OF
  CONSOLIDATED SUBSIDIARIES.............           --       (24,634)     (111,908)      (10,263)       (7,280)        (143,822)
                                          -----------   -----------   -----------   -----------   -----------      -----------
  Net loss..............................  $    34,525   $    74,379   $   231,702   $    33,139   $    14,224      $   392,663
                                          ===========   ===========   ===========   ===========   ===========      ===========
BASIC AND DILUTED LOSS PER SHARE........  $      0.47   $      0.95   $      2.85   $      0.41   $      0.17      $      8.96
                                          ===========   ===========   ===========   ===========   ===========      ===========
WEIGHTED AVERAGE NUMBER OF SHARES OF
  COMMON STOCK OUTSTANDING..............   74,139,692    78,278,736    81,302,603    80,578,021    83,159,059       43,809,531
                                          ===========   ===========   ===========   ===========   ===========      ===========

 The accompanying notes are an integral part of these consolidated statements.

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                             (DOLLARS IN THOUSANDS)

                                                                  SIX MONTHS ENDED    (INCEPTION)
                                     YEAR ENDED DECEMBER 31,          JUNE 30,            TO
                                   ----------------------------   -----------------    JUNE 30,
                                    1997      1998       1999      1999      2000        2000
                                   -------   -------   --------   -------   -------   -----------
                                                                             UNAUDITED
                                                                  -------------------------------
NET LOSS.........................  $34,525   $74,379   $231,702   $33,139   $14,224    $392,663
OTHER COMPREHENSIVE (INCOME)
  LOSS:
  Unrealized holding (gains)
     losses on marketable
     securities..................       --    (2,376)     4,941     4,300      (773)      1,792
  Foreign currency translation
     adjustments.................       --         5         28        14        10          43
                                   -------   -------   --------   -------   -------    --------
  Comprehensive loss.............  $34,525   $72,008   $236,671   $37,453   $13,461    $394,498
                                   =======   =======   ========   =======   =======    ========

 The accompanying notes are an integral part of these consolidated statements.

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
        (SIX MONTHS FROM JANUARY 1, 2000 TO JUNE 30, 2000 ARE UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                    COMMON STOCK
                               CONVERTIBLE PREFERRED STOCK    ---------------------------------------------------------
                               ----------------------------                 SHARES OUTSTANDING
                               SERIES A, B & C                ----------------------------------------------
                                    SHARES                    CLASS A & B
                                 OUTSTANDING       AMOUNT     & NO CLASS     CLASS A     CLASS B     CLASS C    AMOUNT
                               ----------------   ---------   -----------   ---------   ----------   -------   --------
Issuance of founders shares,
 net..........................                                  840,000                                        $  1,005
Conversion of Class A common
 stock to Series A convertible
 preferred stock..............     2,400,000      $  1,000     (800,000)                                         (1,000)
Conversion of Class B common
 stock to.....................                                  (40,000)
 no class common stock........                                  120,000
Issuance of Series A
 convertible preferred stock,
 net..........................    37,324,914        13,536
Issuance of Series B
 convertible preferred stock,
 net..........................    12,127,506        10,085
Issuance of Series C
 convertible preferred stock
 for cash and conversion of
 debt, net....................    19,800,000        32,985
Exercise of No Class common
 stock options................                                  227,250                                              14
Equity-based compensation.....                                                                                      300
Net loss for period from
 inception to December 31,
 1996.........................
                                 -----------      --------     --------                                        --------
BALANCE, DECEMBER 31, 1996....    71,652,420        57,606      347,250                                             319
Cost of issuance of Series C
 convertible preferred
 stock........................                          (5)
Exercise of No Class common
 stock options................                                  144,775
Exercise of Class A common
 stock options................                                                143,050                               224
Equity-based compensation.....                                                                                    7,333
Amortization of deferred
 compensation.................
Conversion of No Class common
 stock to common stock........                                 (492,025)      492,025
Conversion of Series A, B and
 C convertible preferred stock
 to Class B common stock......   (71,652,420)      (57,601)                             71,652,420               57,601
Issuance of Class B common
 stock, net...................                                                           4,657,093               49,961
Net loss for the year ended
 December 31, 1997............
                                 -----------      --------     --------     ---------   ----------             --------
BALANCE, DECEMBER 31, 1997....            --            --           --       635,075   76,309,513              115,438
Exercise of common stock
 options......................                                              1,985,906                             2,689
Equity-based compensation.....                                                                                   14,232
Amortization of deferred
 compensation.................
Conversion of Class B common
 stock to Class A common
 stock........................                                                634,238     (634,238)
Issuance of Class C common
 stock........................                                                                       50,000       1,000
Cost of issuance of Teledesic
 LLC units....................                                                                                   (3,557)
Net loss and other
 comprehensive income for the
 year.........................
                                 -----------      --------     --------     ---------   ----------   ------    --------
BALANCE, DECEMBER 31, 1998....            --            --           --     3,255,219   75,675,275   50,000     129,802
Exercise of common stock
 options......................                                                572,517                               644
Equity-based compensation.....                                                                                    5,251
Cancellation of common stock
 options......................                                                                                   (3,119)
Issuance of Class A common
 stock........................                                              2,500,000                            50,000
Issuance of warrants to
 purchase Class C common
 stock........................                                                                                   28,215
Cost of issuance of Teledesic
 LLC units....................                                                                                   (1,543)
Net loss and other
 comprehensive loss for the
 year.........................
                                 -----------      --------     --------     ---------   ----------   ------    --------
BALANCE, DECEMBER 31, 1999....            --            --           --     6,327,736   75,675,275   50,000     209,250
Exercise of common stock
 options......................                                              1,152,935                               140
Equity-based compensation.....                                                                                    5,007
Cancellation of common stock
 options......................                                                                                     (167)
Net loss and other
 comprehensive income for the
 period.......................
                                 -----------      --------     --------     ---------   ----------   ------    --------
BALANCE, JUNE 30, 2000
 (unaudited)..................            --      $     --           --     7,480,671   75,675,275   50,000    $214,230
                                 ===========      ========     ========     =========   ==========   ======    ========


                                                                 DEFICIT
                                    OTHER                      ACCUMULATED
                                COMPREHENSIVE                  DURING THE         TOTAL
                                   INCOME         DEFERRED     DEVELOPMENT    STOCKHOLDERS'
                                   (LOSS)       COMPENSATION      STAGE      EQUITY (DEFICIT)
                                -------------   ------------   -----------   ----------------
Issuance of founders shares,
 net..........................                                                  $   1,005
Conversion of Class A common
 stock to Series A convertible
 preferred stock..............                                                         --
Conversion of Class B common
 stock to.....................
 no class common stock........                                                         --
Issuance of Series A
 convertible preferred stock,
 net..........................                                                     13,536
Issuance of Series B
 convertible preferred stock,
 net..........................                                                     10,085
Issuance of Series C
 convertible preferred stock
 for cash and conversion of
 debt, net....................                                                     32,985
Exercise of No Class common
 stock options................                                                         14
Equity-based compensation.....                                                        300
Net loss for period from
 inception to December 31,
 1996.........................                                  $ (37,833)        (37,833)
                                                                ---------       ---------
BALANCE, DECEMBER 31, 1996....                                    (37,833)         20,092
Cost of issuance of Series C
 convertible preferred
 stock........................                                                         (5)
Exercise of No Class common
 stock options................                                                         --
Exercise of Class A common
 stock options................                                                        224
Equity-based compensation.....                    $(7,333)                             --
Amortization of deferred
 compensation.................                        217                             217
Conversion of No Class common
 stock to common stock........                                                         --
Conversion of Series A, B and
 C convertible preferred stock
 to Class B common stock......                                                         --
Issuance of Class B common
 stock, net...................                                                     49,961
Net loss for the year ended
 December 31, 1997............                                    (34,525)        (34,525)
                                                  -------       ---------       ---------
BALANCE, DECEMBER 31, 1997....                     (7,116)        (72,358)         35,964
Exercise of common stock
 options......................                                                      2,689
Equity-based compensation.....                     (7,001)                          7,231
Amortization of deferred
 compensation.................                     10,998                          10,998
Conversion of Class B common
 stock to Class A common
 stock........................
Issuance of Class C common
 stock........................                                                      1,000
Cost of issuance of Teledesic
 LLC units....................                                                     (3,557)
Net loss and other
 comprehensive income for the
 year.........................     $ 2,371                        (74,379)        (72,008)
                                   -------        -------       ---------       ---------
BALANCE, DECEMBER 31, 1998....       2,371         (3,119)       (146,737)        (17,683)
Exercise of common stock
 options......................                                                        644
Equity-based compensation.....                                                      5,251
Cancellation of common stock
 options......................                      3,119                              --
Issuance of Class A common
 stock........................                                                     50,000
Issuance of warrants to
 purchase Class C common
 stock........................                                                     28,215
Cost of issuance of Teledesic
 LLC units....................                                                     (1,543)
Net loss and other
 comprehensive loss for the
 year.........................      (4,969)                      (231,702)       (236,671)
                                   -------        -------       ---------       ---------
BALANCE, DECEMBER 31, 1999....      (2,598)            --        (378,439)       (171,787)
Exercise of common stock
 options......................                                                        140
Equity-based compensation.....                                                      5,007
Cancellation of common stock
 options......................                                                       (167)
Net loss and other
 comprehensive income for the
 period.......................         763                        (14,224)        (13,461)
                                   -------        -------       ---------       ---------
BALANCE, JUNE 30, 2000
 (unaudited)..................     $(1,835)       $    --       $(392,663)      $(180,268)
                                   =======        =======       =========       =========

 The accompanying notes are an integral part of these consolidated statements.

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                             SIX MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,              JUNE 30,          JUNE 19, 1990
                                                        --------------------------------   ---------------------   (INCEPTION) TO
                                                          1997       1998        1999        1999        2000      JUNE 30, 2000
                                                        --------   ---------   ---------   ---------   ---------   --------------
                                                                                                         UNAUDITED
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................  $(34,525)  $ (74,379)  $(231,702)  $ (33,139)  $ (14,224)   $  (392,663)
  Adjustments to reconcile net loss to cash used in
  operating activities:
    Realized (gain) loss on sales of marketable
      securities......................................        --        (604)        295        (585)      2,151          1,752
    Equity-based compensation.........................        --       6,323       5,251       1,387       6,179         18,053
    Impairment losses.................................        --          --     274,111                      --        274,111
    Amortization of deferred compensation.............       217      10,998          --         387        (355)        10,860
    Depreciation and amortization.....................       806       7,452      14,950       7,111       1,415         25,236
    Minority interests in loss of consolidated
      subsidiaries....................................        --     (24,634)   (111,908)    (10,263)     (7,280)      (143,822)
    Write off abandoned patent applications...........        --          --         267                      --            267
    Other changes in certain assets and liabilities --
      Prepaid expenses and other current assets.......        65      (3,508)       (873)        489      (3,716)        (8,283)
      Accounts payable................................       512       2,337      (3,265)     (1,401)       (541)           455
      Accrued expenses and other liabilities..........     1,304      51,261       5,816       3,202         899         58,623
                                                        --------   ---------   ---------   ---------   ---------    -----------
        Net cash used in operating activities.........   (31,621)    (24,754)    (47,058)    (32,812)    (15,472)      (155,411)
                                                        --------   ---------   ---------   ---------   ---------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in note receivable from ICO-Teledesic
    Global Limited....................................        --          --          --          --    (200,000)      (200,000)
  Purchases of furniture and equipment, net...........    (1,407)     (6,700)     (9,257)     (8,154)       (112)       (18,679)
  Investment in intangible assets and other...........    (1,012)       (135)       (461)       (409)       (127)        (2,738)
  Investment in system under construction.............        --          --    (261,046)         --          --       (261,046)
  Proceeds from sales of marketable securities........        --     607,621     400,199     261,636     156,285      1,169,295
  Purchases of marketable securities..................        --    (877,656)   (334,897)   (235,824)    (39,575)    (1,252,128)
                                                        --------   ---------   ---------   ---------   ---------    -----------
        Net cash provided by (used in) investing
          activities..................................    (2,419)   (276,870)   (205,462)     17,249     (83,529)      (565,296)
                                                        --------   ---------   ---------   ---------   ---------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bridge loans..........................        --          --          --          --          --          5,100
  Borrowings under line of credit.....................        --       2,500       7,460       7,460          --          9,960
  Net proceeds from sales of Class A & B common
    stock.............................................        --          --          --          --          --          1,005
  Net proceeds from sale of Class B common stock......    49,961          --          --          --          --         49,961
  Proceeds from sale of Class C common stock..........        --       1,000          --          --          --          1,000
  Proceeds from sales of subsidiaries' equity to
    minority interests................................        --     299,000     322,888      45,989          --        621,888
  Proceeds from sales of subsidiaries' equity to
    minority interests subject to redemption..........        --      18,750          --          --          --         18,750
  Redemption of subsidiaries' equity to minority
    interest as a result of exercise of redemption
    option............................................        --          --     (18,750)    (18,750)         --        (18,750)
  Proceeds from sales of Series A, B and C convertible
    preferred stock, net..............................        --          --          --          --          --         47,850
  Cost of issuance of Teledesic LLC member units......        --      (3,557)     (4,154)         --          --         (7,711)
  Proceeds from exercise of common stock options......       224       2,689         644         541         139          3,710
                                                        --------   ---------   ---------   ---------   ---------    -----------
        Net cash provided by financing activities.....    50,185     320,382     308,088      35,240         139        732,763
                                                        --------   ---------   ---------   ---------   ---------    -----------
        Net increase (decrease) in cash and cash
          equivalents.................................    16,145      18,758      55,568      19,677     (98,862)        12,056
CASH AND CASH EQUIVALENTS, beginning of period........    20,447      36,592      55,350      55,350     110,918             --
                                                        --------   ---------   ---------   ---------   ---------    -----------
CASH AND CASH EQUIVALENTS, end of period..............  $ 36,592   $  55,350   $ 110,918   $  75,027   $  12,056    $    12,056
                                                        ========   =========   =========   =========   =========    ===========
SUPPLEMENTAL DISCLOSURE of cash paid for interest.....  $     27   $      31   $     602   $     170   $     401    $     1,654
                                                        ========   =========   =========   =========   =========    ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     In connection with a transaction described in Note 8, the LLC issued 14,400,750 nonvoting units in 1998 in exchange for Celestri Assets having an aggregate fair value of $288,015.

     As described in Note 8, during 1999, the Corporation issued 2,500,000 shares of its Class A common stock valued at $50,000 to an existing stockholder in payment of research and development services provided to the Corporation in 1998. At December 31, 1998, this was recorded as a liability in accrued expenses and other liabilities.

     Restricted cash of $45,419 was received from sales to minority interests of subsidiaries' equity subject to redemption as described in Note 7. During 2000, this minority interest was redeemed with restricted cash of $47,967 when the redemption right was exercised.

 The accompanying notes are an integral part of these consolidated statements.

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1999 AND JUNE 30, 2000
          (AMOUNTS AND DISCLOSURES AS OF AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 2000 AND JUNE 30, 1999 ARE UNAUDITED)
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

 1. ORGANIZATION AND BUSINESS

     The consolidated financial statements include the accounts of Teledesic Corporation and its subsidiaries (collectively referred to as the Corporation). The Corporation was incorporated in California on June 19, 1990 (inception) under the name Calling Communications Corporation and was reincorporated in Delaware in 1994 under the name of Teledesic Corporation. The Corporation is organized to build a global, broadband, non-geostationary satellite telecommunications system (the System) that will provide service between selected points on the Earth at any time. On March 14, 1997, the Corporation received a license (the License) from the Federal Communications Commission
(FCC) to permit the construction, deployment and operation of the System.

     On October 22, 1997 and November 5, 1997, the Corporation initiated a reorganization forming Teledesic Holdings Limited (THL), a Bermuda corporation, and Teledesic LLC (the LLC), a Delaware limited liability company. Pursuant to the Teledesic LLC Unit Purchase Agreement, the Corporation contributed substantially all of its operating assets and liabilities, including the License, to the LLC in exchange for 97,869,058 voting units of the LLC. THL initially contributed cash of $10 to the LLC in exchange for 668 voting units and subsequently contributed cash of $3 for an additional 132 voting units. The Corporation has voting control and acts as Manager of the LLC in accordance with the terms of the Amended and Restated Limited Liability Company Agreement. Pursuant to a subscription agreement between the Corporation and THL, the Corporation purchased 800 Class B shares of THL's common stock for $12.

     On May 21, 1998, the Corporation, the LLC and an owner of the Corporation entered into a Memorandum of Agreement which designated Motorola, Inc. (Motorola) as the prime System contractor for the LLC, subject to execution of certain other agreements.

     The ability of the Corporation to become an operating enterprise depends largely on the ability of the Corporation to execute certain agreements with its prime System contractor, the technical success of the System, its ability to obtain further regulatory approvals, and development of distribution channels. Furthermore, competition, retention of key employees, and the Corporation's ability to finance future development are also factors that may impact the Corporation's ability to achieve management's objectives. The research and development activities engaged in by the Corporation involve a significant degree of risk and uncertainty. In addition, recoverability of the capitalized intangibles is dependent upon market acceptance of the Corporation's products and services. The Corporation is a development stage enterprise with no operating revenues to date.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The Corporation's consolidated financial statements include 100% of the assets, liabilities and results of operations of subsidiaries in which the Corporation has a controlling interest of greater than 50%. The ownership interests of the other stockholders or members in such subsidiaries are reflected as minority interests. All significant intercompany accounts and transactions have been eliminated.

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1999 AND JUNE 30, 2000
          (AMOUNTS AND DISCLOSURES AS OF AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 2000 AND JUNE 30, 1999 ARE UNAUDITED)
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

  Cash and Cash Equivalents

     Cash equivalents consist of highly liquid, short-term investments with a maturity of three months or less when purchased. The Corporation places its excess cash in high credit quality financial institutions.

  Marketable Securities

     Marketable securities are classified as available-for-sale under Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As such, the Corporation's marketable securities are stated at fair value, with unrealized gains and losses reported as a component of other comprehensive income (loss). Dividend and interest income is recognized when earned. Realized gains and losses are included in other income (expense). The cost of securities sold is based on the specific identification method.

  Furniture and Equipment

     Furniture and equipment, including leasehold improvements, are recorded at cost. Direct costs of construction are capitalized. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets, ranging from three to five years, and accelerated methods for federal income tax purposes. Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. Depreciation expense for furniture and equipment is as follows:

Year ended December 31, 1997................................  $  784
Year ended December 31, 1998................................  $1,124
Year ended December 31, 1999................................  $2,305
Six months ended June 30, 1999..............................  $  791
Six months ended June 30, 2000..............................  $1,391
Period from inception to June 30, 2000......................  $6,204

  Intangible Assets and Other and System Under Construction

     Intangible assets and other consist primarily of the costs associated with obtaining FCC and other regulatory licenses, which are capitalized upon acquisition of the license and amortized over a period of 40 years, beginning when the related systems are placed in service.

     Intangible assets also include issued patents, which are amortized on a straight-line basis over the shorter of the term of the patent (17 years) or its estimated useful life. Costs incurred related to patents not yet issued are also capitalized unless the probability that such patents will be eventually issued is remote. Trademarks are amortized on a straight-line basis over 40 years. Intangible assets are reviewed for impairment whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable. Impairment losses are recognized when expected future cash flows of the related assets are less than their carrying values.

     In February 1997, the Corporation entered into an agreement with a third party to clear spectrum for $2,500, due January 2001. The Corporation recorded the spectrum and the related obligation of $1,997, which represents the present value of the obligation due to the third party. The Corporation will recognize

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1999 AND JUNE 30, 2000
          (AMOUNTS AND DISCLOSURES AS OF AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 2000 AND JUNE 30, 1999 ARE UNAUDITED)
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

interest costs at an effective borrowing rate of 8.25% until the amount, which is classified as a long-term payable in the accompanying consolidated balance sheet, is due.

     In July 1998, in connection with the transaction described in Note 7, Motorola transferred certain intangible assets related to its Celestri project to the Corporation, including system designs and certain trademarks and other intangible assets (collectively, Celestri Assets). In addition, Motorola granted the LLC an option to receive FCC licenses without payment of additional consideration. The trademarks and other intangible assets are being amortized over a five-year period beginning July 1998, and the system designs were classified as system under construction in the accompanying consolidated balance sheet.

     Given current market conditions and Teledesic's plans to take advantage of business and technical synergies with New ICO, it is probable that management will terminate the Amended and Restated Teledesic System Agreement (TSA) with Motorola discussed in Note 10. Consequently, as of December 31, 1999 management had determined that certain Celestri assets contributed by Motorola, including business plans, marketing studies, trademarks and other materials related to Motorola's Celestri research, as well as Teledesic's initial payment to Motorola for work associated with the TSA, had no future undiscounted cash flows and no fair value. As a result, impairment losses of $274,111 were recorded as of December 31, 1999.

     Amortization expense related to intangibles is as follows:

Year ended December 31, 1997...............................  $    22
Year ended December 31, 1998...............................  $ 6,328
Year ended December 31, 1999...............................  $12,645
Six months ended June 30, 1999.............................  $ 6,320
Six months ended June 30, 2000.............................  $    24
Period from inception to June 30, 2000.....................  $19,033

  Comprehensive Loss

     In 1998, the Corporation adopted SFAS No. 130, "Reporting Comprehensive Income". This statement establishes rules for the reporting of comprehensive income (loss) and its components. Comprehensive loss consists of net loss, foreign currency translation adjustments, and unrealized gains and losses on marketable securities available-for-sale and is presented as a separate consolidated statement of comprehensive loss.

  Stock-Based Compensation

     The Corporation has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) and applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its employee stock-based compensation plans.

  Research and Development

     Research and development costs are expensed as incurred. Net insurance proceeds related to a failed satellite launch were included in research and development costs.

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1999 AND JUNE 30, 2000
          (AMOUNTS AND DISCLOSURES AS OF AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 2000 AND JUNE 30, 1999 ARE UNAUDITED)
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

  Income Taxes

     The Corporation accounts for income taxes using the asset and liability method under SFAS No. 109, "Accounting for Income Taxes." To date, the Corporation has fully reserved all net deferred tax assets.

  Basic and Diluted Loss Per Share

     For all periods presented, amounts used in both basic and diluted loss per share are the amounts as stated below.

     Due to the losses reported in all periods, the number of shares used to calculate basic and diluted per share amounts in each period is the same, as the effect of taking into account issuable shares would be anti-dilutive. The Corporation's Series A, B and C Convertible preferred stock issued and outstanding were included in calculating the weighted average number of common shares outstanding for the period from June 19, 1990 (Inception) to June 30, 2000.

     The number of equivalent shares that would be included in the diluted calculations for the periods stated below, if the result were to be dilutive, are the weighted average number of (i) warrants acquired in connection with the a former executive's employment agreement with an exercise price of $1.67 and warrants acquired pursuant to recapitalization of the Motorola Combination Agreement with exercise prices ranging from $15 to $20 and (ii) stock options granted under the Company's market value plan with exercise prices per ordinary share ranging between $.04 and $20 depending on grant date, respectively, accounted for under the treasury stock method.

                                                                                                        JUNE 19,
                                                                                SIX MONTHS ENDED          1990
                                            YEAR ENDED DECEMBER 31,                 JUNE 30,           (INCEPTION)
                                      ------------------------------------   -----------------------   TO JUNE 30,
                                         1997         1998         1999         1999         2000         2000
                                      ----------   ----------   ----------   ----------   ----------   -----------
Weighted average number of shares
  outstanding used in computing
  basic and diluted loss per
  share.............................  74,139,692   78,278,736   81,302,603   80,578,021   83,159,059   43,809,531
Assumed exercise of warrants and
  stock options.....................      10,050       14,132       13,158       12,324        9,364        8,007
                                      ----------   ----------   ----------   ----------   ----------   ----------
Shares used in computing diluted
  loss per share if result is
  dilutive..........................  74,149,742   78,292,868   81,315,761   80,590,345   83,168,423   43,817,538
                                      ==========   ==========   ==========   ==========   ==========   ==========

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include valuation allowances related to furniture and equipment, intangible assets and deferred tax assets. Actual results could differ from those estimates.

  Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year presentation.

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1999 AND JUNE 30, 2000
          (AMOUNTS AND DISCLOSURES AS OF AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 2000 AND JUNE 30, 1999 ARE UNAUDITED)
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

  Interim Reporting

     In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position of the Corporation as of June 30, 2000, and the results of its operations and cash flows for the six month periods ended June 30, 1999 and 2000, and the period from June 19, 1990 (inception) to June 30, 2000. The June 30, 1999 and 2000 consolidated financial statements are unaudited, and do not include all related footnote disclosures that would be necessary in year end audited financial statements. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results of operations expected in the future, although the Corporation will continue to be a development-stage company until the commencement of commercial operations and anticipates a net loss for the year.

  Segment Information

     The Corporation has adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Corporation manages its business under one reporting segment, telecommunications. As such, all operating decisions are based upon the company operating under a single segment. Additionally, all of its activities take place in one central location in the United States.

  Recently Issued Accounting Standards

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as a part of hedge transaction and, if it is, the type of hedge transaction. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. We are currently reviewing the impact of this statement on its financial statements and results of operations.

     In March 2000, the FASB released FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25," which provides clarification of Opinion 25 for certain issues such as the determination of an employee, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. We believe that our practices are in conformity with this guidance, and therefore Interpretation No. 44 will have no impact on our financial statements.

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1999 AND JUNE 30, 2000
          (AMOUNTS AND DISCLOSURES AS OF AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 2000 AND JUNE 30, 1999 ARE UNAUDITED)
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

 3. MARKETABLE SECURITIES

     Marketable securities at December 31, 1999 are comprised as follows:

                                                         UNREALIZED
                                               COST         LOSS       FAIR VALUE
                                             --------    ----------    ----------
U.S. government
  Securities and federal Agency
     obligations...........................  $157,013     $(2,395)      $154,618
Corporate debt securities..................    48,023      (1,482)        46,541
                                             --------     -------       --------
                                             $205,036     $(3,877)      $201,159
                                             ========     =======       ========

     The estimated fair value of marketable securities by contractual maturity at December 31, 1999 is as follows:

Due in one year or less.....................................   39,932
Due after one year through five years.......................  155,162
Due after five years........................................    6,065
                                                              -------
                                                              201,159
                                                              =======

 4. PREPAID AND OTHER CURRENT ASSETS

                                                           DECEMBER 31,
                                                         -----------------    JUNE 30,
                                                          1998      1999        2000
                                                         ------    -------    --------
Amount recoverable from Motorola under expected
  cancellation of Teledesic System Agreement...........            $20,000    $20,000
Prepaid consulting and other current assets............  $4,110      5,002      8,038
                                                         ------    -------    -------
                                                         $4,110    $25,002    $28,038
                                                         ======    =======    =======

 5. INTANGIBLE ASSETS AND OTHER

                                                         DECEMBER 31,
                                                     --------------------    JUNE 30,
                                                       1998        1999        2000
                                                     --------    --------    --------
FCC and other regulatory licenses..................  $133,489    $134,108    $134,217
Other..............................................    65,379       1,627       1,551
                                                     --------    --------    --------
                                                      198,868     135,735     135,768
Less -- Accumulated amortization...................    (6,364)       (105)       (128)
                                                     --------    --------    --------
                                                     $192,504    $135,630    $135,640
                                                     ========    ========    ========

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1999 AND JUNE 30, 2000
          (AMOUNTS AND DISCLOSURES AS OF AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 2000 AND JUNE 30, 1999 ARE UNAUDITED)
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

 6. ACCRUED EXPENSES AND OTHER LIABILITIES

                                                            DECEMBER 31,
                                                         ------------------    JUNE 30,
                                                          1998       1999        2000
                                                         -------    -------    --------
Accrued research and development services..............  $50,000    $    --     $   --
Subsidiary equity subject to redemption................   18,750     45,419         --
Insurance settlement...................................       --      3,839      3,839
Bonuses................................................    2,000      2,233      2,995
Charitable contribution................................       --        500        500
Accrued interest.......................................       --      1,909        108
Vacation and relocation................................      500      1,047        893
Wages and other........................................      290        130        260
Sales and use taxes....................................      559      1,175        926
                                                         -------    -------     ------
                                                         $72,099    $56,252     $9,521
                                                         =======    =======     ======

 7. LINE OF CREDIT

     During the second quarter of 1998, the Corporation entered into a line of credit agreement with a local bank to assist in the construction of leasehold improvements to the Corporation's new office space. The Corporation could draw up to the lesser of $9,960 or 80 percent of total construction costs under the line of credit agreement. At December 31, 1999, the Corporation had aggregate borrowings of $9,960, bearing interest at rates between 7.23% and 8.45%. The line of credit expires on September 30, 2000.

 8. STOCKHOLDERS' EQUITY

  Convertible Preferred Stock

     Following reincorporation in the state of Delaware, the stockholders approved the filing of a Restated Certificate of Incorporation authorizing 150 million shares of common stock and 75 million shares of convertible preferred stock. During 1994, the Corporation issued 37,324,914 shares of Series A convertible preferred stock at $0.42 per share for cash of approximately $5,200, securities having a fair market value of approximately $5,100, and conversion of promissory notes from related parties of $5,300. From November 16, 1994 to December 15, 1995, the Corporation issued 12,127,506 shares of Series B convertible preferred stock for gross proceeds of $10,100 or $0.83 per share. During 1996, the Corporation issued 19.8 million shares of Series C convertible preferred stock for gross proceeds of approximately $32,600 and conversion of promissory notes from related parties of $420 or $1.67 per share.

  Common Stock

     In July 1997, the stockholders approved a Restated Certificate of Incorporation providing for 150 million shares of Class A common stock, 80 million shares of Class B common stock, and five million shares of undesignated preferred stock. Pursuant to the stock reclassification, 492,025 shares of common stock were converted into an equal number of shares of Class A common stock. In addition, 71,652,420 shares of Series A, B and C convertible preferred stock were converted into an equal number of shares of Class B common stock. Pursuant to the respective terms of the Corporation's stock option plans and stock

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1999 AND JUNE 30, 2000
          (AMOUNTS AND DISCLOSURES AS OF AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 2000 AND JUNE 30, 1999 ARE UNAUDITED)
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

purchase warrants, all references therein to the Corporation's former common stock were automatically adjusted to refer to Class A common stock and all rights to purchase shares of the Corporation's former common stock existing thereunder were automatically converted into rights to purchase shares of Class A common stock.

     In July 1997, the Corporation issued 4,657,093 shares of Class B common stock at approximately $10.74 per share for gross proceeds of $50,000.

     During July 1998, the Corporation amended its Restated Certificate of Incorporation to increase the number of authorized shares of Class A common stock to 200 million, decrease the number of authorized shares of Class B common stock to 75,705,275 and establish a new class of common stock designated as Class C common stock consisting of 41 million authorized shares. The terms of the Class A, B and C common stock are substantially identical except (i) the holders of Class A common stock are entitled to one vote per share, (ii) holders of Class B common stock are entitled to ten votes per share on all matters on which holders of the Corporation's common stock are entitled to vote and have certain approval rights, and (iii) shares of Class C common stock have a "per share vote," as defined, based on the number of shares of Class C common stock then outstanding plus the number of LLC units exchangeable for shares of Class C common stock then outstanding and, in certain matters, have 10 votes for each per share vote and certain approval rights. Each share of Class B and C common stock is convertible into one share of Class A common stock at the option of the holder at any time and is subject to automatic conversion in the event of certain prohibited transfers. All shares of common stock rank equally on liquidation.

     In July 1998, the Corporation, the LLC and Motorola entered into a Combination Agreement, which was amended in February 1999 and modified by the TSA in June 1999. Under the amended combination agreement, Motorola invested $300,000 in exchange for the following:

     - 50,000 shares of the Corporation's Class C common stock,

     - 13,539,250 nonvoting units of the LLC, and

     - warrants (the Motorola Warrants) to purchase 1.5 million and 2.0 million shares of the Corporation's Class C common stock at exercise prices of $15.00 and $20.00 per share, respectively. The Motorola Warrants were recorded at their estimated fair value of $28,215 and expire in August 2000 and 2002, respectively.

     The $300,000 purchase price was payable in installments, of which the first $100,000 was received in July 1998, the second $150,000 was received in July 1999, and the final payments aggregating $50,000 are due in 2000. In addition, Motorola was issued 14,400,750 nonvoting units of the LLC in exchange for the contribution of Celestri Assets as described in Note 2.

     Immediately following this transaction, the Corporation purchased 50,000 voting units in the LLC.

     In April 1999, the Corporation issued 2.5 million shares of its Class A common stock to an existing stockholder in payment of research and development services valued at $50,000 provided to the LLC in 1998. In connection with this transaction, the LLC issued the Corporation 2.5 million voting units.

     Effective May 1999 the Corporation amended its Amended and Restated Certificate of Incorporation to (i) increase the number of authorized shares of Class A common stock to one billion, (ii) decrease the number of authorized shares of Class B common stock to 75,675,275, (iii) increase the number of

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1999 AND JUNE 30, 2000
          (AMOUNTS AND DISCLOSURES AS OF AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 2000 AND JUNE 30, 1999 ARE UNAUDITED)
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

authorized shares of Class C common stock to 41,490,000 and (iv) amend certain provisions of the Class B and Class C common stock.

     In October 1999, a principal stockholder of both ITGL, New ICO and Teledesic entered into an agreement with an executive of Teledesic. Pursuant to this agreement, the executive received the right to put certain shares of Teledesic the executive owned or had fully vested exercisable options to purchase, to the Stockholder. In return for the right, which vests in four equal tranches, the executive had to perform certain services, primarily related to New ICO's purchasing of Old ICO's assets out of chapter 11 bankruptcy proceedings, as defined in the agreement. During this time the executive devoted substantially all of his efforts to these services to New ICO. The put price was $18.50 per share and the Executive had an average exercise price of $0.06 per share, resulting in $18.4 million of compensation expense. Pursuant to SEC Staff Accounting Bulletin No. 79, the first tranche of $4.6 million vested prior to the formation of New ICO and was recorded by Teledesic while the remaining tranches were, or will be, recorded by New ICO, as New ICO is the entity receiving the principal benefit after its formation. The second tranche was earned and recorded by April 30, 2000, the third tranche was earned and recorded by June 30, 2000 and the final tranche will be recorded when it is earned, which is expected to be in late 2000.

  Other Financing Activities of Consolidated Subsidiaries

     In June 1998, THL sold 1.25 million shares of its Class A common stock for $18,750. Immediately following this sale, THL purchased 1.25 million voting units of the LLC for $18,750. The shares and units purchased were subject to redemption at the option of the holder, at the earlier of April 30, 1999 or the effective date of certain other agreements (the Put Right). On April 29, 1999, THL received notice of exercise of the Put Right. Accordingly, the LLC repurchased 1.25 million voting units from THL for $18,750 and THL repurchased
1.25 million shares of its Class A common stock for $18,750. In consideration of this transaction, the subsidiary equity subject to redemption was classified as a current liability in the accompanying consolidated balance sheet at December 31, 1998.

     On December 31, 1998, the LLC issued 132 voting units to THL at $20.00 per unit.

     In March 1999, THL sold 18,167,500 shares of its Class A common stock for $363,350, to be received in eight equal installments of approximately $45,419, the first of which was received by THL in March 1999. Immediately following this sale, THL entered into a subscription agreement to purchase 18,167,500 voting units from the LLC at $20.00 per unit upon similar payment terms. The shares and units purchased were subject to redemption at the option of the holder until May 31, 2000. The cash and earned interest was restricted until the redemption privilege was removed. In April 2000, THL received notice of exercise of the redemption privilege. Accordingly, the LLC repurchased the voting units from THL, and THL repurchased the shares of its Class A common stock for the amount of the initial installment plus earned interest and cancellation of the remaining payment obligations. In consideration of this transaction, the subsidiary equity subject to redemption and the earned interest are classified as current liabilities in the accompanying consolidated balance sheet at December 31, 1999. Issue costs of $211 were recorded related to this transaction.

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1999 AND JUNE 30, 2000
          (AMOUNTS AND DISCLOSURES AS OF AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 2000 AND JUNE 30, 1999 ARE UNAUDITED)
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

     In addition THL sold its Class A common stock for cash as outlined below. In each case, THL immediately purchased an equal number of voting units of the LLC at the same amount.

                                  NUMBER OF                       RELATED
             DATE                SHARES/UNITS    CASH AMOUNT    ISSUE COSTS
             ----                ------------    -----------    -----------
April 1998.....................   14,814,815      $200,000        $3,557
April 1999.....................    2,500,000        50,000           471
June 1999......................    6,040,500       120,810         3,471
August 1999....................      103,832         2,077             0

 9. STOCK-BASED COMPENSATION:

     The Corporation has established three stock option plans: the 1990 Supplemental Stock Option Plan, the Restated 1994 Stock Option/Stock Issuance Plan (the 1994 Plan) and the Restated 1996 California Stock Option/Stock Issuance Plan (the California Plan and collectively, the Plans). In the aggregate, approximately 20.9 million shares of the Corporation's Class A common stock are currently reserved for issuance pursuant to the Plans. The vesting schedule for options is determined by the Plan Administrator at its sole discretion. Generally, initial option grants under the Plans vest over a four-year period with 25% vesting in the first year and the remainder vesting semiannually thereafter; subsequent option grants generally vest semiannually over four years. In certain circumstances, options may fully vest upon grant. All options expire no later than 10 years from the date of grant unless sooner terminated in accordance with their terms. The Plans provide that the exercise price for incentive stock options be not less than the fair market value of the stock at the date of grant and for nonqualified stock options be not less than 85% of the fair market value of the stock at the date of grant. The Corporation retains a right of first refusal on shares issued upon the exercise of options under the 1994 Plan and the California Plan; this right terminates upon a public offering. At December 31, 1999, approximately 2,728,698 shares of common stock were subject to the Corporation's right of first refusal.

     As previously discussed in Note 2, the Corporation has adopted the disclosure-only provisions of SFAS 123. Had compensation cost been recognized based on the fair value at the date of grant for options awarded under the Plans, the Corporation's net loss would have increased to the pro forma amounts indicated below:

                                                        YEAR ENDED
                                                       DECEMBER 31,        INCEPTION TO
                                                    -------------------    DECEMBER 31,
                                                     1998        1999          1999
                                                    -------    --------    ------------
Net loss -- as reported...........................  $74,379    $231,702      $378,439
Net loss -- pro forma.............................  $76,599    $235,464      $385,999

     The fair value of the options granted was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                              1998      1999
                                                              ----      ----
Dividend yield..............................................  0.00%     0.00%
Expected volatility.........................................  0.00%     0.00%
Risk-free interest rate.....................................  5.48%     5.53%
Expected life (in years)....................................  4.00      4.00

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1999 AND JUNE 30, 2000
          (AMOUNTS AND DISCLOSURES AS OF AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 2000 AND JUNE 30, 1999 ARE UNAUDITED)
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

     The weighted average fair value of stock options granted during the years ended December 31, 1999 and 1998, calculated using the Black-Scholes option-pricing model, is $4.53 and $5.83, respectively.

     Information with respect to the Plans is as follows:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                                      EXERCISE
                                                            SHARES     PRICE
                                                            ------    --------
                                                            (000S)
OPTIONS OUTSTANDING AT DECEMBER 31, 1997..................  14,872     $ 1.45
  Granted at fair value...................................   2,291     $16.74
  Granted below fair value................................   1,000     $ 8.00
  Canceled................................................    (604)    $ 2.48
  Exercised...............................................  (1,985)    $ 1.35
                                                            ------
OPTIONS OUTSTANDING AT DECEMBER 31, 1998..................  15,574     $ 4.09
  Granted at fair value...................................   3,120     $20.00
  Canceled................................................  (2,165)    $ 6.86
  Exercised...............................................    (573)    $ 1.12
                                                            ------
OPTIONS OUTSTANDING AT DECEMBER 31, 1999..................  15,956     $ 6.93
  Granted at fair value...................................       4     $20.00
  Canceled................................................    (779)    $17.47
  Exercised...............................................  (1,153)    $ 0.12
                                                            ------
OPTIONS OUTSTANDING AT JUNE 30, 2000......................  14,028     $ 6.91
                                                            ======

     The following table summarizes the status of stock options outstanding and exercisable at December 31, 1999:

                       OPTIONS OUTSTANDING
                 --------------------------------   OPTIONS EXERCISABLE
                            WEIGHTED                -------------------
                            AVERAGE      WEIGHTED             WEIGHTED
                           REMAINING     AVERAGE               AVERAGE
   RANGE OF      SHARES   CONTRACTUAL    EXERCISE   SHARES    EXERCISE
EXERCISE PRICES  (000S)   LIFE (YEARS)    PRICE     (000S)      PRICE
---------------  ------   ------------   --------   -------   ---------
$ 0.04 - $ 0.83   6,576       5.33        $ 0.53     6,270     $ 0.51
$ 1.67            3,667       7.04        $ 1.67     2,693     $ 1.67
$ 8.00 - $10.74     587       7.92        $ 9.57       527     $ 9.44
$15.00            1,419       8.36        $15.00       564     $15.00
$20.00            3,707       9.29        $20.00       373     $20.00
                 ------                             -------
$ 0.04 - $20.00  15,956       7.01        $ 6.93    10,427     $ 2.74
                 ======                             =======

     At December 31, 1999, options for 4,896,449 shares of the Corporation's Class A common stock remained available for future grants.

     Effective January 1998, the Corporation granted options to purchase one million shares of the Corporation's Class A common stock to an executive of the Corporation at an exercise price of $8.00 per share, resulting in deferred compensation of approximately $7,000, to be recognized over a four-year

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1999 AND JUNE 30, 2000
          (AMOUNTS AND DISCLOSURES AS OF AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 2000 AND JUNE 30, 1999 ARE UNAUDITED)
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

vesting period. The options expire 10 years from the date of grant. Effective June 1999, the executive forfeited 750,000 unvested share options resulting in a reversal of the deferred compensation balance in the amount of $3,119 and previously recognized compensation expense of $920.

     During 1998, the Corporation entered into consulting agreements whereby options to purchase 131,250 shares of Class A common stock were modified and will vest subject to performance requirements. Accordingly, the Corporation recorded consulting expense of $1,717 and prepaid consulting of $678 related to the estimated fair value of the options at December 31, 1998. During 1999, an additional $725 was amortized to consulting expense, and $30 remained in prepaid consulting at December 31, 1999.

     During 1998, the Corporation granted options to various consultants to purchase approximately 525,000 shares of Class A common stock at exercise prices ranging from $15.00 to $20.00 per share. The options were valued at $2,640 at the dates of grant. During 1999, the Corporation granted options to various consultants to purchase approximately 320,000 shares of Class A common stock at an exercise price of $20.00 per share. The options were valued at $2,108 at dates of grant. Most of the options vest over four years. In some cases, vesting is contingent on future performance. All of the options expire ten years from the dates of grant unless sooner terminated in accordance with their terms. Of the share options granted, 500,000 in 1999 and 100,000 in 1998 were issued to an affiliated organization. During 1999 and 1998, $1,285 and $2,409 were expensed to consulting expense for these options. As of December 31, 1999 and 1998, $1,120 and $231, respectively, remained in prepaid consulting for these options.

     During 1999 and 1998, modifications were made to certain outstanding share options. As a result, the Corporation immediately recognized compensation expense of $2,976 and $1,200 in 1999 and 1998, respectively.

  Employment and Warrant Agreements

     In December 1996, the Corporation entered into an employment agreement with an executive (the Executive). As part of his compensation, the Executive was granted stock options to purchase three million shares of Class A common stock at an exercise price of $1.67. The Executive also received the right (the Right) to put the related shares to certain principal stockholders for $2.00 per share, thereby resulting in implicit compensation of approximately $1,000, which was to be amortized on a straight-line basis over the term of the Right. As such, $217 was charged to compensation expense for the year ended December 31, 1997.

     Effective December 31, 1997, the Right was amended to a $9.00 per-share put with respect to one-third of the Executive's original stock option grant and to provide a call of such one million shares at $10.00 per share. In February 1998, a third party assumed the rights and obligations of the principal stockholders under this agreement. As a result of this amendment, the Corporation recognized an additional $7,330 of compensation expense in 1998. The put was exercised in September 1999.

10. INCOME TAXES

     As of December 31, 1999, the Corporation had unused net operating loss carryforwards of approximately $92,300 and general business credits of approximately $2,000, which begin expiring in 2005.

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1999 AND JUNE 30, 2000
          (AMOUNTS AND DISCLOSURES AS OF AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 2000 AND JUNE 30, 1999 ARE UNAUDITED)
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

The net operating loss carryforwards primarily include the differences between income tax and financial reporting treatment of depreciation, start-up and research and development costs.

     Deferred income taxes reflect the net tax effects of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts for income tax purposes.

     Deferred income taxes are comprised of the following:

                                                            DECEMBER 31,
                                                        ---------------------
                                                          1998        1999
                                                        --------    ---------
Deferred tax assets:
  Net operating loss carryforwards....................  $ 24,582    $  31,370
  Deferred start-up costs.............................    19,723       36,501
  Research and development credit carryforwards.......     1,557        2,007
  Impairment Loss.....................................        --       95,939
  Other...............................................     4,858       (5,131)
  Valuation allowance.................................   (50,720)    (160,686)
                                                        --------    ---------
Net deferred taxes....................................  $     --    $      --
                                                        ========    =========

     Because the Corporation's utilization of these deferred tax assets is dependent on future profits, which are not assured, a valuation allowance equal to the net deferred tax assets has been provided. This valuation allowance is the primary difference between the statutory rate of 35% and the effective tax rate of zero recognized by the Corporation.

11. COMMITMENTS AND CONTINGENCIES

  Leases

     The Corporation leases its office space and certain equipment under noncancelable operating leases, which expire on various dates through 2008. The leases generally require that the Corporation pay certain maintenance, insurance and other operating expenses. Rent expense under operating leases for the years ended December 31, 1999 and 1998 and for the period from inception to December 31, 1999 was approximately $1,923, $1,467, and $5,146, respectively.

     At December 31, 1999, minimum future lease payments under non-cancelable operating leases with initial or remaining terms in excess of one year are as follows:

                                                     OPERATING
                                                      LEASES
                                                     ---------
2000...............................................   $ 2,023
2001...............................................     1,991
2002...............................................     1,994
2003...............................................     1,922
2004...............................................     1,187
Thereafter.........................................     5,231
                                                      -------
Total minimum future lease payments................   $14,348
                                                      =======

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1999 AND JUNE 30, 2000
          (AMOUNTS AND DISCLOSURES AS OF AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 2000 AND JUNE 30, 1999 ARE UNAUDITED)
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

  Joint Development Agreement

     In conjunction with the July 15, 1998 Combination Agreement, the LLC entered into a Joint Development Agreement (JDA) with Motorola which governs the roles of the two parties prior to execution of certain other agreements.

     Pursuant to the JDA, the LLC paid Motorola $10,000 in July 1998. In November 1998, the JDA was extended and the LLC agreed to pay Motorola a maximum of $2,500 and $1,250 for services to be performed by Motorola under the JDA in January 1999 and February 1999, respectively. In February, March and April 1999, the JDA was further extended. In connection with these extensions, the LLC paid Motorola an additional $20,000 in April 1999. These payments were expensed as research and development costs. The JDA expired on April 30, 1999 pursuant to its terms.

  Teledesic System Agreement

     The LLC and Motorola entered into an Amended and Restated Teledesic System Agreement (TSA) on June 30, 1999. Under the TSA, Motorola as prime contractor will sell and deliver the work necessary to achieve full operational capability of the system for a fixed sum of $8,461,000, plus the greater of $300,000 or 2.45% of EBITDA for seven years after the system becomes operational, plus certain cost reimbursable amounts. The LLC will be responsible for subcontracts for launch services to deploy the satellites. Under the TSA, the LLC will also pay up to $800,000 for certain equipment as identified by Motorola. The LLC made the initial payment of $250,000 in July 1999. Subsequent payments are scheduled to commence in 2000 in accordance with milestones established in the TSA as amended only if the LLC does not exercise its right to terminate the TSA for convenience. In management's opinion, it is probable that the LLC will exercise its right to terminate the agreement.

  Launch Services Agreement

     In April 1999, the LLC entered into a launch services agreement for six launches for a fixed price of $552,000. A launch deposit of $11,046 was made in 1999.

12. CORPORATE REORGANIZATION AND RESTRUCTURING

     Effective April 15, 2000, the staffing of the company was reorganized. As a result, approximately one-fourth of the staff were terminated. The estimated cost of the reorganization was recognized in April 2000. The cash cost of the reorganization includes severance, accrued bonuses, and out-placement counseling for the former employees and totals approximately $2,800 and was principally paid in the second quarter of 2000. In addition, the vesting of their stock options was accelerated and the time to exercise those options was extended. In connection with these modifications, the Corporation booked non-cash compensation expense of $1,600.

     In May 2000, the Board of Directors of the Corporation approved a plan to merge the Corporation with a wholly owned subsidiary of ICO-Teledesic Global Limited, formerly New Satco Holdings, Inc. ("ITGL"). The agreement was subsequently amended such that the Corporation will merge with a wholly owned subsidiary of New ICO Global communications (Holdings) Limited ("New ICO"). Pursuant to the plan of merger, the outstanding securities of the Corporation will be converted into rights to receive shares of Class A common stock of New ICO at the rate of 0.80025 shares of New ICO's Class A

                             TELEDESIC CORPORATION
                       (A DEVELOPMENT STAGE CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                      DECEMBER 31, 1999 AND JUNE 30, 2000
          (AMOUNTS AND DISCLOSURES AS OF AND FOR THE SIX MONTHS ENDED
                 JUNE 30, 2000 AND JUNE 30, 1999 ARE UNAUDITED)
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND PER UNIT AMOUNTS)

common stock for each share of the Corporation's stock regardless of class ("the Exchange Ratio"). In addition, all options and warrants to purchase shares of the Corporation's stock outstanding immediately prior to the effective date of the merger will be assumed by New ICO and converted into an option or warrant to purchase that number of New ICO's Class A common stock determined by multiplying the number of shares of the Corporation's stock subject to such option or warrant by the exchange ratio; the exercise price of the converted options will be adjusted by dividing the original exercise price by the exchange ratio. Consequently, the aggregate exercise price of each option or warrant remains the same. As a result of the merger, the Corporation will become a wholly owned subsidiary of New ICO. Consummation of the merger is subject to certain closing conditions and government approvals. As of June 30, 2000, amounts paid to an investment banker related to the proposed merger of $2,000 have been expensed to Corporate Reorganization.

13. NOTE RECEIVABLE FROM ICO-TELEDESIC GLOBAL LIMITED

     On May 12, 2000, the LLC loaned $200,000 to ITGL. The loan bears interest at LIBOR plus 4.5% for the first six months and LIBOR plus 6% thereafter. The loan matures on August 1, 2001. If ITGL or one of its subsidiaries merges with the LLC by the maturity date, the loan and any unpaid accrued interest will be repaid in cash on the maturity date. If the companies do not merge, the LLC has the option to receive either Class A common stock of ITGL or quarterly cash payments by August 1, 2001 over ten years commencing January 1, 2002.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of August 11, 2000 between ICO-Teledesic Global Limited, a Delaware corporation ("ITGL") and New ICO Global Communications (Holdings) Limited, a Delaware corporation (the "Company"). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed in Section 8.3.

                                    RECITALS

     A. ITGL and Teledesic Corporation ("Teledesic") have entered into a definitive merger agreement pursuant to which Teledesic will become a wholly-owned subsidiary of ITGL (the "Teledesic Merger"). The respective Boards of Directors of ITGL and the Company have determined that a business combination between ITGL and the Company, to be consummated concurrently with and effective immediately prior to the consummation of the Teledesic Merger, on the terms described herein is in the best interests of their respective companies and stockholders and presents an opportunity to achieve long-term strategic and financial benefits. Accordingly, the respective Boards of Directors of ITGL and the Company have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of ITGL with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of ITGL's stock, consisting of Class A Common Stock ("ITGL Class A Common Stock"), par value $0.0001, Class B Common Stock ("ITGL Class B Common Stock"), par value $0.0001 (collectively the "ITGL Common Stock"), Series A 5% Cumulative Redeemable Preferred Stock ("ITGL Series A Preferred Stock"), par value $0.0001, and Series B 5% Cumulative Redeemable Preferred Stock ("ITGL Series B Preferred Stock"), par value $0.0001 (collectively the "ITGL Preferred Stock") (the ITGL Common Stock and ITGL Preferred Stock collectively referred to as the "ITGL Capital Stock") will be converted into the right to receive shares of Class A Common Stock of the Company ("Company Class A Common Stock"), par value $.01, Class B Common Stock of the Company ("Company Class B Common Stock"), par value $.01, Series A Preferred Stock of the Company ("Company Series A Preferred Stock"), par value $.01 or Series B Preferred Stock of the Company ("Company Series B Preferred Stock"), par value $.01 respectively (collectively the "Company Capital Stock") (the Company Series A Preferred Stock and the Company Series B Preferred Stock will collectively be referred to as the "Company Preferred Stock"). The Merger will result in the Company's assumption, by operation of law, of ITGL's rights and obligations pursuant to the Teledesic Merger Agreement.

     B. ITGL and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

     C. For federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, and that this Agreement constitute a plan of reorganization.

     NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), ITGL shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Effective Time, the Company shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of ITGL in accordance with the DGCL.

     SECTION 1.2 Closing. The closing of the Merger (the "Closing") will take place on a date and time to be specified by the parties (the "Closing Date"), which shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Davis Wright Tremaine, LLP, 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington, or at such other location as may be agreed to by the parties.

     SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at 6:01 p.m. EST on such date as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as ITGL and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective is hereinafter referred to as the "Effective Time").

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.5  Certificate of Incorporation and Bylaws.

     (a) The Certificate of Incorporation and Certificate of Designation attached hereto as Exhibits C and D shall be the Certificate of Incorporation and Certificate of Designation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The Bylaws attached hereto as Exhibit E shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.6 Board of Directors of the Surviving Corporation. The directors of ITGL immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II.

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the
Company:

          (a) Conversion of Shares. Subject to Section 2.2(d), except for shares of ITGL Capital Stock for which dissenters' rights are perfected or as provided in Section 2.3, each issued and outstanding share of ITGL Capital Stock shall be converted into the right to receive from the Company 0.97 shares (the "Exchange Ratio") of Company Capital Stock as follows:

          (i) Shares of ITGL Class A Common Stock shall be converted into the right to receive from the Company shares of Company Class A Common Stock;

          (ii) Shares of ITGL Class B Stock shall be converted into the right to receive from the Company shares of Company Class B Common Stock;

          (iii) Shares of ITGL Series A Preferred Stock shall be converted into the right to receive from the Company shares of Company Series A Preferred Stock; and

          (iv) Shares of ITGL Series B Preferred Stock shall be converted into the right to receive from the Company shares of Company Series B Preferred Stock.

     The shares of Company Capital Stock so issued shall be referred to herein as the "Merger Consideration." The number of shares of Company Capital Stock to be issued to each shareholder of ITGL under this Section 2.1 shall be calculated by aggregating all shares of each class of ITGL Capital Stock held by each such shareholder, so that such number of shares of the corresponding class of Company Capital Stock to be issued shall be equal to the number of shares of such class of ITGL Capital Stock held by such shareholder multiplied by the Exchange Ratio, with fractional shares of Company Capital Stock being rounded to the nearest whole number, with 0.5 being rounded up. No fractional shares shall be issued as part of the Merger Consideration. As of and following the Effective Time, no shares of ITGL Capital Stock shall be outstanding and all shares of ITGL Capital Stock shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.2. The parties anticipate that in connection with the closing of the Teledesic Merger, and based on the Exchange Ratio and the exchange ratio identified in the Teledesic Merger Agreement, and subject to any adjustment contained herein or therein, each share of Teledesic Capital Stock shall be converted into the right to receive 0.80025 shares of Company Class A Common Stock, subject to the provisions contained in the Teledesic Merger Agreement.

     (b) Cancellation of ITGL-Owned Stock. Any and all shares of Company Capital Stock that are directly owned by ITGL shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

     (c) New ICO Stock. Except as set forth in Section 2.1(b) above, all shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as shares of capital stock of the Surviving Corporation as of and immediately following the Effective Time.

     (d) Options and Warrants. At the Effective Time, the Company shall assume the ITGL Stock Plans, and all stock options and all warrants to purchase ITGL Capital Stock, including but not limited to all ITGL Employee Options (all such options and warrants collectively referred to as the "ITGL Options") that are then outstanding shall be converted based on the Exchange Ratio into stock options and warrants, respectively, to purchase shares of the corresponding class of Company Capital Stock, and the obligations of ITGL with respect thereto shall be assumed by the Company in accordance with Section 5.3.

     (e) Anti-Dilution Provisions. In the event ITGL or the Company changes (or establishes a record date for changing) the number of shares of ITGL Capital Stock or Company Capital Stock, as applicable, issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar event ("Recapitalization Event") and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted to reflect such Recapitalization Event.

     SECTION 2.2  Exchange of Certificates.

     (a) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Company shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of ITGL Capital Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Company and shall be in such form and have such other provisions as the Company may reasonably specify), in a form reasonably acceptable to the parties, and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing the Merger Consideration. Upon surrender of a Certificate to the Company, duly endorsed for transfer or cancellation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Company, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Company Capital Stock that such holder has the right to receive pursuant to the provisions of this Article II and certain dividends and
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other distributions in accordance with Section 2.2(b) and the Certificate so surrendered shall then immediately be canceled. In the event of a transfer of ownership of ITGL Capital Stock that is not registered in the transfer records of ITGL, a certificate representing the proper number of shares of Company Capital Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate has been properly endorsed and otherwise is in proper form for transfer, and if the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Company Capital Stock to a Person other than the registered holder of such Certificate (or shall establish to the satisfaction of the Company that such tax has been paid or is not applicable). Until surrender as contemplated by this Section 2.2(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. A lost stock certificate affidavit, together with either an insurance bond or indemnification agreement running to the benefit of the Company as determined by the Company in its sole discretion, may be submitted in lieu of a Certificate.

     (b) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Company Capital Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Capital Stock represented thereby, until the holder of record of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Company Capital Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Capital Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Company Capital Stock.

     (c) No Further Ownership Rights in ITGL Capital Stock. All shares of Company Capital Stock issued upon the exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of ITGL Capital Stock previously represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of ITGL Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

     (d) Termination. Any holders of the Certificates who have not complied with this Article II shall thereafter look only to the Company for payment of their claims for Merger Consideration and any dividends or distributions with respect to Company Capital Stock.

     (e) No Liability. Neither of ITGL nor the Company shall be liable to any Person in respect of any shares of Company Capital Stock, any dividends or distributions with respect thereto, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such Certificate pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration, dividends or distributions in respect of such Certificate or such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     (f) Share Transfer Books. The share transfer books of ITGL shall be closed as of the Closing Date. After the Closing Date, there shall be no further registration of transfers on the share transfer books of the

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Surviving Corporation of shares of the ITGL Capital Stock which were outstanding immediately prior to the Merger.

     SECTION 2.3  Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement the contrary, those shares of ITGL Capital Stock in which appraisal rights are perfected pursuant to the DGCL ("Dissenting Shares") shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.1, but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

     (b) Notwithstanding the provisions of Section 2.3(a) above, if any shareholder who demands appraisal rights of such shareholder's shares of ITGL Capital Stock under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such Shareholder's shares of ITGL Capital Stock shall automatically be converted into and represent only the right to receive Merger Consideration as provided in Section 2.1 hereof.

     (c) Each of ITGL and the Company shall give the other party prompt notice of any written demands for appraisal or payment of the fair value of any shares of ITGL Capital Stock or Company Capital Stock, withdrawals of such demands, and any other instruments served on ITGL or the Company pursuant to the DGCL. Except with the prior written consent of the other party, neither ITGL nor the Company shall voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties of the Company. Except as set forth on the disclosure schedule delivered by the Company to ITGL prior to the execution of this Agreement (the "Company Disclosure Schedule") and making reference to the particular subsection of this Agreement requiring such disclosure or to which exception is being taken, the Company represents and warrants to ITGL that the following statements are true and correct as of the date of this Agreement; provided, however, that notwithstanding anything to the contrary contained herein, no fact, event, circumstance or condition actually known to Craig O. McCaw, Dennis M. Weibling, W. Russell Daggatt, or Gardner Grant (which would otherwise constitute a breach of any of the representations or warranties contained in this Section 3.1) shall not give rise to or constitute a breach of this Section 3.1:

          (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which it currently conducts its business, except for those jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. The Company has delivered to ITGL prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and Bylaws, as currently in effect.

          (b) Subsidiaries. Section 3.1(b) of the Company Disclosure Schedule sets forth the name, form of entity, and jurisdiction of formation of each of the Company's Subsidiaries. To the best of the Company's Knowledge: (i) each of the Company's Subsidiaries is duly organized and validly existing in the jurisdiction of its formation, (ii) each material Subsidiary of the Company has all requisite power and authority to own or lease and operate its assets and carry on its business as presently conducted or proposed to be conducted, (iii) each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which it currently conducts its business, except for those jurisdictions in which the failure to be so qualified or in good standing would not have a Material

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     Adverse Effect, and (iv) all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and, other than as shown in
     Section 3.1(b) of the Company Disclosure Schedule, are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except for the capital stock or other ownership interests of its Subsidiaries, the Company does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

          (c) Capital Structure.

             (i) The authorized capital stock of the Company consists of 670,000,000 shares of capital stock consisting of:

                (A) 600,000,000 shares of Company Class A Common Stock, par value $.01, of which 160,000,222 shares are issued and outstanding; and

                (B) 60,000,000 shares of Company Class B Common Stock, par value $.01, of which 31,003,382 shares are issued and outstanding.

                (C) 10,000,000 shares of preferred stock, par value $.01, of which no shares are issued and outstanding.

             (ii) There were issued and outstanding: (A) warrants to purchase 50,000,004 shares of Company Class A Common Stock; (B) no Company Employee Options and (C) Company Options (other than Company Employee Options) to purchase 56,000,000 shares of Company Class A Common Stock (of which options to purchase 16,000,000 shares of Company Class A Common Stock are currently exercisable). All outstanding shares of the Company Capital Stock, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of the Company is entitled to preemptive rights.

             (iii) Except as provided above in this Section 3.1(c) or the Company's Disclosure Schedule, there are (A) no other shares of capital stock, Company Options or other voting securities of the Company issued, reserved for issuance or outstanding, (B) no rights to receive shares of Company Capital Stock on a deferred basis granted under the Company Stock Plans or otherwise; (C) no stock appreciation rights; (D) no securities of the Company (or any of its Subsidiaries) convertible into or exchangeable or exercisable for shares of capital stock, ownership interests, or voting securities of the Company (or its Subsidiaries);
        (E) no warrants, calls, options or other rights to acquire from the Company (or its Subsidiaries), and no obligation of the Company or any Subsidiary to issue, capital stock, voting securities or other ownership interests in or any securities convertible into or exchangeable for capital stock or voting securities of the Company or any Subsidiary of the Company.

             (iv) The Company has delivered to ITGL a complete and correct list of the exercise price for each Company Option outstanding as of the date of this Agreement.

             (v) No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote, are issued or outstanding.

             (vi) There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding securities of the Company or its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting agreement with respect to the voting of its securities, those of any Subsidiary of the Company, or any securities of any other Person.
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          (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of Company Stockholder Approval (as defined in Section 3.1(l)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under: (i) the Certificate of Incorporation or Bylaws of the Company or the comparable organizational documents of any of its Subsidiaries; (ii) any material loan or credit agreement, note, bond, mortgage, indenture, lease or other Company Material Contract, permit, concession, franchise, license or similar authorization applicable to the Company or any of its Subsidiaries or their respective properties or assets; or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to (x) have a Material Adverse Effect on the Company; (y) impair the Company's ability to perform its obligations under this Agreement; or (z) prevent or delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any court, administrative, regulatory or other governmental agency, commission, authority or instrumentality, foreign or domestic, or any non-governmental self-regulatory agency, commission or authority, foreign or domestic (each a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for
     (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any applicable filings and approvals under similar foreign antitrust laws and regulations; (2) filings with the National Aeronautics and Space Administration and International Telecommunications Union as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws and federal securities laws; (4) filings with and approvals of any federal or state regulatory agency as required under the Communications Act, or similar state act, and any rules, regulations, practices and policies promulgated thereunder, and (5) such other consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate is not reasonably likely to (x) have a Material Adverse Effect on the Company and its Subsidiaries; (y) impair the Company's ability to perform its obligations hereunder; or (z) prevent or delay the consummation of any of the transactions contemplated by this Agreement.

          (e) Absence of Undisclosed Liabilities. The unaudited financial statements of the Company and its Subsidiaries as of and for the period ended June 30, 2000 have been delivered to ITGL, and all such financial statements (i) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board with respect

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     thereto; (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as to the absence of footnotes and except for normal and non-material year-end adjustments and other non-material adjustments permitted thereby) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); and (iii) fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of their respective operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). There are no liabilities or obligations of the Company or any of its Subsidiaries, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could or reasonably expected to result in such liability or obligation other than:
     (x) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2000 (the "Company Balance Sheet") and the notes thereto; (y) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the Company Balance Sheet; and (z) liabilities or obligations that, individually or in the aggregate, have not and would not be reasonably expected to have a Material Adverse Effect on the Company.

          (f) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement and except as disclosed in the Company Disclosure Schedule, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (1) any Material Adverse Change in the Company; (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's Capital Stock; (3) any split, combination or reclassification of any of the Company's Capital Stock, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's Capital Stock; (4)(A) any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or other employee of the Company or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business or as required under any employment agreements in effect as of the date of the most recent audited financial statements; (B) any granting by the Company or any of its Subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements; (C) any entry by the Company or any of its Subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee; or (D) any amendment to, or modification of, any Company Options; (5) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the Company; (6) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by the Company materially affecting its reported financial condition or results of operation; or (7) any tax election that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of the Company or any of its Subsidiaries or any settlement or compromise of any material tax liability.

          (g) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (h) Compliance with Applicable Laws. The Company Disclosure Schedule sets forth all material permits, licenses, variances, exemptions, orders, registrations, consents, franchises and

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     approvals of all Governmental entities which are currently held by or have been applied for by the Company (collectively, the "Company Permits") which constitutes all of the permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of all Governmental Entities which are required for the operation of the businesses of the Company and its Subsidiaries, as presently conducted except for those which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is not aware of any facts or circumstances currently existing which are likely to preclude the Company from securing any permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of any Governmental Entity which are required for the operation of the businesses of the Company and its Subsidiaries as planned to be conducted, including without limitation all regulatory licenses necessary to operate a constellation of medium-Earth-orbit satellites and a global ground telecommunications network for the purpose of providing fixed and mobile satellite service (collectively, the "Future Permits"), except where the failure to have any such Future Permits, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations of all applicable Governmental Entities, including but not limited to compliance with all foreign laws relating to securities and investments, and all other similar laws, rules and regulations, except where the failure so to comply individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on the Company. Provided that the governmental approvals identified on the Company Disclosure Schedule and in Section 3.1(d) are obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any Company Permits, or preclude or inhibit the ability to renew any Company Permit or secure any Future Permits. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any Person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties, is pending or, to the Knowledge of the Company, threatened, other than, in each case, those the outcome of which individually or in the aggregate are not reasonably likely (i) to have a Material Adverse Effect on the Company; or (ii) to impair the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (i) Contracts. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate will not have a Material Adverse Effect on the Company. Section 3.1(i) of the Company Disclosure Schedule contains a complete list of each contract, agreement, obligation, commitment, arrangement or understanding, or any contract, agreement, obligation, commitment, arrangement or understanding of the Company or its Subsidiaries, involving actual or potential obligations or commitments whether liquidated or contingent, of US$1,000,000 or more that is currently in effect ("Company Material Contracts"). Each of the Material Contracts is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, any portion of the business of the Company and its Subsidiaries, taken as a whole, is or may be conducted. To the Company's Knowledge, no party having a contractual relationship with the Company is in breach of, nor has any event or condition of default occurred, with respect to any agreement or arrangement necessary to the conduct of the Company's business as conducted and as proposed to be conducted, except for breaches, events or conditions which, individually or in the aggregate, will not have a Material Adverse Effect on the Company.

          (j) Employee Benefit Plans. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has established an "employee benefit plan" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.
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          (k) Taxes.

             (i) The Company, and, to the Company's Knowledge, each of its Subsidiaries, and each Company Consolidated Group has filed all material Returns required to be filed by it, or requests for extensions to file have been granted and have not expired, and all such Returns are complete and correct in all material respects. The Company, and, to the Knowledge of the Company, each Company Consolidated Group and each Company Subsidiary, has paid or caused to be paid (or the Company has paid on its behalf) all Taxes shown as due on such Returns or on subsequent assessments with respect thereto, and no other material Taxes are payable by the Company, or, to the Knowledge of the Company, its Subsidiaries or any Company Consolidated Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) for which the applicable statute of limitations has not expired, except for Taxes for which an adequate reserve has been established therefor. Each of the Company, and, to the Knowledge of the Company, its Subsidiaries, and each Company Consolidated Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, except for any failure that would not reasonably be expected to have a Material Adverse Effect on the Company. There are no Liens on any of the assets of the Company or, to the Company's Knowledge, its Subsidiaries, with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company, or, to the Company's Knowledge, its Subsidiaries or any Company Consolidated Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

             (ii) No material Returns of the Company, or, to the Knowledge of the Company, no material Returns of the Company's Subsidiaries and each Company Consolidated Group are under audit by a government or taxing authority. No deficiencies for any Taxes have been proposed, asserted or assessed, in each case in writing, against the Company or to the Company's Knowledge, any Company Consolidated Group or, the Company's Subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company. No waiver or extension of any statute of limitations is in effect with respect to material Taxes or Returns of the Company, or, to the Company's Knowledge, its Subsidiaries or any Company Consolidated Group.

             (iii) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has Knowledge of any fact, agreement or plan that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

             (iv) To the Company's Knowledge, neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement; or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (l) Voting Requirements. The affirmative vote or consent of the holders of a majority of the voting power of all outstanding shares of the Company Capital Stock, voting as a single class, (the "Company Stockholder Approval") are the only votes or approvals of the holders of any class or series of the Company's Capital Stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

          (m) State Takeover Statutes. The board of directors of the Company (including the disinterested directors thereof) has unanimously (i) declared this Agreement to be advisable as contemplated under Section 251 of the DGCL and (ii) approved the terms of this Agreement and the
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     consummation of the Merger and the other transactions contemplated by this
     Agreement. The Company has caused Section 203 of the DGCL not to be applicable to the Company by opting out of the provisions thereof in its Certificate of Incorporation in accordance with the provisions of the DGCL. To the Knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

          (n) Brokers; Professional Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (o) Labor and Employment Matters. (1) There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees;
     (2) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, have any activities or proceedings of any labor union or group of employees to organize any such employees; (3) neither the Company nor any of its Subsidiaries has breached or failed to comply with any provision of any collective bargaining agreement or other labor union contract, and there are no grievances outstanding against the Company or any of its Subsidiaries under such agreement or contract; (4) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any similar foreign Governmental Entity, and to the Knowledge of the Company, there are no current union representation questions involving the employees of the Company or any of its Subsidiaries; (5) there currently exists no work slowdown, work stoppage or lockout, nor to the Knowledge of the Company is any such matter threatened, by or with respect to the employees of the Company or its Subsidiaries; and (6) there are no contracts or agreements of the Company which provide for or guaranty any employee of the Company a specific term of employment.

          (p) Real Property and Assets. The Company and its Subsidiaries have all necessary right, title and interest in and to all of their real and personal property, except for Liens and security interests of record, liens and security interests that do not in the aggregate exceed $1,000,000, or liens and security interests that arise in the ordinary course of business, or which do not materially impair the ownership of such property. All real property owned or leased by the Company is owned or leased free and clear of all Liens, except for Liens and security interests of record, liens and security interests that do not in the aggregate exceed $1,000,000, or liens and security interests that arise in the ordinary course of business, or which do not materially impair the ownership of such property, and no such property is subject to any governmental decree or order to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the Knowledge of the Company is any such proceeding threatened.

          (q) Foreign Corrupt Practices Act. To the best of the Company's Knowledge, neither the Company nor any of its Subsidiaries has taken any action that may constitute a violation of the Foreign Corrupt Practices Act of the United States of America (15 U.S.C. Section 78dd) and any successor legislation or statute thereto ("Foreign Corrupt Practices Act"). To the best of the Company's Knowledge, neither the Company, any its Subsidiaries, nor any of their respective officers, directors, employees, managers, shareholders, members, agents or representatives has offered, given, paid, authorized the payment of, or promised, directly or indirectly, any money, gift, promise or other thing of value to a Foreign Official (or to any other Person while knowing it will be offered, given or promised to a Foreign Official) for any unlawful or improper purpose including, by way of example but not limitation, influencing any act or decision of any such Person acting in his or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, or inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist the Company to obtain or retain business for or with, or in directing business to, any Person. For the purposes of this Agreement, a
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     "Foreign Official" shall be any officer or employee of any Governmental
     Entity, a member or official of a foreign political party or a candidate for political office in a foreign country.

          (r) Information Supplied by Company. The information to be supplied by the Company relating to the Company and its Subsidiaries and relating to ICO Global Communications (Holdings) Limited ("Old ICO") to be contained in
     (a) the registration statement ("Registration Statement") to be prepared and filed with the SEC by ITGL as described in Section 5.9, (b) any statement or filing required to be submitted by ITGL or the Company to any state or federal regulatory agency, and (c) the proxy statement to be distributed in connection with the meeting of the Company's stockholders (the "Company Stockholders' Meeting") to vote on this Agreement and the Merger (the "Proxy Statement") (which Proxy Statement may be included as part of the Registration Statement) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (s) Fairness Opinion. The Independent Advisory Committee of the Company's board of directors has received a written opinion from its financial advisor, Jefferies & Company, Inc., dated as of the date hereof, to the effect that the Exchange Ratio is fair to the Company from a financial point of view and such opinion has been delivered to ITGL.

          (t) New Subsidiary. As of the Closing, Company Merger Sub will be a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Company Merger Sub shall have been formed for the sole purpose of engaging in the transactions contemplated by this Agreement. As of the Effective Time, Company Merger Sub will not have engaged in any other business. As of the Closing, the Company will be the record and beneficial owner of 100% of the issued and outstanding capital stock of Company Merger Sub.

     SECTION 3.2 Representations and Warranties of ITGL. Except as set forth on the disclosure schedule delivered by ITGL to the Company prior to the execution of this Agreement (the "ITGL Disclosure Schedule") and making reference to the particular subsection of this Agreement requiring such disclosure or to which exception is being taken, ITGL represents and warrants to the Company that the following statements are true and correct as of the date of this Agreement:

          (a) Organization, Standing and Corporate Power. Each of ITGL and Teledesic is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of ITGL, and to ITGL's Knowledge, Teledesic is duly qualified or licensed to do business and is in good standing, as applicable, in each jurisdiction in which it currently conducts its business, except for those jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect on ITGL or Teledesic, as applicable. ITGL has delivered to the Company prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and Bylaws, as currently in effect.

          (b) Subsidiaries. Section 3.2(b) of the ITGL Disclosure Schedule sets forth the name, form of entity, and jurisdiction of incorporation of each of ITGL's and Teledesic's Subsidiaries. To the best of ITGL's Knowledge:
     (i) each of ITGL's and Teledesic's Subsidiaries are duly organized and validly existing in the jurisdiction of its formation, (ii) each material Subsidiary of ITGL and Teledesic have all requisite power and authority to own or lease and operate its assets and carry on its business as presently conducted or proposed to be conducted, (iii) each Subsidiary of ITGL and Teledesic is duly qualified to do business and is in good standing in each jurisdiction in which it currently conducts its business, except for those jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect, and (iv) all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of ITGL and Teledesic have been validly issued and are fully paid and nonassessable and, other than as shown in Section 3.2(b) of the ITGL Disclosure Schedule, are owned directly or indirectly by ITGL or Teledesic, as applicable, free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or
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     other ownership interests. Except for the capital stock or other ownership interests of its Subsidiaries, the capital stock of Nextel Communications, Inc. and the capital stock of the Company held by ITGL, ITGL does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

          (c) Capital Structure.

             (i) The authorized capital stock of ITGL consists of 1,125,000,000 shares of capital stock consisting of:

                (A) 900,000,000 shares of ITGL Class A Common Stock, par value $.0001 per share, of which 26,796,078 shares are issued and outstanding;

                (B) 150,000,000 shares of ITGL Class B Common Stock, par value $.0001 per share, of which 60,000,000 shares are issued and outstanding; and

                (C) 75,000,000 shares of ITGL Preferred Stock, par value $.0001 per share, with 12,000,000 shares designated as Series A Preferred Stock and 20,000,000 shares designated as Series B Preferred Stock, of which no shares are issued and outstanding.

             (ii) To ITGL's Knowledge, the authorized capital stock of Teledesic consists of 1,122,165,275 shares of capital stock ("Teledesic Capital Stock") consisting of:

                (A) 1,000,000,000 shares of Teledesic Class A common stock, par value $.001 ("Teledesic Class A Stock"), of which 7,480,671 shares are issued and outstanding; and

                (B) 75,675,275 shares of Teledesic Class B common stock, par value $.001 ("Teledesic Class B Stock"), of which 75,625,275 shares are issued and outstanding; and

                (C) 41,490,000 shares of Teledesic Class C common stock, par value $.001 ("Teledesic Class C Stock"), of which 50,000 shares are issued and outstanding; and

                (D) 5,000,000 shares of Teledesic preferred stock, par value $.001, of which none are issued and outstanding.

             (iii) Except as provided in this Section 3.2(c) or in the ITGL Disclosure Schedule, there are no other options, warrants, calls, rights or agreements obligating ITGL to issue, deliver, sell, or cause to be issued, delivered or sold, any shares of ITGL Class A Common Stock, ITGL Class B Common Stock or ITGL Preferred Stock or obligating ITGL to grant, extend or enter into any such options, warrants, calls, rights or agreements. Except as provided in the ITGL Disclosure Schedule, all outstanding shares of capital stock of ITGL are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. To the Knowledge of ITGL, there are issued and outstanding: (A) warrants or options to purchase 1,500,000 shares of Teledesic Class A Stock, warrants to purchase 3,500,000 shares of Teledesic Class C Stock, and options to purchase 10,000,000 shares of Teledesic Class C Stock (the "Teledesic Options"); (B) 13,986,285 options granted to employees of Teledesic to purchase shares of Teledesic Class A Stock pursuant to any plans and arrangements providing for the grant of options or warrants for the purchase of shares of Teledesic Capital Stock ("Teledesic Stock Plans") (of which options to purchase 10,967,650 shares of Teledesic Class A Stock were exercisable). To the Knowledge of ITGL, all outstanding shares of the Teledesic Capital Stock, and all shares that may be issued pursuant to any Teledesic Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of Teledesic is entitled to preemptive rights.

             (iv) Except as provided above in this Section 3.2(c) or in the ITGL Disclosure Schedule, there are (A) no other shares of capital stock, ITGL Options or other voting securities of ITGL issued, reserved for issuance or outstanding, (B) no rights to receive shares of ITGL Capital Stock on a deferred basis granted under ITGL Stock Plans or otherwise;
        (C) no stock
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        appreciation rights; (D) no securities of ITGL (or any of its
        Subsidiaries) convertible into or exchangeable or exercisable for shares of capital stock, ownership interests, or voting securities of ITGL (or its Subsidiaries); (E) no warrants, calls, options or other rights to acquire from ITGL (or its Subsidiaries), and no obligation of ITGL or any Subsidiary to issue, capital stock, voting securities or other ownership interests in or any securities convertible into or exchangeable for capital stock or voting securities of ITGL or any Subsidiary of ITGL. Except as provided above in this Section 3.2(c), there are, to ITGL's Knowledge, (A) no other shares of Teledesic Capital Stock, Teledesic Options or other voting securities of Teledesic issued, reserved for issuance or outstanding, (B) no rights to receive shares of Teledesic Capital Stock on a deferred basis granted under the Teledesic Stock Plans or otherwise; (C) no stock appreciation rights; (D) no securities of Teledesic convertible into or exchangeable or exercisable for shares of Teledesic Capital Stock or voting securities of Teledesic;
        (E) no warrants, calls, options or other rights to acquire from Teledesic, and no obligation of Teledesic to issue, capital stock, voting securities or ownership interests in or any securities convertible into or exchangeable for Teledesic Capital Stock.

             (v) ITGL has delivered to the Company a complete and correct list of the exercise price for each ITGL Option and, to ITGL's Knowledge, a complete and correct list of the exercise price for each Teledesic Option, each outstanding as of the date of this Agreement.

             (vi) No bonds, debentures, notes or other indebtedness of ITGL, any of ITGL's Subsidiaries and, to ITGL's Knowledge, Teledesic having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of ITGL, any of ITGL's Subsidiaries or Teledesic may vote, are issued or outstanding.

             (vii) There are no outstanding obligations of ITGL, any Subsidiary of ITGL, or to ITGL's Knowledge, Teledesic to repurchase, redeem or otherwise acquire any outstanding securities of ITGL, its Subsidiaries or Teledesic, respectively, or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither ITGL, or, to ITGL's Knowledge, Teledesic is a party to any voting agreement with respect to the voting of its securities, those of any Subsidiary of ITGL, or any securities of any other Person.

          (d) Authority; Noncontravention. ITGL has all requisite corporate power and authority to enter into this Agreement and subject to receipt of ITGL Stockholder Approval (as defined in Section 3.2(g)) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by ITGL and the consummation by ITGL of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of ITGL, subject to the ITGL Stockholder Approval. This Agreement has been duly executed and delivered by ITGL and, assuming the due authorization, execution and delivery by each of the parties hereto, constitutes a legal, valid and binding obligation of ITGL, enforceable against ITGL in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of ITGL or any of ITGL's Subsidiaries under: (i) the Certificate of Incorporation or Bylaws of ITGL or the comparable organizational documents of any of ITGL's Subsidiaries;
     (ii) any material loan or credit agreement, note, bond, mortgage, indenture, lease or other ITGL Material Contract, permit, concession, franchise, license or similar authorization applicable to ITGL or any of ITGL's Subsidiaries or their respective properties or assets; or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to ITGL or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to (x) have a Material Adverse Effect on ITGL, (y) impair the
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     ability of ITGL to perform its obligations under this Agreement, or (z)
     prevent or delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to ITGL or any of ITGL's Subsidiaries in connection with the execution and delivery of this Agreement by ITGL or the consummation by ITGL of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by ITGL under the HSR Act and any applicable filings and approvals under similar foreign antitrust laws and regulations; (2) filings with the National Aeronautics and Space Administration and International Telecommunications Union as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which ITGL is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws and federal securities laws; (4) filings with and approvals of any federal or state regulatory agency as required under the Communications Act, or similar state act, and any rules, regulations, practices and policies promulgated thereunder; and (5) such other consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate is not reasonably likely to (x) have a Material Adverse Effect on ITGL and its Subsidiaries; (y) impair ITGL's ability to perform its obligations hereunder; or (z) prevent or delay the consummation of any of the transactions contemplated by this Agreement.

          (e) Absence of Undisclosed Liabilities. The unaudited financial statements of ITGL and its Subsidiaries as of and for the period ended June 30, 2000 and the unaudited financial statements of Teledesic as of and for the period ended June 30, 2000, have been delivered to the Company, and all such financial statements (i) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board with respect thereto; (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as to the absence of footnotes and except for normal and non-material year-end adjustments and other non-material adjustments permitted thereby) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); and (iii) fairly present in all material respects the consolidated financial position of ITGL and, to the Knowledge of ITGL, Teledesic, as applicable, as of the dates thereof and the consolidated results of their respective operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). There are no liabilities or obligations of ITGL or any of its Subsidiaries, or, to the Knowledge of ITGL and Teledesic, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could or reasonably expected to result in such liability or obligation other than: (x) liabilities or obligations disclosed and provided for in the consolidated balance sheet of ITGL and its Subsidiaries as of June 30, 2000 (the "ITGL Balance Sheet") and Teledesic as of June 30, 2000 (the "Teledesic Balance Sheet"), and the notes thereto; (y) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the ITGL Balance Sheet or the Teledesic Balance Sheet, as applicable; and (z) liabilities or obligations that, individually or in the aggregate, have not and would not be reasonably expected to have a Material Adverse Effect on ITGL or Teledesic, as applicable.

          (f) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement and except as disclosed in the ITGL Disclosure Schedule, since June 30, 2000, each of ITGL and its Subsidiaries and to the knowledge of ITGL, Teledesic has conducted their respective businesses only in the ordinary course, or, to the knowledge of ITGL and Teledesic consistent with past practice, and there has not been
     (1) any Material Adverse Change in ITGL; (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of ITGL's, or to the knowledge of ITGL, Teledesic's Capital Stock; (3) any split, combination or reclassification of any of ITGL's, or to the knowledge of ITGL, Teledesic's Capital Stock, or any issuance or the authorization of any issuance of any other securities
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     in respect of, in lieu of or in substitution for shares of ITGL's Capital
     Stock, or to the knowledge of ITGL, Teledesic's Capital Stock; (4) (A) any granting by ITGL or any of its Subsidiaries or, to the knowledge of ITGL, Teledesic or any of its Subsidiaries, to any current or former director, executive officer or other employee of ITGL or any of its Subsidiaries or, to the knowledge of ITGL, Teledesic or its Subsidiaries, of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business or as required under any employment agreements in effect as of the date of the most recent audited financial statements; (B) any granting by ITGL or any of its Subsidiaries or, to the knowledge of ITGL, Teledesic or its Subsidiaries, to any such current or former director, executive officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements; (C) any entry by ITGL or any of its Subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee; or (D) any amendment to, or modification of, any ITGL Options or, to the knowledge of ITGL, any Teledesic Options; (5) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on ITGL or Teledesic; (6) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by ITGL or Teledesic materially affecting its reported financial condition or results of operation; or (7) any tax election that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of ITGL, Teledesic or any of their Subsidiaries or any settlement or compromise of any material tax liability.

          (g) Operations of ITGL. ITGL was formed for the purpose of acquiring a controlling interest in the businesses of Teledesic and the Company, and except as described in the ITGL Disclosure Schedule has not engaged in any material business operations or entered into any material contract, agreement, obligation, commitment, arrangement or understanding.

          (h) Compliance with Applicable Laws. The ITGL Disclosure Schedule sets forth all material permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of all Governmental entities which are currently held by or have been applied for by ITGL, and to the Knowledge of ITGL, Teledesic (collectively, the "ITGL Permits") which constitutes all of the permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of all Governmental Entities which are required for the operation of the businesses of ITGL, its Subsidiaries and, to the Knowledge of ITGL, Teledesic and its Subsidiaries, as presently conducted except for those which would not, individually or in the aggregate, have a Material Adverse Effect on ITGL or Teledesic, as applicable. ITGL is not aware of any facts or circumstances currently existing which are likely to preclude ITGL, or to the Knowledge of ITGL, Teledesic from securing any permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of any Governmental Entity which are required for the operation of the businesses of ITGL, Teledesic and their respective Subsidiaries as planned to be conducted, including without limitation all Future Permits, except where the failure to have any such Future Permits, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on ITGL or Teledesic, as applicable. ITGL and its Subsidiaries, and to the Knowledge of ITGL, Teledesic and its Subsidiaries are each in compliance with the terms of the ITGL Permits and all applicable statutes, laws, ordinances, rules and regulations of all applicable Governmental Entities, including but not limited to compliance with all foreign laws relating to securities and investments, and all other similar laws, rules and regulations, except where the failure so to comply individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on ITGL or Teledesic, as applicable. Provided that the governmental approvals identified on the ITGL Disclosure Schedules and in Section 3.2(d) are obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any ITGL Permits, or preclude or inhibit the ability to renew any ITGL Permit or secure any Future Permits. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any Person, in each case with respect to ITGL or any of its Subsidiaries or to the Knowledge of
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     ITGL, Teledesic and its Subsidiaries, or any of their respective properties, or is pending or, to the Knowledge of ITGL, threatened, other than, in each case, those the outcome of which individually or in the aggregate are not reasonably likely (i) to have a Material Adverse Effect on ITGL or Teledesic, as applicable; or (ii) to impair the ability of ITGL to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (i) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of ITGL, threatened against or affecting ITGL, any of its Subsidiaries, or to the Knowledge of ITGL, Teledesic that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on ITGL or Teledesic, respectively, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ITGL, any of its Subsidiaries, or to the Knowledge of ITGL, Teledesic having, or that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on ITGL or Teledesic, respectively.

          (j) Contracts. Neither ITGL nor any of its Subsidiaries, nor to the Knowledge of ITGL, Teledesic nor any of its Subsidiaries, is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate will not have a Material Adverse Effect on ITGL or, if applicable, Teledesic. Section 3.2(j)(A) of the ITGL Disclosure Schedule contains a complete list of each contract, agreement, obligation, commitment, arrangement or understanding, or any contract, agreement, obligation, commitment, arrangement or understanding of ITGL or its Subsidiaries and, to the Knowledge of ITGL, Teledesic nor its Subsidiaries, involving actual or potential obligations or commitments whether liquidated or contingent, of US$1,000,000 or more that is currently in effect ("ITGL Material Contracts"). To the Knowledge of ITGL, Section 3.2(j)(B) contains a complete list of each contract, agreement, obligation, commitment, arrangement or understanding of Teledesic involving actual or potential obligations or commitments whether liquidated or contingent of US$1,000,000 or more that is currently in effect ("Teledesic Material Contracts"). Each of the ITGL Material Contracts, and to the Knowledge of ITGL, the Teledesic Material Contracts, is valid, binding and in full force and effect. Neither ITGL nor any of its Subsidiaries, and to the Knowledge of ITGL, the Teledesic Material Contracts, is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, any portion of the business either of ITGL and its Subsidiaries or Teledesic and its Subsidiaries, taken as a whole, taken as a whole, is or may be conducted. To ITGL's Knowledge, no party having a contractual relationship with ITGL or Teledesic, as applicable, is in breach of, nor has any event or condition of default occurred, with respect to any agreement or arrangement necessary to the conduct of ITGL's or Teledesic's business, as applicable, as conducted and as proposed to be conducted, except for breaches, events or conditions which, individually or in the aggregate, will not have a Material Adverse Effect on ITGL or Teledesic, as applicable.

          (k) Employee Benefit Plans. Except as disclosed in the ITGL Disclosure Schedule, neither ITGL nor any of its Subsidiaries has established an "employee benefit plan" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. To the Knowledge of ITGL, Teledesic has established the "employee benefit plans" listed on the ITGL Disclosure Schedule.

          (l) Taxes.

             (i) ITGL, and, to ITGL's Knowledge, Teledesic, each have filed all material Returns required to be filed by it, or requests for extensions to file have been granted and have not expired, and all such Returns are complete and correct in all material respects. ITGL, and, to the

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        Knowledge of ITGL, Teledesic, each has paid or caused to be paid (or
        ITGL or Teledesic has paid on its behalf) all Taxes shown as due on such Returns or on subsequent assessments with respect thereto, and no other material Taxes are payable by ITGL, or, to the Knowledge of ITGL, Teledesic, with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) for which the applicable statute of limitations has not expired, except for Taxes for which an adequate reserve has been established therefor. Each of ITGL, and, to the Knowledge of ITGL, its Subsidiaries and Teledesic, has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, except for any failure that would not reasonably be expected to have a Material Adverse Effect on ITGL or Teledesic, respectively. There are no Liens on any of the assets of ITGL or, to ITGL's Knowledge, its Subsidiaries and Teledesic, with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that ITGL, or, to ITGL's Knowledge, its Subsidiaries and Teledesic is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

             (ii) To the Knowledge of ITGL, no material Returns of ITGL, ITGL's Subsidiaries, and Teledesic are under audit by a government or taxing authority. No deficiencies for any Taxes have been proposed, asserted or assessed, in each case in writing, against ITGL or to ITGL's Knowledge, its Subsidiaries and Teledesic that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on ITGL or Teledesic, respectively. No waiver or extension of any statute of limitations is in effect with respect to material Taxes or Returns of ITGL, or, to ITGL's Knowledge, its Subsidiaries or Teledesic.

             (iii) To the Knowledge of ITGL, neither ITGL, its Subsidiaries, nor Teledesic has taken or agreed to take any action or has Knowledge of any fact, agreement or plan that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

             (iv) Neither ITGL nor, to ITGL's Knowledge, any of its Subsidiaries or Teledesic has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement; or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (m) State Takeover Statutes. The board of directors of ITGL (including the disinterested directors thereof) has unanimously (i) declared this Agreement to be advisable as contemplated under Section 251 of the DGCL and
     (ii) approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement. ITGL has caused Section 203 of the DGCL not to be applicable to ITGL by opting out of the provisions thereof in its Certificate of Incorporation in accordance with the provisions of the DGCL. To the Knowledge of ITGL, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

          (n) Labor and Employment Matters. (1) There are no controversies pending or, to the Knowledge of ITGL, threatened, between ITGL or any of its Subsidiaries, or, to the Knowledge of ITGL, Teledesic, and any of their respective employees; (2) neither ITGL nor any Subsidiary, nor to the Knowledge of ITGL, Teledesic, is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by ITGL, any of its Subsidiaries or Teledesic, nor, to the Knowledge of ITGL, have any activities or proceedings of any labor union or group of employees to organize any such employees; (3) neither ITGL, nor any of its Subsidiaries nor to the Knowledge of ITGL, Teledesic has breached or failed to comply with any provision of any collective bargaining

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     agreement or other labor union contract, and there are no grievances outstanding against ITGL, any of its Subsidiaries or Teledesic under such agreement or contract; (4) there are no unfair labor practice complaints pending against ITGL, any of its Subsidiaries or to the Knowledge of ITGL, Teledesic before the National Labor Relations Board or any similar foreign Governmental Entity, and to the Knowledge of ITGL, there are no current union representation questions involving the employees of ITGL's or any Subsidiary; (5) there currently exists no work slowdown, work stoppage or lockout, nor to the Knowledge of ITGL is any such matter threatened, by or with respect to the employees of ITGL, its Subsidiaries, or to the Knowledge of ITGL, Teledesic; and (6) there are no contracts or agreements of ITGL which provide for or guaranty any employee of ITGL a specific term of employment.

          (o) Real Property and Assets. ITGL, its Subsidiaries, and to the Knowledge of ITGL, Teledesic have all necessary right, title and interest in and to all of their respective real and personal property, except for Liens and security interests of record, liens and security interests that do not in the aggregate exceed $1,000,000, or liens and security interests that arise in the ordinary course of business, or which do not materially impair the ownership of such property. All real property owned or leased by ITGL is owned or leased free and clear of all Liens, except for Liens and security interests of record, liens and security interests that do not in the aggregate exceed $1,000,000, or liens and security interests that arise in the ordinary course of business, or which do not materially impair the ownership of such property, and no such property is subject to any governmental decree or order to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the Knowledge of ITGL is any such proceeding threatened. To the Knowledge of ITGL, all real property owned or leased by Teledesic is owned or leased free and clear of all Liens, except for Liens and security interests of record, liens and security interests that do not in the aggregate exceed $1,000,000, or liens and security interests that arise in the ordinary course of business, or which do not materially impair the ownership of such property, and to the Knowledge of ITGL, no such property is subject to any governmental decree or order to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the Knowledge of ITGL is any such proceeding threatened.

          (p) Foreign Corrupt Practices Act. To the best of ITGL's Knowledge, neither ITGL, any of its Subsidiaries, nor Teledesic has taken any action that may constitute a violation of the Foreign Corrupt Practices Act. To the best of ITGL's Knowledge, neither ITGL, any of its Subsidiaries, Teledesic, nor any of their respective officers, directors, employees, managers, shareholders, members, agents or representatives has offered, given, paid, authorized the payment of, or promised, directly or indirectly, any money, gift, promise or other thing of value to a Foreign Official (or to any other Person while knowing it will be offered, given or promised to a Foreign Official) for any unlawful or improper purpose including, by way of example but not limitation, influencing any act or decision of any such Person acting in his or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, or inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist ITGL or Teledesic, respectively, to obtain or retain business for or with, or in directing business to, any Person.

          (q) Brokers; Professional Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ITGL.

          (r) Information Supplied by ITGL. The information to be supplied by ITGL relating to ITGL and its Subsidiaries to be contained in (a) the Registration Statement to be prepared and filed with the SEC by ITGL as described in Section 5.9, (b) any statement or filing required to be submitted by ITGL or the Company to any state or federal regulatory agency, and (c) the Proxy Statement which will be distributed in connection with the meeting of ITGL's Stockholders (the "ITGL Stockholder Meeting") will not contain any untrue statement of a material fact or omit to state any
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     material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (s) Voting Requirements. The affirmative vote or consent of the holders of a majority of the voting power of all outstanding shares of the ITGL Capital Stock, voting as a single class ("ITGL Stockholder Approval") are the only votes or approvals of the holders of any class or series of ITGL's Capital Stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

                                  ARTICLE IV.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1 Conduct of ITGL Business. Except as set forth in the ITGL Disclosure Schedule, as expressly contemplated by this Agreement, or as consented to by the Company, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time, ITGL shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice, and in compliance with all applicable laws and regulation and, to the extent consistent therewith, use all reasonable best efforts to preserve and maintain existing relations and goodwill with employees, customers, brokers, suppliers and other Persons with which such party has significant business relations. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in the ITGL Disclosure Schedule or the ITGL business plan as consented to in writing by the Company, ITGL shall not, and shall not permit any of its Subsidiaries to:

          (a) declare or pay any dividend or other distribution with respect to any share of ITGL Capital Stock;

          (b) except as otherwise provided in this Agreement, amend or otherwise modify its Certificate of Incorporation, Bylaws or other comparable organizational documents, provided, however, that ITGL may amend its Certificate of Incorporation to change its name and to make any other changes that do not require the vote of such party's stockholders as provided by the DGCL;

          (c) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Affiliate of ITGL or the business of any such Affiliate;

          (d) issue any ITGL Capital Stock for total cash and noncash consideration that is less than $10.14 per share (as adjusted for any Recapitalization Event); provided, however, that notwithstanding the foregoing ITGL may exchange shares of ITGL Series A Preferred Stock and ITGL Series B Preferred Stock for shares of Teledesic Holdings Limited Class B Stock pursuant to the terms of a purchase agreement substantially similar to the form of agreement previously delivered to the Company by ITGL.

          (e) redeem or repurchase any shares of ITGL Capital Stock at a price greater than $10.14 per share (as adjusted for any Recapitalization Event) provided, however, that this provision shall not apply to the repurchase or redemption of Dissenting Shares from a stockholder that has perfected appraisal rights pursuant to Section 2.3 and the DGCL;

          (f) adopt any change, other than as required by applicable generally accepted accounting principles, in its accounting policies, procedures or practices; or

          (g) authorize, or commit or agree to take, any of the foregoing actions.

     SECTION 4.2 Conduct of Company Business. Except as set forth in the Company Disclosure Schedule, as expressly approved by the Board of New ICO, as expressly contemplated by this Agreement, or as consented to by ITGL, which consent shall not be unreasonably withheld, during the period from the

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date of this Agreement to the Effective Time except as consented to in writing by ITGL or as set forth in the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a) redeem or repurchase any shares of Company Capital Stock other than shares in which appraisal rights are perfected pursuant to the DGCL, subject to Section 2.3(c) above;

          (b) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice; or

          (c) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements, or waive the benefits of, or agree to modify in any manner, any standstill or similar agreement to which the Company or any of its Subsidiaries is a party.

                                   ARTICLE V.

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 Stockholders' Meeting. Unless this Agreement has been terminated pursuant to Article VII, the Company and ITGL shall, as soon as practicable following the date upon which the Registration Statement and Proxy Statement become effective with the SEC, either (i) obtain the written consent of its stockholders approving this Agreement, the Merger and the other transactions contemplated hereby; or (ii) establish a record date (which shall be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold the Company Stockholders' Meeting or the ITGL Stockholders' Meeting, as applicable, for the purpose of obtaining Company Stockholder Approval and ITGL Stockholder Approval.

     SECTION 5.2 Reasonable Efforts. Unless this Agreement has been terminated pursuant to Article VII, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, neither ITGL nor any of its Affiliates shall be required to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets or lines of business of ITGL, any of its Affiliates, or the Company, or the holding separate of the shares of the ITGL Capital Stock or imposing or seeking to impose any limitation on the ability of Company or its Subsidiaries or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of the ITGL Capital Stock.

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     SECTION 5.3  Stock Options and Warrants.

     (a) As soon as practicable following the date of this Agreement, the board of directors of the Company shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) assume all outstanding ITGL Options, whether vested or unvested. Pursuant to the assumption of the ITGL Options, as of the Effective Time, each assumed ITGL Option shall be adjusted and converted into an option or warrant, respectively, to acquire, on substantially the same terms and conditions, a corresponding number of shares of the corresponding class of Company Capital Stock (rounded down to the nearest whole share). To determine the appropriate number of shares of Company Capital Stock subject to the assumed ITGL Options, the parties shall multiply the number of shares of ITGL Capital Stock subject to each ITGL Option by the Exchange Ratio. Similarly, each assumed ITGL Option shall have an adjusted exercise price for the acquisition of each share of Company Capital Stock, which price shall be calculated by dividing the exercise price per share of ITGL Capital Stock otherwise purchasable pursuant to such ITGL Option prior to its assumption by the Exchange Ratio, provided that such adjusted exercise price shall be rounded up to the nearest whole cent; and

          (ii) assume and make such changes to the ITGL Stock Plans as ITGL and the Company may agree are appropriate to give effect to the Merger.

     (b) To the extent requested by the Company, ITGL shall coordinate the assumption by the Company of the ITGL Stock Plans and ITGL Employee Options as contemplated by this Section 5.3.

     (c) The adjustments provided herein with respect to any ITGL Employee Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with
Section 424(a) of the Code.

     (d) As soon as practicable after the Effective Time, the Company shall deliver to the holders of ITGL Options appropriate notices setting forth such holders' rights or such ITGL Options and the agreements evidencing the grants of such ITGL Options and that such ITGL Options and agreements shall be assumed by the Company and shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by this Section 5.3 after giving effect to the Merger).

     (e) Except as otherwise contemplated by this Section 5.3 and except to the extent required under the respective terms of the ITGL Options, all restrictions or limitations on transfer and vesting with respect to ITGL Employee Options awarded under the ITGL Stock Plans or any other plan, program or arrangement of ITGL or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Company as set forth above.

     SECTION 5.4  Indemnification, Exculpation and Insurance.

     (a) The Company shall indemnify and hold harmless for six years, to the fullest extent permitted under applicable law (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company, ITGL, and their respective Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' and experts' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, relating to any acts or omissions by such Persons in their capacities as directors, officers, or employees of ITGL, the Company and their respective its Subsidiaries and arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement.

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     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 5.4, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and it shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction,
(ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

     (c) In the event that after the Effective Time the Surviving Corporation or any its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person then, and in each such case, to the extent necessary and proper, provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations the Surviving Corporation, as set forth in this Section 5.4.

     (d) For a period of six (6) years after the Effective Time, the Company shall cause to be maintained in effect policies of directors' and officers' liability insurance providing coverage of not less than US $25,000,000.00 with respect to claims arising from or related to facts or events which occurred at or before the Effective Time.

     (e) The certificate of incorporation or by-laws of the Surviving Corporation, with respect to indemnification of all officers, directors, employees and agents, shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the Persons who at any time prior to the Effective Time were identified as prospective indemnities under the certificate of incorporation or by-laws of the Surviving Corporation in respect to actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated hereby), unless such modification is required by law.

     (f) The provisions of this Section 5.4: (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

     SECTION 5.5 Fees and Expenses. Except as provided in this Section 5.5, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of ITGL and the Company shall bear and pay one-half of the filing fees for the premerger notification and report forms under the HSR Act.

     SECTION 5.6 Public Announcements. ITGL and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement,
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including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.7 HSR Act Filing. ITGL and the Company each will make or cause to be made an appropriate filing of a Notification and Report form pursuant to the HSR Act, and any applicable filings under any similar foreign antitrust laws and regulations, no later than fifteen (15) Business Days after the date of this Agreement. Each such filing will request early termination of the waiting period imposed by the HSR Act. The Company and ITGL each will use its best reasonable efforts to respond or cause a response to be made as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Entity in connection with antitrust matters; provided, however, that nothing contained herein will be deemed to preclude either the Company or ITGL from negotiating reasonably with any Governmental Entity regarding the scope and content of any such requested information and documentation. The Company and ITGL will each use their respective reasonable best efforts to overcome any objections that may be raised by the FTC, the Antitrust Division or any other Governmental Entity having jurisdiction over antitrust matters. Notwithstanding the foregoing or any other provision of this Agreement, neither ITGL, nor any of its Affiliates, shall be required to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets or lines of business of ITGL, any of its Affiliates, or the Company, or the holding separate of the shares of the Company Capital Stock or imposing or seeking to impose any limitation on the ability of ITGL or its Subsidiaries or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of the Company Capital Stock.

     SECTION 5.8 Tax Treatment. Each of ITGL and the Company shall use their respective best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(c) and 6.3(c), including the execution of the letters of representation referred to therein.

     SECTION 5.9  Registration Statement.

     (a) As promptly as practicable, ITGL and the Company shall prepare and file with the SEC the Registration Statement with respect to the shares of Company Capital Stock to be issued in the Merger and, if requested by ITGL, the shares of ITGL Capital Stock to be issued in the Teledesic Merger, and the parties shall use all commercially reasonable efforts to have such Registration Statement declared effective. A portion of the Registration Statement will also serve as the Proxy Statement with respect to the Company Stockholder Meeting, the ITGL Stockholder Meeting and the meeting of the stockholders of Teledesic in connection with the Teledesic Merger. ITGL and the Company will consult with and cooperate with each other in preparation of the Registration Statement. ITGL and the Company will each cause the Registration Statement and the Proxy Statement, respectively, to comply as to form with the requirements of the Securities Act, the Exchange Act and other applicable federal or state securities laws. All costs and filing fees associated with the Registration Statement and the Proxy Statement, including but not limited to printing and mailing costs and registration fees, will be paid by the Company. Each party shall pay its own attorneys fees incurred in connection with the Registration Statement and the Proxy Statement.

     (b) The Company shall furnish ITGL with all information concerning the Company, its Subsidiaries, Old ICO and the holders of Company's Capital Stock, and ITGL shall furnish the Company with all information concerning ITGL, as may be required to be disclosed in the Registration Statement and the

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Proxy Statement, respectively. Each party shall take such other action as the other party may reasonably request in connection with the Registration Statement and the Proxy Statement.

     (c) The information to be supplied by the Company relating to the Company, its Subsidiaries and Old ICO to be contained in the (i) Registration Statement,
(ii) any statement or filing required to be submitted by ITGL or the Company to any state or federal regulatory agency, and (iii) the Proxy Statement will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances which they were made, not misleading.

     (d) The information to be supplied by ITGL relating to ITGL and its Subsidiaries to be contained in the (i) Registration Statement, (ii) any statement or filing required to be submitted by ITGL or the Company to any state or federal regulatory agency, and (iii) the Proxy Statement will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which thy were made, not misleading.

     (e) The Company shall use all commercially reasonable efforts to take any action required to be taken by an issuer under state securities or blue sky laws in connection with the issuance of the shares of the Company Capital Stock pursuant hereto.

     SECTION 5.10  Teledesic Merger Agreement.

     (a) ITGL will notify the Company of any breach under the Agreement and Plan of Merger dated May 12, 2000 by and between ITGL, Teledesic and New Satco Holdings Merger Sub, Inc. ("Teledesic Merger Agreement") within ten (10) days after ITGL has Knowledge of such breach.

     (b) ITGL will not amend the Teledesic Merger Agreement with terms that are, in the aggregate, materially less favorable to ITGL than those currently contained in the Teledesic Merger Agreement, without obtaining the prior written consent of the Company to such amendment, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, ITGL shall notify the Company and the Independent Advisory Committee ten (10) days prior to effecting any amendment or waiver of any provision of the Teledesic Merger Agreement. Notwithstanding the foregoing, the parties acknowledge that ITGL intends to amend the Teledesic Merger Agreement for the sole purpose of providing for the concurrent closing of the Merger and the Teledesic Merger in accordance with
Section 6.l(i).

     (c) ITGL will not waive the covenants or conditions contained in the following sections of the Teledesic Merger Agreement without obtaining the written consent of the Company, which consent will not be unreasonably withheld:

          (i) Sections 4.1(a), (b), (d), (f) and (k) to the extent that Section 4.1(k) relates to Sections 3.1(c), (e), (f) and (h);

          (ii) Section 4.1(l), as such section relates to clause (i) above;

          (iii) Section 5.8;

          (iv) Sections 6.1(a), (b), (c), (e), (n);

          (v) Section 6.2(a) as it relates to Sections 3.1(c), (e), (f) and (h);

          (vi) Section 6.2(b) as it relates to clauses (i) - (iii) above; and

          (vii) Section 6.2 (d), (e) and (f).

     SECTION 5.11 Voting Agreement of ITGL. ITGL agrees that it will vote all of Company Capital Stock held by ITGL in favor of the Merger at the Company Stockholders Meeting.

     SECTION 5.12 Independent Directors of ITGL. From and after the Effective Time and until the Company's Class A Common Stock is listed on any stock exchange or quoted on the NASDAQ National

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Market System, the board of directors of the Company shall include three (3)
directors generally elected by the shareholders of the Company who shall not be Affiliates of Eagle River Investments, L.L.C.

     SECTION 5.13  Company Subsidiaries.

     (a) The parties acknowledge that as soon as practicable following the execution of this Agreement, the Company intends to form a wholly-owned subsidiary corporation pursuant to the DGCL ("Holding Sub") and intends to assign and transfer to Holding Sub all of its assets and liabilities other than this Agreement. Upon the formation and transfer of assets to Holding Sub, the Company intends to cause Holding Sub to accept and assume such assets and liabilities. The parties agree that the failure by the Company to take the actions described above with regard to Holding Sub shall not constitute a breach of this Agreement.

     (b) Prior to the Closing, the Company will form a wholly-owned subsidiary corporation pursuant to the DGCL ("Company Merger Sub"). Immediately prior to the Closing, ITGL will cause New Satco Holdings Merger Sub, Inc. to assign its rights and obligations in and to the Teledesic Merger Agreement to Company Merger Sub and the Company shall cause Company Merger Sub to accept such assignment and to assume such obligations.

     SECTION 5.14  Further Assurances.

     (a) Subject to the terms and conditions herein provided, Company and ITGL each agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings.

     (b) Company and ITGL each shall execute and cause to be delivered to the other party such instruments and other documents, and shall take such other actions, as the other party may reasonably request (prior to, at or after the Closing Date) for the purpose of carrying out or evidencing any of the transactions contemplated hereby.

                                  ARTICLE VI.

                              CONDITIONS PRECEDENT

     SECTION 6.1  Conditions to Each Party's Obligation To Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction, or waiver by each party, on or prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. Company Stockholder Approval shall have been obtained.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

          (c) Governmental Approvals. All consents, approvals or orders of authorization of, or actions by any Governmental Entities shall have been obtained, and all registrations, declarations or filings with any Governmental Entities shall have been made, except in each case for those the failure of which to obtain or make, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or ITGL.

          (d) Required Third-Party Consents. All necessary consents, approvals or waivers from third parties to the Merger or the transactions contemplated hereby shall have been obtained, except for those the failure of which to obtain, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or ITGL.

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          (e) No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect enjoining or otherwise prohibiting the consummation of the Merger or which otherwise is reasonably likely to have a Material Adverse Effect on the Company or ITGL.

          (f) Registration Statement. The Registration Statement and/or Proxy Statement shall have become effective with respect to the shares of Company Capital Stock to be issued in the Merger in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, no stop order suspending effectiveness of the Registration Statement or Proxy Statement shall have been issued, and no action, suit, proceedings or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing or, to the Knowledge of ITGL or Company, threatened.

          (g) Blue Sky Approvals. All necessary approvals under federal and state securities or blue sky laws and other authorizations relating to the issuance of the Company Capital Stock to be issued to ITGL stockholders in connection with the Merger shall have been received.

          (h) Appraisal Rights. The holders of no more than five percent (5%) of either the Company Capital Stock or ITGL Capital Stock shall have exercised statutory appraisal rights as set forth in the DGCL in connection with the Merger.

          (i) Teledesic Merger. The Teledesic Merger shall be consummated concurrently with the Closing, provided that the Certificate of Merger, which shall be effective at 6:01 p.m. EST on the date such certificate is filed, shall be filed simultaneously with the filing of the Certificate of Merger to be filed in connection with the Teledesic Merger, which will be effective at 6:02 p.m. EST on the date that such certificate is filed.

     SECTION 6.2 Conditions to Obligations of ITGL. The obligation of ITGL to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth herein qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date). One (1) day prior to the Closing, the Company will provide to ITGL a written "bring-down" certificate ("Bring-Down Certificate") certifying the truth and accuracy of all of the Company's representations contained herein as of such date, and reflecting facts, circumstances or events that have arisen or occurred since the date of this Agreement which would cause such representations to be inaccurate as of such date.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Tax Opinion. ITGL shall have received from Davis Wright Tremaine LLP, counsel to ITGL, on the date on which the Registration Statement is declared effective by the SEC and on the Closing Date, an opinion, in each case in a form and of the substance reasonably acceptable to the Board of Directors of ITGL and dated as of such respective date that the transactions contemplated hereby will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel will be entitled to rely upon representations of officers of ITGL and the Company, including representations in substantially the same form as Exhibits A and B.

          (d) No Material Adverse Changes. There shall have not been since the date of this Agreement, any Material Adverse Change with respect to the operations, financial condition, assets, liabilities, business or prospects of the Company and its business.

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          (e) Stockholders Agreement. Each of the parties to the Stockholders
     Agreement dated April 29, 1999, as amended by and among Teledesic, Teledesic LLC, Teledesic Holdings Limited and other principal equity holders of Teledesic shall have, prior to Closing, signed the ITGL Stockholders' Agreement dated June 20, 2000 ("ITGL Stockholders Agreement") and all parties to the ITGL Stockholders Agreement shall have, immediately prior to Closing, acknowledged the application of the ITGL Stockholders Agreement to the Merger Consideration issued to such parties in accordance with Article II hereof.

     SECTION 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver by the Independent Advisory Committee of the following conditions:

          (a) Representations and Warranties. The representations and warranties of ITGL set forth herein qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date). One (1) day prior to the Closing, ITGL will provide to the Company a written Bring-Down Certificate certifying the truth and accuracy of all of ITGL's representations contained herein as of such date, and reflecting facts, circumstances or events that have arisen or occurred since the date of this Agreement which would cause such representations to be inaccurate as of such date.

          (b) Performance of Obligations of ITGL. ITGL shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) Tax Opinions. The Company shall have received from Cadwalader, Wickersham & Taft, counsel to the Independent Advisory Committee of the Board of Directors of the Company, on the date on which the Registration Statement is declared effective by the SEC and on the Closing Date, an opinion, in each case in a form and of the substance reasonably acceptable to the Board of Directors of the Company and dated as of such respective date that the transactions contemplated hereby will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel will be entitled to rely upon representations of officers of ITGL and the Company, including representations of officers of ITGL and the Company in substantially the same form as Exhibits A and B.

          (d) No Material Adverse Changes. There shall have not been since the date of this Agreement, any Material Adverse Change with respect to the operations, financial condition, assets, liabilities, business or prospects of ITGL and its business.

                                  ARTICLE VII.

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Stockholder Approval:

          (a) by mutual written consent of ITGL and the Company.

          (b) by either ITGL or the Company:

             (i) if the Merger shall not have been consummated by June 30, 2001; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

             (ii) if (A) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining ITGL and the Company from

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        consummating the Merger is entered and such judgment, injunction or order shall have become final and non-appealable;

             (iii) if the Company Stockholders' Meeting or ITGL Stockholders' Meeting is duly convened and finally adjourned without Company Stockholder Approval or ITGL Stockholder Approval being obtained, as applicable;

             (iv) if any Restraint having any of the effects set forth in
        Section 6.1(e) shall be in effect and shall have become final and nonappealable.

          (c) by ITGL, if the Company shall have misrepresented, breached or failed to perform in any material respect any of its representations, covenants or other agreements contained in this Agreement (a "Company Default"), which Company Default would give rise to the failure of a condition set forth in Section 6.2(a) or (b) at the time of such Company Default; provided that if such Company Default is curable by the Company through the exercise of commercially reasonable efforts, then ITGL may not terminate this Agreement under this Section 7.1(c) until twenty (20) days after delivery of written notice to the Company of the Company Default if such Company Default is then continuing, or prior to the end of such 20-day period if the Company fails to continuously exercise commercially reasonable efforts to cure the Company Default. Termination pursuant to this Section 7.1(c) shall be ITGL's sole remedy in the event of a material misrepresentation or breach of warranty made by the Company in this Agreement.

          (d) by the Company, if ITGL shall have misrepresented, breached or failed to perform in any material respect any of its representations, covenants or other agreements contained in this Agreement ("ITGL Default"), which ITGL Default would give rise to the failure of a condition set forth in Section 6.3(a) or (b) at the time of such ITGL Default; provided that if such ITGL Default is curable by ITGL through the exercise of commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(d) until twenty (20) days after delivery of written notice to ITGL of ITGL Default if such ITGL Default is then continuing, or prior to the end of such 20-day period if ITGL fails to continuously exercise commercially reasonable efforts to cure the ITGL Default. Termination pursuant to this Section 7.1(d) shall be the Company's sole remedy in the event of a material misrepresentation or breach of warranty made by ITGL in this Agreement.

     SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or ITGL as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of ITGL or the Company, other than the provisions of this Section 7.2 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful breach by a party of any of its representations, covenants or agreements set forth in this Agreement. No termination of this Agreement shall relieve any party from any liability arising from the willful breach by any party of any of its representations, covenants or agreements set forth in this Agreement.

     SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time before or after Company Stockholder Approval or ITGL Stockholder Approval; provided, however, that after any such Company Stockholder Approval or ITGL Stockholder Approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company or of ITGL without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Agreement may not be amended by the Company except with consent of the Independent Advisory Committee.

     SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) subject to the proviso of
Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement; provided that any waiver by the Company shall require the consent of the Independent Advisory Committee. Any agreement

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on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require, in the case of ITGL or the Company, action by its board of directors and in the case of the Company, the consent of the Independent Advisory Committee.

                                 ARTICLE VIII.

                               GENERAL PROVISIONS

     SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        if to ITGL, to:

        ICO-Teledesic Global Limited
        2300 Carillon Point
        Kirkland, WA 98033
        Telecopier: (425) 828-8060
        Attn: C. James Judson, Esq.

        with a copy to:

        Davis Wright Tremaine LLP
        2300 Wells Fargo Tower
        1300 SW Fifth Avenue
        Portland, Oregon 97201
        Telecopier: (503) 778-5299
        Attn: Benjamin G. Wolff, Esq.

        if to the Company, to

        New ICO Global Communications (Holdings) Limited
        2 Chalkhill Road
        London W6 8DW
        United Kingdom
        Telecopier: +44 20 8563 9415
        Attn: Gardner L. Grant, Jr., Esq.

        with a copy to:

        Cleary, Gottlieb, Steen & Hamilton
        One Liberty Plaza
        New York, NY 10006-1470
        Telecopy No.: (212) 225-3999
        Attention: William Groll

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        And

        If to the Independent Advisory Committee, to:

        Credit Suisse First Boston
        11 Madison Avenue,
        New York, NY 10010-3629
        Telecopy: 212-325-8290
        Attention: Donna Alderman

        With a copy to:

        Cadwalader, Wickersham & Taft
        100 Maiden lane
        New York, NY 10038
        Telecopy No.: (212) 504-6666
        Attention: Brian Hoffmann

     SECTION 8.3  Definitions. For purposes of this Agreement:

          (a) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

          (b) "Agreement" means this Agreement and Plan of Merger and any and all exhibits and schedules and amendments hereto.

          (c) "Antitrust Division" shall have the meaning specified in Section 5.7.

          (d) "Bring-Down Certificate" shall have the meaning specified in
     Section 6.2(a).

          (e) "Business Day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York City.

          (f) "Business Plan" shall have the meaning specified in Section 4.1.

          (g) "Capital Structure" shall have the meaning specified in Section 6.2(e).

          (h) "Certificate of Merger" shall have the meaning specified in
     Section 1.3.

          (i) "Certificates" shall have the meaning specified in Section 2.2(a).

          (j) "Closing" shall have the meaning specified in Section 1.2.

          (k) "Closing Date" shall have the meaning specified in Section 1.2.

          (l) "Code" means the Internal Revenue Code of 1986, as amended.

          (m) "Communications Act" means the Communications Act of 1934, as amended.

          (n) "Company" means New ICO Global Communications (Holdings) Limited, a Delaware corporation.

          (o) "Company Balance Sheet" shall have the meaning specified in
     Section 3.1(e).

          (p) "Company Capital Stock" shall have the meaning specified in Recital A.

          (q) "Company Class A Common Stock" shall have the meaning specified in Recital A.

          (r) "Company Class B Common Stock" shall have the meaning specified in Recital A.

          (s) "Company Consolidated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or
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     foreign law that the Company (or any Subsidiary of the Company) is or has
     ever been a member of or with which the Company files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate Return.

          (t) "Company Default" shall have the meaning specified in Section 7.1(c).

          (u) "Company Disclosure Schedule" shall have the meaning specified in
     Section 3.1.

          (v) "Company Employee Options" means the options to purchase shares of Company Class A Common Stock granted or to be granted to current or former officers, directors, employees or consultants of the Company or its Subsidiaries under the Company Stock Plans.

          (w) "Company Material Contracts" shall have the meaning specified in
     Section 3.1(i).

          (x) "Company Merger Sub" shall have the meaning specified in Section 5.13(b).

          (y) "Company Options" shall have the meaning specified in Section 2.1(c).

          (z) "Company Preferred Stock" shall have the meaning specified in Recital A.

          (aa) "Company Permits" shall have the meaning specified in Section 3.1(h).

          (bb) "Company Series A Preferred Stock" shall have the meaning specified in Recital A.

          (cc) "Company Series B Preferred Stock" shall have the meaning specified in Recital A.

          (dd) "Company Stock Plans" means the plans and arrangements providing for the grant of options or warrants for the purchase of shares of Company Capital Stock.

          (ee) "Company Stockholder Approval" shall have the meaning specified in Section 3.1(l).

          (ff) "Company Stockholders' Meeting" shall have the meaning specified in Section 3.1(r).

          (gg) "Costs" shall have the meaning specified in Section 5.4(a).

          (hh) "DGCL" means the Delaware General Corporation Law.

          (ii) "Dissenting Shares" shall have the meaning specified in Section 2.3(a).

          (jj) "Effective Time" shall have the meaning specified in Section 1.3.

          (kk) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (ll) "Exchange Ratio" shall have the meaning specified in Section 2.1(a).

          (mm) "Foreign Corrupt Practices Act" shall have the meaning specified in Section 3.1(q).

          (nn) "Foreign Official" shall have the meaning specified in Section 3.1(q).

          (oo) "FTC" shall have the meaning specified in Section 5.7.

          (pp) "Future Permits" shall have the meaning specified in Section 3.1(h).

          (qq) "GAAP" shall have the meaning specified in Section 3.1(e).

          (rr) "Governmental Entity" shall have the meaning specified in Section 3.1(d).

          (ss) "Holding Sub" shall have the meaning specified in Section
     5.13(a).

          (tt) "HSR Act" shall have the meaning specified in Section 3.1(d).

          (uu) "Independent Advisory Committee" means the Independent Advisory Committee established by the Company's Board of Directors at a meeting on May 18, 2000.

          (vv) "Indemnified Parties" shall have the meaning specified in Section 5.4(a).

          (ww) "ITGL" means ICO-Teledesic Global Limited, a Delaware corporation.

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          (xx) "ITGL Balance Sheet" shall have the meaning specified in Section
     3.2(e).

          (yy) "ITGL Capital Stock" shall have the meaning specified in Recital
     A.

          (zz) "ITGL Class A Common Stock" shall have the meaning specified
     Section 3.2(b).

          (aaa) "ITGL Class B Common Stock" shall have the meaning specified in
     Section 3.2(b).

          (bbb) "ITGL Common Stock" shall have the meaning specified in Recital
     A.

          (ccc) "ITGL Default" shall have the meaning specified in Section
     7.1(d).

          (ddd) "ITGL Disclosure Schedule" shall have the meaning specified in
     Section 3.2.

          (eee) "ITGL Employee Options" means the options to purchase shares of ITGL Capital Stock granted or to be granted to current or former officers, directors, employees or consultants of ITGL or its Subsidiaries under the ITGL Stock Plans.

          (fff) "ITGL Material Contracts" shall have the meaning specified in
     Section 3.2(j).

          (ggg) "ITGL Permits" shall have the meaning specified in Section
     3.2(h).

          (hhh) "ITGL Options" shall have the meaning specified in Section
     2.1(c).

          (iii) "ITGL Preferred Stock" shall have the meaning specified in
     Section 3.2(b).

          (jjj) "ITGL Series A Preferred Stock" shall have the meaning specified in Recital A.

          (kkk) "ITGL Series B Preferred Stock" shall have the meaning specified in Recital A.

          (lll) "ITGL Stock Plans" means the plans and arrangements providing for the grant of options and warrants for the purchase of shares of ITGL Capital Stock.

          (mmm) "ITGL Stockholder Approval" shall have the meaning specified in
     Section 3.2(s).

          (nnn) "ITGL Stockholder Meeting" shall have the meaning specified in
     Section 3.2(r).

          (ooo) "Knowledge" of any Person that is not an individual means, with respect to any specific matter, the actual knowledge of such Person's executive officers and other officers having primary responsibility for such matter, together with such knowledge as would be obtained in the conduct of their duties in the ordinary course and in the exercise of reasonable inquiry under the circumstances.

          (ppp) "Liens" shall have the meaning specified in Section 3.1(b).

          (qqq) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or ITGL, any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, materially adverse to the business, financial condition, assets, results of operations or prospects of such party and its subsidiaries taken as a whole, other than any change, effect, event, occurrence or state of facts relating to the economy in general.

          (rrr) "Merger" shall have the meaning specified in Recital A.

          (sss) "Merger Consideration" shall have the meaning specified in
     Section 2.1(a).

          (ttt) "Old ICO" shall have the meaning specified in Section 3.1(r).

          (uuu) "Person" means an individual, corporation, partnership, limited liability Company, joint venture, association, trust, unincorporated organization or other entity;

          (vvv) "Proxy Statement" shall have the meaning specified in Section 3.1(r).

          (www) "Recapitalization Event" shall have the meaning specific in
     Section 2.1(d).

          (xxx) "Registration Statement" shall have the meaning specified in
     Section 3.1(r).

          (yyy) "Restraints" shall have the meaning specified in Section 6.1(e).

          (zzz) "Returns" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

          (aaaa) "SEC" means the Securities Exchange Commission.

          (bbbb) "Securities Act" means the Securities Act of 1933, as amended.

          (cccc) A "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership, membership or partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; provided, however, that for the purposes of this Agreement, the Company shall not be considered to be a Subsidiary of ITGL.

          (dddd) "Surviving Corporation" shall have the meaning specified in
     Section 1.1.

          (eeee) "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amount.

          (ffff) "Teledesic" shall mean Teledesic Corporation, a Delaware corporation.

          (gggg) "Teledesic Balance Sheet" shall have the meaning specified in
     Section 3.2(e).

          (hhhh) "Teledesic Capital Stock" shall have the meaning specified in
     Section 3.2(c)(ii).

          (iiii) "Teledesic Class A Stock" shall have the meaning specified in
     Section 3.2(c)(ii)(A).

          (jjjj) "Teledesic Class B Stock" shall have the meaning specified in
     Section 3.2(c)(ii)(B).

          (kkkk) "Teledesic Class C Stock" shall have the meaning specified in
     Section 3.2(c)(ii)(C).

          (llll) "Teledesic Material Contracts" shall have the meaning specified in Section 3.2(j).

          (mmmm) "Teledesic Merger" shall have the meaning specified in Recital
     A.

          (nnnn) "Teledesic Merger Agreement" shall have the meaning specified in Section 5.10.

          (oooo) "Teledesic Options" shall have the meaning specified in Section 3.2(c)(iii).

          (pppp) "Teledesic Stock Plans" shall have the meaning specified in
     Section 3.2(c)(iii).

     SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent; and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

     SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement; and (b) except for the provisions of Article II and Section 5.4, are not intended to confer upon any Person other than the parties any rights or remedies.

     SECTION 8.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

       Section 8.9 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

     SECTION 8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, ITGL and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          ICO-TELEDESIC GLOBAL LIMITED

                                          By: /s/ DENNIS M. WEIBLING
                                            ------------------------------------
                                              Dennis M. Weibling, President

                                          NEW ICO GLOBAL COMMUNICATIONS
                                          (HOLDINGS) LIMITED

                                          By: /s/ W. RUSSELL DAGGATT
                                            ------------------------------------
                                              W. Russell Daggatt, Chief
                                              Executive Officer

                                                                      APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of May 12, 2000 among New Satco Holdings, Inc., a Delaware corporation ("Parent"), New Satco Holdings Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Teledesic Corporation, a Delaware corporation (the "Company"). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed in Section 8.3.

                                    RECITALS

     A. The respective Boards of Directors of Parent, Merger Sub and the Company have determined that a business combination between Parent and the Company on the terms described herein is in the best interests of their respective companies and stockholders and presents an opportunity to achieve long-term strategic and financial benefits. Accordingly, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the Company's Common Stock, consisting of Company Class A Common Stock, par value $0.001, Company Class B Common Stock, par value $0.001, and Company Class C Common Stock, par value $0.001 (collectively the "Company Common Stock") will be converted into the right to receive shares of Parent Class A Stock (as defined below).

     B. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

     C. For federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, and that this Agreement constitute a plan of reorganization.

     NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Effective Time, the Company shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

     SECTION 1.2 Closing. The closing of the Merger (the "Closing") will take place on a date and time to be specified by the parties (the "Closing Date"), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Davis Wright Tremaine, LLP, 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington, or at such other location as may be agreed to by the parties.

     SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective on such date and at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective is hereinafter referred to as the "Effective Time").

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.5  Certificate of Incorporation and Bylaws.

     (a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.6 Board of Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company or Merger Sub:

          (a) Subject to Section 2.2(d), each issued and outstanding share of Company Common Stock other than shares of Company Common Stock for which dissenters' rights are perfected or as provided in Section 2.3, shall be converted into the right to receive from Parent .825 shares (the "Exchange Ratio") of Parent Class A Common Stock. The shares of Parent Class A Common Stock so issued shall be referred to herein as the "Merger Consideration." The number of shares of Parent Class A Common Stock to be issued to each shareholder of the Company under this Section 2.1 shall be calculated by aggregating all shares of Company Common Stock held by each such shareholder, so that such number of shares of Parent Class A Common Stock to be issued shall be equal to the number of shares of Company Common Stock held by such shareholder multiplied by the Exchange Ratio, with fractional shares of Parent Class A Common Stock being rounded to the nearest whole number, with 0.5 being rounded up. No fractional shares shall be issued as part of the Merger Consideration. As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.2.

          (b) Capital Stock of Merger Sub. Following the application of Section 2.1(a), each issued and outstanding share of capital stock of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of Company Class A Common Stock.

          (c) Options and Warrants. At the Effective Time, Parent shall assume the Company Stock Plans and all stock options and warrants to purchase Company Common Stock (collectively the "Company Options") then outstanding shall be converted based on the Exchange Ratio into stock options and warrants, respectively, to purchase Parent Class A Common Stock, and the obligations of the Company with respect thereto shall be assumed by Parent in accordance with Section 5.3.

          (d) Anti-Dilution Provisions. In the event Parent or Company changes (or establishes a record date for changing) the number of shares of Parent Class A Common Stock or Company Common Stock, as applicable, issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar event ("Recapitalization Event") and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted to reflect such Recapitalization Event.

     SECTION 2.2  Exchange of Certificates.

     (a) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent and shall be in such form and have such other provisions as Parent may reasonably specify), in a form reasonably acceptable to the parties, and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing the Merger Consideration. Upon surrender of a Certificate to Parent, duly endorsed for transfer or cancellation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Parent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Class A Common Stock that such holder has the right to receive pursuant to the provisions of this Article II and certain dividends and other distributions in accordance with Section 2.2(b) and the Certificate so surrendered shall then immediately be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Class A Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate has been properly endorsed and otherwise is in proper form for transfer, and if the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Class A Common Stock to a Person other than the registered holder of such Certificate (or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable). Until surrender as contemplated by this Section 2.2(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. A lost stock certificate affidavit, together with either an insurance bond or indemnification agreement running to the benefit of Parent as determined by Parent in its sole discretion, may be submitted in lieu of a Certificate.

     (b) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Class A Common Stock represented thereby, until the holder of record of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Class A Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Class A Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Class A Common Stock.

     (c) No Further Ownership Rights in Company Stock. All shares of Parent Class A Common Stock issued upon the exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article
II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Stock previously represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

     (d) Termination. Any holders of the Certificates who have not complied with this Article II shall thereafter look only to Parent for payment of their claims for Merger Consideration and any dividends or distributions with respect to Parent Class A Common Stock.

     (e) No Liability. None of Parent, Merger Sub, or the Company shall be liable to any Person in respect of any shares of Parent Class A Common Stock, any dividends or distributions with respect thereto, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such Certificate pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration, dividends or distributions in respect of such Certificate or such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     (f) Share Transfer Books. The share transfer books of the Company shall be closed as of the close of business on the day that is two (2) days prior to the Effective Time. After the Effective Time, there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of shares of the Company Stock which were outstanding immediately prior to the Merger.

     SECTION 2.3  Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the Contrary, those shares of Company Stock in which dissenters' rights are perfected ("Dissenting Shares") shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.1, but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

     (b) Notwithstanding the provisions of Section 2.3(a) above, if any shareholder who demands appraisal rights of such shareholder's shares of Company Common Stock under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such Shareholder's shares of Company Common Stock shall automatically be converted into and represent only the right to receive Merger Consideration as provided in Section
2.1 hereof.

     (c) The Company shall give Parent prompt notice of any written demands for appraisal or payment of the fair value of any shares of the Company Common Stock, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties of the Company. Except as set forth on the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") and making reference to the particular subsection of this Agreement requiring such disclosure or to which exception is being taken, the Company represents and warrants to Parent and Merger Sub that the following statements are true and correct as of the date of this Agreement and will be true and correct on the Closing Date as if made on such date:

          (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing would have a Material Adverse Effect. The Company has delivered to Parent prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and Bylaws, as currently in effect.

          (b) Subsidiaries. Section 3.1(b) of the Company Disclosure Schedule sets forth the name, form of entity, and jurisdiction of incorporation of each of the Company's Subsidiaries as of the Effective Date. To the best of the Company's knowledge: (i) each of the Company's Subsidiaries is duly organized and validly existing in the jurisdiction of its formation, (ii) each material Subsidiary of the Company has all requisite power and authority to own or lease and operate its assets and carry on its business as presently conducted or proposed to be conducted, (iii) each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing would have a Material Adverse Effect, and (iv) all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been validly issued and are fully paid and nonassessable and, other than as shown in Section 3.1(b) of the Company Disclosure Schedule, are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for Holdings, LLC and certain foreign subsidiaries where less than 3% of the outstanding shares of such Subsidiary are not owned directly or indirectly by the Company. Except for the capital stock or other ownership interests of its Subsidiaries, the Company does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. Except for Holdings, LLC and certain foreign subsidiaries where less than 3% of the outstanding shares of such Subsidiary are not owned directly or indirectly by the Company, for each Subsidiary in which the Company does not own 100% of the capital stock or other ownership interest of the Subsidiary, the Company has the exclusive right to purchase or otherwise acquire all of the capital stock or other ownership interests of such Subsidiary held by other Persons.

          (c) Capital Structure.

          (i) The authorized capital stock of the Company consists of 1,122,165,275 shares of capital stock ("Company Stock") consisting of:

             (A) 5,000,000 shares of Company preferred stock, par value $.001, of which none are issued and outstanding;

             (B) 1,000,000,000 shares of Company Class A Common Stock, par value $.001, of which 7,427,546 shares are issued and outstanding;

             (C) 75,675,275 shares of Company Class B Common Stock, par value $.001, of which 75,675,275 shares are issued and outstanding; and

             (D) 41,490,000 shares of Company Class C Common Stock, par value $.001 of which 50,000 shares are issues and outstanding.

          (ii) The authorized capital stock of Holdings consists of US$500,000,000 consisting of:

             (A) 499,988,000 shares of Holdings Class A stock, par value US$1.00, of which 23,459,147 are issued and outstanding; and

             (B) 800 shares of Class B stock, par value US$15.00, all of which are issued and outstanding to the Company.

          (iii) The authorized and issued capital of LLC consists of 151,819,005 LLC units of which:

             (A) 23,459,947 LLC units are held by Holdings;

             (B) 100,419,058 LLC units are held by the Company; and

             (C) 27,940,000 LLC units are held by Motorola, Inc.

          (iv) As of the date of this Agreement, there were issued and outstanding: (A) warrants to purchase 1,500,000 shares of Company Class A Common Stock; (B) warrants to purchase 3,500,000 shares of Company Class C Common Stock; (C) options to purchase 10,000,000 shares of Company Class C Common Stock; and (D) Company Employee Options to purchase 14,391,160 shares of Company Class A Common Stock pursuant to the Company Stock Plans (of which options to purchase 10,545,121 shares of Company Class A Common Stock were exercisable). All outstanding shares and units of capital of the Company, Holdings and LLC have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of the Company is entitled to preemptive rights.

          (v) Except as provided above in this Section 3.1(c), as provided in the Teledesic Stockholders Agreement and for changes since the date of the Company Balance Sheet (as defined in Section 3.1(e)) resulting from the exercise of Company Options outstanding on such date (and the grant or award of Company Employee Options in the ordinary course of business and the exercise thereof), there are, and there will be on the Closing Date,
     (A) no other shares of capital stock, Company Options or other voting securities of the Company issued, reserved for issuance or outstanding except as authorized by Section 4.1(b), (B) no rights to receive shares of Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise; (C) no stock appreciation rights; (D) no securities of the Company (or any of its Subsidiaries) convertible into or exchangeable or exercisable for shares of capital stock, ownership interests, or voting securities of the Company (or its Subsidiaries); (E) no warrants, calls, option or other rights to acquire from the Company (or its Subsidiaries), and no obligation of the Company or any Subsidiary to issue, capital stock, voting securities or other ownership interests in or any securities convertible into or exchangeable for capital stock or voting securities of the Company or any Subsidiary of the Company.

          (vi) The Company has delivered to Parent a complete and correct list of the exercise price for each Company Option outstanding as of the date of this Agreement.

          (vii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote, are issued or outstanding.

          (viii) As of the date of this Agreement, there were not any outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any outstanding securities of the Company or its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting agreement with respect to the voting of its securities, those of any Subsidiary of the Company, or any securities of any other Person.

          (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of Company Stockholder Approval (as defined in Section 3.1(l)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid

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     and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under: (i) the Certificate of Incorporation or Bylaws of the Company or the comparable organizational documents of any of its Subsidiaries; (ii) any material loan or credit agreement, note, bond, mortgage, indenture, lease or other Material Contracts applicable to the Company or any of its Subsidiaries or their respective properties or assets; or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses
     (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to
     (x) have a Material Adverse Effect on the Company; (y) impair the Company's ability to perform its obligations under this Agreement; or (z) prevent or delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any court, administrative, regulatory or other governmental agency, commission, authority or instrumentality, foreign or domestic, or any non-governmental self-regulatory agency, commission or authority, foreign or domestic (each a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for
     (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any applicable filings and approvals under similar foreign antitrust laws and regulations; (2) filings with the Federal Communications Commission, Federal Trade Commission, National Aeronautics and Space Administration and International Telecommunication Union as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws and federal securities laws; and (4) such other consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate is not reasonably likely to (x) be material to the Company and its Subsidiaries; (y) impair in any material respect the Company's ability to perform its obligations hereunder; or (z) prevent or materially delay the consummation of any of the transactions contemplated hereby.

          (e) Absence of Undisclosed Liabilities. The audited financial statements of the Company as of and for the periods ended December 31, 1997 and 1998, and the unaudited financial statements of the Company as of and for the periods ended December 31, 1999 and March 31, 2000 have been delivered to Parent, and all such financial statements (i) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board with respect thereto; (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as to the absence of footnotes and except for normal and non-material year-end adjustments and other non-material adjustments permitted thereby) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). There are no liabilities or obligations of the Company or any of its Subsidiaries, of any kind whatsoever, whether

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     accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could or reasonably expected to result in such liability or obligation other than: (x) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2000 (the "Company Balance Sheet") and the notes thereto; (y) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the Company Balance Sheet; and (z) liabilities or obligations that, individually or in the aggregate, have not and would not be reasonably expected to have a Material Adverse Effect on the Company.

          (f) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement and except as disclosed in the Exhibits and Schedules included herein, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (1) any Material Adverse Change in the Company; (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock; (3) any split, combination or reclassification of any of the Company's capital stock, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock; (4) (A) any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or other employee of the Company or its Subsidiaries of any increase in compensation, bonus or other benefits other than option grants authorized by Section 4.1(b), except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements; (B) any granting by the Company or any of its Subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements; (C) any entry by the Company or any of its Subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee; or (D) any amendment to, or modification of, any Company Stock Option; (5) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the Company; (6) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by the Company materially affecting its reported financial condition or results of operation; or (7) any tax election that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of the Company or any of its Subsidiaries or any settlement or compromise of any material tax liability.

          (g) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (h) Compliance with Applicable Laws. The Company, its Subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of all Governmental Entities which are required for the operation of the businesses of the Company and its Subsidiaries, as presently conducted, including without limitation a license from the Federal Communications Commission to operate a constellation of non-geostationary space stations for the purpose of providing broadband fixed-satellite service (collectively, the "Company Permits"), except where the failure to have any such Company Permits, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable statutes,

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     laws, ordinances, rules and regulations of any Governmental Entities, including but not limited to compliance with all foreign laws relating to securities and investments, and all other similar laws, rules and regulations, except where the failure so to comply individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on the Company. Provided that the governmental approvals identified on the Company Schedule of Exceptions are obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any Company Permits that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the Company. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any Person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties, is pending or, to the Knowledge of the Company, threatened, other than, in each case, those the outcome of which individually or in the aggregate are not reasonably likely
     (i) to have a Material Adverse Effect on the Company; or (ii) to impair the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (i) Contracts. Each material contract binding against the Company has been disclosed to Parent, and neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate will not have a Material Adverse Effect on the Company. Section 3.1(i) of the Company Disclosure Schedule contains a complete list of each contract, agreement, obligation, commitment, arrangement or understanding, or any contract, agreement, obligation, commitment, arrangement or understanding between or among the Company or its Subsidiaries and any Affiliate of the Company, in either case, involving actual or potential obligations or commitments whether liquidated or contingent, of US$1,000,000 or more, that is currently in effect ("Material Contracts"). Each of the Material Contracts is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, any portion of the business of the Company and its Subsidiaries, taken as a whole, is or may be conducted. To the Company's knowledge, no party having a contractual relationship with the Company is in breach of, nor has any event or condition of default occurred, with respect to any agreement or arrangement necessary to the conduct of the Company's business as conducted and as proposed to be conducted, except for breaches, events or conditions which, individually or in the aggregate, will not have a Material Adverse Effect on the Company.

          (j) Employee Benefit Plans. Except as disclosed in the Exhibits and Schedules included herein, neither the Company nor any of its Subsidiaries has established an "employee benefit plan" as that term is defined in
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

          (k) Taxes.

          (i) The Company, each Company Consolidated Group and, to the Company's Knowledge, each of its Subsidiaries, has filed all material Returns required to be filed by it, or requests for extensions to file have been granted and have not expired. All such Returns are complete and correct in all material respects. The Company, each Company Consolidated Group and, to the Knowledge of the Company, each of its Subsidiaries, has paid or caused to be paid (or the Company has paid on its behalf) all Taxes shown as due on such Returns or on subsequent assessments with respect thereto, and no other material Taxes are payable by the Company, its Subsidiaries or any Company Consolidated Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement, except for Taxes for which an adequate reserve has been established therefor. Each of the Company,
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     each Company Consolidated Group and, to the Knowledge of the Company, its
     Subsidiaries, has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no Liens on any of the assets of the Company or, to the Company's Knowledge, its Subsidiaries with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company, any Company Consolidated Group or, to the Company's Knowledge, its Subsidiaries is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. The most recent Company financial statements reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries and each Company Consolidated Group for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) The Returns of the Company, its Subsidiaries and each Company Consolidated Group have never been audited by a government or taxing authority, nor to the Knowledge of the Company is any such audit pending. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any Company Consolidated Group or, to the Company's Knowledge, its Subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company. None of the Company, its Subsidiaries, or any Company Consolidated Group has received written notice that it has not filed a Return or paid Taxes required to be paid by it. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company, its Subsidiaries or any Company Consolidated Group. The Company, its Subsidiaries and each Company Consolidated Group have disclosed on its federal income Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

          (iii) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has Knowledge of any fact, agreement or plan that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (iv) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement; or
     (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (l) Voting Requirements. The affirmative vote or consent of the (i) holders of a majority of the voting power of all outstanding shares of the Company Common Stock, and (ii) each holder of at least 20% of the outstanding shares of Company Class B Common Stock and shares of Company Class A Common Stock into which such shares Company Class B Common Stock have been converted voting at the Company Stockholders' Meeting to adopt this Agreement (collectively, the "Company Stockholder Approval") are the only votes or approvals of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

          (m) State Takeover Statutes. The Board of Directors of the Company (including the disinterested directors thereof) has unanimously (i) declared this Agreement to be advisable as contemplated under Section 251 of the DGCL and (ii) approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement. Such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement by the Company Board of Directors under the provisions of Section 203 of the DGCL and represents all the action necessary to ensure that such Section 203 does not apply to Parent in connection with the Merger and the other transactions contemplated by this Agreement. To the

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     Knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

          (n) Brokers; Professional Fees. Except for fees owed to Lehman Brothers, which have been described to Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (o) Labor and Employment Matters. (1) There are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective employees; (2) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any Subsidiary, nor, to the Knowledge of the Company, have any activities or proceedings of any labor union or group of employees to organize any such employees; (3) neither the Company nor any Subsidiary has breached or failed to comply with any provision of any collective bargaining agreement or other labor union contract, and there are no grievances outstanding against the Company or any Subsidiary under such agreement or contract; (4) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board, and to the Knowledge of the Company, there are no current union representation questions involving the employees of the Company or any Subsidiary; (5) there currently exists no work slowdown, work stoppage or lockout, nor to the Knowledge of the Company is any such matter threatened, by or with respect to the employees of the Company or its Subsidiaries; and (6) there are no contracts or agreements of the Company which provide for or guaranty any employee of the Company a specific term of employment.

          (p) Real Property and Assets. The Company and its Subsidiaries have all necessary right, title and interest in and to all of their real and personal property, except for Liens and security interests of record, liens and security interests that do not in the aggregate exceed $1,000,000, or liens and security interests that arise in the ordinary course of business, or which do not materially impair the ownership of such property. All real property owned or leased by the Company is owned or leased free and clear of all Liens, except for Liens and security interests of record, liens and security interests that do not in the aggregate exceed $1,000,000, or liens and security interests that arise in the ordinary course of business, or which do not materially impair the ownership of such property, and no such property is subject to any governmental decree or order to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the Knowledge of the Company is any such proceeding threatened.

          (q) Foreign Corrupt Practices Act. To the best of the Company's actual knowledge, without further inquiry, neither the Company nor any of its Subsidiaries has taken any action that is a violation of the Foreign
     Corrupt Practices Act of the United States of America (15 U.S.C. Section
     78dd) and any successor legislation or statute thereto ("Foreign Corrupt Practices Act"). To the best of the Company's actual knowledge, without further inquiry, neither the Company, any its Subsidiaries, nor any of their respective officers, directors, employees, managers, shareholders, members, agents or representatives has offered, given, paid, authorized the payment of, or promised, directly or indirectly, any money, gift, promise or other thing of value to a Foreign Official (or to any other Person while knowing it will be offered, given or promised to a Foreign Official) for any unlawful or improper purpose including, by way of example but not limitation, influencing any act or decision of any such Person acting in his or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, or inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist the Company to obtain or retain business for or with, or in directing business to, any Person. For the purposes of this Agreement, a "Foreign Official" shall be any officer or employee of any Governmental Entity, a member or official of a foreign political party or a candidate for political office in a foreign country.
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          (r) Information Supplied by Company. The information to be supplied by the Company relating to the Company and its Subsidiaries to be contained in
     (a) the registration statement ("Registration Statement") to be prepared and filed with the SEC by Parent as described in Section 5.9, (b) any statement or filing required to be submitted by Parent or the Company to any state or federal regulatory agency, and (c) the proxy statement to be distributed in connection with the meeting of the Company's stockholders to vote on this Agreement and the Merger (the "Proxy Statement") (which Proxy Statement may be included as part of the Registration Statement) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (s) Fairness Opinion. The Independent Advisory Committee of the Company's board of directors has received a written opinion from its financial advisor, Lehman Brothers, dated as of the date hereof, to the effect that the consideration to be received by the Company's stockholders in connection with the Merger is fair to the Company's stockholders from a financial point of view and such opinion shall be delivered to Parent immediately following receipt of such opinion by the Company.

     SECTION 3.2  Representations and Warranties of Parent and Merger
Sub. Except as set forth on the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, Parent and Merger Sub represent and warrant to the Company that the following statements are true and correct as of the date of this Agreement and (unless some other date is specified as of which the statement is made, in which case the statement is true and correct only as of such date) will be true and correct as of the Closing Date as if made on such date:

          (a) Organization, Standing and Corporate Power. Each of Parent, Merger Sub and Parent's other Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing, where applicable, under the laws of the jurisdiction in which it is organized and has all requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, where applicable, individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on Parent. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing, where applicable, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on Parent. Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and Bylaws, in each case as amended to date.

          (b) Capital Structure.

          (i) As of the date of this Agreement, the authorized capital stock of Parent consists of:

             (A) 900,000,000 shares of Parent Class A Common Stock, par value $.0001 per share ("Parent Class A Stock"), of which no shares are issued and outstanding;

             (B) 150,000,000 shares of Parent Class B Common Stock, par value $.0001 per share ("Parent Class B Stock"), of which 39,097,739 shares are issued and outstanding and subscriptions are outstanding for an additional 10,902,261 shares of Parent Class B Stock; and

             (C) 75,000,000 shares of Parent preferred stock, par value $.0001 per share ("Parent Preferred Stock"), of which no shares were issued and outstanding.

          (ii) As of the date of this Agreement, except as provided above or in Parent's Disclosure Schedule, there are no other options, warrants, calls, rights or agreements obligating the Parent to

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     issue, deliver, sell, or cause to be issued, delivered or sold, any shares of Parent Class A Stock, Parent Class B Stock or Parent Preferred Stock or obligating Parent to grant, extend or enter into any such options, warrants, calls, rights or agreements. All outstanding shares of capital stock of Parent are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (iii) As of the date hereof, Parent is, and as of the Effective Time, will be, the record and beneficial owner of 100% of the issued and outstanding capital stock of Merger Sub.

          (c) Authority; Noncontravention. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, as applicable. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and each of the other parties hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of Parent's other subsidiaries under: (i) the Certificate of Incorporation or Bylaws of Parent or Merger Sub or the comparable organizational documents of any of Parent's other Subsidiaries;
     (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Parent or Merger Sub or any of Parent's other Subsidiaries or their respective properties or assets; or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not (x) reasonably likely to have a Material Adverse Effect on Parent; or (y) reasonably likely to impair the ability of Parent or Merger Sub to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub or any of Parent's other Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act and any applicable filings and approvals under similar foreign antitrust laws and regulations; (2) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws and federal securities laws; (3) filings with and approvals of any federal or other state regulatory agency as required under the Communications Act, or similar state act, and any rules, regulations, practices and policies promulgated thereunder; and (4) such other consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate is not reasonably likely to be material to Parent.

          (d) Operations of Parent. Parent was formed for the purpose of acquiring a controlling interest in the businesses of ICO Global Communications ("ICO") and the Company, and except as described in the Parent Disclosure Schedule, as of the date of this Agreement, has not engaged in any material business operations or entered into any material contract, agreement, obligation, commitment, arrangement or understanding. Except as set forth in Parent's Disclosure Schedule, as of the date of

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     this Agreement, each of the contracts, agreements, obligations, commitments, arrangements and understandings of the Parent is valid and in full force and effect.

          (e) Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and has, and as of the Effective Time, will have, engaged in no other business activities.

          (f) Litigation. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Parent nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          (g) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

          (h) Information Supplied by Parent. The information to be supplied by Parent relating to Parent and its Subsidiaries to be contained in (a) the Registration Statement to be prepared and filed with the SEC by Parent as described in Section 5.9, (b) any statement or filing required to be submitted by Parent or the Company to any state or federal regulatory agency, and (c) the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (i) Absence of Undisclosed Liabilities. The unaudited financial statements of the Parent as of and for the period ended April 30, 2000, have been delivered to Company, and such financial statements (i) comply as to form, as of its date, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board with respect thereto; (ii) have been prepared in accordance with GAAP (except as to the absence of footnotes and except for normal and non-material year-end adjustments and other non-material adjustments permitted thereby) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto); and (iii) fairly present in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries, if any, as of the date thereof and the consolidated results of its operations and cash flows for the period then ended (subject to normal recurring year-end audit adjustments). Except as set forth in Parent's Disclosure Schedule, there are no liabilities or obligations of the Parent or any of its Subsidiaries, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could or reasonably expect to result in such liability or obligations other than: (x) liabilities or obligation disclosed and provided for in the consolidated balance sheet of the Parent and its Subsidiaries as of April 30, 2000 (the "Parent Balance Sheet") and the notes thereto; (y) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the Parent Balance Sheet; and (z) liabilities or obligations that, individually or in the aggregate, have not and would not be reasonably expected to have a Material Adverse Effect on the Parent.

          (j) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement and except as disclosed in the Exhibits and Schedules included herein, since the date of the Parent Balance Sheet, the Parent and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (1) any Material Adverse Change in the Parent; (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property ) with respect to any of the Parent's capital stock; (3) any split, combination or reclassification of any of the Parent's capital stock, or (4) (A) any granting by the Parent or any of its Subsidiaries to any current or former director, executive officer or other employee of the Parent or its Subsidiaries of any increase in compensation, bonus or other
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     benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements; (B) any granting by the Parent or any of its Subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements; (C) any entry by the Parent or any of its Subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee; or (D) any amendment to, or modification of, any Parent Stock Plan; (5) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the Parent; (6) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by the Parent materially affecting its reported financial condition or results of operation; or (7) any tax election that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of the Parent or any of its Subsidiaries or any settlement or compromise of any material tax liability.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1  Conduct of Business by the Company. Except as set forth in
Section 4.1(a) of the Company Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to by Parent, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and the Company's written business plan as approved by the Company's Board of Directors and Parent (the "Business Plan"), and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.1(a) of the Company Disclosure Schedule, the Business Plan or as consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

          (a) other than (i) dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of the Company to its Parent and (ii) the conversion of interests in one or more Subsidiaries for shares of the Company's common stock as expressly provided for in the Teledesic Stockholders Agreement: (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms on the date hereof); provided that the Company may, subject to approval by the Compensation Committee of the Company's Board of Directors, issue options to purchase Company Common Stock under the Company Stock Plans at an exercise price equal to or greater than $8.25 per share;

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          (c) except as otherwise provided in this Agreement, amend or otherwise modify the Company's Certificate of Incorporation, Bylaws or other comparable organizational documents;

          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person, other than purchases in the ordinary course of business consistent with past practice;

          (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice;

          (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice and except for intercompany indebtedness between the Company and any of its wholly owned Subsidiaries or between such wholly owned Subsidiaries; or make any loans, advances or capital contributions to, or investments in, any other Person;

          (g) make or agree to make any new capital expenditure or expenditures;

          (h) make any tax election that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of the Company or any of its Subsidiaries or settle or compromise any material tax liability;

          (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company or incurred since the date of such financial statements, or waive the benefits of, or agree to modify in any manner, any standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

          (j) adopt or amend any Company Benefit Plan or Company Stock Plans, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, except as approved by the Compensation Committee of the Company's Board of Directors (which includes retention payments previously approved by the Compensation Committee);

          (k) take any action or fail to take any action that would cause the representations and warranties set forth in Section 3.1 no longer to be true and correct except as expressly permitted in this Section 4.1; or

          (l) authorize, or commit or agree to take, any of the foregoing actions.

     SECTION 4.2 Changes to Parent's Certificate of Incorporation. Until the Effective Time, except as consented to in writing by Company, Parent shall not amend or otherwise modify Parent's Certificate of Incorporation in any manner that increases the rights, preferences or privileges of the Parent Class B Stock relative to those of the Parent Class A Stock.

     SECTION 4.3 Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing to the extent it has Knowledge of
(i) any representation or warranty made by it (and,

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in the case of Parent, made by Merger Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect; or (ii) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; and (iii) any change or event having, or which is reasonably likely to have, a Material Adverse Effect on such party or on the truth of its respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 Stockholders' Meeting. Unless this Agreement has been terminated pursuant to Article VII, the Company shall, as soon as practicable following the earlier of the date upon which the Registration Statement and Proxy Statement become effective with the SEC, either (i) obtain the written consent of its stockholders approving this Agreement, the Merger and the other transactions contemplated hereby; or (ii) establish a record date (which shall be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold the Company Stockholders' Meeting for the purpose of obtaining Company Stockholder Approval.

     SECTION 5.2 Reasonable Efforts. Unless this Agreement has been terminated pursuant to Article VII, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, neither Parent nor any of its Affiliates shall be required to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets or lines of business of Parent, any of its Affiliates, or the Company, or the holding separate of the shares of the Company Common Stock or imposing or seeking to impose any limitation on the ability of Parent or its Subsidiaries or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of the Company.

     SECTION 5.3  Stock Options and Warrants.

     (a) As soon as practicable following the date of this Agreement, the Board of Directors of Parent shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) assume all outstanding Company Options, whether vested or unvested. Pursuant to the assumption of the Company Options, as of the Effective Time, each assumed Company Option shall be adjusted and converted into an option or warrant, respectively, to acquire, on substantially the same terms and conditions, a corresponding number of shares of Parent Class A Stock (rounded down to the nearest whole share). To determine the appropriate number of shares of Parent Class A Common

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     Stock subject to the assumed Company Options, the parties shall multiply the number of shares of Company Common Stock subject to each Company Option by the Exchange Ratio. Similarly, each assumed Company Option shall have an adjusted exercise price for the acquisition of each share of Parent Class A Stock, which price shall be calculated by dividing the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Option prior to its assumption by the Exchange Ratio, provided that such adjusted exercise price shall be rounded up to the nearest whole cent; and

          (ii) assume and make such changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

     (b) To the extent requested by Parent, the Company shall coordinate the assumption by Parent of the Company Stock Plans and Company Employee Options as contemplated by this Section 5.3.

     (c) The adjustments provided herein with respect to any Company Employee Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with
Section 424(a) of the Code.

     (d) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Stock Options appropriate notices setting forth such holders' rights or such Company Options and the agreements evidencing the grants of such Company Options and that such Company Options and agreements shall be assumed by Parent and shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by this Section 5.3 after giving effect to the Merger).

     (e) Except as otherwise contemplated by this Section 5.3 and except to the extent required under the respective terms of the Company Options, all restrictions or limitations on transfer and vesting with respect to Company Employee Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Parent as set forth above.

     SECTION 5.4  Indemnification, Exculpation and Insurance.

     (a) Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective Certificates of Incorporation or Bylaws (or comparable organizational documents) and any indemnification agreements of the Company, the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

     (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.4.

     (c) The provisions of this Section 5.4: are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives; and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

     SECTION 5.5 Fees and Expenses. Except as provided in this Section 5.5, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company shall bear and pay one-half of the filing fees for the premerger notification and report forms under the HSR Act.

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     SECTION 5.6  Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.7 HSR Act Filing. Parent and the Company each will make or cause to be made an appropriate filing of a Notification and Report form pursuant to the HSR Act, and any applicable filings under any similar foreign antitrust laws and regulations, no later than fifteen (15) Business Days after the date of this Agreement. Each such filing will request early termination of the waiting period imposed by the HSR Act. The Company and Parent each will use its best reasonable efforts to respond or cause a response to be made as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Entity in connection with antitrust matters; provided however, that nothing contained herein will be deemed to preclude either the Company or Parent from negotiating reasonably with any Governmental Entity regarding the scope and content of any such requested information and documentation. The Company and Parent will each use their respective reasonable best efforts to overcome any objections that may be raised by the FTC, the Antitrust Division or any other Governmental Entity having jurisdiction over antitrust matters. Notwithstanding the foregoing or any other provision of this Agreement, neither Parent, nor any of its Affiliates, shall be required to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets or lines of business of Parent, any of its Affiliates, or the Company, or the holding separate of the shares of the Company Common Stock or imposing or seeking to impose any limitation on the ability of Parent or its Subsidiaries or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of the Company.

     SECTION 5.8 Tax Treatment. Each of Parent and the Company shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 6.2(c) and 6.3(c), including the execution of the letters of representation referred to therein.

     SECTION 5.9  Registration Statement.

     (a) As promptly as practicable, Parent shall prepare and file with the SEC the Registration Statement with respect to the shares of Parent Class A Stock to be issued in the Merger, and Parent shall use all commercially reasonable efforts to have such Registration Statement declared effective with respect to such shares of Parent Class A Stock. A portion of the Registration Statement will also serve as the Proxy Statement with respect to the meeting of the Company stockholders in connection with the Merger. Parent and the Company will consult with and cooperate with each other in preparation of the Registration Statement. Parent and the Company will each cause the Registration Statement and the Proxy Statement, respectively, to comply as to form with the requirements of the Securities Act, the Exchange Act and other applicable federal or state securities laws. All costs and filing fees associated with the Registration Statement and the Proxy Statement, including but not limited to attorneys fees, printing and mailing costs, and registration fees, will be paid one-half by each of Parent and the Company.

     (b) The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock, and Parent shall furnish the Company with all information concerning Parent and Merger Sub, as may be required to be disclosed in the Registration Statement and the Proxy Statement, respectively. The Company shall take such other action as Parent may reasonably request in connection

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with the Registration Statement and issuance of shares of Parent Class A Stock.
Parent shall take such other action as the Company may reasonably request in connection with the Proxy Statement.

     (c) Parent shall use all commercially reasonable efforts to take any action required to be taken by an issuer under state securities or blue sky laws in connection with the issuance of the shares of Parent Class A Stock pursuant hereto.

     Section 5.10 Adoption of Severance Policy. As soon as practicable following the date of this agreement, the Board of Directors of Parent will adopt the Company's Layoff Benefit Policy as approved by the Compensation Committee of the Company's Board of Directors.

     Section 5.11 Further Assurances. The Company shall deliver, or shall cause to be delivered, in accordance with the terms of any note, indenture, credit agreement, warrant or other financing instrument or preferred stock, as promptly as possible after the date hereof but in no event less than fifteen (15) days prior to the Effective Time, any notice of the Merger or the transactions contemplated by this Agreement.

     Section 5.12 ICO Merger. Prior to the Effective Date, Parent will not enter into an agreement with the newly reorganized ICO providing for a merger of ICO with or into Parent or a Subsidiary of Parent, unless such agreement provides for a valuation of Parent of $9.50 per share or greater on a fully diluted basis; provided, however, that any such merger agreement may otherwise contain such terms as are acceptable to Parent in its sole discretion.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     Section 6.1  Conditions to Each Party's Obligation To Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction, or waiver by each party, on or prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. Company Stockholder Approval shall have been obtained.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

          (c) Governmental Approvals. All consents, approvals or orders of authorization of, or actions by any Governmental Entities shall have been obtained, and all registrations, declarations or filings with any Governmental Entities shall have been made, except in each case for those the failure of which to obtain or make, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or Parent.

          (d) Required Third-Party Consents. All necessary consents, approvals or waivers from third parties to the Merger or the transactions contemplated hereby shall have been obtained, except for those the failure of which to obtain, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or Parent.

          (e) No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect enjoining or otherwise prohibiting the consummation of the Merger or which otherwise is reasonably likely to have a Material Adverse Effect on the Company or Parent.

          (f) ICO Bankruptcy. ICO shall have emerged from bankruptcy in the Bankruptcy Court for the District of Delaware pursuant to a court and creditor-approved plan of reorganization in which Parent or its affiliate, Eagle River Investments, L.L.C. ("Eagle River"), receives a majority of the voting power in the emerged ICO.

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          (g) Registration Statement. The Registration Statement and/or Proxy
     Statement shall have become effective with respect to the shares of Parent Class A Common Stock to be issued in the Merger in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, no stop order suspending effectiveness of the Registration Statement or Proxy Statement shall have been issued, and no action, suit, proceedings or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing or, to the knowledge of Parent or Company, threatened.

          (h) Blue Sky Approvals. All necessary approvals under federal and state securities or blue sky laws and other authorizations relating to the issuance of the Parent Class A Stock to be issued to the Company stockholders in connection with the Merger shall have been received.

          (i) Stockholders Agreements. Each of the parties to the Teledesic Stockholders Agreement (a) shall have signed the Parent Stockholders Agreement (provided that the foregoing condition shall not be a condition to the Company's obligation to close the Merger, and such condition may be waived solely by Parent); (b) shall have agreed to terminate the Teledesic Stockholders Agreement and release the Company (including its officers, directors, stockholders, managers, agents and representatives) from any claims that such parties may have against the Company; and (c) shall have irrevocably waived their rights under the Teledesic Stockholders Agreement to convert shares of Company Common Stock into shares of Holdings.

          (j) No Default Under Commitment Documents. Neither Parent nor Eagle River shall have materially defaulted in their funding obligations, and such default shall remain uncured, under: (a) the Credit Agreement, between ICO, Eagle River and the other lenders thereunder and Credit Suisse First Boston Management Corporation, as Agent, dated as of November 8, 1999, as amended to the date hereof, (b) the Definitive Agreement dated as of February 4, 2000 between Eagle River and ICO (the "Definitive Agreement") and (c) the Assumption Agreement dated as of February 9, 2000 between Parent and Eagle River.

          (k) Tranche II and Exit Financing. Parent and/or Eagle River shall have funded their respective obligations under the Definitive Agreement in connection with the Reorganization Plan (as that term is defined in the Definitive Agreement).

          (l) Bring-Down Capitalization Tables. No later than three days prior to Closing, the Company shall deliver to Parent an updated version of
     Schedule 3.1(c) ("Capital Structure") to the Company Disclosure Schedule, which shall be deemed an amendment to Schedule 3.1(c) thereto, and Parent shall deliver to the Company an updated version of Schedule 3.2(b) ("Capital Structure") to the Parent Disclosure Schedule, which shall be deemed an amendment to Schedule 3.2(b) thereto.

          (m) Appraisal Rights. The holders of no more than five percent (5%) of the Company Common Stock shall have exercised statutory appraisal rights as set forth in the DGCL in connection with the Merger.

          (n) Motorola Contracts and Waivers. The following agreements with Motorola shall have been terminated: (i) the Rights Agreement, dated July 15, 1998, between the Company, Holdings, and Motorola, (ii) the Exclusivity Agreement, dated as of July 15, 1998, among Motorola, the Company, LLC, Holdings and Eagle River, as amended and restated on June 30, 1999, and
     (iii) the Exchange Agreement, dated July 15, 1998, among the Company, LLC, Motorola and Motorola International Development Corporation, as amended and restated. In addition, Motorola shall have waived its special rights with respect to the allocation of items of income and loss in the Amended and Restated Limited Liability Company Agreement of LLC.

          (o) Assignment of Licenses. Motorola, and its applicable subsidiaries and affiliates, shall have assigned to the Company, without further consideration or condition, but subject to FCC approval, the Millennium License, the Celestri LEO application, the Celestri GEO application, and the M-Star application, as such terms are defined in the Combination Agreement dated July 15, 1998, between the Company, LLC and Motorola.
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     SECTION 6.2  Conditions to Obligations of Parent and Merger Sub. The
obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth herein qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) Tax Opinion. Parent shall have received an opinion of Davis Wright Tremaine LLP in form and substance reasonably satisfactory to Parent dated the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code, and (ii) each of Parent, the Company, and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel will be entitled to rely upon representations of officers of Parent and the Company, including representations in substantially the same form as Exhibits A and B.

          (d) Purchase of Holdings Shares. Each of the stockholders of Holdings, other than the Company, shall have effective as of the Closing, sold all of their interests in Holdings to Parent.

          (e) Conversion of LLC Interests. Motorola shall have converted all of its non-voting interest in LLC into Class C shares of the Company pursuant to the terms of the Exchange Agreement dated July 15, 1998 by and between the Company, LLC and Motorola.

          (f) No Material Adverse Changes. There shall have not been since the date of this Agreement, any Material Adverse Change with respect to the operations, financial condition, assets, liabilities, business or prospects of the Company and its business.

     SECTION 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) Tax Opinions. The Company shall have received an opinion of Jones, Day, Reavis & Pogue in form and substance reasonably satisfactory to the Company dated the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization described in
     Section 368(a) of the Code, and (ii) each of Parent, the Company, and Merger Sub will be a party to the reorganization within the meaning of
     Section 368(b) of the Code. In rendering such opinion, such counsel will be entitled to rely upon representations of officers of the Company and Parent, including representations of officers of the Company and Parent in substantially the same form as Exhibits A and B.

          (d) No Material Adverse Changes. There shall have not been since the date of this Agreement, any Material Adverse Change with respect to the operations, financial condition, assets, liabilities, business or prospects of the Parent and its business.

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          (e) Capitalization of Parent and its Subsidiaries. The aggregate amount of equity capital ("Capital") raised by Parent from its inception, plus the sum of all Capital raised by New ICO pursuant to the Exit Financing (as that term is defined in the Definitive Agreement) from any source other than Parent and/or Eagle River, plus all Capital raised in any subsequent New ICO financings, shall be not less than US$1,000,000,000. The value of any shares of Holdings that may be acquired by Parent shall be zero for purposes of determining the amount of Capital raised by Parent. The value of any investment made by the Company in Parent shall also not be included in the amount of Capital raised by Parent and/or New ICO. The average price per share paid for shares of Parent capital stock sold by Parent between the date of this Agreement and the Closing shall be not less than US$9.50 per share, adjusted for stock splits, reverse stock splits, recapitalizations and other similar events (excluding all shares sold in connection with the exercise of options and warrants outstanding as of the date of this Agreement, and those which may be granted pursuant to Parent Stock Plans). The average price per share paid for shares of New ICO sold subsequent to the closing of the Exit Financing shall be not less than $19.85 per share, adjusted for stock splits, reverse stock splits, recapitalizations and other similar events (excluding shares that may be granted pursuant to stock option plans and all shares to be issued pursuant to the Plan of Reorganization). The average price per share will be based upon the cash price paid, plus the fair market value of any consideration other than cash as determined at the time of contribution of such consideration.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Stockholder
Approval:

          (a) by mutual written consent of Parent, Merger Sub and the Company.

          (b) by either Parent or the Company:

             (i) if the Merger shall not have been consummated by March 31, 2001; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

             (ii) if (A) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining Parent and the Company from consummating the Merger is entered and such judgment, injunction or order shall have become final and non-appealable;

             (iii) if, a Company Stockholders' Meeting is duly convened and finally adjourned without Company Stockholder Approval being obtained;

             (iv) if any Restraint having any of the effects set forth in
        Section 6.1(e) shall be in effect and shall have become final and nonappealable.

          (c) by Parent, if the Company shall have misrepresented, breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (a "Company Default"), which Company Default would give rise to the failure of a condition set forth in Section 6.2(a) or (b) at the time of such Company Default; provided that if such Company Default is curable by the Company through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(c) until twenty (20) days after delivery of written notice to the Company of the Company Default if such Company Default is then continuing, or prior to the end of such 20-day period if the Company fails to continuously exercise commercially reasonable efforts to cure the Company Default.

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          (d) by the Company, if (i) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement ("Parent Default"), which Parent Default would give rise to the failure of a condition set forth in Section 6.3(a) or (b) at the time of such Parent Default; provided that if such Parent Default is curable by Parent through the exercise of commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(d) until twenty (20) days after delivery of written notice to Parent of the Parent Default if such Parent Default is then continuing, or prior to the end of such 20-day period if Parent fails to continuously exercise commercially reasonable efforts to cure the Parent Default or (ii) the Company receives a binding bona fide offer or proposal from a third party relating to an acquisition of the Company or the purchase of all or substantially all of the assets of the Company and the board of directors of the Company or the Independent Advisory Committee of the board of directors determines in good faith based on the advice of outside counsel that failure to so terminate would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law.

     SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than the provisions of this Section 7.2 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement. No termination of this Agreement shall relieve any party from any liability arising from the breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time before or after Company Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company or of Parent without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is
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confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       if to Parent or Merger Sub, to:

       New Satco Holdings, Inc.
       2300 Carillon Point
       Kirkland, WA 98033

       Telecopier: (425) 828-8060
       Attn: C. James Judson, Esq.

       With a copy to:

       Davis Wright Tremaine LLP
       2300 Wells Fargo Tower
       1300 SW Fifth Avenue
       Portland, Oregon 97201

       Telecopier: (503) 778-5299
       Attn: Benjamin G. Wolff, Esq.

       And

       if to the Company, to

       Teledesic Corporation
       1445 120th Avenue N.E.
       Bellevue, WA 98005

       Telecopy No.: (425) 602-6470
       Attention: Dennis James, Esq.

       with a copy to:

       Perkins Coie, LLP
       1201 Third Avenue, 40th Floor
       Seattle, WA 98101

       Telecopy No.: (206) 583-8500
       Attention: Linda Schoemaker, Esq.

     SECTION 8.3  Definitions. For purposes of this Agreement:

          (a) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

          (b) "Agreement" shall mean this Agreement and Plan of Merger and any and all exhibits and schedules and amendments hereto.

          (c) "Antitrust Division" shall have the meaning specified in Section 5.7.

          (d) "Business Day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York City.

          (e) "Certificate of Merger" shall have the meaning specified in
     Section 1.3.

          (f) "Certificates" shall have the meaning specified in Section 2.2(a).

          (g) "Closing" shall have the meaning specified in Section 1.2.

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          (h) "Closing Date" shall have the meaning specified in Section 1.2.

          (i) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (j) "Company" shall mean Teledesic Corporation, a Delaware corporation.

          (k) "Company Balance Sheet" shall have the meaning specified in
     Section 3.1(e).

          (l) "Company Common Stock" shall have the meaning specified in Recital A of this Agreement.

          (m) "Company Consolidated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law that the Company (or any Subsidiary of the Company) is or has ever been a member of with which the Company files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate Return.

          (n) "Company Default" shall have the meaning specified in Section 7.2(c).

          (o) "Company Disclosure Schedule" shall have the meaning specified in
     Section 3.1.

          (p) "Company Employee Options" means the options to purchase shares of Company Class A Common Stock granted or to be granted to current or former officers, directors, employees or consultants of the Company or its Subsidiaries under the Company Stock Plans.

          (q) "Company Options" shall have the meaning specified in Section 2.1(c).

          (r) "Company Permits" shall have the meaning specified in Section 3.1(h).

          (s) "Company Stock" shall have the meaning specified in Section
     3.1(c).

          (t) "Company Stock Plans" means the plans and arrangements providing for the grant of options or warrants for the purchase of shares of Company Stock including (i) the Restated 1994 Stock Option/Stock Issuance Plan,
     (ii) the Restated 1996 California Stock Option/Stock Issuance Plan, (iii) the 1990 Supplemental Stock Option Plan, (iv) the outstanding warrants dated December 6, 1996 for the purchase of an aggregate of 1,500,000 shares of Company Class A Common Stock, (v) the warrants dated June 30, 1999 for the purchase of an aggregate of 3,500,000 shares of Company Class C Common Stock and (vi) any new plan or arrangement adopted by the Compensation Committee of the Company's Board of Directors.

          (u) "Company Stockholder Approval" shall have the meaning specified in
     Section 3.1(l).

          (v) "DGCL" shall mean the Delaware General Corporation Law.

          (w) "Dissenting Shares" shall have the meaning specified in Section
     2.3.

          (x) "Eagle River" shall have the meaning specified in Section 6(f).

          (y) "Effective Time" shall have the meaning specified in Section 1.3.

          (z) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (aa) "Exchange Ratio" shall have the meaning specified in Section 2.1(a).

          (bb) "Foreign Corrupt Practices Act" shall have the meaning specified in Section 3.1(q).

          (cc) "Foreign Official" shall have the meaning specified in Section 3.1(q).

          (dd) "FTC" shall have the meaning specified in Section 5.7.

          (ee) "GAAP" shall have the meaning specified in Section 3.1(e).

          (ff) "Governmental Entity" shall have the meaning specified in Section 3.1(d).

          (gg) "Holdings" shall mean Teledesic Holdings Limited, a Bermuda corporation.

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          (hh) "HSR Act" shall have the meaning specified in Section 3.1(d).

          (ii) "ICO" shall have the meaning specified in Section 3.2(d).

          (jj) "Knowledge" of any Person that is not an individual means, with respect to any specific matter, the actual knowledge of such Person's executive officers and other officers having primary responsibility for such matter, together with such knowledge as would be obtained in the conduct of their duties in the ordinary course and in the exercise of reasonable inquiry under the circumstances;

          (kk) "Liens" shall have the meaning specified in Section 3.1(b).

          (ll) "LLC" shall mean Teledesic LLC, a Delaware limited liability company.

          (mm) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Parent, any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, materially adverse to the business, financial condition, assets, results of operations or prospects of such party and its subsidiaries taken as a whole, other than any change, effect, event, occurrence or state of facts relating to the economy in general.

          (nn) "Material Contracts" shall have the meaning specified in Section 3.1(i) of this Agreement.

          (oo) "Merger" shall have the meaning specified in Recital A of this Agreement.

          (pp) "Merger Consideration" shall have the meaning specified in
     Section 2.1(a).

          (qq) "Merger Sub" shall mean New Satco Holdings Merger Sub, Inc., a Delaware corporation.

          (rr) "Motorola" shall mean Motorola, Inc., a Delaware corporation.

          (ss) "NASDAQ" shall mean the Nasdaq National Market.

          (tt) "Parent" shall mean New Satco Holdings, Inc., a Delaware corporation.

          (uu) "Parent Balance Sheet" shall have the meaning specified in
     Section 3.2(i).

          (vv) "Parent Class A Stock" shall have the meaning specified Section 3.2(b).

          (ww) "Parent Class B Stock" shall have the meaning specified in
     Section 3.2(b).

          (xx) "Parent Default" shall have the meaning specified in Section 7.1(d).

          (yy) "Parent Disclosure Schedule" shall have the meaning specified in
     Section 3.2.

          (zz) "Parent Preferred Stock" shall have the meaning specified in
     Section 3.2(b).

          (aaa) "Parent Stock Plans" shall have the meaning specified in Section 5.3(a).

          (bbb) "Person" means an individual, corporation, partnership, limited liability Company, joint venture, association, trust, unincorporated organization or other entity;

          (ccc) "Proxy Statement" shall have the meaning specified in Section 3.1(r).

          (ddd) "Recapitalization Event" shall have the meaning specific in
     Section 2.1(d).

          (eee) "Registration Statement" shall have the meaning specified in
     Section 3.1(r).

          (fff) "Restraints" shall have the meaning specified in Section 6.1(e).

          (ggg) "Returns" means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

          (hhh) "Securities Act" shall mean the Securities Act of 1933, as amended.

          (iii) A "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership, membership or partnership interests of which is sufficient to elect at least a

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     majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

          (jjj) "Surviving Corporation" shall have the meaning specified in
     Section 1.1.

          (kkk) "Taxes" shall mean all (x) taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limitation, all income or profits taxes (including but not limited to federal and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums, and other taxes or charges (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group; and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (x) or (y).

          (lll) "Teledesic Stockholders Agreement" shall mean the Stockholders Agreement, dated April 29, 1999, as amended, by and among the Company, LLC, Holdings and their principal equity holders.

     SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent; and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

     SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement; and (b) except for the provisions of Article II, are not intended to confer upon any Person other than the parties any rights or remedies.

     SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.9 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the Personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such Personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

     SECTION 8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

New Satco Holdings, Inc.

By: /s/ WILLIAM D. HOGLAND
    -----------------------------------------------------

Name: William D. Hogland
      ----------------------------------------------------

Title: President
     ----------------------------------------------------

New Satco Holdings Merger Sub, Inc.

By: /s/ WILLIAM D. HOGLAND
    -----------------------------------------------------

Name: William D. Hogland
      ----------------------------------------------------

Title: President
     ----------------------------------------------------

Teledesic Corporation

By: /s/ DENNIS JAMES
    -----------------------------------------------------

Name: Dennis James
      ----------------------------------------------------

Title: President
     ----------------------------------------------------

                                   EXHIBIT A

                        OFFICER'S CERTIFICATE -- PARENT

                                   NEW SATCO

                             OFFICER'S CERTIFICATE

     The undersigned, New Satco Holdings, Inc., a Delaware corporation ("Parent"), in connection with the opinion as to certain tax matters to be delivered by Davis Wright Tremaine LLP pursuant to Section 6.2(c) and the opinion as to certain tax matters to be delivered by Jones, Day, Reavis & Pogue pursuant to Section 6.3(c) of the Agreement and Plan of Merger (the "Agreement")* dated as of May [ ], 2000 among Parent, New Satco Holdings Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Teledesic Corporation, a Delaware corporation ("Company"), recognizing that said law firms will rely on this Certificate in delivering said opinions, hereby certifies that the facts that relate to the Merger and related transactions, as set forth in the Agreement, including without limitation the facts set forth in the representations and warranties contained in Section 3.2 thereof, are true, correct, and complete in all material respects as of the date hereof, and the undersigned further certifies that:

     1. At the Effective Time, all issued and outstanding shares of Company Common Stock, other than shares held in the treasury of the Company, will be exchanged solely for shares of Parent Class A Common Stock.

     2. The fair market value of the Parent Class A Stock received by each Company stockholder will be approximately equal to the fair market value of the Company Common Stock surrendered in the exchange.

     3. Neither Parent nor any person related to Parent will, in connection with or in contemplation of the Merger, repurchase or redeem Parent Class A Common Stock issued to shareholders of Company, and neither Parent nor any of its related parties has acquired or will acquire, in connection with or contemplation of the Merger, Company Common Stock for consideration other than Parent Class A Common Stock. Parent will not, in connection with or in contemplation of the Merger, cause an extraordinary distribution (i.e. a distribution other than a regular normal dividend consistent with historic dividend practice and policy) with respect to Parent's Common Stock to occur and Parent is not aware of any distribution with respect to Company Common Stock that has occurred or is intended. Parent also has not participated, and in connection with and in contemplation of the Merger, will not participate, in a redemption or acquisition of Company Common Stock made by Company or a person related to Company. For purposes of this representation, any reference to or Company includes a reference to any successor or predecessor of such corporation, except that Company is not treated as a predecessor of Parent and Parent is not treated as a successor of Company. A corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 (without regard to the exceptions in Section 1504(b)) or they are related as described in Section 304(a)(2)(disregarding Regulation sec. 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition. Each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner's interest in the partnership.

     4. Assuming that immediately prior to the Effective Time Company holds at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets then, following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of Company's net assets and at least 70 percent of the fair market value of Company's gross assets and at

---------------

     * Terms used but not defined herein have the meaning ascribed to them in the Agreement. Except as otherwise indicated, all "Section" references contained herein are to the Code.

least 90 percent of the fair market value of Merger Sub's net assets and at least 70 percent of the fair market value of Merger Sub's gross assets held immediately prior to the Merger. For purposes of this representation: (a) amounts, if any, paid by Company to dissenters, amounts paid by Company to stockholders who receive cash or other property, amounts used by Company to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Company will be included as assets of Company immediately prior to the Merger; (b) amounts, if any, paid by Merger Sub to dissenters, and amounts used by Merger Sub to pay reorganization expenses will be included as assets of Merger Sub immediately prior to the Merger unless such amounts have been transferred by Parent to Merger Sub to be used for such purposes; and (c) shares of Parent Class A Common Stock issued in the Merger will not be so included.

     5. Prior to the Merger, Parent will be in control of Merger Sub within the meaning of Section 368(c) and Merger Sub will have outstanding no option, warrant, or other agreement pursuant to which any person may acquire any shares of Merger Sub stock. Parent has no plan or intention to cause Company to issue additional shares of Company stock that would result in Parent losing control of Company within the meaning of Section 368(c). For purposes of this representation and the representations in paragraph 12, "control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock of Company entitled to vote and at least 80 percent of the total number of shares of each other class of stock of Company.

     6. Parent has no plan or intention to liquidate Company; to merge Company with or into another corporation; to sell or otherwise dispose of the stock of Company except for transfers described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(k)(2); or to cause Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation described in Section 368(a)(2)(C) or Treasury Regulation
Section 1.368-2(k)(2). Parent has no plan or intention to reacquire any of its stock issued in the Merger.

     7. Following the Merger, Parent, or a member of its qualified group of corporations (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)), will continue the historic business of Company or use a significant portion of Company's historic business assets in a business in accordance with Treasury Regulation Section 1.368-1(d).

     8. No liabilities of Merger Sub will be assumed by Company in the Merger, and Merger Sub will not transfer to Company any assets subject to liabilities.

     9. Subject to Section 5.5 of the Agreement, Parent, Merger Sub, Company, and the stockholders of Company will pay their respective expenses, if any, incurred in connection with the Merger.

     10. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries) and Company (or its subsidiaries) nor will there be any such indebtedness at the Effective Time, with the exception of a loan in the principal amount of $200 million made by the Company to Parent.

     11. None of Parent or its subsidiaries own, directly or indirectly, nor has Parent or any of its subsidiaries owned during the past five years, directly or indirectly, any shares of the stock of Company.

     12. In the Merger, shares of Company Common Stock representing control of Company, as defined in Section 368(c), will be exchanged solely for voting stock of Parent. Such voting stock will be entitled to vote for directors of Parent and will be entitled to vote on all matters on which shareholders are entitled to vote under Delaware law. For purposes of this representation, shares of Company Common Stock exchanged for cash or other property originating with Parent will be treated as outstanding Company Common Stock on the date of the Merger.

     13. Neither Parent nor Merger Sub is an investment Company as defined in
Section 368(a)(2)(F)(iii) and (iv) or is under the jurisdiction of a court in a Title II or similar case within the meaning of Section 368(a)(3)(A).

     14. None of the shares of Parent Class A Common Stock received by any stockholder-employees of the Company will be separate consideration for, or allocable to, any employment agreement, and the compensation paid to any such stockholder-employees will be for services actually rendered or to be rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     15. Parent Class A Common Stock will be the sole consideration furnished to the holders of Company Common Stock in the Merger.

     16. Parent and the Surviving Corporation will remain United States corporations.

     17. Immediately following the Merger, the fair market value of the assets of the Surviving Corporation will exceed the sum of the Surviving Corporation's liabilities, plus the amount of liabilities to which its assets are subject.

     18. Dissenters to the Merger, if any, will be paid with cash or other property provided solely by the Company and not with any cash or property provided, directly or indirectly, by Parent, any person controlled by Parent (other than Company), or any person acting pursuant to an agreement or arrangement with Parent. Neither Parent nor any person controlled by Parent, nor any person acting pursuant to an agreement or arrangement with Parent, will reimburse the Company, directly or indirectly, for any cash or property provided by the Company to any dissenters to the Merger.

     IN WITNESS WHEREOF, Parent has caused this Officer's Certificate to be
executed on its behalf on this      day of           2000 by its officer
hereunto duly authorized.

                                          NEW SATCO HOLDINGS, INC.

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                   EXHIBIT B

                        OFFICER'S CERTIFICATE -- COMPANY

                                   TELEDESIC

                             OFFICER'S CERTIFICATE

          The undersigned, Teledesic Corporation, a Delaware corporation ("Company"), in connection with the opinion as to certain tax matters to be delivered by Davis Wright Tremaine LLP pursuant to Section 6.2(c) and the opinion as to certain tax matters to be delivered by Jones, Day, Reavis & Pogue pursuant to Section 6.3(c) of the Agreement and Plan of Merger (the
     "Agreement") dated as of             , 2000 among New Satco Holdings, Inc.,
     a Delaware corporation ("Parent"), New Satco Holdings Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Company, recognizing that said law firms will rely on this Certificate in delivering said opinions, hereby certifies that the facts that relate to the Merger and related transactions, as set forth in the Agreement, including without limitation the representations and warranties contained in Section 3.1 thereof, are true, correct, and complete in all material respects as of the date hereof and the undersigned further certifies that:

          1. At the Effective Time, all issued and outstanding shares of Company Common Stock, other than shares held in the treasury of Company, will be exchanged solely for shares of Parent Class A Common Stock.

          2. The fair market value of the Parent Class A Common Stock and other consideration received by each Company stockholder will be approximately equal to the fair market value of Company Common Stock surrendered in the exchange.

          3. Neither Company nor any person related to Company has acquired or will acquire any Company stock in connection with or in contemplation of the Merger, and no extraordinary distribution (i.e., a distribution other than a regular normal dividend consistent with Company's historic dividend practice and policy) has been or will be made with respect to the Company Common Stock up to and including the Effective Time. Any reference to Company includes a reference to any successor or predecessor of such corporation, except that Company is not treated as a predecessor of Parent and Parent is not treated as a successor of Company. A corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 (without regard to the exceptions in Section 1504(b)) or they are related as described in
     Section 304(a)(2)(disregarding Treasury Regulation Section 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition. Each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner's interest in the partnership.

          4. Assuming that, immediately prior to the Merger, Merger Sub will hold at least 90 percent of the fair market value of its gross assets and at least 70 percent of the fair market value of its net assets, then immediately following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of Company's net assets and at least 70 percent of the fair market value of Company's gross assets and at least 90 percent of the fair market value of Merger Sub's net assets and at least 70 percent of the fair market value of Merger Sub's gross assets held immediately prior to the Merger. For purposes of this representation: (a) amounts, if any, paid by Company to dissenters, amounts paid by Company to stockholders who receive cash or other property, amounts used by Company to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Company will be included as assets of Company immediately

---------------

* Terms used but not defined herein have the meaning ascribed to them in the Agreement. Except as otherwise indicated, all "Section" references contained herein are to the Code.

     prior to the Merger; (b) amounts, if any, paid by Merger Sub to dissenters, and amounts used by Merger Sub to pay reorganization expenses will be included as assets of Merger Sub immediately prior to the Merger unless such amounts have been transferred by Parent to Merger Sub to be used for such purpose; and (c) shares of Parent Class A Common Stock issued in the Merger will not be so included.

          5. Company has no plan or intention to issue additional shares of its stock that would result in Parent losing control of Company within the meaning of Section 368(c). For purposes of this representation and the representations in paragraphs 8 and 9, "control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock of Company entitled to vote and at least 80 percent of the total number of shares of each other class of stock of Company.

          6. Subject to Section 5.5 of the Agreement, Parent, Merger Sub, Company, and the stockholders of Company will pay their respective expenses, if any, incurred in connection with the Merger.

          7. There is no intercorporate indebtedness existing between Parent (or its subsidiaries) and Company (or its subsidiaries), nor will there be any such indebtedness at the Effective Time, with the exception of a loan in the principal amount of $200 million made by the Company to Parent.

          8. In the Merger, shares of Company Common Stock representing control of Company, as defined in Section 368(c), will be exchanged solely for voting stock of Parent. Such voting stock will be entitled to vote for directors of Parent and will be entitled to vote on all matters in which shareholders are entitled to vote under Delaware law. For purposes of this representation, shares of Company Common Stock exchanged for cash or other property originating with Parent will be treated as outstanding Company Common Stock on the date of the Merger.

          9. At the Effective Time, Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Company that, if exercised or converted, would affect Parent's acquisition or retention of control of Company, as defined in Section 368 (c).

          10. None of the compensation received by any stockholder-employees of Company will be separate consideration for, or allocable to, any of their shares of Company Common Stock; none of the shares of Parent Class A Common Stock received by any such stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any such stockholder-employees will be for services actually rendered or to be rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          11. Parent Class A Common Stock will be the sole consideration furnished to a holder of Company Common Stock in the Merger.

          12. No liabilities of Company have been incurred by Company in anticipation of the Merger.

          13. Company is not and at the Effective Time will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of
     Section 368(a)(3)(A).

          14. Company is not and at the Effective Time will not be an investment Company as defined in Section 368(a)(2)(F)(iii) and (iv).

          15. Company has not sold, transferred, or otherwise disposed of assets in connection with or in contemplation of the Merger in a manner which would prevent Parent or other members of Parent's "qualified group" from continuing the "historic business" of Company or from using a "significant" portion of the "historic business assets" of Company in a business following the Merger (as those terms are defined or interpreted in Treasury Regulation Section 1.368-1(d)).

          16. Pursuant to the Put Agreement dated April 12, 1999, as amended ("Put Agreement"), Oger Telecom Holdings Ltd., ("Oger"), a Bermuda corporation, exercised its Holdings Put Right (as defined in the Put Agreement) on April 12, 2000. Pursuant to the exercise of its Holdings Put Right, Oger surrendered all of its shares in Holdings to Holdings in exchange for the Put Right Amount (as defined in the Put Agreement). Immediately prior thereto, Holdings surrendered 18,167,500 units in Teledesic LLC in exchange for the Put Right Amount. This transaction resulted in a dollar for dollar decrease in Holdings' investment in Teledesic LLC.

          17. Dissenters to the Merger, if any, will be paid with cash or other property provided solely by the Company and not with any cash or property provided, directly or indirectly, by Parent, any person controlled by Parent (other than Company), or any person acting pursuant to an agreement or arrangement with Parent. Neither Parent nor any person controlled by Parent, nor any person acting pursuant to an agreement or arrangement with Parent, will reimburse the Company, directly or indirectly, for any cash or property provided by the Company to any dissenters to the Merger.

     IN WITNESS WHEREOF, Company has caused this Officer's Certificate to be
executed on its behalf on this                day of             , 2000 by its
officer hereunto duly authorized.

                                          TELEDESIC CORPORATION

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                                                      APPENDIX C

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This First Amendment to Agreement and Plan of Merger (the "First Amendment") dated as of August 15, 2000, among ICO-Teledesic Global Limited (formerly New Satco Holdings, Inc.), a Delaware corporation ("Parent"), New Satco Holdings Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Teledesic Corporation, a Delaware corporation (the "Company"), serves to amend the Agreement and Plan of Merger dated as of May 12, 2000, by and among the parties hereto (the "Merger Agreement") pursuant to Section 7.3 of the Merger Agreement as follows.

                                    RECITALS

     A. The Merger Agreement provided for the acquisition of the Company by Parent through a merger of Merger Sub with and into the Company (the "Teledesic Merger"), whereby each outstanding share of Company Common Stock would be exchanged for .825 shares of Parent Class A Common Stock.

     B. Subsequent to execution of the Merger Agreement, Parent commenced negotiations to merge with New ICO Global Communications (Holdings) Limited, a Delaware corporation ("New ICO"). As a result of these negotiations, Parent intends to enter into a definitive merger agreement with New ICO pursuant to which Parent would merge with and into New ICO and Parent would cease to exist (the "New ICO Merger"). In the New ICO Merger, each share of Parent capital stock will be exchanged for .97 shares of New ICO capital stock (the "ITGL/New ICO Exchange Ratio").

     C. Parent, New ICO and the Company desire for the merger contemplated by the Merger Agreement to be consummated concurrently with, and to be effective immediately after the New ICO Merger. Accordingly, the Merger Agreement is being amended by this First Amendment to make appropriate provision for New ICO to succeed to Parent's rights and obligations under the Merger Agreement as a result of the New ICO Merger.

     D. Capitalized terms not otherwise defined herein shall have the meaning attributed to such terms in the Merger Agreement.

     Therefore, the parties agree to amend the Merger Agreement as follows:

                                   AMENDMENT

     1. Amendment of Assignment Provision. Section 8.8 of the Teledesic Merger Agreement is hereby amended to add the following sentences at the end of such
Section: "Notwithstanding the foregoing, the merger of Parent with and into New ICO Global Communications (Holdings) Limited ("New ICO") shall not be deemed to be an assignment of this Agreement to New ICO. As a result of such merger, New ICO will succeed to all of Parent's rights and obligations hereunder by operation of law."

     2. Consent to Assignment by Merger Sub. The Company consents to the assignment by Merger Sub of its rights under the Merger Agreement to a wholly owned subsidiary of New ICO that is incorporated under the laws of the state of Delaware ("New ICO Merger Sub") and to New ICO Merger Sub's assumption of Merger Sub's obligations under the Merger Agreement.

     3. Amendment of Section 3.2. Section 3.2 is hereby amended by striking the words "as of the Closing Date as if made on such date" and replacing them with "immediately prior to the Closing as if made at that time with respect to Parent, and as of the Closing Date as if made on such date with respect to Merger Sub".

     4. Merger Consideration; Exchange Ratio. The definition of "Merger Consideration" as set forth in Section 2.1(a) is hereby amended to mean shares of New ICO Class A common stock, and the Exchange

Ratio is hereby amended to reflect the New ICO Merger by multiplying the former Exchange Ratio of .825 shares by the ITGL/New ICO Exchange Ratio of .97, resulting in a new Exchange Ratio of .80025 shares.

     5. Exhibits. Exhibits A and B to the Merger Agreement are hereby deleted and replaced with Exhibits A and B attached hereto.

     6. New ICO Representations. The last sentence of each of Sections 6.2(c) and 6.3(c) are amended to include representations of officers of New ICO, including representations in substantially the same form as Exhibit C attached hereto.

     7. Concurrent Consummation of New ICO Merger Condition to Closing. Section
6.1 is hereby amended to include an additional paragraph (p) as follows:

          "(p) The New ICO Merger shall be consummated concurrently with the Closing, provided that the Certificate of Merger, which shall be effective at 6:02 p.m. EST on the date such certificate is filed, shall be filed simultaneously with the filing of the Certificate of Merger to be filed in connection with the New ICO Merger, which will be effective at 6:01 p.m. EST on the date that such certificate is filed."

     8. Effectiveness of First Amendment. This First Amendment shall be effective as of the date hereof. Except as expressly provided in this First Amendment, all other terms and conditions of the Merger Agreement remain in full force and effect and are not amended or modified in any respect.

ICO-TELEDESIC GLOBAL LIMITED                   NEW SATCO HOLDINGS MERGER SUB, INC.

By: /s/ DENNIS M. WEIBLING                     By: /s/ DENNIS M. WEIBLING
-----------------------------------------          -----------------------------------------
Dennis M. Weibling, President                  Dennis M. Weibling, President

TELEDESIC CORPORATION

By: /s/ DENNIS JAMES
    -----------------------------------------
Dennis James, President

                                                                      APPENDIX D

                                                                    May 12, 2000

Board of Directors
Teledesic Corporation

Members of the Independent Committee of the Board of Directors:

     We understand that Teledesic Corporation ("Teledesic" or the "Company") and New Satco Holdings, Inc. ("New Satco"), an entity formed to acquire control of ICO Global Communications Holdings ("ICO") and through and after a series of steps described below, to merge ICO into a wholly owned subsidiary of New Satco as a result of which ICO would become a wholly owned subsidiary of New Satco and the shareholders would receive New Satco shares in exchange for their ICO shares, intend to enter into an agreement to merge pursuant to which New Satco (through a wholly-owned subsidiary) would acquire all outstanding shares of common stock of Teledesic and Teledesic Holdings Limited ("Holdings") through a stock-for-stock exchange (the "Proposed Transaction"). In the Proposed Transaction each share of Teledesic and Holdings common stock will be exchanged for 0.825 shares of New Satco class A common stock (the "Exchange Ratio"). In addition, (i) each share of Holdings common stock that is held by Abu Dhabi Investment Authority, Priestly Limited and Satellite Holdings Limited (collectively, the "Preferred A Stockholders") will be exchanged for one share of New Satco Series A 5% cumulative convertible preferred stock with a liquidation value of $20.00 (the "Series A Preferred") and convertible into
0.825 shares of New Satco class A common stock, and (ii) each share of Holdings common stock held by Kingdom 5-KR-77 (the "Preferred B Stockholder") will be exchanged for one share of New Satco Series B 5% cumulative convertible preferred stock with a liquidation value of $13.50 (the "Series B Preferred") and convertible into 0.825 shares of New Satco class A common stock. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of May 12, 2000 (the "Agreement") by and among New Satco and the Company.

     We have been requested by the Independent Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the stockholders of Teledesic and Holdings (collectively, the "Stockholders") of the Exchange Ratio to be received by such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In evaluating the Proposed Transaction, we have assumed the satisfaction of all conditions precedent to the consummation of the Proposed Transaction as set forth in the Agreement, including (i) the successful restructuring (including the exit from Chapter 11 bankruptcy proceedings) of ICO (the "ICO Restructuring"), (ii) the successful funding by New Satco of all its obligations in connection with the ICO Restructuring (the "New Satco Private Placement") including satisfaction of the financing conditions to closing as set forth in the Agreement, which require an aggregate amount of equity raised by Satco from its inception of at least $1.0 billion as calculated according to paragraph 6.3(e) of the Agreement, and (iii) any subsequent merger of New Satco and ICO (the "New Satco Transaction") is based on a per share valuation of New Satco of $9.50 or higher.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement,
(2) unaudited financial statements of Teledesic dated February 29, 2000 including a Consolidated Balance Sheet, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Loss, and Consolidated Statements of Changes in Stockholders' Equity (Deficit), (3) financial and operating information with respect to the business, operations and prospects of Teledesic including financial projections prepared by the Teledesic management and furnished to us by the Company, (4) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant in a variety of related industries and sectors, (5) the materials dated March 24, 2000 prepared by New ICO's

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financial advisor, Wasserstein Perella, in connection with New ICO's Exit
Financing, (6) the materials dated March 2000 provided to us by Teledesic and prepared by New Satco's financial advisor, Merrill Lynch, in connection with the New Satco Private Placement, (7) the key terms and conditions of the New Satco Transaction, (8) the pro forma cash and debt balances of New Satco following the New ICO Exit Financing, the New Satco Private Placement and the New Satco Transaction, (9) the potential pro forma financial statements of New Satco once it effects the Proposed Transaction,(10) financial and operating information with respect to the business, operations and prospects of New Satco including financial projections furnished to us by the Company, and (11) a comparison of the trading history of other companies that we deemed relevant in a variety of related industries and sectors. In addition, we have had discussions with the management of the Company, New ICO, and New Satco concerning their respective businesses, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to all financial forecasts furnished to us by Teledesic including those of New Satco, upon advice of the Company we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company and New Satco as to the future financial performance of the Company and New Satco. Although we have had the opportunity to discuss New Satco's business with New Satco's management, our opinion is primarily based on the indications from Teledesic management (i) that it was comfortable with the financial projections for New Satco that have been provided to us and (ii) that such projections are a reasonable basis upon which to evaluate and analyze the future financial performance of New Satco and that Lehman Brothers may use such projections and base our conclusions set forth in this opinion on such projections in rendering this opinion. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or New Satco and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or New Satco. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be received by the Stockholders in the Proposed Transaction is fair to such Stockholders.

     This opinion is for the use and benefit of the Independent Committee of the Board of Directors of the Company and the Board of Directors of the Company and is rendered to the Independent Committee and the Board of Directors in connection with their consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

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                                                                 August 15, 2000

Board of Directors
Teledesic Corporation

Members of the Independent Committee of the Board of Directors:

     On May 12, 2000 we delivered to you our opinion (the "Fairness Opinion") with respect to the fairness, from a financial point of view, to the stockholders of Teledesic and Holdings of the Exchange Ratio to be received by such stockholders in the Proposed Transaction (as such terms, and all other capitalized terms used but not otherwise defined herein, are defined in the Fairness Opinion). The terms and conditions of the Proposed Transaction were set forth in the Agreement and Plan of Merger dated as of May 12, 2000 (the "Teledesic Merger Agreement") by and among Teledesic, ICO-Teledesic Global Limited (formerly New Satco Holdings, Inc.) ("ITGL"), and a subsidiary of ITGL.

     The Teledesic Merger Agreement and our analysis conducted for purposes of rendering the Fairness Opinion contemplated that ITGL also intended to acquire control of New ICO. We understand that ITGL and New ICO have entered into an Agreement and Plan of Merger providing for the merger of ITGL into New ICO (the "ITGL/New ICO Merger"). In the ITGL/New ICO Merger, each share of ITGL capital stock will be exchanged for .97 shares of New ICO capital stock (the "ITGL/New ICO Exchange Ratio"). As a result of such merger, New ICO will succeed to ITGL's rights and obligations under the Teledesic Merger Agreement.

     Teledesic and ITGL intend, pursuant to the First Amendment to Agreement and Plan of Merger dated as of the date of this letter (the "First Amendment"), to amend the Teledesic Merger Agreement to reflect the pending ITGL/New ICO Merger. Among other matters, the First Amendment provides that the merger consideration to be received by the Teledesic stockholders will be shares of New ICO Class A common stock rather than ITGL Class A common stock and that the Exchange Ratio applicable to shares of Teledesic common stock will be adjusted by multiplying the former Exchange Ratio of .825 shares by the ITGL/New ICO Merger exchange ratio of .97, resulting in a new Exchange Ratio of .80025 shares, but the same post-transactions pro forma ownership interest of Teledesic and Holdings stockholders as would have resulted under the original structure had the ITGL/New ICO Merger taken place following the Teledesic/ITGL merger.

     Based upon and subject to the foregoing, we hereby confirm that New ICO's succession to ITGL's rights and obligations under the Merger Agreement and the adjustment to the Exchange Ratio, all as contemplated by the First Amendment, does not adversely affect our opinion rendered on May 12, 2000 that the Exchange Ratio is fair to the stockholders of Teledesic and Holdings from a financial point of view.

     Other than as stated herein, we have not updated our prior analysis or conducted any further analysis. This opinion is for the use and benefit of the Independent Committee of the Board of Directors of the Company and the Board of Directors of the Company and is rendered to the Independent Committee and the Board of Directors in connection with consideration of the proposed amendment to the Teledesic Merger Agreement. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Teledesic/New ICO Merger.

                                          Very truly yours,

                                          LEHMAN BROTHERS

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                                                                      APPENDIX E

                                                                  August 9, 2000

SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF
NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
Broadband Center
1445 120th Avenue NE
Bellevue, WA 98005

To the Members of the Special Committee of the Board of Directors:

     We understand that New ICO Global Communications (Holdings) Limited, a Delaware corporation (the "Company"), intends to enter into an Agreement and Plan of Merger (the "Merger Agreement") with ICO-Teledesic Global Limited, a Delaware corporation ("ITGL"), pursuant to which, subject to the terms and conditions set forth therein, ITGL will merge with and into the Company (the "Transaction"). The Merger Agreement provides, among other things, that the shareholders of ITGL will receive in exchange for each share of each class of capital stock of ITGL, 0.97 shares of the same class of the Company's capital stock with equivalent rights and preferences as the respective class of ITGL stock exchanged (the "Exchange Ratio"). We understand also that the proposed Transaction will be consummated simultaneously with the closing of the merger of Teledesic Corporation with a wholly owned subsidiary of the Company (the "Teledesic Merger" and together with the Transaction, the "Combination") pursuant to an Agreement and Plan of Merger dated as of May 12, 2000 (the 'Teledesic Merger Agreement'). All capitalized terms not otherwise defined herein shall have the same meaning as defined in the Merger Agreement.

     You have asked us to render our opinion as to whether the Exchange Ratio, as of the date hereof, is fair, from a financial point of view, to the Company.

     Jefferies & Company, Inc. ("Jefferies"), as part of its investment banking business, is regularly engaged in the evaluation of capital structures and the valuations of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

     We are not expressing any opinion as to the Exchange Ratio at any time (including at the time of the Transaction), other than the date hereof. Such ratios may be impacted by, among other things, prevailing interest rates, conditions in the financial markets, arbitrage activity, changes in circumstances with respect to the parties to the Merger Agreement or the Teledesic Merger Agreement and other factors that generally influence the Exchange Ratio.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, Jefferies did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

     In conducting our analysis and arriving at the opinion expressed herein, we have reviewed a draft of the Merger Agreement, dated August [ ], 2000 as well as the Teledesic Merger Agreement (including any schedules and exhibits thereto which were provided by the Company, Teledesic or ITGL) and certain financial and other information that was publicly available or furnished to us by the Company, Teledesic or ITGL, including the financial terms of the Transaction, certain internal financial analyses, projections, budgets, reports and other information prepared by Teledesic's, ITGL's or the Company's management. We have also held discussions with various members of senior management of the Company, Teledesic and ITGL concerning their respective historical and current operations, financial condition and prospects, as well as the strategic and operating benefits anticipated from the Combination. We have also reviewed the draft of the Descriptive Memorandum, dated July 27, 2000 provided by Merrill Lynch in connection

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with a proposed offering of between 23.9 and 47.8 million shares of ITGL's Class
A Common Stock at $10.45 per share ($250 million to $500 million in the aggregate), as well as other information and analyses provided by Merrill Lynch as ITGL's financial advisor. In addition, we have compared certain financial information for the Company, Teledesic and ITGL with similar information for companies that we considered relevant, and reviewed, to the extent publicly available, the financial terms of certain other business combinations that we considered relevant and conducted such other reviews, analyses and inquiries and considered such other financial, economic and market criteria as we considered appropriate in rendering this opinion.

     In the course of our review and analysis and in rendering this opinion, we have relied upon, but have not independently investigated or verified, the accuracy, completeness or fairness of the financial and other information that was provided to us by the Company, Teledesic or ITGL, or that was publicly available to us (including, without limitation, the financial projections, operating assumptions and other information regarding the expected future performance of the Company, Teledesic and ITGL). With respect to the financial projections provided to or obtained and examined by us, we note that projecting future results of any company is inherently subject to vast uncertainty. Although Jefferies considered other items in the formation of its opinion, changes to the financial projections could affect the opinion rendered herein. We have been advised by the managements of the Company, Teledesic and ITGL however, and we have assumed with your permission, that the projections and underlying projected operating assumptions, including with respect to the development and the viability of the respective technologies, were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of the Company, Teledesic and ITGL as to the future performance of the Company, Teledesic and ITGL, and the strategic implications and operational benefits of the Combination. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects.

     We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We did not make any independent evaluation or appraisal of the assets or liabilities of the Company, Teledesic or ITGL, nor have we been furnished with any such appraisals. Our opinion is based on information made available to us, and economic, monetary, political, regulatory, market and other conditions existing and which can be evaluated, as of the date of this opinion; however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed herein. We undertake no obligation to update this opinion to reflect any developments occurring after the date hereof. We have made no independent investigation of any legal matters affecting the Company, Teledesic or ITGL, and we have assumed the correctness of all legal and accounting advice given to such parties and their respective boards of directors, including (without limitation) advice as to the accounting and tax consequences of the Transaction to the Company and its stockholders.

     In rendering this opinion we have also assumed, with your permission, that:
(i) the terms and provisions contained in the Merger Agreement, or in the Teledesic Merger Agreement (including any schedules and exhibits thereto) will not differ from those contained in the drafts of those documents we have heretofore reviewed with respect to any matter material to our opinion expressed herein; (ii) the conditions to the consummation of the Transaction set forth in the Merger Agreement, will be satisfied without any waivers or material expense;
(iii) the Company's 2-for-1 stock split, approved by the Company's Board of Directors, has been effected; and (iv) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Merger Agreement or the Teledesic Merger Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company, Teledesic or ITGL is a party.

     Moreover, in rendering the opinion set forth below we note that the consummation of the Transaction is conditioned upon the approval of the Company's shareholders, and we are not recommending that the Company, its Board of Directors, the Special Committee of the Board of Directors, any of its security holders or any other person should take any specific action or vote in any specific manner in connection with the Transaction. Our opinion does not constitute a recommendation of the Transaction over any

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alternative transactions that may be available to the Company, and does not address the Company's underlying business decision to effect the Transaction.

     In connection with its engagement, Jefferies will receive a fee from the Company upon the delivery of this opinion.

     It is understood and agreed that this opinion is provided for the use of the Special Committee of the Board of Directors of the Company as one element in the Committee's consideration of the Transaction, and may not be used for any other purpose, or otherwise referred to, relied upon or circulated, without our prior written consent. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion of which we become aware after the date hereof. This opinion may be reproduced in full in any proxy statement mailed to the Company's shareholders in connection with their approval of the Transaction but may not otherwise be disclosed in any manner without our prior written approval.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and upon such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the Company, from a financial point of view.

                                          Sincerely,

                                          JEFFERIES & COMPANY, INC.

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                                                                      APPENDIX F

                        DELAWARE GENERAL CORPORATION LAW

     Section 262 Appraisal Rights. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to subsection (g) of Section 251), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
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

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the

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     record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next proceeding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall by borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
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     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                       F-4
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                                                                      APPENDIX G

                    CERTIFICATE OF DESIGNATION, PREFERENCES
                   AND RELATIVE, PARTICIPATING, OPTIONAL AND
                            OTHER SPECIAL RIGHTS OF
         SERIES A 5% CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                      AND

         SERIES B 5% CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                      AND

              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
                            ------------------------

                   PURSUANT TO SECTION 151(g) OF THE DELAWARE
                            GENERAL CORPORATION LAW
                            ------------------------

                                 August 7, 2000
                            ------------------------

     ICO-Teledesic Global Limited (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law (the "DGCL"), its Board of Directors, by unanimous written consent, dated July 25, 2000 adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

     WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation, to fix by resolution or resolutions the designation of preferred stock and the voting powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the DGCL; and

     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority, to authorize and fix the terms of the preferred stock to be designated the Series A 5% Cumulative Convertible Redeemable Preferred Stock and the Series B 5% Cumulative Redeemable Convertible Preferred Stock and the number of shares constituting each such series of preferred stock;

     NOW, THEREFORE, IT IS RESOLVED, that there is hereby authorized the Series A 5% Cumulative Convertible Redeemable Preferred Stock and Series B 5% Cumulative Convertible Redeemable Preferred Stock on the terms and with the provisions herein set forth:

     (a) Designation.

          (i) Series A Preferred Stock. There is hereby created out of the authorized and unissued class of preferred stock of the Corporation a series of preferred stock, which consists of 12,000,000 shares, designated as the Series A 5% Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") and the stated value shall be $20.00 per share (the "Series A Share Value"); provided, however, the Board of Directors may decrease (but not increase) the number of shares in such series subsequent to the date of original issuance of shares in such series, but not below the number of shares of such series then outstanding.

          (ii) Series B Preferred Stock. There is hereby created out of the authorized and unissued class of preferred stock of the Corporation a series of preferred stock, which consists of 20,000,000 shares, designated as the Series B 5% Cumulative Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") and the stated value shall be $13.50 per share (the "Series B Share Value");

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

     provided, however, the Board of Directors may decrease (but not increase) the number of shares in such series subsequent to the date of original issuance of shares in such series, but not below the number of shares of such series then outstanding.

     (b) Ranking.

          (i) Except with respect to Preferential Dividends (as defined in paragraph (c) below), shares of Series A Preferred Stock and Series B Preferred Stock shall share ratably on an as-converted basis with each other and with shares of Class A Common Stock, $.0001 par value per share, and Class B Common Stock, $.0001 par value per share (collectively the "Common Stock" and together with the preferred stock, the "Capital Stock"), with respect to distributions of assets of the Corporation upon liquidation, winding-up and dissolution of the Corporation or otherwise.

          (ii) Unless otherwise expressly provided in any amendment to or restatement of the Corporation's Restated Certificate of Incorporation or this Certificate of Designation or in any subsequent Certificate of Designation, the Series A Preferred Stock and the Series B Preferred Stock shall rank on parity with each other and on an as converted basis with each other class or series of Capital Stock of the Corporation hereafter created with respect to distributions of assets of the Corporation upon liquidation, winding-up and dissolution of the Corporation or otherwise.

     (c) Dividends.

          (i) Beginning on the date of issuance of the Series A Preferred Stock and Series B Preferred Stock, as applicable, the holders of such shares of Series A Preferred Stock and Series B Preferred Stock then outstanding shall be entitled to receive, and the Corporation shall pay, preferential dividends annually on each share of Series A Preferred Stock and Series B Preferred Stock, in preference to any dividend paid to the holders of the Corporation's common stock (the "Preferential Dividend").

          (ii) The Preferential Dividend shall be (x) equal to 5% per annum of the Series A Share Value or the Series B Share Value, as applicable (pro-rated for any partial year in the event of conversion or redemption as described below), (y) cumulative, whether or not earned or declared, and
     (z) payable to the holders of the shares of Series A Preferred Stock by issuing additional fully paid and nonassessable shares of Series A Preferred Stock and to the holders of Series B Preferred Stock by issuing additional fully paid and nonassessable shares of Series B Preferred Stock. No interest shall be payable in respect to any dividends that may be in arrears. Dividends shall cease to accumulate in respect to the Series A Preferred Stock and the Series B Preferred Stock as of the date of their redemption or conversion.

          (iii) To the extent the Corporation is precluded under applicable provisions of the DGCL from paying the Preferential Dividend in any year, the Preferential Dividend shall cumulate until such time as the Corporation may pay the Preferential Dividend under the DGCL.

          (iv) For purposes of this paragraph (c), the Series A Preferred Stock to be paid as the Preferential Dividend shall be valued at the Series A Share Value and the Series B Preferred Stock to be paid as the Preferential Dividend shall be valued at the Series B Share Value.

          (v) Once the Preferential Dividend, if any, is paid, holders of Series A Preferred Stock and Series B Preferred Stock shall not participate in any dividends paid to the holders of Common Stock or any other class or series of the Corporation's Capital Stock.

          (vi) To the extent the Corporation is authorized under the DGCL to pay only a portion of the Preferential Dividend in any year, the available Preferential Dividend shall be paid pro-rata among the holders of the Series A Preferred Stock and Series B Preferred Stock.

     (d) Liquidation.

          (i) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of affairs of the Corporation, the holders of Series A Preferred Stock and Series B Preferred Stock then outstanding shall share ratably, on an as converted basis, with the holders of the Corporation's Common Stock in any distribution out of the assets of the Corporation available for distribution to its shareholders.

          (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation.

     (e) Conversion.

          (i) Voluntary Conversion. At any time and from time to time prior to July 31, 2002 (the "Initial Conversion Date") each holder of Series A Preferred Stock and each holder of Series B Preferred Stock may convert all, but not less than all, of that holder's Series A Preferred Stock or Series B Preferred Stock, as the case may be, into shares of the Corporation's Class A Common Stock at the rate of .825 shares of the Corporation's Class A Common Stock for each share of Series A Preferred Stock or Series B Preferred Stock, as applicable (the "Voluntary Conversion Ratio").

          (ii) Conversion at Election of the Corporation. At any time and from time to time on and after the Initial Conversion Date, at the election of the Corporation all, but not less than all, of the Series A Preferred Stock and Series B Preferred Stock shall be converted into shares of the Corporation's Class A Common Stock at the rate equal to, in the case of Series A Preferred Stock, the Series A Share Value and in the case of Series B Preferred Stock, the Series B Share Value, in both cases divided by the average trading price for the Corporation's Class A Common Stock (the "Current Value") for the twenty (20) trading days preceding the date of notice of conversion (the "Series A Conversion Ratio" and "Series B Conversion Ratio" respectively). If no average trading price exists for the Corporation's Class A Common Stock, the last price at which the Corporation sold its Class A Common Stock in an arm's length, third party transaction in which the gross proceeds to the Corporation were US$25,000,000 or more shall be the Current Value.

          (iii) Conversion upon Redemption Notice. Upon the delivery by the Corporation of the Redemption Notice (as defined below) pursuant to paragraph (f) below and for a period of thirty (30) days thereafter, each holder of the Series A Preferred Stock or Series B Preferred Stock may convert all, but not less than all, of such holder's Series A Preferred Stock or Series B Preferred Stock that are subject to the Redemption Notice into shares of the Corporation's Class A Common Stock pursuant to the terms of paragraph (e)(ii) above as if the Corporation had elected to convert such shares pursuant to paragraph (e)(ii).

          (iv) Automatic Conversion. Subject to the prior conversion in accordance with subparagraphs (i), (ii) and (iii) above and the prior redemption in accordance with paragraph (f) below, on August 1, 2005, all shares of Series A Preferred Stock and Series B Preferred Stock then outstanding shall be automatically converted into shares of the Corporation's Class A Common Stock at the Series A Conversion Ratio in the case of Series A Preferred Stock and the Series B Conversion Ratio in the case of Series B Preferred Stock.

          (v) Mechanics of Conversion. In connection with any conversion of Series A Preferred Stock or Series B Preferred Stock ("Converted Shares") pursuant to this Section (e), all accrued but unpaid Preferential Dividends on such Converted Shares shall be converted into shares of Class A Common Stock in accordance with the provisions of this Section (e) that govern the conversion of the Converted Shares. Before any holder of Series A Preferred Stock or Series B Preferred Stock shall be entitled to convert the same into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued; provided, however, in the event of the Conversion at the Election of the Corporation pursuant to subparagraph (ii) above or the Automatic Conversion pursuant to subparagraph (iv) above, the outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall be converted automatically without any further action by the Holders thereof and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent and provided further the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates representing the respective shares of Series A Preferred Stock and Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided above or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares to be converted, or, in the case of Conversion at the election of the Corporation on the date set forth in the conversion notice from the Corporation as provided in paragraph (h)(i) below or in the case of an Automatic Conversion on August 1, 2005, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.

          (vi) Adjustment of Conversion Price.

             (A) If the Corporation should at any time or from time to time after the effective date hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Class A Common Stock or the determination of holders of Class A Common Stock entitled to receive a dividend or other distribution payable in additional shares of Class A Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Class A Common Stock (hereinafter referred to as "Class A Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Class A Common Stock or the Class A Common Stock Equivalents (including the additional shares of Class A Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Voluntary Conversion Ratio, Series A Conversion Ratio, and Series B Conversion Ratio shall be appropriately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of Series A Preferred Stock or Series B Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Class A Common Stock outstanding and those issuable with respect to such Class A Common Stock Equivalents, but only if, in the case of the Series A Conversion Ratio and the Series B Conversion Ratio, the Current Value has not been adjusted at the time of conversion to give full proportional effect to such dividend, distribution, split or subdivision (for example, if a 2 to 1 stock split has occurred, only if the Current Value has not adjusted at such time to one-half of the Current Value that existed on the date that was immediately prior to the record date for the 2 to 1 stock split, assuming no other variation in the Current Value).

             (B) If the number of shares of Class A Common Stock outstanding at any time after the effective date hereof is decreased by a combination of the outstanding shares of Class A Common Stock or reverse stock split, then, following the record date of such combination or reverse stock split, the Voluntary Conversion Ratio, Series A Conversion Ratio and Series B Conversion Ratio shall be appropriately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares, but only if, in the case of the Series A Conversion Ratio and the Series B Conversion Ratio, the Current Value has not been adjusted at the time of conversion to give full proportional effect to such combination or reverse stock split.

          (vii) Distribution of Class A Common Stock. If the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, or assets (excluding cash dividends) then, in each such case for the purpose of this paragraph (e)(vii), the holders of Series A Preferred Stock and Series B Preferred Stock, respectively, shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class A Common Stock of the Corporation into which their shares of Series A Preferred Stock and Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Class A Common Stock of the Corporation entitled to receive such distribution.

          (viii) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Class A Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this paragraph (e)), provision shall be made so that the holders of the Series A Preferred Stock and Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock and Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Class A Common Stock deliverable upon conversion would have been entitled on such recapitalization, provided that in the case of the Series A Conversion Ratio and the Series B Conversion Ratio, Current Value has been adjusted as of the time of conversion to give full proportional effect to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (e) with respect to the rights of the holders of the Series A Preferred Stock and Series B Preferred Stock after the recapitalization to the end that the provisions of this paragraph (e) (including adjustment of the Series A Share Value and Series B Share Value then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock and Series B Preferred Stock ) shall be applicable after that event and be as nearly equivalent as practicable.

     (f) Redemption.

          (i) Subject to the prior exercise of a holder's voluntary conversion rights and further subject to the exercise of a holder's conversion rights upon delivery of a Redemption Notice (as defined below) described in paragraphs (e)(i) and (iii) above, anytime on or after the Initial Conversion Date, the Corporation may redeem all but not less than all of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock for cash at a price per share equal to the greater of (x) the average trading price for the Corporation's Class A Common Stock for the twenty
     (20) trading days preceding the date of notice of the redemption, or (y) the Series A Share Value in the case of the redemption of Series A Preferred Stock and the Series B Share Value in the case of the redemption of the Series B Preferred Stock, plus, in both cases, all accrued but unpaid dividends (the "Redemption Price"). For purposes of clause (x) above, if no average trading price exists for the Corporation's Class A Common Stock, the last price at which the Corporation sold its Class A Common Stock in an arm's length, third party sale of US$25,000,000 or more shall be used to calculate the respective Redemption Price.

          (ii) Procedures for Redemption.

             (A) At least (30) days and not more than sixty (60) days prior to the date fixed for any redemption (the "Redemption Date") of the Series A Preferred Stock and Series B Preferred Stock pursuant to paragraph
        (f)(i) hereof, written notice (each, a "Redemption Notice") shall be given by first class mail, postage prepaid, to each holder of record on the record date fixed for such redemption of the Series A Preferred Stock and Series B Preferred Stock at such holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any Series A Preferred Stock and Series B Preferred Stock to be redeemed except as to the

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        holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective. The Redemption Notice shall state:

                (1) The Redemption Date;

                (2) That the holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the Series A Preferred Stock and Series B Preferred Stock to be redeemed;

                (3) That the holder may exercise the conversion rights set forth in paragraph (e)(iii) above; and

                (4) That dividends on the Series A Preferred Stock and Series B Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

             (B) Each holder of Series A Preferred Stock and Series B Preferred Stock not electing to exercise the conversion rights set forth in paragraph (e) (iii) above shall surrender the certificate or certificates representing shares of Series A Preferred Stock and Series B Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the Redemption Price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

             (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, the Preferential Dividends on the Series A Preferred Stock and Series B Preferred Stock shall cease to accumulate, and all rights of the holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (ii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the holders of the shares called for redemption, then, at the close of business on the day that is the later of (x) the day on which such funds are segregated and set apart, and (y) the day following the date on which a holder's right to convert its shares pursuant to paragraph
        (e)(iii) above, if applicable, expires unexercised, the holders of the shares to be redeemed shall cease to be shareholders of the Corporation and shall be entitled only to receive the Redemption Price, without interest.

     (g) Voting. Except as otherwise expressly provided herein or by law, the holder of each share of Series A Preferred Stock and Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which Series A Preferred Stock and Series B Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of the Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock and Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

     (h) Provisions Applicable to the Holders of Series A Preferred Stock and Series B Preferred Stock.

          (i) The Corporation shall give written notice to all holders of Series A Preferred Stock and Series B Preferred Stock at least thirty (30) days prior to the date on which the Corporation closes its books or takes a record (1) with respect to any dividend or distribution upon Class A or Class B

     Common Stock or Series A or Series B Preferred Stock, (2) with respect to any pro-rata subscription offer to holders of Class A or Class B Common Stock or Series A or Series B Preferred Stock, (3) for determining rights to vote with respect to any merger, consolidation, sale of assets, liquidation, dissolution or winding-up of the Corporation that requires approval of the stockholders or (4) the conversion or redemption of the Series A Preferred Stock and Series B Preferred Stock in accordance with the provisions set forth above. Each such written notice shall be delivered personally or given by first class mail or recognized overnight courier, postage prepaid, addressed to the holders of the Series A Preferred Stock and Series B Preferred Stock at the respective address for each holder as shown on the books of the Corporation, provided, that, such notice shall not be effective until notice is actually received by such holder.

          (ii) The Corporation shall not be required to issue fractional shares of Class A Common Stock upon conversion of shares of Series A or Series B Preferred Stock. If the holder of any shares of Series A Preferred Stock or Series B Preferred Stock would be entitled, upon conversion of any shares of such preferred stock, to receive a fraction of a share, the Corporation shall pay in lieu of such fractional interest an amount in cash equal to the applicable Series A Share Value or Series B Share Value, respectively.

          (iii) The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the respective rights of the holders of Series A Preferred Stock and Series B Preferred Stock against impairment.

          (iv) Upon the occurrence of each adjustment or readjustment of the Series A Shares Value or Series B Share Value pursuant to paragraphs
     (e)(vi) or (viii) above, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock and Series B Preferred Stock, respectively, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Share Value and Series B Share Value at the time in effect, and (C) the number of shares of Class A Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series A Preferred Stock and Series B Preferred Stock.

          (v) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock and Series B Preferred Stock and all accrued but unpaid dividends thereon, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock and all accrued but unpaid dividends thereon. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred and Series B Preferred Stock and all accrued but unpaid dividends thereon, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock and Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Restated Certificate of Incorporation of the Corporation.

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          (vi) The Corporation will at no time close its transfer books against the transfer of any shares of Series A Preferred Stock or Series B Preferred Stock or of any shares Class A Common Stock issued or issuable upon conversion of any shares of Series A Preferred Stock or Series B Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock or Series B Preferred Stock, except as may otherwise be required to comply with applicable corporate or securities laws.

          (vii) The Corporation shall pay any and all issue and other taxes (excluding income or ad valorem taxes) that may be payable in respect of any issue or delivery of shares of Class A Common Stock on conversion of Series A Preferred Stock or Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

     (i) Status of Converted Stock. In the event the shares of Series A Preferred Stock and Series B Preferred Stock are converted pursuant to the provisions set forth above, the shares so converted shall be cancelled. The Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

     (j) Restrictions on Transfer. Each certificate representing a share of Series A Preferred Stock and Series B Preferred Stock and each share of Class A Common Stock issued upon conversion thereof shall contain a legend substantially to the following:

     "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or other applicable law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (i) there is an effective registration statement under the Act or applicable securities laws covering any such transaction involving said securities, (ii) this corporation receives an opinion of legal counsel for the holder of these securities satisfactory to this corporation stating that such transaction is exempt from registration, or (iii) this corporation otherwise satisfies itself that such transaction is exempt from registration.

     IN WITNESS WHEREOF, ICO-Teledesic Global Limited has caused this Certificate of Designation to be signed by C. James Judson, its Secretary, as of the 7th day of August, 2000.

                                          ICO-TELEDESIC GLOBAL LIMITED

                                          By:
                                            ------------------------------------
                                          C. James Judson, Secretary

                                   EXHIBIT D

                    CERTIFICATE OF DESIGNATION, PREFERENCES
                   AND RELATIVE, PARTICIPATING, OPTIONAL AND
                            OTHER SPECIAL RIGHTS OF
         SERIES A 5% CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                      AND

         SERIES B 5% CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                      AND

              QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
                            ------------------------

                   PURSUANT TO SECTION 151(g) OF THE DELAWARE
                            GENERAL CORPORATION LAW
                            ------------------------

                                           , 2000
                            ------------------------

     [ICO-TELEDESIC GLOBAL LIMITED] (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law (the "DGCL"), its Board of Directors, by unanimous written consent, dated
            , 2000 adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

     WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation, to fix by resolution or resolutions the designation of preferred stock and the voting powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the DGCL; and

     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority, to authorize and fix the terms of the preferred stock to be designated the Series A 5% Cumulative Convertible Redeemable Preferred Stock and the Series B 5% Cumulative Redeemable Convertible Preferred Stock and the number of shares constituting each such series of preferred stock;

     NOW, THEREFORE, IT IS RESOLVED, that there is hereby authorized the Series A 5% Cumulative Convertible Redeemable Preferred Stock and Series B 5% Cumulative Convertible Redeemable Preferred Stock on the terms and with the provisions herein set forth:

          (a) Designation.

             (i) Series A Preferred Stock. There is hereby created out of the authorized and unissued class of preferred stock of the Corporation a series of preferred stock, which consists of 12,000,000 shares, designated as the Series A 5% Cumulative Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") and the stated value shall be $20.62 per share (the "Series A Share Value"); provided, however, the Board of Directors may decrease (but not increase) the number of shares in such series subsequent to the date of original issuance of shares in such series, but not below the number of shares of such series then outstanding.

             (ii) Series B Preferred Stock. There is hereby created out of the authorized and unissued class of preferred stock of the Corporation a series of preferred stock, which consists of 20,000,000 shares, designated as the Series B 5% Cumulative Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") and the stated value shall be $13.92 per share (the "Series B Share Value"); provided, however, the Board of Directors may decrease (but not increase) the number of shares in such series subsequent to the date of original issuance of shares in such series, but not below the number of shares of such series then outstanding.

          (b) Ranking.

             (i) Except with respect to Preferential Dividends (as defined in paragraph (c) below), shares of Series A Preferred Stock and Series B Preferred Stock shall share ratably on an as-converted basis with each other and with shares of Class A Common Stock, $.0001 par value per share, and Class B Common Stock, $.0001 par value per share (collectively the "Common Stock" and together with the preferred stock, the "Capital Stock"), with respect to distributions of assets of the Corporation upon liquidation, winding-up and dissolution of the Corporation or otherwise.

             (ii) Unless otherwise expressly provided in any amendment to or restatement of the Corporation's Restated Certificate of Incorporation or this Certificate of Designation or in any subsequent Certificate of Designation, the Series A Preferred Stock and the Series B Preferred Stock shall rank on parity with each other and on an as converted basis with each other class or series of Capital Stock of the Corporation hereafter created with respect to distributions of assets of the Corporation upon liquidation, winding-up and dissolution of the Corporation or otherwise.

          (c) Dividends.

             (i) Beginning on the date of issuance of the Series A Preferred Stock and Series B Preferred Stock, as applicable, the holders of such shares of Series A Preferred Stock and Series B Preferred Stock then outstanding shall be entitled to receive, and the Corporation shall pay, preferential dividends annually on each share of Series A Preferred Stock and Series B Preferred Stock, in preference to any dividend paid to the holders of the Corporation's common stock (the "Preferential Dividend").

             (ii) The Preferential Dividend shall be (x) equal to 5% per annum of the Series A Share Value or the Series B Share Value, as applicable (pro-rated for any partial year in the event of conversion or redemption as described below), (y) cumulative, whether or not earned or declared, and (z) payable to the holders of the shares of Series A Preferred Stock by issuing additional fully paid and nonassessable shares of Series A Preferred Stock and to the holders of Series B Preferred Stock by issuing additional fully paid and nonassessable shares of Series B Preferred Stock. No interest shall be payable in respect to any dividends that may be in arrears. Dividends shall cease to accumulate in respect to the Series A Preferred Stock and the Series B Preferred Stock as of the date of their redemption or conversion.

             (iii) To the extent the Corporation is precluded under applicable provisions of the DGCL from paying the Preferential Dividend in any year, the Preferential Dividend shall cumulate until such time as the Corporation may pay the Preferential Dividend under the DGCL.

             (iv) For purposes of this paragraph (c), the Series A Preferred Stock to be paid as the Preferential Dividend shall be valued at the Series A Share Value and the Series B Preferred Stock to be paid as the Preferential Dividend shall be valued at the Series B Share Value.

             (v) Once the Preferential Dividend, if any, is paid, holders of Series A Preferred Stock and Series B Preferred Stock shall not participate in any dividends paid to the holders of Common Stock or any other class or series of the Corporation's Capital Stock.

             (vi) To the extent the Corporation is authorized under the DGCL to pay only a portion of the Preferential Dividend in any year, the available Preferential Dividend shall be paid pro-rata among the holders of the Series A Preferred Stock and Series B Preferred Stock.

          (d) Liquidation.

             (i) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of affairs of the Corporation, the holders of Series A Preferred Stock and Series B Preferred Stock then outstanding shall share ratably, on an as converted basis, with the holders of the Corporation's Common Stock in any distribution out of the assets of the Corporation available for distribution to its shareholders.

             (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation.

          (e) Conversion.

             (i) Voluntary Conversion. At any time and from time to time prior to July 31, 2002 (the "Initial Conversion Date") each holder of Series A Preferred Stock and each holder of Series B Preferred Stock may convert all, but not less than all, of that holder's Series A Preferred Stock or Series B Preferred Stock, as the case may be, into shares of the Corporation's Class A Common Stock at the rate of .825 shares of the Corporation's Class A Common Stock for each share of Series A Preferred Stock or Series B Preferred Stock, as applicable (the "Voluntary Conversion Ratio").

             (ii) Conversion at Election of the Corporation. At any time and from time to time on and after the Initial Conversion Date, at the election of the Corporation all, but not less than all, of the Series A Preferred Stock and Series B Preferred Stock shall be converted into shares of the Corporation's Class A Common Stock at the rate equal to, in the case of Series A Preferred Stock, the Series A Share Value and in the case of Series B Preferred Stock, the Series B Share Value, in both cases divided by the average trading price for the Corporation's Class A Common Stock (the "Current Value") for the twenty (20) trading days preceding the date of notice of conversion (the "Series A Conversion Ratio" and "Series B Conversion Ratio" respectively). If no average trading price exists for the Corporation's Class A Common Stock, the last price at which the Corporation sold its Class A Common Stock in an arm's length, third party transaction in which the gross proceeds to the Corporation were US$25,000,000 or more shall be the Current Value.

             (iii) Conversion upon Redemption Notice. Upon the delivery by the Corporation of the Redemption Notice (as defined below) pursuant to paragraph (f) below and for a period of thirty (30) days thereafter, each holder of the Series A Preferred Stock or Series B Preferred Stock may convert all, but not less than all, of such holder's Series A Preferred Stock or Series B Preferred Stock that are subject to the Redemption Notice into shares of the Corporation's Class A Common Stock pursuant to the terms of paragraph (e)(ii) above as if the Corporation had elected to convert such shares pursuant to paragraph (e)(ii).

             (iv) Automatic Conversion. Subject to the prior conversion in accordance with subparagraphs (i), (ii) and (iii) above and the prior redemption in accordance with paragraph (f) below, on August 1, 2005, all shares of Series A Preferred Stock and Series B Preferred Stock then outstanding shall be automatically converted into shares of the Corporation's Class A Common Stock at the Series A Conversion Ratio in the case of Series A Preferred Stock and the Series B Conversion Ratio in the case of Series B Preferred Stock.

             (v) Mechanics of Conversion. In connection with any conversion of Series A Preferred Stock or Series B Preferred Stock ("Converted Shares") pursuant to this Section (e), all accrued but unpaid Preferential Dividends on such Converted Shares shall be converted into shares of Class A Common Stock in accordance with the provisions of this Section (e) that govern the conversion of the Converted Shares. Before any holder of Series A Preferred Stock or Series B Preferred Stock shall be entitled to convert the same into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued; provided, however, in the event of the Conversion at the Election of the Corporation pursuant to subparagraph (ii) above or the Automatic Conversion pursuant to subparagraph (iv) above, the outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall be converted automatically without any further action by the Holders thereof and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent and provided further the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates representing the respective shares of Series A Preferred Stock and Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided above or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares to be converted, or, in the case of Conversion at the election of the Corporation on the date set forth in the conversion notice from the Corporation as provided in paragraph (h)(i) below or in the case of an Automatic Conversion on August 1, 2005, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.

             (vi) Adjustment of Conversion Price.

                (A) If the Corporation should at any time or from time to time after the effective date hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Class A Common Stock or the determination of holders of Class A Common Stock entitled to receive a dividend or other distribution payable in additional shares of Class A Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Class A Common Stock (hereinafter referred to as "Class A Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Class A Common Stock or the Class A Common Stock Equivalents (including the additional shares of Class A Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Voluntary Conversion Ratio, Series A Conversion Ratio, and Series B Conversion Ratio shall be appropriately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of Series A Preferred Stock or Series B Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Class A Common Stock outstanding and those issuable with respect to such Class A Common Stock Equivalents, but only if, in the case of the Series A Conversion Ratio and the Series B Conversion Ratio, the Current Value has not been adjusted at the time of conversion to give full proportional effect to such dividend, distribution, split or subdivision (for example, if a 2 to 1 stock split has occurred, only if the Current Value has not adjusted at such time to one-half of the Current Value that existed on the date that was immediately prior to the record date for the 2 to 1 stock split, assuming no other variation in the Current Value).

                (B) If the number of shares of Class A Common Stock outstanding at any time after the effective date hereof is decreased by a combination of the outstanding shares of Class A Common Stock or reverse stock split, then, following the record date of such combination or reverse stock split, the Voluntary Conversion Ratio, Series A Conversion Ratio and Series B

           Conversion Ratio shall be appropriately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares, but only if, in the case of the Series A Conversion Ratio and the Series B Conversion Ratio, the Current Value has not been adjusted at the time of conversion to give full proportional effect to such combination or reverse stock split.

             (vii) Distribution of Class A Common Stock. If the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, or assets (excluding cash dividends) then, in each such case for the purpose of this paragraph (e)(vii), the holders of Series A Preferred Stock and Series B Preferred Stock, respectively, shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class A Common Stock of the Corporation into which their shares of Series A Preferred Stock and Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Class A Common Stock of the Corporation entitled to receive such distribution.

             (viii) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Class A Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this paragraph (e)), provision shall be made so that the holders of the Series A Preferred Stock and Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock and Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Class A Common Stock deliverable upon conversion would have been entitled on such recapitalization, provided that in the case of the Series A Conversion Ratio and the Series B Conversion Ratio, Current Value has been adjusted as of the time of conversion to give full proportional effect to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (e) with respect to the rights of the holders of the Series A Preferred Stock and Series B Preferred Stock after the recapitalization to the end that the provisions of this paragraph (e) (including adjustment of the Series A Share Value and Series B Share Value then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock and Series B Preferred Stock ) shall be applicable after that event and be as nearly equivalent as practicable.

          (f) Redemption.

             (i) Subject to the prior exercise of a holder's voluntary conversion rights and further subject to the exercise of a holder's conversion rights upon delivery of a Redemption Notice (as defined below) described in paragraphs (e)(i) and (iii) above, anytime on or after the Initial Conversion Date, the Corporation may redeem all but not less than all of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock for cash at a price per share equal to the greater of (x) the average trading price for the Corporation's Class A Common Stock for the twenty (20) trading days preceding the date of notice of the redemption, or (y) the Series A Share Value in the case of the redemption of Series A Preferred Stock and the Series B Share Value in the case of the redemption of the Series B Preferred Stock, plus, in both cases, all accrued but unpaid dividends (the "Redemption Price"). For purposes of clause (x) above, if no average trading price exists for the Corporation's Class A Common Stock, the last price at which the Corporation sold its Class A Common Stock in an arm's length, third party sale of US$25,000,000 or more shall be used to calculate the respective Redemption Price.

             (ii) Procedures for Redemption.

                (A) At least (30) days and not more than sixty (60) days prior to the date fixed for any redemption (the "Redemption Date") of the Series A Preferred Stock and Series B Preferred Stock pursuant to paragraph (f)(i) hereof, written notice (each, a "Redemption Notice") shall be given by first class mail, postage prepaid, to each holder of record on the record date fixed for such redemption of the Series A Preferred Stock and Series B Preferred Stock at such holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any Series A Preferred Stock and Series B Preferred Stock to be redeemed except as to the holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective. The Redemption Notice shall state:

                    (1) The Redemption Date;

                    (2) That the holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the Series A Preferred Stock and Series B Preferred Stock to be redeemed;

                    (3) That the holder may exercise the conversion rights set forth in paragraph (e)(iii) above; and

                    (4) That dividends on the Series A Preferred Stock and
               Series B Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

                (B) Each holder of Series A Preferred Stock and Series B Preferred Stock not electing to exercise the conversion rights set forth in paragraph (e) (iii) above shall surrender the certificate or certificates representing shares of Series A Preferred Stock and Series B Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the Redemption Price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

                (C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the Redemption Price, the Preferential Dividends on the Series A Preferred Stock and Series B Preferred Stock shall cease to accumulate, and all rights of the holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest; provided, however, that if a notice of redemption shall have been given as provided in paragraph (ii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the holders of the shares called for redemption, then, at the close of business on the day that is the later of (x) the day on which such funds are segregated and set apart, and (y) the day following the date on which a holder's right to convert its shares pursuant to paragraph (e)(iii) above, if applicable, expires unexercised, the holders of the shares to be redeemed shall cease to be shareholders of the Corporation and shall be entitled only to receive the Redemption Price, without interest.

          (g) Voting. Except as otherwise expressly provided herein or by law, the holder of each share of Series A Preferred Stock and Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which Series A Preferred Stock and Series B Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of the Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock and Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          (h) Provisions Applicable to the Holders of Series A Preferred Stock and Series B Preferred Stock.

             (i) The Corporation shall give written notice to all holders of Series A Preferred Stock and Series B Preferred Stock at least thirty
        (30) days prior to the date on which the Corporation closes its books or takes a record (1) with respect to any dividend or distribution upon Class A or Class B Common Stock or Series A or Series B Preferred Stock,
        (2) with respect to any pro-rata subscription offer to holders of Class A or Class B Common Stock or Series A or Series B Preferred Stock, (3) for determining rights to vote with respect to any merger, consolidation, sale of assets, liquidation, dissolution or winding-up of the Corporation that requires approval of the stockholders or (4) the conversion or redemption of the Series A Preferred Stock and Series B Preferred Stock in accordance with the provisions set forth above. Each such written notice shall be delivered personally or given by first class mail or recognized overnight courier, postage prepaid, addressed to the holders of the Series A Preferred Stock and Series B Preferred Stock at the respective address for each holder as shown on the books of the Corporation, provided, that, such notice shall not be effective until notice is actually received by such holder.

             (ii) The Corporation shall not be required to issue fractional shares of Class A Common Stock upon conversion of shares of Series A or Series B Preferred Stock. If the holder of any shares of Series A Preferred Stock or Series B Preferred Stock would be entitled, upon conversion of any shares of such preferred stock, to receive a fraction of a share, the Corporation shall pay in lieu of such fractional interest an amount in cash equal to the applicable Series A Share Value or Series B Share Value, respectively.

             (iii) The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the respective rights of the holders of Series A Preferred Stock and Series B Preferred Stock against impairment.

             (iv) Upon the occurrence of each adjustment or readjustment of the Series A Shares Value or Series B Share Value pursuant to paragraphs
        (e)(vi) or (viii) above, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock and Series B Preferred Stock, respectively, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Share Value and Series B Share Value at the time in effect, and (C) the number of shares of Class A Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series A Preferred Stock and Series B Preferred Stock.

             (v) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock and Series B Preferred Stock and all accrued but unpaid dividends thereon, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock and all accrued but unpaid dividends thereon. If at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred and Series B Preferred Stock and all accrued but unpaid dividends thereon, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock and Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Restated Certificate of Incorporation of the Corporation.

             (vi) The Corporation will at no time close its transfer books against the transfer of any shares of Series A Preferred Stock or Series B Preferred Stock or of any shares Class A Common Stock issued or issuable upon conversion of any shares of Series A Preferred Stock or Series B Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock or Series B Preferred Stock, except as may otherwise be required to comply with applicable corporate or securities laws.

             (vii) The Corporation shall pay any and all issue and other taxes (excluding income or ad valorem taxes) that may be payable in respect of any issue or delivery of shares of Class A Common Stock on conversion of Series A Preferred Stock or Series B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (i) Status of Converted Stock. In the event the shares of Series A Preferred Stock and Series B Preferred Stock are converted pursuant to the provisions set forth above, the shares so converted shall be cancelled. The Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

          (j) Restrictions on Transfer. Each certificate representing a share of Series A Preferred Stock and Series B Preferred Stock and each share of Class A Common Stock issued upon conversion thereof shall contain a legend substantially to the following:

        "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or other applicable law, and no interest therein may be sold, distributed, assigned, offered, pledged or otherwise transferred unless (i) there is an effective registration statement under the Act or applicable securities laws covering any such transaction involving said securities,
        (ii) this corporation receives an opinion of legal counsel for the holder of these securities satisfactory to this corporation stating that such transaction is exempt from registration, or (iii) this corporation otherwise satisfies itself that such transaction is exempt from registration.

     IN WITNESS WHEREOF, ICO-Teledesic Global Limited has caused this
Certificate of Designation to be signed by                          , its
Secretary, as of the     day of                , 2000.

                                          [ICO-TELEDESIC GLOBAL LIMITED]

                                          By:
                                            ------------------------------------
                                              ____________________, Secretary

                                                                      APPENDIX H

                                   EXHIBIT C

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

     New ICO Global Communications (Holdings) Limited, a corporation duly organized and existing under the Delaware General Corporation Law (the "DGCL"), does hereby certify:

          1. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 17, 2000.

          2. The following Restated Certification of Incorporation was duly adopted by this corporation's stockholders pursuant to the applicable provisions of Section 242 and Section 245 of the DGCL. This Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of this corporation.

                                   ARTICLE 1

                                      NAME

     The name of the corporation shall be: [ICO-Teledesic Global Limited]

                                   ARTICLE 2

                                    DURATION

     The period of its duration is perpetual.

                                   ARTICLE 3

                                    PURPOSES

     The nature of the business or purpose to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   ARTICLE 4

                                REGISTERED AGENT

     The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington 19805, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                   ARTICLE 5

                                     SHARES

     A. Classes of Stock. The corporation shall have authority to issue three classes of stock to be designated, respectively, "Class A Common Stock," "Class B Common Stock" and "Preferred Stock." The Class A Common Stock and the Class B Common Stock are collectively referred to herein as the "Common Stock." The total number of shares that the corporation is authorized to issue is 1,125,000,000 shares, of which 900 million shares shall be Class A Common Stock, 150 million shares shall be Class B Common Stock and 75 million shares shall be Preferred Stock. Each share of Common Stock and

Preferred Stock shall have a par value of one-hundredth of one cent ($.0001). Authority is hereby expressly granted to the Board of Directors (the "Board") to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions that are permitted by the DGCL in respect of any class or classes of Preferred Stock or any series of any class of Preferred Stock of the corporation.

     B. Class A Common Stock and Class B Common Stock. Except with regard to the differential voting power as described in Section B.4 of this Article 5 and the Conversion Rights described in Section B.7 of this Article 5, the Class A Common Stock and the Class B Common Stock shall have the same characteristics, rights, privileges, preferences and limitations and shall rank equally, share ratably and be identical in all respects as to all matters.

     1. Dividend Rights. The holders of shares of Common Stock shall be entitled to receive ratably without regard to class such dividends as may from time to time be declared by the Board out of funds legally available therefor. Stock dividends on any class of Common Stock shall not be paid or issued unless paid or issued on all classes of Common Stock, in which case they shall be paid or issued only in shares of that class.

     2. Distribution of Assets upon Liquidation. In the event that the corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for such parties the full amounts to which they are otherwise entitled under this Restated Certificate of Incorporation or by law, the net assets of the corporation remaining thereafter shall be divided ratably without regard to class among the holders of shares of Common Stock.

     3. Redemption. Neither the corporation nor any holder of Class A Common Stock or Class B Common Stock shall have the right to require the redemption of Class A Common Stock or Class B Common Stock, except as otherwise may be mutually agreed in writing by the corporation and one or more holders of Class A Common Stock or Class B Common Stock with respect to such holder's or holders' shares of Common Stock.

     4. Voting Rights. On all matters upon which holders of the Common Stock are entitled or permitted to vote, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in such holder's name on the transfer books of the corporation and every holder of Class B Common Stock shall be entitled to ten votes in person or by proxy for each share of Class B Common Stock standing in such holder's name on the transfer books of the corporation. Except as may be otherwise required by law, the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together as a single class, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

     5. Split, Subdivision or Combination. If the corporation shall in any manner split, subdivide or combine the outstanding shares of any class of Common Stock (or undertake any similar transaction), the outstanding shares of the other classes of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other classes of Common Stock have been split, subdivided or combined. Any decrease or increase in the number of shares of any class of Common Stock resulting from a split, subdivision, combination or consolidation of shares or other capital reclassification shall not be permitted unless parallel action is taken with respect to each other class of Common Stock, so that the number of shares of each class of Common Stock outstanding shall be impacted proportionately.

     6. Merger or Consolidation. In the event of any consolidation, merger, division, share exchange, combination, sale of all or substantially all of the corporation's assets, or other transaction in which the shares of Class B Common Stock are exchanged for or changed into other securities, cash and/or any other property, then the holders of each class of Common Stock shall be entitled to receive the same per share consideration in such transaction; provided that if all or part of the consideration so received consists of common stock of the surviving or resulting entity, the common stock so issued may differ as to voting and conversion rights to the extent, but only to the extent, that the classes of Common Stock so differ as set forth herein.

     7. Conversion. The holders of shares of Class B Common Stock shall have optional conversion rights, and be subject to automatic conversion, as follows (collectively, the "Conversion Rights"):

          (a) Optional Conversion. At any time, each share of Class B Common Stock shall be convertible at the option of the holder thereof into one fully paid and nonassessable share of Class A Common Stock.

          (b) Automatic Conversion. Shares of Class B Common Stock that are sold, assigned, pledged, encumbered or transferred on any basis, whether voluntary or involuntary (a "Transfer"), shall be automatically converted into shares of Class A Common Stock, whether or not the certificates representing such shares of Class B Common Stock have been surrendered for conversion, (i) upon such Transfer except for Transfers to a Permitted Transferee (as defined below) or (ii) following a Transfer to a Permitted Transferee, at the time, if any, that the Permitted Transferee ceases to qualify as a Permitted Transferee.

          (c) For purposes of this Section B.7, the following terms shall have the meanings set forth below:

             (i) "Affiliate" shall mean a party that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the stockholder specified. For purposes of this definition, an entity shall be deemed to be controlled by a stockholder if (and only for so long as) (x) such stockholder has the right to vote by ownership, proxy or otherwise securities constituting 5% or more of the voting power of such entity if such entity has equity securities registered and files reports under the United States Securities Exchange Act of 1934, as amended, or otherwise (if not reporting) securities constituting 50% or more of the voting power of such entity; (y) such stockholder possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; or (z) with respect to a charitable trust, foundation or nonprofit corporation, such stockholder is the sole trustee or director or has the power to appoint a majority of the trustees or directors thereof. In addition, without limiting the generality of the foregoing, Teledesic Corporation, Teledesic LLC, Teledesic Holdings Limited, NEXTLINK Communications, Inc., Nextel Communications, Inc. and ICO-Teledesic Global Limited shall each be deemed an Affiliate of Craig O. McCaw and Eagle River Investments, LLC ("Eagle River").

             (ii) "Permitted Transferee" shall mean any one of the following persons or entities:

                (a) Eagle River, Craig O. McCaw, William H. Gates III, any Affiliate of Eagle River and any person who or entity which has executed a valid irrevocable written voting proxy covering the transferred Class B Common Stock in favor of Eagle River for the period of time such person or entity owns such Class B Common Stock, which proxy contains an acknowledgment that it is coupled with an interest; or

                (b) in the event of any bona fide pledge by the holder of shares of Class B Common Stock, a financial institution or investment banking firm so long as the pledgee acknowledges in writing that the shares subject to such pledge are subject to automatic conversion as provided herein upon foreclosure or other action to take or sell such shares.

          (d) Mechanics of Conversion. In the event of optional conversion of Class B Common Stock pursuant to Section B.7(a) hereof, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or any transfer agent of such stock, and shall give written notice to the secretary of the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The corporation shall, as soon as practical thereafter, issue and deliver at such office to such holder or the nominee or nominees of such holder, certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on such date of such surrender of the shares to be converted and the person or persons entitled to receive the shares of Class A Common Stock issuable on the conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. In the event of the automatic conversion of shares of Class B Common Stock pursuant to Section B.7(b) hereof, the outstanding certificates representing the shares of Class B Common Stock so converted shall be deemed to represent, immediately upon such conversion and without further action, the appropriate number of shares of Class A Common Stock issuable upon such conversion; and, upon tender to the corporation of the original certificate(s) representing such converted shares of Class B Common Stock, the holder thereof shall be entitled to receive new certificate(s) representing the appropriate number of shares of Class A Common Stock issuable upon such conversion. Any shares of Class B Common Stock cancelled pursuant to this Section B.7 shall be restored to the status of authorized but unissued shares of Class B Common Stock.

          (e) Reservation of Class A Common Stock Issuable upon Conversion. The corporation shall at all times keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all of the outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of Class B Common Stock, in addition to such other remedies as may be available to the holders of such shares, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

     8. No Impairment. The corporation will not, (i) by amendment of this Restated Certificate of Incorporation or the corporation's Bylaws, (ii) by adopting any provision or entering into any agreement inconsistent therewith, or
(iii) through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance of shares or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out all of the provisions of this Article 5 and in taking all of such action as may be necessary or appropriate in order to protect the powers, preferences and rights, including the voting rights and any Conversion Rights of the holders of shares of Class A Common Stock and Class B Common Stock against impairment.

                                   ARTICLE 6

                              NO PREEMPTIVE RIGHTS

     Except as may be otherwise provided by the Board, no preemptive rights shall exist with respect to the shares of Common Stock or securities convertible into shares of Common Stock of this corporation.

                                   ARTICLE 7

                                     BYLAWS

     The Board shall have the power to adopt, amend or repeal the Bylaws for this corporation, subject to the power of the stockholders to amend or repeal such Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws for this corporation.

                                   ARTICLE 8

                                   DIRECTORS

     The number of directors of the corporation shall be determined in the manner specified in the Bylaws and may be increased or decreased from time to time in the manner provided therein. Elections of directors need not be by written ballot unless required by the corporation's Bylaws.

                                   ARTICLE 9

                              NO CUMULATIVE VOTING

     No cumulative voting for directors shall be permitted.

                                   ARTICLE 10

                                INDEMNIFICATION

     A. The corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any all expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided herein shall not be deemed exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in such person's official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     B. Expenses (including attorney's fees) incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the corporation) or may (in the case of any action, suit, or proceeding against an officer, trustee, employee or agent) be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the corporation as authorized in this Article 10.

     C. Neither the amendment or repeal of this Article 10, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article 10 shall eliminate or reduce the effect of this Article 10 in respect of any matters occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article 10, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

     D. If a claim under this Article 10 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct that make it permissible under the DGCL for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     E. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

                                   ARTICLE 11

                       LIMITATIONS OF DIRECTOR LIABILITY

     The personal liability of directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the DGCL, as the same may be amended and supplemented. A director of the corporation shall, to the fullest extent permitted by DGCL, as the same may be amended and supplemented, not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as expressly provided in the DGCL. Neither any amendment nor repeal of this Article 11, nor adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article 11, shall eliminate or reduce the effect of this Article 11 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 11 would occur or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE 12

                     BUSINESS COMBINATIONS AND TRANSACTIONS
                          WITH INTERESTED STOCKHOLDERS

     A. The corporation expressly elects not to be governed by Section 203(a) of Title 8 of the DGCL.

     B. In anticipation that (1) Craig O. McCaw, Eagle River and/or his or its Affiliates (as such terms are defined in this Restated Certificate of Incorporation and together with Mr. McCaw, the "McCaw Group") will remain, for some period of time, stockholders of the corporation and will have continued contractual, corporate and business relations with the corporation, and (2) the corporation may from time to time enter into contractual, corporate or business relations with one or more of its directors, or one or more corporations, partnerships, associations or other organizations in which one or more of its directors have a financial interest (collectively, "Related Entities"), the provisions Sections B through I of this Article 12 are set forth to regulate and guide such relations and the powers, rights, duties and liabilities of the corporation and its officers, directors and stockholders in connection therewith.

     C. Any contract or business relation that does not comply with procedures set forth in this Article 12 shall not by reason thereof be deemed void or voidable or be deemed to result in or constitute any breach of any fiduciary duty to, or duty of loyalty to, or failure to act in good faith or in the best interests of, the corporation, or the derivation of any improper personal benefit, but shall be governed by the remaining provisions of this Restated Certificate of Incorporation, the corporation's Bylaws, the DGCL and other applicable law.

     D. No contract, agreement, arrangement or transaction between the corporation and any member of the McCaw Group or any Related Entity, or between the corporation and one or more of the directors or officers of any member of the McCaw Group or any Related Entity, or any amendment, modification or termination thereof (a "Transaction"), shall be void or voidable solely for the reason that any member of the McCaw Group or any Related Entity, or any one or more of the directors or officers of any member of the McCaw Group or any Related Entity, are parties to the Transaction, or solely because any members of the McCaw Group or any Related Entity, or any one or more of the directors or officers of any member of the McCaw Group or any Related Entity, are present at or participate in the meeting of the Board that authorizes such Transaction, or solely because his or their votes are counted for such purpose.

     E. In each case, to the extent permitted by the DGCL and other applicable law, any member of the McCaw Group, any Related Entity and such officers and directors of any member of the McCaw Group or any Related Entity (1) shall have fully satisfied and fulfilled any fiduciary duties they may have to the corporation and its stockholders with respect to the Transaction, (2) shall not be liable to the corporation or its stockholders for any breach of any fiduciary duty they may have by reason of the entering into, performance or consummation of any such Transaction, (3) shall be deemed to have acted in good faith and in a manner such persons reasonably believed to be in or not opposed to the best interests of the corporation, to the extent such standard is applicable to such persons' conduct, and (4) shall be deemed not to have breached any duties of loyalty to the corporation or its stockholders and not to have derived an improper personal benefit therefrom, if:

          (a) the material facts as to the Transaction are disclosed or known to the Board or the committee thereof that authorizes the Transaction and the Board or such committee in good faith authorizes or approves the Transaction by the affirmative vote of a majority of the Disinterested Directors (as defined below) on the Board or such committee (provided that such committee may only so authorize or approve the Transaction if Disinterested Directors are on such committee);

          (b) the material facts as to the Transaction are disclosed or are known to the stockholders entitled to vote on the Transaction, and the Transaction is specifically approved by vote of the stockholders (other than, in connection with any Transaction between the corporation and any member of the McCaw Group, the members of the McCaw Group and, in connection with any Transaction between the corporation and any Related Entity, any Related Entity); or

          (c) the substantive terms and conditions of such Transaction are fair as to the corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof or the stockholders.

     F. Directors of the corporation who are also directors or officers of any member of the McCaw Group or any Related Entity may be counted in determining the presence of a quorum at a meeting of the Board or of a committee that authorizes or approves any such Transaction and may vote at such meeting in accordance with the provisions of this Article 12. Common Stock or Preferred Stock having voting rights which are owned by any member of the McCaw Group and any Related Entity may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such Transaction and may be voted at such meeting in accordance with the provisions of this Article 12.

     G. No member of the McCaw Group or any Related Entity shall be liable to the corporation or its stockholders for breach of any fiduciary duty it may have by reason of the fact that any member of the McCaw Group or any Related Entity takes any action or exercises any rights or gives or withholds any consent in connection with any Transaction between any member of the McCaw Group or any Related Entity and the corporation. No vote cast or other action taken by any person who is an officer, director or other representative of any member of the McCaw Group or any Related Entity, which vote is cast or action is taken by such person in his capacity as a director of the corporation, shall constitute an action of, or the exercise of a right by, or a consent of, any member of the McCaw Group or any Related Entity for the purpose of any such Transaction.

     H. Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, and in addition to any vote of the Board required by applicable law or this Restated Certificate of Incorporation, the affirmative vote of the holders of more than sixty-six and two-thirds percent (66 2/3%) of the voting power of the corporation's Common Stock then outstanding, voting together as a single class pursuant to the voting rights set forth in this Restated Certificate of Incorporation, shall be required to (1) alter, amend or repeal in a manner adverse to the interests of any member of the McCaw Group or any Related Entity (as determined in the McCaw Group's sole discretion), or (2) adopt any provision adverse to the interests of any member of the McCaw Group or any Related Entity and inconsistent with, any provision of this Article 12 (as determined in the McCaw Group's sole discretion). Neither the alteration, amendment or repeal of this Article 12 nor the adoption of any provision inconsistent with this Article 12 shall eliminate or reduce the effect of this
Article 12 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 12, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

     I. For purposes of this Article 12, "Disinterested Director" shall mean (1) in connection with any Transaction between the corporation and any member of the McCaw Group, a director of the corporation who is not and has never been an officer, employee or paid consultant of any member of the McCaw Group (other than this corporation) and (2) in connection with any Transaction between the corporation and any Related Entity, a director of the corporation who is not and has never been an officer, employee or paid consultant of such Related Entity (other than this corporation).

                                   ARTICLE 13

                                   AMENDMENTS

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereinafter prescribed by statutes, and all rights conferred upon the stockholders therein are granted subject to this reservation.

     IN WITNESS WHEREOF, the undersigned has executed this document and affirms, under the penalties of perjury, that the statements herein are true and that this instrument is the act and deed of New ICO Global Communications (Holdings)
Limited as of             , 2000.

                                          NEW ICO GLOBAL COMMUNICATIONS
                                          (HOLDINGS) LIMITED

                                          By:
                                            ------------------------------------

                                               , Secretary

                                                                      APPENDIX I

                                   EXHIBIT E

                          ICO-TELEDESIC GLOBAL LIMITED
                   A DELAWARE CORPORATION (THE "CORPORATION")

                                RESTATED BYLAWS

                                   ARTICLE I

                                  STOCKHOLDERS

     SECTION 1.1  Annual Meeting.

     An annual meeting of stockholders for the purpose of electing directors and of transacting such other business as may come before it shall be held each year within 90 to 180 days after the Corporation's fiscal year end at a date, time and place, either within or without the State of Delaware, as may be specified by the Board of Directors (the "Board").

     SECTION 1.2  Special Meetings.

     Special meetings of stockholders for any purpose or purposes may be held at any time upon call of the Chairman of the Board, the Chief Executive Officer or the President, at such time and place either within or without the State of Delaware as may be stated in the notice. Holders of not less than a majority of all the votes attributable to the issued and outstanding shares of the Corporation's stock taken together and not as separate classes may call special meetings of the stockholders for any purpose by giving notice to the Corporation as specified in Section 1.10(c).

     SECTION 1.3  Notice of Meetings.

     Written notice of duly called meetings of the stockholders, stating the place, date, and hour thereof shall be given by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, to each stockholder entitled to vote thereat at least ten days but not more than sixty days before the date of the meeting, unless a different period is prescribed by law. The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall, if any other action which could be taken at a special meeting is to be taken at such annual meeting, state the nature of such action. The notice of a special meeting shall in all instances state the purpose or purposes for which the meeting is called. Upon written request delivered to the Corporation in accordance with Section 1.10(c) hereof by the holders of shares representing not less than the number of votes specified in Section 1.2 hereof, the stockholders may request that the Corporation call a special meeting of stockholders. Within 30 days of such a request, it shall be the duty of the Secretary to give notice of a special meeting of stockholders to be held on such date and at such place and hour as the Secretary may fix, and if the Secretary shall neglect or refuse to issue such notice, the person making the request may do so and may fix the date for such meeting.

     SECTION 1.4  Quorum.

     Except as otherwise provided by law or in the Certificate of Incorporation or these Restated Bylaws, at any meeting of stockholders, the holders of shares representing a majority of all of the votes assigned under the Certificate of Incorporation to the outstanding shares of the Corporation entitled to vote at the meeting shall be present in person or represented by proxy in order to constitute a quorum for the transaction of any business; provided, however, that where a separate vote by a class or classes is required, shares representing a majority of all the votes assigned under the Certificate of Incorporation to the outstanding shares of such class or classes, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to that vote on that matter. In the absence of a quorum, a majority in voting interest of the stockholders present or the chairman of the meeting may

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adjourn the meeting from time to time in the manner provided in Section 1.5 of these Restated Bylaws until a quorum shall be present.

     SECTION 1.5  Adjournment.

     Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     SECTION 1.6  Organization.

     The Chairman of the Board, or in his or her absence, the Chief Executive Officer, the President, or a Vice President (in order of seniority), shall call to order meetings of stockholders, and shall act as chairman of such meetings. The Board or, if the Board fails to act, the stockholders, may appoint any stockholder, director, or officer of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board, the Chief Executive Officer, the President, and all Vice Presidents. The Secretary of the Corporation shall act as secretary of all meetings of stockholders, but, in the absence of the Secretary, the chairman of the meeting may appoint any other person to act as secretary of the meeting.

     SECTION 1.7  Voting.

     Except as otherwise provided by law or in the Certificate of Incorporation or these Restated Bylaws, at any meeting duly called and held at which a quorum is present, corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes (assigned under the Certificate of Incorporation to the shares of the Corporation represented in person or by proxy at the meeting and entitled to vote) cast by the stockholders entitled to vote and present in person or represented by proxy at the meeting; provided, however, that where a separate vote of a class or classes is required, corporate action to be taken by such class or classes shall be authorized by a majority of the votes (assigned under the Certificate of Incorporation to the shares of the Corporation represented in person or by proxy at the meeting and entitled to vote) cast by such class or classes. Directors shall be elected at each annual meeting of stockholders by a plurality of the votes (assigned under the Certificate of Incorporation to the shares of the Corporation represented in person or by proxy at the meeting and entitled to vote) cast by the stockholders entitled to vote and present in person or represented by proxy at the meeting.

     SECTION 1.8  Action by Stockholders Without Meeting.

     Provided such action has been approved by the Board, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without a vote, if a consent in writing, setting forth the action so taken, shall (a) be signed by the holders of outstanding stock having not fewer than the minimum number of votes assigned under the Certificate of Incorporation to the shares of the Corporation that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting and (b) be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the records of proceedings of meetings of stockholders. Delivery made to the Corporation's registered office shall be by hand, by verified facsimile, by nationally recognized courier or by certified mail or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless written consents signed by the requisite number of stockholders entitled to vote with respect to the subject matter thereof are delivered to the Corporation, in the manner required by this Section 1.8, within 60 (or the maximum number permitted by applicable law) days of the earliest dated consent delivered to the Corporation in the manner required by this Section 1.8. The validity of any consent executed by a proxy for a stockholder pursuant to a telegram, cablegram or other means of
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electronic transmission transmitted to such proxy holder by or upon the authorization of the stockholder shall be determined by or at the direction of the Secretary. A written record of the information upon which the person making such determination relied shall be made and kept in the records of the proceedings of the stockholders. Prompt notice of the effectiveness of such action shall also be given to those stockholders who did not consent in writing.

     SECTION 1.9  Proxy Representation.

     Each stockholder entitled to vote at any meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person to act for him, her or it by proxy. No proxy shall be valid after three years from its date, unless it provides otherwise. Such authorization may be accomplished by the stockholder or such stockholder's authorized officer, director, employee or agent (a) executing a writing or causing his or her signature to be affixed to such writing by any reasonable means, including facsimile signature, or (b) transmitting or authorizing the transmission of a telegram, cablegram or other electronic transmission to the intended holder of the proxy or to a proxy solicitation firm, proxy support service or similar agent duly authorized by the intended proxy holder to receive such transmission; provided, that any such telegram, cablegram or other electronic transmission must either set forth or be accompanied by information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission by which a stockholder has authorized another person to act as proxy for such stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

     SECTION 1.10  Business for Stockholders' Meetings.

     (a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by a stockholder of the Corporation who is a stockholder of record at the time of giving of the notice provided for in this Section 1.10, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 1.10. For business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) above, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the anniversary of the preceding year's annual meeting; provided, however, that if the date of the meeting is changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be received no later than the close of business on the earlier of the 7th day following the date on which notice of the date of the meeting was mailed or a public announcement of the meeting was made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Corporation's books of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made,
(c) the class and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made, in such business. Notwithstanding anything in this Section 1.10 to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 1.10. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that (x) a proposal does not constitute proper business to be transacted at the meeting or (y) business was properly brought before the meeting in accordance with the procedures prescribed by these Restated Bylaws, and if (s)he should so determine, (s)he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 1.10, a stockholder also shall comply with all
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

applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, with respect to the matters set forth in this Section 1.10.

     (b) At any special meeting of stockholders, only such business as is specified in the notice of such special meeting given by or at the direction of the person or persons calling such meeting, in accordance with Section 1.3 hereof, shall come before such meeting.

     (c) Any written notice required to be delivered by a stockholder to the Corporation pursuant to these Restated Bylaws must be given, either by personal delivery, by verified facsimile, by nationally recognized courier or by registered or certified mail, postage prepaid, to the Secretary at the Corporation's principal executive offices. Any such stockholder notice shall set forth (i) the name and address of the stockholder proposing such business; (ii) a representation that the stockholder is entitled to vote at such meeting and a statement of the number of shares of the Corporation that are beneficially owned by the stockholder; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and (iv) as to each matter the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the language of the proposal (if appropriate), and any material interest of the stockholder in such business.

                                   ARTICLE II

                               BOARD OF DIRECTORS

     SECTION 2.1  Number and Term of Office.

     The business, property, and affairs of the Corporation shall be managed by or under the direction of the Board of the Corporation. The number of directors constituting the entire Board shall be not less than one (1) nor more than twelve (12) as fixed from time to time by vote of a majority of the entire Board; provided, however, that no decrease in the number of directors may shorten the term of any incumbent director. Unless a director resigns or is removed, he or she shall hold office until the next annual meeting of stockholders or until his or her successor is elected, whichever is later.

     SECTION 2.2  Nomination and Election.

     (a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations for the election of Directors may be made by the Board or by a nominating committee of the Board or by any stockholder of record entitled to vote for the election of directors at such meeting; provided, however, that a stockholder may nominate persons for election as directors only if written notice (in accordance with
Section 1.10(c) hereof) of such stockholder's intention to make such nominations is received by the Secretary not later than (i) with respect to an election to be held at an annual meeting of the stockholders, 60 days prior to the date specified in Section 1.1 hereof for such annual meeting (or if less than 40 days' notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders, not later than the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made) and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh business day following the date on which notice of such meeting is first given to stockholders. Any such stockholder's notice shall set forth (a) the name and address of the stockholder who intends to make a nomination; (b) a representation that the stockholder is entitled to vote at such meeting and a statement of the number of shares of the corporation that are beneficially owned by the stockholder; (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) as to each person the stockholder proposes to nominate for election or re-election as a director, the name and address of such person and such other information regarding such nominee as would be required in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such nominee been nominated by the Board, and a description of any arrangements or understandings between the stockholder and such nominee and any other persons (including their names) pursuant to which the nomination is to be made;
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

and (e) the consent of each such nominee to serve as a director if elected. If the facts warrant, the Board, or the chairman of a stockholders' meeting at which directors are to be elected, shall determine and declare that a nomination was not made in accordance with the foregoing procedure and, if it is so determined, the defective nomination shall be disregarded. The right of stockholders to make nominations pursuant to the foregoing procedure is subject to the rights of the holders of any class or series of stock having a preference over the Corporation's common stock as to dividends or upon liquidation. The procedures set forth in this Section 2.2 for nomination for the election of directors by stockholders are in addition to, and not in limitation of, any procedures now in effect or hereafter adopted by or at the direction of the Board or any committee thereof.

     (b) At each election of directors, the persons receiving the greatest number of votes (as assigned under the Certificate of Incorporation to the shares of the Corporation represented in person or by proxy at the meeting and entitled to vote), up to the number of directors to be elected, shall be the directors.

     SECTION 2.3  Chairman and Vice Chairman of the Board.

     The directors may elect a Chairman and a Vice Chairman of the Board who shall be subject to the control of and may be removed by the Board. The Chairman shall be an executive officer as provided in Section 4.1; the Vice Chairman, if elected, shall have such powers and duties as the Board may assign to him or her.

     SECTION 2.4  Meetings.

     Regular meetings of the Board of Directors may be held with notice at such time and place as shall from time to time be determined by the Board. Special meetings of the Board shall be held at such time and place as shall be designated in the notice of the meeting whenever called by the Chairman, the Chief Executive Officer (if a director), the President (if a director) or by a majority of the directors then in office.

     SECTION 2.5  Notice of Meetings.

     The Secretary, or in his or her absence any other officer of the Corporation, shall give each director notice of the time and place of holding of meetings of the Board (i) in writing by mail at least seven days before the meeting, (ii) in writing by verified facsimile, nationally recognized courier or personal service at least one (1) day before the meeting, or (iii) verbally at least one (1) day before the meeting. Unless otherwise stated in the notice thereof, any and all business may be transacted at any meeting without specification of such business in the notice.

     SECTION 2.6  Quorum and Organization of Meetings.

     A majority of the total number of members of the Board as constituted from time to time shall constitute a quorum for the transaction of business or, if vacancies exist on the Board, a majority of the total number of directors then serving on the Board provided that such number may be not less than one-third of the total number of directors fixed in the manner provided by these Restated Bylaws. If at any meeting of the Board (whether or not adjourned from a previous meeting) there shall be less than a quorum present, a majority of those present may adjourn the meeting to another time and place, and the meeting may be held as adjourned without further notice or waiver. Except as otherwise provided by law or in the Certificate of Incorporation or these Restated Bylaws, a majority of the directors present at any meeting at which a quorum is present may decide any question brought before such meeting. Meetings shall be presided over by the Chairman, or in his or her absence, by the Chief Executive Officer, the President, or such other person as the directors may select. The Secretary of the Corporation shall act as secretary of the meeting, but in his or her absence, the chairman of the meeting may appoint any person to act as secretary of the meeting. A director of the Corporation present at a Board or committee meeting at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his or her dissent is entered in the minutes of the meeting, or unless such director files a written dissent to such action with the person acting as the secretary of the meeting before the adjournment

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

thereof, or forwards such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. A director who voted in favor of such action may not dissent.

     SECTION 2.7  Committees.

     The Board may by resolution designate one or more committees, each committee to consist of one or more of the directors of the Corporation; provided, however, that persons who are not directors of the Corporation may also be members of such committees to the extent provided in the resolution of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution approved by every member of the Board and permitted by law, shall have and may exercise all the powers and authority of the Board in the management of the business, property, and affairs of the Corporation. Each committee of the Board may fix its own rules and procedures. Notice of meetings of committees, other than of regular meetings provided for by the rules, shall be given to committee members in a manner prescribed by such committee's rules or, if not so prescribed, in a manner permitted for delivery of notices of meetings of the Board. All action taken by committees shall be recorded in minutes of the meetings.

     SECTION 2.8  Action Without Meeting.

     Nothing contained in these Restated Bylaws shall be deemed to restrict the right of members of the Board or any committee designated by the Board to take any action required or permitted to be taken by them without a meeting, if all the members of the Board or committee, as the case may be, consent in writing to the adoption, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

     SECTION 2.9  Telephone Meetings.

     Nothing contained in these Restated Bylaws shall be deemed to restrict the power of members of the Board, or any committee designated by the Board, to participate in a meeting of the Board, or a committee thereof, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

                                  ARTICLE III

                                    OFFICERS

     SECTION 3.1  Number, Election and Term.

     Officers of the Corporation shall be a President, Secretary and an Assistant Secretary. The Board shall elect Officers at its first meeting, and at each regular annual meeting of the Board thereafter. Each Officer shall hold office until the next succeeding annual meeting of the Directors and until his successor shall be elected and qualified. Any one person may hold more than one office if it is deemed advisable by the Board.

     SECTION 3.2  Additional Officers and Agents.

     The Board may elect or appoint such other officers (including a Chairman of the Board, a Chief Executive Officer, one or more Vice Presidents, a Treasurer, Controller and one or more Assistant Treasurers and Assistant Secretaries) as it may deem necessary or desirable. Each officer shall hold office for such term as may be prescribed by the Board from time to time.

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

                                   ARTICLE IV

                               DUTIES OF OFFICERS

     SECTION 4.1  Chairman of the Board.

     The Chairman of the Board shall be an officer of the corporation responsible for guiding the strategic development of the Corporation and shall perform such other duties as shall be assigned to him or her by the Board from time to time. The Chairman of the Board shall preside over meetings of the Board and stockholders unless another officer is appointed or designated by the Board as chairman of such meeting. In the event of the death of the Chief Executive Officer or his or her inability to act, the Chairman of the Board shall perform the duties of the Chief Executive Officer, except as may be limited by resolution of the Board, with all the powers of and subject to all the restrictions on the Chief Executive Officer.

     SECTION 4.2  Chief Executive Officer.

     The Chief Executive Officer of the Corporation shall have general supervision of the business, affairs and property of the Corporation, and over its several officers. In general, the Chief Executive Officer shall have all authority incident to the office of Chief Executive Officer and shall have such other authority and perform such other duties as may from time to time be assigned by the Board or by any duly authorized committee of directors. The Chief Executive Officer shall have the power to fix the compensation of elected officers whose compensation is not fixed by the Board or a committee thereof and also to engage, discharge, determine the duties and fix the compensation of all employees and agents of the Corporation necessary or proper for the transaction of the business of the Corporation. If the Chief Executive Officer is not also the Chairman of the Board, then the Chief Executive Officer shall report to the Chairman of the Board. The Chief Executive Officer shall, unless a Chairman of the Board has been elected and is present, preside at meetings of the stockholders and the Board.

     SECTION 4.3  President.

     The President shall have general supervision of the operations of the Corporation. In general, but subject to any contractual restriction, the President shall have all authority incident to the office of President and shall have such other authority and perform such other duties as may from time to time be assigned by the Board or by any duly authorized committee of directors or by the Chairman of the Board. The President shall, at the request or in the absence or disability of the Chairman of the Board, or the Chief Executive Officer, or if no Chairman of the Board or Chief Executive Officer has been appointed by the Board, perform the duties and exercise the powers of such officer or officers.

     SECTION 4.4  Vice Presidents.

     Each vice president shall have such powers and duties as the Board, the Chief Executive Officer or the President assigns to him or her.

     SECTION 4.5  Secretary.

     The Secretary shall be the secretary of, and keep the minutes of, all meetings of the Board and the stockholders, and shall have such other powers and duties as the Board or the President assigns to him or her. In the absence of the Secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the chairman of the meeting.

     SECTION 4.6  Treasurer.

     The Treasurer of the Corporation shall be in charge of the Corporation's books and accounts. Subject to the control of the Board, the Treasurer shall have such other powers and duties as the Board, the Chief Executive Officer or the President assigns to him or her.

     SECTION 4.7  General Counsel.

     The General Counsel of the Corporation shall act as the chief legal officer of the Corporation, and shall assist the Secretary in all duties of the office of Secretary. In the case of absence, disability or death

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

of the Secretary, the General Counsel shall perform and be vested with all the duties and powers of the Secretary until the Secretary shall have resumed such duties or the Secretary's successor is elected.

                                   ARTICLE V

                     RESIGNATIONS, REMOVALS, AND VACANCIES

     SECTION 5.1  Resignations.

     Any director or officer of the Corporation, or any member of any committee, may resign at any time by giving written notice to the Board, the Chairman of the Board, the Chief Executive Officer, the President, or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if the time be not specified therein, then upon receipt thereof. The acceptance of such resignation shall not be necessary to make it effective.

     SECTION 5.2  Removals.

     Any officer elected by the Board may be removed by the Board whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. The Board may remove with or without cause any member of any committee and may, with or without cause, disband any committee. Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the votes entitled at the time to vote at an election of directors.

     SECTION 5.3  Vacancies.

     Except as otherwise set forth in this paragraph, any vacancy in the office of any director or officer through death, resignation, removal, disqualification, or other cause, and any additional directorship resulting from increase in the number of directors, shall be filled at any time by a majority of the directors then in office (even though less than a quorum remains) and the person so chosen shall hold office until his or her successor shall have been elected and qualified; or, if the person so chosen is a director elected to fill a vacancy, such person shall hold office for the unexpired term of his or her predecessor.

                                   ARTICLE VI

                                 CAPITAL STOCK

     SECTION 6.1  Stock Certificates.

     The certificates for shares of the capital stock of the Corporation shall be in such form as shall be prescribed by law and approved, from time to time, by the Board. Each certificate shall be signed by the Chairman of the Board, the Chief Executive Officer or the President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation. Any and all signatures on any such certificates may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

     SECTION 6.2  Transfer of Shares.

     Upon compliance with provisions restricting the transfer or registration of transfer of shares of capital stock, if any, shares of the capital stock of the Corporation may be transferred on the books of the Corporation only by the holder of such shares or by his or her duly authorized attorney, upon the surrender to the Corporation or its transfer agent of the certificate representing such stock properly endorsed and the payment of taxes due thereon.

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     SECTION 6.3  Fixing Record Date.

     In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which, unless otherwise provided by law, shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.

     SECTION 6.4  Lost Certificates.

     The Board or any transfer agent of the Corporation may direct one or more new certificate(s) representing stock of the Corporation to be issued in place of any certificate or certificates theretofore issued by the Corporation, alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board (or any transfer agent of the Corporation authorized to do so by a resolution of the Board) may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to give the Corporation a bond in such sum as the Board (or any transfer agent so authorized) shall direct to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificates, and such requirement may be general or confined to specific instances.

     SECTION 6.5  Regulations.

     The Board shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer, registration, cancellation, and replacement of certificates representing stock of the Corporation.

                                  ARTICLE VII

                                 MISCELLANEOUS

     SECTION 7.1  Corporate Seal.

     There shall be no corporate seal.

     SECTION 7.2  Fiscal Year.

     The fiscal year of the Corporation shall be determined by resolution of the Board.

     SECTION 7.3  Notices and Waivers Thereof.

     Whenever any notice is required by law, the Certificate of Incorporation, or these Restated Bylaws to be given to any stockholder, director, or officer, such notice, except as otherwise provided by law, may be given personally or by mail, verified facsimile or nationally recognized courier, addressed to such address as appears on the books of the Corporation. Any notice given by verified facsimile or nationally recognized courier shall be deemed to have been given when it shall have been transmitted or delivered for transmission (with the delivery receipt or, with respect to a facsimile, the answer back being deemed conclusive, but not exclusive, evidence of such delivery) and any notice given by mail shall be deemed to have been given when it shall have been deposited in the United States mail with postage thereon prepaid.

     Whenever any notice is required to be given by law, the Certificate of Incorporation, or these Restated Bylaws, a written waiver thereof, signed by the person entitled to such notice, whether before or after the meeting or the time stated therein, shall be deemed equivalent in all respects to such notice to the full extent permitted by law. The attendance of a stockholder or a director at a meeting shall constitute a waiver of notice of such meeting, except when a stockholder or a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened and makes such objection known at the beginning of the meeting.

     SECTION 7.4  Stock of Other Corporations or Other Interests.

     Unless otherwise ordered by the Board, the Chairman of the Board, the Chief Executive Officer and the President, and such attorneys or agents of the Corporation as may from time to time be authorized by the Board, the Chairman of the Board, the Chief Executive Officer or the President shall have full power and authority on behalf of this Corporation to attend and to act and vote in person or by proxy at any meeting of the holders of securities of any corporation or other entity in which this Corporation may own or hold shares or other securities, and at such meetings shall possess and may exercise all the rights and powers incident to the ownership of such shares or other securities which this Corporation, as the owner or holder thereof, might have possessed and exercised if present. The Chairman of the Board, the Chief Executive Officer and President, or such authorized attorneys or agents, may also execute and deliver on behalf of this Corporation powers of attorney, proxies, consents, waivers, and other instruments relating to the shares or securities owned or held by this Corporation.

     SECTION 7.5  Access to Information.

     Notwithstanding any right to the contrary contained in any agreement between the Corporation and any stockholder of the Corporation, no stockholder of the Corporation will be entitled to access to any defense articles, technical data or defense services as defined in the International Traffic in Arms Regulations (22 CFR 120-130) unless written approval is first granted by the Office of Defense Trade Controls of the U.S. Department of State or to other information having distribution restrictions under other U.S. export laws, unless such access is first approved by the applicable government agency.

                                  ARTICLE VIII

                                   AMENDMENTS

     The Board shall have the power to adopt, amend, or repeal bylaws except as otherwise provided by law or the Certificate of Incorporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 10 of New ICO's Certificate of Incorporation, as amended, requires indemnification of current or former directors of New ICO to the fullest extent not prohibited by the Delaware General Corporation Law. The Delaware General Corporation Law permits or requires indemnification of directors and officers in certain circumstances. The effects of the indemnification provisions are as follows:

          (a) The indemnification provisions grant a right of indemnification in respect of any proceeding (other than an action by or in the right of New
     ICO), if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of New ICO, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or plea of nolo contendere, or its equivalent, is not, of itself, determinative that the person did not meet the required standards of conduct.

          (b) The indemnification provisions grant a right of indemnification in respect of any proceeding by or in the right of New ICO against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of New ICO, expect that no right of indemnification will be granted if the person is adjudged to be liable to ITGL.

          (c) Every person who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because of the person's status as a director or officer is entitled to indemnification as a matter of right.

          (d) Because the limits of permissible indemnification under Delaware law are not clearly defined, the indemnification provisions may provide indemnification broader than that described in (a) and (b).

          (e) New ICO may advance to a director or officer the expenses incurred in defending any proceeding in advance of its final disposition if the director or officer affirms in writing in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in
     (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

          2.1 Agreement and Plan of Merger dated as of August 11, 2000 between ICO-Teledesic Global Limited and New ICO Global
                  Communications (Holdings) Limited (included in the Joint
                  Proxy Statement/Prospectus as Appendix A).
          2.2     Agreement and Plan of Merger dated as of May 12, 2000 among
                  New Satco Holdings, Inc., New Satco Holdings Merger Sub,
                  Inc. and Teledesic Corporation (included in the Joint Proxy
                  Statement/Prospectus as Appendix B).
          2.3 First Amendment to Agreement and Plan of Merger dated as of August 11, 2000 among ICO-Teledesic Global Limited (formerly
                  New Satco Holdings, Inc.), New Satco Holdings Merger Sub,
                  Inc. and Teledesic Corporation (included in the Joint Proxy
                  Statement/Prospectus as Appendix C).
          3.1     Restated Certificate of Incorporation of New ICO Global
                  Communications (Holdings) Limited (included in the Joint
                  Proxy Statement/Prospectus as Appendix H).
          3.3 Restated Bylaws of ICO-Teledesic Global Limited (included in the Joint Proxy Statement/Prospectus as Appendix I).

          4.1     Certificate of Designation, Preferences and Relative,
                  Participating, Optional and Other Special Rights of Series A
                  5% Cumulative Convertible Redeemable Preferred Stock and
                  Series B 5% Cumulative Convertible Redeemable Preferred
                  Stock and Qualifications, Limitations and Restrictions thereof (included in the Joint Proxy Statement/Prospectus as Appendix G).
          4.2     Form of Warrant granted to William H. Gates III and Craig O.
                  McCaw on December 6, 1996.
          4.3     Warrant Certificate for Class C Common Stock issued to
                  Motorola International Development Corporation on June 30,
                  1999.*
          4.4     ICO-Teledesic Global Limited Stockholders Agreement as of
                  June 19, 2000.
          4.5     Specimen Stock Certificate of New ICO Class A Common Stock.*
          4.6     Specimen Stock Certificate of New ICO Class B Common Stock.*
          5.1 Opinion of Davis Wright Tremaine LLP as to the legality of the securities being registered.*
          8.1 Form of Opinion of Davis Wright Tremaine LLP regarding tax consequences of the New ICO Merger.*
          8.2 Form of Opinion of Cadwalader Wickersham & Taft regarding tax consequences of the New ICO Merger.*
          8.3 Form of Opinion of Davis Wright Tremaine LLP regarding the tax consequences of the Teledesic Merger.*
          8.4 Form of Opinion of Jones, Day, Reavis & Pogue regarding tax consequences of the Teledesic Merger.*
         10.1     Amended and Restated Lease Agreement, dated as of July 1,
                  1998, between Principal Mutual Life Insurance Company and
                  Teledesic LLC.
         10.2 Business Loan Agreement, dated June 19, 1998, between Bank of America NT & SA dba Seafirst Bank and Teledesic LLC, as amended by First Amendment dated August 4, 1998 and Second
                  Amendment, dated January 27, 1999.
         10.3     Letter Agreement between Teledesic Corporation and William
                  Owens.
         10.4 Employee Agreement and Proprietary Information Agreement between W. Russell Daggatt and Calling Communications
                  Corporation (predecessor corporation to Teledesic
                  Corporation), dated as of October 29, 1993.
         10.5     Form of Teledesic Corporation Team Member Agreement and
                  Proprietary Information Agreement.
         10.6     Contract between Eagle River Investments LLC and Russell
                  Daggatt, dated as of October 31, 1999.
         10.7     New ICO Global Communications (Holdings) Limited 2000 Stock
                  Incentive Plan.
         10.7.1   Form of Stock Option Agreement.
         10.8     Teledesic Corporation Restated 1994 Stock Option/Stock
                  Issuance Plan.
         10.8.1   Form of Stock Option Agreement.
         10.8.2   Form of Stock Purchase Agreement.
         10.9     Teledesic Corporation Layoff Benefit Policy for Teledesic
                  Employees.*
         10.10    Credit Agreement dated May 12, 2000 between New Satco
                  Holdings, Inc. and Teledesic LLC.
         21.1     Subsidiaries of ICO-Teledesic Global Limited.
         21.2     Subsidiaries of New ICO Global Communications (Holdings)
                  Limited.
         23.1     Consent of Davis Wright Tremaine LLP (included in Exhibit
                  5.1).
         23.2     Consent of Lehman Brothers.*
         23.3     Consent of Jefferies & Company, Inc.*
         23.4     Consent of Cadwalader Wickersham & Taft.*
         23.5     Consent of Jones, Day, Reavis & Pogue.*
         23.6     Consent of Arthur Andersen LLP.
         23.7     Consent of PriceWaterhouseCoopers, LLP.
         24.1 Powers of Attorney (included on page II-5 of the Registration Statement).

         99.1     Fairness Opinion of Lehman Brothers regarding the Teledesic
                  Merger (included in the Joint Proxy Statement/Prospectus as
                  Appendix D).
         99.2     Fairness Opinion of Jefferies & Company, Inc. regarding the
                  New ICO Merger (included in the Joint Proxy
                  Statement/Prospectus as Appendix E).
         99.3     Form of Proxy of ICO-Teledesic Global Limited.
         99.4     Form of Proxy of New ICO Global Communications (Holdings)
                  Limited.
         99.5     Form of Proxy of Teledesic Corporation.

---------------

*  to be filed by amendment.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (e) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Seattle, Washington, on September
            , 2000.

                                          ICO-TELEDESIC GLOBAL LIMITED

                                          By:        /s/ GREG CLARKE
                                            ------------------------------------
                                                        Greg Clarke
                                                  Chief Executive Officer

                                          NEW ICO GLOBAL COMMUNICATIONS
                                          (HOLDINGS) INC.

                                          By:    /s/ W. RUSSELL DAGGATT
                                            ------------------------------------
                                                     W. Russell Daggatt
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dennis M. Weibling, and C. James Judson his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sing any amendments (whether pre-effective or post-effective) to this registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, May do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the
capacities indicated on September   , 2000.

                          ICO-TELEDESIC GLOBAL LIMITED

                      SIGNATURE                                                  TITLE
                      ---------                                                  -----

/s/ GREG CLARKE                                                   Chief Executive Officer (Principal
-----------------------------------------------------                     Executive Officer)
Greg Clarke

/s/ LARRY FROEBER                                                 Controller (Principal Financial and
-----------------------------------------------------                     Accounting Officer)
Larry Froeber

/s/ CRAIG O. MCCAW                                                             Chairman
-----------------------------------------------------
Craig O. McCaw

                      SIGNATURE                                                  TITLE
                      ---------                                                  -----
/s/ GREG CLARKE                                                                Director
-----------------------------------------------------
Greg Clarke

/s/ W. RUSSELL DAGGATT                                                         Director
-----------------------------------------------------
W. Russell Daggatt

/s/ BRIAN FINN                                                                 Director
-----------------------------------------------------
Brian Finn

/s/ SAM GINN                                                                   Director
-----------------------------------------------------
Sam Ginn

/s/ MICHAEL LARSON                                                             Director
-----------------------------------------------------
Michael Larson

/s/ WILLIAM A. OWENS                                                           Director
-----------------------------------------------------
William A. Owens

/s/ GEORGE TAMKE                                                               Director
-----------------------------------------------------
George Tamke

/s/ DENNIS WEIBLING                                                            Director
-----------------------------------------------------
Dennis Weibling

                NEW ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

                      SIGNATURE                                                  TITLE
                      ---------                                                  -----

/s/ W. RUSSELL DAGGATT                                            Chief Executive Officer (Principal
-----------------------------------------------------                     Executive Officer)
W. Russell Daggatt

/s/ LARRY FROEBER                                                 Controller (Principal Financial and
-----------------------------------------------------                     Accounting Officer)
Larry Froeber

/s/ CRAIG O. MCCAW                                                             Chairman
-----------------------------------------------------
Craig O. McCaw

/s/ W. RUSSELL DAGGATT                                                         Director
-----------------------------------------------------
W. Russell Daggatt

/s/ STEVEN W. HOOPER                                                           Director
-----------------------------------------------------
Steven W. Hooper

/s/ NICOLAS KAUSER                                                             Director
-----------------------------------------------------
Nicolas Kauser

/s/ WAYNE PERRY                                                                Director
-----------------------------------------------------
Wayne Perry

/s/ DENNIS M. WEIBLING                                                         Director
-----------------------------------------------------
Dennis M. Weibling

/s/ C. SCOTT BARTLETT, JR.                                                     Director
-----------------------------------------------------
C. Scott Bartlett, Jr.

/s/ DONNA ALDERMAN                                                             Director
-----------------------------------------------------
Donna Alderman

/s/ CHARLES M. SKIBO                                                           Director
-----------------------------------------------------
Charles M. Skibo

                                 EXHIBIT INDEX

     2.1 Agreement and Plan of Merger dated as of August 11, 2000 between ICO-Teledesic Global Limited and New ICO Global
              Communications (Holdings) Limited (included in the Joint
              Proxy Statement/Prospectus as Appendix A).

     2.2      Agreement and Plan of Merger dated as of May 12, 2000 among
              New Satco Holdings, Inc., New Satco Holdings Merger Sub,
              Inc. and Teledesic Corporation (included in the Joint Proxy
              Statement/Prospectus as Appendix B).
     2.3 First Amendment to Agreement and Plan of Merger dated as of August 11, 2000 among ICO-Teledesic Global Limited (formerly
              New Satco Holdings, Inc., New Satco Holdings Merger Sub,
              Inc. and Teledesic Corporation) (Included in the Joint Proxy
              Statement/ Prospectus as Appendix C).
     3.1      Restated Certificate of Incorporation of New ICO Global
              Communications (Holdings) Limited (included in the Joint
              Proxy Statement/Prospectus as Appendix H).
     3.3 Restated Bylaws of ICO-Teledesic Global Limited (included in the Joint Proxy Statement/ Prospectus as Appendix I).
     4.1      Certificate of Designation, Preferences and Relative,
              Participating, Optional and Other Special Rights of Series A
              5% Cumulative Convertible Redeemable Preferred Stock and
              Series B 5% Cumulative Convertible Redeemable Preferred
              Stock and Qualifications, Limitations and Restrictions thereof (included in the Joint Proxy Statement/Prospectus as Appendix G).
     4.2      Form of Warrant granted to William H. Gates III and Craig O.
              McCaw on December 6, 1996.
     4.3      Warrant Certificate for Class C Common Stock issued to
              Motorola International Development Corporation on June 30,
              1999.*
     4.4      ICO-Teledesic Global Limited Stockholders Agreement as of
              June 19, 2000.
     4.5      Specimen Stock Certificate of New ICO Class A Common Stock.*
     4.6      Specimen Stock Certificate of New ICO Class B Common Stock.*
     5.1 Opinion of Davis Wright Tremaine LLP as to the legality of the securities being registered.*
     8.1 Form of Opinion of Davis Wright Tremaine LLP regarding tax consequences of the New ICO Merger.*
     8.2 Form of Opinion of Cadwalader Wickersham & Taft regarding tax consequences of the New ICO Merger.*
     8.3 Form of Opinion of Davis Wright Tremaine LLP regarding the tax consequences of the Teledesic Merger.*
     8.4 Form of Opinion of Jones, Day, Reavis & Pogue regarding tax consequences of the Teledesic Merger.*
    10.1      Amended and Restated Lease Agreement, dated as of July 1,
              1998, between Principal Mutual Life Insurance Company and
              Teledesic LLC.
    10.2 Business Loan Agreement, dated June 19, 1998, between Bank of America NT & SA dba Seafirst Bank and Teledesic LLC, as amended by First Amendment dated August 4, 1998 and Second
              Amendment, dated January 27, 1999.
    10.3      Letter Agreement between Teledesic Corporation and William
              Owens.
    10.4 Employee Agreement and Proprietary Information Agreement between W. Russell Daggatt and Calling Communications
              Corporation (predecessor corporation to Teledesic
              Corporation), dated as of October 29, 1993.

    10.5      Form of Teledesic Corporation Team Member Agreement and
              Proprietary Information Agreement.
    10.6      Contract between Eagle River Investments LLC and Russell
              Daggatt, dated as of October 31, 1999.
    10.7      New ICO Global Communications (Holdings) Limited 2000 Stock
              Incentive Plan.
    10.7.1    Form of Stock Option Agreement.
    10.8      Teledesic Corporation Restated 1994 Stock Option/Stock
              Issuance Plan.
    10.8.1    Form of Stock Option Agreement.
    10.8.2    Form of Stock Purchase Agreement.
    10.9      Teledesic Corporation Layoff Benefit Policy for Teledesic
              Employees.*
    10.10     Credit Agreement dated May 12, 2000 between New Satco
              Holdings, Inc. and Teledesic LLC.
    21.1      Subsidiaries of ICO-Teledesic Global Limited.
    21.2      Subsidiaries of New ICO Global Communications (Holdings)
              Limited.
    23.1      Consent of Davis Wright Tremaine LLP (included in Exhibit
              5.1).
    23.2      Consent of Lehman Brothers.*
    23.3      Consent of Jefferies & Company, Inc.*
    23.4      Consent of Cadwalader Wickersham & Taft.*
    23.5      Consent of Jones, Day, Reavis & Pogue.*
    23.6      Consent of Arthur Andersen LLP.
    23.7      Consent of PriceWaterhouseCoopers, LLP.
    24.1 Powers of Attorney (included on page II-5 of the Registration Statement.
    99.1      Fairness Opinion of Lehman Brothers regarding the Teledesic
              Merger (included in the Joint Proxy Statement/Prospectus as
              Appendix D).
    99.2      Fairness Opinion of Jefferies & Company, Inc. regarding the
              New ICO Merger (included in the Joint Proxy
              Statement/Prospectus as Appendix E).
    99.3      Form of Proxy of ICO-Teledesic Global Limited.
    99.4      Form of Proxy of New ICO Global Communications (Holdings)
              Limited.
    99.5      Form of Proxy of Teledesic Corporation.

---------------

*  to be filed by amendment.